FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206847-07

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated October 3, 2017,
may be amended or completed prior to time of sale.

$869,176,000 (Approximate)

Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34
(Central Index Key Number 0001715846)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

KeyBank National Association
(Central Index Key Number 0001089877)

Starwood Mortgage Funding III LLC
(Central Index Key Number 0001682532)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C34

Banc of America Merrill Lynch Commercial Mortgage Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2017-C34 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates and the VRR Interest listed under “Summary of Certificates and VRR Interest”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates and the VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the VRR Interest will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in November 2017. The rated final distribution date for the certificates is the distribution date in November 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$25,285,000%		(5)	May 2022
Class A-2	$47,024,000%		(5)	May 2022
Class A-SB	$61,577,000%		(5)	June 2027
Class A-3	$200,000,000%		(5)	August 2027
Class A-4	$363,447,000%		(5)	September 2027
Class X-A	$697,333,000(6)%		Variable(7)	September 2027
Class X-B	$171,843,000 (6)%		Variable(7)	October 2027
Class A-S	$77,205,000%		(5)	October 2027
Class B	$48,564,000%		(5)	October 2027
Class C	$46,074,000%		(5)	October 2027

(Explanatory notes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 41 of this prospectus.

None of the certificates, the VRR Interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the VRR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Banc of America Merrill Lynch Commercial Mortgage Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act (as defined in this prospectus) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The offered certificates will be offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc. and Drexel Hamilton, LLC, the underwriters, when as and if issued by the issuing entity and delivered to and accepted by the underwriters, and subject to each underwriter’s right to reject any order in whole or in part. The underwriters will purchase the offered certificates from Banc of America Merrill Lynch Commercial Mortgage Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to approximately 74.4% of each class of offered certificates, and Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 25.6% of each class of offered certificates. KeyBanc Capital Markets Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 19, 2017. Banc of America Merrill Lynch Commercial Mortgage Inc. expects to receive from this offering approximately      % of the aggregate certificate balance of the offered certificates plus accrued interest from October 1, 2017, before deducting expenses payable by the depositor.

BofA Merrill Lynch	Morgan Stanley
KeyBanc Capital Markets	Drexel Hamilton

October     , 2017

MSBAM 2017-C34

Commercial Mortgage Pass-Through Certificates, Series 2017-C34

Geographic Overview of Mortgage Pool

Washington
5 properties
$22,432,037
2.1% of total
Wyoming
1 property
$266,194
0.0% of total
Kansas
16 properties
$39,946,846
3.8% of total
Minnesota
5 properties
$3,930,160
0.4% of total
Illinois
27 properties
$59,126,632
5.6% of total
Wisconsin
1 property
$229,380
0.0% of total
Indiana
5 properties
$1,761,413
0.2% of total
Michigan
5 properties
$45,705,484
4.4% of total
Pennsylvania
9 properties
$77,589,755
7.4% of total
New York
13 properties
$148,928,633
14.2% of total
Oregon
2 properties
$4,000,059
0.4% of total
Ohio
3 properties
$1,093,095
0.1% of total
Connecticut
1 property
$240,708
0.0% of total
Nevada
2 properties
$6,581,520
0.6% of total
New Jersey
1 property
$458,760
0.0% of total
California
19 properties
$277,741,471
26.5% of total
Maryland
3 properties
$5,558,247
0.5% of total
Virginia
3 properties
$4,466,282
0.4% of total
Alaska
1 property
$1,372,487
0.1% of total
North Carolina
1 property
$387,964
0.0% of total
Arizona
7 properties
$24,259,355
2.3% of total
Georgia
4 properties
$84,589,884
8.1% of total
Oklahoma
3 properties
$49,849,780
4.8% of total
Texas
24 properties
$71,604,226
6.8% of total
Louisiana
1 property
$44,000,000
4.2% of total
Kentucky
2 properties
$2,663,235
0.3% of total
Florida
11 properties
$52,094,794
5.0% of total
Arkansas
2 properties
$1,743,708
0.2% of total
Tennessee
2 properties
$16,000,000
1.5% of total
% of Cut-Off Date Balance
< 1.5%
1.5% – 8.1%
> 8.1%

Mortgaged Properties by Property Type

Mixed Use 4.8%
Industrial 0.7%
Multifamily 6.5%
Manufactured Housing 0.3%
Self Storage 8.4%
Hospitality 9.5%
Office 44.6%
Retail 25.2%

Summary of Certificates and VRR Interest

Certificate Summary

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$25,285,000		30.000%	%	(5)	May 2022	2.54	1 – 55
Class A-2	$47,024,000		30.000%	%	(5)	May 2022	4.57	55 – 55
Class A-SB	$61,577,000		30.000%	%	(5)	June 2027	7.26	55 – 116
Class A-3	$200,000,000		30.000%	%	(5)	August 2027	9.77	116 – 118
Class A-4	$363,447,000		30.000%	%	(5)	September 2027	9.88	118 – 119
Class X-A	$697,333,000	(6)	N/A	%	Variable(7)	September 2027	N/A	N/A
Class X-B	$171,843,000	(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class A-S	$77,205,000		22.250%	%	(5)	October 2027	9.94	119 – 120
Class B	$48,564,000		17.375%	%	(5)	October 2027	9.99	120 – 120
Class C	$46,074,000		12.750%	%	(5)	October 2027	9.99	120 – 120

Non-Offered Certificates(8)
Class X-D	$56,036,000	(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class X-E	$24,905,000	(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class X-F	$11,207,000	(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class X-G	$34,867,004	(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class D	$56,036,000		7.125%	%	(5)	October 2027	9.99	120 – 120
Class E	$24,905,000		4.625%	%	(5)	October 2027	9.99	120 – 120
Class F	$11,207,000		3.500%	%	(5)	October 2027	9.99	120 – 120
Class G	$34,867,004		0.000%	%	(5)	October 2027	9.99	120 – 120
Class V(9)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively referred to as the “Class X certificates”) may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates (collectively referred to as the “principal balance certificates”) will be one of the following: (i) a fixed rate per annum; (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date; (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates. The notional amount of each class of the Class X-D, Class X-E, Class X-F and Class X-G certificates will be equal to the outstanding certificate balance of the class of principal balance certificates that, with the addition of “X-”, has the same alphabetical designation as the subject class of Class X certificates.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for each class of the Class X-D, Class X-E, Class X-F and Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass through rate of the class of principal balance certificates that, with the addition of “X-”, has the same alphabetical designation as the subject class of Class X certificates For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

(9)	The Class V certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on any mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” in this prospectus.

(10)	The Class R certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

VRR Interest Summary

Non-Offered Eligible Vertical Interest	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(1)	Expected Weighted Average Life (Years)(2)	Expected Principal Window(2)
VRR Interest(3)	$52,431,105.50%		WAC(4)	October 2027	9.29	1 – 120

(1)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(2)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR Interest are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(3)	Not offered by this prospectus. Any information in this prospectus concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in Regulation RR) and is expected to be purchased and retained by the sponsors as described under “Credit Risk Retention”.

(4)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective pass-through rate for the VRR Interest will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

Summary of Certificates and VRR Interest	3
Certificate Summary	3
VRR Interest Summary	4
Important Notice Regarding the Offered Certificates	8
Important Notice About Information Presented in this Prospectus	8
Summary of Terms	13
Risk Factors	41
The Certificates May Not Be a Suitable Investment for You	41
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	41
Risks Related to Market Conditions and Other External Factors	41
Risks Relating to the Mortgage Loans	42
Risks Related to Conflicts of Interest	82
Other Risks Relating to the Certificates	90
Description of the Mortgage Pool	105
General	105
Certain Calculations and Definitions	105
Mortgage Pool Characteristics	115
Environmental Considerations	126
Redevelopment, Renovation and Expansion	129
Assessment of Property Value and Condition	130
Litigation and Other Considerations	130
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	131
Tenant Issues	132
Use Restrictions	138
Appraised Value	138
Non-Recourse Carveout Limitations	139
Real Estate and Other Tax Considerations	141
Delinquency Information	141
Certain Terms of the Mortgage Loans	142
Exceptions to Underwriting Guidelines	151
Additional Indebtedness	152
The Whole Loans	155
Additional Information	170
Transaction Parties	171
The Sponsors and Mortgage Loan Sellers	171
The Originators	202
The Depositor	202
The Issuing Entity	203
The Trustee	203
The Certificate Administrator	204
The Master Servicer	206
The Special Servicer	210
The Primary Servicer and Affiliated Servicer	214
The Operating Advisor and Asset Representations Reviewer	218
Credit Risk Retention	218
General	218
Qualifying CRE Loans; Required Credit Risk Retention Percentage	219
The VRR Interest	220
Description of the Certificates	221
General	221
Distributions	223
Allocation of Yield Maintenance Charges and Prepayment Premiums	234
Assumed Final Distribution Date; Rated Final Distribution Date	236
Prepayment Interest Shortfalls	236

Subordination; Allocation of Realized Losses	237
Reports to Certificateholders and VRR Interest Owners; Certain Available Information	239
Voting Rights	247
Delivery, Form, Transfer and Denomination	247
Certificateholder Communication	250
List of Certificateholders and VRR Interest Owners	251
Description of the Mortgage Loan Purchase Agreements	251
General	251
Dispute Resolution Provisions	256
Asset Review Obligations	256
Pooling and Servicing Agreement	256
General	256
Assignment of the Mortgage Loans	257
Servicing Standard	257
Subservicing	258
Advances	259
Accounts	262
Withdrawals from the Collection Account	264
Servicing and Other Compensation and Payment of Expenses	266
Maintenance of Insurance	282
Processing and Consent	284
Modifications, Waivers and Amendments	286
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	288
Inspections	288
Collection of Operating Information	289
Special Servicing Transfer Event	289
Asset Status Report	291
Realization Upon Mortgage Loans	293
Sale of Defaulted Loans and REO Properties	295
The Directing Certificateholder	297
The Risk Retention Consultation Party	303
The Operating Advisor	303
The Asset Representations Reviewer	310
Limitation on Liability of Risk Retention Consultation Party	317
Replacement of Special Servicer Without Cause	317
Termination of Master Servicer and Special Servicer for Cause	320
Resignation of the Master Servicer and Special Servicer	322
Limitation on Liability; Indemnification	323
Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA	325
Dispute Resolution Provisions	325
Litigation Control	329
Servicing of the Non-Serviced Mortgage Loans	329
Rating Agency Confirmations	334
Evidence as to Compliance	336
Limitation on Rights of Certificateholders and VRR Interest Owners to Institute a Proceeding	337
Termination; Retirement of Certificates	337
Amendment	338
Resignation and Removal of the Trustee and the Certificate Administrator	339
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	340
Certain Legal Aspects of Mortgage Loans	341
General	341
Types of Mortgage Instruments	342
Leases and Rents	342
Personalty	342
Foreclosure	342
Bankruptcy Laws	346

Environmental Considerations	350
Due-on-Sale and Due-on-Encumbrance Provisions	351
Subordinate Financing	352
Default Interest and Limitations on Prepayments	352
Applicability of Usury Laws	352
Americans with Disabilities Act	352
Servicemembers Civil Relief Act	353
Anti-Money Laundering, Economic Sanctions and Bribery	353
Potential Forfeiture of Assets	353
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	354
Pending Legal Proceedings Involving Transaction Parties	355
Use of Proceeds	355
Yield and Maturity Considerations	355
Yield Considerations	355
Yield on the Certificates with Notional Amounts	358
Weighted Average Life	358
Pre-Tax Yield to Maturity Tables	362
Material Federal Income Tax Considerations	364
General	364
Qualification as a REMIC	365
Status of Offered Certificates	366
Taxation of Regular Interests	367
Taxes That May Be Imposed on a REMIC	371
Taxation of Certain Foreign Investors	372
FATCA	373
Backup Withholding	373
Information Reporting	374
3.8% Medicare Tax on “Net Investment Income”	374
Reporting Requirements	374
Certain State and Local Tax Considerations	374
Method of Distribution (Underwriter)	375
Incorporation of Certain Information by Reference	377
Where You Can Find More Information	377
Financial Information	378
Certain ERISA Considerations	378
General	378
Plan Asset Regulations	378
Administrative Exemptions	379
Insurance Company General Accounts	380
Compliance with ERISA Fiduciary Rule	381
Legal Investment	382
Legal Matters	382
Ratings	382
Index of Defined Terms	384

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1
Annex F:	Definition of “Mortgage File”	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SECURITIES AND EXCHANGE COMMISSION AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS INFORMATION REGARDING THE CERTIFICATES DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and VRR Interest, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to any specified mortgaged property should be construed to refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the MSBAM 2017-C34 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF OFFERED CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN

CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE Financial Services and Markets Act 2000 (“FSMA”)THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO).

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS

SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE INITIAL PURCHASERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34, Commercial Mortgage Pass-Through Certificates, Series 2017-C34.

Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation and a wholly-owned subsidiary of Bank of America, National Association, a national banking association organized under the laws of the United States of America, which is a subsidiary of Bank of America Corporation. The depositor’s address is One Bryant Park, New York, New York 10036 and its telephone number is (980) 388-7451. See “Transaction Parties—The Depositor”.

Issuing Entity	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are (1) Bank of America, National Association, a national banking association, (2) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, (3) KeyBank National Association, a national banking association and (4) Starwood Mortgage Funding III LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The sponsors originated, co-originated or acquired, and will transfer to the depositor, the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Bank of America, National Association(1)	13	$324,656,637	31.0%
Morgan Stanley Mortgage Capital Holdings LLC(2)(3)	12	268,629,068	25.6
KeyBank National Association	11	262,671,757	25.0
Starwood Mortgage Funding III LLC(4)	14	192,664,647	18.4
Total	50	$1,048,622,110	100.0%

(1) The Mall of Louisiana mortgage loan, representing approximately 4.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Citi Real Estate Funding Inc., Barclays Bank PLC and Bank of America, N.A.

(2) The 237 Park Avenue mortgage loan, representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A. and Société Générale.

(3) The Corporate Woods Portfolio mortgage loan, representing approximately 3.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. and Morgan Stanley Bank, N.A.

(4) The Starwood Capital Hotel Portfolio mortgage loan, representing approximately 2.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Bank of America, National Association, Barclays Bank PLC, Deutsche Bank AG, acting through its New York Branch and JPMorgan Chase Bank, National Association.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Originator	Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller, except for the following:

●	The Starwood Capital Hotel Portfolio mortgage loan, representing approximately 2.4% of the initial pool balance, is part of a whole loan that was co-originated by Barclays Bank PLC, Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association and Bank of America, National Association, and is evidenced by one (1) promissory note, note A-15, with an outstanding principal balance of $25,000,000 as of the cut-off date, as to which Starwood Mortgage Funding III LLC is acting as mortgage loan seller. Starwood Mortgage Funding II LLC acquired note A-15 from JPMorgan Chase Bank, National Association, and on or before the closing date will transfer note A-15 to Starwood Mortgage Funding III LLC.

In addition, the following mortgage loans are part of whole loans and were originated by the related originator in conjunction with a third party:

●	The 237 Park Avenue mortgage loan, representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was originated by Morgan Stanley Bank, N.A. in conjunction with Société Générale.

●	The Mall of Louisiana mortgage loan, representing approximately 4.2% of the initial pool balance, was originated by Bank of America, N.A. in conjunction with Citi Real Estate Funding Inc. and Barclays Bank PLC.

●	The Corporate Woods Portfolio mortgage loan, representing approximately 3.8% of the initial pool balance, was originated by Morgan Stanley Bank, N.A. in conjunction with Citi Real Estate Funding Inc.

See “Transaction Parties—The Originators”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will be primarily responsible for the servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) or companion loan (a “non-serviced companion loan”) that is part of a whole loan (a “non-serviced whole loan”) that is serviced under a separate pooling and servicing agreement (see “—The Mortgage Pool—Whole Loans” below)). The principal west coast commercial mortgage master servicing offices of the master servicer are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of the master servicer are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Each non-serviced mortgage loan will be serviced by the servicer under a separate pooling and servicing agreement, which servicer is identified in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans.” In particular, Wells Fargo Bank, National Association, a national banking association, is also (i) expected to be the certificate administrator and the custodian under this pooling and servicing agreement; (ii) the current master servicer, certificate administrator and custodian under the BANK 2017-BNK7 pooling and servicing agreement, pursuant to which the 222 Second Street whole loan and the Mall of Louisiana whole loan are serviced; (iii) the current master servicer, special servicer, certificate administrator and custodian under the MSSG Trust 2017-237P trust and servicing agreement, pursuant to which the 237 Park Avenue whole loan is serviced; (iv) the current master servicer under the CGCMT 2017-P8 pooling and servicing agreement, pursuant to which the 9-19 9th Avenue whole loan, the Corporate Woods Portfolio whole loan and the Visions Hotel Portfolio whole loan are serviced; (v) the current trustee, certificate administrator and custodian under the DBJPM 2017-C6 pooling and servicing agreement, pursuant to which the Starwood Capital Hotel Portfolio whole loan is serviced; and (vi) the current trustee, certificate administrator and custodian under the UBS 2017-C3 pooling and servicing agreement, pursuant to which the Great Valley Commerce Center whole loan is serviced. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Primary Servicer	KeyBank National Association, a national banking association, will act as primary servicer with respect to the mortgage loans that it will be transferring to the issuing entity, representing approximately 25.0% of the initial pool balance. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211, and its telephone number is (888) 979-1200. The master servicer is required to pay the fees of the primary servicer to the extent the master servicer receives its master servicing fee under the pooling and servicing agreement. See “Transaction Parties—The Primary Servicer and Affiliated Servicer”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company and an affiliate of Starwood Mortgage Funding III LLC (a sponsor and mortgage loan seller), is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan) and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and other actions of the master servicer relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred. LNR Partners, LLC was selected to be the special servicer by LNR Securities Holdings, LLC or an affiliate thereof, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of the special servicer is located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Transaction Parties—The Non-Serviced Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it has become a borrower party (as described under “—Directing Certificateholder” below) with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be entitled to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded DCH loan (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded DCH loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned while the related mortgage loan is an excluded special servicer loan.

KeyBank National Association, the special servicer with respect to the 9-19 9th Avenue whole loan, the Corporate Woods Portfolio whole loan and the Visions Hotel Portfolio whole loan, is a sponsor, an originator and a mortgage loan seller. See “Transaction Parties—The Primary Servicer and Affiliated Servicer”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust offices of Wilmington Trust, National Association are located at 1100 North Market Street, Wilmington, Delaware 19801.

Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable trustee under the lead securitization servicing agreement set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will be the mortgagee of record for such mortgage loan (and the related companion loan(s)).

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator, as well as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attn: Corporate Trust Services MSBAM 2017-C34, and the office designated for purposes of certificate transfers and exchanges is located at Wells Fargo Center, 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479, Attn: MSBAM 2017-C34. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable custodian under the lead securitization servicing agreement set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will, with limited exception, hold the mortgage file for such mortgage loan (and the related companion loan(s)); provided, that such mortgage file will not include originals of any promissory notes not included in the related lead securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the VRR Interest owners that the special servicer be replaced. The operating advisor will have no obligations or rights with respect to non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the holders of any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights (other than with respect to any non-serviced mortgage loan or excluded DCH loan). The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by a specified percentage of the controlling class certificateholders (by certificate balance). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

An “excluded DCH loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance) is one of the following (each, a “borrower party”): a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan, or certain affiliates of the foregoing.

The controlling class will be the most subordinate class of the Class E, Class F and Class G certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus, at least equal to 25% of the initial certificate balance of that class; provided, that if at any time the certificate balances of the certificates other than the Class E, Class F and Class G certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate of such classes of certificates that has a certificate balance greater than zero without regard to any appraisal reduction amounts or collateral deficiency amounts. No other class of certificates will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class G certificates.

It is anticipated that on the closing date, LNR Securities Holdings, LLC or an affiliate is expected to be appointed as the initial directing certificateholder.

With respect to each non-serviced mortgage loan, the applicable entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below was (or was an affiliate of) the initial directing certificateholder for the indicated transaction as of the closing date thereof and will have certain consent and consultation rights with respect to the servicing of such non-serviced mortgage loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization (subject to similar appraisal mechanics). In addition, each servicing shift mortgage loan will be serviced pursuant to the pooling and servicing agreement for this transaction until the securitization of the related control note (which is not included in this transaction); however, the holder of the related control note will have consent and consultation rights substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc. and Drexel Hamilton, LLC are the underwriters. The underwriters are required to purchase the certificates offered in this prospectus from the depositor (in the amounts to be set forth under the heading “Method of Distribution (Underwriter)” in this prospectus, subject to certain conditions).

Risk Retention Consultation Party	With respect to certain material servicing actions related to serviced mortgage loans that are not excluded RRCP loans, upon request of the risk retention consultation party, the special servicer will be required to consult on a non-binding basis with the risk retention consultation party, as further described in this prospectus. The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest (by principal balance). Bank of America, National Association is expected to be appointed as the initial risk retention consultation party.

An “excluded RRCP loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the holder of the majority of the VRR Interest is a borrower party or a borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in October 2017 (or, in the case of any mortgage loan that has its first due date after October 2017, the date that would have been its due date in October 2017 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about October 19, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the immediately succeeding business day. The first determination date will be in November 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either the master servicer, special servicer or primary servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under the pooling and servicing agreement or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final Distribution Date;
Rated Final

Distribution Date	The assumed final distribution date set forth below for each class of certificates offered by this prospectus has been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	May 2022
Class A-2	May 2022
Class A-SB	June 2027
Class A-3	August 2027
Class A-4	September 2027
Class X-A	September 2027
Class X-B	October 2027
Class A-S	October 2027
Class B	October 2027
Class C	October 2027

The rated final distribution date will be the distribution date in November 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date pursuant to the pooling and servicing agreement. The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2017-C34: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C.

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V and Class R.

The VRR Interest will be certificated, but will not be a “certificate” for purposes of this prospectus and is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$25,285,000	2.411%	30.000%
Class A-2	$47,024,000	4.484%	30.000%
Class A-SB	$61,577,000	5.872%	30.000%
Class A-3	$200,000,000	19.073%	30.000%
Class A-4	$363,447,000	34.659%	30.000%
Class X-A	$697,333,000(2)	N/A	N/A
Class X-B	$171,843,000(2)	N/A	N/A
Class A-S	$77,205,000	7.363%	22.250%
Class B	$48,564,000	4.631%	17.375%
Class C	$46,074,000	4.394%	12.750%

(1)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate
Class A-1	%(1)
Class A-2	%(1)
Class A-SB	%(1)
Class A-3	%(1)
Class A-4	%(1)
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will at all times be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specific percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

See “—Interest Rate Calculation Convention” below.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, excess interest accrued after any related anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the net interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	For each distribution date, the master servicer is entitled to a servicing fee with respect to each mortgage loan, serviced companion loan and any related REO loan, in each case payable from interest payments thereon. The servicing fee will include any primary servicing fee payable to a primary servicer or subservicer engaged by the master servicer and is calculated based on the related outstanding principal balance at a servicing fee rate equal to (1) with respect to each mortgage loan, the per annum rate set forth on Annex A-1, and (2) with respect to each serviced pari passu companion loan, 0.01000% per annum.

For each distribution date, the special servicer is entitled to a special servicing fee (calculated on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee for the related month of $3,500) on each mortgage loan as to which a special servicing transfer event has occurred and that has not become a corrected mortgage loan, as well as on any related serviced companion loan and any related REO loan, in each case payable from interest payments thereon. If the related interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then the special servicer will be entitled to collect such fees from general collections on all mortgage loans.

The special servicer will also be entitled to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced loan (and any related serviced companion loan or related REO loan) and, in certain cases, mortgage loans repurchased by the related mortgage loan seller and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced companion loan), subject in each case to a minimum fee of $25,000 and a maximum fee equal to $1,000,000 and subject to certain adjustments and exceptions as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicer Compensation”.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any successor REO loan at a per annum rate equal to 0.00670%. The trustee fee for each distribution date is payable by the certificate administrator from the certificate administrator fee and is equal to $290.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (excluding each non-serviced mortgage loan) and any successor REO loan, at a rate equal to (i) 0.00241% per annum with respect to each serviced mortgage loan (other than any mortgage loan listed in the other clauses of this definition), (ii) 0.00378% per annum with respect to the American Cancer Society Center mortgage loan and (iii) 0.00443% per annum with respect to the OKC Outlets mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00048%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including its investor reporting package. The fee will be payable prior to any distributions to certificateholders and the VRR Interest owners.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances related to the performance of their duties under the pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to such other pooling and servicing agreement will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above, including with respect to such outside special servicer, a liquidation fee or workout fee, as applicable, under certain circumstances when such non-serviced mortgage loan becomes a specially serviced loan. In certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this transaction to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loan(1)	Primary Servicing Fee Rate	Special Servicing Fee Rate
222 Second Street	0.00250%	0.2500%(1)
237 Park Avenue	0.00125%	0.2500%
9-19 9th Avenue	0.00250%	0.2500%(2)
Mall of Louisiana	0.00250%	0.2500%(1)
Corporate Woods Portfolio	0.00250%	0.2500%(2)
Starwood Capital Hotel Portfolio	0.00250%	0.2500%
Great Valley Commerce Center	0.01000%	0.2500%(2)
Visions Hotel Portfolio	0.00250%	0.2500%(2)

(1)	Subject to a monthly minimum amount of $3,500 (or, for any month in which the related risk retention consultation party is entitled to consult, $5,000).

(2)	Subject to a monthly minimum amount of $3,500.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the VRR Interest owners. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Allocation between VRR
 Interest and

Certificates	The aggregate amount available from the mortgage loans for distributions to the holders of the certificates and the VRR Interest on each distribution date will be: (i) net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, any primary servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated between amounts available for distribution to the holders of the VRR Interest, on the one hand, and for distribution to holders of the certificates, on the other hand. The portion of such aggregate amount allocable to (a) the VRR Interest will at all times be the product of such amount multiplied by a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the VRR Interest and the denominator of which is the sum of (x) the aggregate initial certificate balance of all the classes of certificates and (y) the initial principal balance of the VRR Interest, and (b) the certificates will at all times be the product of such aggregate amount multiplied by the difference between 100% and the percentage referenced in clause (a), in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B. Amount and Order

of Distributions on

Certificates	On each distribution date, the funds available for distribution from the mortgage loans and allocable to the certificates (other than any portion thereof that represents (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows, to the extent of applicable available funds allocated to principal: either (i)(a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, and (b) second, to principal on each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the certificate balance of such class of certificates has been reduced to zero, or (ii) if the certificate balance of each class of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates has been reduced to zero as a result of the allocation of losses on the mortgage loans to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates: first, up to an amount equal to, and pro rata based on, any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class, and second, up to an amount equal to, and pro rata based on, interest on such unreimbursed losses previously allocated to each such class at the pass-through rate for such class from the date the related loss was allocated to such class;

Fourth, to each class of the Class A-S, Class B and Class C certificates, in that order, as follows: (a) to interest on such class of certificates in the amount of its interest entitlement; (b) to the extent of applicable available funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in this clause or prior enumerated clauses set forth above), to principal on such class of certificates until its certificate balance has been reduced to zero; and (c) to reimburse such class of certificates, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and second, for interest on such unreimbursed losses at the pass-through rate for such class from the date the related loss was allocated to such class;

Fifth, to the Class D, Class E, Class F and Class G certificates in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Sixth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the VRR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—VRR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal and the VRR Interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—VRR Interest”, respectively.

D. Yield Maintenance Charges,
Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the VRR Interest, on the one hand, and the certificates, on the other hand, in accordance with their respective percentage allocation entitlements. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the allocation between the VRR Interest and the certificates and the corresponding entitlement to receive principal and/or interest on certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which losses on the mortgage loans are allocated between the VRR Interest and the certificates and the manner in which the certificate allocations are further allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class V and the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or losses on the mortgage loans will be allocated to the Class X certificates or the Class V or Class R certificates, although principal payments and losses on the mortgage loans may reduce the notional amounts of the Class X certificates and, therefore, the amount of interest they accrue. Principal losses on the mortgage losses allocated to the VRR Interest will reduce the VRR Interest balance.

(1)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates are interest-only certificates.

(2)	The VRR Interest is a REMIC regular interest that will be in certificated form, but will not be a “certificate” for purposes of this prospectus.

(3)	Other than the Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates.

With respect to each whole loan, subject to the terms of the related intercreditor agreement, losses thereon will first be allocated to any related subordinate companion loan, and remaining losses will be allocable pro rata to the related mortgage loan and any related pari passu companion loans.

Other than the subordination of certain classes of certificates, as described above, and the limited credit support provided by the VRR Interest, as described below, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the mortgage loans, which such losses are allocated between it, on the one hand, and the certificates, on the other hand, as described under “Credit Risk Retention—VRR Interest—Allocation of VRR Interest Realized Loss”.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the VRR Interest balance.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-E certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class E certificates. The notional amount of the Class X-F certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class G certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—VRR Interest—Allocation of VRR Interest Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the VRR Interest and the allocation of losses to the certificates and the VRR Interest.

F. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce the aggregate available funds and will correspondingly and proportionately reduce the respective amounts allocated to the VRR Interest and to the certificates. The reduction in amount available for distribution to the certificates will reduce the distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the VRR Interest, on the one hand, and the certificates, on the other hand, in accordance with their respective percentage allocation entitlements. The prepayment interest shortfalls allocated to the certificates are required to be further allocated among all of the classes thereof (other than the Class V and Class R certificates) to reduce the interest entitlement on each such class of certificates, on a pro rata basis, based on their respective amounts of accrued interest for the related distribution date. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest resulting from an increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the VRR Interest on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan and any successor REO loan unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or, with respect to mortgage loans with an anticipated repayment date, interest in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will be required to advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer will be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make such advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar property protection advances as those described above. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loan”.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above-described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and VRR Interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 50 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 179 commercial properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,048,622,110.

Whole Loans	Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 50 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”), and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(3)
222 Second Street	$100,000,000	9.5%	$191,500,000	N/A	56.5%	56.5%	1.84x	1.84x
American Cancer Society Center	$73,200,000	7.0%	$43,000,000	N/A	63.8%	63.8%	1.79x	1.79x
237 Park Avenue	$70,005,000	6.7%	$277,995,000	$345,200,000	26.6%	52.9%	4.10x	2.06x
9-19 9th Avenue	$50,000,000	4.8%	$55,000,000	N/A	52.0%	52.0%	1.91x	1.91x
OKC Outlets	$49,500,000	4.7%	$37,000,000	N/A	59.9%	59.9%	2.41x	2.41x
Mall of Louisiana	$44,000,000	4.2%	$281,000,000	N/A	57.0%	57.0%	1.85x	1.85x
Corporate Woods Portfolio	$39,946,846	3.8%	$181,009,145	N/A	73.9%	73.9%	1.48x	1.48x
Starwood Capital Hotel Portfolio	$25,000,000	2.4%	$552,270,000	N/A	60.4%	60.4%	2.72x	2.72x
Great Valley Commerce Center	$21,470,686	2.0%	$27,679,978	N/A	66.9%	66.9%	1.66x	1.66x
Visions Hotel Portfolio	$19,923,633	1.9%	$34,354,535	N/A	52.7%	52.7%	2.25x	2.25x

(1)	Calculated including the related pari passu companion loans but excluding any related subordinate companion loan.

(2)	Certain of the Mortgage Loan Cut-off Date LTV Ratios and Whole Loan Cut-off Date LTV Ratios are calculated using other than “as-is” appraised values. See “Description of the Mortgage Pool—Appraised Value”.

(3)	Calculated including the related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

Each of the American Cancer Society Center whole loan and the OKC Outlets whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”).

The whole loans identified in the table below (each, a “non-serviced whole loan”) will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement. The related mortgage loans are each referred to as a “non-serviced mortgage loan,” and the related companion loans are each referred to as a “non-serviced companion loan.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name (Mortgage Loan Seller)	Lead Servicing Agreement as of the Closing Date(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Custodian	Controlling Noteholder	Directing Certificateholder
222 Second Street (BANA)	BANK 2017-BNK7	9.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	BANK 2017-BNK7	RREF III Debt AIV, LP
237 Park Avenue (MSMCH)	MSSG Trust 2017-237P	6.7%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	MSSG Trust 2017-237P	Core Credit Partners A LLC
9-19 9th Avenue (SMF III)	CGCMT 2017-P8	4.8%	Wells Fargo Bank, National Association	KeyBank National Association	Citibank, N.A.	CGCMT 2017-P8	Prime Finance CMBS B-Piece Holdco X, L.P.
Mall of Louisiana (BANA)	BANK 2017-BNK7	4.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	BANK 2017-BNK7	RREF III Debt AIV, LP
Corporate Woods Portfolio (MSMCH)	CGCMT 2017-P8	3.8%	Wells Fargo Bank, National Association	KeyBank National Association	Citibank, N.A.	CGCMT 2017-P8	Prime Finance CMBS B-Piece Holdco X, L.P.
Starwood Capital Hotel Portfolio (SMF III)	DBJPM 2017-C6	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	DBJPM 2017-C6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Great Valley Commerce Center (KeyBank)	UBS 2017-C3	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	UBS 2017-C3	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Visions Hotel Portfolio (SMF III)	CGCMT 2017-P8	1.9%	Wells Fargo Bank, National Association	KeyBank National Association	Citibank, N.A.	CGCMT 2017-P8	Prime Finance CMBS B-Piece Holdco X, L.P.

(1)	Servicing agreement expected to be the lead servicing agreement on the closing date of this securitization. Information presented in this table relating to the lead securitization transaction parties is current as of the closing date of such lead securitization.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics	The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related pari passu companion loan, but excluding the principal balance and debt service payment of any related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross-

collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

With respect to any mortgage loan with an anticipated repayment date, unless otherwise indicated, references in the following tables to the related maturity date refer to the applicable anticipated repayment date with respect to such mortgage loan.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Initial Pool Balance(1)	$1,048,622,110
Number of mortgage loans	50
Number of mortgaged properties	179
Range of Cut-off Date Balances	$1,305,910 to $100,000,000
Average Cut-off Date Balance	$20,972,442
Range of Mortgage Rates	3.7515% to 5.3720%
Weighted average Mortgage Rate	4.2052%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	117 months
Range of remaining terms to maturity	55 months to 120 months
Weighted average remaining term to maturity	116 months
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	352 months
Range of remaining amortization terms(2)	240 months to 360 months
Weighted average remaining amortization term(2)	352 months
Range of Cut-off Date LTV Ratios(3)(4)(5)	26.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	59.3%
Range of LTV Ratios as of the maturity date(3)(4)(5)	26.6% to 67.6%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	53.9%
Range of UW NCF DSCRs(4)(5)	1.32x to 4.10x
Weighted average UW NCF DSCR(4)(5)	1.99x
Range of UW NOI Debt Yields(4)	7.8% to 17.7%
Weighted average UW NOI Debt Yield(4)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest-Only	33.0%
Partial Interest-Only	32.5%
Amortizing Balloon	20.5%
Interest-Only, ARD	9.5%
Fully Amortizing, ARD	4.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes 13 mortgage loans, representing approximately 42.5% of the initial pool balance, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(3)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio and maturity date loan-to-value ratio have been calculated using the “as-is” appraised value. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(4)	In the case of each mortgage loan that is part of a whole loan, the DSCR, LTV ratios and debt yields have been calculated including the related pari passu companion loan(s) but excluding the principal balance and debt service payment of any related subordinate companion loan. With respect to the 237 Park Avenue mortgage loan, representing approximately 6.7% of the Initial Pool Balance, the related loan-to-value ratio as of the cut-off date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated to include the related subordinate companion loans are 52.9%, 2.06x and 8.2%, respectively.

(5)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, one of the mortgage loans, representing 0.5% of the initial pool balance, was modified due to a delinquency, was a refinancing of a loan in default at the time of refinancing and/or otherwise involved a discounted pay-off in connection with the origination of the mortgage loan.

With respect to the Philmont Industrial Building mortgage loan, representing approximately 0.5% of the initial pool balance, proceeds of such mortgage loan refinanced a prior loan that was in maturity default at the time of refinancing.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	With respect to twenty-six (26) of the mortgaged properties securing eight (8) mortgage loans representing approximately 22.7% of the initial pool balance (by allocated loan amount), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The mortgage loans to be contributed by Morgan Stanley Mortgage Capital Holdings LLC were originated in accordance with the underwriting standards of the Morgan Stanley Group, except with respect to the 237 Park Avenue mortgage loan, representing approximately 6.7% of the initial pool balance, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	Regulation RR implementing the risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as amended, will apply to this securitization. An economic interest in the credit risk of the mortgage loans in this securitization is expected to be retained as an “eligible vertical interest” in the form of the VRR Interest. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied, see “Credit Risk Retention” in this prospectus.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Information Available to

Certificateholders and

VRR Interest Owners	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record (initially expected to be Cede & Co., in the case of the offered certificates) and each VRR Interest owner, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the VRR Interest owners may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through the certificate administrator’s website initially located at www.ctslink.com and may be available to certificateholders through the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the initial pool balance (solely for the purposes of this calculation, if such right is being exercised after November 2027 and the 222 Second Street mortgage loan or the U-Haul AREC 25 Portfolio mortgage loan is still an asset of the trust, then such mortgage loan(s) will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus, which generally will include the outstanding principal balance of each such mortgage loan, together with accrued and unpaid interest thereon.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) and the VRR Interest for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates) and the VRR Interest and (iii) such holder (or holders) pays an amount to the master servicer as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholder or the VRR Interest owner in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties. In the absence of a cash offer at least equal to such serviced mortgage loan’s outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the pooling and servicing agreement, the special servicer may purchase such defaulted mortgage loan (or defaulted whole loan) or accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price. The special servicer will not be required to accept the highest cash offer if it determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders, the VRR Interest owners and the related companion loan holders (as a collective whole as if such certificateholders, the VRR Interest owners and such companion loan holders constituted a single lender).

The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of a whole loan or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the directing certificateholder or, with respect to any mortgage loan that is part of a whole loan, the related controlling companion loan holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus under “Description of the Mortgage Pool—The Whole Loans”.

With respect to each non-serviced mortgage loan, if the related controlling pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement governing the servicing of the related whole loan, and the special servicer under such pooling and servicing agreement determines to sell such pari passu companion loan, then such special servicer will be required to sell such non-serviced mortgage loan together with any related pari passu companion loan (and, in some cases, any related subordinate companion loan) as a single whole loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of entitlement to any excess interest accrued on any mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates and the VRR Interest, will be a trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act, or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and/or multifamily properties, as applicable. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the tenant mix, such as the tenants being concentrated in a particular industry or business;

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Online retailers and such other retail outlets often have lower operating costs than traditional retail stores. Continued growth of online and other forms of retail could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant may play a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor or licensor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, or guarantees by non-profit entities, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Self Storage Properties Have Special Risks” as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 and the exceptions, if any, thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Private School and Other Cultural and Educational Institution Tenants

The cash flows generated from tenants that are private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors, changing local demographics, competition from other schools or cultural and educational institutions, increases in tuition and/or reductions in availability of student loans, government grants or scholarships, and reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution. Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools.

Risks Associated with the 237 Park Avenue Mortgage Loan

Risks Associated with Building Loans

The building loan (the “Building Loan”), which is part of the 237 Park Avenue Whole Loan, is secured by property and $81,365,605 in reserve funds (the “Building Loan Reserve Funds”) that the 237 Park Avenue Borrower was required to reserve at origination. The Building Loan Reserve Funds will be disbursed to the 237 Park Avenue Borrower as progress payments and upon the completion of certain improvements at the 237 Park Avenue Property and include leasing expenses incurred or otherwise required to be paid by the 237 Park Avenue Borrower or the condominium board in connection with the NYPH Transaction (as defined below) and the lease to Her Majesty the Queen in Right of Canada and capital expenses. The lender has a first priority lien on the Building Loan Reserve Funds. New York Lien Law provides that if a building loan contract is not timely and properly filed, then the loan will be subordinate to any subsequent mechanic’s lien creditors. Due to such lien law requirements, the Building Loan which relates solely to funds to be used for improvements was created to comply with New York lien law. Under the Building Loan, once Building Loan Reserve Funds are advanced in accordance with the requirements of the building loan agreement, such advanced funds will be superior to any subsequent mechanic’s lien creditors. We cannot assure you that any of the Building Loan Reserve Funds will not be susceptible to being primed by mechanic’s lien creditors. We also cannot assure you that the Building Loan Reserve Funds will be disbursed in accordance with the building loan agreement as to ensure that the Building Loan retains lien priority.

Risks Associated with the New York and Presbyterian Hospital Transaction

The 237 Park Avenue Whole Loan is secured by, among other things, (i) the fee interest in the 237 Park Avenue building owned by 237 Park Owner LLC (the “237 Park Avenue Fee Borrower”), (ii) the interest in the leasehold condominium units owned by 237 Park LH Owner LLC (the “237 Park Avenue Declarant Borrower”, together with the 237 Park Avenue Fee Borrower, the “237 Park Avenue Borrower”), (iii) the rents generated by leases at the 237 Park Avenue Mortgaged Property and (iv) the 237 Park Avenue Declarant Borrower’s interest in the NYPH Note and NYPH Mortgage resulting from the NYPH Transaction (each as described below).

Prior to origination of the 237 Park Avenue Whole Loan, the 237 Park Avenue Declarant Borrower sold (the “NYPH Transaction”) approximately 38.3% of the net rentable area at the 237 Park Avenue building to The New York and Presbyterian Hospital (“NYPH”). In connection with the closing of such purchase, NYPH executed a purchase money promissory note (the “NYPH Note”) payable to the 237 Park Avenue Declarant Borrower, in the original principal amount of $249,868,289. The NYPH Note is secured by, among other things, the related mortgage, security agreement, assignment of rents and leases and fixture filing (the “NYPH Mortgage”), given by NYPH, as mortgagor, in favor of the 237 Park Avenue Declarant Borrower, as mortgagee, encumbering the units that NYPH purchased (such units collectively, the “NYPH Unit”) and all rents and leases generated thereby. NYPH is required to make monthly payments to the 237 Park Avenue Declarant Borrower pursuant to the NYPH Note commencing December 29, 2018, with such initial payment date subject to extension in certain circumstances.

The structure created related to the NYPH Transaction may cause supplemental risk with respect to the income produced by the 237 Park Avenue Property. NYPH’s interest in the NYPH Unit has been structured as a purchase of an ownership interest in a leasehold condominium unit. We cannot assure you whether the structure will be treated as a financing transaction or lease in a bankruptcy proceeding. Financing transactions and leases are treated differently under the Bankruptcy Code. A bankruptcy filing or insolvency of NYPH may have an adverse impact on the 237 Park Avenue Property and the income produced by the 237 Park Avenue Property and such adverse impact may be greater if the NYPH Transaction related transactions are treated as a financing transaction rather than a lease.

In a bankruptcy proceeding, the applicable bankruptcy court will likely be asked to analyze NYPH’s occupancy of the NYPH Unit and the NYPH Mortgage and the NYPH Note and the related transactions to determine whether such arrangement should be characterized as a financing or lease under the federal bankruptcy law. In bankruptcy cases, bankruptcy courts frequently analyze structured transactions to determine how they should be treated under the federal bankruptcy law. In reviewing these transactions, bankruptcy courts analyze the facts and circumstances of each case, focusing on the economic substance of the transaction. Factors utilized by courts in determining whether a transaction should be treated as a lease or a financing may include: (i) whether the term of the occupancy is equal or greater than the economic life of the asset; (ii) whether the payments required were calculated to compensate the lessor/seller for the use of the land or were structured for some other purpose; (iii) whether the present value of the payments is equivalent to the fair market value of the property; (iv) whether the agreement includes a provision requiring the counterparty to purchase the property for a nominal sum at the end of the applicable period; (v) whether the agreement includes a purchase option wherein the price is equivalent to the anticipated fair market value; (vi) whether the property was purchased exclusively for the tenant/occupier’s use; (vii) whether the transaction was structured to take advantage of favorable tax treatments; and (viii) whether the counterparty assumed many of the obligations normally associated with ownership. We cannot assure you how NYPH’s occupancy of the NYPH Unit and the NYPH Mortgage and the NYPH Note and the related transactions will be characterized by a bankruptcy court and, thus, whether it will be treated as a financing or lease transaction.

The filing of a bankruptcy petition by or against NYPH may indirectly result in the stay of an action by the lender against or with respect to the 237 Park Avenue Property, including the commencement or continuation of a foreclosure action against the 237 Park Avenue Property, because any such enforcement action by the lender under the 237 Park Avenue Mortgage Loan documents could result in termination of the condominium and, thus, a termination of NYPH’s right to occupy the NYPH Unit. Consequently, if NYPH is the subject of a bankruptcy proceeding, the lender may be precluded from foreclosing on the 237 Park Avenue Whole Loan because of the related effect this could have on NYPH’s interest in, and occupancy of, the NYPH Unit.

If NYPH is the subject of a voluntary or involuntary bankruptcy proceeding, the NYPH Mortgage and the NYPH Note and the related transactions may be characterized as a lease, and NYPH’s interest in the NYPH Unit may be treated as that of a tenant. Alternatively, if NYPH is the subject of a voluntary or involuntary bankruptcy proceeding, the NYPH Mortgage and the NYPH Note and the related transactions may alternatively be characterized as a financing. The characterization of the NYPH Mortgage and the NYPH Note and related transactions as a financing in a bankruptcy case could interfere with and delay the ability to obtain payments on the NYPH Note, the 237 Park Avenue Declarant Borrower’s ability to foreclose on the NYPH Unit and/or enforce a deficiency judgment against NYPH. In addition, if a court determines that the value of the NYPH Unit is less than the principal balance of the NYPH Note, the court may reduce the amount of secured indebtedness to the then-current value of the NYPH Unit. Such an action would make the 237 Park Avenue Declarant Borrower a general unsecured creditor of NYPH for the difference between the then-current value of the NYPH Unit and the amount of the outstanding indebtedness under the NYPH Note. A bankruptcy court also may:

● grant NYPH a reasonable time to cure a payment default on the NYPH Note;

● reduce monthly payments due under the NYPH Note;

● reduce the amount of principal due and owing under the NYPH Note;

● change the rate of interest due on the NYPH Note; or

● otherwise alter the terms of the NYPH Note, including the repayment schedule.

Additionally, the trustee of NYPH’s bankruptcy estate or NYPH, as debtor-in-possession, would have special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of the 237 Park Avenue Declarant Borrower (as the lender under the NYPH Note) may be subordinated to financing obtained by NYPH as a debtor-in-possession subsequent to its bankruptcy.

As a result of the foregoing, the recovery by the 237 Park Avenue Declarant Borrower with respect to the NYPH Note, if NYPH becomes the subject of a bankruptcy proceeding, may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed under the NYPH Mortgage and the NYPH Note.

In view of the effect of a NYPH bankruptcy filing, certain of the NYPH Transaction documents contain provisions to mitigate the risks of a voluntary bankruptcy filing by NYPH and the impact of a NYPH bankruptcy filing. For example, under the NYPH Transaction documents, (i) the NYPH Note provide that a Vacate Date (as defined below) will occur immediately upon the date on which written notice of a “Bankruptcy Default” and the 237 Park Avenue

Declarant Borrower’s intention to exercise its remedies (i.e., delivery of a termination notice) is given to NYPH; (ii) upon the occurrence of a Vacate Date, the restrictions on the 237 Park Avenue Fee Borrower’s right to terminate the ground lease no longer apply; and (iii) upon and following a Vacate Date, the 237 Park Avenue Borrower is authorized to exercise all of the condominium board’s and 237 Park Avenue Declarant Borrower’s rights and remedies under the NYPH Transaction Documents which are separate from all of 237 Park Avenue Fee Borrower’s rights and remedies under the ground lease. “Vacate Date” means the date which is the earliest to occur of (i) the 237 Park Avenue Whole Loan maturity date, (ii) the Default Maturity Date (as defined in the NYPH Note), (iii) the Termination Date (as defined in the condominium documents), (iv) the conveyance of all of the NYPH Unit to the 237 Park Avenue Declarant Borrower and (v) the date of the termination of the condominium pursuant to the condominium documents.

Notwithstanding the attempts to mitigate the risks of a NYPH bankruptcy proceeding, we cannot assure you that (i) NYPH has complied or will comply with these provisions, (ii) NYPH will not become subject to a voluntary or involuntary bankruptcy proceeding or (iii) a Vacate Date will occur prior to NYPH becoming subject to a voluntary or involuntary bankruptcy proceeding. If NYPH were to be in bankruptcy before the occurrence of the Vacate Date, the bankruptcy court could prevent the occurrence of the Vacate Date and, thus restrict the 237 Park Avenue Borrower’s ability to exercise remedies against NYPH to recover the NYPH Unit or otherwise.

In addition, NYPH has a right of first offer to purchase additional leasehold condominium units that become available at the 237 Park Mortgaged Property, in exchange for additional purchase money notes. Any such purchase by NYPH will increase the portion of the Mortgaged Property (and related income) that is subject to the risks of the NYPH Transaction.

Enforcement Action Against NYPH

Any enforcement of remedies by the 237 Park Avenue Declarant Borrower against NYPH in connection with the NYPH Transaction documents and/or the condominium documents in the event of a default by NYPH or otherwise, whether to recover possession and/or title to the NYPH Unit, to foreclose the NYPH Mortgage, or to seek recovery of a money judgment under the NYPH Note and/or the related supplemental agreement, could be complicated, hindered or delayed given the structure and complexity of the transactions embodied and/or contemplated by the NYPH Transaction documents.

For instance, if the 237 Park Avenue Declarant Borrower sought to pursue remedies under the NYPH Transaction documents and/or the condominium documents seeking the forced reconveyance of the NYPH Unit to the 237 Park Avenue Declarant Borrower or if the 237 Park Avenue Fee Borrower seeks to terminate the ground lease, in each case, upon the occurrence of the Vacate Date, NYPH could raise legal and equitable defenses in such a proceeding based on the NYPH Transaction documents and the condominium documents under New York law. By way of further illustration, if the 237 Park Avenue Declarant Borrower sought to recover possession of the NYPH Unit in an action for specific performance under the NYPH Transaction documents and the condominium documents, NYPH could argue in its defense, among other things, that specific performance is not available as a remedy to the 237 Park Avenue Declarant Borrower, that the court should treat the NYPH Transaction as a true sale-and-financing rather than as a lease, and that the court should require the 237 Park Avenue Declarant Borrower to prosecute a foreclosure action in order to recover ownership and/possession of the NYPH Unit pursuant to and in accordance with the NYPH Mortgage. This could require the court to adjudicate, among other things, the manner in which to characterize the NYPH Transaction and the potential defenses that NYPH may assert in any action to enforce the NYPH Transaction documents and/or the condominium documents—likely causing additional litigation, delay and expense. Further, given that a court likely will not have any familiarity with the NYPH Transaction and, by extension, the 237 Park Avenue Declarant Borrower’s right to enforce remedies in connection therewith, this creates uncertainty in the outcome. In addition, foreclosures in New York courts can take between two to four years to complete and therefore foreclosure of the NYPH Mortgage would likely take longer and be more expensive than a proceeding for forced reconveyance of the NYPH Unit.

Risks Related to NYPH Status as a Not-for-Profit Healthcare Organization

NYPH is a non-profit organization. The portion of the 237 Park Avenue Property occupied by NYPH pursuant to and in accordance with the NYPH Transaction Documents supports, and is dependent upon the operations of, the hospitals in the New York and Presbyterian System. The closure of hospitals within the NYPH system, and/or the failure of NYPH to maintain its funding, could have a material adverse effect on NYPH, and accordingly, on the 237 Park Avenue Mortgage Loan. In addition, issues related to reimbursement (ranging from nonpayment to delays in payment) from private or government-sponsored insurers could adversely impact cash flow of NYPH and thus NYPH’s ability to make payments under the NYPH Note. Not-for-profit institutions generally have the benefit of certain local, state and federal tax exemptions and deductions. There can be no assurance that the rate, amount, frequency or duration of any such tax exemptions and/or deductions will continue with respect to any such institution.

A reduction in any local, state or federal tax exemption or deduction applicable to NYPH may impact NYPH’s ability to make its related payments under the NYPH transaction documents. There can be no assurance that the 237 Park Avenue Borrower will be in a position to meet its obligations under the loan documents if NYPH fails to make payments to the 237 Park Avenue Declarant Borrower and/or the condominium board under the NYPH transaction documents.

Bankruptcy Preference Risks

In a bankruptcy or similar proceeding involving the 237 Park Avenue Borrower or an affiliate of the 237 Park Avenue Borrower, action may be taken seeking recovery as a preferential transfer of any payments made by such 237 Park Avenue Borrower under the 237 Park Avenue Whole Loan or to avoid the granting of liens in the transaction within certain pre-petition periods by the 237 Park Avenue Borrower “on account of antecedent debt.” The preference period is 90 days for non-insiders of the bankrupt party and one year for insiders. With respect to $178,599,900 of the 237 Park Avenue Whole Loan, the mortgage was not recorded in connection with the closing of the original loan but was instead recorded in connection with the closing of the amended and restated loan. We cannot assure you that the 237 Park Avenue Borrower will not commence a bankruptcy case within the preference period or that a preference challenge in such a case would not be made or, if made, would not be successful.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders and the

VRR Interest owners to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, self storage and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Georgia, Pennsylvania, Texas, Illinois and Florida. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Past Hurricanes. In late August and early September 2017, Hurricanes Harvey and Irma made landfall in in southeastern Texas and southern Louisiana (with respect to Harvey) and southwest Florida (with respect to Irma).  The landfall of Hurricane Harvey resulted in windstorms and flooding causing extensive physical damage to coastal and inland areas along the Gulf of Mexico and areas in and around the cities of Houston, Corpus Christi and Galveston.  While the full damage caused by the landfall of Hurricane Irma is not yet known, we cannot assure you that the damage will not be as or more extensive and catastrophic than that caused by Hurricane Harvey.  The long term regional and local economic and other effects of the damage caused by these storms, are not yet fully known. Potential economic effects could include regional interruptions in travel and transportation, tourism and economic activity generally in the affected areas or in the areas to which evacuees have fled. It is not possible to determine how long these effects may last.  Furthermore, we cannot assure you that displaced residents of the affected areas will return, that the economies in the affected areas will recover sufficiently to support income producing real estate at pre-storm levels or that the costs of clean-up will not have a material adverse effect on the economies.  Because standard hazard insurance policies generally do not provide coverage for damage arising from floods and windstorms, property owners in the affected areas may not be insured for the damage to their properties and, in the aggregate, this may affect the timing and extent of local and regional economic recovery.  See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates

Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the VRR Interest owners.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Third Party Reports—Environmental Site Assessments”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Third Party Reports—Environmental Report”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process—Environmental Assessments”, “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes—Assessments of Property Condition—Environmental Assessment”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans may in the future undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may in the future undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leaseable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans (such as an office property used substantially as a data center) may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California or other areas of high seismic activity) do not require earthquake insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the VRR Interest owners.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions, if any, thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 83% in 2017 (subject to annual decreases of 1% beginning in 2018 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual increases of $20 million beginning in 2018 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and/or underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the VRR Interest owners until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the VRR Interest owners. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the VRR Interest owners. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process” and “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Review of Bank of America Mortgage Loans”, “Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans”, “—KeyBank National Association—Review of KeyBank Mortgage Loans” and “—Starwood Mortgage Funding III LLC—Review of SMF III Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” (or other similar term) and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” (or other similar term) values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” (or other similar term) value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process” and “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves. See Annex A-1 for additional information with respect to the reserves established for the mortgage loans.

Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates

While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities. The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents). Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the VRR Interest owners if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 13 in Annex D-1 and the identified exceptions, if any, to that representation in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the VRR Interest owners as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and VRR Interest owners. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans may provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates and the VRR Interest, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 to this prospectus and the exceptions, if any, thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

In the case of a mortgage loan secured by both a fee and a leasehold interest in the related mortgaged property, in certain circumstances, including where the related fee is owned by an affiliate or other accommodation mortgagee that is not itself a borrower under the mortgage loan, or is not a special purpose bankruptcy remote entity, or has not received consideration for mortgaging its fee interest, the bankruptcy and other risks noted above may still be present.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Each of the following relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Bank of America, National Association, one of the sponsors, originators and the anticipated initial risk retention consultation party, and of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters) on the closing date in exchange for cash, derived from the sale of certificates to investors and/or in exchange for the VRR Interest. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not the interests of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Bank of America, N.A., Morgan Stanley Bank, N.A. and KeyBank National Association, each an originator, are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and Bank of America, N.A. is expected to be appointed as the initial risk retention consultation party by the holders of the majority of the VRR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder(s) of the majority of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or any such holder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the VRR Interest by whom the risk retention consultation party was appointed (any such loan referred to in this context as an “excluded RRCP loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP loan. See “Credit Risk Retention”.

In addition, for so long as any of Bank of America, N.A., Morgan Stanley Bank, N.A. or KeyBank National Association (in each case as holders of the VRR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such mortgage loan or whole loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of Bank of America, N.A., Morgan Stanley Bank, N.A. or KeyBank National Association (in each case as holders of the VRR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

KeyBank, a mortgage loan seller, a primary servicer, an originator, a sponsor, the holder of a portion of the VRR Interest and the special servicer under the CGCMT 2017-P8 PSA, is the holder of a mezzanine loan related to the Great Valley Commerce Center Whole Loan.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, ”—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where a financial institution buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, Bank of America, N.A., Morgan Stanley Bank, N.A. and KeyBank National Association, each an expected holder of the VRR Interest, and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party is an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor and the expected initial risk retention consultation party. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator. KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association, a mortgage loan seller, an originator, a primary servicer, a sponsor and the special servicer under the CGCMT 2017-P8 PSA. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the mortgage loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.”

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of such non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to a mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan (and will be replaced according to the procedures described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”). The replacement special servicer (referred to herein as an “excluded special servicer”) will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

In addition, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, delayed action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

LNR Securities Holdings, LLC (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and LNR Partners, LLC is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

LNR Securities Holdings, LLC, the entity that is expected to purchase the Class E, Class X-E, Class F, Class X-F, Class G and Class X-G certificates on the closing date and is expected to be the initial directing certificateholder, LNR Partners, LLC, the special servicer, Starwood Mortgage Funding III LLC, a sponsor and mortgage loan seller, and Starwood Mortgage Capital LLC, an originator, are affiliates of each other. In addition, LNR Partners, LLC is an affiliate of LNR Securities Holdings, LLC, which is expected to purchase the Class E, Class X-E, Class F, Class X-F, Class G and Class X-G certificates and is expected to be appointed as the initial directing certificateholder, and assisted LNR Securities Holdings, LLC with due diligence relating to the mortgage loans to be included in the mortgage pool. The directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

In addition, Wells Fargo Bank, National Association, a national banking association, is also (i) expected to be the master servicer, certificate administrator and custodian under this pooling and servicing agreement; (ii) the current master servicer, certificate administrator and custodian under the BANK 2017-BNK7 pooling and servicing agreement, pursuant to which the 222 Second Street whole loan and the Mall of Louisiana whole loan are serviced; (iii) the current master servicer, special servicer, certificate administrator and custodian under the MSSG Trust 2017-237P trust and servicing agreement, pursuant to which the 237 Park Avenue whole loan is serviced; (iv) the current master servicer under the CGCMT 2017-P8 pooling and servicing agreement, pursuant to which the 9-19 9th Avenue whole loan, the Corporate Woods Portfolio whole loan and the Visions Hotel Portfolio whole loan are serviced; (v) the current trustee, certificate administrator and custodian under the DBJPM 2017-C6 pooling and servicing agreement, pursuant to which the Starwood Capital Hotel Portfolio whole loan is serviced; and (vi) the current trustee, certificate administrator and custodian under the UBS 2017-C3 pooling and servicing agreement, pursuant to which the Great Valley Commerce Center whole loan is serviced.

KeyBank, a mortgage loan seller, a primary servicer, an originator, a sponsor, the holder of a portion of the VRR Interest and the holder of a mezzanine loan related to the Great Valley Commerce Center Whole Loan, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters, and is the special servicer under the CGCMT 2017-P8 PSA.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the VRR Interest owners, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation party, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the VRR Interest owners, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

Absent a control termination event, the directing certificateholder will be entitled to direct the servicing actions of the special servicer in respect of serviced mortgage loans (other than any excluded DCH loan or servicing shift mortgage loan) and, subject to certain limitations, will be entitled to replace the special servicer with or without cause. In addition, if a control termination event has occurred and is continuing, but absent a consultation termination event, the directing certificateholder will retain certain consultation rights with respect to the special servicer’s servicing actions related to such mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder.”

The directing certificateholder and its affiliates may have interests that are in conflict with those of certain certificateholders, and the special servicer may, at the direction of, or in consultation with, the directing certificateholder, take actions with respect to a mortgage loan that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. See “Pooling and Servicing Agreement—The Directing Certificateholder.” Each certificateholder, by its acceptance of its certificates, will be deemed to acknowledge and agree that the directing certificateholder will be controlled by the controlling class, will have no duty to any certificateholders and may have certain conflicts of interest, as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder.”

It is expected that LNR Securities Holdings, LLC (or an affiliate) will be appointed as the initial directing certificateholder.

Such conflicts of interest may be particularly significant if the directing certificateholder or any affiliate thereof holds certificates or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as the directing certificateholder or the holder of the majority of the controlling class is a borrower party (the related mortgage loan being referred to herein as an “excluded DCH loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded DCH loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded DCH loan as described in the pooling and servicing agreement). In addition, for so long as the directing certificateholder or a controlling class certificateholder is a borrower party, it will not be given access to certain “excluded information” solely relating to the related excluded DCH loan and/or the related mortgaged properties. Notwithstanding those restrictions, there can be no assurance that a borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded DCH loan or that a borrower-related certificateholder will not otherwise seek to exert its influence over the special servicer in the event an excluded DCH loan becomes subject to a workout or liquidation.

With respect to each of the non-serviced mortgage loans mortgage loan and the servicing shift mortgage loans, the holder of the related controlling companion loan or its designee will have rights to direct the servicing of the related whole loan similar to the rights of the directing certificateholder with respect to the other mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Any such controlling companion loan holder may have interests in conflict with those of the MSBAM 2017-C34 certificateholders, and to the extent the controlling companion loan has been securitized, the controlling class certificateholders (or a directing certificateholder on their behalf) under such securitization may have similar conflicting interests. As a result, it is possible that such entities may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the MSBAM 2017-C34 certificates. Each certificateholder, by its acceptance of its certificates, will be deemed to make acknowledgements and agreements with respect to conflicts of interest of the controlling companion loan holder similar to those made with respect to the directing certificateholder (see “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”).

With respect to each of the non-serviced whole loans and the servicing shift whole loans, the holder of the related controlling note (and, to the extent such related controlling note has been securitized (and to the extent known), the initial directing certificateholder (or equivalent entity) as of the closing date for the related securitization transaction) is set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class X-E, Class F, Class X-F, Class G and Class X-G certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors, which included mortgage loans to be contributed to the trust by Starwood Mortgage Funding III LLC, an affiliate of the LNR Securities Holdings, LLC, was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with each master servicer and special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreement governing the servicing of such non-serviced whole loan and the related intercreditor agreement, and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

It is expected that LNR Securities Holdings, LLC or its affiliate will be the initial directing certificateholder. LNR Partners, LLC is expected to act as a special servicer and it or an affiliate assisted LNR Securities Holdings, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Other Potential Conflicts of Interest May Affect Your Investment

The property managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	the property managers, borrowers and affiliates thereof may also own other properties, including competing properties.

None of the borrowers, property managers or their affiliates (or any employee thereof) has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates and the VRR Interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR Interest, on one hand, and the certificates, on the other hand, as described in “Credit Risk Retention—VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the VRR Interest owners will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the Certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor or other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, the retaining sponsor and any other party will not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates

We make no representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates. These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator.

On September 30, 2015, the European Commission (the “European Commission”) published a proposal to amend the Capital Requirements Regulation (the “CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (the “STS Securitization Regulation”) which would, amongst other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe (together with the CRR Amendment Regulation, the “Securitization Regulations”). “Capital Requirements Regulation” means Articles 404 to 410 of the European Union Regulation (EU) No 575/2013, as supplemented by Commission Delegated Regulation (EU) No 625/2014, including any further technical standards and guidance published in relation thereto as may be effective from time to time. The Presidency of the Council of the European Union (the “Council”) and the European Parliament have proposed amendments to the Securitization Regulations. The subsequent trilogue discussions between representatives of the European Commission, the Council and the European Parliament have resulted in a compromise agreement being reached on the contents of the Securitization Regulations. The Council published the compromise text of the STS Securitization Regulation in a communication dated June 26, 2017. However, the final forms of the Securitization Regulations have not yet been published and so their final contents are not yet known. The current intention is that the Securitization Regulations will only apply from January 1, 2019. Investors should be aware that there are likely to be material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulations.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or VRR Interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, in part, to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings of such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate the other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-on-Sale” and

“Due-on-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the VRR Interest owners. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of Class X certificates is based upon the outstanding certificate balance(s) of the related class(es) of principal balance certificates whose certificate balances comprise such notional amount, the yield to maturity on any class of Class X certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the underlying principal balance certificates.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of Class X certificates. Investors in Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer may not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates and the VRR Interest balance of the VRR Interest, pro rata based on the respective percentage allocation entitlements of the certificates (collectively) and the VRR Interest as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates (collectively) and the VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates and the Class R certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the certificates, first the Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C or Class D certificates will result in a corresponding reduction in the notional amount of the corresponding class of Class X certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Release of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in Annex A-1. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. Any such prepayment may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances. Any such release or substitution may impact the value of the collateral upon which the lender may realize, which may adversely affect the yield to maturity of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for further details regarding the various release provisions.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on such classes of certificates will be subordinated to such rights of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D, Class X-E, Class X-F and Class X-G certificates and the Class A-S certificates (solely in the case of the Class B and Class C certificates) and the Class B certificates (solely in the case of the Class C certificates). See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the mortgage loans, which such losses are allocated between it, on one hand, and the certificates, on the other hand, as described under “Credit Risk Retention—VRR Interest—Allocation of VRR Realized Losses”.

Payments Allocated to the VRR Interest or the Certificates Will Not Be Available to the Certificates or the VRR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlements. See “Description of the Certificates—Distributions” and “Credit Risk Retention—VRR Interest”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders and the VRR Interest owners generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans serviced under the pooling and servicing agreement, those decisions are generally made by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to such non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates or the VRR Interest owners in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to a non-serviced whole loan.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded DCH loan and except that, with respect to the non-serviced mortgage loans and servicing shift mortgage loans, it will only have limited consultation rights) and the right to replace the special servicer under the pooling and servicing agreement with or without cause (provided that the directing certificateholder will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-controlling class of certificates), except that if a control termination event occurs and is continuing, the directing certificateholder will lose the related consent rights and the right to replace the special servicer, and if a consultation termination event occurs, then the directing certificateholder will lose the related consultation rights. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded RRCP loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans and whole loans serviced under the pooling and servicing agreement, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders.”

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note), take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited (or no) consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders,” “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the VRR Interest owners (as a collective whole as if the certificateholders and the VRR Interest owners constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer under the pooling and servicing agreement for this securitization (i) for cause at any time and (ii) without cause if either (a) LNR Partners, LLC or its affiliate is no longer the special servicer or (b) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of certificates, in each case, so long as no control termination event has occurred and is continuing and other than in respect of any non-serviced loan, any excluded DCH loan or any servicing shift mortgage loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by holders of certificates and the VRR Interest representing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances and the VRR Interest balance) and (y) upon receipt of approval by holders of certificates and the VRR Interest representing at least 75% of the voting rights that constitute a minimum quorum (which is the holders of at least 75% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances and the VRR Interest balance)). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders and the VRR Interest owners will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the special servicer (so long as a control termination event has occurred and is continuing or, after the occurrence and during the continuance of a consultation termination event, the vote is based on recommendation of the operating advisor), the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will require the trustee to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer, as applicable, for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each of the non-serviced whole loans and the servicing shift whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer responsible for servicing such whole loan with or without cause, and without the consent of the issuing entity. The certificateholders and the VRR Interest owners will generally have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holder of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan will have certain non-binding consultation rights with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Each such companion loan holder and any representative thereof may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any whole loan that includes a subordinate companion loan, the holders of the subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the controlling noteholder (or designated party with respect to any securitization trust holding the controlling note) may conflict with those of the holders of some or all of the classes of certificates, and accordingly such party may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates and the VRR Interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates or of the VRR Interest. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the VRR Interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than Bank of America, National Association, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so (except that the repurchase and substitution obligations of Starwood Mortgage Funding III LLC will also be guaranteed by Starwood Mortgage Capital LLC). We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected non-serviced mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the VRR Interest owners to receive distributions on the offered certificates and the VRR Interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity’s claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may be eligible for relief under the federal bankruptcy laws, if it is characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not

FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the VRR Interest continuing to hold the full non-notionally reduced amount of such certificates or the VRR Interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose of or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property.

Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the VRR Interest owners. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates, the VRR Interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the VRR Interest owners.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 50 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,048,622,110 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in October 2017 (or, in the case of any Mortgage Loan that has its first due date after October 2017, the date that would have been its due date in October 2017 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Ten (10) Mortgage Loans, representing approximately 47.0% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The mortgage loan sellers set forth in the chart under “Summary of Terms—Relevant Parties—Sponsors” will sell their respective Mortgage Loans to the depositor, which will in turn transfer the Mortgage Loans to the issuing entity in exchange for the certificates.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 19, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

Except as specifically provided in this prospectus, information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related Pari Passu Companion Loan, but excluding the principal balance and debt service payment of any related Subordinate Companion Loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

References to any specified Mortgage Loan should be construed to refer to the Mortgage Loan secured by the Mortgaged Property (or portfolio of Mortgaged Properties) with the same name identified on Annex A-1, representing the approximate percentage of the Initial Pool Balance set forth on Annex A-1.

References to any specified Mortgaged Property should be construed to refer to the Mortgaged Property (or portfolio of Mortgaged Properties) with the same name identified on Annex A-1, representing the approximate percentage of the Initial Pool Balance set forth on Annex A-1.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Allocated Loan Amount” means, in the case of Mortgage Loans secured by a portfolio of Mortgaged Properties, a portion of the Cut-off Date Balance allocated to each Mortgaged Property based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. With respect to any Mortgage Loan that is secured by a single Mortgaged Property, “Allocated Loan Amount” means the Cut-off Date Balance of such Mortgage Loan.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, ”Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date;

●	in the case of a Mortgage Loan that provides for interest-only payments through its maturity, or its Anticipated Repayment Date, as applicable, “Annual Debt Service” means the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, “Annual Debt Service” means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an other than “as-is” value as well as “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale.

With respect to the 237 Park Avenue Mortgaged Property, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the appraised value of $1,310,000,000 represents the “as-is assuming reserves” appraised value, which is equivalent to the “as-is” appraised value plus the approximate amount reserved for tenant improvements and leasing commissions and free rent. Based on the $1,200,000,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 29.0% and the Maturity Date LTV Ratio is 29.0% (in each case, calculated including the related Pari Passu Companion Loans but excluding the related Subordinate Companion Loans).

With respect to the U-Haul AREC 25 Portfolio Mortgaged Properties, securing one (1) Mortgage Loan representing approximately 4.5% of the Initial Pool Balance, the “as-is” appraised value reflects the value of the related Mortgaged Properties as a collective whole ($79,390,000), which is higher than the sum of the “as-is” appraised values of the individual Mortgaged Properties ($73,430,000), representing an approximately 8.1% portfolio premium. Based on the $73,430,000 appraised value reflecting the aggregate values for each individual Mortgaged Property without the portfolio premium, the Cut-off Date LTV Ratio of such Mortgage Loan is 63.9% and the Maturity Date LTV Ratio is 46.1%.

With respect to the Rodin Place Mortgage Loan, representing approximately 4.3% of the Initial Pool Balance, the appraised value of $71,500,000 reflects an appraisal on an “as-stabilized” basis, with an anticipated completion date of certain tenant improvements for Target, the largest tenant at the Mortgaged Property, of May 1, 2018, which is higher than the “as-is” appraised value of $68,800,000 for the related Mortgaged Property as of April 6, 2017. Based on the $68,800,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 65.0% and the Maturity Date LTV Ratio is 59.4%.

With respect to the Corporate Woods Portfolio Mortgaged Properties, securing one (1) Mortgage Loan representing approximately 3.8% of the Initial Pool Balance, the “as-is” appraised value reflects the value of the related Mortgaged Properties as a collective whole ($299,100,000), which is higher than the sum of the “as-is” appraised values of the individual Mortgaged Properties ($295,500,000), representing a 1.2% portfolio premium. Based on the $295,500,000 appraised value reflecting the aggregate values for each individual Mortgaged Property without the portfolio premium, the Cut-off Date LTV Ratio of such Mortgage Loan is 74.8% and the Maturity Date LTV Ratio is 60.6%.

With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the appraised value of $956,000,000 reflects an approximately 8.1% premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. Based on the sum of the “as-is” appraised values of each of the Mortgaged Properties on an individual basis of $884,700,000, the Cut-off Date LTV Ratio of such Mortgage Loan is 65.3% and the Maturity Date LTV Ratio is 65.3%. In addition, nine of the Mortgaged Properties, Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Shawnee Hampton Inn, Racine Fairfield Inn and Westchase Homewood Suites, collectively representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, use “as-renovated” appraised values that represent, collectively, an increase of $4,500,000 over the sum of the “as-is” appraised values.

With respect to the Visions Hotel Portfolio Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, the appraised value of $103,000,000 reflects a 4.6% premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. Based on the sum of the “as-is” appraised values of each of the Mortgaged Properties on an individual basis of $98,500,000, the Cut-off Date LTV Ratio of such Mortgage Loan is 55.1% and the Maturity Date LTV Ratio is 44.7%.

With respect to the Candlewood Suites Hopewell Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the appraised value of $5,900,000 reflects an appraisal on a combined “as-stabilized” basis, with an anticipated completion date of certain improvements related to the property improvement plan, which is higher than the “as-is” appraised value of $4,700,000 for the related mortgaged property as of April 28, 2017. Based on the $4,700,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 76.5% and the Maturity Date LTV Ratio is 57.7%.

With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of an ARD Loan, that will be outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below.

In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net operating income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “effective gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “total operating expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio”, Cut-off Date Loan-to-Value Ratio”, “Cut-off Date LTV”, or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided, that:

●	In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, the Cut-off Date Loan-to-Value Ratios were calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

●	With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties. See the definition of “Appraised Value” above and Annex A-1 and the related footnotes.

“EGI” means “Effective Gross Income”, as defined under “Cash Flow Analysis” above.

“GLA” means gross leaseable area.

“Grace Period” is the number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender; provided that hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“IO” means interest-only.

“IO Period UW NCF DSCR” means the Debt Service Coverage Ratio with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet. Similarly, “2nd Largest Tenant”, “3rd Largest Tenant”, “4th Largest Tenant” and “5th Largest Tenant” mean, with respect to any Mortgaged Property, the tenant occupying the second, third, fourth or fifth (as applicable) largest amount of net rentable square feet.

“Lease Expiration of Largest Tenant” means the date at which the applicable Largest Tenant’s lease is scheduled to expire. Similarly, “Lease Expiration of 2nd Largest Tenant”, “Lease Expiration of 3rd Largest Tenant”, “Lease Expiration of 4th Largest Tenant” and “Lease Expiration of 5th Largest Tenant” mean, with respect to any Mortgaged Property, the date at which the applicable 2nd Largest Tenant’s, 3rd Largest Tenant’s, 4th Largest Tenant’s or 5th Largest Tenant’s, as applicable, lease is scheduled to expire.

“Loan Per Unit” means the applicable principal balance per unit of measure as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD,”, “Loan-to-Value Ratio at Maturity or ARD”, “Balloon LTV”, “Maturity Date LTV Ratio” or “Maturity Date LTV” means, with respect to any Mortgage Loan, (a) the Balloon Balance for such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided, that:

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

In the case of an ARD Loan, the LTV Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date. For further description, see the definition of “Appraised Value” above and Annex A-1 and the footnotes thereto.

With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Balloon Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties.

“Mortgage Rate” means, with respect to each Mortgage Loan or Whole Loan and any interest accrual period, the annual rate at which interest accrues on such Mortgage Loan or Whole Loan (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time (the initial Mortgage Rate with respect to each Mortgage Loan is set forth on Annex A-1); provided, that for purposes of calculating Pass-Through Rates equal to, based on and limited by the weighted average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that Mortgage Loan pursuant to the PSA.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI” means historical net operating income for a Mortgaged Property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the Mortgaged Property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain Mortgage Loans included in the issuing entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground lease payments. Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a Mortgaged Property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. Such percentage may include tenants which have executed a lease to occupy such Mortgaged Property even though the applicable tenant has not taken physical occupancy. The Occupancy Rate presented in this prospectus may include space subject to build-out or other renovation and may exclude space currently under renovation. Generally, for purposes of the presentation in this prospectus, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the Mortgaged Property, that (in either case) is obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises. We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus: (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the Mortgaged Property and executes a long-term lease at the Mortgaged Property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease; or (iii) a master lease that was not taken into account in the underwriting. “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the Mortgage Loan. A master lease may relate to all or a portion of a Mortgaged Property.

In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a Mortgaged Property reflects the existence of a “master lease.”

“Occupancy Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“DEF/YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“LO(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account (rather than tenants, or in the case of hotel properties, credit card companies, depositing such rents directly).

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default under the loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office building, industrial/warehouse facility, any combination of the foregoing, or any other property type for which such term is used, the square footage of the net rentable or leaseable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” or “Term to Maturity or ARD” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgaged Property securing a Mortgage Loan, the annual operating expenses estimated for that Mortgaged Property, generally derived from the historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:

●	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;

●	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the Mortgaged Property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and

●	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.

Underwritten Expenses generally include:

●	salaries, wages and benefits;

●	the costs of utilities;

●	repairs and maintenance;

●	marketing;

●	insurance;

●	management;

●	landscaping;

●	security, if provided at the Mortgaged Property;

●	real estate taxes;

●	general and administrative expenses; and

●	ground lease payments, and other costs,

but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). With respect to any cross collateralized and cross defaulted Mortgage Loan, unless otherwise indicated, such terms mean the ratio of the aggregate Underwritten Net Cash Flow derived from the Mortgaged Properties securing all Mortgage Loans comprising such group divided by the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF,” with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR”, “Underwritten NCF DSCR”, or “UW NCF DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided, that unless otherwise indicated, the Underwritten Net Cash Flow DSCR with respect to (x) any Mortgage Loan that is part of a Whole Loan, reflects the Annual Debt Service payable under such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan, and (y) any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all the Mortgaged Properties securing such group and the aggregate Annual Debt Service payable under all Mortgage Loans comprising such group, in each case unless otherwise indicated.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.

In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”

“Underwritten Net Operating Income” or “UW NOI” with respect to any Mortgaged Property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller. In general, it is the estimated revenue derived from the use and operation of such Mortgaged Property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth herein. Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control. In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.

Historical operating results may not be available or were deemed not relevant for some of the Mortgage Loans which are secured by Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property divided by the Cut-off Date Balance for such Mortgage Loan; provided, that:

●	With respect to any Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Underwritten NOI Debt Yield is calculated with regard to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

●	With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, unless otherwise indicated, the Underwritten NOI Debt Yield is calculated on the basis of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income derived for the Mortgaged Properties securing all Mortgage Loans comprising such group.

“Underwritten EGI” or “UW EGI” or “UW Effective Gross Income” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.

“Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided, that:

With respect to any Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service payable with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, unless otherwise indicated, the UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income of all Mortgage Loans comprising such group.

“Underwritten Revenue” or “UW Revenue” means, with respect to any Mortgage Loan, the gross potential rent, less vacancies and collection loss.

“Units”, “Rooms”, “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented including such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any Subordinate Companion Loan or any other indebtedness, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans, unless otherwise indicated.

If we present a debt rating for some tenants and not others in the tables or elsewhere in this prospectus, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,048,622,110
Number of mortgage loans	50
Number of mortgaged properties	179
Range of Cut-off Date Balances	$1,305,910 to $100,000,000
Average Cut-off Date Balance	$20,972,442
Range of Mortgage Rates	3.7515% to 5.3720%
Weighted average Mortgage Rate	4.2052%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	117 months
Range of remaining terms to maturity	55 months to 120 months
Weighted average remaining term to maturity	116 months
Range of original amortization terms(2)	240 months to 360 months
Weighted average original amortization term(2)	352 months
Range of remaining amortization terms(2)	240 months to 360 months
Weighted average remaining amortization term(2)	352 months
Range of Cut-off Date LTV Ratios(3)(4)(5)	26.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)(5)	59.3%
Range of LTV Ratios as of the maturity date(3)(4)(5)	26.6% to 67.6%
Weighted average LTV Ratio as of the maturity date(3)(4)(5)	53.9%
Range of UW NCF DSCRs(4)(5)	1.32x to 4.10x
Weighted average UW NCF DSCR(4)(5)	1.99x
Range of UW NOI Debt Yields(4)	7.8% to 17.7%
Weighted average UW NOI Debt Yield(4)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest-Only	33.0%
Partial Interest-Only	32.5%
Amortizing Balloon	20.5%
Interest-Only, ARD	9.5%
Fully Amortizing, ARD	4.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes 13 Mortgage Loans, representing approximately 42.5% of the Initial Pool Balance, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(3)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio and the LTV Ratio as of the maturity date have been calculated using the “as-is” appraised value. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(4)	In the case of each Mortgage Loan that is part of a Whole Loan, the UW NCF DSCR, Cut-off Date LTV Ratio, the LTV Ratio as of the maturity date and the UW NOI Debt Yield have been calculated including the related pari passu companion loan(s) but excluding the principal balance and debt service payment of any related subordinate companion loan. With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the related Cut-off Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield calculated to include the related subordinate companion loans are 52.9%, 2.06x and 8.2%, respectively.

(5)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

The issuing entity will include eight (8) Mortgage Loans, representing approximately 26.5% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	28	$467,228,966	44.6%
CBD	7	337,044,750	32.1
Suburban	21	130,184,216	12.4
Retail	18	$263,995,478	25.2%
Anchored	4	72,250,000	6.9
Single Tenant	6	66,431,520	6.3
Outlet Center	1	49,500,000	4.7
Super Regional Mall	1	44,000,000	4.2
Unanchored	5	28,463,957	2.7
Shadow Anchored	1	3,350,000	0.3
Hospitality	79	$99,517,704	9.5%
Limited Service	52	47,246,646	4.5
Full Service	4	36,251,679	3.5
Extended Stay	23	16,019,379	1.5
Self Storage	25	$87,956,771	8.4%
Self Storage	25	87,956,771	8.4
Multifamily	23	$68,532,324	6.5%
Garden	22	59,532,324	5.7
Mixed Use	1	9,000,000	0.9
Mixed Use	2	$50,470,000	4.8%
Office/Retail/Self Storage	1	44,720,000	4.3
Retail/Office	1	5,750,000	0.5
Industrial	2	$7,525,000	0.7%
Flex	2	7,525,000	0.7
Manufactured Housing	2	$3,395,866	0.3%
Manufactured Housing	2	3,395,866	0.3
Total	179	$1,048,622,110	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

Additional information with respect to certain specific property types is set forth below.

Office Properties

With respect to the office properties set forth in the above chart titled “Property Type Distribution” or mixed use properties that include office tenants:

●	With respect to the American Cancer Society Center Mortgage Loan, representing approximately 7.0% of the Initial Pool Balance, the related Mortgaged Property contains 255,129 square feet of occupied data center space and the related sponsor and property manager operates or manages, as applicable, a competing data center.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the Mortgage Loan is subject to certain specific risks relating to the fact that the related Whole Loan is bifurcated into a senior loan and building loan, and related to the fact that NYPH, which has the right to occupy approximately 38.3% of the net rentable square footage of the Mortgaged Property, does not lease such space but instead has the right to occupy such space pursuant to a structure where it has purchased eight leasehold condominium units at the Mortgaged Property (which condominium units are required to be reconveyed to 237 Park Avenue Declarant Borrower no later than December 29, 2048), and is required to pay for such units pursuant to a purchase money note and mortgage with installment payments similar to lease payments. For purposes of certain information presented in this prospectus, including tenant and leasing information, the NYPH Transaction is sometimes referred to as a lease and NYPH as a tenant. NYPH (New York and Presbyterian Hospital) is a non-profit organization. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the 237 Park Avenue Mortgage Loan.”

●	With respect to the Corporate Woods Portfolio Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, the Mortgaged Properties consist of 15 office buildings and one retail building in a 29 building corporate office complex. An affiliate of the borrower also owns five other office buildings in such office complex and adjacent undeveloped land (which may be developed for office use). The office complex also includes additional office buildings owned by a third party. The related Whole Loan documents prohibit the borrower from relocating a major tenant (either PNC Bank National Association or a tenant which, with affiliates, represents more than 7.5% of the total rental income or gross leasable area of the Mortgaged Properties) to any property within a five mile radius of the Mortgaged Properties, or which was released from the lien of such Mortgage Loan, without lender consent. Other tenants may be relocated to such a property if either (i) a lease with at least equivalent payment terms (on an “all in” basis), for at least the same term, with a replacement tenant with at least equivalent financial strength is in effect and requires unabated rent payments (or any free rent is escrowed) or (ii) the borrower delivers evidence that the tenant desires to occupy space at the applicable relocation property and no space comparable in size and quality is available at the Mortgaged Properties (or any comparable space has been rejected by the tenant).

●	With respect to the Harbor Walk Office Building Mortgage Loan, representing approximately 1.1% of the Initial Pool Balance, the largest tenant, Art Institute of Fort Lauderdale, Inc. (“Art Institute”), representing approximately 30.6% of net rentable square feet and approximately 42.6% of underwritten rent, is a for profit school which operates a culinary school and restaurant at the related Mortgaged Property. Art Institute originally occupied the entire building, but downsized their space in 2014. In 2015, the parent organization of Art Institute, Education Management Corp. (“EDMC”) settled a federal investigation into allegations that its recruitment practices were predatory. EDMC is seeking to sell substantially all Art Institute schools owned by it (31 Art Institute schools) to The Dream Center Foundation, a Los Angeles-based not-for profit organization. According to newspaper articles relating to the transaction, the United States Department of Education has granted initial (but not final) approval; however, certain regional accreditation agencies have raised questions regarding the sale, and certain parties involved with the proposed buyer have ties to the for-profit education industry. We cannot assure you of whether or when such sale will take place, or what the effect will be on the Art Institute tenant. At loan closing, $500,000 was deposited into an Art Institute reserve, to be released if Art Institute is in occupancy on the date that is 24 months after the origination date, or, if Art Institute has vacated or ceased operations at the Mortgaged Property prior to the expiration of such 24 month period, to reimburse the borrower for the costs of tenant improvements and leasing commissions to re-tenant the Art Institute space (provided, that if a replacement tenant is occupying such space and paying full unabated rent, the borrower shall be entitled to a full release of such funds).

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hotel Properties

The following Mortgaged Properties are associated with a hotel brand through a license, franchise agreement, operating agreement, management agreement or net lease.

Mortgaged Property Name(1)	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hampton Inn Ann Arbor North	$572,034	0.1%	3/1/2022	6/1/2027
Holiday Inn Arlington Northeast Rangers Ballpark	$543,716	0.1%	8/1/2022	6/1/2027
Residence Inn Toledo Maumee	$538,052	0.1%	6/1/2028	6/1/2027
Residence Inn Williamsburg	$515,397	0.0%	8/1/2019	6/1/2027
Hampton Inn Suites Waco South	$475,751	0.0%	8/1/2028	6/1/2027
Holiday Inn Louisville Airport Fair Expo	$467,256	0.0%	8/1/2022	6/1/2027
Courtyard Tyler	$458,760	0.0%	7/1/2030	6/1/2027

Hilton Garden Inn Edison Raritan Center	$458,760	0.0%	4/1/2022	6/1/2027
Hilton Garden Inn St Paul Oakdale	$453,097	0.0%	6/1/2025	6/1/2027
Residence Inn Grand Rapids West	$447,433	0.0%	10/1/2029	6/1/2027
Peoria, AZ Residence Inn	$444,601	0.0%	12/1/2018	6/1/2027
Hampton Inn Suites Bloomington Normal	$441,769	0.0%	11/1/2026	6/1/2027
Courtyard Chico	$433,274	0.0%	6/1/2031	6/1/2027
Hampton Inn Suites Kokomo	$419,114	0.0%	3/1/2022	6/1/2027
Hampton Inn Suites South Bend	$419,114	0.0%	3/1/2022	6/1/2027
Courtyard Wichita Falls	$399,291	0.0%	12/1/2029	6/1/2027
Hampton Inn Morehead	$387,964	0.0%	1/1/2030	6/1/2027
Residence Inn Chico	$376,636	0.0%	2/1/2025	6/1/2027
Courtyard Lufkin	$359,645	0.0%	10/1/2029	6/1/2027
Hampton Inn Carlisle	$356,813	0.0%	2/1/2022	6/1/2027
Springhill Suites Williamsburg	$356,813	0.0%	11/1/2019	6/1/2027
Fairfield Inn Bloomington	$353,982	0.0%	3/1/2022	6/1/2027
Waco Residence Inn	$345,486	0.0%	10/1/2027	6/1/2027
Holiday Inn Express Fishers	$322,831	0.0%	5/1/2022	6/1/2027
Springhill Suites Chicago Naperville Warrenville	$297,345	0.0%	5/1/2033	6/1/2027
Holiday Inn Express & Suites Paris	$294,513	0.0%	8/1/2022	6/1/2027
Toledo Homewood Suites	$294,513	0.0%	1/1/2030	6/1/2027
Grand Rapids Homewood Suites	$286,017	0.0%	1/1/2030	6/1/2027
Cheyenne Fairfield Inn and Suites	$266,194	0.0%	8/19/2029	6/1/2027
Fairfield Inn Laurel	$266,194	0.0%	4/1/2019	6/1/2027
Courtyard Akron Stow	$260,531	0.0%	10/1/2025	6/1/2027
Towneplace Suites Bloomington	$246,371	0.0%	3/1/2025	6/1/2027
Hampton Inn Danville	$243,539	0.0%	2/1/2022	6/1/2027
Holiday Inn Norwich	$240,708	0.0%	2/1/2022	6/1/2027
Hampton Inn Suites Longview North	$237,876	0.0%	2/1/2029	6/1/2027
Springhill Suites Peoria Westlake	$237,876	0.0%	5/1/2033	6/1/2027
Hampton Inn Suites Buda	$235,044	0.0%	1/1/2029	6/1/2027
Shawnee Hampton Inn	$235,044	0.0%	1/1/2030	6/1/2027
Racine Fairfield Inn	$229,380	0.0%	11/1/2021	6/1/2027
Hampton Inn Selinsgrove Shamokin Dam	$223,716	0.0%	2/1/2022	6/1/2027
Holiday Inn Express & Suites Terrell	$212,389	0.0%	8/1/2022	6/1/2027
Westchase Homewood Suites	$205,570	0.0%	1/1/2030	6/1/2027
Holiday Inn Express & Suites Tyler South	$203,893	0.0%	8/1/2022	6/1/2027
Holiday Inn Express & Suites Huntsville	$195,398	0.0%	8/1/2022	6/1/2027
Hampton Inn Sweetwater	$178,407	0.0%	1/1/2030	6/1/2027
Comfort Suites Buda Austin South	$150,088	0.0%	8/1/2022	6/1/2027
Fairfield Inn & Suites Weatherford	$141,593	0.0%	3/1/2029	6/1/2027
Holiday Inn Express & Suites Altus	$114,736	0.0%	8/1/2022	6/1/2027
Comfort Inn & Suites Paris	$101,947	0.0%	8/1/2022	6/1/2027
Hampton Inn Suites Decatur	$97,556	0.0%	11/1/2028	6/1/2027
Holiday Inn Express & Suites Texarkana East	$90,341	0.0%	8/1/2022	6/1/2027
Mankato Fairfield Inn	$80,957	0.0%	12/1/2030	6/1/2027
Candlewood Suites Texarkana	$62,592	0.0%	8/1/2022	6/1/2027
Country Inn & Suites Houston Intercontinental Airport East	$59,443	0.0%	8/1/2027	6/1/2027
Holiday Inn Express & Suites Buffalo	$2,932,642	0.3%	3/1/2031	9/6/2027
Hampton Inn Potsdam	$2,419,429	0.2%	10/1/2034	9/6/2027
Hampton Inn & Suites Utica	$2,382,771	0.2%	4/1/2025	9/6/2027
Fairfield Inn & Suites Olean	$2,272,797	0.2%	12/1/2035	9/6/2027
Hampton Inn & Suites East Aurora	$2,254,468	0.2%	4/1/2023	9/6/2027
Fairfield Inn & Suites Binghamton	$1,649,611	0.2%	1/1/2030	9/6/2027
Fairfield Inn & Suites Rochester South	$1,649,611	0.2%	1/1/2030	9/6/2027
Fairfield Inn & Suites Albany	$1,612,953	0.2%	11/1/2035	9/6/2027
Fairfield Inn & Suites Corning	$1,374,676	0.1%	1/1/2030	9/6/2027
Fairfield Inn & Suites Rochester West/Greece	$1,374,676	0.1%	2/1/2034	9/6/2027
Hampton Inn	$9,358,491	0.9%	7/31/2033	10/1/2027
Fairfield Inn & Suites	$6,641,509	0.6%	6/12/2029	10/1/2027
Candlewood Suites Hopewell	$3,594,071	0.3%	12/31/2029	9/1/2027

(1)	Excludes eleven (11) Starwood Capital Hotel Portfolio Mortgaged Properties which are operated under the Larkspur Landing brand, as to which there is no franchise agreement, as described below. In addition, excludes The Townsend Hotel Mortgaged Property which is an unflagged boutique hotel.

In addition, with respect to the hotel properties set forth in the above chart titled “Property Type Distribution”:

●	With respect to The Townsend Hotel Mortgage Loan, representing approximately 3.3% of the Initial Pool Balance, the related Mortgaged Property is an unflagged boutique hotel. Approximately 45.9% of total underwritten revenue at the Mortgaged Property consists of food and beverage revenue. In addition, a 130 to 150 room boutique hotel approximately two blocks from the Mortgaged Property, and which would directly compete with the Mortgaged Property, has been proposed for development.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, eleven (11) of the Mortgaged Properties securing the related Loan Combination are Larkspur Landing-branded hotels. The Larkspur Landing franchise is affiliated with the related borrower sponsor, and there are no franchise agreements in place with respect to such Mortgaged Properties. There is a license agreement between the borrowers and an affiliate of the borrower sponsor to use the intellectual property associated with the Larkspur Landing brand. Such licensing agreements are subject to termination by either party with 60 days’ notice. The Mortgage Loan documents prohibit the applicable borrowers from terminating the related licensing agreement without the lender’s consent, except that consent is not required for replacing the licensing agreement with a replacement franchise agreement with a qualified franchisor. In addition, a termination of any such licensing agreement without the prior written consent of the lender (other than as expressly permitted in the Mortgage Loan documents) is a recourse event under the related non-recourse carveout guaranty. The lender has received a comfort letter which provides that, upon the foreclosure, deed-in-lieu of foreclosure or appointment of a receiver for the Mortgaged Property, the lender has the right to continue using the license for a period of 12 months following any such realization or to terminate the license without any fee. The comfort letter also grants the lender the right, but not the obligation, to cure defaults by the borrowers under the license agreement.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, all sixty-five (65) Mortgaged Properties are subject to operating leases with affiliates of the related borrowers. The operating lessees are parties to the loan agreement and have assigned their rights under each operating lease to surrender the leasehold, subleasehold or sub-subleasehold estates created by each such operating lease or to terminate or modify such operating lease, except that the Mortgage Loan documents allow the borrowers to modify the operating leases to reflect adjustments in the rents payable (x) in connection with the exercise of each renewal or extension option and/or (y) within 30 days of receipt of a market study transfer pricing report prepared by an approved accountant, provided that: (A) no event of default has occurred and is then continuing; (B) such change in rents is not reasonably expected to have a material adverse effect or materially impair the operation, value or use of any Mortgaged Property; (C) the borrowers provide the lender with executed copies of all applicable modification documents; (D) after taking into account any such rental increase or decrease, the aggregate rent payable under all operating leases is not less than the greater of: (I) an amount necessary to cause the debt service coverage ratio (as calculated in the Mortgage Loan documents) to be at least equal to 1.0x; and (II) an amount sufficient to enable the borrower to pay the aggregate debt servicing obligations and operating expenses; and (E) after taking into account such increase or decrease, the rent payable under such operating lease is not greater than fair market rent with respect to each applicable Mortgaged Property, as reasonably determined by the borrowers in good faith based on their commercially reasonable business judgment. In addition, as long as no event of default is continuing, the borrowers may enter into immaterial, non-monetary modifications, in each case, without the consent of the lender.

●	With respect to the Chattanooga Hotel Portfolio Mortgage Loan, representing approximately 1.5% of the Initial Pool Balance, as to the Hampton Inn Mortgaged Property, representing approximately 0.9% of the Initial Pool Balance by allocated loan amount, the related franchise agreement permits a mortgage loan secured by such Mortgaged Property only if such Mortgaged Property is the sole property securing the mortgage loan. The Mortgage Loan is secured by two Mortgaged Properties. The related franchisor comfort letter contains language stating that the Mortgage Loan “will be used in part for the direct benefit of the hotel”; however, the borrower did not obtain express consent from the franchisor to enter into a Mortgage Loan secured by two properties. The loan documents provide that the Mortgage Loan will become full recourse if the borrower receives a written notice of default from the franchisor of the Hampton Inn Mortgaged Property due to its failure to obtain such consent. In addition, with respect to the Chattanooga Hotel Portfolio Mortgage Loan, the two Mortgaged Properties are located next to each other, and compete with each other.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

With respect to the self storage properties set forth in the above chart titled “Property Type Distribution”:

●	With respect to the Storage Xxtra Highway 61 Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the related Mortgaged Property offers small office suites for rent on a monthly basis. The office suites generate approximately 24.4% of the related Mortgaged Property’s rental income.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Multifamily Properties

With respect to the multifamily and mixed use properties with a multifamily component set forth in the above chart, we note the following:

●	With respect to the Sharp Rose Apartment Portfolio Mortgage Loan, representing approximately 1.0% of the Initial Pool Balance, the related Mortgaged Properties have 130 tenants utilizing rental subsidies, including 58 tenants utilizing section 8 vouchers.

●	With respect to the 334 Bowery Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, all residential units at the related Mortgaged Property are rent stabilized units registered with the New York State Division of Housing and Community Renewal, with six of such units being subject to rents which are substantially below market rates.

●	With respect to the Sunrise Apartments Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the related Mortgaged Property relies in part on subsidies under the Section 8 Tenant-Based Assistance Rental Certificate Program of the U.S. Department of Housing and Urban Development or a similar state-run program. As of August 2017, there were approximately 11 Section 8 units out of the 97 units at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart titled “Property Type Distribution”:

●	With respect to the Bernwood Portfolio Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, $2,600,000 of the original principal balance of the Mortgage Loan was held back on the origination date and deposited in two reserves. $700,000 of such amount was deposited into a tenant-specific reserve and will be released to the borrower (or, if a cash sweep period exists, into the deposit account) upon tenant Salon Suites delivering a tenant estoppel certificate confirming that (i) the lease is in full force and effect, (ii) the lease term has commenced, (iii) Salon Suites is in physical occupancy and open for business and (iv) there is no default beyond the expiration of any applicable notice and cure periods. The remaining $1,900,000, or a portion thereof, was deposited into a holdback reserve and will be released to the borrower (or, if a cash sweep period exists, into the deposit account) when the debt yield is equal to or greater than 9.5%, as determined by the lender (for purposes of such calculation, excluding from the principal amount any amounts remaining in the holdback reserve account following such disbursement). The borrower may obtain up to two disbursements from the reserve, but may not obtain a disbursement after the third anniversary of the origination date. Any such funds not released to the borrower will continue to be held in reserve as additional collateral for the Mortgage Loan.

●	Each such mixed use Mortgaged Property has one or more retail and office components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Manufactured Housing Community Properties

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have, among their 5 largest tenants, a tenant that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Restaurant	9	10.3%
Data Center	2	9.2%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	8	6.9%
School/Educational facility	2	5.4%
Bank Branch	3	4.4%
Gym, fitness center or a health club	2	4.4%
Theatre/entertainment facility	1	4.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
222 Second Street	$100,000,000	9.5%	$644.32	1.84x	56.5%	Office
American Cancer Society Center	$73,200,000	7.0%	$117.22	1.79x	63.8%	Office
237 Park Avenue	$70,005,000	6.7%	$278.02	4.10x	26.6%	Office
9-19 9th Avenue	$50,000,000	4.8%	$1,720.24	1.91x	52.0%	Retail
OKC Outlets	$49,500,000	4.7%	$219.66	2.41x	59.9%	Retail
U-Haul AREC 25 Portfolio	$46,907,129	4.5%	$66.94	1.73x	59.1%	Self Storage
Ocean Park Plaza	$45,402,000	4.3%	$455.84	1.38x	67.8%	Office
Rodin Place	$44,720,000	4.3%	$184.88	1.50x	62.5%	Mixed Use
Mall of Louisiana	$44,000,000	4.2%	$418.39	1.85x	57.0%	Retail
Remington Park	$42,500,000	4.1%	$99,299.07	1.89x	67.6%	Multifamily
Corporate Woods Portfolio	$39,946,846	3.8%	$108.68	1.48x	73.9%	Various
The Townsend Hotel	$35,000,000	3.3%	$233,333.33	3.54x	51.5%	Hospitality
Enclave at Carpinteria	$28,877,000	2.8%	$238.20	2.08x	67.0%	Office
444 West Ocean	$26,500,000	2.5%	$141.44	1.39x	64.6%	Office
Starwood Capital Hotel Portfolio	$25,000,000	2.4%	$90,680.18	2.72x	60.4%	Hospitality
Top 3 Total/Weighted Average	$243,205,000	23.2%		2.48x	50.1%
Top 5 Total/Weighted Average	$342,705,000	32.7%		2.38x	51.8%
Top 15 Total/Weighted Average	$721,557,975	68.8%		2.13x	57.8%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

(2)	Certain of the Cut-off Date LTV Ratios are calculated using other than “as-is” appraised values. See “Description of the Mortgage Pool—Appraised Value”.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than approximately 2.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

As set forth below in the table entitled “Multi-Property Mortgage Loans”, the Mortgage Pool will include eight (8) Mortgage Loans, collectively representing approximately 17.6% of the Initial Pool Balance, each of which is secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of properties securing a multi-property Mortgage Loan or group of cross-collateralized Mortgage Loans may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
U-Haul AREC 25 Portfolio	Multi-property	$46,907,129	4.5%
Corporate Woods Portfolio	Multi-property	39,946,846	3.8
Starwood Capital Hotel Portfolio	Multi-property	25,000,000	2.4
Bernwood Portfolio	Multi-property	21,000,000	2.0
Visions Hotel Portfolio	Multi-property	19,923,633	1.9
Chattanooga Hotel Portfolio	Multi-property	16,000,000	1.5
Sharp Rose Apartment Portfolio	Multi-property	11,000,000	1.0
Family Dollar Portfolio	Multi-property	4,975,000	0.5
Total		$184,752,608	17.6%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●	With respect to the Mall of Louisiana Mortgage Loan and the 1102 Broadway Mortgage Loan, securing approximately 4.2% and 1.2% of the Initial Pool Balance, respectively, each related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous and/or each of which is owned by a separate borrower.

Related Borrower Loans (other than Cross-Collateralized Groups)(1)

Four groups of Mortgage Loans, set forth in the table below are comprised of separate Mortgage Loans (other than cross-collateralized and cross-defaulted Mortgage Loans) that have borrower sponsors that are related by virtue of having at least one controlling project sponsor or principal in common. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Mortgage Loan Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Group 1:
Ocean Park Plaza	1	$45,402,000	4.3%
Marina Beach Shopping Center	1	9,800,000	0.9
Total for Group 1:	2	$55,202,000	5.3%
Group 2:
U Stor It Chicago – Carol Stream	1	$8,039,225	0.8%
U Stor It Chicago - Streamwood	1	5,892,103	0.6
U Stor It Chicago - Ashland	1	5,143,107	0.5
U Stor It Chicago - Beverly	1	3,575,208	0.3
Total for Group 2:	4	$22,649,642	2.2%
Group 3:
Storage Xxtra Highway 74	1	$3,300,000	0.3%
Storage Xxtra Highway 61	1	3,200,000	0.3
Total for Group 3:	2	$6,500,00	0.6%
Group 4:
Luxor MHC	1	$2,089,956	0.2%
Mary Ann MHC	1	1,305,910	0.1
Total for Group 4:	2	$3,395,866	0.3%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State/Jurisdiction	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	19	$277,741,471	26.5%
New York	13	$148,928,633	14.2%
Georgia	4	$84,589,884	8.1%
Pennsylvania	9	$77,589,755	7.4%
Texas	24	$71,604,226	6.8%
Illinois	27	$59,126,632	5.6%
Florida	11	$52,094,764	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 22 other states, with no more than approximately 4.8% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Twenty-five (25) Mortgaged Properties securing approximately 28.3% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 22%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which areas are more susceptible to hurricanes.

●	With respect to the Remington Park Mortgage Loan, representing 4.1% of the Initial Pool Balance, as to which the Mortgaged Property is located in Houston, Texas, the related property condition report stated that after the initial site visit, a flood occurred at the Remington Park Mortgaged Property in connection with Hurricane Harvey, a major hurricane that made landfall in Texas on August 25, 2017, during which several of the garages were inundated with 10-16 inches of water; however, observed and reported flood damage from Hurricane Harvey was limited to 74 garage door panels on 52 garage doors, at an estimated repair cost of $15,000. The parking areas at the Mortgaged Property also experienced flooding in the past. At origination, $15,000 was escrowed to repair the garage doors, which repairs are required to be completed within four months after the loan origination date (which loan origination date was September 13, 2017), and $40,000 was escrowed for repairs to the drainage system at the Mortgaged Property, which are required to be completed within 12 months after the origination date.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing 2.4% of the Initial Pool Balance, the borrower with respect to the Country Inn & Suites Houston Intercontinental Airport East Mortgaged Property reported extensive flooding at the Mortgaged Property in connection with Hurricane Harvey, a major hurricane that made landfall in Texas on August 25, 2017. The hotel at the Mortgaged Property was evacuated and closed as of August 27, 2017. In conjunction with the origination of the Mortgage Loan, the borrower obtained an insurance policy with wind coverage at the full limit of $500,000,000 subject to a named storm limit of $250,000,000. In addition, the borrower purchased an insurance policy through the National Flood Insurance Program in an amount equal to $500,000 for building and $500,000 for contents.

Mortgaged Properties With Limited Prior Operating History

Eight (8) of the Mortgage Loans collectively representing approximately 22.7% of the Initial Pool Balance by allocated loan amount, are secured by Mortgaged Properties that (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related

Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

One (1) Mortgage Loans secured by the Ocean Park Plaza Mortgaged Property, representing approximately 4.3% of the Initial Pool Balance, have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Three (3) of the Mortgage Loans secured or partially secured by the 237 Park Avenue, Sharp Rose Apartment Portfolio - 2125-2129 West Washington Boulevard, Sharp Rose Apartment Portfolio - 5522-5540 West Ohio Street and Premier Storage Mortgaged Properties, representing approximately 7.4% of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)(3)(4)	174	$964,710,877	92.0%
Fee/Leasehold(5)	1	70,005,000	6.7
Leasehold	4	13,906,233	1.3
Total	179	$1,048,622,110	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-2.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	With respect to the American Cancer Society Center Mortgage Loan, representing approximately 7.0% of the Initial Pool Balance, approximately 7,849 SF of the Mortgaged Property’s 156,846 SF total site area is subject to a ground lease which expires January 31, 2068.

(4)	With respect to the 444 West Ocean Mortgage Loan, representing approximately 2.5% of the Initial Pool Balance, the Mortgaged Property contains 406 parking spaces, 43 of which are on a parcel that is ground leased from the City of Long Beach. The ground lease commenced August 17, 1999, and expires June 30, 2054.

(5)	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the Mortgaged Property consists of both a fee interest and leasehold condominium interests, but not a ground leasehold interest, as described below.

In general, unless the related fee interest is also encumbered by the related Mortgage, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions, if any, to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the Mortgaged Property consists, among other things, of (i) the fee interest in the related real property and (ii) 17 of 25 leasehold condominium units. The remaining 8 leasehold condominium units are owned by NYPH. In order to create the leasehold condominium units, the 237 Park Avenue Fee Borrower entered into a ground lease with 237 Park Avenue Declarant Borrower and 237 Park Avenue Declarant Borrower assigned its ground leasehold interest to the related condominium board. The ground leasehold interest does not constitute collateral for the related Whole Loan.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 34 in Annex D-1 and the exceptions, if any, thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 40 in Annex D-1 and the exceptions, if any, thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the 222 Second Street Mortgage Loan, representing approximately 9.5% of the Initial Pool Balance, only the single purpose entity borrower is liable for environmental indemnification obligations. The Phase I ESA for the Mortgaged Property identified a historical recognized environmental condition at the Mortgaged Property as a result of releases from a gasoline station operated at the site from approximately 1929 to 1974. Following site investigations, all previously contaminated soils were removed from the footprint of the building and subterranean parking levels during development of the Mortgaged Property beginning in 2013. A regulatory closure letter was issued in 2015. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Illinois Union Insurance Company, with limits of $25 million per incident and $25 million in the aggregate. Illinois Union Insurance Company has an S&P rating of “AA” and an AM Best rating of “A++XV”. The policy period ends May 31, 2019.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, no environmental indemnity was provided. The borrower obtained an environmental legal liability coverage insurance policy. The policy was issued by Zurich American Insurance Company and provides $5,000,000 of coverage per incident and in aggregate with a $50,000 deductible per incident.

●	With respect to the 9-19 9th Avenue Mortgage Loan, representing approximately 4.8% of the Initial Pool Balance, the environmental engineer noted one historical recognized environmental condition related to ten underground gasoline storage tanks (“UST”) that were used in connection with an auto repair shop that was present at the Mortgaged Property until 2011. In March 2015 HarPer Engineering, P.C. issued a Tank Closure report that showed that there was no post closure contamination of soil or groundwater at the Mortgaged Property and that all of the tanks had either been permanently closed or removed. The environmental engineer determined that no further action was necessary.

●	With respect to the OKC Outlets Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, a Phase I ESA identified a controlled REC related to groundwater contamination at a north adjoining, up-gradient property. Ongoing biannual groundwater contamination monitoring is occurring at the Mortgaged Property. Groundwater constituents of concern are stable or decreasing based on a comparative analysis from prior sampling events.

●	With respect to the Remington Park Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, the related ESA identified a controlled REC at the related Mortgaged Property due to the occupancy of the eastern portion of the Mortgaged Property by a gas pipeline company from the 1950s to the early 1990s. The pipeline company and another entity were entered in the Texas Voluntary Cleanup Program (“VCP”) in 1997. According to the ESA, the investigation with respect to the majority of the Mortgaged Property was closed without restrictions in a Final Certificate of Completion dated April 23, 1998, while a 0.69-acre tract was issued a Conditional Certificate of Completion dated April 21, 1998. The conditions of closure included annual groundwater monitoring for three years (1998-2000), and biennially monitoring thereafter until the residential cleanup target levels for the detected chlorinated compounds (perchloroethylene (“PCE”), trichloroethylene (“TCE”), dichloroethene (“DCE”) and vinyl chloride) are achieved, as well as groundwater was prohibited from use. The ESA further stated that it was concluded from soil vapor sample analysis in 2006 that potential vapor intrusion into the on-site buildings did not represent a significant risk. The ESA stated that a groundwater monitoring report dated April 13, 2017 concluded that contaminant concentrations were steady or declining in each well, but showed that residential target cleanup levels for PCE, TCE, DCE and vinyl chloride had not been achieved. The ESA stated that based on information provided by the Texas Commission on Environmental Quality (“TCEQ”), the next biennial groundwater monitoring report would be due on or before June 1, 2019. The ESA concluded that based on the continued decreasing trend for the chemicals of concern, the continued oversight by the TCEQ and identification of a responsible party no further investigation is warranted, and recommended that the responsible party continue to comply with the terms of the VCP, which requires the continuation of the biennial groundwater sampling event and restricts the use of groundwater at the Mortgaged Property.

●	With respect to the Enclave at Carpinteria Mortgaged Property, representing approximately 2.8% of the Initial Pool Balance, the Phase I ESA identified a controlled recognized environmental condition related to a release discovered during the removal of two underground storage tanks containing waste oils and waste solvents in 1987. The condition was investigated and addressed through the removal of impacted soil. In June 2017, the Central Coast Regional Water Quality Control Board issued a case closure letter, which noted that residual impacts may exist in groundwater beneath the Mortgaged Property and imposed certain land use covenants upon the Mortgaged Property, including: (1) construction of enclosed and inhabitable improvements is prohibited on the portion of the impacted portion of the Mortgaged Property unless permitted in writing by the governing environmental authority, (2) use of the Mortgaged Property is restricted to industrial, commercial or office space, (3) the Mortgaged Property may not be used as a residence for human habitation, a hospital, a school for individuals under 21 years of age or as a day care center for children or senior citizens, and (4) excavation work and the digging or use of a well for any use is prohibited unless permitted in writing by the governing environmental authority.

●	With respect to the Hampton Inn Morehead and Hampton Inn Carlisle Mortgaged Properties (both of which are part of the Starwood Capital Hotel Portfolio Mortgage Loan), securing approximately 0.0% and 0.0%, respectively, of the Initial Pool Balance by allocated loan amount, the ESAs obtained at origination concluded that the Mortgaged Properties have RECs related to the former presence of USTs at such Mortgaged Properties. With respect to the Hampton Inn Morehead Mortgaged Property, the ESA recommended that a ground penetrating radar survey and/or magnetometer survey be conducted to determine whether any USTs associated with the former presence of a gasoline service station remain at the Mortgaged Property, and that the borrower conduct a limited subsurface investigation to characterize any impacts to soil and/or groundwater. The ESA provided an estimated cost of $12,000 to $17,000 in connection with such recommendations. With respect to the Hampton Inn Carlisle Mortgaged Property, the ESA recommended that a file review be conducted at the applicable state agency in order to determine the current status of a leaking UST case associated with the Mortgaged Property due to the former presence of a gasoline service station at the Mortgaged Property. The ESA provided an estimated cost of $1,000 to conduct the review. At origination, in lieu of establishing a reserve to fund the recommended investigation, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the RECs at the related Mortgaged Properties. The policy has individual and aggregate claim limits of $1,000,000 and a $25,000 deductible. The current policy has an expiration date of May 24, 2030. The policy was prepaid at origination of the related Loan Combination and was provided by Great American E&S Insurance Company, which is rated “A+” by S&P.

●	With respect to the Dempster Plaza Mortgage Loan, representing approximately 2.3% of the Initial Pool Balance, the environmental engineer noted one recognized environmental condition related to the extended presence of a dry-cleaner at the Mortgaged Property with no subsurface testing having been done and a controlled recognized environmental condition related to groundwater contamination from the dry-cleaner that had previously operated at the mortgaged property. The environmental engineer subsequently performed the required subsurface testing as part of a phase II investigation and found that the levels of contamination were acceptable for the Mortgaged Property’s use as a commercial, and not residential, property. The environmental engineer determined that no further action was necessary so long as the Mortgaged Property is used for commercial or industrial uses and is not converted to residential use.

●	With respect to the Hampton Inn & Suites Utica, Hampton Inn Potsdam and Hampton Inn & Suites East Aurora (all of which are part of the Visions Hotel Portfolio), each securing approximately 0.2% of the Initial Pool Balance by Allocated Loan Amount, the related environmental engineers noted historical recognized environmental conditions at all three properties. At the Hampton Inn & Suites Utica Mortgaged Property, the related environmental engineer noted that the Mortgaged Property had soil contamination due to a prior auto repair shop in operation at the mortgaged property and a spill from an underground storage tank at an adjacent property. The spilled chemicals are not volatile and remediation was performed so the incidents were closed in March of 2007 and December of 2010, respectively, and the related environmental engineer determined that no further action is necessary. At the Hampton Inn & Suites East Aurora Mortgaged Property, the related environmental engineer noted that three underground storage tanks had been removed from the Mortgaged Property in April of 2001 and the Mortgaged Property has since been completely redeveloped. Given the prior regulatory closure and the complete redevelopment of the Mortgaged Property, the environmental engineer determined that no further action was necessary. At the Hampton Inn Potsdam Mortgaged Property, the related environmental engineer noted that the Mortgaged Property was listed on the New York Registered Underground Storage Tank and SPILLS databases. Three underground storage tanks were removed from the Mortgaged Property in 1991, 1996 and 2013 respectively. Since no soil contamination was found and New York State granted regulatory closure the related environmental engineer determined that no further action was necessary.

●	With respect to the San Mar Plaza Mortgage Loan, representing approximately 1.6% of the Initial Pool Balance, the environmental engineer noted a historical recognized environmental condition related to soil contamination from a prior dry cleaner and Wal-Mart located at the Mortgaged Property. The Mortgaged Property received a regulatory closure letter in 1994 from the relevant regulatory agency. Given the closure letters and the lack of evidence of any further contamination, the environmental engineer recommended no further action.

●	With respect to the 1102 Broadway Mortgaged Property, securing approximately 1.2% of the Initial Pool Balance, the Phase I ESA identified RECs relating to 2 potential USTs dating to the operation of an auto repair shop at the site from approximately 1927 to 1973. In addition, an adjoining property has been used as a dry cleaner and dye shop for at least 39 years. The Phase I recommended a Phase II assessment to determine the presence of contamination as a result of these circumstances. In lieu of obtaining a Phase II assessment, the lender obtained a $5,000,000 lender environmental collateral protection and liability environmental insurance policy with a $5,000,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America, with a 10-year term (equal to the loan term), a 2-year policy tail and $50,000 self insurance requirement. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the Harbor Walk Office Building Mortgaged Property, securing approximately 1.1% of the Initial Pool Balance, the ESA identified a REC relating to two 4,500-gallon and two 1,000-gallon unleaded gasoline USTs, which were removed from the Mortgaged Property in April 1988. As part of the UST removal activities, soil and groundwater testing was conducted and petroleum-related analytes were identified in the groundwater above Florida Department of Environmental Protection (“FDEP”) Cleanup Target Levels (“CTLs”). Subsequently, the Mortgaged Property applied for, and was found eligible for, FDEP funded cleanup coverage under the Early Detection Incentive Program. Additional groundwater and soil testing was conducted in 2016 and 2017 in the area of the former USTs. The ESA stated that according to lab results, groundwater and soil samples showed no petroleum-related analytes above CTLs, and therefore, based on 2016 and 2017 soil and groundwater quality results, the Mortgaged Property is now eligible to receive a No Further Action (“NFA”) letter from FDEP indicating no additional assessment or cleanup activities will be required at the Mortgaged Property. The ESA further stated that a request for an NFA was submitted to

FDEP on March 28, 2017 and a response is pending, and that upon receipt of the NFA letter the leaking UST case will become an historical REC. The ESA concluded that as a request for an NFA was submitted to the FDEP, no additional investigation is required at this time. The ESA recommended that any additional requests for information or sampling received from the FDEP should be completed and reported in a timely manner, and that upon receipt of the NFA, all groundwater monitoring wells at the Mortgaged Property should be properly decommissioned. At origination, $4,000 was deposited into a reserve under the Mortgage Loan, which is required to be released upon receipt by the lender of satisfactory evidence that the monitoring wells have been properly closed and decommissioned in compliance with applicable environmental laws.

●	With respect to the Simsbury Plaza Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, the environmental engineer noted a controlled recognized environmental condition related to soil and ground water contamination from the dry cleaner that is still in operation at the related Mortgaged Property. The related Mortgaged Property is listed on the Michigan Baseline Environmental Assessment (“BEA”) database for chlorinated solvent levels in excess of residential cleanup levels found in 2006. The environmental engineer performed a phase II assessment and found that there was no need of filing a new BEA entry or any further investigation. The environmental engineer recommended that the management of the related Mortgaged Property needs to conform to the soil and groundwater management plan with regards to any future construction at the related Mortgaged Property.

●	With respect to the Philmont Industrial Building Mortgage Loan, representing approximately 0.5% of the Initial Pool Balance, the environmental engineer noted a recognized environmental condition related to underground storage tanks (“UST”) at the related Mortgaged Property. The related Mortgaged Property is listed on the Pennsylvania Archive Underground Storage Tank database showing that the related Mortgaged Property had or has 3 USTs. The environmental engineer found no above-ground evidence of current or past USTs at the related Mortgaged Property, but there is no documentation of the removal of the listed USTs. Due to the lack of documentation of the removal of the USTs, the environmental engineer found that the possible presence of USTs at the related Mortgaged Property represent a recognized environmental condition. The borrower has obtained environmental insurance to cover any damages that result from this recognized environmental condition with a liability limit of $1,500,000 per incident and in the aggregate.

●	With respect to the U Stor It Chicago - Beverly Mortgaged Property, representing approximately 0.3% of the Initial Pool Balance, the Phase I ESA identified a controlled recognized environmental condition related to historical industrial tenants at the Mortgaged Property who were known to use and store hazardous materials at the Mortgaged Property, including USTs for fuel oil, gasoline and diesel fuel. Soil samples taken in 2009 contained benzo(a)pyrene and naphthalene which exceeded Illinois Soil Remediation Objectives. The Illinois Environmental Protection Agency granted a Focused No Further Remediation letter for the property in April 2009, subject to certain engineering and institutional controls, including restricting the future use of the property to industrial and commercial uses and implementation construction worker precautions and during construction and implementation of a health safety plan. The ESA concluded that subsurface impacts at the Mortgaged Property have been adequately investigated and controlled.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are currently undergoing or are expected to undergo redevelopment, renovation or expansion. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, NYPH, which owns leasehold condominium units representing approximately 38.3% of the net rentable area at the 237 Park Avenue building and pays installment payments of the purchase price for such condominium units to the borrower pursuant to the NYPH Note, and the premises of the fifth largest tenant, Her Majesty the Queen in Right of Canada, representing approximately 5.8% of the net rentable area, are currently being built out for such tenants. At origination, the lender reserved approximately $81,365,605 to cover the expenses of such renovations.

●	With respect to the 9-19 9th Avenue Mortgage Loan, representing approximately 4.8% of the Initial Pool Balance, the sole tenant at the related Mortgaged Property, Restoration Hardware, is currently building out the property. The renovations are expected to be completed in November of 2017.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the borrower was required to reserve $5,883,991 at origination for PIPs or renovations required by the related franchise agreements in connection with 12 of the Mortgaged Properties, with scheduled completion dates ranging from July 31, 2017 to June 28, 2020.

●	With respect to the Visions Hotel Portfolio Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, two of the Mortgaged Properties, Fairfield Inn & Suites Binghamton and Fairfield Inn & Suites Corning, are currently undergoing PIPs or renovations required by the related franchise agreements with estimated costs of approximately $1,000,000 and $500,000, respectively. The borrower was not required to reserve any funds for the renovations. The renovations are required by the related franchise agreements to be completed by April 1, 2020 and June 1, 2018, respectively.

●	With respect to the Chattanooga Hotel Portfolio Mortgage Loan, representing approximately 1.5% of the Initial Pool Balance, the borrower was required to reserve $650,000 for a franchisor required PIP at the Fairfield Inn & Suites Mortgaged Property.

●	With respect to the Marina Beach Shopping Center Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, pursuant to the related ground lease the borrower is required to renovate the Mortgaged Property every 15 years with the next renovation required to be completed by November 2019. The related borrower has previously reserved funds in the amount of $390,194 for the related renovations.

●	With respect to the Candlewood Suites Hopewell Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the borrower is required to complete a franchisor-mandated PIP in the estimated amount of $856,741 as part of the agreement with the franchisor to amend and extend the franchise agreement. The improvements, including improvements to the building, public areas, fitness center, guest elevators, guest corridors, guestrooms, and guest bathrooms, must be completed by June 6, 2021. The borrower deposited $1,070,926, 125% of the estimated PIP costs, in an escrow related to the PIP.

●	With respect to the Storage Xxtra Highway 61 Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the borrower was required to reserve $497,640 at origination for completion of the ongoing construction on two new buildings at the Mortgaged Property. The construction is scheduled to be completed in the first quarter of 2018 and will add 39 self-storage units.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See “Appraised Value” above.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 6 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or to remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, certain Mortgaged Properties may be subject to ongoing litigation.

●	With respect to the 9-19 9th Avenue Mortgage Loan, representing approximately 4.8% of the Initial Pool Balance, the borrower is named as the defendant in an ongoing lawsuit with the owner of the neighboring property, related to a licensing agreement and whether subsequent changes to the roof plan for the Mortgaged Property that was attached to the licensing agreement violate the agreement. The borrower has moved to dismiss the case and a settlement is pending pursuant to the terms of which the sole tenant at the Mortgaged Property will be required to add sound proofing to certain parts of the roof plan.

●	With respect to the Hollister Business Park Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, there is a pending wrongful death lawsuit against the borrower and against Santa Barbara Capital (the property manager and an affiliate of the borrower and the non-recourse carveout guarantors), among other defendants, for unspecified damages, relating to the death at the related Mortgaged Property of a worker for a construction company. The defense of the lawsuit is being conducted by counsel retained by the insurance carrier for the borrower and Santa Barbara Capital.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below. See also representation and warranty no. 13 in Annex D-1 and the exceptions, if any, thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Thirty-six (36) Mortgage Loans, representing approximately 66.0% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Thirteen (13) Mortgage Loans, representing approximately 29.8% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One (1) Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, was originated in connection with borrower’s recapitalization.

With respect to one (1) Mortgage Loan, representing approximately 0.5% of the Initial Pool Balance, proceeds of such Mortgage Loan refinanced a prior loan that was in maturity default at the time of refinancing.

With respect to the Philmont Industrial Building Mortgage Loan, representing approximately 0.5% of the Initial Pool Balance, the proceeds of the Mortgage Loan were used to refinance a loan, through a discounted payoff, that was in default for non-payment of taxes. The borrower had entered into a forbearance agreement with the prior lender to allow time for the refinancing. The prior loan was also in maturity default at the time of refinancing.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the Mall of Louisiana, Remington Park, The Townsend Hotel, Bernwood Portfolio, Hollister Business Park, Marina Beach Shopping Center, Simsbury Plaza, San Mar Plaza, U Stor It Chicago – Carol Stream, U Stor It Chicago - Streamwood, U Stor It Chicago - Ashland, U Stor It Chicago – Beverly and The Marketplace Shopping Center Mortgage Loans, collectively representing approximately 22.0% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the subject Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-

lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the related Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

●	With respect to the Mall of Louisiana Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, the related borrower sponsor is an affiliate of GGP, Inc. (formerly known as General Growth Properties, Inc.). In April 2009, General Growth Properties, Inc. filed for bankruptcy protection for itself and numerous property-level, special purpose subsidiaries. General Growth Properties, Inc. emerged from bankruptcy in November 2010.

●	With respect to the Remington Park Mortgage Loan, representing approximately 4.1% of the Initial Pool Balance, the related borrower sponsor previously owned four multifamily properties which were foreclosed on in December 2008 and November 2010. In addition, the borrower is approximately 96.0% indirectly owned by Salus Trust, a Cayman Islands trust. One of the four trustees of Salus Trust, the Cayman National Trust Co. Ltd, pleaded guilty to conspiring with their United States clients to hide more than $130 million in offshore accounts from the Internal Revenue Service and evade taxes, which resulted in payment of fines in March 2016.

●	With respect to The Townsend Hotel Mortgage Loan, representing approximately 3.3% of the Initial Pool Balance, the borrower disclosed prior foreclosure litigation and a prior deed in lieu of foreclosure relating to entities affiliated with one or both of the non-recourse carveout guarantors.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

Seven (7) Mortgaged Properties, collectively representing approximately 15.9% of the Initial Pool Balance by allocated loan amount, are each leased entirely (or substantially in its entirety) to a single tenant. See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. There may be significant leases or a significant concentration of leases at a particular Mortgaged Property (including Mortgaged Properties occupied entirely (or substantially in their entirety) by a single tenant) that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Tenant Summary” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

With respect to the Mortgage Loans secured in whole or part by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied entirely (or substantially in its entirety) by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
222 Second Street	9.5%	No	12/31/2027(1)	9/10/2027
Sawgrass TJ Maxx	0.8%	No	4/30/2027	10/1/2027
Dollar General Brighton	0.2%	No	3/31/2023	9/6/2027
Family Dollar Frankstown	0.1%	No	3/31/2025	9/6/2027
Family Dollar Sheraden	0.1%	No	9/30/2024	9/6/2027

(1)	The related tenant also has leases that expire on 12/31/2025, 12/31/2026 and 6/30/2027.

The Mortgage Loans shown in the table below represent Mortgage Loans among the 15 largest Mortgage Loans as to which one or more leases representing 25% or greater of the net rentable square footage of the related Mortgaged Property or Mortgaged Properties (excluding any Mortgage Loan that is secured by a single Mortgaged Property leased entirely (or substantially in its entirety) to a single tenant, as to which the expiration date is shown in Annex A-1) expires in a single calendar year prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRA Expiring	Calendar Year of Expiration	Maturity Date
American Cancer Society Center	7.0%	27.6%	2022	7/1/2027
OKC Outlets	4.7%	35.5%	2021	5/1/2022
Ocean Park Plaza	4.3%	17.9%	2019	10/1/2027
Enclave at Carpinteria	2.8%	79.8%	2027	9/1/2027

There may be other Mortgaged Properties as to which leases representing at least 25% or greater of the net rentable square footage of the related Mortgaged Property expire in a single calendar year prior to, or the same year as, or over several calendar years prior to, maturity of the related Mortgage Loan.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 25%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, coinciding with or shortly after, the calendar year in which the maturity of the related Mortgage Loan occurs.

With respect to a substantial portion of the Mortgage Loans, most or all of the leases at the related Mortgaged Property expire prior to the maturity of such Mortgage Loans.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease without satisfaction of any condition precedent other than notice and/or payment of a termination fee. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

●	With respect to the Corporate Woods Portfolio Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, the largest tenant in the portfolio of Mortgaged Properties, PNC Bank, National Association, which leases 159,270 square feet (7.8% of the net rentable square footage of the portfolio of Mortgaged Properties), has exercised an option to downsize its space effective November 30, 2017 by 12,820 square feet. The second largest tenant in the portfolio of Mortgaged Properties, Coventry Health Care of Kansas, Inc., which leases approximately 3.4% of the net rentable square footage of the portfolio of Mortgaged Properties, has the right to terminate its lease as to either all of its leased premises or as to any full floor portion of its leased premises effective as of December 31, 2018 by written notice to the borrower by December 31, 2017.

For more information related to tenant termination options, see the charts entitled “Tenant Summary” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Prospective investors are encouraged to review the charts entitled “Tenant Summary” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or may not be in physical occupancy, or may have been underwritten based on average or straight-lined rents, as set forth below:

●	With respect to the 222 Second Street Mortgage Loan, representing approximately 9.5% of the Initial Pool Balance, LinkedIn, the single tenant, executed a phased-in lease with four separate lease commencement dates. The lease commencement dates have occurred for all but the final phase, representing 76,212 square feet (16.8% of net rentable area), which is expected to occur in January 2018. In addition, the Mortgage Loan was underwritten based on straight-lined rent for LinkedIn through the end of its lease term.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, NYPH, which owns condominium units representing approximately 38.3% of the net rentable area of the 237 Park Avenue building and is required to make monthly installment payments related to NYPH’s purchase of its existing condominium units to the borrower pursuant to the NYPH Note, is not yet in occupancy of its condominium units and is not required to begin making payments on the NYPH Note until December 29, 2018. Further, commencement of such payments may be delayed in certain circumstances, including if there are building code violations that delay NYPH’s buildout of its space. JP Morgan Chase, which leases 20.3% of the net rentable area of the Mortgaged Property, subleases approximately 23.0% of its leased premises and approximately 45.7% of its leased premises is currently unoccupied. Jennison Associates, which leases approximately 13.0% of the net rentable square feet at the Mortgaged Property, is entitled to a $3,035,625 tenant improvement allowance in connection with its extension term, which commences March 1, 2020, and has the right at any time during its extension term to apply such tenant improvement allowance as a credit against future rent payments. Her Majesty the Queen in Right of Canada, which leases 5.8% of the net rentable area at the Mortgaged Property, is in a free rent period through October 31, 2017. In connection with the origination of the Mortgage Loan, no free rent reserve was provided; however, the borrower provided an interest reserve comprised of $7,500,000 of cash and $8,500,000 in the form of letters of credit. So long as no event of default is continuing under the 237 Park Avenue Whole Loan, upon written request of the borrower, the lender is required to use funds in such interest reserve to pay the aggregate debt service monthly payment amount with respect to the related Whole Loan, the related mezzanine loan and any other mezzanine loan or preferred equity entered into in accordance with the related loan documents, as well as operating expense deficits. Provided no event of default or cash management trigger event is then continuing under the 237 Park Avenue Whole Loan, on the payment commencement date with respect to NYPH, any remaining balance in the interest reserve is required to be disbursed to the borrower. No reserve was taken with respect to any rent credit to which Jennison Associates may apply its tenant improvement allowance. In addition, the purchase money installment payments for NYPH and the rent for Her Majesty the Queen in Right of Canada, were underwritten on a straight-lined basis through the end of the term of the NYPH Note or lease, which in each case is longer than the term of the 237 Park Avenue Mortgage Loan.

●	With respect to the 9-19 9th Avenue Mortgage Loan, representing approximately 4.8% of the Initial Pool Balance, the sole tenant, Restoration Hardware, Inc., has taken delivery of the premises and has begun paying rent but has not yet opened for business. The tenant is expected to open for business in November 2017.

●	With respect to the Rodin Place Mortgage Loan, representing approximately 4.3% of the Initial Pool Balance, the largest tenant, Target, has signed a lease but has not yet opened for business. The tenant is expected to open for business in October 2017.

●	With respect to the Mall of Louisiana Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, Main Event, the third largest tenant, representing approximately 6.0% of the net rentable area, recently executed a lease for 46,900 square feet and is expected to take occupancy in August 2018. The non-recourse carveout guarantor provided a guaranty of payment with respect to unfunded tenant allowances ($3,986,500), landlord work ($3,067,797) and 15 months of gap rent ($1,465,625) with respect to Main Event.

●	With respect to the Corporate Woods Portfolio Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, the rent of certain tenants which are (or are subsidiaries of) investment grade entities was underwritten on a straight-lined basis.

●	With respect to the Enclave at Carpinteria Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, the largest tenant, Procore Technologies, Inc., representing approximately 79.8% of the net rentable area, is expanding its space into the 6303-C building (representing approximately 29.3% of the net rentable area). It has taken possession of the expansion space, is paying rent and building out the space, with expected occupancy to begin in spring 2018.

●	With respect to the Sawgrass TJ Maxx Mortgage Loan, representing approximately 0.8% of the Initial Pool Balance, the rent of the sole tenant, TJ Maxx, was underwritten on a straight-lined basis.

Furthermore, there may be retail properties with anchors (which may or may not be tenants) that are permitted to cease operating at any time because their leases or other operative agreements do not impose an obligation to remain open for business, or because such obligations have expired. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include the following:

●	With respect to the 9-19 9th Avenue Mortgage Loan, representing approximately 4.8% of the Initial Pool Balance, the sole tenant, Restoration Hardware, Inc., has the right to cease operations at any time after being open and operating for at least 1 day. If the tenant is not in operation for 365 consecutive days, the borrower may terminate the lease upon 30 days’ written notice.

In addition, other Mortgaged Properties have various levels of vacancy. See Annex A-1 for the Underwritten Occupancy at each Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain tenants at the related Mortgaged Properties or other third parties hold purchase options, rights of first refusal or rights of first offer to purchase the related Mortgaged Property or a portion thereof. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 5 and representation and warranty no. 6 in Annex D-1 and the exceptions, if any, thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans:

●	With respect to the 222 Second Street Mortgaged Property, representing approximately 9.5% of the Initial Pool Balance, the single tenant, LinkedIn, has a one-time right of first offer (“ROFO”) to purchase the Mortgaged Property, for so long as it leases more than 400,000 rentable square feet, in the event the borrower elects to engage in a sale of the Mortgaged Property. The ROFO is subject and subordinate to the mortgage and does not apply to any foreclosure or deed-in-lieu thereof.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the related Mortgaged Property includes 17 leasehold condominium units in a leasehold condominium regime that includes 25 leasehold condominium units, in which the remaining 8 units are owned by NYPH. NYPH has a right of first offer to purchase any space that becomes available in the 17 condominium units (the “Available Units”) which are owned by 237 Park Declarant Borrower at a price to be determined pursuant to a purchase and sale agreement between 237 Park Declarant Borrower and NYPH (the “NYPH PSA”), which price will be payable in installments pursuant to a purchase money note and purchase money mortgage entered into in accordance with the terms of the NYPH PSA. The borrower is required to enter into a collateral assignment of the new purchase money note and the related purchase money mortgage in lieu of payment of a release price.

●	With respect to the Rodin Place Mortgage Loan, representing approximately 4.3% of the Initial Pool Balance, Verizon Wireless has a right of first refusal if the related borrower offers to grant an easement or any other interest in and to any portion of the Mortgaged Property occupied by Verizon Wireless on the same terms and conditions as the offer.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, with respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or any of its affiliates, the franchisor has a right of first refusal to purchase such Mortgaged Property in the event of a proposed transfer of (i) the Mortgaged Property, (ii) the borrower’s interest in the related franchise agreement, (iii) an ownership interest in the borrower or (iv) a controlling direct or indirect interest in the borrower, to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process or a deed-in-lieu of foreclosure, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” or an affiliate of a “competitor” as defined in the franchise agreement.

●	With respect to the Visions Hotel Portfolio Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, St. Bonaventure University, the ground lessor for the Fairfield Inn & Suites Olean Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed sale of the Mortgaged Property. Such right of first refusal does not apply to a transfer of the Mortgaged Property pursuant to a foreclosure or deed-in-lieu thereof, but would apply to any subsequent transfer of the Mortgaged Property.

●	With respect to the Corporate Woods – Building 82 Mortgaged Property, representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, PNC Bank National Association, the largest tenant at such Mortgaged Property, has a right of first refusal to purchase such Mortgaged Property if the landlord elects to sell such Mortgaged Property as a separate parcel and not as part of the entire portfolio of Mortgaged Properties. Such right of first refusal was subordinated to the Mortgage Loan pursuant to a subordination, non-disturbance and attornment agreement. The right of first refusal does not apply in connection with a foreclosure or a deed-in-lieu of foreclosure.

●	With respect to the Holiday Inn Express & Suites Terrell Mortgaged Property (which is part of the Starwood Capital Hotel Portfolio), representing approximately 0.0% of the Initial Pool Balance by Allocated Loan Amount, Tanger Properties Limited Partnership, the developer, has the right to repurchase the Mortgaged Property in the event of a breach of the covenants, conditions and restrictions of the related declaration (the “Declaration”), such as, among other defaults, if the improvements and facilities on the Mortgaged Property are abandoned or permanently closed, if the borrower fails to use the Mortgaged Property for its intended use for 60 days or more (other than due to a casualty or remodeling) or if the borrower otherwise violates the Declaration (including, among other things, (i) failing to comply with environmental laws, zoning laws, easements and other restrictions applicable to the Mortgaged Property, (ii) encumbering, selling or otherwise conveying or subdividing the Mortgaged Property subject to restrictions on future development without the prior written consent of the developer, or (iii) failing to maintain the Mortgaged Property in the manner consistent with the remainder of the related shopping center site). In the event the repurchase option is exercised, the purchase price is required to be equal to the sum of the price paid by the prior owner of the property (i.e., the initial transferee from the developer) and the costs of the improvements (as described in the Declaration), and the borrowers are required under the Mortgage Loan documents to release the Mortgaged Property in accordance with the terms of the Mortgage Loan documents (including, without limitation, payment of the applicable release price).

In addition, with respect to the Sawgrass TJ Maxx Mortgage Loan, representing approximately 0.8% of the Initial Pool Balance, pursuant to a recorded declaration of restrictions (the “Sawgrass Declaration”), Sawgrass Mills Phase II Limited Partnership and its successors and assigns (“Sawgrass”), a prior owner of the Mortgaged Property, has the right to repurchase the Mortgaged Property if either (i) the owner of the Mortgaged Property proposes to change the use of the building, or (ii) the owner of the Mortgaged Property ceases to operate a business in the building at the Mortgaged Property for a period of six months (or for so long as TJ Maxx is the tenant, for a period of one year). The lease of the sole tenant, TJ Maxx, expires April 30, 2027. If the TJ Maxx lease is not renewed at such point, either any new lease, or the Mortgaged Property remaining dark for one year, would trigger such repurchase option, unless Sawgrass agrees to permit the new lease and not exercise its option. In addition, TJ Maxx has the right to go dark; provided that the landlord has the right to recapture the Mortgaged Property after a period of 180 days. An exercise of TJ Maxx’s right to go dark could trigger the repurchase option if the borrower is unable to retenant the space within the one year period or if Sawgrass does not consent to a new lease. Under an agreement between TJ Maxx and Sawgrass, Sawgrass’ repurchase option will not apply to any use of the Mortgaged Property as a TJ Maxx store or any other retail store operated by The TJX Companies, Inc. or its affiliates. However, such rights of TJ Maxx do not apply to the borrower and would not apply to the lender if it took title to the Mortgaged Property. The repurchase price for the repurchase of the Sawgrass TJ Maxx Mortgaged Property under the foregoing repurchase option is equal to the price which a seller, willing but not obligated to sell, would receive, and a buyer, willing but not obligated to buy, would pay, for the Mortgaged Property as then encumbered and improved, to be determined by the agreement of the parties, or if a purchase price is not agreed to within 30 days after Sawgrass delivers notice of exercise of its option, to be determined by an appraisal process. The Mortgage Loan requires that, upon an exercise of the repurchase option, the borrower must prepay the Mortgage Loan in full, together with a yield maintenance premium (other than during the open period). In addition, if the right to exercise such repurchase option has become operable, it is an immediate event of default under the Mortgage Loan, and such event is also a full recourse event under the related non-recourse carveout guaranty, provided that to the extent Sawgrass has actually exercised such repurchase option and paid the repurchase price to the borrower or the lender, there is no liability for the portion of the repurchase price actually received by the lender out of the repurchase price. The Sawgrass Declaration is superior to the lien of the mortgage for the Sawgrass TJ Maxx Mortgage Loan, and upon an exercise of such repurchase option, the mortgage lien would terminate. We cannot assure you that the borrower will be able to, or will, make the required prepayment, or that the guarantor will be able to, or will, repay the Mortgage Loan under its non-recourse carveout guaranty in the event the repurchase option is exercised and the borrower fails to make the required prepayment. Further, in the event that the issuing entity were to take title to the Mortgaged Property following an event of default, the existence of such repurchase option could have a material adverse effect on the lender’s ability to operate or sell the Mortgaged Property. An exercise of the repurchase option, whether prior to or after a foreclosure, could result in a loss to the issuing entity.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Twenty-five (25) of the Mortgaged Properties, securing 28.3% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk. These areas include all or parts of the state of California, Washington, Oregon and Alaska. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 22%.

With respect to many of the Mortgaged Properties, including Mortgaged Properties securing certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

With respect to the Las Vegas Dollar General Market Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the related borrower may rely on the sole tenant’s insurance or self-insurance, so long as such tenant’s lease is in effect and no default has occurred under the lease. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions, if any, thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

With respect to the Fairfield Inn & Suites Olean Mortgaged Property (which is part of the Visions Hotel Portfolio), representing approximately 0.2% of the Initial Pool Balance by Allocated Loan Amount, if (a) the ground lease is terminated following a casualty or (b) ground lessee fails to restore the improvements in accordance with the ground lease, ground lessor is entitled to receive insurance proceeds to raze the improvements and any other sums due ground lessor. However, either event under clause (a) and clause (b) constitutes an event of default under the mortgage loan and if there is an event of default under the mortgage loan, the mortgagee has a first priority claim to all proceeds to pay down the debt secured by the mortgage, with any remainder payable to ground lessor. In the event of a total condemnation, each of ground lessee and ground lessor are entitled to an award attributable to their interests. In connection with a partial condemnation in which the ground lease is not terminated, (i) if the condemnation affects only an unimproved part of the ground lease estate, the award is payable to ground lessor, (ii) if to improvements, the award is payable to ground lessee (or its mortgagee) for restoration, with remaining balance to ground lessor, (iii) if the improvements are affected and cannot be reasonably restored, then ground lessee receives from the award the fair market value of the leasehold estate (including improvements) (which will be applied to the mortgagee’s outstanding balance) and ground lessor receives from the award the fair market value of the ground lease (including its fee interest in the premises and any improvement); to be resolved by an appraiser if proceeds are insufficient to satisfy all interests, or if there’s a disagreement, and the award will be split pro rata according to their respective interests.

With respect to the Premier Storage Mortgage Loan, representing approximately 0.6% of the Initial Pool Balance, the related mortgage loan documents do not require that the borrower maintain terrorism insurance covering the Mortgaged Property.

Further, with respect to Mortgaged Properties that are part of condominium regimes, or are leased to a single tenant, or are ground leased, the insurance may be maintained by the tenant, condominium association or ground lessor rather than the related borrower, and the related leases, condominium documents or ground leases may require restoration, regardless of whether the conditions in the Mortgage Loan documents to restoration have been satisfied. With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the borrower must provide or cause the condominium board to provide the insurance required pursuant to the Mortgage Loan documents.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. For example, certain Mortgage Loans being sold by MSMCH provide, and Mortgage Loans sold by other sellers may provide, that terrorism insurance may be provided by insurers having a lower rating than is generally required for other insurance under the related Mortgage Loan documents, so long as such insurers providing terrorism insurance meet a specified minimum rating, generally “BBB-” or “BBB”, from at least one (1) credit rating agency (which is generally not required to be a rating agency rating the certificates). In addition, certain Mortgage Loans may cap the insurance premium that the related borrower is required to spend on terrorism insurance, generally at an amount equal to two (2) times the insurance premium payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the loan documents on a stand-alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. With respect to the 15 largest Mortgage Loans, examples include:

●	With respect to the 9-19 9th Avenue Mortgage Loan, representing approximately 4.8% of the Initial Pool Balance, the Mortgaged Property is located in the Gansevoort Market Historic District. Before any construction, alteration or demolition of the Mortgaged Property may commence, the owner of the Mortgaged Property must receive approval from the Landmarks Preservation Commission.

In addition, the use of certain of the Mortgaged Properties constitutes a legal non-conforming use.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect both an other than “as-is” and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as described below.

With respect to the 237 Park Avenue Mortgaged Property, securing one (1) Mortgage Loan representing approximately 6.7% of the Initial Pool Balance, the appraised value of $1,310,000,000 represents the “as-is assuming reserves” appraised value, which is equivalent to the “as-is” appraised value plus the approximate amount reserved for tenant improvements and leasing commissions and free rent. Based on the $1,200,000,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 29.0% and the Maturity Date LTV Ratio is 29.0% (in each case, calculated including the related Pari Passu Companion Loans but excluding the related Subordinate Companion Loans).

With respect to the U-Haul AREC 25 Portfolio Mortgaged Properties, securing one (1) Mortgage Loan representing approximately 4.5% of the Initial Pool Balance, the appraised value reflects the value of the related Mortgaged Properties as a collective whole ($79,390,000), which is higher than the sum of the “as-is” appraised values of the individual Mortgaged Properties ($73,430,000), representing an approximately 8.1% portfolio premium. Based on the $73,430,000 appraised value reflecting the aggregate values for each individual Mortgaged Property without the portfolio premium, the Cut-off Date LTV Ratio of such Mortgage Loan is 63.9% and the Maturity Date LTV Ratio is 46.1%.

With respect to the Rodin Place Mortgage Loan, representing approximately 4.3% of the Initial Pool Balance, the appraised value of $71,500,000 reflects an appraisal on a combined “as-stabilized” basis, with an anticipated completion date of certain tenant improvements for Target, the largest tenant at the Mortgaged Property, of May 1, 2018, which is higher than the “as-is” appraised value of $68,800,000 for the related Mortgaged Property as of April 6, 2017. Based on the $68,800,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 65.0% and the Maturity Date LTV Ratio is 59.4%.

With respect to the Corporate Woods Portfolio Mortgaged Properties, securing one (1) Mortgage Loan representing approximately 3.8% of the Initial Pool Balance, the “as-is” appraised value reflects the value of the related Mortgaged Properties as a collective whole ($299,100,000), which is higher than the sum of the “as-is” appraised values of the individual Mortgaged Properties ($295,500,000), representing a 1.2% portfolio premium. Based on the $295,500,000 appraised value reflecting the aggregate values for each individual Mortgaged Property without the portfolio premium, the Cut-off Date LTV Ratio of such Mortgage Loan is 74.8% and the Maturity Date LTV Ratio is 60.6%.

With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the appraised value of $956,000,000 reflects an approximately 8.1% premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. Based on the sum of the “as-is” appraised values of each of the Mortgaged Properties on an individual basis of $884,700,000, the Cut-off Date LTV Ratio of such Mortgage Loan is 65.3% and the Maturity Date LTV Ratio is 65.3%. In addition, nine of the Mortgaged Properties, Residence Inn Grand Rapids West, Hampton Inn Morehead, Courtyard Lufkin, Waco Residence Inn, Toledo Homewood Suites, Grand Rapids Homewood Suites, Shawnee Hampton Inn, Racine Fairfield Inn and Westchase Homewood Suites, collectively representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, use “as-renovated” appraised values that represent, collectively, an increase of $4,500,000 over the sum of the “as-is” appraised values.

With respect to the Visions Hotel Portfolio Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, the appraised value of $103,000,000 reflects a 4.6% premium attributed to the aggregate value of the portfolio of Mortgaged Properties as a whole. Based on the sum of the “as-is” appraised values of each of the Mortgaged Properties on an individual basis of $98,500,000, the Cut-off Date LTV Ratio of such Mortgage Loan is 55.1% and the Maturity Date LTV Ratio is 44.7%.

With respect to the Candlewood Suites Hopewell Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the appraised value of $5,900,000 reflects an appraisal on a combined “as-stabilized” basis, with an anticipated completion date of certain improvements related to the property improvement plan, which is higher than the “as-is” appraised value of $4,700,000 for the related mortgaged property as of April 28, 2017. Based on the $4,700,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 76.5% and the Maturity Date LTV Ratio is 57.7%.

With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions, if any, thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

●	With respect to the 222 Second Street Mortgage Loan, representing approximately 9.5% of the Initial Pool Balance, the Mortgage Loan documents do not require a non-recourse carveout guarantor or environmental indemnitor. Only the single purpose entity borrower is liable for non-recourse carveouts and environmental indemnification obligations. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Illinois Union Insurance Company, with limits of $25 million per incident and $25 million in the aggregate. Illinois Union Insurance Company has an S&P rating of “AA” and an AM Best rating of “A++XV”. The policy period ends May 31, 2019.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the Public Sector Pension Investment Board, a Canadian Crown Corporation (“PSP”) (an indirect owner of the borrower) or an affiliate of PSP is permitted to become a replacement guarantor, and in such event, if there is more than one guarantor, the obligations of PSP or its affiliate will be several and not joint and will be capped at an amount equal to PSP’s indirect pro rata percentage ownership interest in the borrower.

●	With respect to the Corporate Woods Portfolio Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, the related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity, provided that a Qualified Environmental Policy has been delivered to the lender. A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the loan closing date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement. However, the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) above do apply would not cover any such losses.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the aggregate liability of the non-recourse carveout guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the related Loan Combination outstanding at the time of the occurrence of such event, plus reasonable third-party collection costs actually incurred by the lender in connection with the enforcement of its rights under the guaranty or any other Mortgage Loan document. In addition, in connection with any permitted transfer under the Mortgage Loan documents that results in (x) a change of control of the borrowers and/or (y) the transfer of more than 49% of the direct or indirect equity interests in the borrowers, the borrowers are permitted to provide a substitute guarantor to act as a replacement guarantor under the non-recourse carveout guaranty, the environmental indemnity and, if applicable as of such date, any guaranties related to new PIPs required by any franchise agreement upon certain terms and conditions set forth in the Mortgage Loan documents, which include, without limitation, delivery of evidence that (i) such new guarantor is owned and controlled by, or under common control with, the transferee and owns at least 10% of the equity interests in the borrower, and (ii) the replacement guarantor has a net worth of not less than $400,000,000 (inclusive of its interests in the Mortgaged Properties).

●	With respect to the 1102 Broadway Street Mortgage Loan, representing approximately 1.2% of the Initial Pool Balance, the non-recourse carveout guarantors are 2 natural persons. The liability of one such guarantor under the environmental indemnity agreement is limited to the original principal balance of the Mortgage Loan.

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

With respect to the OKC Outlets Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, the Mortgaged Property benefits from a 10-year economic development agreement with the City of Oklahoma City pursuant to which the City of Oklahoma City agreed to make certain infrastructure improvements and reimburse the borrower for qualified regional marketing expenses up to an annual amount which is the lesser of 12.5% of sales tax remitted to Oklahoma City as generated by the tenants at the Mortgaged Property or $550,000.00 (the “Economic Tax Incentive Program”). The Economic Tax Incentive Program has 4.5 years remaining.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirteen (13) Mortgage Loans, representing approximately 42.5% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to the stated maturity date or anticipated repayment date.

Sixteen (16) Mortgage Loans, representing approximately 32.5% of the Initial Pool Balance, provide for payments of interest-only for the first 6 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Twenty-one (21) Mortgage Loans, representing approximately 25.0% of the Initial Pool Balance, provide for payments of interest and principal for their entire terms and then have an expected Balloon Balance at the maturity date (or in the case of an ARD loan, the related anticipated repayment date).

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Interest-Only	12	$ 345,644,750	33.0%
Partial Interest-Only	16	341,309,000	32.5
Fully Amortizing	20	214,761,231	20.5
Interest-Only, ARD	1	100,000,000	9.5
Fully Amortizing, ARD	1	46,907,129	4.5
Total	50	$ 1,048,622,110	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
First	33	$667,510,293	63.7%
Fifth	1	3,495,324	0.3
Sixth	14	207,611,493	19.8
Ninth	1	70,005,000	6.7
Tenth	1	100,000,000	9.5
Total	50	$ 1,048,622,110	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods (Default Days)

Grace Period (Default Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0(1)	29	$706,922,703	67.4%
4	8	67,347,509	6.4
5(2)	13	274,351,899	26.2
Total	50	$1,048,622,110	100.0%

(1)        Includes the Mall of Louisiana Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, which has a two-business day grace period for any monthly payment of principal and interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

(2)        Includes the Sawgrass TJ Maxx Mortgage Loan, representing approximately 0.8% of the Initial Pool Balance, which has a three day grace period after notice for any monthly payment of principal and interest due; provided that (i) such grace period may only be used three times during the term of the mortgage loan and once in any twelve month period, (ii) such grace period does not apply to the payment due on the maturity date, and (iii) such grace period shall not be deemed to limit the borrower’s obligation to pay default interest in connection with such missed payment.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan

The 222 Second Street Mortgage Loan and U-Haul AREC 25 Portfolio Mortgage Loan (each, an “ARD Loan”), representing approximately 9.5% and 4.5% of the Initial Pool Balance, respectively, are Mortgage Loans that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”), although the Initial Rate remains the current payment rate as described in the paragraph below.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, and all escrows and property expenses required under such Mortgage Loan documents, be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class V certificates and VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

With respect to The Townsend Hotel Mortgage Loan, representing approximately 3.3% of the Initial Pool Balance, prior to February 28, 2001, the borrower owned 100% of the limited liability company interests in Townsend Sweet Shoppe LLC, a Michigan limited liability company (“Townsend Sweet Shoppe”), which entity leases and operates a bakery but does not own an interest in real property other than the space lease for such bakery). In addition, prior to June 24, 2011, all revenue derived from the Townsend Sweet Shoppe’s operations was transferred into an account maintained by the borrower, the borrower paid all expenses of the Townsend Sweet Shoppe and the borrower’s consolidated financial statements included the results of the operations of Townsend Sweet Shoppe.

With respect to the Hollister Business Park Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the Mortgage Loan has a Cut-off Date Balance of $23,000,000; however, the borrower does not have an independent director or manager, and a non-consolidation opinion was not required for the Mortgage Loan.

With the respect to the Sequoia Plaza Mortgage Loan, representing approximately 2.1% of the Initial Pool Balance, the mortgage borrower is not required to have independent directors.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage

Loans may be prepaid in part, or, in the case of the Sawgrass TJ Maxx Mortgage Loan, in whole, prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Forty-three (43) of the Mortgage Loans, representing approximately 91.9% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates (or, in the case of an Anticipated Repayment Date or an open prepayment date, that would be outstanding on such date) under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Seven (7) of the Mortgage Loans, representing approximately 8.1% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Period (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	9	$143,371,757	13.7%
4	28	438,839,987	41.8
5	5	92,033,520	8.8
6	4	187,146,846	17.8
7	4	187,230,000	17.9
Total	50	$1,048,622,110	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

Forty-three (43) Mortgage Loans (the “Defeasance Loans”), representing approximately 91.9% of the Initial Pool Balance, permit the respective borrowers (subject to the satisfaction of various conditions, including, in most cases, that no event of default exists) to defease the subject Mortgage Loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the Mortgage Loan the requisite amount of “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) (“Government Securities”), and to thereby obtain a release of the related Mortgaged Property or, if applicable, one or more of the related Mortgaged Properties. As to any such Mortgage Loan, such option (a “Defeasance Option”) may not be exercised prior to the expiration of a specified period (the “Defeasance Lock-Out Period”), which Defeasance Lock-Out Period, in each case, does not end prior to the second anniversary of the Closing Date. The Mortgage Loans referred to in this paragraph do not include any Mortgage Loan that grants the related borrower the option to either defease or prepay the Mortgage Loan with a Prepayment Premium or Yield Maintenance Charge but does not provide for a period that is solely a defeasance period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase Government Securities, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts at least equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including, or together with, as applicable, a balloon payment due at maturity or the principal amount outstanding as of an anticipated repayment date or open prepayment date (provided, that in certain cases the borrower will be required to purchase Government Securities rather than make the Defeasance Deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, defeasance collateral purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Certain of the loans that permit defeasance are secured by multiple properties as to which the borrower may effect a separate defeasance of one or more individual properties, and certain other loans that permit defeasance are secured by single properties but permit a partial defeasance in connection with the release of designated release parcels. Each multi-property mortgage loan or mortgage loan with separate release properties or parcels that allows for partial defeasance of the aggregate debt, and that we intend to include in the issuing entity (excluding Mortgage Loans that also concurrently permit partial releases upon prepayment, which are described below under “—Partial Release”), including the Corporate Woods Portfolio, Bernwood Portfolio, Visions Hotel Portfolio, 1102 Broadway and Family Dollar Portfolio Mortgage Loans, collectively representing approximately 9.4% of the Initial Pool Balance, provide that in the event of a defeasance of less than the entire aggregate debt, one or more of the related Mortgaged Properties or parcels would be released upon, among other things, delivery of defeasance collateral in an amount equal to, or sufficient to defease a principal amount equal to, a specified percentage (generally 110% to 125%) of the allocated loan amount (or, in certain cases, a percentage of net sales or an amount necessary to achieve certain loan-to-value ratio, debt service coverage ratio and debt yield thresholds specified in the related Mortgage Loan documents) allocable to such properties or parcels.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the mortgage loan seller (or, in certain cases, the master servicer) will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. In general, if a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, the related promissory note will be split and only the defeased portion of the borrower’s obligations will be assumed by the successor borrower. Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.

Partial Releases

The Mortgage Loans described below (which do not include the Mortgage Loans that permit partial release solely upon a defeasance of individual Mortgaged Properties, as identified above) permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property, subject to the satisfaction of certain specified conditions, including the REMIC requirements (subject to the information set forth below with respect to the 237 Park Avenue Mortgage Loan).

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, in the event that NYPH exercises its right of first offer (described above under “—Purchase Options and Rights of First Refusal”) to purchase any space that becomes available in the 17 leasehold condominium units at the Mortgaged Property that are owned by the Declarant Borrower (the “Accepted Offer Space”), the borrower has the right to obtain the release of the Accepted Offer Space from the lien of the mortgage; provided that the closing conditions under the NYPH PSA for the purchase of the Accepted Offer Space have been satisfied and the borrower delivers to the lender a collateral assignment of the purchase money note and purchase money mortgage executed by NYPH in connection with such purchase. No release price is payable in connection with such release, and no REMIC opinion is required to be delivered in connection with such release.

●	With respect to the Mall of Louisiana Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, the Mortgage Loan documents permit certain partial releases, collateral substitutions and additions of collateral, as follows.

The related borrower may acquire one or more expansion parcels (whereupon any such expansion parcel will, for purposes of this paragraph and the next paragraph, become an “Acquired Expansion Parcel”), provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) the related borrower acquires fee simple or leasehold interest in the expansion parcel and spreads the related Mortgage Loan documents to include the expansion parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the expansion parcel is its own tax lot and, except under the circumstances provided for in the related Mortgage Loan documents, receipt of a Phase I environmental report or property condition report with respect to the expansion parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion.

The related borrower may obtain the release of (i) any vacant, unimproved, non-income producing parcel (including an “air rights” parcel) or outlot, (ii) any Acquired Expansion Parcel or (iii) the portion of the Mall of Louisiana Mortgaged Property subject to the extension and/or widening of Picardy Street by the City of Baton Rouge, in each case, in connection with a transfer to a person other than a person owned or controlled by the related borrower, provided, among other conditions, that the following are satisfied: (1) no event of default has occurred and is continuing under the related Mortgage Loan documents; (2) as it relates to any parcel release other than an Acquired Expansion Parcel release, the lender receives (a) evidence that the parcel is not necessary for the operation or use of the Mortgaged Property and that such parcel may be readily separated from the Mortgaged Property without material diminution of the value of the Mortgaged Property and (b) a rating agency confirmation; (3) as it relates to the release of an Acquired Expansion Parcel, the lender receives from the related borrower an officer’s certificate to the effect that (a) during the time that the Acquired Expansion Parcel was a part of the Mortgaged Property, any tenants that were relocated to the Acquired Expansion Parcel from other areas of the Mortgaged Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants, (b) to the extent existing tenants are proposed to be relocated to the Acquired Expansion Parcel after its release, the related borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (c) the release of the Acquired Expansion Parcel does not have a material adverse effect on the use or value of the Mortgaged Property, the enforcement of the Mortgage Loan documents, or the related borrower’s ability to repay the Whole Loan; (4) the loan-to-value ratio for the remaining Mortgaged Property is less than or equal to 125%, provided that the related borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (5) at the request of the lender, a REMIC opinion is delivered.

In addition, the related borrower may obtain the release of a vacant, unimproved, non-income producing parcel in connection with a transfer to a person other than the related borrower, provided, among other conditions that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) simultaneous with the release, the related borrower acquires, and encumbers as collateral for the Mall of Louisiana Whole Loan, a substitute parcel at or adjacent to the Mortgaged Property of reasonably equivalent value to the release parcel; (iii) a rating agency confirmation is obtained; (iv) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the release parcel and the substitute parcel are each its own tax lot and, except under the circumstances provided for in the related Mortgage Loan Documents, receipt of a Phase I environmental report or property condition report with respect to the substitute parcel; and (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%, provided that the related borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio.

●	With respect to the Corporate Woods Portfolio Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, partial release is also permitted during the open period upon prepayment of the applicable release price, which is at least equal to 120% of the allocated loan amount of the applicable individual Mortgaged Property.

●	With respect to the Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of an amount equal to or exceeding the Release Price (as defined below) with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the related Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than the greater of (a) 2.65x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately preceding such release, provided that the borrowers are permitted to prepay a portion of the aggregate principal balance of the related Loan Combination in an amount reasonably determined by the lender necessary to satisfy the debt service coverage ratio requirement (together with the yield maintenance premium, if applicable) or deposit cash with the lender in an amount determined by the lender necessary to, after giving effect to the release, satisfy the debt service coverage ratio requirement, and (iii) satisfaction of REMIC requirements, including the delivery of a REMIC opinion. Notwithstanding the foregoing, in the event Tanger Properties Limited Partnership exercises its repurchase right under a recorded declaration and agreement affecting the Mortgaged Property identified on Annex A to this prospectus as Holiday Inn Express & Suites Terrell to purchase the applicable Mortgaged Property, the borrowers are required to promptly cause such Mortgaged Property to be released in compliance with the Mortgage Loan documents (including payment of the applicable Release Price and the satisfaction of REMIC requirements) at such time, including, without limitation, during the lockout period. “Release Price” means the following amount: (1) if less than $57,727,000 of the aggregate principal balance of the related Loan Combination has been prepaid in connection with prior releases, then 105% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released; (2) if less than $86,590,500 of the aggregate principal balance of the related Loan Combination has been prepaid, then 110% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released; (3) if less than $115,454,000 of the aggregate principal balance of the related Loan Combination has been prepaid, then 115% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released; and (4) (A) after $115,454,000 of the aggregate principal balance of the related Loan Combination has been prepaid or (B) if such individual Mortgaged Property or Mortgaged Properties being released are to be conveyed to an affiliate of the borrowers or certain of its affiliates, then the “Release Price” means in each case 120% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released. If the release of any individual Mortgaged Property causes the aggregate prepaid Loan Combination amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” under the Mortgage Loan documents is required to equal the sum of (x) the portion of the allocated loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the corresponding percentage and (y) the portion of the allocated loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage shown above.

Furthermore, some of the other Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to the REMIC requirements, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if certain conditions are satisfied. For example:

●	With respect to the 444 West Ocean Mortgage Loan, representing approximately 2.5% of the Initial Pool Balance, the sponsor owns the parcel of land adjacent to the Mortgaged Property and has commenced construction on a five-story 94-unit apartment complex on the related property. As part of the construction of the apartment complex, the sponsor is constructing a subterranean parking garage. The sponsor intends to connect the subterranean parking garage and the Mortgaged Property to the subterranean parking garage at the apartment complex. Additionally, in connection with the development of the apartment complex the borrower will be required to transfer certain air rights associated with the Mortgaged Property and record a new tract map. The related Mortgage Loan documents require that once the new tract map is recorded, the related Mortgage Loan documents must be modified to reflect the new legal description of the Mortgaged Property and to insert certain lender protections. The related borrower will be required to enter into an assignment of its rights under the new declaration and the owners of the declaration will be required to enter into an estoppel in favor of the mortgage lender. Additionally, an updated title policy will be required.

Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the U-Haul AREC 25 Portfolio Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, the related borrowers are permitted to acquire a fee simple estate in vacant land that is adjacent and contiguous to an existing individual property, subject to certain conditions, which land will thereafter be considered a part of the collateral and will be governed by the related Mortgage Loan documents; provided no such land may be operated or integrated with the existing individual property. In addition, the borrowers are permitted to acquire a leasehold estate in property that is operated as a storage facility but that is not contiguous to an existing individual property, which acquired facility may thereafter only be operated as a remote storage facility, U-Box storage facility or vehicle or recreational vehicle storage facility. Following the acquisition of such property, all rents from the ownership of such property will be considered rents due under the Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Forty-five (45) of the Mortgage Loans, representing approximately 76.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-two (42) of the Mortgage Loans, representing approximately 70.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Twenty-two (22) of the Mortgage Loans, representing approximately 64.7% of the aggregate Cut-off Date Balance of the Mortgage Loans secured in whole or in part by office, retail, mixed use or industrial properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Twenty-five (25) of the Mortgage Loans, representing approximately 39.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Ten (10) of the Mortgage Loans, representing approximately 18.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements, deferred maintenance and capital repairs.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. For example, as among the 15 largest Mortgage Loans:

●	With respect to the 222 Second Street Mortgage Loan, representing approximately 9.5% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to post a letter of credit in lieu of maintaining cash reserves for taxes, insurance premiums, replacements, tenant improvements and leasing costs, avoid a cash management trigger event, pre-approved alterations and downtime rent.

●	With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the borrower is permitted to provide a letter of credit in lieu of making any reserve fund deposit, and to substitute a letter of credit for any reserve fund previously deposited, other than cash trap funds and $7,500,000 of the initial interest reserve fund.

●	With respect to the Mall of Louisiana Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, Main Event, the third largest tenant, representing approximately 6.0% of the net rentable area, recently executed a lease for 46,900 square feet and is expected to take occupancy in August 2018. In lieu of establishing cash reserves for such amounts, the non-recourse carveout guarantor provided a guaranty of payment with respect to unfunded tenant allowances ($3,986,500), landlord work ($3,067,797) and 15 months of gap rent ($1,465,625) with respect to Main Event.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard/Springing Cash Management	14	$523,835,346	50.0%
Springing/Springing Cash Management	28	347,529,635	33.1
Soft/Springing Cash Management	3	98,407,129	9.4
Hard/In Place Cash Management	3	72,350,000	6.9
NA/NA	2	6,500,000	0.6
Total	50	$1,048,622,110	100.0%

For purposes of the foregoing chart, the following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing/Springing Cash Management. A lockbox account is established at origination (or in certain cases, related documentation is signed, but the lockbox account is not opened) or upon the occurrence of certain “trigger” events. However, even if a lockbox is established, revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to open a lockbox account (if not previously established) or instruct tenants to pay directly into such lockbox account (if previously established) or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

The 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, as to which MSMCH is a mortgage loan seller, was originated by Morgan Stanley Bank, N.A. with one or more exceptions to Morgan Stanley Bank’s underwriting guidelines and/or typical underwriting procedures. In calculating Underwritten Net Cash Flow, Morgan Stanley Bank included $923,883 in straight-line rents that are due after the maturity date of the Mortgage Loan. Under Morgan Stanley Bank’s guidelines and/or typical underwriting procedures, it would typically include rents that were straight-lined only for the lesser of the loan term or lease term. The decision of MSMCH to include the Mortgage Loan in the transaction was based on the fact that based on net cash flow excluding all straight-lined rents the Mortgage Loan would have a net cash flow debt service coverage ratio of 4.03x, and that the Mortgage Loan (including the related Pari Passu Companion Loans) has a Cut-off Date LTV Ratio based on the “as is assuming reserves” appraised value of 26.6% the related Whole Loan (based on such appraised value) has a Cut-off Date LTV Ratio of 52.9%, and that the leases as to which rent is straight-lined beyond the loan maturity date are to investment grade rated or institutional tenants.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process—Exceptions” and “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes—Exceptions to Starwood’s Disclosed Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and

●	certain Mortgage Loans do not restrict the related ground tenant from financing the related improvements as long as such financing does not constitute a lien on the borrower’s right, title and interest in the fee collateral.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)
237 Park Avenue	$70,005,000	6.7%	$87,800,000	$277,995,000	$345,200,000	$781,000,000	3.9%	26.6%	59.6%	4.10x	1.75x
Great Valley Commerce Center	$21,470,686	2.0%	$5,000,000	$27,679,978	N/A	$54,150,664	5.3%(3)	66.9%	73.7%	1.66x	1.36x
San Mar Plaza	$16,750,000	1.6%	$3,107,710	N/A	N/A	$19,857,710	5.9%	60.2%	71.3%	1.93x	1.31x

(1)	Calculated including the mezzanine debt, any related Pari Passu Companion Loan and any related Subordinate Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan.

(3)	With respect to the mezzanine debt rate related to the Great Valley Commerce Center Mortgage Loan, the Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on a blended interest rate of 8.0000% for the payment dates in October and November 2017 and 14.0000% thereafter.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or from proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
237 Park Avenue(4)	$70,005,000	$69,000,000	65.0%	N/A(5)	6.55%	Yes	No
444 West Ocean	$26,500,000	N/A	64.6%	1.39x	N/A	Yes	Yes
Starwood Capital Hotel Portfolio(6)	$25,000,000	N/A	64.9%	2.65x	N/A	Yes	Yes
Hollister Business Park(7)	$23,000,000	N/A	70.0%	1.25x	N/A	Yes	Yes
Sequoia Plaza	$21,600,000	N/A	66.5%	1.44x	N/A	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	The borrower has the right to structure the financing as preferred equity, in lieu of a mezzanine loan.

(5)	There is no minimum debt service coverage ratio requirement; however, if the mezzanine loan is floating rate, an interest rate protection agreement is required to be purchased that would result in the aggregate debt service coverage ratio immediately following closing of such mezzanine loan to be not less than 1.10x.

(6)	Future mezzanine debt is permitted only on or after the date that is the earlier of (i) May 24, 2018 and (ii) the date that the Starwood Capital Hotel Portfolio Whole Loan is securitized in full.

(7)	Future mezzanine debt is permitted in the event of a sale of the Mortgaged Property.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower that has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, the terms of the Mortgage Loan documents permit entering into a future preferred equity transaction in lieu of or together with incurring future mezzanine debt, subject to the same terms and conditions required in connection with incurring such future mezzanine debt. See “—Mezzanine Indebtedness” above.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to The Townsend Hotel Mortgage Loan, representing approximately 3.3% of the Initial Pool Balance, one of the two non-recourse carveout guarantors has pledged its approximately 10% indirect limited partnership interest in the borrower (constituting all of its equity interest other than its interest in the general partner of the borrower), to another indirect owner of the borrower. A foreclosure of such pledge is a permitted transfer, provided that certain conditions are satisfied, including that the two non-recourse carveout guarantors continue to control the borrower.

In addition, the borrowers under some of the Mortgage Loans or group of cross-collateralized Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the 222 Second Street Mortgage Loan, the American Cancer Society Center Mortgage Loan, 237 Park Avenue Mortgage Loan, 9-19 9th Avenue Mortgage Loan, OKC Outlets Mortgage Loan, Mall of Louisiana Mortgage Loan, Corporate Woods Portfolio Mortgage Loan, Starwood Capital Hotel Portfolio Mortgage Loan, Great Valley Commerce Center Mortgage Loan and Visions Hotel Portfolio Mortgage Loan is part of a related Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of the related Companion Loan(s) (the “Companion Holder(s)”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to any specified whole loan should be construed to refer to the whole loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s).

The following terms are used in reference to the Whole Loans:

“BANK 2017-BNK7 PSA” means the pooling and servicing agreement, dated as of September 1, 2017, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, Rialto Capital Advisors, LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer. The Control Notes with respect to the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan were included in the BANK 2017-BNK7 securitization trust, and the BANK 2017-BNK7 PSA will govern the servicing of each of the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan.

“CGCMT 2017-P8 PSA” means the pooling and servicing agreement, dated as of September 1, 2017, among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, KeyBank National Association, as special servicer, Citibank, N.A., as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer. The Control Notes with respect to the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan were included in the CGCMT 2017-P8 securitization trust, and the CGCMT 2017-P8 PSA will govern the servicing of each of the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed in the column “Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Controlling Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Companion Loan Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Control Note is included in a securitization trust.

“DBJPM 2017-C6 PSA” means the pooling and servicing agreement, dated as of June 1, 2017, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and special servicer, Wells Fargo Bank, National Association, as trustee, certificate administrator, paying agent and custodian, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer. The Control Note with respect to the Starwood Capital Hotel Portfolio Whole Loan was included in the DBJPM 2017-C6 securitization trust, and the DBJPM 2017-C6 PSA will govern the servicing of the Starwood Capital Hotel Portfolio Whole Loan.

“MSSG Trust 2017-237P TSA” means the trust and servicing agreement, dated as of August 9, 2017, between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as servicer and as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator and custodian, and Park Bridge Lender Services LLC, as operating advisor. The Control Note with respect to the 237 Park Avenue Whole Loan was included in the MSSG Trust 2017-237P securitization trust, and the MSSG Trust 2017-237P TSA will govern the servicing of the MSSG Trust 2017-237P Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed in the column “Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Non-Controlling Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the 222 Second Street Mortgage Loan, (ii) the 237 Park Avenue Mortgage Loan, (iii) the 9-19 9th Avenue Mortgage Loan, (iv) the Mall of Louisiana Mortgage Loan, (v) the Corporate Woods Portfolio Mortgage Loan, (vi) the Starwood Capital Hotel Portfolio Mortgage Loan, (vii) the Great

Valley Commerce Center Mortgage Loan, (viii) the Visions Hotel Portfolio Mortgage Loan, and (ix) each Servicing Shift Mortgage Loan (on and after the related Controlling Companion Loan Securitization Date).

“Non-Serviced Pari Passu-AB Whole Loan” means the 237 Park Avenue Whole Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the 222 Second Street Whole Loan, (ii) the 9-19 9th Avenue Whole Loan, (iii) the Mall of Louisiana Whole Loan, (iv) the Corporate Woods Portfolio Whole Loan, (v) the Starwood Capital Hotel Portfolio Whole Loan, (vi) the Great Valley Commerce Center Whole Loan, (vii) the Visions Hotel Portfolio Whole Loan, and (viii) each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date).

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to each of the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan, the BANK 2017-BNK7 PSA, (ii) with respect to the 237 Park Avenue Whole Loan, the MSSG Trust 2017-237P TSA, (iii) with respect to each of the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan, the CGCMT 2017-P8 PSA, (iv) with respect to the Starwood Capital Hotel Portfolio Whole Loan, the DBJPM 2017-C6 PSA, (v) with respect to the Great Valley Commerce Center Whole Loan, the UBS 2017-C3 PSA, and (vi) with respect to each Servicing Shift Whole Loan after the related Controlling Companion Loan Securitization Date, the pooling and servicing agreement that creates the trust whose assets include the related Control Note.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the 222 Second Street Whole Loan, (ii) the 237 Park Avenue Whole Loan, (iii) the 9-19 9th Avenue Whole Loan, (iv) the Mall of Louisiana Whole Loan, (v) the Corporate Woods Portfolio Whole Loan, (vi) the Starwood Capital Hotel Portfolio Whole Loan, (vii) the Great Valley Commerce Center Whole Loan, (viii) the Visions Hotel Portfolio Whole Loan, and (ix) each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer that will be appointed under an Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, the pooling and servicing agreement that creates the trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan” means any of the Serviced Pari Passu Companion Loans or the Non-Serviced Pari Passu Companion Loans.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the American Cancer Society Center Mortgage Loan, (ii) the OKC Outlets Mortgage Loan and (iii) each Servicing Shift Mortgage Loan (prior to the related Controlling Companion Loan Securitization Date).

“Serviced Whole Loan” or “Serviced Pari Passu Whole Loan” means each of (i) the American Cancer Society Center Whole Loan, (ii) the OKC Outlets Whole Loan and (iii) each Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date).

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Mortgage Pool. It is expected that there will be no Servicing Shift Mortgage Loans as of the Closing Date related to the Trust.

“Servicing Shift Whole Loan” means a Whole Loan that is a Serviced Whole Loan on the Closing Date (the servicing of which is initially governed by the PSA) and on and after the related Controlling Companion Loan Securitization Date, will be a Non-Serviced Whole Loan (the servicing of which will be governed by the related Non-Serviced PSA). It is expected that there will be no Servicing Shift Whole Loans as of the Closing Date related to the Trust.

“UBS 2017-C3 PSA” means the pooling and servicing agreement, dated as of August 1, 2017, among UBS Commercial Mortgage Securitization Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer. The Control Note with respect to the Great Valley Commerce Center Whole Loan was included in the UBS 2017-C3 securitization trust, and the UBS 2017-C3 PSA will govern the servicing of the Great Valley Commerce Center Whole Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Control Note	Control Note Cut-off Date Balance	Controlling Holder	Non-Control Note	Non-Control Note Cut-off Date Balance	Non-Controlling Holder
222 Second Street	Note A-1	$110,000,000	BANK 2017-BNK7	Note A-2 Note A-3	$100,000,000 $81,500,000	MSBAM 2017-C34 Bank of America, National Association
American Cancer Society Center	Note A-1	$53,200,000	MSBAM 2017-C34	Note A-2 Note A-3	$43,000,000 $20,000,000	UBS 2017-C3 MSBAM 2017-C34
237 Park Avenue	Note A-1-S	$74,378,041	MSSG Trust 2017-237P

Note A-1-C1

Note A-1-C2

Note A-2-S

Note A-2-C1

Note A-2-C2

Note A-2-C3

Note A-1-S(1)

Note A-1-C1(1)

Note A-1-C2(1)

Note A-2-S(1)

Note A-2-C1(1)

Note A-2-C2(1)

Note A-2-C3(1)

Note B-1-S

Note B-2-S

Note B-1-S(1)

Note B-2-S(1)

					$60,411,124 $60,411,124 $40,049,714 $43,147,721 $10,955,206 $10,955,206 $11,811,959 $9,593,876 $9,593,876 $6,360,286 $6,852,279 $1,739,794 $1,739,794 $193,629,711 $104,262,152 $30,750,289 $16,557,848

MSBAM 2017-C34

Morgan Stanley Bank, N.A.

MSSG Trust 2017-237P

Société Générale

Société Générale

Société Générale

MSSG Trust 2017-237P

MSBAM 2017-C34

Morgan Stanley Bank, N.A.

MSSG Trust 2017-237P

Société Générale

Société Générale

Société Générale

MSSG Trust 2017-237P

MSSG Trust 2017-237P

MSSG Trust 2017-237P

MSSG Trust 2017-237P

9-19 9th Avenue	Note A-1	$55,000,000	CGCMT 2017-P8	Note A-2	$50,000,000	MSBAM 2017-C34
OKC Outlets	Note A-1	$49,500,000	MSBAM 2017-C34	Note A-2	$37,000,000	UBS 2017-C3
Mall of Louisiana	Note A-1	$65,000,000	BANK 2017-BNK7	Note A-2 Note A-3-1 Note A-3-2 Note A-4 Note A-5-1 Note A-5-2 Note A-6 Note A-7	$44,000,000 $30,000,000 $28,000,000 $50,000,000 $41,000,000 $17,000,000 $25,000,000 $25,000,000	MSBAM 2017-C34 CGCMT 2017-P8 Citi Real Estate Funding Inc. COMM 2017-COR2 Barclays Bank PLC CGCMT 2017-P8 Barclays Bank PLC Barclays Bank PLC
Corporate Woods Portfolio	Note A-1-A	$30,000,000	CGCMT 2017-P8	Note A-1-B Note A-2 Note A-3 Note A-4 Note A-5	$25,000,000 $35,625,000 $20,000,000 $70,625,000 $40,000,000	Citi Real Estate Funding Inc. Citi Real Estate Funding Inc. CGCMT 2017-P8 BANK 2017-BNK7 MSBAM 2017-C34

Starwood Capital Hotel Portfolio	Note A-1	$40,000,000	DBJPM 2017-C6

Note A-2-1

Note A-2-2

Note A-3

Note A-4

Note A-5

Note A-6-1

Note A-6-2

Note A-7

Note A-8

Note A-9

Note A-10

Note A-11

Note A-12

Note A-13-1

Note A-13-2

Note A-14

Note A-15

Note A-16-1

Note A-16-2

Note A-17

$45,000,000

$15,000,000

$72,500,000

$59,317,500

$50,000,000

$40,000,000

$10,000,000

$40,000,000

$20,000,000

$20,000,000

$20,000,000

$15,000,000

$15,000,000

$14,317,500

$7,500,000

$11,817,500

$25,000,000

$15,000,000

$10,000,000

$31,817,500

JPMCC 2017-JP7

JPMorgan Chase Bank, National Association

BANK 2017-BNK5

BANK 2017-BNK6

WFCM 2017-C38

WFCM 2017-C39

Barclays Bank PLC

DBJPM 2017-C6

CD 2017-CD5

JPMorgan Chase Bank, National Association

CD 2017-CD5

UBS 2017-C2

UBS 2017-C2

Deutsche Bank AG, New York Branch

UBS 2017-C2

JPMorgan Chase Bank, National Association

MSBAM 2017-C34

JPMCC 2017-JP7

CGCMT 2017-P8

CGCMT 2017-P8

Great Valley Commerce Center	Note A-1	$27,679,978	UBS 2017-C3	Note A-2	$21,470,686	MSBAM 2017-C34
Visions Hotel Portfolio	Note A-1	$34,400,000	CGCMT 2017-P8	Note A-2	$19,950,000	MSBAM 2017-C34

(1)	Represents an interest in the Building Loan which evidences a portion of the 237 Park Avenue Whole Loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the 237 Park Avenue Mortgage Loan”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Companion Loan Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans. With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder.”

Control Rights with respect to Servicing Shift Whole Loans. With respect to each Servicing Shift Whole Loan prior to the related Controlling Companion Loan Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder,” and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned 10 business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Controlling Companion Loan Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Companion Loan Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the

“Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Companion Loan Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable in accordance with the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10 business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual conference calls with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced Pari Passu-AB Whole Loan

The 237 Park Avenue Whole Loan

General

The 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, is part of a Whole Loan that is part of a split loan structure comprised of 14 senior promissory notes and 4 subordinate promissory notes (the “237 Park Avenue Promissory Notes”), each of which is secured by a first mortgage on the same underlying Mortgaged Property, with an aggregate initial principal balance of $693,200,000. Two such senior promissory notes, Senior Note A-1-C1 and Building Note A-1-C1, with an aggregate initial principal balance of $70,005,000 (the “237 Park Avenue Mortgage Loan”), will be deposited into this securitization.

The 237 Park Avenue Whole Loan (as defined below), is evidenced by (i) the 237 Park Avenue Mortgage Loan, (ii) 4 senior promissory notes designated as Senior Note A-1-S, Senior Note A-2-S, Building Note A-1-S and Building Note A-2-S (the “237 Park Avenue Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $132,600,000, (iii) 8 senior promissory notes designated as Senior Note A-1-C2, Senior Note A-2-C1, Senior Note A-2-C2, Senior Note A-2-C3, Building Note A-1-C2, Building Note A-2-C1, Building Note A-2-C2 and Building Note A-2-C3 (the “237 Park Avenue Non-Standalone Pari Passu Companion Loans” and, together with the 237 Park Avenue Standalone Pari Passu Companion Loans, the “237 Park Avenue Pari Passu Companion Loans”), which have an aggregate initial principal balance of $175,400,000, and (iv) 4 subordinate promissory notes designated as Senior Note B-1-S, Senior Note B-2-S, Building Note B-1-S and Building Note B-2-S (the “237 Park Avenue Subordinate Companion Loans” and, together with the 237 Park Avenue Standalone Pari Passu Companion Loans, the “237 Park Avenue Standalone Companion Loans”), which have an aggregate initial principal balance of $345,200,000. The 237 Park Avenue Mortgage Loan, the 237 Park Avenue Pari Passu Companion Loans and the 237 Park Avenue Subordinate Companion Loans are referred to herein, collectively, as the “237 Park Avenue Whole Loan”, and the 237 Park Avenue Pari Passu Companion Loans and the 237 Park Avenue Subordinate Companion Loans are referred to herein as the “237 Park Avenue Companion Loans”.

In connection with the origination of the 237 Park Avenue Whole Loan, and for purposes of complying with New York Lien Law, the lender bifurcated the Whole Loan into a senior loan comprised of the 237 Park Avenue Promissory Notes with the designation “Senior Note” (the “Senior Loan”) and a separate building loan comprised of the 237 Park Avenue Promissory Notes with the designation “Building Note” (the “Building Loan”). The terms and conditions of the Building Loan documents substantially mirror those of the Senior Loan documents, and together, the Building Loan and the Senior Loan function practically as one loan. The Building Loan and the Senior Loan are cross-collateralized and cross-defaulted. The Senior Loan is senior in priority to the Building Loan, but not senior in terms of payment.

The 237 Park Avenue Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 237 Park Avenue Mortgage Loan. The 237 Park Avenue Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 237 Park Avenue Mortgage Loan and 237 Park Avenue Pari Passu Companion Loans.

Only the 237 Park Avenue Mortgage Loan is included in the issuing entity. The 237 Park Avenue Standalone Companion Loans have been contributed to a securitization trust governed by the MSSG Trust 2017-237P TSA (the “MSSG Trust 2017-237P Securitization”). The remaining 237 Park Avenue Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so.

The rights of the holders of the 237 Park Avenue Promissory Notes (the “237 Park Avenue Noteholders”) are subject to an Intercreditor Agreement (the “237 Park Avenue Intercreditor Agreement”). The following summaries describe certain provisions of the 237 Park Avenue Intercreditor Agreement.

Servicing

The 237 Park Avenue Whole Loan (including the 237 Park Avenue Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the MSSG Trust 2017-237P TSA by Wells Fargo Bank, National Association, as servicer (the “237 Park Avenue Servicer“) and special servicer (the “237 Park Avenue Special Servicer“) in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 237 Park Avenue Mortgage Loan”, but subject to the terms of the 237 Park Avenue Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 237 Park Avenue Mortgage Loan (but not on the 237 Park Avenue Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 237 Park Avenue Mortgage Loan. Principal and interest advances in respect of the 237 Park Avenue Companion Loans and property protection advances in respect of the 237 Park Avenue Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 237 Park Avenue Mortgage Loan”.

Application of Payments Prior to a 237 Park Avenue Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the 237 Park Avenue Whole Loan borrower to pay money due under the 237 Park Avenue Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the 237 Park Avenue Whole Loan becomes a specially serviced mortgage loan under the MSSG Trust 2017-237P TSA (a “237 Park Avenue Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the 237 Park Avenue Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the trustee under the MSSG Trust 2017-237P TSA (the “237 Park Avenue Trustee”), the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer, and (iii) certain amounts payable or reimbursable to the 237 Park Avenue Servicer, the 237 Park Avenue Special Servicer, the Master Servicer, the Trustee and each master servicer and trustee for any securitization relating to a 237 Park Avenue Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the 237 Park Avenue Intercreditor Agreement, as follows:

●	first, to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the 237 Park Avenue Servicer, the 237 Park Avenue Special Servicer or the 237 Park Avenue Trustee, as applicable) with respect to the 237 Park Avenue Whole Loan pursuant to the terms of the 237 Park Avenue Intercreditor Agreement or the MSSG Trust 2017-237P TSA;

●	second, to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective notes (calculated at a rate net of the primary servicing fee rate);

●	third, to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

●	fourth, pro rata, to the holders of the 237 Park Avenue Pari Passu Companion Loans and to the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, in each case in an amount equal to its respective principal entitlement allocated pursuant to the related loan documents with respect to the applicable payment date, which amounts will be applied in reduction of the principal balances of the 237 Park Avenue Pari Passu Companion Loans and 237 Park Avenue Mortgage Loan;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 237 Park Avenue Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of 237 Park Avenue Mortgage Loan and 237 Park Avenue Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the MSSG Trust 2017-237P TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the 237 Park Avenue Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the 237 Park Avenue Whole Loan;

●	sixth, to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the 237 Park Avenue Subordinate Companion Loans (or paid or advanced by the 237 Park Avenue Servicer, the 237 Park Avenue Special Servicer or the 237 Park Avenue Trustee, as applicable) with respect to the 237 Park Avenue Whole Loan pursuant to the terms of the 237 Park Avenue Intercreditor Agreement or the MSSG Trust 2017-237P TSA;

●	seventh, to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis in each case in an amount equal to its respective principal entitlement allocated pursuant to the related loan documents with respect to the applicable payment date, which amounts will be applied in reduction of the principal balances of the 237 Park Avenue Subordinate Companion Loans;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the 237 Park Avenue Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the 237 Park Avenue Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the 237 Park Avenue Subordinate Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the 237 Park Avenue Whole Loan;

●	ninth, to the 237 Park Avenue Noteholders, pro rata, any prepayment or yield maintenance premium, to the extent paid by the 237 Park Avenue Whole Loan borrower;

●	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the 237 Park Avenue Whole Loan borrower are not required to be otherwise applied under the MSSG Trust 2017-237P TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the 237 Park Avenue Whole Loan), any such fees or expenses, to the extent actually paid by the 237 Park Avenue borrower, will be paid to the 237 Park Avenue Noteholders, pro rata; and

●	eleventh, if any excess amount is available to be distributed in respect of the 237 Park Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the 237 Park Avenue Noteholders;

provided, that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the 237 Park Avenue Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be allocated to reduce the principal balance of the 237 Park Avenue Promissory Notes in the manner permitted or required by such REMIC provisions.

Application of Payments After a 237 Park Avenue Triggering Event of Default

Generally, for so long as a 237 Park Avenue Triggering Event of Default has occurred and is continuing, all amounts available for payment on the 237 Park Avenue Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the 237 Park Avenue Trustee, the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer, and (iii) certain amounts payable or reimbursable to the 237 Park Avenue Servicer, the 237 Park Avenue Special Servicer, the Master Servicer, the Trustee and each master servicer and trustee for any securitization relating to a 237 Park Avenue Pari Passu Companion Loan, including but not limited to principal and interest advances and administrative advances), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the 237 Park Avenue Intercreditor Agreement, as follows:

●	first, to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the 237 Park Avenue Servicer, the 237 Park Avenue Special Servicer or the 237 Park Avenue Trustee, as applicable) with respect to the 237 Park Avenue Whole Loan pursuant to the terms of the 237 Park Avenue Intercreditor Agreement or the MSSG Trust 2017-237P TSA;

●	second, to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective notes (calculated at a rate net of the primary servicing fee rate);

●	third, to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in an amount equal to the accrued and unpaid interest on the principal balance of their respective notes (calculated at a rate net of the primary servicing fee rate);

●	fourth, to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis, until the principal balances of the 237 Park Avenue Pari Passu Companion Loans and the 237 Park Avenue Mortgage Loan have been reduced to zero;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the 237 Park Avenue Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of 237 Park Avenue Mortgage Loan and 237 Park Avenue Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the MSSG Trust 2017-237P TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the 237 Park Avenue Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the 237 Park Avenue Pari Passu Companion Loans and the issuing entity, as holder of the 237 Park Avenue Mortgage Loan, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the 237 Park Avenue Whole Loan;

●	sixth, to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of the 237 Park Avenue Subordinate Companion Loans (or paid or advanced by the 237 Park Avenue Servicer, the 237 Park Avenue Special Servicer or the 237 Park Avenue Trustee, as applicable) with respect to the 237 Park Avenue Whole Loan pursuant to the terms of the 237 Park Avenue Intercreditor Agreement or the MSSG Trust 2017-237P TSA;

●	seventh to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis until the principal balances of the 237 Park Avenue Subordinate Companion Loans have been reduced to zero;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the 237 Park Avenue Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the 237 Park Avenue Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 237 Park Avenue Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the 237 Park Avenue Subordinate Companion Loans as a result of such workout, and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the 237 Park Avenue Whole Loan;

●	ninth, to the 237 Park Avenue Noteholders, pro rata, any prepayment or yield maintenance premium, to the extent paid by the 237 Park Avenue Whole Loan borrower;

●	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the 237 Park Avenue Whole Loan borrower are not required to be otherwise applied under the MSSG Trust 2017-237P TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the 237 Park Avenue Whole Loan), any such fees or expenses, to the extent actually paid by the 237 Park Avenue borrower, will be paid to the 237 Park Avenue Noteholders, pro rata; and

●	eleventh, if any excess amount is available to be distributed in respect of the 237 Park Avenue Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the 237 Park Avenue Noteholders, provided, that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of any portion of the related Mortgaged Property (including pursuant to a condemnation) at a time when the loan-to-value ratio of the 237 Park Avenue Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be allocated to reduce the principal balance of the 237 Park Avenue Promissory Notes in the manner permitted or required by such REMIC provisions.

Notwithstanding the foregoing, if a monthly payment advance is made with respect to the 237 Park Avenue Mortgage Loan or any related companion loan pursuant to the terms of the related pooling and servicing agreement, such advance, will be reimbursed out of funds on deposit in the collection account under the MSSG Trust 2017-237P TSA prior to the remittance of such funds for distribution to the issuing entity, as the holder of the 237 Park Avenue Mortgage Loan or to the holders of the 237 Park Avenue Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the 237 Park Avenue Whole Loan in accordance with the MSSG Trust 2017-237P TSA and the 237 Park Avenue Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the 237 Park Avenue Subordinate Companion Loans have been applied to pay such amounts (it being understood that the pro rata share payable by the issuing entity under this paragraph would be determined by allocating such unanticipated trust expenses, as the case may be, first to the 237 Park Avenue Subordinate Companion Loans).

To the extent collections received after the final liquidation of the 237 Park Avenue Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the 237 Park Avenue Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the 237 Park Avenue Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the 237 Park Avenue Intercreditor Agreement will be the securitization trust created pursuant to the terms of the MSSG Trust 2017-237P TSA. Pursuant to the terms of the MSSG Trust 2017-237P TSA, the related controlling class representative (the “237 Park Avenue Directing Certificateholder”) will have consent and/or consultation rights with respect to the 237 Park Avenue Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 237 Park Avenue Mortgage Loan”.

In addition, pursuant to the terms of the 237 Park Avenue Intercreditor Agreement, the issuing entity, as a non-controlling note holder will have the right to consult on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the 237 Park Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 237 Park Avenue Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the 237 Park Avenue Noteholders. Neither the 237 Park Avenue Servicer nor the 237 Park Avenue Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 237 Park Avenue Mortgage Loan (or its representative).

Sale of Defaulted 237 Park Avenue Whole Loan

Pursuant to the terms of the 237 Park Avenue Intercreditor Agreement, if the 237 Park Avenue Whole Loan becomes a defaulted loan pursuant to the terms of the MSSG Trust 2017-237P TSA, and if the 237 Park Avenue Special Servicer determines to sell the 237 Park Avenue Standalone Pari Passu Companion Loans in accordance with the MSSG Trust 2017-237P TSA, then the 237 Park Avenue Special Servicer will be required to sell the 237 Park Avenue Promissory Notes together as one whole loan. In connection with any such sale, the 237 Park Avenue Special Servicer will be required to follow the procedures set forth under the MSSG Trust 2017-237P TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 237 Park Avenue Mortgage Loan”. Proceeds of the sale of the 237 Park Avenue Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After a 237 Park Avenue Triggering Event of Default” above.

Notwithstanding the foregoing, the 237 Park Avenue Special Servicer will not be permitted to sell the 237 Park Avenue Pari Passu Companion Loans together with the 237 Park Avenue Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the 237 Park Avenue Mortgage Loan unless the 237 Park Avenue Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the 237 Park Avenue Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 237 Park Avenue Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 237 Park Avenue Servicer or the 237 Park Avenue Special Servicer in connection with the proposed sale. Subject to the terms of the MSSG Trust 2017-237P TSA, the holder of the 237 Park Avenue Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the terms of the 237 Park Avenue Intercreditor Agreement and the MSSG Trust 2017-237P TSA, the securitization trust created pursuant to the MSSG Trust 2017-237P TSA, as the controlling noteholder, will have the right, with or without cause, to replace the 237 Park Avenue Special Servicer then acting with respect to the 237 Park Avenue Whole Loan and appoint a replacement special servicer in accordance with the MSSG Trust 2017-237P TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 237 Park Avenue Mortgage Loan”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in September 2017 and ending on a hypothetical Determination Date in October 2017. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

The depositor will acquire the Mortgage Loans from Bank of America, National Association, Morgan Stanley Mortgage Capital Holdings LLC, KeyBank National Association and Starwood Mortgage Funding III LLC on the Closing Date. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2013	2014	2015	2016	As of 6/30/2017
Multifamily	$411,310,000	$518,929,738	$1,104,590,000	$242,008,000	$60,610,000
Office	1,122,060,000	1,864,674,000	1,863,491,000	1,207,957,250	$942,253,946
Retail	1,613,066,013	1,726,602,172	1,254,393,252	1,392,460,000	$414,757,500
Industrial	46,200,000	31,185,000	1,342,375,000	257,320,721	$96,890,000
Manufactured Housing	365,593,000	87,111,250	116,618,625	19,987,500	$10,962,500
Self Storage	140,247,500	93,095,000	546,593,750	156,775,000	$183,530,000
Lodging	2,205,861,250	2,631,502,433	2,241,228,600	70,509,000	$419,917,500
Mixed Use	79,242,199	144,100,000	147,725,000	18,362,500	$159,400,000
Other	0	69,930,000	0	150,000,000	$76,900,000
Total	$6,287,108,854	$7,167,129,593	$8,617,015,227	$3,515,379,971	$2,365,221,446

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

• Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

• Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

• Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

• Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

• Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

• Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

• Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

The Mortgage Loan secured by the Mall of Louisiana Mortgaged Property, representing approximately 4.2% of the Initial Pool Balance, was originated in conjunction with Citi Real Estate Funding Inc. and Barclays Bank PLC.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America mortgage loans was originated (or, with respect to the Mortgage Loan secured by the Mall of Louisiana Mortgaged Property, representing approximately 4.2% of the Initial Pool Balance, originated in conjunction with one or more third parties) with any material exceptions to Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated (or with respect to the Mortgage Loan secured by the Mall of Louisiana Mortgaged Property, representing approximately 4.2% of the Initial Pool Balance, which were originated in conjunction with one or more third parties) in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements. The following table sets forth, for the period commencing July 1, 2014, and ending June 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the commercial real estate loan asset class. The information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2017, through June 30, 2017, was set forth in a Form ABS-15G filed by Bank of America on August 3, 2017. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements
Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	22,163,901	89.26	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	10.74	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF48		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Bank of America, N.A.	85	133,282,722	46.69	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Eurohypo New York Branch	22	117,908,239	41.31	1	4,200,000	1.47	0	0	0.00	0	0	0.00	1	4,200,000	1.47	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Bridger Commercial Funding LLC	16	31,076,763	1.89	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	SunTrust Bank	25	3,177,843	1.11	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	Citigroup Global Markets Realty Corp.	119	292,285,953	44.29	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	Bank of America N.A. (as successor by merger to LaSalle Bank National Association)	118	278,052,296	42.14	0	0	0.00	0	0	0.00	0	0	0.00	1	8,220,279	1.25	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	Capmark Finance Inc.	29	68,496,133	10.38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	PNC Bank, National Association	52	21,070,342	3.19	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-59 (0001420805)	X	Bank of America, N.A.	80	556,911,351	96.16	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-59 (0001420805)	X	Bridger Commercial Funding LLC	20	22,228,607	3.84	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	1,549,322,288		1	4,200,000		0	0		0	0		3	12,420,279		376	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from July 1, 2014 to June 30, 2017. Activity with respect to demands received during and, if applicable, prior to such period ended June 30, 2017, is reflected elsewhere in this table. If an asset changed status during such period ended June 30, 2017, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from July 1, 2014 to June 30, 2017. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of June 30, 2017:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by June 30, 2017;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from July 1, 2014 to June 30, 2017.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended June 30, 2017.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of June 30, 2017.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and June 30, 2017, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on August 3, 2017. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on August 3, 2017. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $25,866,064.23 of the VRR Interest. However, Bank of America or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. Bank of America will be required to retain the VRR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 25.6% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (provided, that the 237 Park Avenue Mortgage Loan was originated in conjunction with Société Générale, and the Corporate Woods Portfolio Mortgage Loan was originated in conjunction with Citi Real Estate Funding Inc.). Morgan Stanley Bank is also the holder of one or more of the 237 Park Avenue Companion Loans. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2016.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non- Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to June 30, 2017, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $41,717,028,704.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as discussed below, none of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

The 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, as to which MSMCH is a mortgage loan seller, was originated by Morgan Stanley Bank, N.A. with one or more exceptions to Morgan Stanley Bank’s underwriting guidelines and/or typical underwriting procedures. In calculating Underwritten Net Cash Flow, Morgan Stanley Bank included $923,883 in straight-line rents that are due after the maturity date of the Mortgage Loan. Under Morgan Stanley Bank’s guidelines and/or typical underwriting procedures, it would typically include rents that were straight-lined only for the lesser of the loan term or lease term. The decision of MSMCH to include the Mortgage Loan in the transaction was based on the fact that based on net cash flow excluding all straight-lined rents the Mortgage Loan would have a net cash flow debt service coverage ratio of 4.03x, and that the Mortgage Loan (including the related Pari Passu Companion Loans) has a Cut-off Date LTV Ratio based on the “as is assuming reserves” appraised value of 26.6% and the related Whole Loan (based on such appraised value)

has a Cut-off Date LTV Ratio of 52.9%, and that the leases as to which rent is straight-lined beyond the loan maturity date are to investment grade rated or institutional tenants.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or an affiliate, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the 237 Park Avenue Mortgage Loan, originated in conjunction with Société Générale, and with respect to the Corporate Woods Portfolio Mortgage Loan, originated in conjunction with Citi Real Estate Funding Inc.) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing July 1, 2014 and ending June 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2017 through June 30, 2017 was set forth in a Form ABS-15G filed by MSMCH on August 14, 2017. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements1
Asset Class: CMBS

Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	77,221,468	3.22%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	77,221,468	3.22%	0	-	0.00%
Aggregate Total			101	2,117,898,499		2	88,385,930		0	-		0	-		0	-		1	77,221,468		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from July 1, 2014 to June 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from July 1, 2014 to June 30, 2017.

(6)	Includes demands received during and prior to the reporting period from July 1, 2014 to June 30, 2017 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from July 1, 2014 to June 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from July 1, 2014 to June 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the June 2017 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the June 2017 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $13,431,453.42 of the VRR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. Morgan Stanley Bank will be required to retain the VRR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator of all of the mortgage loans that KeyBank is contributing to this securitization (the “KeyBank Mortgage Loans”), representing approximately 25.0% of the Initial Pool Balance. KeyBank is also the holder of the mezzanine loan related to the Great Valley Commerce Center Mortgage Loan.

The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2016, KeyBank’s Real Estate Capital Group originated a total of $15.6 billion in permanent, bridge, development and construction commercial mortgage loans from 23 offices nationwide. Of this total, $8.1 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or sale to life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of June 30, 2017, KeyBank had originated approximately $15.7 billion of commercial mortgage loans that have been securitized in 74 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self-storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information

(including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;

●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease,

(ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.

●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on August 1, 2017 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2016 as a sponsor of commercial mortgage loan securitizations. Since KeyBank has no demand, repurchase or replacement claims as a sponsor of commercial mortgage loan securitizations to report KeyBank has no obligation to file quarterly reports. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including July 1, 2015 to and including June 30, 2017, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that KeyBank will retain $13,133,587.85 of the VRR Interest (and, for the avoidance of doubt, KeyBank, as primary servicer for certain of the KeyBank Serviced Mortgage Loans, will be entitled to, or is expected to be entitled to, primary servicing fees described in this prospectus with respect to such Mortgage Loans). KeyBank and its affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time. KeyBank will be required to retain its portion of the VRR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Starwood Mortgage Funding III LLC

General

Starwood Mortgage Funding III LLC (“SMF III”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, including SMF III, “Starwood”). SMC is affiliated with LNR Property LLC, an international commercial real estate company specializing in property development, specialty finance, asset management, investing and special servicing of CMBS loans. SMF III is a sponsor of, and a seller of certain mortgage loans into this securitization. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California and New York, New York.

SMF III and SMC are each affiliated with (i) the borrowers, borrower sponsor and non-recourse carveout guarantor under the Starwood Capital Hotel Portfolio Mortgage Loan, (ii) Starwood Mortgage Funding II LLC, which currently holds one of the Starwood Capital Hotel Portfolio Pari Passu Companion Loans, (iii) LNR Partners, LLC, which was appointed to act as the Special Servicer and (iv) LNR Securities Holdings, LLC, which is the B-Piece Buyer and will be appointed as the Directing Certificateholder.

Pursuant to interim servicing agreements between Wells Fargo Bank, National Association, which is the master servicer, certificate administrator and custodian, and SMF III, Wells Fargo Bank, National Association acts as interim servicer with respect to all of the mortgage loans to be contributed to this securitization by SMF III.

Morgan Stanley Bank, an originator and an affiliate of one of the underwriters, sponsors and mortgage loan sellers, provides short-term warehouse financing for 10 of the mortgage loans originated by SMC, totaling $138,237,750, through a master repurchase facility. Barclays Bank provides short-term warehouse financing for 3 of the mortgage loans originated by SMC and the Starwood Capital Hotel Portfolio Mortgage Loan, collectively totaling $54,500,000, through a master repurchase facility. As of the date of this prospectus, all of the mortgage loans to be contributed to this securitization by SMF III, collectively representing approximately 18.4% of the Initial Pool Balance, are subject to such master repurchase facilities. SMF III is using the proceeds from its sale of the SMF III mortgage loans to the depositor (such mortgage loans to be contributed to this securitization by SMF III, the “SMF III Mortgage Loans”) to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank free and clear of any liens.

Starwood’s Securitization Program

This is the 65th commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $8.71 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

Review of SMF III Mortgage Loans

Overview. SMF III has conducted a review of the SMF III Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMF III Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF III Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF III Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF III Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF III Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF III Data Tape”) containing detailed information regarding each SMF III Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF III Data Tape was used to provide the numerical information regarding the SMF III Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMF III engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMF III, relating to information in this prospectus regarding the SMF III Mortgage Loans.

These procedures included:

●	comparing the information in the SMF III Data Tape against various source documents provided by SMF III that are described above under “—Database”;

●	comparing numerical information regarding the SMF III Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF III Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMF III Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMF III Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF III Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF III Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF III Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF III Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMF III Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMF III Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMF III Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF III Mortgage Loans to determine whether any SMF III Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Starwood’s Underwriting Guidelines and Processes” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF III Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF III Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwriting criteria. SMF III attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMF III will perform a review of any SMF III mortgage loan that it elects to substitute for a SMF III mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMF III, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “SMF III Qualification Criteria”). SMF III may engage a third party accounting firm to compare the SMF III Qualification Criteria against the underlying source documentation to verify the accuracy of the review by SMF III and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by SMF III to render any tax opinion required in connection with the substitution.

Starwood’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization (which guidelines are also applicable to mortgage loans acquired by Starwood and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF III Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex D-2.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes - typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12th) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance - if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12th) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves - replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair/Environmental Remediation - typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions - in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF III Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to Starwood’s Underwriting Guidelines

None of the SMF III Mortgage Loans were originated with any material exceptions to Starwood’s underwriting guidelines and processes.

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on February 5, 2016. SMC’s Central Index Key is 0001548405. SMF III is a wholly-owned subsidiary of SMC. SMF III’s Central Index Key is 0001682532. SMF III has not yet filed a Form ABS-15G. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. Starwood and its affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The Originators

Bank of America, Morgan Stanley Bank, N.A., KeyBank National Association and SMC are referred to in this prospectus as “originators”.

Bank of America originated all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing in the aggregate approximately 31.0% of the Initial Pool Balance. In addition, the Mall of Louisiana Mortgage Loan, representing approximately 4.2% of the Initial Pool Balance, was originated by Bank of America in conjunction with Citi Real Estate Funding Inc. and Barclays Bank PLC.

Morgan Stanley Bank, an affiliate of MSMCH, originated all of the mortgage loans with respect to which MSMCH is acting as the mortgage loan seller, representing approximately 25.6% of the Initial Pool Balance. In addition, the 237 Park Avenue Mortgage Loan, representing approximately 6.7% of the Initial Pool Balance, was originated by Morgan Stanley Bank in conjunction with Société Générale, and the Corporate Woods Portfolio Mortgage Loan, representing approximately 3.8% of the Initial Pool Balance, was originated by Morgan Stanley Bank in conjunction with Citi Real Estate Funding Inc.

KeyBank originated all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing in the aggregate approximately 25.0% of the Initial Pool Balance.

SMC, an affiliate of SMF III, originated all of the mortgage loans with respect to which SMF III is acting as the mortgage loan seller, except the Starwood Capital Hotel Portfolio Mortgage Loan. The mortgage loans originated by SMC represent approximately 16.0% of the Initial Pool Balance. The Starwood Capital Hotel Portfolio Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, was co-originated by Bank of America, National Association, Barclays Bank PLC, Deutsche Bank AG, acting through its New York Branch and JPMorgan Chase Bank, National Association.

The Depositor

Banc of America Merrill Lynch Commercial Mortgage Inc. is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets. The depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The depositor is a subsidiary of Bank of America, National Association. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below. The depositor maintains its principal office at One Bryant Park, New York, New York 10036. The depositor’s telephone number is (980) 388-7451.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The Issuing Entity

The issuing entity, Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the VRR Interest Owners and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2017, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of 224 billion, of which approximately 262 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $169 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as Trustee for this transaction.

The foregoing information set forth under this sub-heading has been provided by WTNA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties and other related matters, including (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the trustee are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the trustee with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. Wells Fargo Bank is also (i) expected to be the master servicer under the PSA; (ii) the current master servicer, certificate administrator and custodian under the BANK 2017-BNK7 PSA, pursuant to which the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan are serviced; (iii) the current master servicer, special servicer, certificate administrator and custodian under the MSSG Trust 2017-237P TSA, pursuant to which the 237 Park Avenue Whole Loan is serviced; (iv) the current master servicer under the CGCMT 2017-P8 PSA, pursuant to which the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan are serviced; (v) the current trustee, certificate administrator and custodian under the DBJPM 2017-C6 PSA, pursuant to which the Starwood Capital Hotel Portfolio Whole Loan is serviced; and (vi) the current trustee, certificate administrator and custodian under the UBS 2017-C3 PSA, pursuant to which the Great Valley Commerce Center Whole Loan is serviced.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2.0 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The other transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the grantor trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the Mortgage Files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the Mortgage Files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each Mortgage File in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint. The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth below under “—The Master Servicer” with respect to Wells Fargo (MS), neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the certificate administrator are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the certificate administrator with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank (MS)”) will act as the master servicer for all the Mortgage Loans to be deposited into the Trust. Wells Fargo Bank (MS) is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank (MS) is also (i) expected to be the certificate administrator and the custodian under the PSA; (ii) the current master servicer, certificate administrator and custodian under the BANK 2017-BNK7 PSA, pursuant to which the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan are serviced; (iii) the current master servicer, special servicer, certificate administrator and custodian under the MSSG Trust 2017-237P TSA, pursuant to which the 237 Park Avenue Whole Loan is serviced; (iv) the current master servicer under the CGCMT 2017-P8 PSA, pursuant to which the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan are serviced; (v) the current trustee, certificate administrator and custodian under the DBJPM 2017-C6 PSA, pursuant to which the Starwood Capital Hotel Portfolio Whole Loan is serviced; and (vi) the current trustee, certificate administrator and custodian under the UBS 2017-C3 PSA, pursuant to which the Great Valley Commerce Center Whole Loan is serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank (MS). Like Wells Fargo Bank (MS), Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank (MS) and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank (MS) managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing and special servicing offices of Wells Fargo Bank (MS) are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing and special servicing offices of Wells Fargo Bank (MS) are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo Bank (MS) has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank (MS)’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank (MS) reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank (MS)’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number:	33,605	32,716	31,128	29,623
By Approximate Aggregate Unpaid Principal Balance (in billions):	$475.39	$503.34	$506.83	$505.11

Within this portfolio, as of June 30, 2017, are approximately 20,426 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $380.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank (MS) also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank (MS)’s servicing portfolio, as of June 30, 2017, were located in all 50 states, the District of Columbia, Guam,

Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank (MS) services in Europe through its London Branch. Wells Fargo Bank (MS) has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank (MS) utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank (MS) to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank (MS), as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank (MS)’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD Q2 2017	$372,321,846,653	$694,505,361	0.19%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank (MS) has acted as a special servicer of securitized commercial and multifamily mortgage loans in excess of five years, including European loans as a result of the aforementioned acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG. Wells Fargo Bank (MS)’s special servicing system includes McCracken Financial Solutions Corp.’s Strategy CS software.

The table below sets forth information about Wells Fargo Bank (MS)’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number	112	124	151	163
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance (in billions)(1)	$67.4	$86.0	$107.3	$114.0
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$520,064,655	$181,704,308	$106,851,483	$451,793,484

(1)	Includes all loans in Wells Fargo Bank (MS)’s portfolio for which Wells Fargo Bank (MS) is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

The properties securing loans in Wells Fargo Bank (MS)’s special servicing portfolio may include retail, office, multifamily, industrial, hospitality and other types of income-producing property. As a result, such properties, depending on their location and/or other specific circumstances, may compete with the Mortgaged Properties for tenants, purchasers, financing and so forth.

Wells Fargo Bank (MS) has developed strategies and procedures as special servicer for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the underlying loan documents) to maximize the value from the assets for the benefit of certificate holders. Wells Fargo Bank (MS)’s strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard, the underlying loan documents and applicable law, rule and regulation.

Wells Fargo Bank (MS) is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer and a special servicer of commercial loans in the UK. Wells Fargo Bank (MS)’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer	CPS1-	Strong	MOR CS1
Master Servicer	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo Bank (MS) are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank (MS) are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank (MS) has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank (MS)’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank (MS)’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank (MS) may perform any of its obligations under the PSA (or any related Non-Serviced PSA) through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the master servicer will remain responsible for its duties under the relevant agreement. Wells Fargo Bank (MS) may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank (MS) monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank (MS) has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank (MS);

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings; and

●	insurance tracking and compliance.

Wells Fargo Bank (MS) may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Pari Passu Companion Loans. Wells Fargo Bank (MS) monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank (MS) on the Mortgage Loans and the Serviced Pari Passu Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank (MS) and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank (MS), that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (MS) (in its capacity as master servicer under the PSA) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Pari Passu Companion Loans. On occasion, Wells Fargo Bank (MS) may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Pari Passu Companion Loans or otherwise. To the extent Wells Fargo Bank (MS) performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank (MS) proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank (MS) is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank (MS) and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank (MS), or to which any property of Wells Fargo Bank (MS) is subject, that are material to the Certificateholders, nor does Wells Fargo Bank (MS) have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the Mortgage Loans and the primary servicing rights with respect to certain of the Serviced Mortgage Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and MSMCH or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed by MSMCH to this securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and Bank of America or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by Bank of America or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed by Bank of America to this securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and SMF III or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by SMF III or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed by SMF III to this securitization.

Wells Fargo Bank (MS) expects to enter into a primary servicing agreement with KeyBank pursuant to which KeyBank is expected to assume primary servicing duties with respect to some or all of the KeyBank Mortgage Loans and related Serviced Pari Passu Companion Loans.

Pursuant to the terms of the PSA, Wells Fargo Bank (MS) will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate set forth on Annex A-1 under “Master Servicing Fee Rate”, with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, the Serviced Whole Loans, in each case notwithstanding any termination or resignation of Wells Fargo Bank (MS) as master servicer under the PSA. In addition, Wells Fargo Bank (MS) will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo Bank (MS) nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank (MS) or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth above under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo Bank (MS).

The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer’s obligation to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause” and “—Resignation of the Master Servicer and Special Servicer”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any non-serviced mortgage loan (except as described in this prospectus) and any excluded special servicer loan) and any serviced companion loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 153 as of June 30, 2017. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion; and

●	153 domestic commercial mortgage backed securitization pools as of June 30, 2017 with a then current face value in excess of $71.7 billion.

As of June 30, 2017, LNR Partners has resolved approximately $70.1 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016 and approximately $3.3 billion of U.S. commercial and multifamily mortgage loans through June 30, 2017. These loans include mortgage loans secured by the same types of income producing properties as securing the Mortgage Loans backing the Certificates and such properties may compete with these Mortgaged Properties.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of June 30, 2017, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,105 assets across the United States and various international properties with a then current face value of approximately $71.7 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the mortgage pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than SMF III), any originator (other than SMC) or any significant obligor. LNR Partners is an affiliate of SMF III, one of the Sponsors, SMC, one of the originators and LNR Securities Holdings, LLC, the anticipated purchaser for the Class E, Class X-E, Class F, Class X-F, Class G and Class X-G Certificates and the entity anticipated to be the initial directing certificateholder.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for this securitization transaction, SMF III being one of the sponsors, SMC being an originator of some of the mortgage loans and LNR Partners assisting LNR Securities Holdings, LLC and/or one or more of its respective affiliates with due diligence relating to the mortgage loans to be included in the mortgage pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Trustee, the Certificate Administrator, any originator, any significant obligor, the Master Servicer, the Operating Advisor or the Asset Representations Reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

It is anticipated that LNR Securities Holdings, LLC (an affiliate of LNR Partners) or its affiliates will purchase on the Closing Date approximately 100% of the Class E, Class X-E, Class F, Class X-F, Class G and Class X-G Certificates issued by the issuing entity. Except as discussed in this prospectus, neither LNR Partners nor its affiliates will retain any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as described in this prospectus with respect to the mortgage loans and the serviced companion loans) However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any Certificates at any time.

The foregoing information regarding LNR Partners under this heading “Transaction Parties—The Special Servicer” has been provided by LNR Partners.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Replacement of Special Servicer Without Cause”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Primary Servicer and Affiliated Servicer

KeyBank acts as the special servicer under the CGCMT 2017-P8 PSA (the “CGCMT 2017-P8 Special Servicer”). In such capacity, the CGCMT 2017-P8 Special Servicer will initially be responsible for the special servicing and administration of the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan and REO Property pursuant to the CGCMT 2017-P8 PSA. KeyBank will be appointed as a primary servicer with respect to the KeyBank Mortgage Loans (collectively, the “KeyBank Serviced Mortgage Loans”). KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the Depositor, any other Mortgage Loan Seller, the trustee, the certificate administrator, the paying agent, the custodian, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any other sub-servicer.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number	16,772	16,876	17,866	16,623
By Approximate Aggregate Principal Balance (in billions)	$174.6	$185.2	$189.3	$183.8

Within this servicing portfolio are, as of June 30, 2017, approximately 8,105 loans with a total principal balance of approximately $139.1 billion that are included in approximately 498 CMBS transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of CMBS, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2017, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to CMBS in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of June 30, 2017, KeyBank was named as special servicer with respect to commercial mortgage loans in 138 CMBS transactions totaling approximately $60 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 44 commercial mortgage loans with an aggregate outstanding principal balance of approximately $327.1 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 6/30/2017
By Approximate Number of Transactions	102	111	132	138
By Approximate Aggregate Principal Balance (in billions)	$47.3	$56.2	$60.5	$60

KeyBank has resolved over $15 billion of U.S. commercial mortgage loans over the past 10 years, $16 million of U.S. commercial mortgage loans during 2007, $1.32 billion of U.S. commercial mortgage loans during 2008, $1.74 billion of U.S. commercial mortgage loans during 2009, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, $1.89 billion of U.S. commercial mortgage loans during 2012, $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, $1.4 billion of U.S. commercial mortgage loans during 2015 and $263.6 million of U.S. commercial mortgage loans during 2016.

KeyBank is approved as the master servicer, primary servicer and special servicer for CMBS rated by Moody’s, S&P, Fitch and Morningstar. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2+” as a primary servicer and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of CMBS transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the master servicer or special servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	A-	A-	Aa3
Short-Term Deposits	A-2	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loans or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Pooling and Servicing Agreement for assets of the same type included in the issuing entity are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the primary servicer and special servicer of the KeyBank Serviced Mortgage Loans, generally responsible for the primary and special servicing functions with respect to the KeyBank Serviced Mortgage Loans. KeyBank may from time to time perform some of its servicing obligations under the KeyBank Primary Servicing Agreement through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the KeyBank Primary Servicing Agreement as if KeyBank had not retained any such vendors.

Generally, all amounts received by KeyBank on the KeyBank Serviced Mortgage Loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the KeyBank Primary Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement. KeyBank will not have primary responsibility for custody services of original documents evidencing the KeyBank Serviced Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular KeyBank Serviced Mortgage

Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the KeyBank Primary Servicing Agreement.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

 From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of a CMBS trust in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the underlying mortgage loans pursuant to the Pooling and Servicing Agreement.

 KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

 Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that KeyBank is expected to retain a portion of the VRR Interest with an initial VRR Interest Balance of $13,133,587.85 (and, for the avoidance of doubt, KeyBank, as primary servicer for certain of the KeyBank Serviced Mortgage Loans, will be entitled to, or is expected to be entitled to, primary servicing fees described in this prospectus with respect to such Mortgage Loans). KeyBank and its affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time. KeyBank will be required to retain its portion of the VRR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth above under this heading “—KeyBank National Association” has been provided by KeyBank and neither the Depositor nor any Underwriter takes any responsibility for such information or makes any representation or warranty as to its accuracy or completeness.

The information set forth above under this heading “—KeyBank National Association” has been provided by KeyBank and neither the Depositor nor any Underwriter takes any responsibility for such information or makes any representation or warranty as to its accuracy or completeness.

Summary of KeyBank Primary Servicing Agreement

KeyBank has acquired the right to be appointed as the primary servicer of the KeyBank Serviced Mortgage Loans, representing approximately 25.0% of the Initial Pool Balance and the primary servicer of the related Serviced Pari Passu Companion Loans. Accordingly, Wells Fargo Bank, National Association, as master servicer, and KeyBank, as primary servicer, will be required to enter into a Primary Servicing Agreement to be dated as of October 1, 2017 (the “KeyBank Primary Servicing Agreement”). The primary servicing of the KeyBank Serviced Mortgage Loans and the related Serviced Pari Passu Companion Loans will be required to be governed by the KeyBank Primary Servicing Agreement. The following summary describes certain provisions of the KeyBank Primary Servicing Agreement relating to the primary servicing and administration of the KeyBank Serviced Mortgage Loans.

Pursuant to the KeyBank Primary Servicing Agreement, KeyBank, as primary servicer, on behalf of the master servicer, will be responsible for certain of the obligations of the master servicer with respect to the KeyBank Serviced Mortgage Loans described in “Pooling and Servicing Agreement”, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property. KeyBank will be responsible for performing the primary servicing of the KeyBank Serviced Mortgage Loans in a manner consistent with the Servicing Standard under the PSA.

KeyBank will have no obligation to make any principal and interest advance or any servicing advances. KeyBank may not take any action with respect to any assumption, transfer, defeasance, Major Decision, Special Servicer Decision or certain other actions as set forth in the Primary Servicing Agreement unless KeyBank has confirmed with the Master Servicer that the Master Servicer is either obligated to process or that the Master Servicer and the Special Servicer have mutually agreed that the Master Servicer shall process such request pursuant to the PSA. Following such confirmation, KeyBank may not permit or consent to any assumption, transfer, defeasance, Major Decisions, Special Servicer Decisions or take any other action requiring the approval of the master servicer under the KeyBank

Primary Servicing Agreement without the prior written approval of the master servicer. Such consent will be subject to the consent of the special servicer to the extent set forth in the PSA. The master servicer will be required to request any such approvals or any Rating Agency Confirmation, if applicable.

As compensation for its activities under the KeyBank Primary Servicing Agreement, KeyBank will be paid a primary servicing fee equal to 0.01% with respect to the KeyBank Serviced Mortgage Loans only to the extent that the master servicer receives the servicing fee with respect to such KeyBank Serviced Mortgage Loans under the PSA. KeyBank will be entitled to certain additional servicing compensation with respect to the KeyBank Serviced Mortgage Loans, including, but not limited to, a portion of Modification Fees, assumption fees and defeasance fees, but only from amounts to which the master servicer is entitled under the PSA.

KeyBank and its officers, agents, affiliates or employees (the “KeyBank Parties”) will have no liability to the master servicer for any action taken or from refraining from the taking of any action, in good faith pursuant to the KeyBank Primary Servicing Agreement, or for errors in judgment; provided, however, this will not protect KeyBank Parties against any breach of representations or warranties made in the KeyBank Primary Servicing Agreement, or against any liability which would otherwise be imposed on KeyBank by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the KeyBank Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its obligations or duties under the KeyBank Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the KeyBank Primary Servicing Agreement. The KeyBank Parties will be indemnified and held harmless by the master servicer against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities or expenses that KeyBank will sustain arising from or as a result of any willful misconduct, bad faith, fraud or negligence of the master servicer in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard by the master servicer of its duties and obligations hereunder or by reason of breach of any representations or warranties made in the KeyBank Primary Servicing Agreement.

KeyBank will be required to indemnify and hold harmless the master servicer and its partners, directors, officers, agents or employees against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities or expenses that the master servicer may sustain arising from or as a result of any willful misconduct, bad faith, fraud or negligence of KeyBank in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard by KeyBank of its duties and obligations hereunder or by reason of breach of any representations or warranties made in the KeyBank Primary Servicing Agreement.

The KeyBank Primary Servicing Agreement may be terminated with respect to KeyBank if any of the following occurs:

●	the master servicer (or the depositor to the extent the depositor has the right to terminate KeyBank under the PSA) elects to terminate KeyBank following an event of default under the KeyBank Primary Servicing Agreement;

●	upon resignation by KeyBank;

●	at the option of the purchaser of any KeyBank Serviced Mortgage Loans pursuant to the terms of the PSA; provided that any such termination pursuant to this clause will only be effective with respect to the KeyBank Serviced Mortgage Loans and not with respect to the entire agreement;

●	upon the later of the final payment or other liquidation of the last KeyBank Serviced Mortgage Loans and disposition of all REO Property and remittance of all funds thereunder;

●	upon termination of the PSA; or

●	by mutual consent of KeyBank and the master servicer in writing.

Notwithstanding the foregoing, upon any termination of KeyBank, KeyBank will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and is required to cooperate fully with the master servicer to transition primary servicing of the KeyBank Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information under this heading “Transaction Parties—The Primary Servicer and Affiliated Servicer —KeyBank National Association—Summary of KeyBank Primary Servicing Agreement” has been provided by KeyBank.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $129.1 billion issued in 139 transactions.

As of September 30, 2017, Park Bridge Lender Services was acting as asset representations reviewer for 54 CMBS transactions with an approximate aggregate initial principal balance of $46.3 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations under the PSA. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). Bank of America, a national banking association, will act as the “retaining sponsor” (as defined in Regulation RR, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through the following:

●	The VRR Interest is intended to be an “eligible vertical interest” (as defined in Regulation RR) in the Trust in the form of a “single vertical security” (as defined in Regulation RR) with an initial VRR Interest Balance of $52,431,105.50 (representing approximately 5.0% of all “ABS interests” (as defined in Regulation RR) in the Trust (which will consist of the certificates (other than the Class R Certificates) and the VRR Interest and are collectively referred to herein as the “ABS Interests”) as of the Closing Date) and an effective interest rate equal to the WAC Rate. In accordance with the definition of “single vertical security” under Regulation RR, the VRR Interest will entitle the holders thereof to a specified percentage (equal to the Vertical Risk Retention Allocation Percentage) of the amounts paid on each other class of ABS Interests.

○	The Retaining Sponsor is expected to offset a portion of its risk retention requirement by the portion of the VRR Interest acquired on the Closing Date and retained by Morgan Stanley Bank, a national banking association, as the originator of the MSMCH Mortgage Loans. Morgan Stanley Bank will acquire $13,431,453.42 of the VRR Interest, representing approximately 25.6% of the VRR Interest on the Closing Date. Morgan Stanley Bank originated Mortgage Loans representing approximately 25.6% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the VRR Interest in accordance with Rule 11(a)(1) of Regulation RR.

○	The Retaining Sponsor is expected to offset a portion of its risk retention requirement by the portion of the VRR Interest acquired on the Closing Date and retained by KeyBank, a national banking association, as the originator of the KeyBank Mortgage Loans. KeyBank will acquire $13,133,587.85 of the VRR Interest, representing approximately 25.0% of the VRR Interest on the Closing Date. KeyBank originated Mortgage Loans representing approximately 25.0% of the Initial Pool Balance, which is at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the VRR Interest in accordance with Rule 11(a)(1) of Regulation RR.

○	Each of Morgan Stanley Bank and KeyBank will acquire its applicable portion of the VRR Interest from the depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of Regulation RR, whereby such retaining party will sell to the depositor (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) the Mortgage Loans that it originated in exchange for cash consideration and such applicable portion of the VRR Interest. The VRR Interest Balance of such applicable portion of the VRR Interest (i) will result in a reduction in the price received by such retaining party from the depositor for the Mortgage Loans sold by such retaining party to the depositor for inclusion in the Mortgage Pool (which price will also be subject to adjustments for allocations of transaction proceeds, costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by such retaining party in accordance with the Credit Risk Retention Rules.

○	The Retaining Sponsor will acquire from the depositor on the Closing Date, and retain, the remaining portion of the VRR Interest, with a VRR Interest Balance equal to $25,866,064.23 and representing approximately 49.3% of the VRR Interest.

Bank of America, Morgan Stanley Bank and KeyBank are collectively referred to herein as the “Retaining Parties.” The percentage of the aggregate Certificate Balance of all ABS Interests as of the Closing Date represented by the VRR Interest will equal at least 5 as of the Closing Date.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the Offered Certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Notwithstanding any references in this prospectus or the PSA to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in Rule 17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage, and (b) the certificates will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the certificates, on the other hand, pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively.

VRR Interest Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the sum of (i) the Vertically Retained Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Interest Available Funds”).

The “Non-Vertically Retained Percentage” is 100% minus the Vertically Retained Percentage.

The “Vertically Retained Percentage” is equal to a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the sum of (i) the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and (ii) the initial VRR Interest Balance of the VRR Interest.

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Vertically Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the VRR Interest Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the VRR Interest Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the VRR Interest Balance thereof, an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance of the VRR Interest has been reduced to zero; and

Third, to the VRR Interest, up to an amount equal to the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the holders of the Principal Balance Certificates pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, that to the extent any VRR Interest Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The VRR Interest will not have a specified pass-through rate (other than for tax reporting purposes), but the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

Allocation of VRR Interest Realized Losses

The certificate administrator will be required to allocate any VRR Interest Realized Losses to the VRR Interest in reduction of the VRR Interest Balance.

The “VRR Interest Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimburse Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) expected to be outstanding immediately following such Distribution Date, is less than (ii) the VRR Interest Balance of the VRR Interest after giving effect to distributions of principal on such Distribution Date.

Yield Maintenance Charge or Prepayment Premium

On each Distribution Date, the certificate administrator is required to distribute to the holders of the VRR Interest the Vertically Retained Percentage of any Yield Maintenance Charge or Prepayment Premium received on or prior to the related Determination Date, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the VRR Interest the Vertically Retained Percentage of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date, as described in “Description of the Certificates—Distributions—Excess Interest”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2017-C34 will be issued pursuant to a pooling and servicing agreement, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”). The certificates and the VRR Interest will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The certificates will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class V and Class R certificates.

The issuing entity will also issue a certificated REMIC regular interest (the “VRR Interest”) representing the right to receive certain distributions under the PSA as described under “Credit Risk Retention.” However, the VRR Interest will not be a “certificate” for purposes of this prospectus.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown under “Summary of Certificates and VRR Interest”.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “VRR Interest Balance” of the VRR Interest at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the VRR Interest Balance of the VRR Interest will be reduced by any distributions of principal actually made on, and by any VRR Interest Realized Losses actually allocated to, the VRR Interest on that Distribution Date. In the event that VRR Interest Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “Credit Risk Retention—VRR Interest—Priority of Distributions” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of each class of Class X Certificates will equal the Certificate Balance (or the aggregate of the Certificate Balances, as applicable) of the class(es) of Principal Balance Certificates set forth next to such class of Class X Certificates (each such class of Principal Balance Certificates, with respect to the related class of Class X Certificates, an “Underlying Class”).

Class of Class X Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
Class X-G	Class G

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to each ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V Certificates) and the VRR Interest (other than the rights of the VRR Interest to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, together with the Lower-Tier REMIC, the “Trust REMICs”). The Excess Interest will be held by the grantor trust (the “Grantor Trust”) and the Class V Certificates and the VRR Interest will represent beneficial ownership of their respective portions of the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates and the VRR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in November 2017.

All distributions (other than the final distribution on any certificate or the VRR Interest) are required to be made to the Certificateholders in whose names the certificates are registered and the VRR Interest Owners previously identified to the certificate administrator, in each case, as of the close of business on each Record Date. With respect to any Distribution Date, the “Record Date“ will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder or VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder or VRR Interest Owner, as applicable, has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder or VRR Interest Owner, as applicable. The final distribution on any certificate or the VRR Interest is required to be made in like manner, but only upon presentation and surrender of the certificate or the VRR Interest, as applicable, at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests. All distributions made with respect to the VRR Interest will be allocated pro rata among the VRR Interest Owners based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs. With respect to the Class V and Class R certificates, the Percentage Interest thereof is set forth on the face of such certificate. The allocated portion of the VRR Interest owned by any VRR Interest Owner is referred to herein as a “Percentage Interest”, and the Percentage Interests of each of Bank of America, Morgan Stanley Bank and KeyBank in the VRR Interest are equal to 49.3%, 25.6% and 25.0%, respectively.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates and the VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (such amounts other than any Excess Interest, together with any balloon payments, the “Periodic Payments”) paid by the borrowers of the Mortgage Loans, that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled payments of interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the VRR Interest Owner;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates and the holders of the VRR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

In addition, the master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any balloon payments received during the period that begins two (2) Business Days immediately preceding such Master Servicer Remittance Date and ends on such Master Servicer Remittance Date. In certain cases, the remittance with respect to a Non-Serviced Mortgage

Loan in any given calendar month may be received after the Determination Date in that month. If such a remittance includes a principal prepayment or other unscheduled collection or includes a balloon payment, then such principal prepayment or other unscheduled collection will not, and such balloon payment may not, be distributed to certificateholders until the Distribution Date in the following calendar month even if received by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer during the Collection Period for the then current Distribution Date. No additional interest will be distributable in connection with such delayed distribution, thus resulting in a shortfall to certificateholders.

The amount available for distribution to holders of the Regular Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Vertically Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each class of Regular Certificates that would remain unpaid as of the close of business on the Distribution Date, divided by (y) the Non-Vertically Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Vertically Retained Percentage, and (ii) any outstanding Realized Losses and VRR Interest Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Interest Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any related Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (and any related Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and each class of Class X Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The “Pass-Through Rate” is the rate per annum at which any class of certificates (other than the Class V and Class R certificates) accrues interest. The approximate initial Pass-Through Rate for each class of Offered Certificates is set forth on the cover of this prospectus.

The Pass-Through Rate with respect to each class of Principal Balance Certificates for any Distribution Date will be equal to one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass Through Rate for each class of Class X Certificates (other than the Class X-A and Class X B certificates) for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for that Distribution Date, over (b) the Pass Through Rate for such Distribution Date on the Class of Principal Balance Certificates that, with the addition of “X-”, has the same alphabetical designation as such Class of Class X Certificates.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “—Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month accrual period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

“Pari Passu Loan Primary Servicing Fee Rate” means the “master servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) and any other servicing fee rate payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan, and “Pari Passu Loan Primary Servicing Fee” means the amount of such fee payable for a given Distribution Date. The Pari Passu Loan Primary Servicing Fee Rate will be equal to (i) 0.00250% per annum with respect to the 222 Second Street Mortgage Loan, the 9-19 9th Avenue Mortgage Loan, the Mall of Louisiana Mortgage Loan, the Corporate Woods Mortgage Loan, the Starwood Capital Hotel Portfolio Mortgage Loan and the Visions Hotel Portfolio Mortgage Loan, (ii) 0.00125% per annum with respect to the 237 Park Avenue Mortgage Loan and (iii) 0.01000% per annum with respect to the Great Valley Commerce Center Mortgage Loan.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)        the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)        the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)        Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)        Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders and the VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee and any related Pari Passu Loan Primary Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed to the holders of the Principal Balance Certificates on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based

on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan as of any date of determination will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the master servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)      the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)      any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and all income rents and profits received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that relates to the first Determination Date coinciding with or following the date on which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and VRR Interest Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and any related Pari Passu Loan Primary Servicing Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, if acquired in respect of a Whole Loan, one or more outstanding Companion Loans (each, an “REO Loan”), and all references to Mortgage Loans or Companion Loans, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute the Non-Vertically Retained Percentage of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates and the Vertically Retained Percentage of such Excess Interest to the VRR Interest Owners. Excess Interest will not be available to make distributions to any class of certificates other than the Class V certificates, to provide credit support for any classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (a) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (b) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (ii) any accrued and unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (a) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (b) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (ii) any accrued and unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the certificate administrator will pay to the holders of each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates the product of (a) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Control Eligible Certificates) for that Distribution Date. Any portion of the Non-Vertically Retained Percentage of any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Distribution Amount”) will be distributed to the holders of the Class X certificates as follows: (1) first, to the Class X-A and Class X-B certificates, in the case of each such class in an amount equal to the product of (i) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Class(es) of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (ii) the Class X YM Distribution Amount for the applicable Distribution Date, and (2) second, to the Class X-D certificates, in an amount equal to the portion of the Class X YM Distribution Amount remaining after the distributions to the holders of the Class X-A and Class X-B certificates. The Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium will be distributed to the holders of the VRR Interest.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will pay to the holders of each class of Control Eligible Certificates then entitled to distributions of principal on such Distribution Date the product of (a) the Non-Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date. Any portion of the Non-Vertically Retained Percentage of any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Subordinate Distribution Amount”) will be distributed to the holders of the Class X Certificates as follows: (1) first, to the Class X E and Class X-F certificates, in the case of each such class in an amount equal to the product of (i) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Classes of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (ii) the Class X YM Subordinate Distribution Amount for the applicable Distribution Date, and (2) second, to the Class X-G certificates, in an amount equal to the portion of the Class X YM Subordinate Distribution Amount remaining after the distributions to the holders of the Class X-E and Class X-F certificates. The Vertically Retained Percentage of such Yield Maintenance Charge or Prepayment Premium will be distributed to the holders of the VRR Interest.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to both the mortgage interest rate on the related Mortgage Loan and the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates is set forth under “Summary of Certificates and VRR Interest” above.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates were calculated on the basis of a 0% CPY prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls (other than relating to any Non-Serviced Mortgage Loan) or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the VRR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, subject to the DCH Limitations and so long as no Control Termination Event has occurred or is continuing, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Vertically Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of each class of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates and the rights of holders of each other class of Subordinate Certificates, if any, with an earlier alphabetical designation.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, and the limited credit support provided by the VRR Interest, as described below, no other form of credit support will be available for the benefit of the Offered Certificates. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the Mortgage Loans, which such losses are allocated between it, on the one hand, and the certificates, on the other hand, as described under “Credit Risk Retention—VRR Interest—Allocation of VRR Interest Realized Loss”.

Prior to the Cross-Over Date, allocation of the Principal Distribution Amount to the Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, and second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the Certificate Balance thereof has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Certificates (other than the Class X Certificates), for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of such Senior Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of such Senior Certificates, the percentage interest in the issuing entity evidenced by such Senior Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to such Senior Certificates by the Subordinate Certificates.

Following retirement of the Senior Certificates (other than the Class X Certificates), the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders and the VRR Interest Owners on that date, the certificate administrator is required to calculate the Realized Loss and the VRR Interest Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any successor REO Loans immediately following such Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses to the respective classes of Subordinate Certificates in reverse order of alphabetical designation, in each case until the Certificate Balance of the subject class is reduced to zero. Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class V or Class R certificates or the VRR Interest and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the Underlying Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and VRR Interest Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee”, “—Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance, Notional Amount or VRR Interest Balance, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance, as applicable, to zero, reimbursements of any previously allocated Realized Losses or VRR Interest Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above and, with respect to the VRR Interest, in accordance with the payment priorities set forth in “Credit Risk Retention—VRR Interest—Priority of Distributions”.

Reports to Certificateholders and VRR Interest Owners; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available to each Certificateholder and VRR Interest Owner of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or a VRR Interest Owner, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates or in reduction of the VRR Interest Balance of the VRR Interest and (ii) the amount of the distribution on each Distribution Date allocable to interest, in each case of clause (i) and (ii), as to the applicable class or the VRR Interest, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or VRR Interest Owner, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or VRR Interest Owner reasonably requests, to enable Certificateholders and the VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the forms provided in the PSA (in the case of clause (1) below) or required in the PSA (in the case of clauses (2) – (15) below), which forms are subject to change and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file (to the extent delivery is required under the PSA; provided, that such document will not be required to be periodically updated or provided in respect of each Distribution Date); and

(15)       a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the VRR Interest Owners by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to each Serviced Mortgage Loan that is not a Specially Serviced Loan) or the special servicer (with respect to Specially Serviced Loans and each REO Property related to a Serviced Mortgage Loan), as applicable, is also required to prepare the following for each related Mortgaged Property or such REO Property, as applicable:

●	within 45 days after receipt of a quarterly operating statement, if any, commencing with the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List); and

●	within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines), commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holders of Serviced Pari Passu Companion Loans who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder or Risk Retention Consultation Party and any VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer or the Risk Retention Consultation Party) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will covenant in the PSA not to view or otherwise retrieve any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of the PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan. The master servicer will agree in the PSA not to restrict the special servicer from receiving any information related to any Mortgage Loan other than any Excluded Special Servicer Loan with respect to which the special servicer is a Borrower Party, and the certificate administrator will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or mezzanine lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or mezzanine lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan).

“Excluded DCH Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Excluded RRCP Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party.

“Excluded Loan” means, collectively, Excluded DCH Loans and Excluded RRCP Loans. It is expected that there will be no Excluded Loans as of the Closing Date with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, a VRR Interest Owner, the Directing Certificateholder, the Risk Retention Consultation Party or one of the following (in each case, to the extent such person is not a Certificateholder): a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) except in the case of a Companion Holder, that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, (x) any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

A “VRR Interest Owner” is an owner of any portion of the VRR Interest that has been identified to the certificate administrator in writing in accordance with the PSA.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, will be provided by the certificate administrator at the direction of the depositor to certain market data providers pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or VRR Interest Owner that has delivered an Investor Certification to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), the master servicer or the special servicer, as applicable, may provide (or make available electronically) at the expense of such Certificateholder or VRR Interest Owner, as applicable, copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or VRR Interest Owner, as applicable, may have under the PSA. Certificateholders and VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	any annual reports provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer; and

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report; and

○	the CREFC® Appraisal Reduction Template;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates or the VRR Interest;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or VRR Interest Owners of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders and/or VRR Interest Owners for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders or VRR Interest Owners of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by each Retaining Party with the hedging, transfer, financing and other restrictions under the Credit Risk Retention Rules;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded DCH Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded DCH Loan.

In the event that Bank of America in its capacity as the retaining sponsor determines that an originator that holds any portion of the VRR Interest no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator who will post such notice on its website under the Risk Retention tab.

Notwithstanding the description set forth above, all Excluded Information will be made available on the certificate administrator’s website under one separate restricted tab or heading, the “Excluded Loan” tab, rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such party is not a Borrower Party and, if such Excluded Information is not available to such party via the certificate administrator’s website because of such party’s Excluded Controlling Class Holder status, such party will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D) .

The certificate administrator (i) will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available by it on its website or filed by it on the SEC’s website and (ii) will assume no responsibility for any such report, document or information, other than, in the case of each of clauses (i) and (ii), any such report, document or information prepared by it. In addition, the certificate administrator may disclaim responsibility for the accuracy or completeness of any information distributed or filed by it as to which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, VRR Interest Owners and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity, the Certificateholders and/or the VRR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, beneficial owner or VRR Interest Owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, beneficial owners and VRR Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, beneficial owner or VRR Interest Owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, may each provide certain of the reports or, with respect to a Controlling Class Certificateholder, will be required to provide access to the reports available as set forth above. The master servicer and the special servicer may each also deliver certain other information received by it to any Certificateholder or Certificate Owner that requests reports or information. However, each of the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or VRR Interest Owners only those persons in whose names the certificates or the VRR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders and the VRR Interest as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata among the respective classes thereof based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any class of Principal Balance Certificates or the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the related Certificate Balance or the VRR Interest Balance, as applicable, each determined as of the prior Determination Date, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates and the VRR Interest Balance, each determined as of the prior Determination Date; provided, that solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, the Certificate Balances of the respective classes of the Principal Balance Certificates and the VRR Interest Balance referred to in this clause (2) will take into account any notional reduction in such Certificate Balances and/or the VRR Interest Balance for Cumulative Appraisal Reduction Amounts.

The Voting Rights of any class of certificates or the VRR Interest are required to be allocated among Certificateholders of such class or the VRR Interest Owners, as applicable, in proportion to their respective Percentage Interests.

The Class V certificates and the Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by

DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor and Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder, Certificate Owner or VRR Interest Owner to communicate with other Certificateholders, Certificate Owners or VRR Interest Owners related to the exercise of their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the party making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder, Certificate Owner or VRR Interest Owner is interested in communicating with other Certificateholders, Certificate Owners or VRR Interest Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders, Certificate Owners or VRR Interest Owners may use to contact the requesting party.

Any Certificateholder, Certificate Owner or VRR Interest Owner wishing to communicate with other Certificateholders, Certificate Owners or VRR Interest Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – MSBAM 2017-C34

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method that should be used to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates or the VRR Interest, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates or the VRR Interest, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates or the VRR Interest: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a Certificateholder’s, Certificate Owner’s or VRR Interest Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders and VRR Interest Owners

Upon the written request of any Certificateholder or VRR Interest Owner that has provided an Investor Certification, which request is made for purposes of communicating with other Certificateholders and/or VRR Interest Owners with respect to their rights under the PSA or the Certificates and/or the VRR Interest and is required to include a copy of the communication the Certificateholder or VRR Interest Owner proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder or VRR Interest Owner (at such Certificateholder’s or VRR Interest Owner’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders and VRR Interest Owners.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan sellers pursuant to separate mortgage loan purchase agreements (each, an “MLPA”), each of which will be between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the “Mortgage File” (as defined in Annex F) with respect to each Mortgage Loan (except that the Mortgage File with respect to any Non-Serviced Whole Loan (other than the original promissory note evidencing the related Non-Serviced Mortgage Loan) may, under certain circumstances, be held by the custodian under the related Non-Serviced PSA with various assignments running in favor of the Non-Serviced Trustee instead of the trustee for this securitization transaction).

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence File to a designated website, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

“Diligence File” means, with respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)	A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); provided that any such Mortgage Note may be endorsed by the applicable mortgage loan seller to the order of the trustee in accordance with the terms of the related MLPA;

(ii)	the Mortgage, together with any intervening assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)	any related assignment of leases and of any intervening assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)	any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	all related environmental reports; and

(xiv)	all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of the organizational documents of the related mortgagor and any guarantor;

(t)	unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	unless already included in the environmental reports, a copy of any closure letter (environmental);

(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or VRR Interest Owner in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days (or 85 days in the case of clause (y) below) following:

(x)  such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)  in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)   cure such Material Defect in all material respects, at its own expense,

(B)   repurchase the affected Mortgage Loan or successor REO Loan at the Purchase Price, or

(C)   substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or successor REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan, if it is diligently proceeding toward that cure, and has delivered an officer’s certificate to the master servicer, the special servicer, the certificate administrator (who will be required to promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If (i) one or more Mortgage Loans are to be repurchased or substituted as contemplated above, (ii) such Mortgage Loans are cross-collateralized and cross-defaulted with each other and with one or more other Mortgage Loans (each such cross-collateralized and cross-defaulted Mortgage Loan, a “Crossed Underlying Loan”, and such cross-collateralized and cross-defaulted Mortgage Loans, collectively, a “Crossed Mortgage Loan Group”) and (iii) the applicable Material Defect does not constitute a Material Defect as to any Crossed Underlying Loan (other than the Mortgage Loans referred to in clause (i) above) in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group as described above unless such Crossed Mortgage Loan Group satisfies the Crossed Underlying Loan Repurchase Criteria (as defined below). In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria” means, with respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution must not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller) must not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related mortgage loan seller, at its expense, must have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan must not cause an adverse REMIC event, and (iv) the related mortgage loan seller causes the affected Crossed Underlying Loan(s) to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the primary collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the primary collateral for the Mortgage Loan(s) removed from the Trust).

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder subject to the DCH Limitations) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest with respect to any ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or successor REO Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan not previously paid by the mortgage loan seller and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” means a Mortgage Loan satisfying the criteria set forth in the PSA (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted Mortgage Loan, (ii) an interest rate at least equal to that of the substituted Mortgage Loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted Mortgage Loan (and in no event will such Mortgage Loan mature after the date that is three (3) years prior to the Distribution Date in November 2052), (iv) an original loan-to-value ratio not higher than that of the substituted Mortgage Loan and a current loan-to-value ratio (equal to the outstanding principal balance on the date of substitution divided by its current Appraised Value) not higher than the current loan-to-value ratio of the substituted Mortgage Loan; (v) an original debt service coverage ratio equal to or greater than that of the substituted Mortgage Loan and a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted Mortgage Loan; (vi) compliance with the representations and warranties relating to Mortgage Loans set forth in the applicable MLPA, (vii) an environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed, (viii) a REMIC opinion has been delivered to the trustee and certificate administrator and (ix) a Rating Agency Confirmation has been obtained from each Rating Agency) and otherwise satisfying the conditions set forth in the PSA. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller agrees to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the VRR Interest Owners and the trust under the PSA for any uncured Material Defect; provided, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Pari Passu Companion Loans and any related REO Properties will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Properties will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan or any REO Property related to a Non-Serviced Mortgage Loan.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Serviced Mortgage Loans, any related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan, any related REO Properties and any related Intercreditor Agreement are summarized under “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates and the VRR Interest Owners. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the VRR Interest Owners. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and subject to the DCH Limitations) and the related mortgage loan seller.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the VRR Interest Owners the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Serviced Mortgage Loans, any related Serviced Pari Passu Companion Loans and any related REO Properties for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and any related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loans, and the best interests of the issuing entity and the certificateholders and the VRR Interest Owners (as a collective whole as if such Certificateholders and the VRR Interest Owners constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the VRR Interest Owners and the holder of the related Companion Loan (as a collective whole as if such Certificateholders, the VRR Interest Owners and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)          any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)          the ownership of any certificate or any portion of the VRR Interest (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)          the obligation, if any, of the master servicer to make advances;

(D)          the right of the master servicer or the special servicer, as the case may be, or any of their respective affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)          the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan or a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(F)          any debt that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)          any option to purchase any Mortgage Loan or a related Companion Loan that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have; and

(H)          any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Pari Passu Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate equal to (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and, subject to the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH limitations)), the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH limitations)) the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer and the special servicer will be solely liable for all fees owed by it to any sub-servicer retained by it, without regard to whether its compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer or the special servicer, as applicable, for certain expenditures which such sub-servicer makes, only to the same extent the master servicer or special servicer, as applicable, is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below with respect to nonrecoverable Advances and other limited exceptions, the master servicer will be obligated to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)	all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and, if applicable, Excess Interest) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any successor REO Loan during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)	in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any successor REO Loan as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any successor REO Loan will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related appraisal reduction amount (or, in the case of any Whole Loan, the portion of such appraisal reduction amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Serviced Mortgage Loan or a related REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance in its sole discretion, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed by the master servicer, the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA, and no Servicing Advances will be made with respect to any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the VRR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans”, “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer must deliver to any master servicer (and the special servicer, if specified in the related Intercreditor Agreement) under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan has been deposited, and, with respect to each Non-Serviced Mortgage Loan, the master servicer must deliver to the related Non-Serviced Master Servicer (and Non-Serviced Special Servicer, if specified in the related Intercreditor Agreement), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee (but this statement will not be construed to entitle the special servicer to reverse the determination of the master servicer or the trustee, or to prohibit the master servicer or the trustee from making a determination, that a P&I Advance or Servicing Advance would be a Nonrecoverable Advance). The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, each of the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a)(i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for any delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders and the VRR Interest Owners. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the VRR Interest Owners.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer or the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer or Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA or Intercreditor Agreement provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that is subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or the VRR Interest or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If an Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from Related Proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, subject to the DCH Limitations, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the master servicer, the special servicer or the trustee, as the case may be, has not timely received from the other such party information required by it to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s decision to defer such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for information regarding reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the VRR Interest Owners. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of any Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

On each Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date, and any Withheld Amounts to be deposited in the Interest Reserve Account in respect of the related Collection Period.

The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the VRR Interest Owners. On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include various funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and to make distributions of interest and principal from VRR Interest Available Funds to the holders of the VRR Interest, as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—VRR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the VRR Interest Owners. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit into the Interest Reserve Account during the related interest period, in respect of any Mortgage Loan that accrues interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of such Mortgage Loan (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V Certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain accounts (the “Gain-on-Sale Reserve Account”) and the “VRR Interest Gain-on-Sale Reserve Account“), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement) the amounts will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Vertically Retained Percentage multiplied by such amounts and into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the Vertically Retained Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and the amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Interest Available Funds to all amounts due and payable on the VRR Interest (including to reimburse for VRR Interest Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Interest Gain-on-Sale Reserve Account, as applicable, to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R Certificates after all amounts payable to the Regular Certificates and the VRR Interest have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and the VRR Interest Owners.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, the issuing entity’s interest in any such account will be limited to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting certain ratings and other requirements set forth in the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account (other than the Companion Distribution Account)) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)          to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)         to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA and any related Intercreditor Agreement for Advances made by any of them and interest thereon as described above under “—Advances”;

(iii)        to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)        to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)         to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vi)        to reimburse the trustee, the master servicer and the special servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)        to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)       to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable MLPA;

(ix)        to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)         to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)        to recoup any amounts deposited in the Collection Account in error;

(xii)       to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)      to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)      to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)       to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)      to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)      to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA as described above under “—Accounts”;

(xix)      to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)       to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan will be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loans or from general collections with respect to any securitization of a related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover a related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to Serviced Mortgage Loans that are not Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Any P&I Advance made with respect to a Serviced Pari Passu Mortgage Loan (and interest thereon) may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Pari Passu Loan Primary Servicing Fee / Non-Serviced Master Servicer	With respect to each Non-Serviced Mortgage Loan, the monthly portion of the related annual Pari Passu Loan Primary Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.	Out of recoveries of interest with respect to the related Non-Serviced Mortgage Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Specially Serviced Loan, the monthly portion of the annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Pari Passu Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan or Serviced Pari Passu Companion Loan	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
for so long as it remains a Corrected Loan.

Liquidation Fee / Special Servicer(2)	With respect to (i) each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and similar fees actually collected on the Serviced Mortgage Loans and related Serviced Pari Passu Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Pari Passu Companion Loans.	Time to time

Certificate Administrator/Trustee Fee/Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Operating Advisor Fee Rate calculated on the Stated Principal Balance of each Serviced Mortgage Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan or such lesser amount as the related borrower agrees to pay	Payable by the related borrower when incurred.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
with respect to such Mortgage Loan.

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Asset Representations Reviewer Asset Review Fee	(4)	Payable by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non- Serviced Special Servicer or Non-Serviced Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non- Serviced Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	days the related Advance remains unreimbursed.	such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.

Indemnification Expenses /
Trustee, Certificate
Administrator, Depositor,
Master Servicer, Special
Servicer, Operating Advisor
or Asset Representations
Reviewer and any director,
officer, employee or agent of
any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Pari Passu Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any successor REO Loan.

With respect to each Non-Serviced Mortgage Loan, the related master servicer and special servicer (and, solely with respect to certain indemnification expenses, operating advisor, certificate administrator and trustee) under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

(4)	With respect to each Delinquent Loan that is subject to an Asset Review (for purposes of this footnote, each a “Subject Loan”), the asset representations reviewer will be entitled to a fee that is equal to the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Master Servicing Compensation

The fee of the master servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Pari Passu Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Pari Passu Companion Loan or REO Loan, equal to (1) with respect to each Mortgage Loan, a per annum rate equal to the sum of 0.0025% per annum and the rate set forth on Annex A-1 under “Primary Servicing Fee Rate”, and (2) with respect to each Serviced Pari Passu Companion Loan, 0.01000% per annum; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Controlling Companion Loan Securitization Date, the primary servicing fee rate comprising a part of the related “Servicing Fee Rate” will be 0% per annum (and the amount of the reduction in the “Servicing Fee Rate” will instead be paid to the related Non-Serviced Master Servicer as the Pari Passu Loan Primary Servicing Fee Rate). The Servicing Fee payable to the master servicer with respect to each Serviced Pari Passu Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, with respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan as additional servicing compensation, the following amounts to the extent collected from the related borrower:

●	100% of any defeasance fees actually collected during the related collection period in connection with the defeasance of a Serviced Mortgage Loan or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	(x) 50% of Excess Modification Fees actually collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) and paid in connection with a consent, approval or other action that is a Major Decision or a Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action) and (y) 100% of Excess Modification Fees actually collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) and paid in connection with a consent, approval or other action that does not involve a Major Decision or Special Servicer Decision;

●	(x) 100% of assumption fees, earnout fees and other similar items collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that does not involve a Major Decision or a Special Servicer Decision, and (y) 50% of assumption fees, earnout fees and other similar items collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that is a Major Decision or a Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action);

●	100% of assumption application fees collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) for which the master servicer is processing the underlying assumption transaction (whether or not the consent of the special servicer is required);

●	(x) 100% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that does not involve a Major Decision or Special Servicer Decision, and (y) 50% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that is a Major Decision or a Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action);

●	any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Pari Passu Companion Loan;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Mortgage Loans and any Serviced Pari Passu Companion Loan other than any Specially Serviced Loan;

●	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Pari Passu Companion Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Pari Passu Companion Loans were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Pari Passu Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loans. The Servicing Fee Rate for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank (MS) will be entitled to retain a portion of the Servicing Fee with respect to each Serviced Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of Wells Fargo Bank (MS) as master servicer; provided that Wells Fargo Bank (MS) may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank (MS) will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or its sub-servicer) will be entitled to the related Pari Passu Loan Primary Servicing Fee.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan or REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee for the related month of $3,500 (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, that in no event will the Workout Fee exceed $1,000,000 in the aggregate with respect to any particular workout of a Mortgage Loan (together with any related Serviced Companion Loan) that is a Specially Serviced Loan; provided, further, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the special servicer as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (together with any related Serviced Pari Passu Companion Loan) again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) and (b) each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made) (except as specified in the following paragraph). The Liquidation Fee for each such Mortgage Loan, Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) or REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that in no event will the Liquidation Fee payable in respect of any Specially Serviced Loan (including any Serviced Whole Loan that is a Specially Serviced Loan) or REO Property exceed $1,000,000; provided, further, that the Liquidation Fee with respect to any Mortgage Loan or Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan by a mortgage loan seller for a Material Defect within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such Material Defect if the applicable mortgage loan seller makes such Loss of Value Payment within the initial cure period provided under the related MLPA (as such period may be extended under the terms of the related MLPA),

(ii)    the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase or exchange of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)     the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)     100% of Excess Modification Fees actually collected during the related collection period with respect to any Specially Serviced Loans (or any successor REO Loan);

(ii)    50% of Excess Modification Fees collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that is a Major Decision or Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action);

(iii)   (x) 100% of assumption fees collected during the related collection period with respect to Specially Serviced Loans, and (y) 50% of assumption fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent, approval or other action that is a Major Decision or Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action);

(iv)    100% of assumption application fees collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan, if applicable) for which the special servicer is processing the underlying assumption transaction;

(v)     (x) 100% of consent fees on Specially Serviced Loans, and (y) 50% of consent fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that is a Major Decision or Special Servicer Decision (in each case, regardless of who processes such consent, approval or other action);

(vi)    100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Loans; and

(vii)   late payment charges and default interest paid by the borrowers and accrued while the related Serviced Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Serviced Mortgage Loans since the Closing Date.

Notwithstanding anything to the contrary, the special servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment Reserve Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A)

neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including when such Non-Serviced Mortgage Loan has been transferred to special servicing thereunder). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan or any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of any Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that trustee fee will be paid by the certificate administrator from the Certificate Administrator/Trustee Fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will accrue at a rate equal to 0.00670% per annum (the “Certificate Administrator/Trustee Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Serviced Mortgage Loan and any successor REO Loan, and will accrue at a rate (the “Operating Advisor Fee Rate”) payable on the Stated Principal Balance of such Mortgage Loans and successor REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and successor REO Loans. The Operating Advisor Fee Rate will be equal to (i) 0.00241% per annum with respect to each Serviced Mortgage Loan (other than any Mortgage Loan listed in the other clauses of this definition), (ii) 0.00378% per annum with respect to the American Cancer Society Center Mortgage Loan and (iii) 0.00443% per annum with respect to the OKC Outlets Mortgage Loan.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the VRR Interest as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the party processing such Major Decision, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, will accrue at a rate equal to 0.00048% per annum (the “Asset Representations Reviewer Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. With respect to each Delinquent Loan that is subject to an Asset Review (each, for purposes of this paragraph, a “Subject Loan“), the asset representations reviewer will be entitled to a fee equal to the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the VRR Interest as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller, and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders and VRR Interest Owners to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price or Loss of Value Payment for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price or Loss of Value Payment received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and successor REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use its names and trademarks and the CREFC® Investor Reporting Package in connection with the servicing and administration of the issuing entity. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or related Companion Loan;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan or a change in any other material economic term of the Mortgage Loan or the related Companion Loan (other than an extension of its maturity) becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or related Companion Loan (or, if a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan or related Companion Loan, 120 days after such uncured delinquency); and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event will occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (subject to the DCH Limitations) and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal or completes a valuation described below and (ii) the date on which the related Appraisal Reduction Event occurred, equal to the excess of

(a)	the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)	the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicers’ option either (i) by an MAI appraisal obtained by the special servicer (the cost of which will be paid by the master servicer as a Servicing Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and any Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances. For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Vertically Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Vertically Retained Percentage of such Cumulative Appraisal Reduction Amount.

The “Allocated Collateral Deficiency Amount” means, with respect to any Collateral Deficiency Amount, the Non-Vertically Retained Percentage of such Collateral Deficiency Amount.

The special servicer will be required to use reasonable efforts to order an appraisal or complete a valuation promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Mortgage Loan. On the first Determination Date occurring on or after the 10th business day following the later of (i) the date on which the special servicer receives the related MAI appraisal or completes a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (1) or clause (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received or performed by the special servicer (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (i) the date on which the special servicer receives such MAI appraisal or completes a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the later of (i) the date on which the special servicer receives the related MAI appraisal or completes a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred); provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to complete an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations), the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan or Serviced Whole Loan, as applicable. Such report is also required to be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations, the special servicer will be required to consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the VRR Interest Owners. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and second, to the Senior Certificates, pro rata based on their respective interest entitlements). See “—Advances”. The resulting reduction of interest distributions will also result in a corresponding reduction in any amount of the interest distributions on the VRR Interest.

Any Appraisal Reduction Amount and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the certificates, on the other hand, based on the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. The master servicer, upon reasonable prior written request, will provide the special servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the master servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount or Collateral Deficiency Amount with respect to a Serviced Mortgage Loan. The master servicer, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to a Non-Serviced Mortgage Loan.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior to such junior notes), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became the subject of a workout and became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, (i) Allocated Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., first, to Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates), and (ii) Allocated Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., to the Class G, Class F and Class E certificates, in that order). The Vertically Retained Percentage of Appraisal Reduction Amounts and Collateral Deficiency Amounts allocated to the VRR Interest will be applied to notionally reduce the VRR Interest Balance thereof until the VRR Interest Balance is reduced to zero.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event or Consultation Termination Event and the Voting Rights of the related Classes and the VRR Interest for purposes of removal of the special servicer or the operating advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer, will be required to promptly notify the master servicer, and the certificate administrator of, (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Allocated Appraisal Reduction Amounts or Allocated Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any Serviced Mortgage Loan, the special servicer will be required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans and for Cumulative Appraisal Reduction Amounts on Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most subordinate class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to related REO Properties and subject to the conditions set forth in the following sentence) will be required to maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, that the master servicer will not be required to cause the borrower to maintain, and the special servicer will not be required to maintain, terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If any Mortgage Loan documents permit the lender to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will be required to impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH Limitations)). If the borrower does not maintain such coverage, the master servicer (or the special servicer, with respect to REO Properties), will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined in accordance with the Servicing Standard. In addition, upon request of the Risk Retention Consultation Party with respect to any individual triggering event, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded RRCP Loan) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property securing a Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, and the non-binding consultation rights of the Risk Retention Consultation Party as described under “—The Retention Consultation Party”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder and/or upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property with respect to a Serviced Mortgage Loan, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the deemed outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy, and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance, by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Serviced Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties, as applicable. Any losses incurred due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the VRR Interest Owners. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, is required to be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Processing and Consent

Processing

The master servicer will be responsible for processing the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (i) Special Servicer Decisions (but only with respect to clauses (ix)(a) and (b) of the definition of such term), and (ii) any servicing action that is not a Major Decision or Special Servicer Decision.

The special servicer will be responsible for processing all servicing actions in respect of Specially Serviced Loans and the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (i) Special Servicer Decisions (other than with respect to clauses (ix)(a) and (b) of the definition of such term) and (ii) Major Decisions.

Notwithstanding the above, with respect to any action in respect of a Serviced Mortgage Loan (and any related Serviced Companion Loan) that is not a Specially Serviced Loan that the special servicer is responsible for processing, the master servicer and special servicer may mutually agree that the master servicer will process such action, subject to the special servicer’s consent (which may be deemed given under the circumstances described below under “—Consent”).

Upon receiving a request for any matter that constitutes a Special Servicer Decision (other than a Special Servicer Decision under clauses (ix)(a) or (b) of the definition of “Special Servicer Decision”) or a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the request relates to clauses (ix)(a) or (b) of the definition of a Special Servicer Decision or the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request, and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision; however, regardless of whether the master servicer or the special servicer is required to process any request, any Special

Servicer Decision or Major Decision will require the consent or approval of the special servicer as described under “—Consent” below.

“Special Servicer Decision” means any of the following with respect to a Serviced Mortgage Loan or a Serviced Whole Loan that is not otherwise a Major Decision:

(i)     approving or denying leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for all leases (other than, in each case, ground leases) in excess of the lesser of (a) 30,000 square feet and (b) 30% of the net rentable area at the related Mortgaged Property;

(ii)    approving annual budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.25x (to the extent lender approval is required under the related mortgage loan documents) with material (more than 10%) increases in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

(iii)   any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as “performance”, “earn-out” or “holdback” escrows or reserves including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans securing the Mortgaged Properties specifically identified in the PSA, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Special Servicer Decision);

(iv)   any requests for the release of collateral or the acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan other than: (a) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan or Serviced Whole Loan; (b) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral; (c) the acceptance of substitute or additional collateral in the form of non-callable United States Treasury obligations in connection with a defeasance; or (d) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property;

(v)    approving any transfer of an interest in the borrower under a Serviced Mortgage Loan, unless such transfer (a) is allowed under the terms of the related mortgage loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the conditions to the transfer set forth in the related mortgage loan documents that do not include lender approval or the exercise of lender discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (b) does not involve incurring new mezzanine financing or a change in control of the borrower;

(vi)    requests to incur additional debt in accordance with the terms of the applicable mortgage loan documents;

(vii)   approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

(viii)  approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(ix)   agreeing to any modification, waiver, consent or amendment of a Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (b) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (c) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; and

(x)    determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease (and in any such case, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the related Mortgage Loan is the ground lease).

Consent

The master servicer will not be permitted under the PSA to agree to any modification, waiver, amendment, consent or other action that constitutes a Major Decision or Special Servicer Decision (or make a determination not to take action with respect thereto) that it is processing unless the master servicer has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 15 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such action and all information reasonably requested by the special servicer and in the possession of the master servicer in order to grant or withhold consent with respect to such action, plus, if applicable, (i) any time provided to the Directing Certificateholder or other relevant party under the PSA to consent to such action and (ii) any time period provided to a holder of a Companion Loan to consent to or consult on such action under a related Intercreditor Agreement.

The special servicer will be responsible for seeking any required consent of the Directing Certificateholder (and, if consultation is required, will be responsible for consulting with the Directing Certificateholder) as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions.” The special servicer will also be responsible for consulting with the Risk Retention Consultation Party as described under “Pooling and Servicing Agreement—The Risk Retention Consultation Party.”

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Special Servicer Decision or a Major Decision, the master servicer will be required to process such request or action and will not be required to obtain the consent of or consult with any party, including the special servicer, the Directing Certificateholder, the operating advisor and the Risk Retention Consultation Party.

Modifications, Waivers and Amendments

Waivers, modifications, amendments and consents with respect to the Mortgage Loans will be processed as described above under “—Processing and Consent—Processing” and will require the consents described above under “—Processing and Consent—Consent”; provided, that neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Pari Passu Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax under the REMIC provisions.

With respect to any Specially Serviced Loan, if, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan (with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable) is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case, as provided in the PSA and described in this prospectus and (z) the rights of the holder of any related Companion Loan or mezzanine loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property securing a Serviced Mortgage

Loan or any portion thereof by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)	extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (a) with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)	provide for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If the master servicer or special servicer processes any modification, waiver or amendment of any term of any Serviced Mortgage Loan or related Companion Loan, the applicable party will be required to notify the special servicer (if such action is processed by the master servicer), the master servicer (if such action is processed by the special servicer), the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (subject to the DCH Limitations, and only if a Consultation Termination Event has not occurred) or the Risk Retention Consultation Party, and the 17g-5 Information Provider (which will be required to post such notice to the 17g-5 Information Provider’s website). The party processing such action will be required to deliver to the custodian, for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and a copy to the master servicer and if required by the related Intercreditor Agreement, to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related Intercreditor Agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan, and such realized losses will be allocated among the various classes of certificates and the VRR Interest in the manner described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the certificates or the VRR Interest beyond that which might otherwise be the case. See “Yield and Maturity Considerations”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Major Decision or Special Servicer Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Pari Passu Companion Loan), in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Major Decision or Special Servicer Decision, the master servicer will be required to determine, in a manner consistent with the Servicing Standard), whether (a) to exercise any right it may have with respect to a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive any right to exercise such rights; provided, that (i) with respect to such consent or waiver of rights that is a Major Decision, the special servicer (x) has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or consulted with the Directing Certificateholder) as and to the extent required under the PSA and (y) consulted with the Risk Retention Consultation Party as and to the extent required under the PSA, and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to $20,000,000, (B) with a stated principal balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding or (C) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof), that is one of the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any related Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

With respect to a Specially Serviced Loan or, to the extent such action is a Major Decision or Special Servicer Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, the special servicer will be required to determine, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Major Decision or Special Servicer Decision, the master servicer will be required to determine, in a manner consistent with the Servicing Standard), whether (a) to exercise any right it may have with respect to a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that, (i) with respect to such consent or waiver of rights that is a Major Decision, the special servicer (x) has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or consulted with the Directing Certificateholder) as and to the extent required under the PSA and (y) consulted with the Risk Retention Consultation Party as and to the extent required under the PSA, and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) that has a combined loan-to-value ratio greater than 85% (based upon any and all existing and proposed debt), (C) that has a combined debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate debt service on the related Mortgage Loan and any related Companion Loan, if any, and the debt service on the proposed additional lien), (D) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof) that is one of the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans outstanding (by Stated Principal Balance) or (E) with a Stated Principal Balance greater than or equal to $20,000,000, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less, but a Rating Agency Communication will be required in all cases) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Serviced Mortgage Loan (other than any Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2019), unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer will be responsible for performing inspections in respect of the related Mortgaged Property pursuant to similar provisions in the related Non-Serviced PSA.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Loans) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)        as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date, and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (who will be required to promptly forward such written evidence to the special servicer) or special servicer, as of the related maturity date, written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan or a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer and the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer and the special servicer (and the master servicer or special servicer, as applicable, is required to promptly forward such commitment or other similar refinancing documentation to the other such party), which provides that such refinancing or sale will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan, as applicable, will become a

Specially Serviced Loan immediately (i) if, in the judgment of the special servicer in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing or sale, or fails to satisfy any condition of such refinancing or sale or the related borrower fails to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or sale, (ii) if such refinancing or sale does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing or sale is scheduled to occur pursuant to the related refinancing documentation or purchase agreement), or (iii) the related refinancing documentation or purchase agreement is terminated before the refinancing or sale is scheduled to occur;

(2)        as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)        as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)        as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)        as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)        as to which the master servicer or special servicer has notice of a default (other than a failure by the related borrower to pay principal or interest) and the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the VRR Interest Owners (and, with respect to any Whole Loan, the interest of the Certificateholders, the VRR Interest Owners and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)        as to which the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and VRR Interest Owners (and, with respect to a Whole Loan, the interest of the Certificateholders, the VRR Interest Owners and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (with, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the VRR Interest Owners with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (or any related Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer (or, with respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Special Servicer) will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Serviced Mortgage Loan that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Serviced Mortgage Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder (subject to the DCH Limitations) will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and subject to the DCH Limitations) and the Risk Retention Consultation Party. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates) and the VRR Interest Owners, as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, subject to the DCH Limitations, if a Control Termination Event exists, but so long as no Consultation Termination Event has occurred, by the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received from the operating advisor or the Directing Certificateholder, to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the VRR Interest Owners as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the VRR Interest Owners and the holder(s) of the related Companion Loan(s), as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of a recommendation, objection or comment by the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan and any Servicing Shift Mortgage Loan prior to the related Controlling Companion Loan Securitization Date, the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer (or, with respect to each Servicing Shift Mortgage Loan prior to the related Controlling Companion Loan Securitization Date, the special servicer) with respect to the related Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then the special servicer, on behalf of the trustee, may at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the VRR Interest Owners, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)     such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)     there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3-year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate or the VRR Interest is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the VRR Interest Owners and any related Companion Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the VRR Interest Owners. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the VRR Interest Owners, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan and it would be in the best economic interests of the Certificateholders and the VRR Interest Owners, or, in the case of a Serviced Whole Loan, Certificateholders, the VRR Interest Owners and any holder of a related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the VRR Interest Owners and such Companion Holders constituted a single lender) to attempt to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the VRR Interest Owners and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances permitted under the related Intercreditor Agreement, be entitled to sell (with the consent of the Directing Certificateholder (if no Control Termination Event has occurred and is continuing, and subject to the DCH Limitations)) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the VRR Interest Owners and, subject to the terms of the related Intercreditor Agreement, the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the highest cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor, the Directing Certificateholder (subject to the DCH Limitations) and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer with written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the special servicer); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person, then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least one other offer is received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders, the VRR Interest Owners and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists and subject to the DCH Limitations) and, upon request, the Risk Retention Consultation Party and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and VRR Interest Owners, and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment (but in all cases in accordance with the Servicing Standard), that acceptance of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the VRR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the VRR Interest Owners, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the DCH Limitations (as defined below) and the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise the special servicer, with respect to all Specially Serviced Loans and any non-Specially Serviced Loan with respect to matters involving a Major Decision, will have the right to replace the special servicer (i) for cause at any time and (ii) without cause if either (A) LNR Partners or its affiliate is no longer the special servicer or (B) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the then-Controlling Class of certificates, and will have certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent. With respect to any Mortgage Loan, upon the occurrence of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that (1) absent that selection, (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) if such holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder, (ii) in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (iii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

Notwithstanding anything to the contrary herein, neither the depositor nor any affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding.

The initial Directing Certificateholder is expected to be LNR Securities Holdings, LLC (or an affiliate thereof).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Allocated Cumulative Appraisal Reduction Amounts allocable to such class in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” above), at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to the application of the Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G Certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class G Certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder, as the case may be.

Notwithstanding anything to the contrary herein, the Directing Certificateholder will not have the appointment, termination, consent, consultation or notice rights described herein with respect to (x) a Serviced Mortgage Loan that is an Excluded DCH Loan or (y) a Servicing Shift Mortgage Loan (provided, that prior to a Control Termination Event, the Directing Certificateholder will be entitled to exercise all rights of and receive all notices provided to the “Non-Controlling Note Holder” under the related Intercreditor Agreement) (collectively, the “DCH Limitations”).

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below, and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) with respect to a Mortgage Loan (to the extent the master servicer is responsible for processing the subject action as described under “Pooling and Servicing Agreement—Processing and Consent”), the master servicer will not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 15 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and in the possession of the master servicer in order to grant or withhold consent with respect to such Major Decision plus any time period which the Directing Certificateholder is permitted for review and any time permitted in the related Intercreditor Agreement, and (b) subject to the DCH Limitations, with respect to any Serviced Mortgage Loan or Serviced Whole Loan prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any action constituting a Major Decision, and the special servicer will not be permitted to consent to the master servicer’s taking any action constituting a Major Decision, as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xi) of the definition of “Major Decision”) after receipt of a written report by special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) the proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder and in the special servicer’s possession in order to grant or withhold such consent, which report may (in the sole discretion of the special servicer) take the form of an Asset Status Report (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30 day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following is a “Major Decision”:

(i)     any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the property or properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date thereof;

(iii)   following a default or an event of default with respect to a Serviced Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)    any sale of a Defaulted Loan or REO Property for less than the applicable Purchase Price;

(v)    any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or an REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the borrower;

(viii)  any property management company changes (with respect to a Serviced Mortgage Loan with a principal balance greater than $2,500,000), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Serviced Mortgage Loan or Serviced Whole Loan, in each case, for which lender consent or approval is required under the Mortgage Loan documents);

(ix)   releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion and other than those that are Special Servicer Decisions;

(x)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower, guarantor or other obligor releasing a borrower, guarantor or other obligor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)   any determination of an Acceptable Insurance Default;

(xii)  any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(xiii)  any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof

(xiv)  any incurrence of additional debt by a borrower or any mezzanine financing by any beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents (for purposes of the determination whether a lender has such consent rights pursuant to the related mortgage loan documents, any Mortgage Loan document provision that requires that an intercreditor agreement be reasonably or otherwise acceptable to the lender will constitute such consent rights)); or

(xv)   any determination by the master servicer to transfer a Mortgage Loan or Serviced Whole Loan to the special servicer under the circumstances described in paragraph 5 of the definition of “Specially Serviced Loans”.

Asset Status Report

Subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

Subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described in and subject to the conditions set forth under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Serviced Mortgage Loan or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but subject to the DCH Limitations will be required to consult on a non-binding basis with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Serviced Mortgage Loan or Serviced Whole Loan.

Subject to the DCH Limitations, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be entitled to select (and, at any time, replace) an Excluded Special Servicer with respect to any Excluded Special Servicer Loan.

After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded DCH Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer and will, absent negligence, willful misconduct or bad faith, be indemnified by the issuing entity for any loss, liability or expense incurred in connection with any legal action relating to this transaction resulting solely from the identity or actions of such Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (or such other matters); provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded DCH Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with the operating advisor in connection with Major Decisions and asset status reports to the extent set forth in the PSA, and no Controlling Class Certificateholder will have any right to approve or be consulted with respect to asset status reports or Major Decisions.

A “Control Termination Event” will occur when the Class E Certificates have a Certificate Balance (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event” and “Consultation Termination Event”, a Control Termination Event and a Consultation Termination Event will be deemed to have occurred with respect to an Excluded DCH Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded DCH Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders and the VRR Interest Owners (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the VRR Interest Owners and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any related Serviced Pari Passu Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party, the operating advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and Servicing Shift Mortgage Loan, the Directing Certificateholder will not be entitled to exercise the rights described above under “—Major Decisions” or “Pooling and

Servicing Agreement—Asset Status Report” or replace the related special servicer with or without cause as described above under “—Replacement of Special Servicer”; however, such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or controlling Companion Loan holder.

With respect to each Non-Serviced Whole Loan, the issuing entity, as the holder of the related Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to such Non-Serviced Whole Loan and, so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder will be entitled to exercise such rights. In addition, so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA.

With respect to each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date), the issuing entity, as holder of the related Mortgage Loan, will have similar consultation rights and rights to consent to a sale of such Whole Loan, and the Directing Certificateholder will be entitled to exercise such rights under the same circumstance described above with respect to Non-Serviced Whole Loans.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of a related Pari Passu Companion Loan has consultation rights (or, in the case of the Control Note with respect to a Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), consent rights) with respect to certain major decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it becomes a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and —Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity, the Certificateholders or the VRR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder and VRR Interest Owner will be deemed to acknowledge and agree, by its acceptance of its certificates or portion of the VRR Interest, as applicable, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the VRR Interest Owners;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates (other than the Controlling Class) or to the VRR Interest Owners;

(d)       may take actions that favor the interests of the holders of one or more Classes, including the Controlling Class, over the interests of the holders of one or more other classes of certificates and over the interests of the VRR Interest Owners; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder or VRR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Non-Serviced Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”.

The Risk Retention Consultation Party

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the VRR Interest, by VRR Interest Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Bank of America.

With respect to any Major Decision related to any Serviced Mortgage Loan that is not an Excluded RRCP Loan, upon request of the Risk Retention Consultation Party, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as such party would be required to consult with the Directing Certificateholder with respect to such Major Decision (assuming the Directing Certificateholder had such right with respect to such Mortgage Loan); provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan. In the event the special servicer receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation (and in the possession of the special servicer), the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan.

In the event that no Risk Retention Consultation Party has been appointed or identified to the special servicer then until such time as the new Risk Retention Consultation Party is identified to the special servicer, the special servicer will have no duty to consult with, provide notice to, or seek the approval or consent of any such Risk Retention Consultation Party, as the case may be.

If the Risk Retention Consultation Party or a holder of the majority of the VRR Interest receives access under the PSA to certain information related to a Mortgage Loan with respect to which it is a Borrower Party, it (i) may not directly or indirectly provide any such information to (a) the related Borrower Party, (b) any of its employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (c) to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will be required to maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA and in accordance with Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder, the VRR Interest or any VRR Interest Owner. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder or VRR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding anything to the contrary herein, the operating advisor generally will have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole

Loan or any related REO Properties. It is expected that the operating advisor under each Non-Serviced PSA will have certain obligations and consultation rights with respect to the related Non-Serviced Companion Loan securitized thereunder, which are expected to be substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)       promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)       promptly reviewing each Final Asset Status Report; and

(c)       reviewing any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount or Collateral Deficiency Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder and the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA. Each Final Asset Status Report will be required to be labeled or otherwise identified or communicated as being final by the special servicer

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports, as described under “—Asset Status Report”;

(b)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)       the operating advisor will be required to meet with representatives of the special servicer as described below under “—Annual Meeting”;

(d)       the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”;

(e)       the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (e) above:

(i)       after the subject calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver any such calculation together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of and for the benefit of the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan, for the benefit of each holder of a related Companion Loan (as a collective whole as if such Certificateholders, VRR Interest Owners and holders of Companion Loans constituted a single lender) and not for the benefit of holders of any particular class of Certificateholders or VRR Interest Owner (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, the Risk Retention Consultation Party or any of their affiliates.

Annual Meeting. After the occurrence and during the continuance of a Control Termination Event, within 60 days after the end of each calendar year during which any Serviced Mortgage Loan was a Specially Serviced Loan or any Mortgaged Property was an REO Property and during which an Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property, the operating advisor will be required to meet (telephonically or electronically) with representatives of the special servicer (if it was acting as special servicer as of December 31 in the prior calendar year and has continued in such capacity through the date of such meeting) to perform a review of the special servicer’s operational practices in light of the Servicing Standard and the requirements of the PSA and will be required to discuss the special servicer’s stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the special servicer’s reasoning for believing it is in compliance with the PSA and other pertinent information the operating advisor may reasonably consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Loans and REO Properties.

The operating advisor must provide the special servicer at least 30 days’ prior written notice of the date proposed for any annual meeting. The operating advisor and the special servicer will be required to determine a mutually acceptable date for the annual meeting, and the operating advisor will be required to deliver, at least 14 days prior to such annual meeting, a proposed written agenda to the special servicer identifying the Asset Status Reports to be discussed. The operating advisor and the special servicer may discuss any of the Asset Status Reports produced and any Specially Serviced Loan and any REO Property as part of the operating advisor’s annual assessment of the special servicer’s performance under the PSA. The special servicer will be required to make available servicing officers with relevant knowledge regarding the applicable Specially Serviced Loans and REO Properties and the related platform level information for each annual meeting.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s meeting with the special servicer, the operating advisor’s review of any Assessment of Compliance, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will be required (if any Serviced Mortgage Loans were Specially Serviced Loans in the prior calendar year) to prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the VRR Interest Owners (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the operating advisor with respect to any calendar year as to which no annual meeting was required to be held or if no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred and subject to the DCH Limitations, the Directing Certificateholder (with respect to any Serviced Mortgage Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on written legal advice), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates or the VRR Interest; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of ABS Interests with greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the VRR Interest Owners electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may terminate, and upon the written direction of holders of ABS Interests representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest), the trustee will be required to promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. Prior to the occurrence and during the continuance of a Control Termination Event, the identity of the proposed replacement operating advisor will be subject to the consent of the Directing Certificateholder (such consent not to be unreasonably withheld); provided that such consent will be deemed to have been granted if no objection is made within 10 business days following the Directing Certificateholder’s receipt of the request for consent (together with any information reasonably requested by the Directing Certificateholder with respect to the proposed replacement operating advisor) and, if granted, such consent may not thereafter be revoked or withdrawn.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will be required to give written notice of the termination and appointment as soon as possible to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (subject to the DCH Limitations and for so long as no Consultation Termination Event has occurred), the Risk Retention Consultation Party, any Companion Loan holder, the Certificateholders, the VRR Interest Owners and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of ABS Interests representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be subject to a vote for removal upon (i) the written direction of holders of the ABS Interests entitled to not less than 25% of the Voting Rights allocable to the Non-Reduced Interests requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such holders of the ABS Interests, (ii) payment is made by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) the trustee receives a Rating Agency Confirmation with respect to such removal.

“Non-Reduced Interest” means any ABS Interest (other than the Class V Certificates) then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates or initial principal balance of the VRR Interest, as applicable, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such Class of Certificates or the VRR Interest Owners, as applicable, (y) any Cumulative Appraisal Reduction Amounts allocated to such Class of Certificates or VRR Interest, as applicable and (z) any Realized Losses previously allocated to such Class of Certificates or VRR Interest, as applicable, is equal to or greater than (b) 25% of the difference between (1) the initial Certificate Balance of such Class of Certificates or initial principal balance of the VRR Interest, as applicable, and (2) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such Class of Certificates or the VRR Interest owners, as applicable.

The certificate administrator will be required to promptly provide written notice to all Certificateholders and the VRR Interest Owners of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of ABS Interests evidencing at least 75% of the Voting Rights allocable to the Non-Reduced Interests, the trustee will be required to immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the VRR Interest, the Class X-E, Class X-F, Class X-G, Class V and Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor will be required to pay all reasonable costs and expenses (including costs and expenses incurred by the trustee and the certificate administrator) associated with a transfer of its duties pursuant to the PSA.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder thirty (30) days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and will be subject to, any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will also be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to each party to the PSA and to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register and VRR Interest Owners’ appearing in the certificate administrator’s registry of ownership. On each Distribution Date after providing such notice to the Certificateholders and VRR Interest Owners, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent

Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 46 prior pools of commercial mortgage loans for which Bank of America, National Association (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after October 1, 2007, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between January 1, 2012 and June 30, 2017 was approximately 25.95%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three largest Mortgage Loans in the Mortgage Pool represent approximately 23.2% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If holders of ABS Interests evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders, all VRR Interest Owners and the asset representations reviewer, and to conduct a solicitation of votes of Certificateholders and VRR Interest Owners to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by holders of ABS Interests evidencing (i) a majority of those holders who cast votes and (ii) a majority of a minimum Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party, the Certificateholders and the VRR Interest Owners. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder or VRR Interest Owner may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset

Review Vote, no Certificateholder or VRR Interest Owner may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the certificate administrator of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the certificate administrator, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of the Certificateholders and the VRR Interest Owners to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of ABS Interests evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)      a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In addition, if the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan and is necessary in connection with its completion of any Asset Review, the asset representations reviewer will be required to promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clause (i) – (v) above, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. Except as otherwise expressly set forth in the PSA, all determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or VRR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 45 business days after the date on which access to the secure data room is provided. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) as described above under “—Review Materials” within 10 business days following the asset representations reviewer’s request, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the

Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and VRR Interest Owners), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the VRR Interest; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

Any person into which the asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the asset representations reviewer is a party, or any person succeeding to the business of the asset representations reviewer, will be the successor of the asset representations reviewer under the PSA, and will be deemed to have assumed all of the liabilities and obligations of the asset representations reviewer under the PSA, without the execution or filing of any paper or any further act on the part of any of the parties to the PSA; provided, that the trustee has received a Rating Agency Confirmation with respect to such successor or surviving person if the asset representations reviewer is not the successor or surviving person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated will not be affected by such merger, consolidation or succession, and the asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such merger, consolidation or succession.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of ABS Interests evidencing at least 25% of the Voting Rights of all then outstanding ABS Interests, provided, if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended an additional 30 days;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and VRR Interest Owners (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of holders of ABS Interests representing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of ABS Interests evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator is required to promptly provide notice to all Certificateholders, all VRR Interest Owners and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, all VRR Interest Owners and the asset representations reviewer. Upon the written direction of holders of ABS Interests evidencing at least 75% of the Voting Rights that constitute a minimum Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee is required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In such event, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign by giving written notice to the other parties if it fails to be, an Eligible Asset Representations Reviewer. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity, the Certificateholders or VRR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder and VRR Interest Owner will acknowledge and agree, by its acceptance of its certificates or portion of the VRR Interest, as applicable, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the VRR Interest;

(c)  does not have any liability or duties to the holders of any class of certificates;

(d)       may take actions that favor the interests of the VRR Interest over the interests of the holders of one or more classes of certificates; and

(e)       will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer (other than with respect to any Excluded DCH Loan or Servicing Shift Whole Loan) may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, for cause at any time, and without cause if either (i) LNR Partners, LLC or its affiliate is no longer the special servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the certificate balance of the Controlling Class, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that such replacement special servicer may not be the asset representations reviewer or any of its affiliates, and the Directing Certificateholder provides each Rating Agency (with a copy to the certificate administrator and the trustee) with a Rating Agency Communication. The reasonable fees and out-of-pocket expenses of any such termination without cause incurred by the Directing Certificateholder (including the costs of providing a Rating Agency Communication) will be paid by the holders of the Controlling Class. After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of ABS Interests evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances and VRR Interest Balance) allocable to the Principal Balance Certificates and the VRR Interest, as applicable, requesting a vote to replace the special servicer with a new special servicer (other than with respect to any Servicing Shift Whole Loan), (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to each Rating Agency (with a copy to the certificate administrator and trustee) of a Rating Agency Communication (which such Rating Agency Communication must be provided at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all applicable holders of ABS Interests in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and the VRR Interest evidencing at least 75% of the Voting Rights that constitute a minimum Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan) and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such ABS Interest holders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or VRR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or VRR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

A “Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of ABS Interests evidencing at least 75% of the aggregate Voting Rights allocable to all Principal Balance Certificates and the VRR Interest on an aggregate basis (taking into account, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest).

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Serviced Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan“), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded DCH Loan, the Directing Certificateholder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer“) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded DCH Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer and will, absent negligence, willful misconduct or bad faith, be indemnified by the issuing entity for any loss, liability or expense incurred in connection with any legal action relating to this transaction resulting solely from the identity or actions of such Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) that is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) that is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) that is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the VRR Interest Owners, (vi) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a CMBS transaction with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) as to which (a) if acting as special servicer in a commercial mortgage loan securitization that was rated by Kroll Bond Rating Agency, Inc. (“KBRA“) within the twelve (12) month period prior to the date of determination, KBRA has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer, as special servicer of such commercial mortgage securities, as the sole or a material reason for such downgrade or withdrawal (or placement on watch) or (b) if not acting as special servicer in a commercial mortgage loan securitization that was rated by KBRA in such twelve (12) month period, as to which a Rating Agency Confirmation has been received from such Rating Agency.

In addition, after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer (other than with respect to any Servicing Shift Whole Loan). In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and VRR Interest Owner of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the posting of such notice by an affirmative vote of holders of ABS Interests representing a majority of the aggregate Voting Rights allocable to all the ABS Interests (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective balances of such ABS Interests).

In the event the requisite holders of the ABS Interests, elect to remove and replace the special servicer (which requisite affirmative votes must be received) within 180 days of posting of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website, the certificate administrator will be required to provide a Rating Agency Communication to each of the Rating Agencies at that time. After the delivery of a Rating Agency Communication to each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of the ABS Interests, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), the related special servicer with respect to such Whole Loan may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA (or, with respect to any Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), in the PSA) and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by holders of ABS Interests representing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan or the VRR Interest Owners and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the holders of ABS Interests representing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized to terminate, and at the written direction of (A) holders entitled to 25% of the Voting Rights, (B) the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or (C) the Directing Certificateholder (solely with respect to the special servicer and, in any event, (1) only for so long as no Control Termination Event has occurred and is continuing, (2) subject to the DCH Limitations and (3) other than with respect to a Servicing Shift Whole Loan (unless the Directing Certificateholder is entitled to exercise the termination rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement)), the trustee will be required to terminate, all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be, (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of holders of ABS Interests entitled to a majority of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or, for so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, that has been approved by the Directing Certificateholder (for so long as no Control Termination Event has occurred and is continuing) or, with respect to a Servicing Shift Mortgage Loan, the related Controlling Holder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if such Companion Loan has been securitized, the designated party under the related pooling and servicing agreement) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan to the extent provided under the related Intercreditor Agreement. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

In addition, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (or, if a Control

Termination Event has occurred and is continuing, acting at the direction of the master servicer or special servicer, as applicable), will be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s) (to the extent provided under the related Intercreditor Agreement), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The holders of ABS Interests representing at least 66-2/3% of the Voting Rights allocated to the certificates and the VRR Interest affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and the affected VRR Interest Owners, and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders and/or VRR Interest Owners, the trustee and the certificate administrator will be entitled to recover from the issuing entity all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that fulfillment of its obligations is no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that fulfillment of its obligations is no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders, VRR Interest Owners or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor, certificate administrator, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and VRR Interest Owners (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the VRR Interest Owners and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and/or a fidelity bond requirement so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any such entity is a party, or any person succeeding to the business of any such entity, will be the successor thereof under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

Neither the trustee nor the certificate administrator will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of ABS Interests evidencing not less than 25% of the percentage interest of each affected class and, if affected, the VRR Interest, or of the aggregate Voting Rights, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses relating to the enforcement of such indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Each of the trustee and certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Holder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Holder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Holder’s Rights When a Repurchase Request Is Initially Delivered by a Holder

In the event an Initial Requesting Holder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Holder Repurchase Request”), the receiving party will be required to promptly forward that Holder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Holder Repurchase Request to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Holder” is the first Certificateholder, Certificate Owner or VRR Interest Owner to deliver a Holder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Holder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Holder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Holder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the special servicer (in the case of all Mortgage Loans) from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Holder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Holder, if any, to the address specified in the Initial Requesting Holder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders, Certificate Owners and VRR Interest Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders and VRR Interest Owners to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30 day period will not be taken into consideration, (b) a statement that in the event any Requesting Holder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Holders that involves referring the matter to mediation or arbitration, as of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that responding Certificateholders and VRR Interest Owners will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration, and (e) instructions for responding Certificateholders and VRR Interest Owners to send their responses to the Enforcing Servicer and the certificate administrator. Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and VRR Interest Owners and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder or VRR Interest Owner agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders or VRR Interest Owners regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder or VRR Interest Owner responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the Voting Rights held by the responding Certificateholders and VRR Interest Owners. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Holder, if any, or any other Certificateholder, Certificate Owner or VRR Interest Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Holder, if any, or any other Certificateholder, Certificate Owner or VRR Interest Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Holder, if any, or such other Certificateholder, Certificate Owner or VRR Interest Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder, Certificate Owner or VRR Interest Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders, Certificate Owners or VRR Interest Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses will also be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of the Voting Rights held by the responding Certificateholders and the VRR Interest Owners.

If neither the Initial Requesting Holder, if any, nor any other Certificateholder, Certificate Owner or VRR Interest Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder, Certificate Owner or VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Holder, if any, or (ii) any other Certificateholder, Certificate Owner or VRR Interest Owner (each of clauses (i) and (ii), a “Requesting Holder”), the Enforcing Servicer will be required to consult with each Requesting Holder regarding such Requesting Holder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If multiple Requesting Holders timely deliver a Final Dispute Resolution Election Notice, then such Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Holder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, that such Material Defect will not be deemed waived with respect to a Requesting Holder, any other Certificateholder, Certificate Owner or VRR Interest Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates (other than LNR Partners, LLC, as special servicer, and LNR Securities Holdings, LLC, or its affiliates, as the Directing Certificateholder or member of the Controlling Class) will not be entitled to be an Initial Requesting Holder or a Requesting Holder, to act as a Holder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action propose or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

The Requesting Holder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Holder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Holder is the Enforcing Party, the Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the Enforcing Servicer on behalf of the issuing entity will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Holder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Holder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Litigation Control

The special servicer will be responsible for conducting or managing certain litigation related to the Mortgage Loans (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the PSA.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loan”. The servicing terms of each such Non-Serviced PSA will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each of the Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the MSBAM 2017-C34 mortgage pool, if necessary).

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	The servicing decisions for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Special Servicer Decisions under the PSA.

●	Appraisal Reduction Amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the MSBAM 2017-C34 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make

P&I Advances to the certificate administrator for the benefit of the Certificateholders and the VRR Interest Owners with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the 222 Second Street Mortgage Loan and the Mall of Louisiana Mortgage Loan

The 222 Second Street Mortgage Loan and the Mall of Louisiana Mortgage Loan will each be serviced pursuant to the BANK 2017-BNK7 PSA. The servicing terms of the BANK 2017-BNK7 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The master servicer under the BANK 2017-BNK7 PSA earns a servicing fee with respect to each such mortgage loan that is to be calculated at 0.0025% per annum.

●	With respect to each such mortgage loan, upon the related Whole Loan becoming a specially serviced loan under the BANK 2017-BNK7 PSA, the special servicer thereunder will earn a special servicing fee payable monthly with respect to such mortgage loan accruing at a rate equal to (a) 0.25% per annum or (b) if the rate in clause (a) would result in a special servicing fee that would be less than $3,500 (or, for any month in which the related risk retention consultation party is entitled to consult, $5,000). in any given month, such higher per annum rate as would result in a special servicing fee equal to $3,500 (or, for any month in which the related risk retention consultation party is entitled to consult, $5,000) for such month. Such fee will be payable until such time as the related Whole Loan is no longer specially serviced.

●	With respect to each such mortgage loan, the special servicer under the BANK 2017-BNK7 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	With respect to each such mortgage loan, the special servicer under the BANK 2017-BNK7 PSA will be entitled to a liquidation fee equal to 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related Mortgaged Property. If a 1.0% liquidation fee rate would result in a liquidation fee less than $25,000 such fee rate will be equal to the lesser of (a) 3.00% and (b) such higher rate as would result in a fee of $25,000. The special servicer under the BANK 2017-BNK7 PSA may be removed at any time by the related Non-Serviced Directing Certificateholder prior to a control termination event under the BANK 2017-BNK7 PSA, without regard to the percentage of the controlling class of certificates owned by any particular party or the identity of the special servicer.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the BANK 2017-BNK7 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 237 Park Avenue Mortgage Loan

The 237 Park Avenue Mortgage Loan will be serviced pursuant to the MSSG Trust 2017-237P TSA. The servicing terms of the MSSG Trust 2017-237P TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The 237 Park Avenue Servicer earns a servicing fee with respect to the 237 Park Avenue Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the 237 Park Avenue Whole Loan becoming a specially serviced loan under the MSSG Trust 2017-237P TSA, the 237 Park Avenue Special Servicer will earn a special servicing fee payable monthly with respect to the 237 Park Avenue Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the 237 Park Avenue Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The 237 Park Avenue Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 237 Park Avenue Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The 237 Park Avenue Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the 237 Park Avenue Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The 237 Park Avenue Special Servicer may be removed at any time by the related Non Serviced Directing Certificateholder prior to a control termination event under the MSSG Trust 2017-237P TSA, without regard to the percentage of the controlling class of certificates owned by any particular party or the identity of the special servicer.

●	The MSSG Trust 2017-237P TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to MSSG Trust 2017-237P TSA.

●	The MSSG Trust 2017-237P TSA does not require the 237 Park Avenue Servicer to make the equivalent of compensating interest payments in respect of the 237 Park Avenue Whole Loan.

●	The retaining sponsor under the MSSG Trust 2017-237P securitization is expected to satisfy its risk retention obligations under Regulation RR by causing a third party purchaser to purchase an eligible horizontal residual interest issued by the related securitization trust in accordance with Rule 7 under Regulation RR. There will be no equivalent of the Risk Retention Consultation Party under the MSSG Trust 2017-237P TSA.

●	The operating advisor under the MSSG Trust 2017-237P TSA will be entitled to consult with the related Non-Serviced Special Servicer under different circumstances than those under which the MSBAM 2017-C34 operating advisor is entitled to consult with the MSBAM 2017-C34 special servicer. In particular, such operating advisor will be entitled to consult on major decisions when the principal balance of the “eligible horizontal residual interest” (as defined under Regulation RR) issued by the MSSG Trust 2017-237P securitization trust is 25% or less than the initial balance thereof (taking into account cumulative appraisal reduction amounts). In addition, the operating advisor under the MSSG Trust 2017-237P TSA will at any time be entitled to recommend the termination of the MSSG Trust 2017-237P special servicer if it determines, in its sole discretion exercised in good faith, that (i) such special servicer is not performing its duties as required under the MSSG Trust 2017-237P TSA or is otherwise not acting in accordance with the related servicing standard and (ii) the replacement of the special servicer would be in the best interest of the MSSG Trust 2017-237P trust interest owners as a collective whole. Such recommendation would then be subject to confirmation by the MSSG Trust 2017-237P certificateholders pursuant to a certificateholder vote.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loan”.

Prospective investors are encouraged to review the full provisions of the MSSG Trust 2017-237P TSA, which is available by requesting a copy from the underwriters.

Servicing of the 9-19 9th Avenue Mortgage Loan, the Corporate Woods Portfolio Mortgage Loan and the Visions Hotel Portfolio Mortgage Loan

The 9-19 9th Avenue Mortgage Loan, the Corporate Woods Portfolio Mortgage Loan and the Visions Hotel Portfolio Mortgage Loan will each be serviced pursuant to the CGCMT 2017-P8 PSA. The servicing terms of the CGCMT 2017-P8 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The master servicer under the CGCMT 2017-P8 PSA earns a servicing fee with respect to each such mortgage loan that is to be calculated at 0.0025% per annum.

●	With respect to each such mortgage loan, upon the related Whole Loan becoming a specially serviced loan under the CGCMT 2017-P8 PSA, the special servicer thereunder will earn a special servicing fee payable monthly with respect to such mortgage loan accruing at a rate equal to (a) 0.25% per annum or (b) if the rate in clause (a) would result in a special servicing fee that would be less than $3,500 in any given month, such higher per annum rate as would result in a special servicing fee equal to $3,500 for such month. Such fee will be payable until such time as the related Whole Loan is no longer specially serviced.

●	With respect to each such mortgage loan, the special servicer under the CGCMT 2017-P8 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a cap of $1,000,000 and a minimum fee of $25,000.

●	With respect to each such mortgage loan, the special servicer under the CGCMT 2017-P8 PSA will be entitled to a liquidation fee equal to 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a cap of $1,000,000 and a minimum fee of $25,000. The special servicer under the CGCMT 2017-P8 PSA may be removed at any time by the related Non-Serviced Directing Certificateholder prior to a control termination event under the CGCMT 2017-P8 PSA, without regard to the percentage of the controlling class of certificates owned by any particular party or the identity of the special servicer.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the CGCMT 2017-P8 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Starwood Capital Hotel Portfolio Mortgage Loan

The Starwood Capital Hotel Portfolio Mortgage Loan will be serviced pursuant to the DBJPM 2017-C6 PSA. The servicing terms of the DBJPM 2017-C6 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The master servicer under the DBJPM 2017-C6 PSA earns a servicing fee with respect to each such mortgage loan that is to be calculated at 0.0025% per annum.

●	With respect to each such mortgage loan, upon the related Whole Loan becoming a specially serviced loan under the DBJPM 2017-C6 PSA, the special servicer thereunder will earn a special servicing fee payable monthly with respect to such mortgage loan accruing at a rate equal to 0.25% per annum. Such fee will be payable until such time as the related Whole Loan is no longer specially serviced.

●	With respect to each such mortgage loan, the special servicer under the DBJPM 2017-C6 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a cap of $1,000,000 and a minimum fee of $25,000.

●	With respect to each such mortgage loan, the special servicer under the DBJPM 2017-C6 PSA will be entitled to a liquidation fee equal to 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a cap of $1,000,000 and a minimum fee of $25,000. The special servicer under the DBJPM 2017-C6 PSA may be removed at any time by the related Non-Serviced Directing Certificateholder prior to a control termination event under the DBJPM 2017-C6 PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the DBJPM 2017-C6 PSA, which is available online at www.sec.gov by requesting a copy from the underwriters.

Servicing of the Great Valley Commerce Center Mortgage Loan

The Great Valley Commerce Center Mortgage Loan will be serviced pursuant to the UBS 2017-C3 PSA. The servicing terms of the UBS 2017-C3 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General”.

●	The master servicer under the UBS 2017-3 PSA earns a servicing fee with respect to such mortgage loan that is to be calculated at 0.01% per annum.

●	With respect to such mortgage loan, upon the related Whole Loan becoming a specially serviced loan under the UBS 2017-3 PSA, the special servicer thereunder will earn a special servicing fee payable monthly with respect to such mortgage loan accruing at a rate equal to (a) 0.25% per annum or (b) if the rate in clause (a) would result in a special servicing fee that would be less than $3,500 for such month, the higher rate as would result in a special servicing fee equal to $3,500 for such month. Such fee will be payable until such time as the related Whole Loan is no longer specially serviced.

●	With respect to each such mortgage loan, the special servicer under the UBS 2017-3 PSA will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than penalty charges and excess interest and any amount for which a liquidation fee would be paid) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	With respect to each such mortgage loan, the special servicer under the UBS 2017-3 PSA will be entitled to a liquidation fee equal to 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related Mortgaged Property. If a 1.0% liquidation fee rate would result in aggregate liquidation fees less than $25,000 such fee rate will be equal to such higher rate as would result in a fee of $25,000.

●	The special servicer under the UBS 2017-3 PSA may be removed at any time by the related Directing Certificateholder prior to a control termination event under the UBS 2017-3 PSA, without regard to the percentage of the controlling class of certificates owned by any particular party or the identity of the special servicer.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the UBS 2017-C3 PSA, which is available online at www.sec.gov by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction rated by KBRA and serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice of the action taken to the 17g-5 Information Provider’s website pursuant to the PSA.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to the PSA) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency. “Rating Agencies” means the rating agencies engaged by the depositor to rate the certificates.

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider and the certificate administrator for posting to their respective websites.

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Certain actions under the PSA that do not require a Rating Agency Confirmation may nevertheless require the delivery of a Rating Agency Communication.

“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which is required to be delivered at least ten (10) business days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with the PSA).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (but only if an advance was made by the trustee in the calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party’s Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons therefor), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee, the Non-Serviced Custodian and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and VRR Interest Owners to Institute a Proceeding

Other than with respect to any rights to deliver a Holder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or VRR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or VRR Interest, unless the Certificateholder or VRR Interest Owner previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the VRR Interest Owners and/or the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or the VRR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or any of the VRR Interest Owners, unless the Certificateholders or the VRR Interest Owners have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder and VRR Interest Owner will be deemed under the PSA to have expressly covenanted with every Certificateholder and VRR Interest Owner (other than itself) and the trustee, that no one or more Certificateholders or VRR Interest Owners will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of any other holders of certificates or VRR Interest Owners, or to obtain or seek to obtain priority over or preference to any Certificateholder or VRR Interest Owner, or to enforce any right under the PSA, the certificates or the VRR Interest, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders and VRR Interest Owners.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) and the VRR Interest in exchange for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, that (A) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates has been reduced to zero, and (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates) and the VRR Interest and (C) if the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is equal to or greater than 1.0% of the Initial Pool Balance of the Mortgage Loans, such exchanging party pays to the master servicer an amount equal to (x) the product of (I) the Prime Rate, (II) the aggregate of the Certificate Balances of the then-outstanding Principal Balance Certificates and the VRR Interest Balance of the VRR Interest as of the date of such exchange and (III) three, divided by (y) 360 and, if the then-aggregate Stated Principal Balance of the Mortgage Pool is less than 1.0% of the Initial Pool Balance, such exchanging party pays the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each VRR Interest Owner, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution on the certificates will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity and effect early retirement of the then outstanding certificates and the VRR Interest, provided, that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance of the Mortgage Loans (solely for the purposes of this calculation, if such right is being exercised after November 2027 and the 222 Second Street Mortgage Loan or the U-Haul AREC 25 Portfolio Mortgage Loan is still an asset of the Trust, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such class is outstanding), (3) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees and any related Pari Passu Loan Primary Servicing Fees remaining outstanding and payable solely to the master servicer or the related Non-Serviced Master Servicer (which items will be deemed to have been paid or reimbursed to the master servicer or the related Non-Serviced Master Servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class V and Class R certificates) and the VRR Interest, for the remaining Mortgage Loans is not subject to the above-described percentage limits but is limited to each such class of outstanding certificates and the VRR Interest being held by one holder (or multiple holders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates, VRR Interest Owners or holders of any Companion Loan:

(1)       to cure any ambiguity or to correct any error;

(2)       to cause the provisions in the PSA to conform to or be consistent with or in furtherance of the statements made with respect to the certificates, the VRR Interest, the issuing entity or the PSA in the final prospectus for the Offered Certificates or in the final private placement memorandum for the privately offered Certificates, or to correct or supplement any provision which may be inconsistent with any other provisions;

(3)       to amend any provision of the PSA to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the issuing entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);

(4)       to make any other provisions with respect to matters or questions arising under or with respect to the PSA not inconsistent with the provisions therein;

(5)       to modify, add to or eliminate the provisions in the PSA relating to transfers of Class R Certificates;

(6)       to amend any provision of the PSA to the extent necessary or desirable to list the certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(7)       to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the CMBS industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency must have been provided with a Rating Agency Communication with respect to such modification, and (z) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(8)       to modify the procedures in the PSA relating to Rule 17g-5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the operating advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;

(9)       to modify, alter, amend, add or to rescind any of the provisions contained in the PSA if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time;

(10)       to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal; or

(11)       any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents) or VRR Interest Owner (unless such VRR Interest Owner consents).

The PSA may also be amended by the parties to the PSA with the consent of (x) the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class and (y) the VRR Interest Owners (if affected by such amendment) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the VRR Interest Owners, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class or the VRR Interest (or any portion thereof) without the consent of the holder of such certificate or the related VRR Interest Owner, or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates or the VRR Interest, without the consent of the holders of all certificates of that class then outstanding or all VRR Interest Owners, as applicable, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates and the VRR Interest Owners or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or the related Intercreditor Agreement without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received (i) an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code and (ii) an officer’s certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, an entity that is not an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be),

(ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to at least a “Baa2” rating by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to any of the foregoing and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s, “A+” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s; provided, further, that if any such institution is not rated by KBRA, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, all VRR Interest Owners, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, at such removed party’s cost, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of ABS Interests representing at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of ABS Interests representing at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor), conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of Bank of America, a mortgage loan seller, a sponsor, an originator, the initial Risk Retention Consultation Party, the holder of a portion of the VRR Interest and the holder of one or more of the 222 Second Street Companion Loans, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

MSMCH, a mortgage loan seller and a sponsor, is an affiliate of Morgan Stanley Bank, an originator, the holder of a portion of the VRR Interest and the holder of one or more of the 237 Park Avenue Companion Loans, and Morgan Stanley & Co. LLC, one of the underwriters.

KeyBank, a mortgage loan seller, a primary servicer, an originator, a sponsor, the holder of a portion of the VRR Interest, and the holder of a mezzanine loan related to the Great Valley Commerce Center Whole Loan, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters, and is the special servicer under the CGCMT 2017-P8 PSA.

SMF III, a mortgage loan seller and a sponsor, is an affiliate of (i) SMC, an originator, (ii) the borrowers, borrower sponsor and non-recourse carveout guarantor under the Starwood Capital Hotel Portfolio Mortgage Loan, (iii) Starwood Mortgage Funding II LLC, the holder of one of the Starwood Capital Hotel Portfolio Pari Passu Companion Loans, (iv) LNR Partners, LLC, the Special Servicer and (v) LNR Securities Holdings, LLC, the anticipated initial investor (or its affiliate) in the Class E, Class X-E, Class F, Class X-F, Class G and Class X-G Certificates and the Directing Certificateholder. Wells Fargo Bank National Association, the Master Servicer, provides interim servicing for all of the mortgage loans being contributed by SMF III.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.

The master servicer is also (i) expected to be the certificate administrator and the custodian under the PSA; (ii) the current master servicer, certificate administrator and custodian under the BANK 2017-BNK7 PSA, pursuant to which the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan are serviced; (iii) the current master servicer, special servicer, certificate administrator and custodian under the MSSG Trust 2017-237P TSA, pursuant to which the 237 Park Avenue Whole Loan is serviced; (iv) the current master servicer under the CGCMT 2017-P8 PSA, pursuant to which the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio Whole Loan are serviced; (v) the current trustee, certificate administrator and custodian under the DBJPM 2017-C6 PSA, pursuant to which the Starwood Capital Hotel Portfolio Whole Loan is serviced; and (vi) the current trustee, certificate administrator and custodian under the UBS 2017-C3 PSA, pursuant to which the Great Valley Commerce Center Whole Loan is serviced.

LNR Securities Holdings, LLC or an affiliate assisted LNR Partners, LLC with due diligence relating to the mortgage loans to be included in the mortgage pool.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also the current operating advisor and asset representations reviewer under (i) the MSSG Trust 2017-237P TSA, pursuant to which the 237 Park Avenue Whole Loan is serviced and (ii) the UBS 2017-C3 PSA, pursuant to which the Great Valley Commerce Center Whole Loan is serviced.

The trustee is also (i) the current trustee under the BANK 2017-BNK7 PSA, pursuant to which each of the 222 Second Street Whole Loan and the Mall of Louisiana Whole Loan are serviced, (ii) the current trustee under the MSSG Trust 2017-237P TSA, pursuant to which the 237 Park Avenue Whole Loan is serviced and (iii) the current trustee under the CGCMT 2017-P8 PSA, pursuant to which each of the 9-19 9th Avenue Whole Loan, the Corporate Woods Portfolio Whole Loan and the Visions Hotel Portfolio are serviced.

Pursuant to an interim servicing agreement between Bank of America, a sponsor, an originator, a mortgage loan seller and a holder of a portion of the VRR Interest, and Wells Fargo Bank, the master servicer, certificate administrator and custodian, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor, a mortgage loan seller and a holder of a portion of the VRR Interest, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, nine of the MSMCH Mortgage Loans, representing approximately 11.1% of the Initial Pool Balance.

Wells Fargo Bank is the interim custodian of the loan files for all of the mortgage loans serviced under the PSA that Bank of America and MSMCH will transfer to the depositor.

Pursuant to certain interim servicing agreements between SMF III and certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, some or all of the mortgage loans to be contributed to this securitization by SMF III.

See “Risk Factors—Risks Related to Conflicts of Interest” and “—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will generally not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA (or related Non-Serviced PSA), neither the related master servicer nor the related special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that such master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss and VRR Interest Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution (based on the allocation of amounts among the Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and VRR Interest Owners in reduction of the Certificate Balances of the certificates and the VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related

Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). With respect to each class of Class X Certificates, any reduction of the Certificate Balances of the Underlying Classes of Principal Balance Certificates will also reduce the Notional Amount of such class of Class X Certificates.

Certificateholders and VRR Interest Owners are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related Underlying Classes of Principal Balance Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—VRR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates offered by this prospectus that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate Certificate Balance or Notional Amount, as the case may be, of each interest-bearing class of Offered Certificates is as described in this prospectus;

●	the Pass-Through Rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	there are no property releases with respect to any of the Mortgaged Properties;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, any related Pari Passu Loan Primary Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor Fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by a master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPYs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in November 2017; and

●	the Offered Certificates are settled with investors on October 19, 2017.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	82%	82%	82%	82%	82%
October 2019	63%	63%	63%	63%	63%
October 2020	42%	42%	42%	42%	42%
October 2021	16%	16%	16%	16%	16%
October 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.54	2.52	2.51	2.51	2.51

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.57	4.56	4.52	4.47	4.17

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	94%	94%	94%	94%	94%
October 2023	77%	77%	77%	77%	77%
October 2024	54%	54%	54%	54%	54%
October 2025	34%	34%	34%	34%	34%
October 2026	14%	14%	14%	14%	14%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.26	7.26	7.26	7.25	7.24

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.77	9.71	9.64	9.57	9.35

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.87	9.85	9.82	9.57

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.91	9.91	9.91	9.66

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.96	9.91	9.69

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.99	9.99	9.99	9.98	9.74

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including October 1, 2017 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations  of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

 Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

 Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

 Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

 Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates and the VRR Interest. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates and the VRR Interest (excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portions of the issuing entity consisting of the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and the Class V Certificates and the VRR Interest will represent undivided beneficial interests in their respective portions of the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and structural components that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the

Mortgage Loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twenty-three (23) Mortgaged Properties representing 6.5% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, excluding the portion of the price of the VRR Interest allocated to the related interest in the Grantor Trust). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests (including the VRR Interest) for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as reduced for the portion of the price allocable to the related interest in the Grantor Trust). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class        certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 0% CPY; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class       certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of the applicable classes of certificates receiving such amounts, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable classes of certificates receiving such amounts. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an VRR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and VRR Interest Owners.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form

W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates and nonresident VRR Interest Owners to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$
Morgan Stanley & Co. LLC	$	$	$	$
KeyBanc Capital Markets Inc.	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$
Total	$	$	$	$

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$
Morgan Stanley & Co. LLC	$	$	$	$
KeyBanc Capital Markets Inc.	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$
Total	$	$	$	$

Underwriter	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$
Morgan Stanley & Co. LLC	$	$
KeyBanc Capital Markets Inc.	$	$
Drexel Hamilton, LLC	$	$
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates to the public in that Relevant Member State other than:

(a)       to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)       to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c)       in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates shall require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

(a) in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately        % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

Expenses payable by the depositor are estimated at $        , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 3 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Banc of America Merrill Lynch Commercial Mortgage Inc., the depositor, and Bank of America, National Association, a mortgage loan seller, an originator, a sponsor, the initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of MSMCH, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, an originator and the holder of a portion of the VRR Interest. KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association, a mortgage loan seller, an originator, a sponsor, a primary servicer, the CGCMT 2017-P8 Special Servicer and the holder of a portion of the VRR Interest. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the Mortgage Loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated,

Morgan Stanley & Co. LLC and KeyBanc Capital Markets Inc. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to Bank of America (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), in its capacity as a mortgage loan seller, of the purchase price for the Bank of America Mortgage Loans; (ii) the payment by the depositor to MSMCH (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans, and the payment by MSMCH to Morgan Stanley Bank (an affiliate of Morgan Stanley & Co. LLC, in its capacity as an originator, of the purchase price for the MSMCH Mortgage Loans (less any amounts retained by MSMCH), and (iii) the payment by the depositor to KeyBank (an affiliate of KeyBanc Capital Markets Inc.), in its capacity as a mortgage loan seller, of the purchase price for the KeyBank Mortgage Loans.

As a result of the circumstances described above, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and KeyBanc Capital Markets Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor with request to the issuing entity are hereby incorporated by reference into this prospectus: the disclosures with respect to the mortgage loans most recently filed on or prior to the date of the filing of this prospectus as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at One Bryant Park, New York, New York 10036, Attention: President, or by telephone at (646) 855-3953.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206847) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption 93-31, 58 Fed. Reg. 28,620 (May 14, 1993) and to the predecessor of Morgan Stanley & Co. LLC, Prohibited Transaction Exemption 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), each as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

Compliance with ERISA Fiduciary Rule

The Department of Labor has recently finalized new rules (collectively, the “Fiduciary Rule”), effective June 9, 2017, expanding the circumstances when a person could be considered a fiduciary. Importantly, the Fiduciary Rule contains certain exceptions to fiduciary status, including in connection with transactions involving Plans represented by independent fiduciaries that meet certain requirements. To confirm that the conditions of this exception are met in connection with a Plan’s acquisition of the Offered Certificates, each fiduciary purchasing Offered Certificates on behalf of a Plan (the “Plan Fiduciary”), as a condition of the Plan’s purchase of such Offered Certificates, (a) must be “independent” within the meaning of the Fiduciary Rule of the Transaction Parties (as defined below) and (b) will be deemed to have represented that:

(1) the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of Offered Certificates by the Plan;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4) none of the Issuing Entity, the Depositor, the Underwriters, the Trustee, the Certificate Administrator, the Master Servicer, the Primary Servicer, the Special Servicer, the Sponsors, the Originator or any of their respective affiliated entities (the “Transaction Parties”) has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates; and

(5) neither the Plan nor the Plan Fiduciary is paying or has paid any fee or other compensation to any of the Transaction Parties for investment advice (as opposed to other services) in connection with the Plan’s acquisition or holding of the Offered Certificates; and

(6) the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of the Offered Certificates.

The above representations are intended to comply with 29 C.F.R. Sections 2510.3-21(a) and (c)(1) of the Fiduciary Rule. If these provisions are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Prospective investors should note that the Ohio Public Employees Retirement System, which is a governmental plan, owns an indirect equity interest in the Borrower under the OKC Outlets Mortgage Loan. Persons who have an ongoing relationship with the Ohio Public Employees Retirement System should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the other Classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

INDEX OF DEFINED TERMS

1

17g-5 Information Provider	247
1986 Act	366
1996 Act	350

2

237 Park Avenue Borrower	56
237 Park Avenue Companion Loans	165
237 Park Avenue Declarant Borrower	56
237 Park Avenue Directing Certificateholder	169
237 Park Avenue Fee Borrower	56
237 Park Avenue Intercreditor Agreement	166
237 Park Avenue Mortgage Loan	165
237 Park Avenue Non-Standalone Pari Passu Companion Loans	165
237 Park Avenue Noteholders	166
237 Park Avenue Pari Passu Companion Loans	165
237 Park Avenue Promissory Notes	165
237 Park Avenue Servicer	166
237 Park Avenue Special Servicer	166
237 Park Avenue Standalone Companion Loans	165
237 Park Avenue Standalone Pari Passu Companion Loans	165
237 Park Avenue Subordinate Companion Loans	165
237 Park Avenue Triggering Event of Default	166
237 Park Avenue Trustee	166
237 Park Avenue Whole Loan	165

3

30/360 Basis	272

4

401(c) Regulations	380

A

AB Modified Loan	281
ABS	218
Acceptable Insurance Default	283
Accepted Offer Space	146
Acquired Expansion Parcel	147
Acting General Counsel’s Letter	103
Actual/360 Basis	143
Actual/360 Loans	263
ADA	352
Additional Exclusions	283
Administrative Cost Rate	228
ADR	106
Advances	260
Affirmative Asset Review Vote	311
Aggregate Available Funds	224
Aggregate Excess Prepayment Interest Shortfall	237
Aggregate Gain-on-Sale Entitlement Amount	225
Aggregate Principal Distribution Amount	229
Allocated Appraisal Reduction Amount	278
Allocated Collateral Deficiency Amount	279
Allocated Cumulative Appraisal Reduction Amount	279
Allocated Loan Amount	106
Annual Debt Service	106
Anticipated Repayment Date	143
Appraisal Reduction Amount	278
Appraisal Reduction Event	277
Appraised Value	106
Appraised-Out Class	281
ARD Loan	143
Art Institute	117
Assessment of Compliance	336
Asset Representations Reviewer Asset Review Fee	276
Asset Representations Reviewer Fee	276
Asset Representations Reviewer Fee Rate	276
Asset Representations Reviewer Termination Event	315
Asset Review	313
Asset Review Notice	312
Asset Review Quorum	312
Asset Review Report	313
Asset Review Report Summary	313
Asset Review Standard	313
Asset Review Trigger	310
Asset Review Vote Election	311
Asset Status Report	291
Assumed Final Distribution Date	236
Assumed Scheduled Payment	230
Attestation Report	336
Available Funds	225
Available Units	135

B

Balloon Balance	107
Balloon LTV	109
BAMLCM	181
BANA Qualification Criteria	178
BANK 2017-BNK4 PSA	158
BANK 2017-BNK7 PSA	155
Bank of America	171
Bank of America Data File	177
Bank of America Guidelines	172
Bank of America Securitization Database	177
Bankruptcy Code	346
Base Interest Fraction	235
BEA	129
Borrower Party	241
Borrower Party Affiliate	241
Breach Notice	254
Building Loan	56
Building Loan Reserve Funds	56

C

C(WUMP)O	11
Capital Requirements Regulation	93
Cash Flow Analysis	107
CERCLA	350
Certificate Administrator/Trustee Fee	275
Certificate Administrator/Trustee Fee Rate	275
Certificate Balance	222
Certificate Owners	249
Certificateholder	242
CGCMT 2017-P8 PSA	156
Class A Certificates	222
Class A-SB Planned Principal Balance	230
Class X Certificates	222
Class X YM Distribution Amount	234
Class X YM Subordinate Distribution Amount	235
Clearstream	248
Clearstream Participants	249
Closing Date	105
CMBS	41
Code	364
Collateral Deficiency Amount	281
Collection Account	262
Collection Period	225
Communication Request	250
Companion Distribution Account	262
Companion Holder(s)	155
Companion Loans	105
Compensating Interest Payment	236
Constant Prepayment Rate	358
Consultation Termination Event	301
Control Eligible Certificates	298
Control Note	156
Control Termination Event	301
Controlling Class	297
Controlling Class Certificateholder	297
Controlling Companion Loan Securitization Date	156
Controlling Holder	156
Corrected Loan	291
Council	93
CPP	358
CPR	358
CPY	358
CRE Loans	189
Credit Risk Retention Rules	218
CREFC®	239
CREFC® Intellectual Property Royalty License Fee	277
CREFC® Intellectual Property Royalty License Fee Rate	277
CREFC® Reports	239
Crossed Mortgage Loan Group	254
Crossed Underlying Loan	254
Crossed Underlying Loan Repurchase Criteria	254
Cross-Over Date	227
CRR Amendment Regulation	92
CTLs	128
Cumulative Appraisal Reduction Amount	281
Cure/Contest Period	313
Current LTV	108
Cut-off Date	105
Cut-off Date Balance	108
Cut-off Date Loan-to-Value Ratio	108
Cut-off Date LTV	108
Cut-off Date LTV Ratio	108
Cut-off Date UW NCF	112

D

DBJPM 2017-C6 PSA	156
DCE	127
DCH Limitations	298
Declaration	136
DEF(#)	110
DEF/YM@(#)	110
Defaulted Loan	295
Defeasance Deposit	146
Defeasance Loans	145
Defeasance Lock-Out Period	145
Defeasance Option	145
Definitive Certificate	248
Delinquent Loan	311
Demand Entities	180, 190
Depositaries	248
Determination Date	223

Diligence File	251
Directing Certificateholder	297
Disclosable Special Servicer Fees	275
Discount Rate	235
Dispute Resolution Consultation	327
Dispute Resolution Cut-off Date	327
Distribution Accounts	263
Distribution Date	223
Distribution Date Statement	239
District Court	205
Dodd-Frank Act	91
DOL	378
DTC	247
DTC Participants	248
DTC Rules	249
Due Date	142, 225

E

EDGAR	377
EDMC	117
Effective Gross Income	107
EGI	108
Eligible Asset Representations Reviewer	314
Eligible Operating Advisor	306
Enforcing Party	325
ESA	126
EU Risk Retention and Due Diligence Requirements	92
Euroclear	248
Euroclear Operator	249
Euroclear Participants	249
European Commission	92
Excess Interest	223
Excess Interest Distribution Account	263
Excess Modification Fee Amount	272
Excess Modification Fees	271
Excess Prepayment Interest Shortfall	237
Exchange Act	171, 202
Excluded Controlling Class Holder	241
Excluded Controlling Class Loan	241
Excluded DCH Loan	242
Excluded Information	241
Excluded Loan	242
Excluded Plan	380
Excluded RRCP Loan	242
Excluded Special Servicer	318
Excluded Special Servicer Loan	318
Exemption	379
Exemption Rating Agency	379

F

FATCA	373
FDEP	128
FDIA	102
FDIC	103
Federal Court Complaint	205
FIEL	12
Final Asset Status Report	304
Final Dispute Resolution Election Notice	327
Financial Promotion Order	10
FIRREA	103
Fitch	208
FPO Persons	10
FSMA	10, 376

G

Gain-on-Sale Remittance Amount	225
Garn Act	351
GLA	108
Government Securities	144, 145
Grace Period	108
Grantor Trust	223

H

Hard Lockbox	108
Holder Repurchase Request	325

I

Indirect Participants	248
Initial Pool Balance	105
Initial Rate	143
Initial Requesting Holder	325
In-Place Cash Management	109
Insurance and Condemnation Proceeds	262
Intercreditor Agreement	155
Interest Accrual Amount	229
Interest Accrual Period	229
Interest Distribution Amount	229
Interest Reserve Account	263
Interest Shortfall	229
Interested Person	296
Investment Company Act	382
Investor Certification	242
IO	109
IO Period UW NCF DSCR	109

K

KBRA	319
KeyBank	192
KeyBank Data Tape	193
KeyBank Mortgage Loans	192
KeyBank Parties	217
KeyBank Primary Servicing Agreement	216
KeyBank Qualification Criteria	193
KeyBank Review Team	192

L

Largest Tenant	109
Lease Expiration of Largest Tenant	109
Liquidation Fee	273
Liquidation Proceeds	262
LNR Partners	210
LO(#)	111
Loan Per Unit	109
Loan-to-Value Ratio at Maturity or ARD	109
Lock-out Period	144
Loss of Value Payment	255
Lower-Tier Regular Interests	364
Lower-Tier REMIC	223, 364
LTV Ratio at Maturity or ARD	109

M

Major Decision	298
MAS	11
Master Servicer Remittance Date	259
Material Defect	253
Maturity Date LTV	109
Maturity Date LTV Ratio	109
MLPA	251
Modification Fees	271
Moody’s	208
Morgan Stanley Bank	182
Morgan Stanley Group	182
Morgan Stanley Origination Entity	183
Morningstar	208
Mortgage	105
Mortgage File	251
Mortgage Loans	105
Mortgage Note	105
Mortgage Pool	105
Mortgage Rate	109, 229
Mortgaged Property	105
Most Recent NOI	109
MSA	110
MSMCH	182
MSMCH Data File	188
MSMCH Mortgage Loans	182
MSMCH Qualification Criteria	189
MSMCH Securitization Database	188
MSSG Trust 2017-237P Securitization	165
MSSG Trust 2017-237P TSA	156

N

Net Mortgage Rate	228
Net Operating Income	110
NFA	128
NOI	110
NOI Date	110
Non-Control Note	156
Non-Controlling Holder	156
Nonrecoverable Advance	260
Non-Reduced Interest	309
Non-Serviced Certificate Administrator	156
Non-Serviced Companion Loan	156
Non-Serviced Custodian	156
Non-Serviced Directing Certificateholder	156
Non-Serviced Master Servicer	156
Non-Serviced Mortgage Loan	156
Non-Serviced Pari Passu Companion Loan	157
Non-Serviced Pari Passu Whole Loan	157
Non-Serviced PSA	157
Non-Serviced Securitization Trust	157
Non-Serviced Special Servicer	157
Non-Serviced Trustee	157
Non-Serviced Whole Loan	157
Non-U.S. Tax Person	373
Non-Vertically Retained Percentage	220
Notional Amount	222
NRA	110
NRSRO	241
NRSRO Certification	243
NYPH	56
NYPH Mortgage	56
NYPH Note	56
NYPH PSA	135
NYPH Transaction	56
NYPH Unit	56

O

O(#)	111
OCC	171
Occupancy Date	110
Occupancy Rate	110
Occupancy Rate As-of Date	110
Offered Certificates	222
OID Regulations	367
OLA	103
Operating Advisor Consulting Fee	276
Operating Advisor Expenses	276
Operating Advisor Fee	276
Operating Advisor Fee Rate	276
Operating Advisor Standard	305
Operating Advisor Termination Event	308
Original Balance	110
Other Master Servicer	157
Other PSA	157

P

P&I Advance	259
Pads	114
Par Purchase Price	295
Pari Passu Companion Loan	157
Pari Passu Companion Loans	105

Pari Passu Loan Primary Servicing Fee	229
Pari Passu Loan Primary Servicing Fee Rate	229
Pari Passu Mortgage Loan	157
Park Bridge Financial	218
Park Bridge Lender Services	218
Participants	248
Parties in Interest	378
Pass-Through Rate	228
Patriot Act	353
PCE	127
PCIS Persons	10
Percentage Interest	223
Periodic Payments	224
Permitted Investments	223, 264
Permitted Special Servicer/Affiliate Fees	275
PIPs	63
Plans	378
PRC	10
Preliminary Dispute Resolution Election Notice	327
Prepayment Assumption	368
Prepayment Interest Excess	236
Prepayment Interest Shortfall	236
Prepayment Premium	235
Prepayment Provisions	110
Prime Rate	262
Principal Balance Certificates	222
Principal Distribution Amount	230
Principal Shortfall	230
Privileged Information	307
Privileged Information Exception	307
Privileged Person	240
Professional Investors	11
Prohibited Prepayment	237
Promotion of Collective Investment Schemes Exemptions Order	10
Proposed Course of Action	326
Proposed Course of Action Notice	326
Prospectus Directive	10, 375
PSA	221
PSA Party Repurchase Request	326
PSP	140
PTCE	380
Purchase Price	255

Q

Qualified Environmental Policy	140
Qualified Replacement Special Servicer	319
Qualified Substitute Mortgage Loan	255
Qualifying CRE Loan Percentage	219
Quorum	318
R

RAC No-Response Scenario	334
Rated Final Distribution Date	236
Rating Agencies	335
Rating Agency Communication	335
Rating Agency Confirmation	335
Realized Loss	238
REC	126
Record Date	223
Registration Statement	377
Regular Certificates	222
Regular Interestholder	367
Regular Interests	364
Regulation AB	337
Regulation RR	218
Reimbursement Rate	262
Related Proceeds	261
Release Date	146
Release Price	148
Relevant Member State	9
Relevant Persons	10
Relief Act	353
REMIC	364
REMIC Regulations	364
REO Account	263
REO Loan	232
REO Property	291
Repurchase Request	326
Requesting Holder	327
Requesting Holders	281
Requesting Investor	250
Requesting Party	334
Required Credit Risk Retention Percentage	219
Requirements	353
Residual Certificates	222
Resolution Failure	326
Resolved	326
Restricted Group	379
Restricted Party	307
Retaining Parties	219
Retaining Sponsor	218
Review Materials	312
Revised Rate	143
RevPAR	111
Risk Retention Consultation Party	303
RMBS	205
ROFO	135
Rooms	114
Rule 17g-5	243

S

S&P	208
Scheduled Principal Distribution Amount	230

SEC	171
Securities Act	336
Securitization Accounts	221, 264
Securitization Regulations	93
Senior Certificates	222
Senior Loan	165
Serviced Mortgage Loans	256
Serviced Pari Passu Companion Loan	157
Serviced Pari Passu Companion Loan Securities	321
Serviced Pari Passu Mortgage Loan	157
Serviced Pari Passu Whole Loan	157
Serviced Whole Loan	157
Servicer Termination Event	320
Servicing Advances	260
Servicing Fee	270
Servicing Fee Rate	270
Servicing Shift Mortgage Loan	157
Servicing Shift Whole Loan	158
Servicing Standard	258
SF	111
SFA	11
SFO	11
Similar Law	378
SMC	196
SMF III	196
SMF III Data Tape	197
SMF III Mortgage Loans	197
SMF III Qualification Criteria	198
SMMEA	382
Soft Lockbox	111
Soft Springing Lockbox	111
Special Servicer Decision	285
Special Servicing Fee	272
Special Servicing Fee Rate	272
Specially Serviced Loans	289
Springing Cash Management	111
Springing Lockbox	111
Sq. Ft.	111
Square Feet	111
Startup Day	365
Starwood	196
Starwood Review Team	197
State Court Complaint	205
Stated Principal Balance	231
Structured Product	11
Structuring Assumptions	358
STS Securitization Regulation	92
STWD	210
Subject Loan	269, 276
Subordinate Certificates	222
Subordinate Companion Loan	105
Sub-Servicing Agreement	258
T

T-12	111
TCE	127
TCEQ	127
Term to Maturity	111
Term to Maturity or ARD	111
Terms and Conditions	250
Tests	313
Title V	352
Total Operating Expenses	108
Townsend Sweet Shoppe	143
Trailing 12 NOI	109
TRIPRA	68
Trust	203
Trust REMICs	223, 364
Trustee	203
TTM	111

U

U.S. Tax Person	373
UCC	342
Underlying Class	222
Underwriter Entities	84
Underwriting Agreement	375
Underwritten Effective Gross Income	114
Underwritten EGI	114
Underwritten Expenses	111
Underwritten NCF	112
Underwritten NCF Debt Yield	112
Underwritten NCF DSCR	112
Underwritten Net Cash Flow	112
Underwritten Net Cash Flow DSCR	112
Underwritten Net Operating Income	113
Underwritten NOI Debt Yield	113
Underwritten NOI DSCR	114
Underwritten Revenue	114
Units	114
Unscheduled Principal Distribution Amount	230
Unsolicited Information	313
Upper-Tier REMIC	223, 364
UST	126, 129
UW EGI	114
UW Expenses	111
UW NCF	112
UW NCF Debt Yield	112
UW NCF DSCR	112
UW NOI	113
UW NOI Debt Yield	113
UW NOI DSCR	114
UW Revenue	114

V

VCP	127

Vertical Risk Retention Allocation Percentage	221
Vertically Retained Percentage	220
Volcker Rule	91
Voting Rights	247
VRR Interest	222
VRR Interest Available Funds	220
VRR Interest Balance	222
VRR Interest Distribution Amount	221
VRR Interest Gain-on-Sale Remittance Amount	220
VRR Interest Gain-on-Sale Reserve Account	263
VRR Interest Owner	243
VRR Interest Realized Loss	221
VRR Principal Distribution Amount	221

W

WAC Rate	228
Wachovia	206
Weighted Average Mortgage Rate	114
Wells Fargo Bank	204, 205
Wells Fargo Bank (MS)	206
Whole Loan	105
Withheld Amounts	263
Workout Fee	272
Workout Fee Rate	272
Workout-Delayed Reimbursement Amount	262
WTNA	203

Y

Yield Maintenance Charge	235
YM(#)	111
YM@(#)	111

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

A-1-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	4, 8	1	222 Second Street	9.5%	BANA	BANA	$100,000,000	$100,000,000	$100,000,000	$644.32	Refinance	TSCE Real Estate, L.P.
Loan	4, 14	2	American Cancer Society Center	7.0%	KeyBank	KeyBank	$73,200,000	$73,200,000	$66,550,018	$117.22	Acquisition	Carter Validus Operating Partnership II, LP
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	6.7%	MSBNA	MSMCH	$70,005,000	$70,005,000	$70,005,000	$278.02	Refinance	RXR Group; Walton Street Group
Loan	4, 12	4	9-19 9th Avenue	4.8%	SMC	SMF III	$50,000,000	$50,000,000	$50,000,000	$1,720.24	Refinance	Robert Cayre; BRE Properties, LLC
Loan	4	5	OKC Outlets	4.7%	KeyBank	KeyBank	$49,500,000	$49,500,000	$49,500,000	$219.66	Acquisition	Singerman Real Estate
Loan	5, 7	6	U-Haul AREC 25 Portfolio	4.5%	BANA	BANA	$47,000,000	$46,907,129	$33,816,746	$66.94	Refinance	AMERCO
Property		6.01	U-Haul Moving & Storage Of Paradise Valley			BANA	$6,153,237	$6,141,078	$4,427,286
Property		6.02	U-Haul Moving & Storage Of Lidgerwood			BANA	$5,980,539	$5,968,722	$4,303,029
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue			BANA	$4,899,565	$4,889,884	$3,525,263
Property		6.04	Big Toy Storage			BANA	$4,029,668	$4,021,705	$2,899,367
Property		6.05	U-Haul Moving & Storage Of The North Coast			BANA	$3,434,812	$3,428,025	$2,471,365
Property		6.06	U-Haul Moving & Storage Of East New Market			BANA	$3,351,660	$3,345,037	$2,411,537
Property		6.07	U-Haul Moving & Storage Of Spokane Valley			BANA	$2,692,842	$2,687,521	$1,937,514
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road			BANA	$2,511,176	$2,506,214	$1,806,804
Property		6.09	U-Haul Storage At Stockton Hill Road			BANA	$2,234,878	$2,230,462	$1,608,006
Property		6.10	U-Haul Moving & Storage At Outer Loop			BANA	$2,200,327	$2,195,979	$1,583,147
Property		6.11	U-Haul Moving & Storage Of Trappe			BANA	$1,950,871	$1,947,016	$1,403,662
Property		6.12	U-Haul Storage At S 40th Street			BANA	$1,656,641	$1,653,368	$1,191,962
Property		6.13	U-Haul Storage Of Rochester South			BANA	$1,633,506	$1,630,278	$1,175,316
Property		6.14	U-Haul Storage Of Rochester North			BANA	$1,436,678	$1,433,839	$1,033,697
Property		6.15	U-Haul Moving & Storage Of North Fairbanks			BANA	$1,375,204	$1,372,487	$989,466
Property		6.16	U-Haul Moving & Storage Of Hidalgo			BANA	$1,125,749	$1,123,525	$809,982
Property		6.17	U-Haul Moving & Storage Of Rochester			BANA	$332,647	$331,990	$239,341
Loan		7	Ocean Park Plaza	4.3%	BANA	BANA	$45,402,000	$45,402,000	$41,460,797	$455.84	Acquisition	David Taban
Loan	7, 14, 15	8	Rodin Place	4.3%	KeyBank	KeyBank	$44,720,000	$44,720,000	$40,892,795	$184.88	Refinance	Valhal Holding Corp.
Loan	4, 6, 8, 16	9	Mall of Louisiana	4.2%	BANA	BANA	$44,000,000	$44,000,000	$38,120,883	$418.39	Recapitalization	GGP Real Estate Holding I, Inc.
Loan		10	Remington Park	4.1%	MSBNA	MSMCH	$42,500,000	$42,500,000	$42,500,000	$99,299.07	Acquisition	American Realty Investors
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	3.8%	MSBNA	MSMCH	$40,000,000	$39,946,846	$32,357,391	$108.68	Acquisition	Raymond Massa
Property		11.01	Corporate Woods - Building 82			MSMCH	$6,226,734	$6,218,460	$5,037,022
Property		11.02	Corporate Woods - Building 40			MSMCH	$5,861,252	$5,853,463	$4,741,371
Property		11.03	Corporate Woods - Building 84			MSMCH	$5,712,352	$5,704,761	$4,620,920
Property		11.04	Corporate Woods - Building 32			MSMCH	$4,304,569	$4,298,848	$3,482,115
Property		11.05	Corporate Woods - Building 34			MSMCH	$2,084,602	$2,081,832	$1,686,307
Property		11.06	Corporate Woods - Building 14			MSMCH	$1,949,239	$1,946,648	$1,576,807
Property		11.07	Corporate Woods - Building 70			MSMCH	$1,854,484	$1,852,020	$1,500,157
Property		11.08	Corporate Woods - Building 9			MSMCH	$1,732,656	$1,730,354	$1,401,606
Property		11.09	Corporate Woods - Building 6			MSMCH	$1,719,120	$1,716,836	$1,390,656
Property		11.10	Corporate Woods - Building 12			MSMCH	$1,692,047	$1,689,799	$1,368,756
Property		11.11	Corporate Woods - Building 27			MSMCH	$1,651,438	$1,649,244	$1,335,906
Property		11.12	Corporate Woods - Building 51			MSMCH	$1,421,320	$1,419,431	$1,149,755
Property		11.13	Corporate Woods - Building 55			MSMCH	$1,394,247	$1,392,394	$1,127,855
Property		11.14	Corporate Woods - Building 65			MSMCH	$893,401	$892,214	$722,703
Property		11.15	Corporate Woods - Building 3			MSMCH	$893,401	$892,214	$722,703
Property		11.16	Corporate Woods - Building 75			MSMCH	$609,137	$608,328	$492,752
Loan		12	The Townsend Hotel	3.3%	MSBNA	MSMCH	$35,000,000	$35,000,000	$35,000,000	$233,333.33	Refinance	David Sillman; The Keith J Pomeroy Trust Of December 13, 1976, as amended
Loan		13	Enclave at Carpinteria	2.8%	BANA	BANA	$28,877,000	$28,877,000	$28,877,000	$238.20	Refinance	Montana Avenue Capital Partners, LLC
Loan	10, 13, 14	14	444 West Ocean	2.5%	KeyBank	KeyBank	$26,500,000	$26,500,000	$24,164,788	$141.44	Refinance	Ensemble Real Estate Investment
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	2.4%	JPMCB/BANA	SMF III	$25,000,000	$25,000,000	$25,000,000	$90,680.18	Refinance	Starwood Capital Group Global, L.P. or Starwood Capital Group Global II, L.P. or Starwood Capital Group Global I, L.L.C.
Property		15.01	Larkspur Landing Sunnyvale			SMF III	$1,475,396	$1,475,396	$1,475,396
Property		15.02	Larkspur Landing Milpitas			SMF III	$1,243,184	$1,243,184	$1,243,184
Property		15.03	Larkspur Landing Campbell			SMF III	$1,093,095	$1,093,095	$1,093,095
Property		15.04	Larkspur Landing San Francisco			SMF III	$900,529	$900,529	$900,529
Property		15.05	Larkspur Landing Pleasanton			SMF III	$880,706	$880,706	$880,706
Property		15.06	Larkspur Landing Bellevue			SMF III	$784,423	$784,423	$784,423
Property		15.07	Larkspur Landing Sacramento			SMF III	$586,194	$586,194	$586,194
Property		15.08	Hampton Inn Ann Arbor North			SMF III	$572,034	$572,034	$572,034
Property		15.09	Larkspur Landing Hillsboro			SMF III	$572,034	$572,034	$572,034
Property		15.10	Larkspur Landing Renton			SMF III	$566,371	$566,371	$566,371
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark			SMF III	$543,716	$543,716	$543,716
Property		15.12	Residence Inn Toledo Maumee			SMF III	$538,052	$538,052	$538,052
Property		15.13	Residence Inn Williamsburg			SMF III	$515,397	$515,397	$515,397
Property		15.14	Hampton Inn Suites Waco South			SMF III	$475,751	$475,751	$475,751
Property		15.15	Holiday Inn Louisville Airport Fair Expo			SMF III	$467,256	$467,256	$467,256
Property		15.16	Courtyard Tyler			SMF III	$458,760	$458,760	$458,760
Property		15.17	Hilton Garden Inn Edison Raritan Center			SMF III	$458,760	$458,760	$458,760
Property		15.18	Hilton Garden Inn St. Paul Oakdale			SMF III	$453,097	$453,097	$453,097
Property		15.19	Residence Inn Grand Rapids West			SMF III	$447,433	$447,433	$447,433
Property		15.20	Peoria, AZ Residence Inn			SMF III	$444,601	$444,601	$444,601
Property		15.21	Hampton Inn Suites Bloomington Normal			SMF III	$441,769	$441,769	$441,769
Property		15.22	Courtyard Chico			SMF III	$433,274	$433,274	$433,274
Property		15.23	Hampton Inn Suites South Bend			SMF III	$419,114	$419,114	$419,114
Property		15.24	Hampton Inn Suites Kokomo			SMF III	$419,114	$419,114	$419,114
Property		15.25	Courtyard Wichita Falls			SMF III	$399,291	$399,291	$399,291
Property		15.26	Hampton Inn Morehead			SMF III	$387,964	$387,964	$387,964
Property		15.27	Residence Inn Chico			SMF III	$376,636	$376,636	$376,636
Property		15.28	Courtyard Lufkin			SMF III	$359,645	$359,645	$359,645
Property		15.29	Hampton Inn Carlisle			SMF III	$356,813	$356,813	$356,813
Property		15.30	Springhill Suites Williamsburg			SMF III	$356,813	$356,813	$356,813
Property		15.31	Fairfield Inn Bloomington			SMF III	$353,982	$353,982	$353,982
Property		15.32	Waco Residence Inn			SMF III	$345,486	$345,486	$345,486
Property		15.33	Holiday Inn Express Fishers			SMF III	$322,831	$322,831	$322,831
Property		15.34	Larkspur Landing Folsom			SMF III	$314,336	$314,336	$314,336
Property		15.35	Springhill Suites Chicago Naperville Warrenville			SMF III	$297,345	$297,345	$297,345
Property		15.36	Holiday Inn Express & Suites Paris			SMF III	$294,513	$294,513	$294,513
Property		15.37	Toledo Homewood Suites			SMF III	$294,513	$294,513	$294,513

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Property		15.38	Grand Rapids Homewood Suites			SMF III	$286,017	$286,017	$286,017
Property		15.39	Fairfield Inn Laurel			SMF III	$266,194	$266,194	$266,194
Property		15.40	Cheyenne Fairfield Inn & Suites			SMF III	$266,194	$266,194	$266,194
Property		15.41	Courtyard Akron Stow			SMF III	$260,531	$260,531	$260,531
Property		15.42	Towneplace Suites Bloomington			SMF III	$246,371	$246,371	$246,371
Property		15.43	Larkspur Landing Roseville			SMF III	$246,371	$246,371	$246,371
Property		15.44	Hampton Inn Danville			SMF III	$243,539	$243,539	$243,539
Property		15.45	Holiday Inn Norwich			SMF III	$240,708	$240,708	$240,708
Property		15.46	Hampton Inn Suites Longview North			SMF III	$237,876	$237,876	$237,876
Property		15.47	Springhill Suites Peoria Westlake			SMF III	$237,876	$237,876	$237,876
Property		15.48	Hampton Inn Suites Buda			SMF III	$235,044	$235,044	$235,044
Property		15.49	Shawnee Hampton Inn			SMF III	$235,044	$235,044	$235,044
Property		15.50	Racine Fairfield Inn			SMF III	$229,380	$229,380	$229,380
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam			SMF III	$223,716	$223,716	$223,716
Property		15.52	Holiday Inn Express & Suites Terrell			SMF III	$212,389	$212,389	$212,389
Property		15.53	Westchase Homewood Suites			SMF III	$205,570	$205,570	$205,570
Property		15.54	Holiday Inn Express & Suites Tyler South			SMF III	$203,893	$203,893	$203,893
Property		15.55	Holiday Inn Express & Suites Huntsville			SMF III	$195,398	$195,398	$195,398
Property		15.56	Hampton Inn Sweetwater			SMF III	$178,407	$178,407	$178,407
Property		15.57	Comfort Suites Buda Austin South			SMF III	$150,088	$150,088	$150,088
Property		15.58	Fairfield Inn & Suites Weatherford			SMF III	$141,593	$141,593	$141,593
Property		15.59	Holiday Inn Express & Suites Altus			SMF III	$114,736	$114,736	$114,736
Property		15.60	Comfort Inn & Suites Paris			SMF III	$101,947	$101,947	$101,947
Property		15.61	Hampton Inn Suites Decatur			SMF III	$97,556	$97,556	$97,556
Property		15.62	Holiday Inn Express & Suites Texarkana East			SMF III	$90,341	$90,341	$90,341
Property		15.63	Mankato Fairfield Inn			SMF III	$80,957	$80,957	$80,957
Property		15.64	Candlewood Suites Texarkana			SMF III	$62,592	$62,592	$62,592
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East			SMF III	$59,443	$59,443	$59,443
Loan		16	Dempster Plaza	2.3%	SMC	SMF III	$24,500,000	$24,500,000	$21,922,566	$216.45	Refinance	John E. Gross; James D. Devine
Loan	10	17	Hollister Business Park	2.2%	MSBNA	MSMCH	$23,000,000	$23,000,000	$21,171,696	$161.74	Refinance	David W. Grotenhuis; Wayne G. Siemens
Loan	10	18	Sequoia Plaza	2.1%	KeyBank	KeyBank	$21,600,000	$21,600,000	$17,523,737	$120.48	Refinance	David H. Paynter
Loan	4, 9	19	Great Valley Commerce Center	2.0%	KeyBank	KeyBank	$21,525,000	$21,470,686	$17,431,313	$137.98	Acquisition	Robert A. Connell
Loan	5, 6	20	Bernwood Portfolio	2.0%	BANA	BANA	$21,000,000	$21,000,000	$17,079,658	$100.56	Refinance	Steven A. Calabrese
Property		20.01	Bernwood Design Center			BANA	$7,500,000	$7,500,000	$6,099,878
Property		20.02	Bernwood Shoppes			BANA	$5,750,000	$5,750,000	$4,676,573
Property		20.03	Bernwood Courtyard			BANA	$4,325,000	$4,325,000	$3,517,596
Property		20.04	Brookwood Court Buildings			BANA	$1,925,000	$1,925,000	$1,565,635
Property		20.05	Bernwood Place			BANA	$1,500,000	$1,500,000	$1,219,976
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	1.9%	SMC	SMF III	$19,950,000	$19,923,633	$16,154,779	$64,693.88	Refinance	Arun Patel; Hemant Patel
Property		21.01	Holiday Inn Express & Suites Buffalo			SMF III	$2,936,523	$2,932,642	$2,377,889
Property		21.02	Hampton Inn Potsdam			SMF III	$2,422,631	$2,419,429	$1,961,758
Property		21.03	Hampton Inn & Suites Utica			SMF III	$2,385,925	$2,382,771	$1,932,035
Property		21.04	Fairfield Inn & Suites Olean			SMF III	$2,275,805	$2,272,797	$1,842,864
Property		21.05	Hampton Inn & Suites East Aurora			SMF III	$2,257,452	$2,254,468	$1,828,001
Property		21.06	Fairfield Inn & Suites Binghamton			SMF III	$1,651,794	$1,649,611	$1,337,562
Property		21.07	Fairfield Inn & Suites Rochester South			SMF III	$1,651,794	$1,649,611	$1,337,562
Property		21.08	Fairfield Inn & Suites Albany			SMF III	$1,615,087	$1,612,953	$1,307,838
Property		21.09	Fairfield Inn & Suites Corning			SMF III	$1,376,495	$1,374,676	$1,114,635
Property		21.10	Fairfield Inn & Suites Rochester West/Greece			SMF III	$1,376,495	$1,374,676	$1,114,635
Loan		22	San Mar Plaza	1.6%	SMC	SMF III	$16,750,000	$16,750,000	$16,750,000	$90.05	Refinance	William L. Hutchinson
Loan	5	23	Chattanooga Hotel Portfolio	1.5%	MSBNA	MSMCH	$16,000,000	$16,000,000	$12,797,387	$86,956.52	Refinance	Vision Hospitality
Property		23.01	Hampton Inn			MSMCH	$9,358,491	$9,358,491	$7,485,264
Property		23.02	Fairfield Inn & Suites			MSMCH	$6,641,509	$6,641,509	$5,312,123
Loan	6	24	1102 Broadway	1.2%	BANA	BANA	$12,425,000	$12,425,000	$10,570,486	$147.86	Acquisition	Jeffrey A. Mincheff; Arthur L. Wolfe
Loan		25	Harbor Walk Office Building	1.1%	MSBNA	MSMCH	$12,000,000	$11,956,899	$9,779,036	$194.53	Refinance	Rene Gerdom
Loan	5	26	Sharp Rose Apartment Portfolio	1.0%	SMC	SMF III	$11,000,000	$11,000,000	$10,076,653	$44,897.96	Refinance	Trent Anderson; Dave Hensle
Property		26.01	4949-4955 West Fulton Street			SMF III	$994,169	$994,169	$910,718
Property		26.02	4856-4858 West Washington Boulevard			SMF III	$962,099	$962,099	$881,340
Property		26.03	3714-3716 West Wrightwood Avenue			SMF III	$897,959	$897,959	$822,584
Property		26.04	3550 West Franklin Boulevard			SMF III	$865,889	$865,889	$793,206
Property		26.05	7320-7324 South Phillips Avenue			SMF III	$833,819	$833,819	$763,828
Property		26.06	7742-7746 South South Shore Drive			SMF III	$705,539	$705,539	$646,316
Property		26.07	2125-2129 West Washington Boulevard			SMF III	$673,469	$673,469	$616,938
Property		26.08	4316-4140 West Kamerling Avenue			SMF III	$593,294	$593,294	$543,493
Property		26.09	8057-8059 South Carpenter Street			SMF III	$577,259	$577,259	$528,804
Property		26.10	703 North Mayfield Avenue			SMF III	$577,259	$577,259	$528,804
Property		26.11	721-723 North Avers Avenue			SMF III	$465,015	$465,015	$425,981
Property		26.12	1632-1636 West 89th Street			SMF III	$448,980	$448,980	$411,292
Property		26.13	736-746 North Menard Avenue			SMF III	$416,910	$416,910	$381,914
Property		26.14	7031-7033 South East End Avenue			SMF III	$416,910	$416,910	$381,914
Property		26.15	7356-7358 South South Shore Drive			SMF III	$384,840	$384,840	$352,536
Property		26.16	5522-5540 West Ohio Street			SMF III	$352,770	$352,770	$323,158
Property		26.17	1501-1503 North Lockwood Avenue			SMF III	$304,665	$304,665	$279,091
Property		26.18	5737-5739 South Prairie Avenue			SMF III	$288,630	$288,630	$264,402
Property		26.19	3032 West Cermak Road			SMF III	$240,525	$240,525	$220,335
Loan		27	Marina Beach Shopping Center	0.9%	KeyBank	KeyBank	$9,800,000	$9,800,000	$8,545,329	$410.33	Refinance	Jade Pacific, LLC; Golden Pacific, LLC
Loan		28	Park Plaza	0.9%	SMC	SMF III	$9,512,750	$9,512,750	$9,512,750	$130.74	Acquisition	Matthew Love; Dennis Randall; John Pringle; Vincent Woo; Patrick Molloy
Loan		29	Simsbury Plaza	0.9%	SMC	SMF III	$9,400,000	$9,400,000	$8,012,617	$117.09	Refinance	Bruce A. Gershenson
Loan	15, 19	30	334 Bowery	0.9%	MSBNA	MSMCH	$9,000,000	$9,000,000	$9,000,000	$692,307.69	Refinance	Blackbear Asset Manangement; Heng Sang Realty Corp
Loan	16	31	Sawgrass TJ Maxx	0.8%	MSBNA	MSMCH	$8,225,000	$8,225,000	$5,056,425	$155.11	Refinance	American Signature, Inc.
Loan		32	U Stor It Chicago - Carol Stream	0.8%	BANA	BANA	$8,050,000	$8,039,225	$6,503,010	$111.65	Refinance	Lawrence S. Nora
Loan		33	Premier Storage	0.6%	KeyBank	KeyBank	$6,400,000	$6,400,000	$5,195,742	$55.90	Refinance	Stadium Properties, LLC
Loan		34	The Marketplace Shopping Center	0.6%	SMC	SMF III	$6,300,000	$6,271,744	$4,790,795	$94.26	Refinance	Mark Kaufman
Loan		35	U Stor It Chicago - Streamwood	0.6%	BANA	BANA	$5,900,000	$5,892,103	$4,766,181	$94.42	Refinance	Lawrence S. Nora
Loan		36	Philmont Industrial Building	0.5%	SMC	SMF III	$5,600,000	$5,600,000	$4,452,427	$45.65	Refinance	Sean McDevitt; Vincent Placid Anastasi, Jr.; Jerry F. Naples, Jr.
Loan		37	MiniStor Self Storage	0.5%	MSBNA	MSMCH	$5,500,000	$5,500,000	$5,500,000	$74.32	Refinance	Douglas M. Sutherland; Patricia Sutherland; Michael E. Diepenbrock, Trustee of Louise L. Diepenbrock Trust

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan		38	U Stor It Chicago - Ashland	0.5%	BANA	BANA	$5,150,000	$5,143,107	$4,160,311	$67.58	Refinance	Lawrence S. Nora
Loan	5, 6	39	Family Dollar Portfolio	0.5%	SMC	SMF III	$4,975,000	$4,975,000	$4,106,616	$150.27	Acquisition	Joseph A. Anthony; Philip Nicozisis
Property		39.01	Dollar General Brighton			SMF III	$2,297,000	$2,297,000	$1,896,060
Property		39.02	Family Dollar Frankstown			SMF III	$1,419,300	$1,419,300	$1,171,562
Property		39.03	Family Dollar Sheraden			SMF III	$1,258,700	$1,258,700	$1,038,994
Loan		40	Algodon Retail Center	0.4%	MSBNA	MSMCH	$4,000,000	$4,000,000	$4,000,000	$161.64	Acquisition	George Isho; Wisam Alhassani
Loan	7	41	Candlewood Suites Hopewell	0.3%	KeyBank	KeyBank	$3,600,000	$3,594,071	$2,713,291	$60,916.46	Refinance	Rama K. Gara
Loan	18	42	U Stor It Chicago - Beverly	0.3%	BANA	BANA	$3,580,000	$3,575,208	$2,892,023	$87.13	Refinance	Lawrence S. Nora
Loan		43	Sunrise Apartments	0.3%	MSBNA	MSMCH	$3,500,000	$3,495,324	$2,828,365	$36,034.26	Refinance	Robert E. Lee
Loan		44	The Pad at Durango Arby Plaza	0.3%	KeyBank	KeyBank	$3,350,000	$3,350,000	$3,073,919	$345.50	Acquisition	Mehrab Behvandi; Sara Jeffari
Loan		45	Storage Xxtra Highway 74	0.3%	SMC	SMF III	$3,300,000	$3,300,000	$2,730,975	$55.20	Refinance	Fred D. Rickman, Jr.
Loan		46	Las Vegas Dollar General Market	0.3%	SMC	SMF III	$3,250,000	$3,231,520	$2,880,230	$156.11	Acquisition	Steven E. Wise
Loan	6	47	Storage Xxtra Highway 61	0.3%	SMC	SMF III	$3,200,000	$3,200,000	$2,640,013	$35.43	Refinance	Fred D. Rickman, Jr.; Tracy E.D. Spencer
Loan		48	Courtside Apartments Cottonwood	0.2%	KeyBank	KeyBank	$2,537,000	$2,537,000	$2,318,650	$57,659.09	Acquisition	Bella Investment Group, LLC
Loan		49	Luxor MHC	0.2%	BANA	BANA	$2,092,500	$2,089,956	$1,720,349	$31,193.37	Refinance	Michael P. Hickmann
Loan		50	Mary Ann MHC	0.1%	BANA	BANA	$1,307,500	$1,305,910	$1,074,962	$30,370.01	Refinance	Michael P. Hickmann

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor
Loan	4, 8	1	222 Second Street	N/A
Loan	4, 14	2	American Cancer Society Center	Carter Validus Operating Partnership II, LP
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	RXR Real Estate Value Added Fund LP; RXR Real Estate Value Added Fund Parallel LP; RXR Real Estate Value Added Fund Parallel II LP; RXR Real Estate Value Added Fund Parallel II (REIT) LP; RXR Real Estate Value Added Fund Parallel III LP; Walton Street Real Estate Partners VII, L.P.; Walton Street Real Estate Fund VII-Q, L.P.; Walton Street Real Estate Fund VII-NUS-SRD, L.P.; Walton Street Real Estate Fund VII, L.P.; Walton Street Real Estate Fund VII-E, L.P.; Walton Street Real Estate Investors VII, L.P.; Walton Street Real Estate Partners VII-NGE, L.P.; WSC Capital Holdings VII, L.P.
Loan	4, 12	4	9-19 9th Avenue	Robert Cayre; BRE Properties, LLC
Loan	4	5	OKC Outlets	SRE Opportunity Fund II, L.P.; SRE Opportunity Fund II-A, L.P.
Loan	5, 7	6	U-Haul AREC 25 Portfolio	AMERCO
Property		6.01	U-Haul Moving & Storage Of Paradise Valley
Property		6.02	U-Haul Moving & Storage Of Lidgerwood
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue
Property		6.04	Big Toy Storage
Property		6.05	U-Haul Moving & Storage Of The North Coast
Property		6.06	U-Haul Moving & Storage Of East New Market
Property		6.07	U-Haul Moving & Storage Of Spokane Valley
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road
Property		6.09	U-Haul Storage At Stockton Hill Road
Property		6.10	U-Haul Moving & Storage At Outer Loop
Property		6.11	U-Haul Moving & Storage Of Trappe
Property		6.12	U-Haul Storage At S 40th Street
Property		6.13	U-Haul Storage Of Rochester South
Property		6.14	U-Haul Storage Of Rochester North
Property		6.15	U-Haul Moving & Storage Of North Fairbanks
Property		6.16	U-Haul Moving & Storage Of Hidalgo
Property		6.17	U-Haul Moving & Storage Of Rochester
Loan		7	Ocean Park Plaza	David Taban
Loan	7, 14, 15	8	Rodin Place	Valhal Holding Corp.
Loan	4, 6, 8, 16	9	Mall of Louisiana	GGP Real Estate Holding I, Inc.
Loan		10	Remington Park	Kenneth L. Hatfield
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	Raymond Massa
Property		11.01	Corporate Woods - Building 82
Property		11.02	Corporate Woods - Building 40
Property		11.03	Corporate Woods - Building 84
Property		11.04	Corporate Woods - Building 32
Property		11.05	Corporate Woods - Building 34
Property		11.06	Corporate Woods - Building 14
Property		11.07	Corporate Woods - Building 70
Property		11.08	Corporate Woods - Building 9
Property		11.09	Corporate Woods - Building 6
Property		11.10	Corporate Woods - Building 12
Property		11.11	Corporate Woods - Building 27
Property		11.12	Corporate Woods - Building 51
Property		11.13	Corporate Woods - Building 55
Property		11.14	Corporate Woods - Building 65
Property		11.15	Corporate Woods - Building 3
Property		11.16	Corporate Woods - Building 75
Loan		12	The Townsend Hotel	David Sillman; The Keith J Pomeroy Trust Of December 13, 1976, as amended
Loan		13	Enclave at Carpinteria	Jeremy K. Rogers
Loan	10, 13, 14	14	444 West Ocean	KSLB Holding Company, LLC
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	SCG Hotel Investors Holdings, L.P.
Property		15.01	Larkspur Landing Sunnyvale
Property		15.02	Larkspur Landing Milpitas
Property		15.03	Larkspur Landing Campbell
Property		15.04	Larkspur Landing San Francisco
Property		15.05	Larkspur Landing Pleasanton
Property		15.06	Larkspur Landing Bellevue
Property		15.07	Larkspur Landing Sacramento
Property		15.08	Hampton Inn Ann Arbor North
Property		15.09	Larkspur Landing Hillsboro
Property		15.10	Larkspur Landing Renton
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark
Property		15.12	Residence Inn Toledo Maumee
Property		15.13	Residence Inn Williamsburg
Property		15.14	Hampton Inn Suites Waco South
Property		15.15	Holiday Inn Louisville Airport Fair Expo
Property		15.16	Courtyard Tyler
Property		15.17	Hilton Garden Inn Edison Raritan Center
Property		15.18	Hilton Garden Inn St. Paul Oakdale
Property		15.19	Residence Inn Grand Rapids West
Property		15.20	Peoria, AZ Residence Inn
Property		15.21	Hampton Inn Suites Bloomington Normal
Property		15.22	Courtyard Chico
Property		15.23	Hampton Inn Suites South Bend
Property		15.24	Hampton Inn Suites Kokomo
Property		15.25	Courtyard Wichita Falls
Property		15.26	Hampton Inn Morehead
Property		15.27	Residence Inn Chico
Property		15.28	Courtyard Lufkin
Property		15.29	Hampton Inn Carlisle
Property		15.30	Springhill Suites Williamsburg
Property		15.31	Fairfield Inn Bloomington
Property		15.32	Waco Residence Inn
Property		15.33	Holiday Inn Express Fishers
Property		15.34	Larkspur Landing Folsom
Property		15.35	Springhill Suites Chicago Naperville Warrenville
Property		15.36	Holiday Inn Express & Suites Paris
Property		15.37	Toledo Homewood Suites

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor
Property		15.38	Grand Rapids Homewood Suites
Property		15.39	Fairfield Inn Laurel
Property		15.40	Cheyenne Fairfield Inn & Suites
Property		15.41	Courtyard Akron Stow
Property		15.42	Towneplace Suites Bloomington
Property		15.43	Larkspur Landing Roseville
Property		15.44	Hampton Inn Danville
Property		15.45	Holiday Inn Norwich
Property		15.46	Hampton Inn Suites Longview North
Property		15.47	Springhill Suites Peoria Westlake
Property		15.48	Hampton Inn Suites Buda
Property		15.49	Shawnee Hampton Inn
Property		15.50	Racine Fairfield Inn
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam
Property		15.52	Holiday Inn Express & Suites Terrell
Property		15.53	Westchase Homewood Suites
Property		15.54	Holiday Inn Express & Suites Tyler South
Property		15.55	Holiday Inn Express & Suites Huntsville
Property		15.56	Hampton Inn Sweetwater
Property		15.57	Comfort Suites Buda Austin South
Property		15.58	Fairfield Inn & Suites Weatherford
Property		15.59	Holiday Inn Express & Suites Altus
Property		15.60	Comfort Inn & Suites Paris
Property		15.61	Hampton Inn Suites Decatur
Property		15.62	Holiday Inn Express & Suites Texarkana East
Property		15.63	Mankato Fairfield Inn
Property		15.64	Candlewood Suites Texarkana
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East
Loan		16	Dempster Plaza	John E. Gross; James D. Devine
Loan	10	17	Hollister Business Park	David W. Grotenhuis; Wayne G. Siemens; David W. Grotenhuis, as Trustee of the Grotenhuis Family 1998 Living Trust dated July 1, 1998; Wayne G. Siemens, as Trustee of the Siemens Family Living Trust dated February 27, 1989
Loan	10	18	Sequoia Plaza	David H. Paynter
Loan	4, 9	19	Great Valley Commerce Center	Robert A. Connell
Loan	5, 6	20	Bernwood Portfolio	Steven A. Calabrese
Property		20.01	Bernwood Design Center
Property		20.02	Bernwood Shoppes
Property		20.03	Bernwood Courtyard
Property		20.04	Brookwood Court Buildings
Property		20.05	Bernwood Place
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	Arun Patel; Hemant Patel
Property		21.01	Holiday Inn Express & Suites Buffalo
Property		21.02	Hampton Inn Potsdam
Property		21.03	Hampton Inn & Suites Utica
Property		21.04	Fairfield Inn & Suites Olean
Property		21.05	Hampton Inn & Suites East Aurora
Property		21.06	Fairfield Inn & Suites Binghamton
Property		21.07	Fairfield Inn & Suites Rochester South
Property		21.08	Fairfield Inn & Suites Albany
Property		21.09	Fairfield Inn & Suites Corning
Property		21.10	Fairfield Inn & Suites Rochester West/Greece
Loan		22	San Mar Plaza	William L. Hutchinson
Loan	5	23	Chattanooga Hotel Portfolio	Mitul I. Patel
Property		23.01	Hampton Inn
Property		23.02	Fairfield Inn & Suites
Loan	6	24	1102 Broadway	Jeffrey A. Mincheff; Arthur L. Wolfe
Loan		25	Harbor Walk Office Building	Villa Terrace Holding Corp.; Intervest-Quay Limited Partnership
Loan	5	26	Sharp Rose Apartment Portfolio	Trent Anderson; Dave Hensle
Property		26.01	4949-4955 West Fulton Street
Property		26.02	4856-4858 West Washington Boulevard
Property		26.03	3714-3716 West Wrightwood Avenue
Property		26.04	3550 West Franklin Boulevard
Property		26.05	7320-7324 South Phillips Avenue
Property		26.06	7742-7746 South South Shore Drive
Property		26.07	2125-2129 West Washington Boulevard
Property		26.08	4316-4140 West Kamerling Avenue
Property		26.09	8057-8059 South Carpenter Street
Property		26.10	703 North Mayfield Avenue
Property		26.11	721-723 North Avers Avenue
Property		26.12	1632-1636 West 89th Street
Property		26.13	736-746 North Menard Avenue
Property		26.14	7031-7033 South East End Avenue
Property		26.15	7356-7358 South South Shore Drive
Property		26.16	5522-5540 West Ohio Street
Property		26.17	1501-1503 North Lockwood Avenue
Property		26.18	5737-5739 South Prairie Avenue
Property		26.19	3032 West Cermak Road
Loan		27	Marina Beach Shopping Center	Hooshang “Tom” Pashaie; David Taban
Loan		28	Park Plaza	Matthew Love; Dennis Randall; John Pringle; Vincent Woo; Patrick Molloy
Loan		29	Simsbury Plaza	Bruce A. Gershenson
Loan	15, 19	30	334 Bowery	William Fung
Loan	16	31	Sawgrass TJ Maxx	American Signature, Inc.
Loan		32	U Stor It Chicago - Carol Stream	Lawrence S. Nora
Loan		33	Premier Storage	John C. Thomson
Loan		34	The Marketplace Shopping Center	Mark Kaufman
Loan		35	U Stor It Chicago - Streamwood	Lawrence S. Nora
Loan		36	Philmont Industrial Building	Sean McDevitt; Vincent Placid Anastasi, Jr.; Jerry F. Naples, Jr.
Loan		37	MiniStor Self Storage	Douglas M. Sutherland; Patricia Sutherland

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor
Loan		38	U Stor It Chicago - Ashland	Lawrence S. Nora
Loan	5, 6	39	Family Dollar Portfolio	Joseph A. Anthony; Philip Nicozisis
Property		39.01	Dollar General Brighton
Property		39.02	Family Dollar Frankstown
Property		39.03	Family Dollar Sheraden
Loan		40	Algodon Retail Center	George Isho; Wisam Alhassani
Loan	7	41	Candlewood Suites Hopewell	Rama K. Gara
Loan	18	42	U Stor It Chicago - Beverly	Lawrence S. Nora
Loan		43	Sunrise Apartments	Robert E. Lee
Loan		44	The Pad at Durango Arby Plaza	Mehrab Behvandi; Sara Jeffari
Loan		45	Storage Xxtra Highway 74	Fred D. Rickman, Jr.
Loan		46	Las Vegas Dollar General Market	Steven E. Wise
Loan	6	47	Storage Xxtra Highway 61	Fred D. Rickman, Jr.; Tracy E.D. Spencer
Loan		48	Courtside Apartments Cottonwood	Amy Smith Montoya; Gina Picicci; Linda L. Schultheis; Paul F. Schultheis; Paul F. Schultheis as Trustee of the Paul and Linda Schultheis Family Trust of 1990 Dated March 6, 1990
Loan		49	Luxor MHC	Michael P. Hickmann
Loan		50	Mary Ann MHC	Michael P. Hickmann

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Address	City	County	State	Zip Code	Year Built	Year Renovated
Loan	4, 8	1	222 Second Street	1	Office	CBD	Fee	N/A	222 Second Street	San Francisco	San Francisco	CA	94105	2015	N/A
Loan	4, 14	2	American Cancer Society Center	1	Office	CBD	Fee	N/A	250 Williams Street	Atlanta	Fulton	GA	30303	1989	2007
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	1	Office	CBD	Fee / Leasehold	12/29/2058	237 Park Avenue	New York	New York	NY	10017	1914, 1935, 1981	2017
Loan	4, 12	4	9-19 9th Avenue	1	Retail	Single Tenant	Fee	N/A	9-19 9th Avenue	New York	New York	NY	10014	1920	2017
Loan	4	5	OKC Outlets	1	Retail	Outlet Center	Fee	N/A	7624 West Reno Avenue	Oklahoma City	Oklahoma	OK	73127	2011	2012-2013
Loan	5, 7	6	U-Haul AREC 25 Portfolio	17
Property		6.01	U-Haul Moving & Storage Of Paradise Valley		Self Storage	Self Storage	Fee	N/A	4110 East Bell Road	Phoenix	Maricopa	AZ	85032	1999	N/A
Property		6.02	U-Haul Moving & Storage Of Lidgerwood		Self Storage	Self Storage	Fee	N/A	7028 North Division Street	Spokane	Spokane	WA	99208	1976, 1984-1985	2017
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue		Self Storage	Self Storage	Fee	N/A	2866 Forrest Hills Drive Southwest	Atlanta	Fulton	GA	30315	2003	N/A
Property		6.04	Big Toy Storage		Self Storage	Self Storage	Fee	N/A	11915 North US Highway 301	Thonotosassa	Hillsborough	FL	33592	2008	N/A
Property		6.05	U-Haul Moving & Storage Of The North Coast		Self Storage	Self Storage	Fee	N/A	4320 Highway 101 North	Gearhart	Clatsop	OR	97138	1990	2014
Property		6.06	U-Haul Moving & Storage Of East New Market		Self Storage	Self Storage	Fee	N/A	5403 Mount Holly Road	East New Market	Dorchester	MD	21631	1974, 1980, 2000, 2002	N/A
Property		6.07	U-Haul Moving & Storage Of Spokane Valley		Self Storage	Self Storage	Fee	N/A	12420 East Indiana Avenue	Spokane Valley	Spokane	WA	99216	1977	2017
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road		Self Storage	Self Storage	Fee	N/A	4011 North Stockton Hill Road	Kingman	Mohave	AZ	86409	1995	N/A
Property		6.09	U-Haul Storage At Stockton Hill Road		Self Storage	Self Storage	Fee	N/A	3179 Harrison Street	Kingman	Mohave	AZ	86401	1994	N/A
Property		6.10	U-Haul Moving & Storage At Outer Loop		Self Storage	Self Storage	Fee	N/A	120 Outer Loop	Louisville	Jefferson	KY	40214	1984	2016
Property		6.11	U-Haul Moving & Storage Of Trappe		Self Storage	Self Storage	Fee	N/A	3789 Ocean Gateway	Trappe	Talbot	MD	21673	1974, 1980, 2000, 2002	N/A
Property		6.12	U-Haul Storage At S 40th Street		Self Storage	Self Storage	Fee	N/A	767 South 40th Street	Springdale	Washington	AR	72762	1990	N/A
Property		6.13	U-Haul Storage Of Rochester South		Self Storage	Self Storage	Fee	N/A	2907 Broadway Avenue South	Rochester	Olmsted	MN	55904	1997	N/A
Property		6.14	U-Haul Storage Of Rochester North		Self Storage	Self Storage	Fee	N/A	1264 Hadleyview Court Northeast	Rochester	Olmsted	MN	55906	1995	N/A
Property		6.15	U-Haul Moving & Storage Of North Fairbanks		Self Storage	Self Storage	Fee	N/A	351 Old Steese Highway North	Fairbanks	Fairbanks North Star	AK	99712	1975	N/A
Property		6.16	U-Haul Moving & Storage Of Hidalgo		Self Storage	Self Storage	Fee	N/A	1124 International Boulevard North	Hidalgo	Hidalgo	TX	78557	1998, 2000	N/A
Property		6.17	U-Haul Moving & Storage Of Rochester		Self Storage	Self Storage	Fee	N/A	1641 Civic Center Drive Northwest	Rochester	Olmsted	MN	55901	1980	1993, 2015
Loan		7	Ocean Park Plaza	1	Office	CBD	Fee	N/A	2701 Ocean Park Boulevard	Santa Monica	Los Angeles	CA	90405	1986	2007
Loan	7, 14, 15	8	Rodin Place	1	Mixed Use	Office/Retail/Self Storage	Fee	N/A	2000 Hamilton Street and 2001 Pennsylvania Avenue	Philadelphia	Philadelphia	PA	19130	1989, 1997	2008, 2017
Loan	4, 6, 8, 16	9	Mall of Louisiana	1	Retail	Super Regional Mall	Fee	N/A	6401 Bluebonnet Boulevard; 9168 Mall of Louisiana Boulevard; 9330 Mall of Louisiana Boulevard	Baton Rouge	East Baton Rouge	LA	70836	1997	2008
Loan		10	Remington Park	1	Multifamily	Garden	Fee	N/A	5510 South Rice Avenue	Houston	Harris	TX	77081	2000	N/A
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	16
Property		11.01	Corporate Woods - Building 82		Office	Suburban	Fee	N/A	10851 Mastin Street	Overland Park	Johnson	KS	66210	2001	N/A
Property		11.02	Corporate Woods - Building 40		Office	Suburban	Fee	N/A	9401 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1981	N/A
Property		11.03	Corporate Woods - Building 84		Office	Suburban	Fee	N/A	10801 Mastin Street	Overland Park	Johnson	KS	66210	1998	N/A
Property		11.04	Corporate Woods - Building 32		Office	Suburban	Fee	N/A	9225 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1985	N/A
Property		11.05	Corporate Woods - Building 34		Office	Suburban	Fee	N/A	10950 Grandview Drive	Overland Park	Johnson	KS	66210	1978	N/A
Property		11.06	Corporate Woods - Building 14		Office	Suburban	Fee	N/A	8717 West 110th Street	Overland Park	Johnson	KS	66210	1981	N/A
Property		11.07	Corporate Woods - Building 70		Office	Suburban	Fee	N/A	9900 West 109th Street	Overland Park	Johnson	KS	66210	1987	N/A
Property		11.08	Corporate Woods - Building 9		Office	Suburban	Fee	N/A	9200 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1984	N/A
Property		11.09	Corporate Woods - Building 6		Office	Suburban	Fee	N/A	8900 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1979	2014
Property		11.10	Corporate Woods - Building 12		Office	Suburban	Fee	N/A	10975 Benson Drive	Overland Park	Johnson	KS	66210	1986	N/A
Property		11.11	Corporate Woods - Building 27		Office	Suburban	Fee	N/A	10975 Grandview Drive	Overland Park	Johnson	KS	66210	1978	N/A
Property		11.12	Corporate Woods - Building 51		Office	Suburban	Fee	N/A	9393 West 110th Street	Overland Park	Johnson	KS	66210	1977	N/A
Property		11.13	Corporate Woods - Building 55		Office	Suburban	Fee	N/A	9300 West 110th Street	Overland Park	Johnson	KS	66210	1977	N/A
Property		11.14	Corporate Woods - Building 65		Retail	Unanchored	Fee	N/A	9900 College Boulevard	Overland Park	Johnson	KS	66210	1982	N/A
Property		11.15	Corporate Woods - Building 3		Office	Suburban	Fee	N/A	8700 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1979	N/A
Property		11.16	Corporate Woods - Building 75		Office	Suburban	Fee	N/A	10800 Farley Street	Overland Park	Johnson	KS	66210	1980	N/A
Loan		12	The Townsend Hotel	1	Hospitality	Full Service	Fee	N/A	100 Townsend Street	Birmingham	Oakland	MI	48009	1986, 2000	2014-2016
Loan		13	Enclave at Carpinteria	1	Office	Suburban	Fee	N/A	6303-6309 Carpinteria Avenue	Carpinteria	Santa Barbara	CA	93013	1962, 1999	2016
Loan	10, 13, 14	14	444 West Ocean	1	Office	CBD	Fee	N/A	432, 436-440 and 444 West Ocean Boulevard	Long Beach	Los Angeles	CA	90802	1967-1968	2014
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	65
Property		15.01	Larkspur Landing Sunnyvale		Hospitality	Extended Stay	Fee	N/A	748 North Mathilda Avenue	Sunnyvale	Santa Clara	CA	94085	2000	N/A
Property		15.02	Larkspur Landing Milpitas		Hospitality	Extended Stay	Fee	N/A	40 Ranch Drive	Milpitas	Santa Clara	CA	95035	1998	N/A
Property		15.03	Larkspur Landing Campbell		Hospitality	Extended Stay	Fee	N/A	550 West Hamilton Avenue	Campbell	Santa Clara	CA	95008	2000	N/A
Property		15.04	Larkspur Landing San Francisco		Hospitality	Extended Stay	Fee	N/A	690 Gateway Boulevard	South San Francisco	San Mateo	CA	94080	1999	N/A
Property		15.05	Larkspur Landing Pleasanton		Hospitality	Extended Stay	Fee	N/A	5535 Johnson Drive	Pleasanton	Alameda	CA	94588	1997	N/A
Property		15.06	Larkspur Landing Bellevue		Hospitality	Extended Stay	Fee	N/A	15805 Southeast 37th Street	Bellevue	King	WA	98006	1998	N/A
Property		15.07	Larkspur Landing Sacramento		Hospitality	Extended Stay	Fee	N/A	555 Howe Avenue	Sacramento	Sacramento	CA	95825	1998	N/A
Property		15.08	Hampton Inn Ann Arbor North		Hospitality	Limited Service	Fee	N/A	2300 Green Road	Ann Arbor	Washtenaw	MI	48105	1988	2015
Property		15.09	Larkspur Landing Hillsboro		Hospitality	Extended Stay	Fee	N/A	3133 Northeast Shute Road	Hillsboro	Washington	OR	97124	1997	N/A
Property		15.10	Larkspur Landing Renton		Hospitality	Extended Stay	Fee	N/A	1701 East Valley Road	Renton	King	WA	98057	1998	N/A
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark		Hospitality	Full Service	Fee	N/A	1311 Wet ’n Wild Way	Arlington	Tarrant	TX	76011	2008	2013
Property		15.12	Residence Inn Toledo Maumee		Hospitality	Extended Stay	Fee	N/A	1370 Arrowhead Drive	Maumee	Lucas	OH	43537	2008	2016
Property		15.13	Residence Inn Williamsburg		Hospitality	Extended Stay	Fee	N/A	1648 Richmond Road	Williamsburg	Williamsburg City	VA	23185	1999	2012
Property		15.14	Hampton Inn Suites Waco South		Hospitality	Limited Service	Fee	N/A	2501 Marketplace Drive	Waco	McLennan	TX	76711	2008	2013
Property		15.15	Holiday Inn Louisville Airport Fair Expo		Hospitality	Full Service	Fee	N/A	447 Farmington Avenue	Louisville	Jefferson	KY	40209	2008	N/A
Property		15.16	Courtyard Tyler		Hospitality	Limited Service	Fee	N/A	7424 South Broadway Avenue	Tyler	Smith	TX	75703	2010	2016
Property		15.17	Hilton Garden Inn Edison Raritan Center		Hospitality	Limited Service	Leasehold	9/30/2076	50 Raritan Center Parkway	Edison	Middlesex	NJ	08837	2002	2014
Property		15.18	Hilton Garden Inn St. Paul Oakdale		Hospitality	Limited Service	Fee	N/A	420 Inwood Avenue North	Oakdale	Washington	MN	55128	2005	2013
Property		15.19	Residence Inn Grand Rapids West		Hospitality	Extended Stay	Fee	N/A	3451 Rivertown Point Court Southwest	Grandville	Kent	MI	49418	2000	2017
Property		15.20	Peoria, AZ Residence Inn		Hospitality	Extended Stay	Fee	N/A	8435 West Paradise Lane	Peoria	Maricopa	AZ	85382	1998	2013
Property		15.21	Hampton Inn Suites Bloomington Normal		Hospitality	Limited Service	Fee	N/A	320 South Towanda Avenue	Normal	McLean	IL	61761	2007	2015
Property		15.22	Courtyard Chico		Hospitality	Limited Service	Fee	N/A	2481 Carmichael Drive	Chico	Butte	CA	95928	2005	2015
Property		15.23	Hampton Inn Suites South Bend		Hospitality	Limited Service	Fee	N/A	52709 State Road 933	South Bend	Saint Joseph	IN	46637	1997	2014
Property		15.24	Hampton Inn Suites Kokomo		Hospitality	Limited Service	Fee	N/A	2920 South Reed Road	Kokomo	Howard	IN	46902	1997	2013
Property		15.25	Courtyard Wichita Falls		Hospitality	Limited Service	Fee	N/A	3800 Tarry Street	Wichita Falls	Wichita	TX	76308	2009	2017
Property		15.26	Hampton Inn Morehead		Hospitality	Limited Service	Fee	N/A	4035 Arendell Street	Morehead City	Carteret	NC	28557	1991	2017
Property		15.27	Residence Inn Chico		Hospitality	Extended Stay	Fee	N/A	2485 Carmichael Drive	Chico	Butte	CA	95928	2005	2014
Property		15.28	Courtyard Lufkin		Hospitality	Limited Service	Fee	N/A	2130 South First Street	Lufkin	Angelina	TX	75901	2009	2017
Property		15.29	Hampton Inn Carlisle		Hospitality	Limited Service	Fee	N/A	1164 Harrisburg Pike	Carlisle	Cumberland	PA	17013	1997	2014
Property		15.30	Springhill Suites Williamsburg		Hospitality	Limited Service	Fee	N/A	1644 Richmond Road	Williamsburg	Williamsburg City	VA	23185	2002	2012
Property		15.31	Fairfield Inn Bloomington		Hospitality	Limited Service	Fee	N/A	120 South Fairfield Drive	Bloomington	Monroe	IN	47404	1995	2015
Property		15.32	Waco Residence Inn		Hospitality	Extended Stay	Fee	N/A	501 South University Parks Drive	Waco	McLennan	TX	76706	1997	2012
Property		15.33	Holiday Inn Express Fishers		Hospitality	Limited Service	Fee	N/A	9791 North by Northeast Boulevard	Fishers	Hamilton	IN	46037	2000	2012
Property		15.34	Larkspur Landing Folsom		Hospitality	Extended Stay	Fee	N/A	121 Iron Point Road	Folsom	Sacramento	CA	95630	2000	N/A
Property		15.35	Springhill Suites Chicago Naperville Warrenville		Hospitality	Limited Service	Fee	N/A	4305 Weaver Parkway	Warrenville	DuPage	IL	60555	1997	2013
Property		15.36	Holiday Inn Express & Suites Paris		Hospitality	Limited Service	Fee	N/A	3025 Northeast Loop 286	Paris	Lamar	TX	75460	2009	N/A
Property		15.37	Toledo Homewood Suites		Hospitality	Extended Stay	Fee	N/A	1410 Arrowhead Drive	Maumee	Lucas	OH	43537	1997	2014

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Address	City	County	State	Zip Code	Year Built	Year Renovated
Property		15.38	Grand Rapids Homewood Suites		Hospitality	Extended Stay	Fee	N/A	3920 Stahl Drive Southeast	Grand Rapids	Kent	MI	49546	1997	2013
Property		15.39	Fairfield Inn Laurel		Hospitality	Limited Service	Fee	N/A	13700 Baltimore Avenue	Laurel	Prince Georges	MD	20707	1988	2013
Property		15.40	Cheyenne Fairfield Inn & Suites		Hospitality	Limited Service	Fee	N/A	1415 Stillwater Avenue	Cheyenne	Laramie	WY	82009	1994	2013
Property		15.41	Courtyard Akron Stow		Hospitality	Limited Service	Fee	N/A	4047 Bridgewater Parkway	Stow	Summit	OH	44224	2005	2014
Property		15.42	Towneplace Suites Bloomington		Hospitality	Extended Stay	Fee	N/A	105 South Franklin Road	Bloomington	Monroe	IN	47404	2000	2013
Property		15.43	Larkspur Landing Roseville		Hospitality	Extended Stay	Fee	N/A	1931 Taylor Road	Roseville	Placer	CA	95661	1999	N/A
Property		15.44	Hampton Inn Danville		Hospitality	Limited Service	Fee	N/A	97 Old Valley School Road	Danville	Montour	PA	17821	1998	2013
Property		15.45	Holiday Inn Norwich		Hospitality	Full Service	Fee	N/A	10 Laura Boulevard	Norwich	New London	CT	06360	1975	2013
Property		15.46	Hampton Inn Suites Longview North		Hospitality	Limited Service	Fee	N/A	3044 North Eastman Road	Longview	Gregg	TX	75605	2008	2013
Property		15.47	Springhill Suites Peoria Westlake		Hospitality	Limited Service	Fee	N/A	2701 West Lake Avenue	Peoria	Peoria	IL	61615	2000	2013
Property		15.48	Hampton Inn Suites Buda		Hospitality	Limited Service	Fee	N/A	1201 Cabelas Drive	Buda	Hays	TX	78610	2008	N/A
Property		15.49	Shawnee Hampton Inn		Hospitality	Limited Service	Fee	N/A	4851 North Kickapoo	Shawnee	Pottawatomie	OK	74804	1996	2013
Property		15.50	Racine Fairfield Inn		Hospitality	Limited Service	Fee	N/A	6421 Washington Avenue	Racine	Racine	WI	53406	1991	2016
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam		Hospitality	Limited Service	Fee	N/A	3 Stetler Avenue	Shamokin Dam	Snyder	PA	17876	1996	2013
Property		15.52	Holiday Inn Express & Suites Terrell		Hospitality	Limited Service	Fee	N/A	300 Tanger Drive	Terrell	Kaufman	TX	75160	2007	2013
Property		15.53	Westchase Homewood Suites		Hospitality	Extended Stay	Fee	N/A	2424 Rogerdale Road	Houston	Harris	TX	77042	1998	2016
Property		15.54	Holiday Inn Express & Suites Tyler South		Hospitality	Limited Service	Fee	N/A	2421 East Southeast Loop 323	Tyler	Smith	TX	75701	2000	2015
Property		15.55	Holiday Inn Express & Suites Huntsville		Hospitality	Limited Service	Fee	N/A	148 Interstate 45 South	Huntsville	Walker	TX	77340	2008	2013
Property		15.56	Hampton Inn Sweetwater		Hospitality	Limited Service	Fee	N/A	302 Southeast Georgia Avenue	Sweetwater	Nolan	TX	79556	2009	N/A
Property		15.57	Comfort Suites Buda Austin South		Hospitality	Limited Service	Fee	N/A	15295 South Interstate 35 Building 800	Buda	Hays	TX	78610	2009	N/A
Property		15.58	Fairfield Inn & Suites Weatherford		Hospitality	Limited Service	Fee	N/A	175 Alford Drive	Weatherford	Parker	TX	76087	2009	2016
Property		15.59	Holiday Inn Express & Suites Altus		Hospitality	Limited Service	Fee	N/A	2812 East Broadway Street	Altus	Jackson	OK	73521	2008	2013
Property		15.60	Comfort Inn & Suites Paris		Hospitality	Limited Service	Fee	N/A	3035 Northeast Loop 286	Paris	Lamar	TX	75460	2009	N/A
Property		15.61	Hampton Inn Suites Decatur		Hospitality	Limited Service	Fee	N/A	110 US-287	Decatur	Wise	TX	76234	2008	2013
Property		15.62	Holiday Inn Express & Suites Texarkana East		Hospitality	Limited Service	Fee	N/A	5210 Crossroads Parkway	Texarkana	Miller	AR	71854	2009	N/A
Property		15.63	Mankato Fairfield Inn		Hospitality	Limited Service	Fee	N/A	141 Apache Place	Mankato	Blue Earth	MN	56001	1997	2016
Property		15.64	Candlewood Suites Texarkana		Hospitality	Extended Stay	Fee	N/A	2901 South Cowhorn Creek Loop	Texarkana	Bowie	TX	75503	2009	2014
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East		Hospitality	Limited Service	Fee	N/A	20611 Highway 59	Humble	Harris	TX	77338	2001	2017
Loan		16	Dempster Plaza	1	Retail	Anchored	Fee	N/A	8650-8832 West Dempster Street	Niles	Cook	IL	60714	1968	1999
Loan	10	17	Hollister Business Park	1	Office	Suburban	Fee	N/A	7402-7412 Hollister Avenue	Goleta	Santa Barbara	CA	93117	1982, 1986	N/A
Loan	10	18	Sequoia Plaza	1	Retail	Anchored	Fee	N/A	3706-3746, 3808, 3844, 3850, 3900-3940 South Mooney Boulevard	Visalia	Tulare	CA	93277	1991-1993	2013-2014, 2017
Loan	4, 9	19	Great Valley Commerce Center	1	Office	Suburban	Fee	N/A	2476 East Swedesford Road and 1000 Cedar Hollow Road	Malvern	Chester	PA	19355	1968, 1975, 1978	2010-2011
Loan	5, 6	20	Bernwood Portfolio	5
Property		20.01	Bernwood Design Center		Retail	Unanchored	Fee	N/A	24850 Old 41 Road and 24821-24851 South Tamiami Trail	Bonita Springs	Lee	FL	34135	1994-1999	N/A
Property		20.02	Bernwood Shoppes		Mixed Use	Retail/Office	Fee	N/A	24840-24880 South Tamiami Trail	Bonita Springs	Lee	FL	34134	2003	N/A
Property		20.03	Bernwood Courtyard		Office	Suburban	Fee	N/A	24810-24880 Burnt Pine Drive	Bonita Springs	Lee	FL	34134	1994-1999	N/A
Property		20.04	Brookwood Court Buildings		Industrial	Flex	Fee	N/A	9220, 9230, 9231, 9240 and 9241 Brookwood Court	Bonita Springs	Lee	FL	34135	2002-2006	N/A
Property		20.05	Bernwood Place		Office	Suburban	Fee	N/A	3401, 3405 and 3409 Pelican Landing Parkway	Bonita Springs	Lee	FL	34134	1995	N/A
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	10
Property		21.01	Holiday Inn Express & Suites Buffalo		Hospitality	Limited Service	Fee	N/A	601 Main Street	Buffalo	Erie	NY	14203	1980	2016
Property		21.02	Hampton Inn Potsdam		Hospitality	Limited Service	Fee	N/A	169 Market Street	Potsdam	Saint Lawerence	NY	13676	2014	N/A
Property		21.03	Hampton Inn & Suites Utica		Hospitality	Limited Service	Fee	N/A	172-180 North Genesee Street	Utica	Oneida	NY	13502	2007	2014
Property		21.04	Fairfield Inn & Suites Olean		Hospitality	Limited Service	Leasehold	5/21/2040	3270 West State Street	Olean	Cattaraugus	NY	14760	2001	2015
Property		21.05	Hampton Inn & Suites East Aurora		Hospitality	Limited Service	Fee	N/A	49 Olean Street	East Aurora	Erie	NY	14052	2003	2011
Property		21.06	Fairfield Inn & Suites Binghamton		Hospitality	Limited Service	Fee	N/A	864 Upper Front Street	Binghamton	Broome	NY	13905	2000	2013-2014
Property		21.07	Fairfield Inn & Suites Rochester South		Hospitality	Limited Service	Fee	N/A	4695 West Henrietta Road	Henrietta	Monroe	NY	14467	1995	2016
Property		21.08	Fairfield Inn & Suites Albany		Hospitality	Limited Service	Fee	N/A	74 State Street	Albany	Albany	NY	12207	2006	2015
Property		21.09	Fairfield Inn & Suites Corning		Hospitality	Limited Service	Fee	N/A	3 South Buffalo Street	Corning	Steuben	NY	14830	1997	2017
Property		21.10	Fairfield Inn & Suites Rochester West/Greece		Hospitality	Limited Service	Leasehold	6/25/2057	400 Paddy Creek Circle	Rochester	Monroe	NY	14615	1998	2014
Loan		22	San Mar Plaza	1	Retail	Anchored	Fee	N/A	901-933 Highway 80	San Marcos	Hays	TX	78666	1981	2006
Loan	5	23	Chattanooga Hotel Portfolio	2
Property		23.01	Hampton Inn		Hospitality	Limited Service	Fee	N/A	74 Starview Lane	Chattanooga	Hamilton	TN	37419	2013	N/A
Property		23.02	Fairfield Inn & Suites		Hospitality	Limited Service	Fee	N/A	40 Starview Lane	Chattanooga	Hamilton	TN	37419	2009	N/A
Loan	6	24	1102 Broadway	1	Office	CBD	Fee	N/A	1102 Broadway	Tacoma	Pierce	WA	98402	1906	2015
Loan		25	Harbor Walk Office Building	1	Office	Suburban	Fee	N/A	1650-1670 Southeast 17th Street	Fort Lauderdale	Broward	FL	33316	1990	N/A
Loan	5	26	Sharp Rose Apartment Portfolio	19
Property		26.01	4949-4955 West Fulton Street		Multifamily	Garden	Fee	N/A	4949-4955 West Fulton Street	Chicago	Cook	IL	60644	1926	2016
Property		26.02	4856-4858 West Washington Boulevard		Multifamily	Garden	Fee	N/A	4856-4858 West Washington Boulevard	Chicago	Cook	IL	60644	1922	2016
Property		26.03	3714-3716 West Wrightwood Avenue		Multifamily	Garden	Fee	N/A	3714-3716 West Wrightwood Avenue	Chicago	Cook	IL	60647	1916	2016
Property		26.04	3550 West Franklin Boulevard		Multifamily	Garden	Fee	N/A	3550 West Franklin Boulevard	Chicago	Cook	IL	60624	1927	2016
Property		26.05	7320-7324 South Phillips Avenue		Multifamily	Garden	Fee	N/A	7320-7324 South Phillips Avenue	Chicago	Cook	IL	60649	1927	2016
Property		26.06	7742-7746 South South Shore Drive		Multifamily	Garden	Fee	N/A	7742-7746 South South Shore Drive	Chicago	Cook	IL	60649	1923	2016
Property		26.07	2125-2129 West Washington Boulevard		Multifamily	Garden	Fee	N/A	2125-2129 West Washington Boulevard	Chicago	Cook	IL	60612	1925	2016
Property		26.08	4316-4140 West Kamerling Avenue		Multifamily	Garden	Fee	N/A	4316-4140 West Kamerling Avenue	Chicago	Cook	IL	60651	1928	2016
Property		26.09	8057-8059 South Carpenter Street		Multifamily	Garden	Fee	N/A	8057-8059 South Carpenter Street	Chicago	Cook	IL	60620	1927	2016
Property		26.10	703 North Mayfield Avenue		Multifamily	Garden	Fee	N/A	703 North Mayfield Avenue	Chicago	Cook	IL	60644	1917	2016
Property		26.11	721-723 North Avers Avenue		Multifamily	Garden	Fee	N/A	721-723 North Avers Avenue	Chicago	Cook	IL	60624	1929	2016
Property		26.12	1632-1636 West 89th Street		Multifamily	Garden	Fee	N/A	1632-1636 West 89th Street	Chicago	Cook	IL	60620	1926	2016
Property		26.13	736-746 North Menard Avenue		Multifamily	Garden	Fee	N/A	736-746 North Menard Avenue	Chicago	Cook	IL	60644	1914	2016
Property		26.14	7031-7033 South East End Avenue		Multifamily	Garden	Fee	N/A	7031-7033 South East End Avenue	Chicago	Cook	IL	60649	1964	2016
Property		26.15	7356-7358 South South Shore Drive		Multifamily	Garden	Fee	N/A	7356-7358 South South Shore Drive	Chicago	Cook	IL	60649	1925	2016
Property		26.16	5522-5540 West Ohio Street		Multifamily	Garden	Fee	N/A	5522-5540 West Ohio Street	Chicago	Cook	IL	60644	1965	2016
Property		26.17	1501-1503 North Lockwood Avenue		Multifamily	Garden	Fee	N/A	1501-1503 North Lockwood Avenue	Chicago	Cook	IL	60651	1916	2016
Property		26.18	5737-5739 South Prairie Avenue		Multifamily	Garden	Fee	N/A	5737-5739 South Prairie Avenue	Chicago	Cook	IL	60637	1900	2016
Property		26.19	3032 West Cermak Road		Multifamily	Garden	Fee	N/A	3032 West Cermak Road	Chicago	Cook	IL	60623	1898	2016
Loan		27	Marina Beach Shopping Center	1	Retail	Unanchored	Leasehold	5/31/2056	510-590 Washington Boulevard	Marina Del Rey	Los Angeles	CA	90292	1968	2008
Loan		28	Park Plaza	1	Office	CBD	Fee	N/A	1303 J Street	Sacramento	Sacramento	CA	95814	1981	N/A
Loan		29	Simsbury Plaza	1	Retail	Anchored	Fee	N/A	33300 West 14 Mile Road	West Bloomfield	Oakland	MI	48322	1987	2007
Loan	15, 19	30	334 Bowery	1	Multifamily	Mixed Use	Fee	N/A	334 Bowery	New York	New York	NY	10012	1910	2013-2016
Loan	16	31	Sawgrass TJ Maxx	1	Retail	Single Tenant	Fee	N/A	12801 West Sunrise Boulevard	Sunrise	Broward	FL	33323	1995	2016
Loan		32	U Stor It Chicago - Carol Stream	1	Self Storage	Self Storage	Fee	N/A	120 Tubeway Drive	Carol Stream	DuPage	IL	60188	1989	2009
Loan		33	Premier Storage	1	Self Storage	Self Storage	Fee	N/A	22230 North Black Canyon Highway	Phoenix	Maricopa	AZ	85027	2008	N/A
Loan		34	The Marketplace Shopping Center	1	Retail	Unanchored	Fee	N/A	4555 East University Boulevard	Odessa	Ector	TX	79762	1978	2006
Loan		35	U Stor It Chicago - Streamwood	1	Self Storage	Self Storage	Fee	N/A	145 West Irving Park Road	Streamwood	Cook	IL	60107	2013	N/A
Loan		36	Philmont Industrial Building	1	Industrial	Flex	Fee	N/A	2381 Philmont Avenue	Huntingdon Valley	Montgomery	PA	19006	1920	1991
Loan		37	MiniStor Self Storage	1	Self Storage	Self Storage	Fee	N/A	6230 Auburn Boulevard	Citrus Heights	Sacramento	CA	95621	1988	N/A

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Address	City	County	State	Zip Code	Year Built	Year Renovated
Loan		38	U Stor It Chicago - Ashland	1	Self Storage	Self Storage	Fee	N/A	8737 South Ashland Avenue	Chicago	Cook	IL	60620	1956	2014
Loan	5, 6	39	Family Dollar Portfolio	3
Property		39.01	Dollar General Brighton		Retail	Single Tenant	Fee	N/A	1215 Brighton Rd	Pittsburgh	Allegheny	PA	15233	1968	2013
Property		39.02	Family Dollar Frankstown		Retail	Single Tenant	Fee	N/A	8192 Frankstown Avenue	Pittsburgh	Allegheny	PA	15221	2017	N/A
Property		39.03	Family Dollar Sheraden		Retail	Single Tenant	Fee	N/A	2928 Sheraden Boulevard	Pittsburgh	Allegheny	PA	15204	1955	2014
Loan		40	Algodon Retail Center	1	Retail	Unanchored	Fee	N/A	9130-9140 West Thomas Road & 2950 North 91st Avenue	Phoenix	Maricopa	AZ	85037	2008	N/A
Loan	7	41	Candlewood Suites Hopewell	1	Hospitality	Extended Stay	Fee	N/A	5113 Plaza Drive	Hopewell	Hopewell City	VA	23860	2001	2016
Loan	18	42	U Stor It Chicago - Beverly	1	Self Storage	Self Storage	Fee	N/A	11118 South Rockwell Street	Chicago	Cook	IL	60655	1925	2013
Loan		43	Sunrise Apartments	1	Multifamily	Garden	Fee	N/A	3805 South Hopkins Avenue	Titusville	Brevard	FL	32780	1981, 1983	2012-2017
Loan		44	The Pad at Durango Arby Plaza	1	Retail	Shadow Anchored	Fee	N/A	7040 South Durango Drive	Las Vegas	Clark	NV	89113	2015	N/A
Loan		45	Storage Xxtra Highway 74	1	Self Storage	Self Storage	Fee	N/A	109 Kirkley Road	Tyrone	Fayette	GA	30290	2015	N/A
Loan		46	Las Vegas Dollar General Market	1	Retail	Single Tenant	Fee	N/A	1631 West Lake Mead Boulevard	Las Vegas	Clark	NV	89106	2013	N/A
Loan	6	47	Storage Xxtra Highway 61	1	Self Storage	Self Storage	Fee	N/A	1836 and 1856 Carrollton Villa Rica Highway	Villa Rica	Carroll	GA	30180	2006	N/A
Loan		48	Courtside Apartments Cottonwood	1	Multifamily	Garden	Fee	N/A	220 South 6th Street	Cottonwood	Yavapai	AZ	86326	1998	2016-2017
Loan		49	Luxor MHC	1	Manufactured Housing	Manufactured Housing	Fee	N/A	5811 14th Street West	Bradenton	Manatee	FL	34207	1964	N/A
Loan		50	Mary Ann MHC	1	Manufactured Housing	Manufactured Housing	Fee	N/A	3608 14th Street West	Bradenton	Manatee	FL	34205	1948	N/A

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date	Mortgage Rate	Administrative Fee Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)
Loan	4, 8	1	222 Second Street	452,418	SF	100.0%	10/10/2017	$516,000,000	7/26/2017	3.926%	0.01268%	0.00250%	0.00000%	0.00250%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	1	Yes	120	119
Loan	4, 14	2	American Cancer Society Center	991,338	SF	85.8%	5/23/2017	$182,000,000	5/12/2017	3.990%	0.02396%	0.00250%	0.00000%	0.01000%	0.006700%	0.00378%	0.00048%	0.00050%	Actual/360	3	No	120	117
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	1,251,717	SF	95.6%	6/29/2017	$1,310,000,000	5/22/2017	3.7515436%	0.01143%	0.00250%	0.00000%	0.00125%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	2	No	120	118
Loan	4, 12	4	9-19 9th Avenue	61,038	SF	100.0%	10/6/2017	$202,000,000	6/23/2017	4.131%	0.01268%	0.00250%	0.00000%	0.00250%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	2	No	120	118
Loan	4	5	OKC Outlets	393,793	SF	93.3%	6/1/2017	$144,300,000	3/24/2017	4.180%	0.02461%	0.00250%	0.00000%	0.01000%	0.006700%	0.00443%	0.00048%	0.00050%	Actual/360	5	No	60	55
Loan	5, 7	6	U-Haul AREC 25 Portfolio	700,783	SF	94.6%		$79,390,000		3.8906%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	Yes	120	119
Property		6.01	U-Haul Moving & Storage Of Paradise Valley	68,412	SF	99.6%	7/31/2017	$9,620,000	7/19/2017
Property		6.02	U-Haul Moving & Storage Of Lidgerwood	92,775	SF	98.9%	7/31/2017	$9,350,000	7/19/2017
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue	53,310	SF	87.4%	7/31/2017	$7,660,000	8/2/2017
Property		6.04	Big Toy Storage	6,840	SF	96.9%	7/31/2017	$6,300,000	7/19/2017
Property		6.05	U-Haul Moving & Storage Of The North Coast	29,650	SF	99.6%	7/31/2017	$5,370,000	8/1/2017
Property		6.06	U-Haul Moving & Storage Of East New Market	62,315	SF	90.2%	7/31/2017	$5,240,000	7/19/2017
Property		6.07	U-Haul Moving & Storage Of Spokane Valley	49,462	SF	99.0%	7/31/2017	$4,210,000	7/19/2017
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road	44,000	SF	99.8%	7/31/2017	$3,925,983	7/20/2017
Property		6.09	U-Haul Storage At Stockton Hill Road	56,600	SF	92.5%	7/31/2017	$3,494,017	7/20/2017
Property		6.10	U-Haul Moving & Storage At Outer Loop	46,215	SF	98.6%	7/31/2017	$3,440,000	8/3/2017
Property		6.11	U-Haul Moving & Storage Of Trappe	18,900	SF	81.1%	7/31/2017	$3,050,000	7/19/2017
Property		6.12	U-Haul Storage At S 40th Street	38,448	SF	86.8%	7/31/2017	$2,590,000	7/17/2017
Property		6.13	U-Haul Storage Of Rochester South	32,720	SF	95.1%	7/31/2017	$2,553,830	8/1/2017
Property		6.14	U-Haul Storage Of Rochester North	24,060	SF	93.7%	7/31/2017	$2,246,108	8/1/2017
Property		6.15	U-Haul Moving & Storage Of North Fairbanks	29,147	SF	98.0%	7/31/2017	$2,150,000	8/2/2017
Property		6.16	U-Haul Moving & Storage Of Hidalgo	45,204	SF	88.6%	7/31/2017	$1,710,000	7/19/2017
Property		6.17	U-Haul Moving & Storage Of Rochester	2,725	SF	89.0%	7/31/2017	$520,062	8/1/2017
Loan		7	Ocean Park Plaza	99,601	SF	96.6%	9/1/2017	$67,000,000	7/12/2017	4.260%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan	7, 14, 15	8	Rodin Place	241,884	SF	85.8%	9/15/2017	$71,500,000	5/1/2018	4.350%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	2	No	120	118
Loan	4, 6, 8, 16	9	Mall of Louisiana	776,789	SF	91.8%	6/30/2017	$570,000,000	6/23/2017	3.984%	0.01268%	0.00250%	0.00000%	0.00250%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	2	No	120	118
Loan		10	Remington Park	428	Units	97.0%	8/25/2017	$62,900,000	8/1/2017	4.040%	0.03259%	0.00250%	0.02000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	2,033,179	SF	92.7%		$299,100,000		4.450%	0.01268%	0.00250%	0.00000%	0.00250%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	1	No	120	119
Property		11.01	Corporate Woods - Building 82	245,413	SF	98.2%	5/31/2017	$46,000,000	6/15/2017
Property		11.02	Corporate Woods - Building 40	300,043	SF	96.8%	5/31/2017	$43,300,000	6/15/2017
Property		11.03	Corporate Woods - Building 84	241,573	SF	83.1%	5/31/2017	$42,200,000	6/15/2017
Property		11.04	Corporate Woods - Building 32	208,244	SF	98.5%	5/31/2017	$31,800,000	6/15/2017
Property		11.05	Corporate Woods - Building 34	97,023	SF	100.0%	5/31/2017	$15,400,000	6/15/2017
Property		11.06	Corporate Woods - Building 14	120,385	SF	96.7%	5/31/2017	$14,400,000	6/15/2017
Property		11.07	Corporate Woods - Building 70	100,809	SF	94.6%	5/31/2017	$13,700,000	6/15/2017
Property		11.08	Corporate Woods - Building 9	99,400	SF	92.7%	5/31/2017	$12,800,000	6/15/2017
Property		11.09	Corporate Woods - Building 6	108,395	SF	83.8%	5/31/2017	$12,700,000	6/15/2017
Property		11.10	Corporate Woods - Building 12	98,648	SF	80.6%	5/31/2017	$12,500,000	6/15/2017
Property		11.11	Corporate Woods - Building 27	96,518	SF	95.2%	5/31/2017	$12,200,000	6/15/2017
Property		11.12	Corporate Woods - Building 51	89,789	SF	94.2%	5/31/2017	$10,500,000	6/15/2017
Property		11.13	Corporate Woods - Building 55	89,221	SF	88.4%	5/31/2017	$10,300,000	6/15/2017
Property		11.14	Corporate Woods - Building 65	28,612	SF	100.0%	5/31/2017	$6,600,000	6/15/2017
Property		11.15	Corporate Woods - Building 3	60,950	SF	81.2%	5/31/2017	$6,600,000	6/15/2017
Property		11.16	Corporate Woods - Building 75	48,156	SF	88.9%	5/31/2017	$4,500,000	6/15/2017
Loan		12	The Townsend Hotel	150	Rooms	76.0%	6/30/2017	$67,900,000	8/1/2017	4.170%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		13	Enclave at Carpinteria	121,230	SF	100.0%	7/31/2017	$43,100,000	7/26/2017	3.994%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan	10, 13, 14	14	444 West Ocean	187,363	SF	83.9%	6/30/2017	$41,000,000	5/17/2017	4.180%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	6,366	Rooms	74.6%		$956,000,000		4.486%	0.01268%	0.00250%	0.00000%	0.00250%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	4	No	120	116
Property		15.01	Larkspur Landing Sunnyvale	126	Rooms	83.8%	3/31/2017	$52,100,000	4/23/2017
Property		15.02	Larkspur Landing Milpitas	124	Rooms	85.7%	3/31/2017	$43,900,000	4/23/2017
Property		15.03	Larkspur Landing Campbell	117	Rooms	84.3%	3/31/2017	$38,600,000	4/23/2017
Property		15.04	Larkspur Landing San Francisco	111	Rooms	84.9%	3/31/2017	$31,800,000	4/23/2017
Property		15.05	Larkspur Landing Pleasanton	124	Rooms	82.9%	3/31/2017	$31,100,000	4/23/2017
Property		15.06	Larkspur Landing Bellevue	126	Rooms	78.8%	3/31/2017	$27,700,000	4/23/2017
Property		15.07	Larkspur Landing Sacramento	124	Rooms	83.0%	3/31/2017	$20,700,000	4/23/2017
Property		15.08	Hampton Inn Ann Arbor North	129	Rooms	73.9%	3/31/2017	$20,200,000	4/23/2017
Property		15.09	Larkspur Landing Hillsboro	124	Rooms	74.1%	3/31/2017	$20,200,000	4/23/2017
Property		15.10	Larkspur Landing Renton	127	Rooms	80.3%	3/31/2017	$20,000,000	4/23/2017
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark	147	Rooms	78.3%	3/31/2017	$19,200,000	4/23/2017
Property		15.12	Residence Inn Toledo Maumee	108	Rooms	81.7%	3/31/2017	$19,000,000	4/23/2017
Property		15.13	Residence Inn Williamsburg	108	Rooms	73.0%	3/31/2017	$18,200,000	4/23/2017
Property		15.14	Hampton Inn Suites Waco South	123	Rooms	77.7%	3/31/2017	$16,800,000	4/23/2017
Property		15.15	Holiday Inn Louisville Airport Fair Expo	106	Rooms	72.9%	3/31/2017	$16,500,000	4/23/2017
Property		15.16	Courtyard Tyler	121	Rooms	58.8%	3/31/2017	$16,200,000	4/23/2017
Property		15.17	Hilton Garden Inn Edison Raritan Center	132	Rooms	78.1%	3/31/2017	$16,200,000	4/23/2017
Property		15.18	Hilton Garden Inn St. Paul Oakdale	116	Rooms	80.0%	3/31/2017	$16,000,000	4/23/2017
Property		15.19	Residence Inn Grand Rapids West	90	Rooms	72.6%	3/31/2017	$15,800,000	4/23/2017
Property		15.20	Peoria, AZ Residence Inn	90	Rooms	80.8%	3/31/2017	$15,700,000	4/23/2017
Property		15.21	Hampton Inn Suites Bloomington Normal	128	Rooms	70.8%	3/31/2017	$15,600,000	4/23/2017
Property		15.22	Courtyard Chico	90	Rooms	84.6%	3/31/2017	$15,300,000	4/23/2017
Property		15.23	Hampton Inn Suites South Bend	117	Rooms	69.9%	3/31/2017	$14,800,000	4/23/2017
Property		15.24	Hampton Inn Suites Kokomo	105	Rooms	77.9%	3/31/2017	$14,800,000	4/23/2017
Property		15.25	Courtyard Wichita Falls	93	Rooms	77.4%	3/31/2017	$14,100,000	4/23/2017
Property		15.26	Hampton Inn Morehead	118	Rooms	66.6%	3/31/2017	$13,700,000	4/23/2017
Property		15.27	Residence Inn Chico	78	Rooms	88.0%	3/31/2017	$13,300,000	4/23/2017
Property		15.28	Courtyard Lufkin	101	Rooms	64.9%	3/31/2017	$12,700,000	4/23/2017
Property		15.29	Hampton Inn Carlisle	97	Rooms	76.1%	3/31/2017	$12,600,000	4/23/2017
Property		15.30	Springhill Suites Williamsburg	120	Rooms	71.7%	3/31/2017	$12,600,000	4/23/2017
Property		15.31	Fairfield Inn Bloomington	105	Rooms	87.1%	3/31/2017	$12,500,000	4/23/2017
Property		15.32	Waco Residence Inn	78	Rooms	82.0%	3/31/2017	$12,200,000	4/23/2017
Property		15.33	Holiday Inn Express Fishers	115	Rooms	67.1%	3/31/2017	$11,400,000	4/23/2017
Property		15.34	Larkspur Landing Folsom	84	Rooms	86.4%	3/31/2017	$11,100,000	4/23/2017
Property		15.35	Springhill Suites Chicago Naperville Warrenville	128	Rooms	67.1%	3/31/2017	$10,500,000	4/23/2017
Property		15.36	Holiday Inn Express & Suites Paris	84	Rooms	72.6%	3/31/2017	$10,400,000	4/23/2017
Property		15.37	Toledo Homewood Suites	78	Rooms	82.2%	3/31/2017	$10,400,000	4/23/2017

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date	Mortgage Rate	Administrative Fee Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)
Property		15.38	Grand Rapids Homewood Suites	78	Rooms	84.1%	3/31/2017	$10,100,000	4/23/2017
Property		15.39	Fairfield Inn Laurel	109	Rooms	79.9%	3/31/2017	$9,400,000	4/23/2017
Property		15.40	Cheyenne Fairfield Inn & Suites	60	Rooms	74.6%	3/31/2017	$9,400,000	4/23/2017
Property		15.41	Courtyard Akron Stow	101	Rooms	65.9%	3/31/2017	$9,200,000	4/23/2017
Property		15.42	Towneplace Suites Bloomington	83	Rooms	89.1%	3/31/2017	$8,700,000	4/23/2017
Property		15.43	Larkspur Landing Roseville	90	Rooms	79.5%	3/31/2017	$8,700,000	4/23/2017
Property		15.44	Hampton Inn Danville	71	Rooms	80.0%	3/31/2017	$8,600,000	4/23/2017
Property		15.45	Holiday Inn Norwich	135	Rooms	56.7%	3/31/2017	$8,500,000	4/23/2017
Property		15.46	Hampton Inn Suites Longview North	91	Rooms	63.8%	3/31/2017	$8,400,000	4/23/2017
Property		15.47	Springhill Suites Peoria Westlake	124	Rooms	63.3%	3/31/2017	$8,400,000	4/23/2017
Property		15.48	Hampton Inn Suites Buda	74	Rooms	74.5%	3/31/2017	$8,300,000	4/23/2017
Property		15.49	Shawnee Hampton Inn	63	Rooms	77.6%	3/31/2017	$8,300,000	4/23/2017
Property		15.50	Racine Fairfield Inn	62	Rooms	68.6%	3/31/2017	$8,100,000	4/23/2017
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam	75	Rooms	75.6%	3/31/2017	$7,900,000	4/23/2017
Property		15.52	Holiday Inn Express & Suites Terrell	68	Rooms	84.0%	3/31/2017	$7,500,000	4/23/2017
Property		15.53	Westchase Homewood Suites	96	Rooms	63.4%	3/31/2017	$9,800,000	4/23/2017
Property		15.54	Holiday Inn Express & Suites Tyler South	88	Rooms	65.9%	3/31/2017	$7,200,000	4/23/2017
Property		15.55	Holiday Inn Express & Suites Huntsville	87	Rooms	65.5%	3/31/2017	$6,900,000	4/23/2017
Property		15.56	Hampton Inn Sweetwater	72	Rooms	62.9%	3/31/2017	$6,300,000	4/23/2017
Property		15.57	Comfort Suites Buda Austin South	72	Rooms	76.8%	3/31/2017	$5,300,000	4/23/2017
Property		15.58	Fairfield Inn & Suites Weatherford	86	Rooms	63.4%	3/31/2017	$5,000,000	4/23/2017
Property		15.59	Holiday Inn Express & Suites Altus	68	Rooms	67.4%	3/31/2017	$4,600,000	4/23/2017
Property		15.60	Comfort Inn & Suites Paris	56	Rooms	67.4%	3/31/2017	$3,600,000	4/23/2017
Property		15.61	Hampton Inn Suites Decatur	74	Rooms	64.6%	3/31/2017	$3,600,000	4/23/2017
Property		15.62	Holiday Inn Express & Suites Texarkana East	88	Rooms	66.5%	3/31/2017	$4,100,000	4/23/2017
Property		15.63	Mankato Fairfield Inn	61	Rooms	58.0%	3/31/2017	$3,600,000	4/23/2017
Property		15.64	Candlewood Suites Texarkana	80	Rooms	75.0%	3/31/2017	$2,600,000	4/23/2017
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East	62	Rooms	54.1%	3/31/2017	$3,200,000	4/23/2017
Loan		16	Dempster Plaza	113,191	SF	94.4%	9/8/2017	$36,150,000	8/21/2017	4.355%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan	10	17	Hollister Business Park	142,206	SF	93.7%	8/1/2017	$37,300,000	7/11/2017	4.774%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	2	No	120	118
Loan	10	18	Sequoia Plaza	179,284	SF	99.3%	8/20/2017	$32,500,000	9/5/2017	4.530%	0.07259%	0.00250%	0.06000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan	4, 9	19	Great Valley Commerce Center	356,223	SF	100.0%	5/18/2017	$73,500,000	5/16/2017	4.480%	0.02018%	0.00250%	0.00000%	0.01000%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	2	No	120	118
Loan	5, 6	20	Bernwood Portfolio	208,837	SF	89.6%		$31,410,000		4.604%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Property		20.01	Bernwood Design Center	91,540	SF	90.4%	8/25/2017	$11,170,000	7/27/2017
Property		20.02	Bernwood Shoppes	41,230	SF	95.6%	8/25/2017	$8,200,000	7/27/2017
Property		20.03	Bernwood Courtyard	39,843	SF	84.4%	8/25/2017	$6,470,000	7/27/2017
Property		20.04	Brookwood Court Buildings	23,750	SF	79.2%	8/25/2017	$3,450,000	7/27/2017
Property		20.05	Bernwood Place	12,474	SF	100.0%	8/25/2017	$2,120,000	7/27/2017
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	839	Rooms	69.2%		$103,000,000		4.480%	0.01268%	0.00250%	0.00000%	0.00250%	0.006700%	0.00000%	0.00048%	0.00050%	Actual/360	1	No	120	119
Property		21.01	Holiday Inn Express & Suites Buffalo	146	Rooms	83.0%	6/30/2017	$15,500,000	7/1/2017
Property		21.02	Hampton Inn Potsdam	94	Rooms	66.2%	6/30/2017	$12,500,000	7/1/2017
Property		21.03	Hampton Inn & Suites Utica	83	Rooms	76.4%	6/30/2017	$13,100,000	7/1/2017
Property		21.04	Fairfield Inn & Suites Olean	76	Rooms	58.0%	6/30/2017	$9,000,000	7/1/2017
Property		21.05	Hampton Inn & Suites East Aurora	80	Rooms	79.3%	6/30/2017	$13,000,000	7/1/2017
Property		21.06	Fairfield Inn & Suites Binghamton	82	Rooms	59.6%	6/30/2017	$8,200,000	7/1/2017
Property		21.07	Fairfield Inn & Suites Rochester South	62	Rooms	66.3%	6/30/2017	$7,000,000	7/1/2017
Property		21.08	Fairfield Inn & Suites Albany	75	Rooms	61.8%	6/30/2017	$8,100,000	7/1/2017
Property		21.09	Fairfield Inn & Suites Corning	63	Rooms	55.7%	6/30/2017	$6,500,000	7/1/2017
Property		21.10	Fairfield Inn & Suites Rochester West/Greece	78	Rooms	70.3%	6/30/2017	$5,600,000	7/1/2017
Loan		22	San Mar Plaza	186,016	SF	97.4%	9/19/2017	$27,840,000	9/8/2017	4.725%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan	5	23	Chattanooga Hotel Portfolio	184	Rooms	79.2%		$26,500,000		4.120%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Property		23.01	Hampton Inn	94	Rooms	83.9%	7/31/2017	$15,500,000	8/1/2017
Property		23.02	Fairfield Inn & Suites	90	Rooms	74.3%	7/31/2017	$11,000,000	8/1/2017
Loan	6	24	1102 Broadway	84,035	SF	90.8%	9/30/2017	$17,600,000	8/1/2017	4.272%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		25	Harbor Walk Office Building	61,465	SF	97.3%	5/1/2017	$16,500,000	4/3/2017	4.660%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	3	No	120	117
Loan	5	26	Sharp Rose Apartment Portfolio	245	Units	92.2%		$17,150,000		4.455%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Property		26.01	4949-4955 West Fulton Street	27	Units	81.5%	8/31/2017	$1,550,000	8/11/2017
Property		26.02	4856-4858 West Washington Boulevard	23	Units	91.3%	8/31/2017	$1,500,000	8/11/2017
Property		26.03	3714-3716 West Wrightwood Avenue	12	Units	100.0%	8/31/2017	$1,400,000	8/11/2017
Property		26.04	3550 West Franklin Boulevard	17	Units	94.1%	8/31/2017	$1,350,000	8/11/2017
Property		26.05	7320-7324 South Phillips Avenue	20	Units	85.0%	8/31/2017	$1,300,000	8/11/2017
Property		26.06	7742-7746 South South Shore Drive	20	Units	95.0%	8/31/2017	$1,100,000	8/11/2017
Property		26.07	2125-2129 West Washington Boulevard	9	Units	100.0%	8/31/2017	$1,050,000	8/11/2017
Property		26.08	4316-4140 West Kamerling Avenue	13	Units	100.0%	8/31/2017	$925,000	8/11/2017
Property		26.09	8057-8059 South Carpenter Street	15	Units	93.3%	8/31/2017	$900,000	8/11/2017
Property		26.10	703 North Mayfield Avenue	12	Units	100.0%	8/31/2017	$900,000	8/11/2017
Property		26.11	721-723 North Avers Avenue	13	Units	76.9%	8/31/2017	$725,000	8/11/2017
Property		26.12	1632-1636 West 89th Street	11	Units	100.0%	8/31/2017	$700,000	8/11/2017
Property		26.13	736-746 North Menard Avenue	9	Units	100.0%	8/31/2017	$650,000	8/11/2017
Property		26.14	7031-7033 South East End Avenue	12	Units	91.7%	8/31/2017	$650,000	8/11/2017
Property		26.15	7356-7358 South South Shore Drive	6	Units	83.3%	8/31/2017	$600,000	8/11/2017
Property		26.16	5522-5540 West Ohio Street	8	Units	100.0%	8/31/2017	$550,000	8/11/2017
Property		26.17	1501-1503 North Lockwood Avenue	6	Units	83.3%	8/31/2017	$475,000	8/11/2017
Property		26.18	5737-5739 South Prairie Avenue	6	Units	100.0%	8/31/2017	$450,000	8/11/2017
Property		26.19	3032 West Cermak Road	6	Units	100.0%	8/31/2017	$375,000	8/11/2017
Loan		27	Marina Beach Shopping Center	23,883	SF	91.6%	7/27/2017	$18,000,000	4/13/2017	4.250%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		28	Park Plaza	72,762	SF	91.6%	8/28/2017	$15,000,000	8/10/2017	4.300%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		29	Simsbury Plaza	80,278	SF	97.4%	8/29/2017	$14,000,000	8/17/2017	4.350%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan	15, 19	30	334 Bowery	13	Units	100.0%	8/31/2017	$17,800,000	7/26/2017	4.045%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan	16	31	Sawgrass TJ Maxx	53,026	SF	100.0%	10/1/2017	$15,000,000	8/21/2017	4.245%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		32	U Stor It Chicago - Carol Stream	72,005	SF	87.5%	8/20/2017	$12,450,000	8/2/2017	4.410%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		33	Premier Storage	114,490	SF	100.0%	8/22/2017	$10,720,000	8/1/2017	4.550%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		34	The Marketplace Shopping Center	66,540	SF	90.1%	6/13/2017	$9,725,000	1/14/2017	5.372%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	3	No	120	117
Loan		35	U Stor It Chicago - Streamwood	62,400	SF	91.5%	8/20/2017	$8,970,000	8/2/2017	4.410%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		36	Philmont Industrial Building	122,670	SF	94.3%	9/21/2017	$9,100,000	8/24/2017	5.150%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		37	MiniStor Self Storage	74,007	SF	92.3%	8/23/2017	$9,600,000	7/19/2017	3.800%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119

A-1-11

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date	Mortgage Rate	Administrative Fee Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)
Loan		38	U Stor It Chicago - Ashland	76,107	SF	69.8%	8/20/2017	$9,250,000	8/2/2017	4.410%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan	5, 6	39	Family Dollar Portfolio	33,106	SF	100.0%		$6,880,000		4.617%	0.05509%	0.00250%	0.04250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Property		39.01	Dollar General Brighton	12,095	SF	100.0%	10/6/2017	$3,100,000	5/5/2017
Property		39.02	Family Dollar Frankstown	9,100	SF	100.0%	10/6/2017	$2,000,000	5/5/2017
Property		39.03	Family Dollar Sheraden	11,911	SF	100.0%	10/6/2017	$1,780,000	5/5/2017
Loan		40	Algodon Retail Center	24,746	SF	87.0%	7/28/2017	$8,000,000	7/19/2017	4.200%	0.06509%	0.00250%	0.05250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan	7	41	Candlewood Suites Hopewell	59	Rooms	84.7%	6/30/2017	$5,900,000	4/28/2018	5.130%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan	18	42	U Stor It Chicago - Beverly	41,033	SF	88.8%	8/20/2017	$5,540,000	8/2/2017	4.410%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		43	Sunrise Apartments	97	Units	97.9%	8/17/2017	$5,000,000	7/24/2017	4.420%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		44	The Pad at Durango Arby Plaza	9,696	SF	100.0%	7/7/2017	$6,100,000	5/8/2017	4.570%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		45	Storage Xxtra Highway 74	59,786	SF	97.3%	9/15/2017	$6,000,000	8/18/2017	4.700%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		46	Las Vegas Dollar General Market	20,700	SF	100.0%	10/6/2017	$5,500,000	4/13/2017	4.960%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	5	No	84	79
Loan	6	47	Storage Xxtra Highway 61	90,326	SF	84.5%	7/31/2017	$5,920,000	8/16/2017	4.600%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		48	Courtside Apartments Cottonwood	44	Units	100.0%	8/3/2017	$3,625,000	8/9/2017	4.310%	0.02259%	0.00250%	0.01000%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	0	No	120	120
Loan		49	Luxor MHC	67	Pads	100.0%	7/31/2017	$2,790,000	7/27/2017	4.936%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119
Loan		50	Mary Ann MHC	43	Pads	97.7%	7/31/2017	$1,960,000	7/27/2017	4.936%	0.01509%	0.00250%	0.00250%	0.00000%	0.006700%	0.00241%	0.00048%	0.00050%	Actual/360	1	No	120	119

A-1-12

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)
Loan	4, 8	1	222 Second Street	120	119	0	0	8/30/2017	10/10/2017	N/A	9/10/2027	9/10/2029	$0.00	$331,710.65	$0.00	$3,980,527.80	Hard	Springing	No	N/A	N/A	1.96x	N/A
Loan	4, 14	2	American Cancer Society Center	60	57	360	360	6/15/2017	8/1/2017	8/1/2022	7/1/2027	N/A	$349,046.12	$246,770.42	$4,188,553.44	$2,961,245.04	Hard	Springing	No	N/A	2.11x	2.98x	1.79x
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	120	118	0	0	7/26/2017	9/9/2017	N/A	8/9/2027	N/A	$0.00	$221,895.34	$0.00	$2,662,744.08	Hard	Springing	No	N/A	N/A	4.32x	N/A
Loan	4, 12	4	9-19 9th Avenue	120	118	0	0	7/20/2017	9/6/2017	N/A	8/6/2027	N/A	$0.00	$174,515.63	$0.00	$2,094,187.56	Hard	In Place	No	N/A	N/A	1.91x	N/A
Loan	4	5	OKC Outlets	60	55	0	0	4/28/2017	6/1/2017	N/A	5/1/2022	N/A	$0.00	$174,819.79	$0.00	$2,097,837.48	Hard	Springing	No	N/A	N/A	2.63x	N/A
Loan	5, 7	6	U-Haul AREC 25 Portfolio	0	0	300	299	9/1/2017	10/1/2017	N/A	9/1/2027	9/1/2042	$245,253.07	$0.00	$2,943,036.84	$0.00	Soft	Springing	No	N/A	1.78x	N/A	1.73x
Property		6.01	U-Haul Moving & Storage Of Paradise Valley
Property		6.02	U-Haul Moving & Storage Of Lidgerwood
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue
Property		6.04	Big Toy Storage
Property		6.05	U-Haul Moving & Storage Of The North Coast
Property		6.06	U-Haul Moving & Storage Of East New Market
Property		6.07	U-Haul Moving & Storage Of Spokane Valley
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road
Property		6.09	U-Haul Storage At Stockton Hill Road
Property		6.10	U-Haul Moving & Storage At Outer Loop
Property		6.11	U-Haul Moving & Storage Of Trappe
Property		6.12	U-Haul Storage At S 40th Street
Property		6.13	U-Haul Storage Of Rochester South
Property		6.14	U-Haul Storage Of Rochester North
Property		6.15	U-Haul Moving & Storage Of North Fairbanks
Property		6.16	U-Haul Moving & Storage Of Hidalgo
Property		6.17	U-Haul Moving & Storage Of Rochester
Loan		7	Ocean Park Plaza	60	60	360	360	9/20/2017	11/1/2017	11/1/2022	10/1/2027	N/A	$223,616.43	$163,415.67	$2,683,397.16	$1,960,988.04	Springing	Springing	No	Group 1	1.49x	2.03x	1.38x
Loan	7, 14, 15	8	Rodin Place	60	58	360	360	7/31/2017	9/1/2017	9/1/2022	8/1/2027	N/A	$222,621.43	$164,361.53	$2,671,457.16	$1,972,338.36	Hard	Springing	No	N/A	1.60x	2.17x	1.50x
Loan	4, 6, 8, 16	9	Mall of Louisiana	36	34	360	360	7/26/2017	9/1/2017	9/1/2020	8/1/2027	N/A	$209,657.07	$148,108.89	$2,515,884.84	$1,777,306.68	Hard	Springing	No	N/A	1.94x	2.75x	1.85x
Loan		10	Remington Park	120	120	0	0	9/13/2017	11/1/2017	N/A	10/1/2027	N/A	$0.00	$145,070.60	$0.00	$1,740,847.20	Springing	Springing	No	N/A	N/A	1.96x	N/A
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	0	0	360	359	8/9/2017	10/6/2017	N/A	9/6/2027	N/A	$201,487.50	$0.00	$2,417,850.06	$0.00	Hard	Springing	No	N/A	1.69x	N/A	1.48x
Property		11.01	Corporate Woods - Building 82
Property		11.02	Corporate Woods - Building 40
Property		11.03	Corporate Woods - Building 84
Property		11.04	Corporate Woods - Building 32
Property		11.05	Corporate Woods - Building 34
Property		11.06	Corporate Woods - Building 14
Property		11.07	Corporate Woods - Building 70
Property		11.08	Corporate Woods - Building 9
Property		11.09	Corporate Woods - Building 6
Property		11.10	Corporate Woods - Building 12
Property		11.11	Corporate Woods - Building 27
Property		11.12	Corporate Woods - Building 51
Property		11.13	Corporate Woods - Building 55
Property		11.14	Corporate Woods - Building 65
Property		11.15	Corporate Woods - Building 3
Property		11.16	Corporate Woods - Building 75
Loan		12	The Townsend Hotel	120	120	0	0	9/15/2017	11/1/2017	N/A	10/1/2027	N/A	$0.00	$123,314.24	$0.00	$1,479,770.88	Springing	Springing	No	N/A	N/A	4.19x	N/A
Loan		13	Enclave at Carpinteria	120	119	0	0	8/30/2017	10/1/2017	N/A	9/1/2027	N/A	$0.00	$97,447.17	$0.00	$1,169,366.04	Hard	Springing	No	N/A	N/A	2.26x	N/A
Loan	10, 13, 14	14	444 West Ocean	60	59	360	360	8/18/2017	10/1/2017	10/1/2022	9/1/2027	N/A	$129,280.40	$93,590.39	$1,551,364.80	$1,123,084.68	Soft	Springing	No	N/A	1.68x	2.33x	1.39x
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	120	116	0	0	5/24/2017	7/1/2017	N/A	6/1/2027	N/A	$0.00	$94,756.37	$0.00	$1,137,076.44	Soft	Springing	No	N/A	N/A	2.72x	N/A
Property		15.01	Larkspur Landing Sunnyvale
Property		15.02	Larkspur Landing Milpitas
Property		15.03	Larkspur Landing Campbell
Property		15.04	Larkspur Landing San Francisco
Property		15.05	Larkspur Landing Pleasanton
Property		15.06	Larkspur Landing Bellevue
Property		15.07	Larkspur Landing Sacramento
Property		15.08	Hampton Inn Ann Arbor North
Property		15.09	Larkspur Landing Hillsboro
Property		15.10	Larkspur Landing Renton
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark
Property		15.12	Residence Inn Toledo Maumee
Property		15.13	Residence Inn Williamsburg
Property		15.14	Hampton Inn Suites Waco South
Property		15.15	Holiday Inn Louisville Airport Fair Expo
Property		15.16	Courtyard Tyler
Property		15.17	Hilton Garden Inn Edison Raritan Center
Property		15.18	Hilton Garden Inn St. Paul Oakdale
Property		15.19	Residence Inn Grand Rapids West
Property		15.20	Peoria, AZ Residence Inn
Property		15.21	Hampton Inn Suites Bloomington Normal
Property		15.22	Courtyard Chico
Property		15.23	Hampton Inn Suites South Bend
Property		15.24	Hampton Inn Suites Kokomo
Property		15.25	Courtyard Wichita Falls
Property		15.26	Hampton Inn Morehead
Property		15.27	Residence Inn Chico
Property		15.28	Courtyard Lufkin
Property		15.29	Hampton Inn Carlisle
Property		15.30	Springhill Suites Williamsburg
Property		15.31	Fairfield Inn Bloomington
Property		15.32	Waco Residence Inn
Property		15.33	Holiday Inn Express Fishers
Property		15.34	Larkspur Landing Folsom
Property		15.35	Springhill Suites Chicago Naperville Warrenville
Property		15.36	Holiday Inn Express & Suites Paris
Property		15.37	Toledo Homewood Suites

A-1-13

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)
Property		15.38	Grand Rapids Homewood Suites
Property		15.39	Fairfield Inn Laurel
Property		15.40	Cheyenne Fairfield Inn & Suites
Property		15.41	Courtyard Akron Stow
Property		15.42	Towneplace Suites Bloomington
Property		15.43	Larkspur Landing Roseville
Property		15.44	Hampton Inn Danville
Property		15.45	Holiday Inn Norwich
Property		15.46	Hampton Inn Suites Longview North
Property		15.47	Springhill Suites Peoria Westlake
Property		15.48	Hampton Inn Suites Buda
Property		15.49	Shawnee Hampton Inn
Property		15.50	Racine Fairfield Inn
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam
Property		15.52	Holiday Inn Express & Suites Terrell
Property		15.53	Westchase Homewood Suites
Property		15.54	Holiday Inn Express & Suites Tyler South
Property		15.55	Holiday Inn Express & Suites Huntsville
Property		15.56	Hampton Inn Sweetwater
Property		15.57	Comfort Suites Buda Austin South
Property		15.58	Fairfield Inn & Suites Weatherford
Property		15.59	Holiday Inn Express & Suites Altus
Property		15.60	Comfort Inn & Suites Paris
Property		15.61	Hampton Inn Suites Decatur
Property		15.62	Holiday Inn Express & Suites Texarkana East
Property		15.63	Mankato Fairfield Inn
Property		15.64	Candlewood Suites Texarkana
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East
Loan		16	Dempster Plaza	48	48	360	360	9/13/2017	11/6/2017	11/6/2021	10/6/2027	N/A	$122,036.05	$90,149.51	$1,464,432.60	$1,081,794.12	Springing	Springing	No	N/A	1.46x	1.98x	1.40x
Loan	10	17	Hollister Business Park	60	58	360	360	8/1/2017	9/1/2017	9/1/2022	8/1/2027	N/A	$120,311.83	$92,772.52	$1,443,741.96	$1,113,270.24	Springing	Springing	No	N/A	1.58x	2.04x	1.41x
Loan	10	18	Sequoia Plaza	0	0	360	360	9/15/2017	11/1/2017	N/A	10/1/2027	N/A	$109,829.39	$0.00	$1,317,952.68	$0.00	Hard	Springing	No	N/A	1.58x	N/A	1.44x
Loan	4, 9	19	Great Valley Commerce Center	0	0	360	358	7/25/2017	9/1/2017	N/A	8/1/2027	N/A	$108,808.37	$0.00	$1,305,700.44	$0.00	Hard	Springing	No	N/A	1.89x	N/A	1.66x
Loan	5, 6	20	Bernwood Portfolio	0	0	360	360	9/22/2017	11/1/2017	N/A	10/1/2027	N/A	$107,705.52	$0.00	$1,292,466.24	$0.00	Springing	Springing	No	N/A	1.54x	N/A	1.34x
Property		20.01	Bernwood Design Center
Property		20.02	Bernwood Shoppes
Property		20.03	Bernwood Courtyard
Property		20.04	Brookwood Court Buildings
Property		20.05	Bernwood Place
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	0	0	360	359	8/23/2017	10/6/2017	N/A	9/6/2027	N/A	$100,846.78	$0.00	$1,210,161.36	$0.00	Springing	Springing	No	N/A	2.55x	N/A	2.25x
Property		21.01	Holiday Inn Express & Suites Buffalo
Property		21.02	Hampton Inn Potsdam
Property		21.03	Hampton Inn & Suites Utica
Property		21.04	Fairfield Inn & Suites Olean
Property		21.05	Hampton Inn & Suites East Aurora
Property		21.06	Fairfield Inn & Suites Binghamton
Property		21.07	Fairfield Inn & Suites Rochester South
Property		21.08	Fairfield Inn & Suites Albany
Property		21.09	Fairfield Inn & Suites Corning
Property		21.10	Fairfield Inn & Suites Rochester West/Greece
Loan		22	San Mar Plaza	120	120	0	0	9/21/2017	11/6/2017	N/A	10/6/2027	N/A	$0.00	$66,869.14	$0.00	$802,429.68	Hard	In Place	No	N/A	N/A	2.14x	N/A
Loan	5	23	Chattanooga Hotel Portfolio	0	0	360	360	9/22/2017	11/1/2017	N/A	10/1/2027	N/A	$77,497.49	$0.00	$929,969.88	$0.00	Springing	Springing	No	N/A	2.81x	N/A	2.54x
Property		23.01	Hampton Inn
Property		23.02	Fairfield Inn & Suites
Loan	6	24	1102 Broadway	24	24	360	360	9/21/2017	11/1/2017	11/1/2019	10/1/2027	N/A	$61,283.66	$44,847.35	$735,403.92	$538,168.20	Hard	Springing	No	N/A	1.73x	2.36x	1.56x
Loan		25	Harbor Walk Office Building	0	0	360	357	6/8/2017	8/1/2017	N/A	7/1/2027	N/A	$61,948.36	$0.00	$743,380.32	$0.00	Springing	Springing	No	N/A	1.68x	N/A	1.47x
Loan	5	26	Sharp Rose Apartment Portfolio	60	60	360	360	9/15/2017	11/6/2017	11/6/2022	10/6/2027	N/A	$55,441.65	$41,404.69	$665,299.80	$496,856.28	Springing	Springing	No	N/A	1.83x	2.45x	1.74x
Property		26.01	4949-4955 West Fulton Street
Property		26.02	4856-4858 West Washington Boulevard
Property		26.03	3714-3716 West Wrightwood Avenue
Property		26.04	3550 West Franklin Boulevard
Property		26.05	7320-7324 South Phillips Avenue
Property		26.06	7742-7746 South South Shore Drive
Property		26.07	2125-2129 West Washington Boulevard
Property		26.08	4316-4140 West Kamerling Avenue
Property		26.09	8057-8059 South Carpenter Street
Property		26.10	703 North Mayfield Avenue
Property		26.11	721-723 North Avers Avenue
Property		26.12	1632-1636 West 89th Street
Property		26.13	736-746 North Menard Avenue
Property		26.14	7031-7033 South East End Avenue
Property		26.15	7356-7358 South South Shore Drive
Property		26.16	5522-5540 West Ohio Street
Property		26.17	1501-1503 North Lockwood Avenue
Property		26.18	5737-5739 South Prairie Avenue
Property		26.19	3032 West Cermak Road
Loan		27	Marina Beach Shopping Center	36	36	360	360	9/19/2017	11/1/2017	11/1/2020	10/1/2027	N/A	$48,210.11	$35,190.39	$578,521.32	$422,284.68	Springing	Springing	No	Group 1	1.90x	2.60x	1.72x
Loan		28	Park Plaza	120	119	0	0	8/30/2017	10/6/2017	N/A	9/6/2027	N/A	$0.00	$34,560.79	$0.00	$414,729.48	Springing	Springing	No	N/A	N/A	2.09x	N/A
Loan		29	Simsbury Plaza	24	23	360	360	8/31/2017	10/6/2017	10/6/2019	9/6/2027	N/A	$46,794.31	$34,548.26	$561,531.72	$414,579.12	Springing	Springing	No	N/A	1.74x	2.36x	1.62x
Loan	15, 19	30	334 Bowery	120	120	0	0	9/15/2017	11/1/2017	N/A	10/1/2027	N/A	$0.00	$30,758.85	$0.00	$369,106.20	Springing	Springing	No	N/A	N/A	1.97x	N/A
Loan	16	31	Sawgrass TJ Maxx	0	0	240	240	9/26/2017	11/1/2017	N/A	10/1/2027	N/A	$50,910.10	$0.00	$610,921.20	$0.00	Hard	Springing	No	N/A	1.40x	N/A	1.32x
Loan		32	U Stor It Chicago - Carol Stream	0	0	360	359	9/1/2017	10/1/2017	N/A	9/1/2027	N/A	$40,358.82	$0.00	$484,305.84	$0.00	Springing	Springing	No	Group 2	1.46x	N/A	1.44x
Loan		33	Premier Storage	0	0	360	360	9/11/2017	11/1/2017	N/A	10/1/2027	N/A	$32,618.27	$0.00	$391,419.24	$0.00	Springing	Springing	No	N/A	1.56x	N/A	1.53x
Loan		34	The Marketplace Shopping Center	0	0	300	297	6/19/2017	8/6/2017	N/A	7/6/2027	N/A	$38,207.42	$0.00	$458,489.04	$0.00	Hard	Springing	No	N/A	1.63x	N/A	1.44x
Loan		35	U Stor It Chicago - Streamwood	0	0	360	359	9/1/2017	10/1/2017	N/A	9/1/2027	N/A	$29,579.76	$0.00	$354,957.12	$0.00	Springing	Springing	No	Group 2	1.49x	N/A	1.48x
Loan		36	Philmont Industrial Building	0	0	330	330	9/21/2017	11/6/2017	N/A	10/6/2027	N/A	$31,763.17	$0.00	$381,158.04	$0.00	Hard	In Place	No	N/A	1.55x	N/A	1.37x
Loan		37	MiniStor Self Storage	120	119	0	0	8/31/2017	10/1/2017	N/A	9/1/2027	N/A	$0.00	$17,658.56	$0.00	$211,902.72	Springing	Springing	No	N/A	N/A	2.89x	N/A

A-1-14

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)
Loan		38	U Stor It Chicago - Ashland	0	0	360	359	9/1/2017	10/1/2017	N/A	9/1/2027	N/A	$25,819.62	$0.00	$309,835.44	$0.00	Springing	Springing	No	Group 2	1.70x	N/A	1.67x
Loan	5, 6	39	Family Dollar Portfolio	6	5	360	360	8/30/2017	10/6/2017	4/6/2018	9/6/2027	N/A	$25,554.63	$19,407.16	$306,655.56	$232,885.92	Springing	Springing	No	N/A	1.62x	2.13x	1.55x
Property		39.01	Dollar General Brighton
Property		39.02	Family Dollar Frankstown
Property		39.03	Family Dollar Sheraden
Loan		40	Algodon Retail Center	120	119	0	0	8/29/2017	10/1/2017	N/A	9/1/2027	N/A	$0.00	$14,194.44	$0.00	$170,333.28	Springing	Springing	No	N/A	N/A	3.01x	N/A
Loan	7	41	Candlewood Suites Hopewell	0	0	300	299	9/1/2017	10/1/2017	N/A	9/1/2027	N/A	$21,318.81	$0.00	$255,825.72	$0.00	Hard	Springing	No	N/A	1.82x	N/A	1.61x
Loan	18	42	U Stor It Chicago - Beverly	0	0	360	359	9/1/2017	10/1/2017	N/A	9/1/2027	N/A	$17,948.39	$0.00	$215,380.68	$0.00	Springing	Springing	No	Group 2	1.53x	N/A	1.51x
Loan		43	Sunrise Apartments	0	0	360	359	8/25/2017	10/5/2017	N/A	9/5/2027	N/A	$17,568.01	$0.00	$210,816.12	$0.00	Springing	Springing	No	N/A	1.86x	N/A	1.72x
Loan		44	The Pad at Durango Arby Plaza	60	59	360	360	8/18/2017	10/1/2017	10/1/2022	9/1/2027	N/A	$17,113.58	$12,935.11	$205,362.96	$155,221.32	Springing	Springing	No	N/A	1.84x	2.43x	1.70x
Loan		45	Storage Xxtra Highway 74	6	6	360	360	9/19/2017	11/6/2017	5/6/2018	10/6/2027	N/A	$17,115.05	$13,104.51	$205,380.60	$157,254.12	N/A	N/A	No	Group 3	1.72x	2.25x	1.69x
Loan		46	Las Vegas Dollar General Market	0	0	360	355	4/27/2017	6/6/2017	N/A	5/6/2024	N/A	$17,367.34	$0.00	$208,408.08	$0.00	Springing	Springing	No	N/A	1.55x	N/A	1.54x
Loan	6	47	Storage Xxtra Highway 61	6	5	360	360	8/29/2017	10/6/2017	4/6/2018	9/6/2027	N/A	$16,404.62	$12,437.04	$196,855.44	$149,244.48	N/A	N/A	No	Group 3	1.63x	2.15x	1.58x
Loan		48	Courtside Apartments Cottonwood	60	60	360	360	9/12/2017	11/1/2017	11/1/2022	10/1/2027	N/A	$12,569.79	$9,238.61	$150,837.48	$110,863.32	Springing	Springing	No	N/A	1.77x	2.41x	1.68x
Loan		49	Luxor MHC	0	0	360	359	8/24/2017	10/1/2017	N/A	9/1/2027	N/A	$11,151.29	$0.00	$133,815.48	$0.00	Springing	Springing	No	Group 4	1.37x	N/A	1.35x
Loan		50	Mary Ann MHC	0	0	360	359	8/24/2017	10/1/2017	N/A	9/1/2027	N/A	$6,967.89	$0.00	$83,614.68	$0.00	Springing	Springing	No	Group 4	1.52x	N/A	1.47x

A-1-15

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues
Loan	4, 8	1	222 Second Street	1.84x	56.5%	56.5%	0	0	Tenth	LO(25);DEF(88);O(7)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 14	2	American Cancer Society Center	2.53x	63.8%	58.0%	0	0	First	LO(27);DEF(87);O(6)		$24,294,355	$12,511,534	$11,782,820	12/31/2015	10.1%	$24,168,963	$11,780,913	$12,388,050	12/31/2016	10.7%	$24,271,386
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	4.10x	26.6%	26.6%	5	0	Ninth	LO(26);DEF(87);O(7)		$62,241,004	$29,847,060	$32,393,944	12/31/2014	9.3%	$49,006,350	$29,516,874	$19,489,476	12/31/2015	5.6%	$50,441,783
Loan	4, 12	4	9-19 9th Avenue	1.91x	52.0%	52.0%	0	0	Sixth	LO(26);DEF(90);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	5	OKC Outlets	2.41x	59.9%	59.9%	5	5	First	LO(29);DEF(25);O(6)		$13,772,675	$4,382,185	$9,390,490	12/31/2015	10.9%	$14,731,469	$4,463,320	$10,268,149	12/31/2016	11.9%	$14,608,350
Loan	5, 7	6	U-Haul AREC 25 Portfolio	N/A	59.1%	42.6%	0	0	First	LO(25);DEF(91);O(4)		$2,855,374	$1,124,168	$1,731,206	12/31/2015	3.7%	$4,907,301	$1,505,999	$3,401,302	12/31/2016	7.3%	$7,030,428
Property		6.01	U-Haul Moving & Storage Of Paradise Valley														$108,149	$78,928	$29,221	12/31/2016		$801,074
Property		6.02	U-Haul Moving & Storage Of Lidgerwood									$125,364	$90,674	$34,690	12/31/2015		$657,250	$150,296	$506,954	12/31/2016		$819,631
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue									$388,639	$127,251	$261,389	12/31/2015		$505,248	$120,746	$384,502	12/31/2016		$592,573
Property		6.04	Big Toy Storage									$629,716	$198,478	$431,237	12/31/2015		$697,580	$216,010	$481,570	12/31/2016		$742,005
Property		6.05	U-Haul Moving & Storage Of The North Coast									$70,416	$100,515	-$30,098	12/31/2015		$209,031	$97,768	$111,264	12/31/2016		$429,336
Property		6.06	U-Haul Moving & Storage Of East New Market									$335,257	$122,638	$212,619	12/31/2015		$648,173	$154,725	$493,448	12/31/2016		$790,506
Property		6.07	U-Haul Moving & Storage Of Spokane Valley									$44,340	$66,358	-$22,018	12/31/2015		$255,385	$88,076	$167,310	12/31/2016		$389,426
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road									$458,384	$145,404	$312,980	12/31/2015		$560,390	$154,262	$406,129	12/31/2016		$664,124
Property		6.09	U-Haul Storage At Stockton Hill Road
Property		6.10	U-Haul Moving & Storage At Outer Loop														$275,969	$84,337	$191,632	12/31/2016		$341,175
Property		6.11	U-Haul Moving & Storage Of Trappe
Property		6.12	U-Haul Storage At S 40th Street														$120,061	$29,291	$90,770	12/31/2016		$235,750
Property		6.13	U-Haul Storage Of Rochester South
Property		6.14	U-Haul Storage Of Rochester North
Property		6.15	U-Haul Moving & Storage Of North Fairbanks									$204,454	$70,317	$134,137	12/31/2015		$223,782	$67,160	$156,622	12/31/2016		$262,217
Property		6.16	U-Haul Moving & Storage Of Hidalgo														$42,535	$62,430	-$19,895	12/31/2016		$289,243
Property		6.17	U-Haul Moving & Storage Of Rochester									$598,802	$202,532	$396,270	12/31/2015		$603,746	$201,970	$401,775	12/31/2016		$673,369
Loan		7	Ocean Park Plaza	1.88x	67.8%	61.9%	0	0	First	LO(24);DEF(91);O(5)		$3,172,920	$1,281,177	$1,891,743	12/31/2015	4.2%	$3,756,041	$1,414,369	$2,341,672	12/31/2016	5.2%	$3,859,370
Loan	7, 14, 15	8	Rodin Place	2.04x	62.5%	57.2%	5	5	First	LO(26);DEF(91);O(3)		$6,404,769	$2,470,455	$3,934,314	12/31/2015	8.8%	$5,905,505	$2,452,747	$3,452,757	12/31/2016	7.7%	$5,880,929
Loan	4, 6, 8, 16	9	Mall of Louisiana	2.62x	57.0%	49.4%	0	0	First	LO(26);DEF(90);O(4)		$41,979,974	$7,399,438	$34,580,536	12/31/2015	10.6%	$42,235,214	$7,196,737	$35,038,477	12/31/2016	10.8%	$42,205,123
Loan		10	Remington Park	1.89x	67.6%	67.6%	0	5	First	LO(24);DEF(92);O(4)		$6,788,380	$2,876,155	$3,912,225	12/31/2015	9.2%	$6,688,557	$3,082,371	$3,606,186	12/31/2016	8.5%	$6,605,582
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	N/A	73.9%	59.8%	0	0	Sixth	LO(25);DEF(89);O(6)		$42,234,497	$21,053,221	$21,181,276	12/31/2015	9.6%	$41,781,575	$21,902,104	$19,879,471	12/31/2016	9.0%	$43,239,702
Property		11.01	Corporate Woods - Building 82									$6,650,870	$2,670,419	$3,980,451	12/31/2015		$6,569,952	$2,832,902	$3,737,050	12/31/2016		$6,608,256
Property		11.02	Corporate Woods - Building 40									$6,030,501	$3,186,202	$2,844,299	12/31/2015		$6,415,560	$3,303,831	$3,111,729	12/31/2016		$6,642,113
Property		11.03	Corporate Woods - Building 84									$5,624,686	$2,623,122	$3,001,564	12/31/2015		$5,698,387	$2,692,896	$3,005,491	12/31/2016		$5,648,598
Property		11.04	Corporate Woods - Building 32									$4,409,531	$2,062,049	$2,347,483	12/31/2015		$4,467,274	$2,205,007	$2,262,268	12/31/2016		$4,675,720
Property		11.05	Corporate Woods - Building 34									$1,824,586	$1,021,658	$802,928	12/31/2015		$80,505	$990,960	-$910,455	12/31/2016		$513,694
Property		11.06	Corporate Woods - Building 14									$2,029,356	$1,172,013	$857,343	12/31/2015		$2,291,770	$1,188,810	$1,102,960	12/31/2016		$2,339,051
Property		11.07	Corporate Woods - Building 70									$2,143,039	$1,063,279	$1,079,761	12/31/2015		$2,128,274	$1,109,268	$1,019,006	12/31/2016		$2,217,780
Property		11.08	Corporate Woods - Building 9									$1,997,033	$943,802	$1,053,231	12/31/2015		$2,006,909	$995,872	$1,011,036	12/31/2016		$1,943,043
Property		11.09	Corporate Woods - Building 6									$1,985,209	$1,016,366	$968,843	12/31/2015		$2,150,771	$1,056,501	$1,094,270	12/31/2016		$2,195,990
Property		11.10	Corporate Woods - Building 12									$1,606,805	$1,073,771	$533,034	12/31/2015		$1,448,620	$1,110,139	$338,481	12/31/2016		$1,737,391
Property		11.11	Corporate Woods - Building 27									$2,046,236	$981,616	$1,064,620	12/31/2015		$2,101,628	$1,034,353	$1,067,275	12/31/2016		$2,126,116
Property		11.12	Corporate Woods - Building 51									$1,732,862	$876,987	$855,875	12/31/2015		$1,749,269	$924,920	$824,349	12/31/2016		$1,797,706
Property		11.13	Corporate Woods - Building 55									$1,423,566	$872,790	$550,777	12/31/2015		$1,718,413	$972,092	$746,321	12/31/2016		$1,786,197
Property		11.14	Corporate Woods - Building 65									$867,899	$388,448	$479,451	12/31/2015		$855,708	$359,794	$495,914	12/31/2016		$881,924
Property		11.15	Corporate Woods - Building 3									$1,037,095	$629,772	$407,322	12/31/2015		$1,195,764	$641,437	$554,327	12/31/2016		$1,234,823
Property		11.16	Corporate Woods - Building 75									$825,223	$470,929	$354,294	12/31/2015		$902,771	$483,321	$419,449	12/31/2016		$891,299
Loan		12	The Townsend Hotel	3.54x	51.5%	51.5%	0	5	First	LO(24);DEF(92);O(4)		$24,168,094	$17,812,224	$6,355,870	12/31/2015	18.2%	$23,593,399	$17,256,969	$6,336,430	12/31/2016	18.1%	$24,055,753
Loan		13	Enclave at Carpinteria	2.08x	67.0%	67.0%	5	4	First	LO(25);DEF(91);O(4)		$1,118,866	$496,444	$622,422	12/31/2015	2.2%	$2,996,247	$724,340	$2,271,907	12/31/2016	7.9%	$3,081,157
Loan	10, 13, 14	14	444 West Ocean	1.93x	64.6%	58.9%	0	0	First	LO(25);DEF(92);O(3)		$3,748,983	$1,823,578	$1,925,405	12/31/2015	7.3%	$4,217,227	$1,849,020	$2,368,207	12/31/2016	8.9%	$4,382,289
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	2.72x	60.4%	60.4%	0	0	First	LO(12);YM1(105);O(3)	A	$210,181,276	$136,174,637	$74,006,639	12/31/2015	12.8%	$214,236,030	$139,766,633	$74,469,395	12/31/2016	12.9%	$212,650,616
Property		15.01	Larkspur Landing Sunnyvale									$7,402,221	$3,043,842	$4,358,379	12/31/2015		$7,817,367	$3,196,232	$4,621,135	12/31/2016		$7,774,225
Property		15.02	Larkspur Landing Milpitas									$6,284,848	$2,765,694	$3,519,154	12/31/2015		$6,748,863	$2,919,223	$3,829,640	12/31/2016		$6,764,028
Property		15.03	Larkspur Landing Campbell									$5,892,933	$2,614,126	$3,278,807	12/31/2015		$6,251,271	$2,837,671	$3,413,600	12/31/2016		$6,059,570
Property		15.04	Larkspur Landing San Francisco									$5,806,373	$3,043,071	$2,763,302	12/31/2015		$5,905,601	$3,162,141	$2,743,460	12/31/2016		$5,697,514
Property		15.05	Larkspur Landing Pleasanton									$4,880,674	$2,567,319	$2,313,355	12/31/2015		$5,319,602	$2,764,545	$2,555,057	12/31/2016		$5,193,352
Property		15.06	Larkspur Landing Bellevue									$4,615,653	$2,539,918	$2,075,735	12/31/2015		$4,726,484	$2,501,374	$2,225,110	12/31/2016		$4,692,425
Property		15.07	Larkspur Landing Sacramento									$4,176,563	$2,318,331	$1,858,232	12/31/2015		$4,200,451	$2,369,171	$1,831,280	12/31/2016		$4,214,257
Property		15.08	Hampton Inn Ann Arbor North									$4,678,954	$2,774,233	$1,904,721	12/31/2015		$4,956,425	$2,996,409	$1,960,016	12/31/2016		$4,826,301
Property		15.09	Larkspur Landing Hillsboro									$3,915,128	$2,027,124	$1,888,004	12/31/2015		$4,016,848	$2,189,946	$1,826,902	12/31/2016		$3,941,272
Property		15.10	Larkspur Landing Renton									$4,324,596	$2,570,888	$1,753,708	12/31/2015		$4,349,218	$2,659,463	$1,689,755	12/31/2016		$4,423,020
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark									$5,424,474	$3,999,092	$1,425,382	12/31/2015		$5,505,741	$3,984,588	$1,521,153	12/31/2016		$5,568,856
Property		15.12	Residence Inn Toledo Maumee									$3,874,115	$2,579,170	$1,294,945	12/31/2015		$3,998,051	$2,569,850	$1,428,201	12/31/2016		$4,066,425
Property		15.13	Residence Inn Williamsburg									$3,685,293	$2,398,382	$1,286,911	12/31/2015		$4,098,296	$2,645,877	$1,452,419	12/31/2016		$3,955,706
Property		15.14	Hampton Inn Suites Waco South									$4,247,264	$2,754,599	$1,492,665	12/31/2015		$4,293,352	$2,832,923	$1,460,429	12/31/2016		$4,293,844
Property		15.15	Holiday Inn Louisville Airport Fair Expo									$4,124,662	$2,659,301	$1,465,361	12/31/2015		$4,308,290	$2,810,936	$1,497,354	12/31/2016		$4,185,314
Property		15.16	Courtyard Tyler									$3,919,126	$2,220,154	$1,698,972	12/31/2015		$3,429,564	$2,089,629	$1,339,935	12/31/2016		$3,341,364
Property		15.17	Hilton Garden Inn Edison Raritan Center									$5,493,273	$4,439,380	$1,053,893	12/31/2015		$5,761,789	$4,454,017	$1,307,772	12/31/2016		$5,848,958
Property		15.18	Hilton Garden Inn St. Paul Oakdale									$4,711,861	$3,108,429	$1,603,432	12/31/2015		$4,983,720	$3,192,469	$1,791,251	12/31/2016		$4,891,094
Property		15.19	Residence Inn Grand Rapids West									$3,062,200	$1,923,049	$1,139,151	12/31/2015		$3,310,952	$2,018,261	$1,292,691	12/31/2016		$3,115,120
Property		15.20	Peoria, AZ Residence Inn									$3,187,787	$2,012,469	$1,175,318	12/31/2015		$3,292,301	$2,053,732	$1,238,569	12/31/2016		$3,248,248
Property		15.21	Hampton Inn Suites Bloomington Normal									$4,022,171	$2,458,126	$1,564,045	12/31/2015		$3,759,689	$2,340,772	$1,418,917	12/31/2016		$3,738,690
Property		15.22	Courtyard Chico									$3,178,650	$2,087,242	$1,091,408	12/31/2015		$3,812,434	$2,381,258	$1,431,176	12/31/2016		$3,850,184
Property		15.23	Hampton Inn Suites South Bend									$3,424,014	$2,329,908	$1,094,106	12/31/2015		$3,779,982	$2,535,257	$1,244,725	12/31/2016		$3,810,167
Property		15.24	Hampton Inn Suites Kokomo									$3,524,349	$2,357,841	$1,166,508	12/31/2015		$3,744,550	$2,431,095	$1,313,455	12/31/2016		$3,680,915
Property		15.25	Courtyard Wichita Falls									$2,944,157	$1,949,071	$995,086	12/31/2015		$3,055,163	$1,967,538	$1,087,625	12/31/2016		$3,121,444
Property		15.26	Hampton Inn Morehead									$2,908,105	$1,894,889	$1,013,216	12/31/2015		$3,140,885	$2,029,198	$1,111,687	12/31/2016		$3,154,358
Property		15.27	Residence Inn Chico									$3,017,201	$1,895,739	$1,121,462	12/31/2015		$3,230,070	$2,003,854	$1,226,216	12/31/2016		$3,273,835
Property		15.28	Courtyard Lufkin									$3,391,091	$2,179,605	$1,211,486	12/31/2015		$2,938,698	$2,065,448	$873,250	12/31/2016		$2,752,597
Property		15.29	Hampton Inn Carlisle									$3,477,412	$2,258,369	$1,219,043	12/31/2015		$3,524,239	$2,363,148	$1,161,091	12/31/2016		$3,439,196
Property		15.30	Springhill Suites Williamsburg									$3,204,858	$2,304,606	$900,252	12/31/2015		$3,440,078	$2,462,690	$977,388	12/31/2016		$3,361,902
Property		15.31	Fairfield Inn Bloomington									$2,237,500	$1,653,149	$584,351	12/31/2015		$2,956,451	$1,695,639	$1,260,812	12/31/2016		$3,018,966
Property		15.32	Waco Residence Inn									$2,926,457	$2,041,322	$885,135	12/31/2015		$3,115,712	$2,129,416	$986,296	12/31/2016		$3,136,682
Property		15.33	Holiday Inn Express Fishers									$2,880,638	$1,935,320	$945,318	12/31/2015		$3,132,794	$2,184,957	$947,837	12/31/2016		$3,176,451
Property		15.34	Larkspur Landing Folsom									$2,842,366	$1,914,516	$927,850	12/31/2015		$2,893,984	$2,022,130	$871,854	12/31/2016		$2,902,483
Property		15.35	Springhill Suites Chicago Naperville Warrenville									$3,334,536	$2,615,422	$719,114	12/31/2015		$3,229,904	$2,567,803	$662,101	12/31/2016		$3,321,573
Property		15.36	Holiday Inn Express & Suites Paris									$2,256,662	$1,456,462	$800,200	12/31/2015		$2,339,461	$1,515,400	$824,061	12/31/2016		$2,343,673
Property		15.37	Toledo Homewood Suites									$2,585,574	$1,880,413	$705,161	12/31/2015		$2,879,994	$1,999,558	$880,436	12/31/2016		$2,929,714

A-1-16

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues
Property		15.38	Grand Rapids Homewood Suites									$3,044,043	$2,141,853	$902,190	12/31/2015		$3,082,919	$2,206,236	$876,683	12/31/2016		$3,009,146
Property		15.39	Fairfield Inn Laurel									$2,980,035	$2,319,285	$660,750	12/31/2015		$3,060,436	$2,430,414	$630,022	12/31/2016		$3,127,939
Property		15.40	Cheyenne Fairfield Inn & Suites									$2,184,113	$1,274,027	$910,086	12/31/2015		$2,069,004	$1,233,313	$835,691	12/31/2016		$1,961,942
Property		15.41	Courtyard Akron Stow									$3,378,668	$2,167,968	$1,210,700	12/31/2015		$3,339,430	$2,310,440	$1,028,990	12/31/2016		$3,168,035
Property		15.42	Towneplace Suites Bloomington									$1,990,897	$1,378,491	$612,406	12/31/2015		$2,355,692	$1,515,451	$840,241	12/31/2016		$2,441,633
Property		15.43	Larkspur Landing Roseville									$2,792,081	$1,987,238	$804,843	12/31/2015		$2,791,909	$2,028,202	$763,707	12/31/2016		$2,851,065
Property		15.44	Hampton Inn Danville									$2,301,578	$1,688,631	$612,947	12/31/2015		$2,521,595	$1,800,163	$721,432	12/31/2016		$2,591,371
Property		15.45	Holiday Inn Norwich									$4,347,308	$3,741,178	$606,130	12/31/2015		$4,825,972	$4,034,355	$791,617	12/31/2016		$4,801,904
Property		15.46	Hampton Inn Suites Longview North									$3,058,158	$1,867,316	$1,190,842	12/31/2015		$2,373,357	$1,694,366	$678,991	12/31/2016		$2,322,688
Property		15.47	Springhill Suites Peoria Westlake									$3,126,977	$2,492,033	$634,944	12/31/2015		$2,854,364	$2,384,615	$469,749	12/31/2016		$2,918,586
Property		15.48	Hampton Inn Suites Buda									$2,802,930	$1,805,221	$997,709	12/31/2015		$2,680,752	$1,780,820	$899,932	12/31/2016		$2,627,746
Property		15.49	Shawnee Hampton Inn									$1,834,041	$1,262,710	$571,331	12/31/2015		$1,890,630	$1,254,672	$635,958	12/31/2016		$1,892,474
Property		15.50	Racine Fairfield Inn									$1,757,437	$1,159,991	$597,446	12/31/2015		$1,800,048	$1,203,878	$596,170	12/31/2016		$1,812,261
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam									$2,166,585	$1,511,366	$655,219	12/31/2015		$2,342,011	$1,691,679	$650,332	12/31/2016		$2,433,055
Property		15.52	Holiday Inn Express & Suites Terrell									$2,004,889	$1,411,915	$592,974	12/31/2015		$2,116,706	$1,494,300	$622,406	12/31/2016		$2,149,392
Property		15.53	Westchase Homewood Suites									$4,364,744	$3,053,944	$1,310,800	12/31/2015		$3,210,256	$2,668,409	$541,847	12/31/2016		$2,958,058
Property		15.54	Holiday Inn Express & Suites Tyler South									$2,201,486	$1,542,169	$659,317	12/31/2015		$2,077,217	$1,500,505	$576,712	12/31/2016		$2,128,673
Property		15.55	Holiday Inn Express & Suites Huntsville									$3,196,798	$1,860,283	$1,336,515	12/31/2015		$2,407,786	$1,674,172	$733,614	12/31/2016		$2,360,887
Property		15.56	Hampton Inn Sweetwater									$2,002,056	$1,401,720	$600,336	12/31/2015		$1,725,603	$1,225,261	$500,342	12/31/2016		$1,585,686
Property		15.57	Comfort Suites Buda Austin South									$2,032,396	$1,501,547	$530,849	12/31/2015		$2,074,254	$1,519,552	$554,702	12/31/2016		$2,082,208
Property		15.58	Fairfield Inn & Suites Weatherford									$1,465,030	$1,177,226	$287,804	12/31/2015		$1,543,315	$1,276,569	$266,746	12/31/2016		$1,659,116
Property		15.59	Holiday Inn Express & Suites Altus									$1,322,219	$1,123,647	$198,572	12/31/2015		$1,422,396	$1,182,112	$240,284	12/31/2016		$1,417,147
Property		15.60	Comfort Inn & Suites Paris									$1,058,458	$812,594	$245,864	12/31/2015		$1,161,068	$884,258	$276,810	12/31/2016		$1,157,262
Property		15.61	Hampton Inn Suites Decatur									$1,669,635	$1,341,281	$328,354	12/31/2015		$1,547,032	$1,330,723	$216,309	12/31/2016		$1,550,317
Property		15.62	Holiday Inn Express & Suites Texarkana East									$1,496,353	$1,347,419	$148,934	12/31/2015		$1,621,549	$1,440,815	$180,734	12/31/2016		$1,638,961
Property		15.63	Mankato Fairfield Inn									$1,247,365	$1,021,766	$225,599	12/31/2015		$1,222,539	$1,043,308	$179,231	12/31/2016		$1,236,472
Property		15.64	Candlewood Suites Texarkana									$1,127,933	$964,547	$163,386	12/31/2015		$1,270,187	$1,104,763	$165,424	12/31/2016		$1,239,140
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East									$1,363,324	$1,246,696	$116,628	12/31/2015		$599,729	$909,669	-$309,940	12/31/2016		$413,730
Loan		16	Dempster Plaza	1.90x	67.8%	60.6%	0	0	Sixth	LO(24);DEF(90);O(6)		$3,035,873	$840,611	$2,195,262	12/31/2015	9.0%	$2,993,647	$878,735	$2,114,912	12/31/2016	8.6%	$2,962,741
Loan	10	17	Hollister Business Park	1.83x	61.7%	56.8%	0	5	First	LO(26);YM1(89);O(5)	B	$3,330,898	$712,687	$2,618,210	12/31/2015	11.4%	$3,308,883	$551,086	$2,757,797	12/31/2016	12.0%	$3,182,153
Loan	10	18	Sequoia Plaza	N/A	66.5%	53.9%	5	5	First	LO(25);YM1(91);O(4)	C	N/A	N/A	N/A	N/A	N/A	$2,153,035	$448,794	$1,704,241	12/31/2016	7.9%	$2,425,015
Loan	4, 9	19	Great Valley Commerce Center	N/A	66.9%	54.3%	0	0	First	LO(26);DEF(91);O(3)		$9,026,576	$3,770,458	$5,256,118	12/31/2015	10.7%	$9,359,400	$3,594,263	$5,765,136	12/31/2016	11.7%	$9,453,766
Loan	5, 6	20	Bernwood Portfolio	N/A	66.9%	54.4%	0	0	First	LO(24);DEF(92);O(4)		$1,974,162	$853,181	$1,120,982	12/31/2015	5.3%	$2,515,931	$758,921	$1,757,009	12/31/2016	8.4%	$2,636,627
Property		20.01	Bernwood Design Center									$792,862	$332,198	$460,664	12/31/2015		$966,080	$294,592	$671,488	12/31/2016		$1,011,392
Property		20.02	Bernwood Shoppes									$409,385	$199,430	$209,956	12/31/2015		$559,541	$182,298	$377,242	12/31/2016		$579,272
Property		20.03	Bernwood Courtyard									$349,350	$169,225	$180,125	12/31/2015		$506,241	$144,014	$362,227	12/31/2016		$549,903
Property		20.04	Brookwood Court Buildings									$240,305	$87,188	$153,117	12/31/2015		$284,347	$81,090	$203,257	12/31/2016		$293,261
Property		20.05	Bernwood Place									$182,261	$65,140	$117,121	12/31/2015		$199,722	$56,926	$142,796	12/31/2016		$202,800
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	N/A	52.7%	42.7%	0	0	Sixth	LO(25);DEF(91);O(4)		$23,020,694	$15,858,690	$7,162,004	12/31/2015	13.2%	$24,226,473	$15,830,531	$8,395,942	12/31/2016	15.5%	$24,760,741
Property		21.01	Holiday Inn Express & Suites Buffalo									$3,809,790	$2,647,048	$1,162,742	12/31/2015		$3,840,120	$2,696,121	$1,143,998	12/31/2016		$3,967,432
Property		21.02	Hampton Inn Potsdam									$2,724,824	$1,521,193	$1,203,631	12/31/2015		$3,100,090	$1,743,321	$1,356,769	12/31/2016		$3,101,503
Property		21.03	Hampton Inn & Suites Utica									$3,135,596	$1,837,368	$1,298,228	12/31/2015		$3,258,351	$1,731,041	$1,527,310	12/31/2016		$3,151,357
Property		21.04	Fairfield Inn & Suites Olean									$767,208	$1,041,189	-$273,982	12/31/2015		$1,761,833	$1,086,450	$675,383	12/31/2016		$1,943,872
Property		21.05	Hampton Inn & Suites East Aurora									$3,044,282	$1,910,601	$1,133,681	12/31/2015		$3,082,099	$1,963,741	$1,118,358	12/31/2016		$3,193,502
Property		21.06	Fairfield Inn & Suites Binghamton									$2,224,030	$1,521,785	$702,245	12/31/2015		$2,042,158	$1,440,031	$602,127	12/31/2016		$2,088,618
Property		21.07	Fairfield Inn & Suites Rochester South									$1,628,280	$1,103,424	$524,856	12/31/2015		$1,578,885	$1,083,584	$495,301	12/31/2016		$1,678,052
Property		21.08	Fairfield Inn & Suites Albany									$1,982,353	$1,667,138	$315,216	12/31/2015		$2,021,540	$1,548,357	$473,183	12/31/2016		$2,060,824
Property		21.09	Fairfield Inn & Suites Corning									$1,662,292	$1,105,320	$556,972	12/31/2015		$1,542,362	$1,015,858	$526,504	12/31/2016		$1,510,348
Property		21.10	Fairfield Inn & Suites Rochester West/Greece									$2,042,039	$1,503,623	$538,415	12/31/2015		$1,999,035	$1,522,026	$477,009	12/31/2016		$2,065,232
Loan		22	San Mar Plaza	1.93x	60.2%	60.2%	0	0	Sixth	LO(24);DEF(92);O(4)		$2,186,822	$571,711	$1,615,110	12/31/2015	9.6%	$2,217,330	$539,350	$1,677,980	12/31/2016	10.0%	$1,901,189
Loan	5	23	Chattanooga Hotel Portfolio	N/A	60.4%	48.3%	0	5	First	LO(24);DEF(92);O(4)		$6,028,551	$3,786,359	$2,242,192	12/31/2015	14.0%	$6,206,442	$3,857,131	$2,349,311	12/31/2016	14.7%	$6,441,238
Property		23.01	Hampton Inn									$3,301,693	$2,064,936	$1,236,757	12/31/2015		$3,461,024	$2,120,245	$1,340,779	12/31/2016		$3,618,450
Property		23.02	Fairfield Inn & Suites									$2,726,858	$1,721,423	$1,005,435	12/31/2015		$2,745,418	$1,736,886	$1,008,532	12/31/2016		$2,822,788
Loan	6	24	1102 Broadway	2.14x	70.6%	60.1%	5	4	First	LO(24);DEF(92);O(4)		$927,922	$599,045	$328,877	12/31/2015	2.6%	$1,015,264	$706,227	$309,036	12/31/2016	2.5%	$952,530
Loan		25	Harbor Walk Office Building	N/A	72.5%	59.3%	0	5	First	LO(27);DEF(89);O(4)		$1,400,038	$566,721	$833,317	12/31/2014	7.0%	$873,596	$393,466	$480,130	12/31/2015	4.0%	$1,006,959
Loan	5	26	Sharp Rose Apartment Portfolio	2.33x	64.1%	58.8%	0	0	Sixth	LO(24);DEF(91);O(5)		$1,844,141	$901,278	$942,863	12/31/2015	8.6%	$2,378,990	$1,113,171	$1,265,819	12/31/2016	11.5%	$2,405,357
Property		26.01	4949-4955 West Fulton Street									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.02	4856-4858 West Washington Boulevard									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.03	3714-3716 West Wrightwood Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.04	3550 West Franklin Boulevard									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.05	7320-7324 South Phillips Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.06	7742-7746 South South Shore Drive									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.07	2125-2129 West Washington Boulevard									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.08	4316-4140 West Kamerling Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.09	8057-8059 South Carpenter Street									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.10	703 North Mayfield Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.11	721-723 North Avers Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.12	1632-1636 West 89th Street									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.13	736-746 North Menard Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.14	7031-7033 South East End Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.15	7356-7358 South South Shore Drive									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.16	5522-5540 West Ohio Street									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.17	1501-1503 North Lockwood Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.18	5737-5739 South Prairie Avenue									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		26.19	3032 West Cermak Road									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Loan		27	Marina Beach Shopping Center	2.35x	54.4%	47.5%	5	0	First	LO(24);DEF(93);O(3)		$1,996,745	$726,888	$1,269,857	12/31/2015	13.0%	$1,929,147	$729,690	$1,199,457	12/31/2016	12.2%	$1,766,970
Loan		28	Park Plaza	1.91x	63.4%	63.4%	0	0	Sixth	LO(25);DEF(91);O(4)		$1,471,230	$636,418	$834,812	12/31/2015	8.8%	$1,593,884	$643,561	$950,324	12/31/2016	10.0%	$1,714,528
Loan		29	Simsbury Plaza	2.19x	67.1%	57.2%	0	0	Sixth	LO(25);DEF(90);O(5)		$1,526,112	$460,307	$1,065,805	12/31/2015	11.3%	$1,594,265	$432,534	$1,161,731	12/31/2016	12.4%	$1,605,032
Loan	15, 19	30	334 Bowery	1.91x	50.6%	50.6%	5	5	First	LO(24);DEF(89);O(7)		$887,395	$206,278	$681,117	12/31/2015	7.6%	$652,316	$220,650	$431,666	12/31/2016	4.8%	$912,146
Loan	16	31	Sawgrass TJ Maxx	N/A	54.8%	33.7%	0	5	First	LO(24);YM1(89);O(7)	D	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	U Stor It Chicago - Carol Stream	N/A	64.6%	52.2%	5	4	First	LO(25);DEF(91);O(4)		$829,076	$340,793	$488,283	12/31/2015	6.1%	$940,365	$324,785	$615,580	12/31/2016	7.7%	$959,810
Loan		33	Premier Storage	N/A	59.7%	48.5%	5	0	First	LO(24);DEF(93);O(3)		$902,115	$448,056	$454,059	12/31/2015	7.1%	$1,010,681	$298,068	$712,613	12/31/2016	11.1%	$1,101,524
Loan		34	The Marketplace Shopping Center	N/A	64.5%	49.3%	0	0	Sixth	LO(27);DEF(89);O(4)		$912,749	$224,556	$688,193	12/31/2015	11.0%	$959,084	$242,058	$717,025	12/31/2016	11.4%	$963,009
Loan		35	U Stor It Chicago - Streamwood	N/A	65.7%	53.1%	5	4	First	LO(25);DEF(91);O(4)		$581,688	$290,889	$290,799	12/31/2015	4.9%	$755,997	$304,956	$451,041	12/31/2016	7.7%	$785,557
Loan		36	Philmont Industrial Building	N/A	61.5%	48.9%	0	0	Sixth	LO(24);DEF(92);O(4)		$726,000	$232,255	$493,745	12/31/2015	8.8%	$741,209	$211,165	$530,044	12/31/2016	9.5%	$727,227
Loan		37	MiniStor Self Storage	2.84x	57.3%	57.3%	5	5	First	LO(25);DEF(91);O(4)		$852,852	$285,533	$567,319	12/31/2015	10.3%	$899,845	$294,490	$605,355	12/31/2016	11.0%	$934,672

A-1-17

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues
Loan		38	U Stor It Chicago - Ashland	N/A	55.6%	45.0%	5	4	First	LO(25);DEF(91);O(4)		$319,933	$261,331	$58,602	12/31/2015	1.1%	$668,183	$317,850	$350,333	12/31/2016	6.8%	$746,784
Loan	5, 6	39	Family Dollar Portfolio	2.03x	72.3%	59.7%	0	0	Sixth	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	$395,156	$36,595	$358,561	12/31/2016	7.2%	$429,717
Property		39.01	Dollar General Brighton									N/A	N/A	N/A	N/A		$277,021	$29,093	$247,928	12/31/2016		$277,021
Property		39.02	Family Dollar Frankstown									N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Property		39.03	Family Dollar Sheraden									N/A	N/A	N/A	N/A		$118,135	$7,502	$110,633	12/31/2016		$152,696
Loan		40	Algodon Retail Center	2.77x	50.0%	50.0%	5	5	First	LO(25);DEF(91);O(4)		$650,981	$230,622	$420,359	12/31/2015	10.5%	$670,432	$237,098	$433,334	12/31/2016	10.8%	$692,624
Loan	7	41	Candlewood Suites Hopewell	N/A	60.9%	46.0%	0	0	First	LO(25);DEF(92);O(3)		$1,345,818	$889,565	$456,253	12/31/2015	12.7%	$1,426,678	$897,028	$529,650	12/31/2016	14.7%	$1,406,271
Loan	18	42	U Stor It Chicago - Beverly	N/A	64.5%	52.2%	5	4	First	LO(25);DEF(91);O(4)		$316,064	$222,337	$93,727	12/31/2015	2.6%	$499,617	$214,769	$284,848	12/31/2016	8.0%	$501,622
Loan		43	Sunrise Apartments	N/A	69.9%	56.6%	0	0	Fifth	LO(25);DEF(91);O(4)		$597,389	$301,823	$295,566	12/31/2015	8.5%	$678,290	$322,119	$356,171	12/31/2016	10.2%	$693,025
Loan		44	The Pad at Durango Arby Plaza	2.25x	54.9%	50.4%	0	5	First	LO(25);YM1(92);O(3)	E	N/A	N/A	N/A	N/A	N/A	$443,717	$45,908	$397,809	12/31/2016	11.9%	$452,275
Loan		45	Storage Xxtra Highway 74	2.21x	55.0%	45.5%	0	0	Sixth	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	$225,478	$172,366	$53,112	12/31/2016	1.6%	$469,263
Loan		46	Las Vegas Dollar General Market	N/A	58.8%	52.4%	0	0	Sixth	LO(29);DEF(50);O(5)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	47	Storage Xxtra Highway 61	2.09x	54.1%	44.6%	0	0	Sixth	LO(25);DEF(91);O(4)		$358,774	$226,695	$132,078	12/31/2015	4.1%	$508,148	$249,534	$258,614	12/31/2016	8.1%	$579,933
Loan		48	Courtside Apartments Cottonwood	2.28x	70.0%	64.0%	0	0	First	LO(24);DEF(93);O(3)		$426,042	$249,745	$176,297	12/31/2015	6.9%	$491,309	$253,189	$238,120	12/31/2016	9.4%	$517,713
Loan		49	Luxor MHC	N/A	74.9%	61.7%	5	4	First	LO(25);YM1(91);O(4)	F	N/A	N/A	N/A	N/A	N/A	$341,776	$168,282	$173,494	12/31/2016	8.3%	$347,740
Loan		50	Mary Ann MHC	N/A	66.6%	54.8%	5	4	First	LO(25);YM1(91);O(4)	F	N/A	N/A	N/A	N/A	N/A	$205,674	$88,400	$117,274	12/31/2016	9.0%	$213,215

A-1-18

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant
Loan	4, 8	1	222 Second Street	N/A	N/A	N/A	N/A	95.0%	$35,316,832	$12,580,939	$22,735,893	7.8%	$67,863	$1,357,254	$21,310,776	7.3%	LinkedIn
Loan	4, 14	2	American Cancer Society Center	$11,830,418	$12,440,968	4/30/2017 TTM	10.7%	88.9%	$26,634,488	$12,637,113	$13,997,375	12.0%	$246,132	$1,866,055	$11,885,187	10.2%	American Cancer Society, Inc.
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	$30,595,950	$19,845,834	12/31/2016	5.7%	95.6%	$88,903,875	$31,737,396	$57,166,479	16.4%	$312,929	$2,608,515	$54,245,035	15.6%	The New York and Presbyterian Hospital
Loan	4, 12	4	9-19 9th Avenue	N/A	N/A	N/A	N/A	97.0%	$9,411,761	$991,395	$8,420,366	8.0%	$6,104	$0	$8,414,262	8.0%	Restoration Hardware, Inc.
Loan	4	5	OKC Outlets	$4,343,243	$10,265,107	3/31/2017 TTM	11.9%	93.6%	$14,526,696	$4,877,678	$9,649,018	11.2%	$100,573	$718,912	$8,829,533	10.2%	Nike Factory Store
Loan	5, 7	6	U-Haul AREC 25 Portfolio	$1,680,847	$5,349,581	7/31/2017 TTM	11.4%	84.0%	$7,202,446	$1,966,237	$5,236,209	11.2%	$151,312	$0	$5,084,897	10.8%
Property		6.01	U-Haul Moving & Storage Of Paradise Valley	$161,770	$639,304	7/31/2017 TTM											N/A
Property		6.02	U-Haul Moving & Storage Of Lidgerwood	$152,882	$666,749	7/31/2017 TTM											N/A
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue	$123,544	$469,029	7/31/2017 TTM											N/A
Property		6.04	Big Toy Storage	$201,480	$540,525	7/31/2017 TTM											N/A
Property		6.05	U-Haul Moving & Storage Of The North Coast	$116,764	$312,571	7/31/2017 TTM											N/A
Property		6.06	U-Haul Moving & Storage Of East New Market	$158,273	$632,233	7/31/2017 TTM											N/A
Property		6.07	U-Haul Moving & Storage Of Spokane Valley	$87,877	$301,549	7/31/2017 TTM											N/A
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road	$157,520	$506,604	7/31/2017 TTM											N/A
Property		6.09	U-Haul Storage At Stockton Hill Road														N/A
Property		6.10	U-Haul Moving & Storage At Outer Loop	$95,911	$245,263	7/31/2017 TTM											N/A
Property		6.11	U-Haul Moving & Storage Of Trappe														N/A
Property		6.12	U-Haul Storage At S 40th Street	$30,534	$205,215	7/31/2017 TTM											N/A
Property		6.13	U-Haul Storage Of Rochester South														N/A
Property		6.14	U-Haul Storage Of Rochester North														N/A
Property		6.15	U-Haul Moving & Storage Of North Fairbanks	$73,999	$188,218	7/31/2017 TTM											N/A
Property		6.16	U-Haul Moving & Storage Of Hidalgo	$110,430	$178,813	7/31/2017 TTM											N/A
Property		6.17	U-Haul Moving & Storage Of Rochester	$209,864	$463,506	7/31/2017 TTM											N/A
Loan		7	Ocean Park Plaza	$1,421,404	$2,437,966	7/31/2017 TTM	5.4%	95.0%	$5,550,367	$1,561,811	$3,988,556	8.8%	$24,900	$269,673	$3,693,983	8.1%	Keller Williams Realty
Loan	7, 14, 15	8	Rodin Place	$2,400,393	$3,480,536	5/31/2017 TTM	7.8%	91.6%	$6,875,391	$2,598,011	$4,277,380	9.6%	$55,633	$204,000	$4,017,747	9.0%	Target
Loan	4, 6, 8, 16	9	Mall of Louisiana	$7,209,498	$34,995,624	4/30/2017 TTM	10.8%	91.0%	$43,215,234	$7,152,311	$36,062,923	11.1%	$155,358	$1,473,928	$34,433,637	10.6%	AMC Theatres
Loan		10	Remington Park	$3,107,583	$3,497,999	7/31/2017 TTM	8.2%	93.8%	$6,604,272	$3,198,592	$3,405,680	8.0%	$107,000	$0	$3,298,680	7.8%	N/A
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	$22,546,739	$20,692,963	6/30/2017 TTM	9.4%	90.0%	$45,713,777	$23,101,714	$22,612,063	10.2%	$459,093	$2,299,877	$19,853,093	9.0%
Property		11.01	Corporate Woods - Building 82	$2,946,906	$3,661,350	6/30/2017 TTM		92.5%	$6,975,625	$2,997,433	$3,978,192		$29,738	$330,427	$3,618,028		PNC Bank National Association
Property		11.02	Corporate Woods - Building 40	$3,356,437	$3,285,675	6/30/2017 TTM		92.5%	$6,835,137	$3,404,190	$3,430,947		$58,236	$357,266	$3,015,444		Coventry Health Care of Kansas, Inc.
Property		11.03	Corporate Woods - Building 84	$2,819,749	$2,828,849	6/30/2017 TTM		83.3%	$5,506,435	$2,906,986	$2,599,449		$42,636	$224,155	$2,332,658		Scoular Company
Property		11.04	Corporate Woods - Building 32	$2,214,321	$2,461,399	6/30/2017 TTM		92.5%	$4,531,938	$2,248,626	$2,283,312		$49,348	$241,530	$1,992,435		Amerigroup Corp. & Amerigroup Kansas, Inc.
Property		11.05	Corporate Woods - Building 34	$951,433	-$437,739	6/30/2017 TTM		92.5%	$2,127,099	$1,016,012	$1,111,087		$25,623	$111,922	$973,541		TMFS Holdings, LLC
Property		11.06	Corporate Woods - Building 14	$1,203,846	$1,135,205	6/30/2017 TTM		92.5%	$2,377,504	$1,232,511	$1,144,993		$23,982	$133,542	$987,468		Propharma Group, Inc.
Property		11.07	Corporate Woods - Building 70	$1,207,828	$1,009,952	6/30/2017 TTM		92.5%	$2,540,704	$1,229,428	$1,311,276		$20,060	$127,501	$1,163,715		Compass Minerals International, Inc.
Property		11.08	Corporate Woods - Building 9	$1,020,673	$922,370	6/30/2017 TTM		93.1%	$2,159,278	$1,053,869	$1,105,409		$26,825	$115,548	$963,037		University of Kansas Hospital Authority
Property		11.09	Corporate Woods - Building 6	$1,106,033	$1,089,957	6/30/2017 TTM		84.5%	$2,024,970	$1,131,503	$893,468		$33,750	$107,561	$752,156		National Crop Insurance Services, Inc.
Property		11.10	Corporate Woods - Building 12	$1,163,284	$574,107	6/30/2017 TTM		81.7%	$1,970,953	$1,200,101	$770,852		$29,995	$98,060	$642,797		Lansing Trade Group, LLC
Property		11.11	Corporate Woods - Building 27	$1,050,454	$1,075,662	6/30/2017 TTM		92.5%	$2,090,779	$1,079,651	$1,011,128		$16,244	$112,071	$882,814		CSC Covansys Corporation
Property		11.12	Corporate Woods - Building 51	$995,038	$802,668	6/30/2017 TTM		94.6%	$1,928,861	$1,027,327	$901,535		$26,973	$105,409	$769,152		RGN-Overland Park I, LLC
Property		11.13	Corporate Woods - Building 55	$993,424	$792,773	6/30/2017 TTM		88.7%	$1,824,128	$1,021,945	$802,182		$30,316	$96,895	$674,971		Emerson Electric Co.
Property		11.14	Corporate Woods - Building 65	$356,484	$525,440	6/30/2017 TTM		92.5%	$835,285	$359,426	$475,859		$9,308	$30,293	$436,257		Garozzo’s III, Inc.
Property		11.15	Corporate Woods - Building 3	$663,788	$571,035	6/30/2017 TTM		81.8%	$1,089,487	$673,237	$416,250		$24,642	$57,533	$334,075		DeMars Pension Consulting Services, Inc.
Property		11.16	Corporate Woods - Building 75	$497,041	$394,258	6/30/2017 TTM		89.3%	$895,595	$519,470	$376,125		$11,417	$50,163	$314,544		Multi Service Technology Solutions, Inc.
Loan		12	The Townsend Hotel	$17,846,016	$6,209,737	6/30/2017 TTM	17.7%	76.0%	$24,055,753	$17,849,033	$6,206,720	17.7%	$962,230	$0	$5,244,490	15.0%	N/A
Loan		13	Enclave at Carpinteria	$799,190	$2,281,967	6/30/2017 TTM	7.9%	95.0%	$3,477,524	$838,563	$2,638,962	9.1%	$30,308	$172,114	$2,436,540	8.4%	Procore Technologies, Inc
Loan	10, 13, 14	14	444 West Ocean	$1,870,002	$2,512,287	6/30/2017 TTM	9.5%	85.9%	$4,611,692	$1,999,960	$2,611,732	9.9%	$46,841	$402,491	$2,162,400	8.2%	Premier Business Centers, LLC
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	$140,075,692	$72,574,927	3/31/2017 TTM	12.6%	74.6%	$213,600,210	$142,270,818	$71,329,392	12.4%	$0	$0	$71,329,392	12.4%
Property		15.01	Larkspur Landing Sunnyvale	$3,182,596	$4,591,629	3/31/2017 TTM		83.8%	$7,774,225	$3,602,265	$4,171,961		$0	$0	$4,171,961		N/A
Property		15.02	Larkspur Landing Milpitas	$2,934,998	$3,829,030	3/31/2017 TTM		85.7%	$6,764,028	$3,201,871	$3,562,157		$0	$0	$3,562,157		N/A
Property		15.03	Larkspur Landing Campbell	$2,757,497	$3,302,073	3/31/2017 TTM		84.3%	$6,059,570	$2,860,144	$3,199,426		$0	$0	$3,199,426		N/A
Property		15.04	Larkspur Landing San Francisco	$3,243,028	$2,454,486	3/31/2017 TTM		84.9%	$5,697,514	$3,270,929	$2,426,585		$0	$0	$2,426,585		N/A
Property		15.05	Larkspur Landing Pleasanton	$2,729,274	$2,464,078	3/31/2017 TTM		82.9%	$5,193,352	$2,754,991	$2,438,362		$0	$0	$2,438,362		N/A
Property		15.06	Larkspur Landing Bellevue	$2,495,573	$2,196,852	3/31/2017 TTM		78.8%	$4,692,425	$2,518,899	$2,173,526		$0	$0	$2,173,526		N/A
Property		15.07	Larkspur Landing Sacramento	$2,376,584	$1,837,673	3/31/2017 TTM		83.0%	$4,214,257	$2,397,345	$1,816,912		$0	$0	$1,816,912		N/A
Property		15.08	Hampton Inn Ann Arbor North	$2,931,510	$1,894,791	3/31/2017 TTM		73.9%	$4,826,301	$2,990,175	$1,836,126		$0	$0	$1,836,126		N/A
Property		15.09	Larkspur Landing Hillsboro	$2,212,809	$1,728,463	3/31/2017 TTM		74.1%	$3,941,272	$2,232,510	$1,708,763		$0	$0	$1,708,763		N/A
Property		15.10	Larkspur Landing Renton	$2,707,102	$1,715,918	3/31/2017 TTM		80.3%	$4,423,020	$2,728,888	$1,694,132		$0	$0	$1,694,132		N/A
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark	$4,003,041	$1,565,815	3/31/2017 TTM		78.3%	$5,568,856	$4,031,609	$1,537,247		$0	$0	$1,537,247		N/A
Property		15.12	Residence Inn Toledo Maumee	$2,577,284	$1,489,141	3/31/2017 TTM		81.7%	$4,066,425	$2,597,554	$1,468,871		$0	$0	$1,468,871		N/A
Property		15.13	Residence Inn Williamsburg	$2,577,258	$1,378,448	3/31/2017 TTM		73.0%	$3,955,706	$2,596,962	$1,358,744		$0	$0	$1,358,744		N/A
Property		15.14	Hampton Inn Suites Waco South	$2,857,582	$1,436,262	3/31/2017 TTM		77.7%	$4,293,844	$2,879,053	$1,414,791		$0	$0	$1,414,791		N/A
Property		15.15	Holiday Inn Louisville Airport Fair Expo	$2,774,983	$1,410,331	3/31/2017 TTM		72.9%	$4,185,314	$2,796,547	$1,388,767		$0	$0	$1,388,767		N/A
Property		15.16	Courtyard Tyler	$2,071,232	$1,270,132	3/31/2017 TTM		58.8%	$3,341,364	$2,088,004	$1,253,360		$0	$0	$1,253,360		N/A
Property		15.17	Hilton Garden Inn Edison Raritan Center	$4,501,494	$1,347,464	3/31/2017 TTM		78.1%	$5,848,958	$4,531,561	$1,317,397		$0	$0	$1,317,397		N/A
Property		15.18	Hilton Garden Inn St. Paul Oakdale	$3,176,826	$1,714,268	3/31/2017 TTM		80.0%	$4,891,094	$3,201,247	$1,689,847		$0	$0	$1,689,847		N/A
Property		15.19	Residence Inn Grand Rapids West	$1,993,563	$1,121,557	3/31/2017 TTM		72.6%	$3,115,120	$2,008,993	$1,106,127		$0	$0	$1,106,127		N/A
Property		15.20	Peoria, AZ Residence Inn	$2,073,979	$1,174,269	3/31/2017 TTM		80.8%	$3,248,248	$2,090,221	$1,158,027		$0	$0	$1,158,027		N/A
Property		15.21	Hampton Inn Suites Bloomington Normal	$2,323,067	$1,415,623	3/31/2017 TTM		70.8%	$3,738,690	$2,341,747	$1,396,943		$0	$0	$1,396,943		N/A
Property		15.22	Courtyard Chico	$2,409,784	$1,440,400	3/31/2017 TTM		84.6%	$3,850,184	$2,410,998	$1,439,185		$0	$0	$1,439,185		N/A
Property		15.23	Hampton Inn Suites South Bend	$2,560,292	$1,249,875	3/31/2017 TTM		69.9%	$3,810,167	$2,577,957	$1,232,210		$0	$0	$1,232,210		N/A
Property		15.24	Hampton Inn Suites Kokomo	$2,406,941	$1,273,974	3/31/2017 TTM		77.9%	$3,680,915	$2,425,349	$1,255,566		$0	$0	$1,255,566		N/A
Property		15.25	Courtyard Wichita Falls	$2,010,030	$1,111,414	3/31/2017 TTM		77.4%	$3,121,444	$2,025,834	$1,095,610		$0	$0	$1,095,610		N/A
Property		15.26	Hampton Inn Morehead	$2,044,468	$1,109,890	3/31/2017 TTM		66.6%	$3,154,358	$2,060,293	$1,094,065		$0	$0	$1,094,065		N/A
Property		15.27	Residence Inn Chico	$2,069,989	$1,203,846	3/31/2017 TTM		88.0%	$3,273,835	$2,065,656	$1,208,180		$0	$0	$1,208,180		N/A
Property		15.28	Courtyard Lufkin	$2,000,258	$752,339	3/31/2017 TTM		64.9%	$2,752,597	$2,014,311	$738,285		$0	$0	$738,285		N/A
Property		15.29	Hampton Inn Carlisle	$2,305,135	$1,134,061	3/31/2017 TTM		76.1%	$3,439,196	$2,322,290	$1,116,905		$0	$0	$1,116,905		N/A
Property		15.30	Springhill Suites Williamsburg	$2,469,058	$892,844	3/31/2017 TTM		71.7%	$3,361,902	$2,485,794	$876,108		$0	$0	$876,108		N/A
Property		15.31	Fairfield Inn Bloomington	$1,711,211	$1,307,755	3/31/2017 TTM		87.1%	$3,018,966	$1,747,736	$1,271,230		$0	$0	$1,271,230		N/A
Property		15.32	Waco Residence Inn	$2,208,764	$927,918	3/31/2017 TTM		82.0%	$3,136,682	$2,224,447	$912,234		$0	$0	$912,234		N/A
Property		15.33	Holiday Inn Express Fishers	$2,209,137	$967,314	3/31/2017 TTM		67.1%	$3,176,451	$2,225,023	$951,428		$0	$0	$951,428		N/A
Property		15.34	Larkspur Landing Folsom	$2,029,275	$873,208	3/31/2017 TTM		86.4%	$2,902,483	$2,043,619	$858,864		$0	$0	$858,864		N/A
Property		15.35	Springhill Suites Chicago Naperville Warrenville	$2,613,848	$707,725	3/31/2017 TTM		66.9%	$3,321,573	$2,653,751	$667,822		$0	$0	$667,822		N/A
Property		15.36	Holiday Inn Express & Suites Paris	$1,533,494	$810,179	3/31/2017 TTM		72.6%	$2,343,673	$1,545,193	$798,480		$0	$0	$798,480		N/A
Property		15.37	Toledo Homewood Suites	$1,970,860	$958,854	3/31/2017 TTM		82.2%	$2,929,714	$1,985,509	$944,205		$0	$0	$944,205		N/A

A-1-19

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant
Property		15.38	Grand Rapids Homewood Suites	$2,254,528	$754,618	3/31/2017 TTM		84.1%	$3,009,146	$2,269,574	$739,572		$0	$0	$739,572		N/A
Property		15.39	Fairfield Inn Laurel	$2,454,865	$673,074	3/31/2017 TTM		79.9%	$3,127,939	$2,470,469	$657,471		$0	$0	$657,471		N/A
Property		15.40	Cheyenne Fairfield Inn & Suites	$1,198,541	$763,401	3/31/2017 TTM		74.6%	$1,961,942	$1,208,351	$753,591		$0	$0	$753,591		N/A
Property		15.41	Courtyard Akron Stow	$2,265,448	$902,587	3/31/2017 TTM		65.9%	$3,168,035	$2,281,919	$886,115		$0	$0	$886,115		N/A
Property		15.42	Towneplace Suites Bloomington	$1,579,332	$862,301	3/31/2017 TTM		89.1%	$2,441,633	$1,591,528	$850,105		$0	$0	$850,105		N/A
Property		15.43	Larkspur Landing Roseville	$2,050,973	$800,092	3/31/2017 TTM		79.5%	$2,851,065	$2,064,916	$786,149		$0	$0	$786,149		N/A
Property		15.44	Hampton Inn Danville	$1,849,816	$741,555	3/31/2017 TTM		80.0%	$2,591,371	$1,862,762	$728,609		$0	$0	$728,609		N/A
Property		15.45	Holiday Inn Norwich	$4,023,218	$778,686	3/31/2017 TTM		56.7%	$4,801,904	$4,049,772	$752,132		$0	$0	$752,132		N/A
Property		15.46	Hampton Inn Suites Longview North	$1,660,639	$662,049	3/31/2017 TTM		63.8%	$2,322,688	$1,672,245	$650,443		$0	$0	$650,443		N/A
Property		15.47	Springhill Suites Peoria Westlake	$2,421,747	$496,839	3/31/2017 TTM		63.3%	$2,918,586	$2,448,540	$470,046		$0	$0	$470,046		N/A
Property		15.48	Hampton Inn Suites Buda	$1,761,027	$866,719	3/31/2017 TTM		74.5%	$2,627,746	$1,774,143	$853,603		$0	$0	$853,603		N/A
Property		15.49	Shawnee Hampton Inn	$1,264,237	$628,237	3/31/2017 TTM		77.6%	$1,892,474	$1,273,699	$618,775		$0	$0	$618,775		N/A
Property		15.50	Racine Fairfield Inn	$1,199,377	$612,884	3/31/2017 TTM		68.6%	$1,812,261	$1,208,438	$603,823		$0	$0	$603,823		N/A
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam	$1,733,654	$699,401	3/31/2017 TTM		75.6%	$2,433,055	$1,745,776	$687,279		$0	$0	$687,279		N/A
Property		15.52	Holiday Inn Express & Suites Terrell	$1,533,271	$616,121	3/31/2017 TTM		84.0%	$2,149,392	$1,543,906	$605,485		$0	$0	$605,485		N/A
Property		15.53	Westchase Homewood Suites	$2,563,519	$394,539	3/31/2017 TTM		63.6%	$2,958,058	$2,578,316	$379,742		$0	$0	$379,742		N/A
Property		15.54	Holiday Inn Express & Suites Tyler South	$1,518,165	$610,508	3/31/2017 TTM		65.9%	$2,128,673	$1,528,792	$599,880		$0	$0	$599,880		N/A
Property		15.55	Holiday Inn Express & Suites Huntsville	$1,659,727	$701,160	3/31/2017 TTM		65.5%	$2,360,887	$1,671,501	$689,387		$0	$0	$689,387		N/A
Property		15.56	Hampton Inn Sweetwater	$1,177,401	$408,285	3/31/2017 TTM		62.9%	$1,585,686	$1,185,317	$400,369		$0	$0	$400,369		N/A
Property		15.57	Comfort Suites Buda Austin South	$1,530,153	$552,055	3/31/2017 TTM		76.8%	$2,082,208	$1,540,640	$541,569		$0	$0	$541,569		N/A
Property		15.58	Fairfield Inn & Suites Weatherford	$1,339,100	$320,016	3/31/2017 TTM		63.4%	$1,659,116	$1,347,398	$311,718		$0	$0	$311,718		N/A
Property		15.59	Holiday Inn Express & Suites Altus	$1,198,163	$218,984	3/31/2017 TTM		67.4%	$1,417,147	$1,205,199	$211,948		$0	$0	$211,948		N/A
Property		15.60	Comfort Inn & Suites Paris	$900,440	$256,822	3/31/2017 TTM		67.4%	$1,157,262	$906,202	$251,060		$0	$0	$251,060		N/A
Property		15.61	Hampton Inn Suites Decatur	$1,362,365	$187,952	3/31/2017 TTM		64.6%	$1,550,317	$1,370,105	$180,212		$0	$0	$180,212		N/A
Property		15.62	Holiday Inn Express & Suites Texarkana East	$1,463,932	$175,029	3/31/2017 TTM		66.5%	$1,638,961	$1,472,078	$166,883		$0	$0	$166,883		N/A
Property		15.63	Mankato Fairfield Inn	$1,080,742	$155,730	3/31/2017 TTM		58.0%	$1,236,472	$1,086,924	$149,548		$0	$0	$149,548		N/A
Property		15.64	Candlewood Suites Texarkana	$1,117,335	$121,805	3/31/2017 TTM		75.0%	$1,239,140	$1,123,516	$115,624		$0	$0	$115,624		N/A
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East	$860,149	-$446,419	3/31/2017 TTM		70.6%	$1,363,324	$1,253,517	$109,807		$0	$0	$109,807		N/A
Loan		16	Dempster Plaza	$885,417	$2,077,325	6/30/2017 TTM	8.5%	93.4%	$3,019,786	$879,737	$2,140,049	8.7%	$32,825	$56,596	$2,050,628	8.4%	Jewel-Osco
Loan	10	17	Hollister Business Park	$591,216	$2,590,937	6/30/2017 TTM	11.3%	94.6%	$3,082,111	$806,952	$2,275,159	9.9%	$28,581	$208,640	$2,037,939	8.9%	GetGo, Inc.
Loan	10	18	Sequoia Plaza	$504,272	$1,920,743	7/31/2017 TTM	8.9%	92.6%	$2,697,609	$616,508	$2,081,101	9.6%	$35,857	$149,226	$1,896,018	8.8%	Burlington
Loan	4, 9	19	Great Valley Commerce Center	$3,607,972	$5,845,795	3/31/2017 TTM	11.9%	95.0%	$9,554,612	$3,901,969	$5,652,643	11.5%	$88,884	$611,237	$4,952,522	10.1%	DaVita
Loan	5, 6	20	Bernwood Portfolio	$832,077	$1,804,551	6/30/2017 TTM	8.6%	88.8%	$2,850,405	$853,982	$1,996,423	9.5%	$52,209	$208,837	$1,735,377	8.3%
Property		20.01	Bernwood Design Center	$330,215	$681,177	6/30/2017 TTM		89.5%	$1,054,258	$332,752	$721,507		$22,885	$91,540	$607,082		Posh Plum
Property		20.02	Bernwood Shoppes	$206,063	$373,208	6/30/2017 TTM		95.3%	$744,794	$214,418	$530,376		$10,308	$41,230	$478,838		Salon Suites
Property		20.03	Bernwood Courtyard	$151,549	$398,354	6/30/2017 TTM		83.2%	$581,422	$172,442	$408,980		$9,961	$39,843	$359,176		Oasis Senior Advisors
Property		20.04	Brookwood Court Buildings	$83,796	$209,465	6/30/2017 TTM		78.4%	$270,097	$85,325	$184,773		$5,938	$23,750	$155,085		Vision Landscape Services of Florida, LLC
Property		20.05	Bernwood Place	$60,453	$142,347	6/30/2017 TTM		100.0%	$199,833	$49,045	$150,788		$3,119	$12,474	$135,196		Joyful Yoga
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	$16,036,777	$8,723,964	6/30/2017 TTM	16.1%	68.7%	$24,617,340	$16,202,402	$8,414,938	15.5%	$984,694	$0	$7,430,244	13.7%
Property		21.01	Holiday Inn Express & Suites Buffalo	$2,797,308	$1,170,123	6/30/2017 TTM		80.0%	$3,824,030	$2,691,941	$1,132,089		$152,961	$0	$979,128		N/A
Property		21.02	Hampton Inn Potsdam	$1,785,591	$1,315,912	6/30/2017 TTM		66.2%	$3,101,503	$1,786,794	$1,314,709		$124,060	$0	$1,190,649		N/A
Property		21.03	Hampton Inn & Suites Utica	$1,711,060	$1,440,297	6/30/2017 TTM		76.4%	$3,151,357	$1,808,935	$1,342,422		$126,054	$0	$1,216,368		N/A
Property		21.04	Fairfield Inn & Suites Olean	$1,173,842	$770,030	6/30/2017 TTM		58.0%	$1,943,872	$1,231,124	$712,748		$77,755	$0	$634,993		N/A
Property		21.05	Hampton Inn & Suites East Aurora	$1,948,120	$1,245,382	6/30/2017 TTM		79.3%	$3,193,502	$1,936,929	$1,256,573		$127,740	$0	$1,128,833		N/A
Property		21.06	Fairfield Inn & Suites Binghamton	$1,480,005	$608,613	6/30/2017 TTM		59.6%	$2,088,618	$1,481,583	$607,035		$83,545	$0	$523,490		N/A
Property		21.07	Fairfield Inn & Suites Rochester South	$1,094,467	$583,585	6/30/2017 TTM		66.3%	$1,678,052	$1,089,573	$588,479		$67,122	$0	$521,357		N/A
Property		21.08	Fairfield Inn & Suites Albany	$1,480,843	$579,981	6/30/2017 TTM		61.8%	$2,060,824	$1,608,732	$452,092		$82,433	$0	$369,659		N/A
Property		21.09	Fairfield Inn & Suites Corning	$1,020,237	$490,111	6/30/2017 TTM		55.7%	$1,510,348	$1,017,011	$493,337		$60,414	$0	$432,924		N/A
Property		21.10	Fairfield Inn & Suites Rochester West/Greece	$1,545,304	$519,929	6/30/2017 TTM		70.3%	$2,065,232	$1,549,779	$515,453		$82,609	$0	$432,844		N/A
Loan		22	San Mar Plaza	$545,154	$1,356,035	6/30/2017 TTM	8.1%	95.5%	$2,273,221	$553,347	$1,719,874	10.3%	$37,203	$135,406	$1,547,265	9.2%	Hobby Lobby
Loan	5	23	Chattanooga Hotel Portfolio	$3,977,702	$2,463,536	7/31/2017 TTM	15.4%	79.2%	$6,441,238	$3,824,525	$2,616,713	16.4%	$257,650	$0	$2,359,063	14.7%
Property		23.01	Hampton Inn	$2,215,777	$1,402,673	7/31/2017 TTM		83.9%	$3,618,450	$2,064,749	$1,553,701		$144,738	$0	$1,408,963		N/A
Property		23.02	Fairfield Inn & Suites	$1,761,925	$1,060,863	7/31/2017 TTM		74.3%	$2,822,788	$1,759,776	$1,063,012		$112,912	$0	$950,100		N/A
Loan	6	24	1102 Broadway	$453,440	$499,090	7/31/2017 TTM	4.0%	86.5%	$1,925,789	$654,462	$1,271,327	10.2%	$21,009	$99,936	$1,150,382	9.3%	Pierce County
Loan		25	Harbor Walk Office Building	$496,934	$510,025	12/31/2016	4.3%	93.0%	$1,917,531	$667,601	$1,249,930	10.5%	$12,293	$143,663	$1,093,974	9.1%	Art Institute
Loan	5	26	Sharp Rose Apartment Portfolio	$1,170,348	$1,235,009	8/31/2017 TTM	11.2%	89.9%	$2,405,357	$1,186,198	$1,219,159	11.1%	$61,250	$0	$1,157,909	10.5%
Property		26.01	4949-4955 West Fulton Street	N/A	N/A	N/A		N/A									N/A
Property		26.02	4856-4858 West Washington Boulevard	N/A	N/A	N/A		N/A									N/A
Property		26.03	3714-3716 West Wrightwood Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.04	3550 West Franklin Boulevard	N/A	N/A	N/A		N/A									N/A
Property		26.05	7320-7324 South Phillips Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.06	7742-7746 South South Shore Drive	N/A	N/A	N/A		N/A									N/A
Property		26.07	2125-2129 West Washington Boulevard	N/A	N/A	N/A		N/A									N/A
Property		26.08	4316-4140 West Kamerling Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.09	8057-8059 South Carpenter Street	N/A	N/A	N/A		N/A									N/A
Property		26.10	703 North Mayfield Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.11	721-723 North Avers Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.12	1632-1636 West 89th Street	N/A	N/A	N/A		N/A									N/A
Property		26.13	736-746 North Menard Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.14	7031-7033 South East End Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.15	7356-7358 South South Shore Drive	N/A	N/A	N/A		N/A									N/A
Property		26.16	5522-5540 West Ohio Street	N/A	N/A	N/A		N/A									N/A
Property		26.17	1501-1503 North Lockwood Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.18	5737-5739 South Prairie Avenue	N/A	N/A	N/A		N/A									N/A
Property		26.19	3032 West Cermak Road	N/A	N/A	N/A		N/A									N/A
Loan		27	Marina Beach Shopping Center	$684,433	$1,082,537	5/31/2017 TTM	11.0%	92.8%	$1,858,980	$759,060	$1,099,920	11.2%	$17,429	$88,363	$994,128	10.1%	Wells Fargo Bank
Loan		28	Park Plaza	$652,616	$1,061,912	5/31/2017 TTM	11.2%	81.2%	$1,514,122	$647,437	$866,684	9.1%	$14,552	$58,210	$793,922	8.3%	Level 3 Communications
Loan		29	Simsbury Plaza	$436,640	$1,168,392	6/30/2017 TTM	12.4%	93.0%	$1,410,243	$432,936	$977,306	10.4%	$17,661	$51,100	$908,545	9.7%	Busch’s Grocery Store
Loan	15, 19	30	334 Bowery	$240,438	$671,708	7/31/2017 TTM	7.5%	95.0%	$986,347	$258,460	$727,887	8.1%	$7,209	$14,148	$706,531	7.9%	N/A
Loan	16	31	Sawgrass TJ Maxx	N/A	N/A	N/A	N/A	95.0%	$1,288,670	$433,850	$854,820	10.4%	$7,954	$42,951	$803,915	9.8%	TJ Maxx
Loan		32	U Stor It Chicago - Carol Stream	$317,499	$642,311	7/31/2017 TTM	8.0%	87.9%	$996,220	$291,040	$705,180	8.8%	$7,201	$0	$697,979	8.7%	N/A
Loan		33	Premier Storage	$401,945	$699,580	7/31/2017 TTM	10.9%	95.0%	$1,018,926	$407,853	$611,073	9.5%	$11,449	$0	$599,624	9.4%	N/A
Loan		34	The Marketplace Shopping Center	$240,499	$722,510	3/31/2017 TTM	11.5%	93.3%	$988,847	$243,336	$745,511	11.9%	$13,308	$70,000	$662,203	10.6%	Harrigan’s
Loan		35	U Stor It Chicago - Streamwood	$323,424	$462,133	7/31/2017 TTM	7.8%	87.2%	$834,652	$304,819	$529,833	9.0%	$6,240	$0	$523,593	8.9%	N/A
Loan		36	Philmont Industrial Building	$228,945	$498,282	8/31/2017 TTM	8.9%	91.8%	$895,376	$304,129	$591,247	10.6%	$18,401	$51,266	$521,581	9.3%	General Flange
Loan		37	MiniStor Self Storage	$319,972	$614,700	6/30/2017 TTM	11.2%	82.8%	$934,672	$322,079	$612,592	11.1%	$11,101	$0	$601,491	10.9%	N/A

A-1-20

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant
Loan		38	U Stor It Chicago - Ashland	$314,019	$432,765	8/31/2017 TTM	8.4%	68.8%	$822,240	$296,059	$526,181	10.2%	$7,611	$0	$518,570	10.1%	N/A
Loan	5, 6	39	Family Dollar Portfolio	$56,442	$373,275	6/30/2017 TTM	7.5%	95.0%	$581,525	$86,172	$495,352	10.0%	$4,966	$16,553	$473,833	9.5%
Property		39.01	Dollar General Brighton	$30,145	$246,876	6/30/2017 TTM		95.0%	$260,725	$32,154	$228,570		$1,814	$6,048	$220,709		Dollar General
Property		39.02	Family Dollar Frankstown	N/A	N/A	N/A		95.0%	$167,132	$25,952	$141,180		$1,365	$4,550	$135,265		Family Dollar
Property		39.03	Family Dollar Sheraden	$26,297	$126,399	6/30/2017 TTM		95.0%	$153,668	$28,066	$125,602		$1,787	$5,956	$117,859		Family Dollar
Loan		40	Algodon Retail Center	$154,347	$538,277	5/31/2017 TTM	13.5%	87.1%	$737,095	$224,248	$512,847	12.8%	$3,712	$38,109	$471,026	11.8%	Palm Valley Women’s Care
Loan	7	41	Candlewood Suites Hopewell	$908,386	$497,885	6/30/2017 TTM	13.9%	80.0%	$1,328,823	$864,179	$464,644	12.9%	$53,153	$0	$411,492	11.4%	N/A
Loan	18	42	U Stor It Chicago - Beverly	$221,143	$280,479	7/31/2017 TTM	7.8%	85.4%	$536,923	$207,817	$329,106	9.2%	$4,514	$0	$324,592	9.1%	N/A
Loan		43	Sunrise Apartments	$327,140	$365,885	6/30/2017 TTM	10.5%	95.0%	$711,364	$320,025	$391,339	11.2%	$29,100	$0	$362,239	10.4%	N/A
Loan		44	The Pad at Durango Arby Plaza	$54,283	$397,992	6/30/2017 TTM	11.9%	94.5%	$444,739	$66,984	$377,755	11.3%	$1,939	$26,666	$349,150	10.4%	Urgent Care Extra
Loan		45	Storage Xxtra Highway 74	$199,767	$269,496	7/31/2017 TTM	8.2%	80.5%	$557,384	$203,557	$353,827	10.7%	$5,858	$0	$347,969	10.5%	N/A
Loan		46	Las Vegas Dollar General Market	N/A	N/A	N/A	N/A	97.0%	$351,176	$27,690	$323,487	10.0%	$3,519	$0	$319,968	9.9%	Dollar General Market
Loan	6	47	Storage Xxtra Highway 61	$257,989	$321,945	7/31/2017 TTM	10.1%	66.0%	$579,933	$258,987	$320,946	10.0%	$9,033	$0	$311,914	9.7%	N/A
Loan		48	Courtside Apartments Cottonwood	$248,141	$269,571	7/31/2017 TTM	10.6%	95.0%	$501,316	$234,269	$267,046	10.5%	$14,124	$0	$252,922	10.0%	N/A
Loan		49	Luxor MHC	$161,520	$186,220	7/31/2017 TTM	8.9%	95.0%	$327,315	$143,511	$183,804	8.8%	$3,350	$0	$180,454	8.6%	N/A
Loan		50	Mary Ann MHC	$91,773	$121,442	7/31/2017 TTM	9.3%	95.0%	$207,821	$81,018	$126,803	9.7%	$3,750	$0	$123,053	9.4%	N/A

A-1-21

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Largest Tenant Lease Expiration(3)	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration(3)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
Loan	4, 8	1	222 Second Street	Various (12/31/2025 - 156,659 SF; 12/31/2026 - 148,664; 6/30/2027 - 70,883 SF; 12/31/2027 - 76,212 SF)	452,418	100.0%	N/A	N/A	N/A	N/A
Loan	4, 14	2	American Cancer Society Center	Various (6/30/2022 - 273,707 SF; 11/30/2018 - 1,453 SF)	275,160	27.8%	InComm	12/31/2021	196,223	19.8%
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	12/29/2048	479,016	38.3%	JP Morgan Chase	7/31/2020	254,585	20.3%
Loan	4, 12	4	9-19 9th Avenue	1/31/2032	61,038	100.0%	N/A	N/A	N/A	N/A
Loan	4	5	OKC Outlets	1/31/2022	14,013	3.6%	Forever 21	1/31/2025	12,071	3.1%
Loan	5, 7	6	U-Haul AREC 25 Portfolio
Property		6.01	U-Haul Moving & Storage Of Paradise Valley	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.02	U-Haul Moving & Storage Of Lidgerwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.04	Big Toy Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.05	U-Haul Moving & Storage Of The North Coast	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.06	U-Haul Moving & Storage Of East New Market	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.07	U-Haul Moving & Storage Of Spokane Valley	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.09	U-Haul Storage At Stockton Hill Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.10	U-Haul Moving & Storage At Outer Loop	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.11	U-Haul Moving & Storage Of Trappe	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.12	U-Haul Storage At S 40th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.13	U-Haul Storage Of Rochester South	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.14	U-Haul Storage Of Rochester North	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.15	U-Haul Moving & Storage Of North Fairbanks	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.16	U-Haul Moving & Storage Of Hidalgo	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.17	U-Haul Moving & Storage Of Rochester	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		7	Ocean Park Plaza	8/31/2019	17,854	17.9%	Matchcraft, LLC	5/31/2022	16,263	16.3%
Loan	7, 14, 15	8	Rodin Place	1/31/2032	32,522	13.4%	City of Philadelphia Police Department	12/1/2024	24,000	9.9%
Loan	4, 6, 8, 16	9	Mall of Louisiana	7/21/2026	74,400	9.6%	Dick’s Sporting Goods	1/31/2019	74,061	9.5%
Loan		10	Remington Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio
Property		11.01	Corporate Woods - Building 82	10/31/2019	159,270	64.9%	Lathrop & Gage, LLP.	Various (1/31/2023 - 26,496 SF; 1/31/2018 - 13,497 SF)	39,993	16.3%
Property		11.02	Corporate Woods - Building 40	12/31/2023	69,640	23.2%	QC Holdings, Inc.	10/31/2017	39,022	13.0%
Property		11.03	Corporate Woods - Building 84	8/31/2020	37,432	15.5%	Hovey Williams LLP	11/30/2019	20,990	8.7%
Property		11.04	Corporate Woods - Building 32	12/31/2020	39,056	18.8%	Pharmion LLC	1/31/2018	29,591	14.2%
Property		11.05	Corporate Woods - Building 34	3/1/2027	33,100	34.1%	Vendor Credentialing Service LLC dba symplr	8/31/2024	30,823	31.8%
Property		11.06	Corporate Woods - Building 14	2/28/2021	16,218	13.5%	Anesthesia Associates of KC Inc	9/30/2018	12,564	10.4%
Property		11.07	Corporate Woods - Building 70	2/29/2020	60,699	60.2%	Selective Site Consultants, Inc.	2/28/2018	17,585	17.4%
Property		11.08	Corporate Woods - Building 9	8/31/2018	16,785	16.9%	Cinema Scene Mrktg & Promo LLC	4/30/2022	10,722	10.8%
Property		11.09	Corporate Woods - Building 6	9/30/2019	18,522	17.1%	HYLA Technology Solutions, LLC fka E-Recycling, LLC	3/31/2019	18,522	17.1%
Property		11.10	Corporate Woods - Building 12	1/31/2018	44,496	45.1%	Massachusetts Mutual Life Insurance Company	11/30/2023	12,418	12.6%
Property		11.11	Corporate Woods - Building 27	3/31/2022	16,550	17.1%	Agrex Inc	3/31/2018	16,550	17.1%
Property		11.12	Corporate Woods - Building 51	5/31/2020	15,796	17.6%	The IMA Financial Group Inc	12/31/2022	15,783	17.6%
Property		11.13	Corporate Woods - Building 55	3/31/2020	10,073	11.3%	Mersoft Corporation	3/31/2021	5,433	6.1%
Property		11.14	Corporate Woods - Building 65	9/30/2021	5,575	19.5%	First Watch of Kansas, Inc.	9/30/2020	4,431	15.5%
Property		11.15	Corporate Woods - Building 3	9/30/2021	10,247	16.8%	Liberty Mutual Insurance Company	2/28/2022	6,275	10.3%
Property		11.16	Corporate Woods - Building 75	11/30/2017	12,182	25.3%	United Wisconsin Insurance Company	6/30/2022	4,931	10.2%
Loan		12	The Townsend Hotel	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		13	Enclave at Carpinteria	3/31/2027	96,766	79.8%	Continental Automotive	3/31/2024	24,464	20.2%
Loan	10, 13, 14	14	444 West Ocean	4/30/2022	12,019	6.4%	Mercury Insurance Services, LLC	3/31/2021	11,842	6.3%
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio
Property		15.01	Larkspur Landing Sunnyvale	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.02	Larkspur Landing Milpitas	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.03	Larkspur Landing Campbell	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.04	Larkspur Landing San Francisco	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.05	Larkspur Landing Pleasanton	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.06	Larkspur Landing Bellevue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.07	Larkspur Landing Sacramento	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.08	Hampton Inn Ann Arbor North	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.09	Larkspur Landing Hillsboro	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.10	Larkspur Landing Renton	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.12	Residence Inn Toledo Maumee	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.13	Residence Inn Williamsburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.14	Hampton Inn Suites Waco South	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.15	Holiday Inn Louisville Airport Fair Expo	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.16	Courtyard Tyler	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.17	Hilton Garden Inn Edison Raritan Center	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.18	Hilton Garden Inn St. Paul Oakdale	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.19	Residence Inn Grand Rapids West	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.20	Peoria, AZ Residence Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.21	Hampton Inn Suites Bloomington Normal	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.22	Courtyard Chico	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.23	Hampton Inn Suites South Bend	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.24	Hampton Inn Suites Kokomo	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.25	Courtyard Wichita Falls	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.26	Hampton Inn Morehead	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.27	Residence Inn Chico	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.28	Courtyard Lufkin	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.29	Hampton Inn Carlisle	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.30	Springhill Suites Williamsburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.31	Fairfield Inn Bloomington	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.32	Waco Residence Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.33	Holiday Inn Express Fishers	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.34	Larkspur Landing Folsom	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.35	Springhill Suites Chicago Naperville Warrenville	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.36	Holiday Inn Express & Suites Paris	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.37	Toledo Homewood Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-22

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Largest Tenant Lease Expiration(3)	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration(3)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
Property		15.38	Grand Rapids Homewood Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.39	Fairfield Inn Laurel	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.40	Cheyenne Fairfield Inn & Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.41	Courtyard Akron Stow	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.42	Towneplace Suites Bloomington	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.43	Larkspur Landing Roseville	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.44	Hampton Inn Danville	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.45	Holiday Inn Norwich	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.46	Hampton Inn Suites Longview North	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.47	Springhill Suites Peoria Westlake	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.48	Hampton Inn Suites Buda	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.49	Shawnee Hampton Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.50	Racine Fairfield Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.52	Holiday Inn Express & Suites Terrell	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.53	Westchase Homewood Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.54	Holiday Inn Express & Suites Tyler South	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.55	Holiday Inn Express & Suites Huntsville	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.56	Hampton Inn Sweetwater	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.57	Comfort Suites Buda Austin South	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.58	Fairfield Inn & Suites Weatherford	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.59	Holiday Inn Express & Suites Altus	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.60	Comfort Inn & Suites Paris	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.61	Hampton Inn Suites Decatur	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.62	Holiday Inn Express & Suites Texarkana East	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.63	Mankato Fairfield Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.64	Candlewood Suites Texarkana	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		16	Dempster Plaza	10/31/2020	51,792	45.8%	Advocate Health Care	8/31/2018	14,700	13.0%
Loan	10	17	Hollister Business Park	Various (6/30/2020 - 28,025 SF; 4/30/2020 - 18,450 SF; 4/30/2022 - 3,906 SF)	50,381	35.4%	Trackr, Inc.	8/31/2027	38,970	27.4%
Loan	10	18	Sequoia Plaza	2/28/2024	60,000	33.5%	Ashley Furniture Store	1/21/2025	43,929	24.5%
Loan	4, 9	19	Great Valley Commerce Center	1/31/2027	153,746	43.2%	Unisys Corporation	12/31/2020	141,938	39.8%
Loan	5, 6	20	Bernwood Portfolio
Property		20.01	Bernwood Design Center	3/31/2018	10,500	11.5%	Hills Lighting	11/30/2019	8,000	8.7%
Property		20.02	Bernwood Shoppes	8/7/2023	9,340	22.7%	Tokyo Bay II	5/31/2019	6,617	16.0%
Property		20.03	Bernwood Courtyard	9/21/2020	4,678	11.7%	Eye Consultants	1/21/2021	4,461	11.2%
Property		20.04	Brookwood Court Buildings	4/30/2020	4,950	20.8%	BBK Pet Camp	8/31/2023	4,950	20.8%
Property		20.05	Bernwood Place	2/28/2020	7,022	56.3%	Kinderburk PM	8/31/2018	1,357	10.9%
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio
Property		21.01	Holiday Inn Express & Suites Buffalo	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.02	Hampton Inn Potsdam	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Hampton Inn & Suites Utica	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.04	Fairfield Inn & Suites Olean	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.05	Hampton Inn & Suites East Aurora	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.06	Fairfield Inn & Suites Binghamton	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.07	Fairfield Inn & Suites Rochester South	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.08	Fairfield Inn & Suites Albany	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.09	Fairfield Inn & Suites Corning	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.10	Fairfield Inn & Suites Rochester West/Greece	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22	San Mar Plaza	7/31/2023	63,706	34.2%	Conn’s	2/28/2028	34,943	18.8%
Loan	5	23	Chattanooga Hotel Portfolio
Property		23.01	Hampton Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		23.02	Fairfield Inn & Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	24	1102 Broadway	Various (10/31/2021 - 6,143 SF; 12/31/2023 - 21,475 SF)	27,618	32.9%	McGavick Graves	12/31/2020	12,176	14.5%
Loan		25	Harbor Walk Office Building	6/30/2024	18,780	30.6%	IFA United - I-Tech, Inc.	4/30/2022	9,396	15.3%
Loan	5	26	Sharp Rose Apartment Portfolio
Property		26.01	4949-4955 West Fulton Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.02	4856-4858 West Washington Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.03	3714-3716 West Wrightwood Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.04	3550 West Franklin Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.05	7320-7324 South Phillips Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.06	7742-7746 South South Shore Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.07	2125-2129 West Washington Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.08	4316-4140 West Kamerling Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.09	8057-8059 South Carpenter Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.10	703 North Mayfield Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.11	721-723 North Avers Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.12	1632-1636 West 89th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.13	736-746 North Menard Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.14	7031-7033 South East End Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.15	7356-7358 South South Shore Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.16	5522-5540 West Ohio Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.17	1501-1503 North Lockwood Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.18	5737-5739 South Prairie Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.19	3032 West Cermak Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		27	Marina Beach Shopping Center	11/19/2021	5,980	25.0%	The Cleaning Baron	5/31/2021	3,140	13.1%
Loan		28	Park Plaza	12/31/2022	11,826	16.3%	California Bankers Association	2/28/2025	11,826	16.3%
Loan		29	Simsbury Plaza	12/31/2033	41,963	52.3%	Pet Valu	7/31/2027	9,450	11.8%
Loan	15, 19	30	334 Bowery	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	16	31	Sawgrass TJ Maxx	4/30/2027	53,026	100.0%	N/A	N/A	N/A	N/A
Loan		32	U Stor It Chicago - Carol Stream	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Premier Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		34	The Marketplace Shopping Center	1/31/2021	8,100	12.2%	Skyline Salon	2/1/2022	4,740	7.1%
Loan		35	U Stor It Chicago - Streamwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Philmont Industrial Building	6/30/2020	25,500	20.8%	MLCS Ltd	12/30/2020	21,820	17.8%
Loan		37	MiniStor Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-23

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Largest Tenant Lease Expiration(3)	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration(3)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
Loan		38	U Stor It Chicago - Ashland	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6	39	Family Dollar Portfolio
Property		39.01	Dollar General Brighton	3/31/2023	12,095	100.0%	N/A	N/A	N/A	N/A
Property		39.02	Family Dollar Frankstown	3/31/2025	9,100	100.0%	N/A	N/A	N/A	N/A
Property		39.03	Family Dollar Sheraden	9/30/2024	11,911	100.0%	N/A	N/A	N/A	N/A
Loan		40	Algodon Retail Center	2/28/2021	3,613	14.6%	Escamilla Law Group	Various (7/31/2024 - 1,200 SF; 10/31/2024 - 1,200 SF)	2,400	9.7%
Loan	7	41	Candlewood Suites Hopewell	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	18	42	U Stor It Chicago - Beverly	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		43	Sunrise Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		44	The Pad at Durango Arby Plaza	2/28/2027	4,001	41.3%	Cafe Rio	12/31/2026	3,193	32.9%
Loan		45	Storage Xxtra Highway 74	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		46	Las Vegas Dollar General Market	2/29/2028	20,700	100.0%	N/A	N/A	N/A	N/A
Loan	6	47	Storage Xxtra Highway 61	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		48	Courtside Apartments Cottonwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		49	Luxor MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Mary Ann MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-24

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	3rd Largest Tenant	3rd Largest Tenant Lease Expiration(3)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration(3)	4th Largest Tenant NSF	4th Largest Tenant % of NSF
Loan	4, 8	1	222 Second Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 14	2	American Cancer Society Center	INAP	4/30/2020	120,298	12.1%	Georgia Lottery Corporation	6/30/2023	101,805	10.3%
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	J. Walter Thompson	5/31/2027	192,733	15.4%	Jennison Associates	2/28/2025	162,764	13.0%
Loan	4, 12	4	9-19 9th Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	5	OKC Outlets	Old Navy	1/31/2022	10,869	2.8%	Polo Ralph Lauren	8/31/2021	10,191	2.6%
Loan	5, 7	6	U-Haul AREC 25 Portfolio
Property		6.01	U-Haul Moving & Storage Of Paradise Valley	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.02	U-Haul Moving & Storage Of Lidgerwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.04	Big Toy Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.05	U-Haul Moving & Storage Of The North Coast	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.06	U-Haul Moving & Storage Of East New Market	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.07	U-Haul Moving & Storage Of Spokane Valley	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.09	U-Haul Storage At Stockton Hill Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.10	U-Haul Moving & Storage At Outer Loop	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.11	U-Haul Moving & Storage Of Trappe	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.12	U-Haul Storage At S 40th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.13	U-Haul Storage Of Rochester South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.14	U-Haul Storage Of Rochester North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.15	U-Haul Moving & Storage Of North Fairbanks	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.16	U-Haul Moving & Storage Of Hidalgo	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.17	U-Haul Moving & Storage Of Rochester	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		7	Ocean Park Plaza	Ocean Park Casting	11/30/2023	8,410	8.4%	Pacific Point Academy	8/31/2020	8,399	8.4%
Loan	7, 14, 15	8	Rodin Place	MANNA	5/4/2031	23,230	9.6%	Philadelphia Sports Club	12/31/2018	21,647	8.9%
Loan	4, 6, 8, 16	9	Mall of Louisiana	Main Event	6/30/2028	46,900	6.0%	Nordstrom Rack	9/30/2025	30,002	3.9%
Loan		10	Remington Park	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio
Property		11.01	Corporate Woods - Building 82	Berkley Insurance Company	Various (9/30/2022 - 8,499 SF; 5/31/2020 - 1,552 SF)	10,051	4.1%	Lincoln National Life Insurance Company	8/31/2021	8,127	3.3%
Property		11.02	Corporate Woods - Building 40	Sanders Warren & Russell LLP	1/31/2021	19,774	6.6%	Spencer Fane LLP	11/30/2019	16,157	5.4%
Property		11.03	Corporate Woods - Building 84	McDonald’s Corporation	7/31/2020	14,561	6.0%	Sirius Computer Solutions, Inc	7/31/2021	13,338	5.5%
Property		11.04	Corporate Woods - Building 32	Time Warner Cable Midwest LLC	12/31/2020	19,871	9.5%	Foulston Siefkin LLP	4/30/2022	19,871	9.5%
Property		11.05	Corporate Woods - Building 34	Ace American Insurance Company dba Chubb Ins	12/31/2021	16,550	17.1%	KBP Investments Inc.	6/30/2023	16,550	17.1%
Property		11.06	Corporate Woods - Building 14	Transport Funding, LLC	6/30/2022	9,430	7.8%	Zoom Video Communications, Inc.	10/31/2019	9,176	7.6%
Property		11.07	Corporate Woods - Building 70	Unitas Global	1/31/2025	8,665	8.6%	Pershing Yoakley & Associates, P.C.	2/28/2018	3,595	3.6%
Property		11.08	Corporate Woods - Building 9	Perfect Output of Kansas City, LLC	9/30/2018	7,614	7.7%	Oracle America, Inc.	3/31/2022	6,179	6.2%
Property		11.09	Corporate Woods - Building 6	Physicians Business Network, Inc.	8/31/2020	18,522	17.1%	Affinis Corp	2/28/2023	9,614	8.9%
Property		11.10	Corporate Woods - Building 12	Go Local LLC	12/31/2019	8,697	8.8%	AECOM	11/30/2018	5,445	5.5%
Property		11.11	Corporate Woods - Building 27	Overland Solutions Inc	4/30/2020	16,550	17.1%	RubinBrown LLP	1/31/2019	13,261	13.7%
Property		11.12	Corporate Woods - Building 51	Fisher, Patterson, Sayler & Smith, LLP	6/30/2022	8,205	9.1%	Ferree, Bunn, Rundberg & Ridgway, Chtd.	1/31/2019	7,048	7.8%
Property		11.13	Corporate Woods - Building 55	York Risk Services Holding Corp.	1/31/2021	5,170	5.8%	Adam & McDonald PA	5/31/2020	4,964	5.6%
Property		11.14	Corporate Woods - Building 65	Aspen Salon & Spa	2/29/2024	3,352	11.7%	Kulture Kurry LLC	12/31/2019	3,013	10.5%
Property		11.15	Corporate Woods - Building 3	USA Adventures of Kansas, LLC	3/31/2019	4,969	8.2%	OMNI Employment Management Services, LLC	5/31/2020	4,580	7.5%
Property		11.16	Corporate Woods - Building 75	Strategic AR LLC	10/1/2022	4,850	10.1%	Diebold, Incorporated	9/30/2018	4,350	9.0%
Loan		12	The Townsend Hotel	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		13	Enclave at Carpinteria	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	10, 13, 14	14	444 West Ocean	Fresenius Kidney Care	8/31/2019	8,220	4.4%	California Bank and Trust	7/31/2021	8,167	4.4%
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio
Property		15.01	Larkspur Landing Sunnyvale	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.02	Larkspur Landing Milpitas	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.03	Larkspur Landing Campbell	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.04	Larkspur Landing San Francisco	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.05	Larkspur Landing Pleasanton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.06	Larkspur Landing Bellevue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.07	Larkspur Landing Sacramento	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.08	Hampton Inn Ann Arbor North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.09	Larkspur Landing Hillsboro	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.10	Larkspur Landing Renton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.12	Residence Inn Toledo Maumee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.13	Residence Inn Williamsburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.14	Hampton Inn Suites Waco South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.15	Holiday Inn Louisville Airport Fair Expo	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.16	Courtyard Tyler	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.17	Hilton Garden Inn Edison Raritan Center	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.18	Hilton Garden Inn St. Paul Oakdale	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.19	Residence Inn Grand Rapids West	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.20	Peoria, AZ Residence Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.21	Hampton Inn Suites Bloomington Normal	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.22	Courtyard Chico	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.23	Hampton Inn Suites South Bend	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.24	Hampton Inn Suites Kokomo	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.25	Courtyard Wichita Falls	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.26	Hampton Inn Morehead	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.27	Residence Inn Chico	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.28	Courtyard Lufkin	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.29	Hampton Inn Carlisle	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.30	Springhill Suites Williamsburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.31	Fairfield Inn Bloomington	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.32	Waco Residence Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.33	Holiday Inn Express Fishers	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.34	Larkspur Landing Folsom	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.35	Springhill Suites Chicago Naperville Warrenville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.36	Holiday Inn Express & Suites Paris	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.37	Toledo Homewood Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-25

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	3rd Largest Tenant	3rd Largest Tenant Lease Expiration(3)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration(3)	4th Largest Tenant NSF	4th Largest Tenant % of NSF
Property		15.38	Grand Rapids Homewood Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.39	Fairfield Inn Laurel	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.40	Cheyenne Fairfield Inn & Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.41	Courtyard Akron Stow	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.42	Towneplace Suites Bloomington	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.43	Larkspur Landing Roseville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.44	Hampton Inn Danville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.45	Holiday Inn Norwich	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.46	Hampton Inn Suites Longview North	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.47	Springhill Suites Peoria Westlake	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.48	Hampton Inn Suites Buda	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.49	Shawnee Hampton Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.50	Racine Fairfield Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.52	Holiday Inn Express & Suites Terrell	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.53	Westchase Homewood Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.54	Holiday Inn Express & Suites Tyler South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.55	Holiday Inn Express & Suites Huntsville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.56	Hampton Inn Sweetwater	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.57	Comfort Suites Buda Austin South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.58	Fairfield Inn & Suites Weatherford	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.59	Holiday Inn Express & Suites Altus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.60	Comfort Inn & Suites Paris	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.61	Hampton Inn Suites Decatur	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.62	Holiday Inn Express & Suites Texarkana East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.63	Mankato Fairfield Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.64	Candlewood Suites Texarkana	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		16	Dempster Plaza	Dollar Tree	1/31/2019	5,520	4.9%	Brunch Café	12/30/2028	4,800	4.2%
Loan	10	17	Hollister Business Park	In Touch Health	9/30/2023	24,524	17.2%	MOOG, Inc	5/31/2023	19,398	13.6%
Loan	10	18	Sequoia Plaza	Jo-Ann Fabrics	1/31/2027	21,282	11.9%	Dollar Tree	4/30/2027	11,500	6.4%
Loan	4, 9	19	Great Valley Commerce Center	HERE Holdings Inc.	3/31/2021	60,539	17.0%	N/A	N/A	N/A	N/A
Loan	5, 6	20	Bernwood Portfolio
Property		20.01	Bernwood Design Center	Thrifties	10/31/2019	5,880	6.4%	St. Peters	2/28/2019	5,411	5.9%
Property		20.02	Bernwood Shoppes	Berkshire	11/30/2018	6,617	16.0%	Naples Med Spa	5/19/2020	3,534	8.6%
Property		20.03	Bernwood Courtyard	Oakbrook Properties	12/31/2018	3,131	7.9%	Clevertech	11/8/2019	3,004	7.5%
Property		20.04	Brookwood Court Buildings	CR Benge Drywall	11/5/2019	4,950	20.8%	Dex Imaging	MTM	3,950	16.6%
Property		20.05	Bernwood Place	Premiere Plus	1/31/2018	1,350	10.8%	Malik Traders	12/2/2018	694	5.6%
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio
Property		21.01	Holiday Inn Express & Suites Buffalo	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.02	Hampton Inn Potsdam	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Hampton Inn & Suites Utica	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.04	Fairfield Inn & Suites Olean	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.05	Hampton Inn & Suites East Aurora	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.06	Fairfield Inn & Suites Binghamton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.07	Fairfield Inn & Suites Rochester South	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.08	Fairfield Inn & Suites Albany	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.09	Fairfield Inn & Suites Corning	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.10	Fairfield Inn & Suites Rochester West/Greece	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22	San Mar Plaza	Tractor Supply Company	6/30/2023	26,043	14.0%	Dollar General	1/31/2020	10,166	5.5%
Loan	5	23	Chattanooga Hotel Portfolio
Property		23.01	Hampton Inn	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		23.02	Fairfield Inn & Suites	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	24	1102 Broadway	The Doty Group	3/31/2022	7,700	9.2%	Fitzer, Leighton & Fitzer	2/28/2024	7,305	8.7%
Loan		25	Harbor Walk Office Building	Platinum Funding	7/31/2021	7,200	11.7%	AJT Media, Inc.	Various (11/30/2021 - 4,360 SF; 5/31/2020 - 2,233 SF)	6,593	10.7%
Loan	5	26	Sharp Rose Apartment Portfolio
Property		26.01	4949-4955 West Fulton Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.02	4856-4858 West Washington Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.03	3714-3716 West Wrightwood Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.04	3550 West Franklin Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.05	7320-7324 South Phillips Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.06	7742-7746 South South Shore Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.07	2125-2129 West Washington Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.08	4316-4140 West Kamerling Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.09	8057-8059 South Carpenter Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.10	703 North Mayfield Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.11	721-723 North Avers Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.12	1632-1636 West 89th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.13	736-746 North Menard Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.14	7031-7033 South East End Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.15	7356-7358 South South Shore Drive	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.16	5522-5540 West Ohio Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.17	1501-1503 North Lockwood Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.18	5737-5739 South Prairie Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		26.19	3032 West Cermak Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		27	Marina Beach Shopping Center	Wolf’s Liquor	9/30/2019	1,991	8.3%	Joni’s Coffee	MTM	1,709	7.2%
Loan		28	Park Plaza	School Facility Consultants	4/30/2022	6,528	9.0%	The American Institute of Architects	12/31/2018	5,084	7.0%
Loan		29	Simsbury Plaza	Spositas	6/30/2020	3,716	4.6%	Flagstar Bank	1/31/2023	3,200	4.0%
Loan	15, 19	30	334 Bowery	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	16	31	Sawgrass TJ Maxx	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	U Stor It Chicago - Carol Stream	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Premier Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		34	The Marketplace Shopping Center	Casa Ole’ Restaurant	7/10/2019	4,707	7.1%	Point Forward	MTM	3,160	4.7%
Loan		35	U Stor It Chicago - Streamwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Philmont Industrial Building	K-2 International	9/30/2027	16,197	13.2%	Rose Brooke Catering	10/21/2026	14,800	12.1%
Loan		37	MiniStor Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-26

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	3rd Largest Tenant	3rd Largest Tenant Lease Expiration(3)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration(3)	4th Largest Tenant NSF	4th Largest Tenant % of NSF
Loan		38	U Stor It Chicago - Ashland	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5, 6	39	Family Dollar Portfolio
Property		39.01	Dollar General Brighton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		39.02	Family Dollar Frankstown	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		39.03	Family Dollar Sheraden	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Algodon Retail Center	Dunkin Donuts	4/30/2019	2,012	8.1%	Caesar’s Uniforms	3/31/2019	1,867	7.5%
Loan	7	41	Candlewood Suites Hopewell	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	18	42	U Stor It Chicago - Beverly	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		43	Sunrise Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		44	The Pad at Durango Arby Plaza	Subway	9/30/2025	1,300	13.4%	Ramen Kobo	3/31/2023	1,202	12.4%
Loan		45	Storage Xxtra Highway 74	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		46	Las Vegas Dollar General Market	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	47	Storage Xxtra Highway 61	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		48	Courtside Apartments Cottonwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		49	Luxor MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Mary Ann MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-27

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	5th Largest Tenant	5th Largest Tenant Lease Expiration(3)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves
Loan	4, 8	1	222 Second Street	N/A	N/A	N/A	N/A	$0	$0	$180,967	$0	$0	$22,620,900	$0
Loan	4, 14	2	American Cancer Society Center	Level 3 Communications, LLC	Various (12/31/2024 - 34,464 SF; 3/31/2020 - 14,849 SF)	49,313	5.0%	$2,000,000	$20,511	$738,396	$2,000,000	$61,534	$3,692,040	$1,779,586
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	Her Majesty the Queen in Right of Canada	10/31/2037	72,901	5.8%	$0	$0	$0	$0	$0	$0	$0
Loan	4, 12	4	9-19 9th Avenue	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$128,689
Loan	4	5	OKC Outlets	Columbia Sportswear	1/31/2023	8,532	2.2%	$0	$8,213	$295,685	$0	$41,067	$0	$511,766
Loan	5, 7	6	U-Haul AREC 25 Portfolio					$75,656	$0	$75,656	$0	$0	$0	$250,000
Property		6.01	U-Haul Moving & Storage Of Paradise Valley	N/A	N/A	N/A	N/A
Property		6.02	U-Haul Moving & Storage Of Lidgerwood	N/A	N/A	N/A	N/A
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue	N/A	N/A	N/A	N/A
Property		6.04	Big Toy Storage	N/A	N/A	N/A	N/A
Property		6.05	U-Haul Moving & Storage Of The North Coast	N/A	N/A	N/A	N/A
Property		6.06	U-Haul Moving & Storage Of East New Market	N/A	N/A	N/A	N/A
Property		6.07	U-Haul Moving & Storage Of Spokane Valley	N/A	N/A	N/A	N/A
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road	N/A	N/A	N/A	N/A
Property		6.09	U-Haul Storage At Stockton Hill Road	N/A	N/A	N/A	N/A
Property		6.10	U-Haul Moving & Storage At Outer Loop	N/A	N/A	N/A	N/A
Property		6.11	U-Haul Moving & Storage Of Trappe	N/A	N/A	N/A	N/A
Property		6.12	U-Haul Storage At S 40th Street	N/A	N/A	N/A	N/A
Property		6.13	U-Haul Storage Of Rochester South	N/A	N/A	N/A	N/A
Property		6.14	U-Haul Storage Of Rochester North	N/A	N/A	N/A	N/A
Property		6.15	U-Haul Moving & Storage Of North Fairbanks	N/A	N/A	N/A	N/A
Property		6.16	U-Haul Moving & Storage Of Hidalgo	N/A	N/A	N/A	N/A
Property		6.17	U-Haul Moving & Storage Of Rochester	N/A	N/A	N/A	N/A
Loan		7	Ocean Park Plaza	Connections for Children	2/28/2019	7,869	7.9%	$0	$2,069	$74,466	$250,000	$8,250	$500,000	$285,971
Loan	7, 14, 15	8	Rodin Place	Free Library of Philadelphia	8/14/2025	19,428	8.0%	$4,667	$4,667	$0	$319,500	$19,500	$0	$485,191
Loan	4, 6, 8, 16	9	Mall of Louisiana	Forever 21	1/31/2019	26,885	3.5%	$0	$0	$155,169	$0	$0	$1,551,690	$0
Loan		10	Remington Park	N/A	N/A	N/A	N/A	$0	$8,917	$0	$0	$0	$0	$1,090,443
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio					$0	$38,258	$0	$7,500,000	$0	$7,500,000	$6,258,114
Property		11.01	Corporate Woods - Building 82	Toyota Motor Credit Corporation	3/31/2018	8,102	3.3%
Property		11.02	Corporate Woods - Building 40	Searles Valley Minerals Operations, Inc.	2/29/2020	14,872	5.0%
Property		11.03	Corporate Woods - Building 84	Met Life Agricultural Inv.	5/31/2019	12,997	5.4%
Property		11.04	Corporate Woods - Building 32	Ascension Insurance, Inc.	5/31/2019	13,671	6.6%
Property		11.05	Corporate Woods - Building 34	N/A	N/A	N/A	N/A
Property		11.06	Corporate Woods - Building 14	Performance Technologies Inc	6/30/2018	7,886	6.6%
Property		11.07	Corporate Woods - Building 70	Synergy Search Group, LLC	9/30/2022	2,386	2.4%
Property		11.08	Corporate Woods - Building 9	Paragon Capital Management	3/31/2027	6,023	6.1%
Property		11.09	Corporate Woods - Building 6	The Nolan Company	2/28/2022	6,827	6.3%
Property		11.10	Corporate Woods - Building 12	Couch Pierce King & Wharton Chartered	7/31/2020	2,630	2.7%
Property		11.11	Corporate Woods - Building 27	Apex Systems, Inc.	9/30/2022	6,204	6.4%
Property		11.12	Corporate Woods - Building 51	Platinum Realty, LLC	10/31/2020	6,327	7.0%
Property		11.13	Corporate Woods - Building 55	Commodity Specialists Company	10/31/2019	4,286	4.8%
Property		11.14	Corporate Woods - Building 65	Chipotle Mexican Grill of Kansas, L.L.C.	2/28/2018	2,827	9.9%
Property		11.15	Corporate Woods - Building 3	Dissinger Reed, LLC	11/30/2019	4,402	7.2%
Property		11.16	Corporate Woods - Building 75	United Fidelity Funding Corp.	12/31/2017	3,866	8.0%
Loan		12	The Townsend Hotel	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$96,850
Loan		13	Enclave at Carpinteria	N/A	N/A	N/A	N/A	$0	$2,526	$0	$1,741,950	$8,333	$0	$123,938
Loan	10, 13, 14	14	444 West Ocean	Ensemble Investments	12/31/2030	6,445	3.4%	$3,903	$3,903	$140,522	$500,000	$0	$500,000	$134,223
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio					$0	$727,736	$0	$0	$0	$0	$0
Property		15.01	Larkspur Landing Sunnyvale	N/A	N/A	N/A	N/A
Property		15.02	Larkspur Landing Milpitas	N/A	N/A	N/A	N/A
Property		15.03	Larkspur Landing Campbell	N/A	N/A	N/A	N/A
Property		15.04	Larkspur Landing San Francisco	N/A	N/A	N/A	N/A
Property		15.05	Larkspur Landing Pleasanton	N/A	N/A	N/A	N/A
Property		15.06	Larkspur Landing Bellevue	N/A	N/A	N/A	N/A
Property		15.07	Larkspur Landing Sacramento	N/A	N/A	N/A	N/A
Property		15.08	Hampton Inn Ann Arbor North	N/A	N/A	N/A	N/A
Property		15.09	Larkspur Landing Hillsboro	N/A	N/A	N/A	N/A
Property		15.10	Larkspur Landing Renton	N/A	N/A	N/A	N/A
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark	N/A	N/A	N/A	N/A
Property		15.12	Residence Inn Toledo Maumee	N/A	N/A	N/A	N/A
Property		15.13	Residence Inn Williamsburg	N/A	N/A	N/A	N/A
Property		15.14	Hampton Inn Suites Waco South	N/A	N/A	N/A	N/A
Property		15.15	Holiday Inn Louisville Airport Fair Expo	N/A	N/A	N/A	N/A
Property		15.16	Courtyard Tyler	N/A	N/A	N/A	N/A
Property		15.17	Hilton Garden Inn Edison Raritan Center	N/A	N/A	N/A	N/A
Property		15.18	Hilton Garden Inn St. Paul Oakdale	N/A	N/A	N/A	N/A
Property		15.19	Residence Inn Grand Rapids West	N/A	N/A	N/A	N/A
Property		15.20	Peoria, AZ Residence Inn	N/A	N/A	N/A	N/A
Property		15.21	Hampton Inn Suites Bloomington Normal	N/A	N/A	N/A	N/A
Property		15.22	Courtyard Chico	N/A	N/A	N/A	N/A
Property		15.23	Hampton Inn Suites South Bend	N/A	N/A	N/A	N/A
Property		15.24	Hampton Inn Suites Kokomo	N/A	N/A	N/A	N/A
Property		15.25	Courtyard Wichita Falls	N/A	N/A	N/A	N/A
Property		15.26	Hampton Inn Morehead	N/A	N/A	N/A	N/A
Property		15.27	Residence Inn Chico	N/A	N/A	N/A	N/A
Property		15.28	Courtyard Lufkin	N/A	N/A	N/A	N/A
Property		15.29	Hampton Inn Carlisle	N/A	N/A	N/A	N/A
Property		15.30	Springhill Suites Williamsburg	N/A	N/A	N/A	N/A
Property		15.31	Fairfield Inn Bloomington	N/A	N/A	N/A	N/A
Property		15.32	Waco Residence Inn	N/A	N/A	N/A	N/A
Property		15.33	Holiday Inn Express Fishers	N/A	N/A	N/A	N/A
Property		15.34	Larkspur Landing Folsom	N/A	N/A	N/A	N/A
Property		15.35	Springhill Suites Chicago Naperville Warrenville	N/A	N/A	N/A	N/A
Property		15.36	Holiday Inn Express & Suites Paris	N/A	N/A	N/A	N/A
Property		15.37	Toledo Homewood Suites	N/A	N/A	N/A	N/A

A-1-28

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	5th Largest Tenant	5th Largest Tenant Lease Expiration(3)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves
Property		15.38	Grand Rapids Homewood Suites	N/A	N/A	N/A	N/A
Property		15.39	Fairfield Inn Laurel	N/A	N/A	N/A	N/A
Property		15.40	Cheyenne Fairfield Inn & Suites	N/A	N/A	N/A	N/A
Property		15.41	Courtyard Akron Stow	N/A	N/A	N/A	N/A
Property		15.42	Towneplace Suites Bloomington	N/A	N/A	N/A	N/A
Property		15.43	Larkspur Landing Roseville	N/A	N/A	N/A	N/A
Property		15.44	Hampton Inn Danville	N/A	N/A	N/A	N/A
Property		15.45	Holiday Inn Norwich	N/A	N/A	N/A	N/A
Property		15.46	Hampton Inn Suites Longview North	N/A	N/A	N/A	N/A
Property		15.47	Springhill Suites Peoria Westlake	N/A	N/A	N/A	N/A
Property		15.48	Hampton Inn Suites Buda	N/A	N/A	N/A	N/A
Property		15.49	Shawnee Hampton Inn	N/A	N/A	N/A	N/A
Property		15.50	Racine Fairfield Inn	N/A	N/A	N/A	N/A
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam	N/A	N/A	N/A	N/A
Property		15.52	Holiday Inn Express & Suites Terrell	N/A	N/A	N/A	N/A
Property		15.53	Westchase Homewood Suites	N/A	N/A	N/A	N/A
Property		15.54	Holiday Inn Express & Suites Tyler South	N/A	N/A	N/A	N/A
Property		15.55	Holiday Inn Express & Suites Huntsville	N/A	N/A	N/A	N/A
Property		15.56	Hampton Inn Sweetwater	N/A	N/A	N/A	N/A
Property		15.57	Comfort Suites Buda Austin South	N/A	N/A	N/A	N/A
Property		15.58	Fairfield Inn & Suites Weatherford	N/A	N/A	N/A	N/A
Property		15.59	Holiday Inn Express & Suites Altus	N/A	N/A	N/A	N/A
Property		15.60	Comfort Inn & Suites Paris	N/A	N/A	N/A	N/A
Property		15.61	Hampton Inn Suites Decatur	N/A	N/A	N/A	N/A
Property		15.62	Holiday Inn Express & Suites Texarkana East	N/A	N/A	N/A	N/A
Property		15.63	Mankato Fairfield Inn	N/A	N/A	N/A	N/A
Property		15.64	Candlewood Suites Texarkana	N/A	N/A	N/A	N/A
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East	N/A	N/A	N/A	N/A
Loan		16	Dempster Plaza	Pho Town	4/30/2023	4,800	4.2%	$0	$2,735	$0	$175,000	$4,716	$400,000	$147,864
Loan	10	17	Hollister Business Park	N/A	N/A	N/A	N/A	$0	$2,382	$0	$0	$10,122	$485,874	$226,508
Loan	10	18	Sequoia Plaza	Beverages & More, Inc	1/31/2023	9,123	5.1%	$2,991	$2,991	$125,000	$12,411	$12,411	$500,000	$79,800
Loan	4, 9	19	Great Valley Commerce Center	N/A	N/A	N/A	N/A	$7,407	$7,407	$266,643	$44,528	$44,528	1,603,004 - cap takes affect at any time after 12/31/2020	$0
Loan	5, 6	20	Bernwood Portfolio					$0	$3,481	$0	$500,000	$0	$400,000	$235,000
Property		20.01	Bernwood Design Center	Pure Form	5/31/2018	5,332	5.8%
Property		20.02	Bernwood Shoppes	Brian Olitsky, DMD, PA	4/30/2018	2,332	5.7%
Property		20.03	Bernwood Courtyard	Dr. Kathleen Wilson	9/30/2020	2,460	6.2%
Property		20.04	Brookwood Court Buildings	N/A	N/A	N/A	N/A
Property		20.05	Bernwood Place	Woods	MTM	694	5.6%
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio					$0	$41,029	$0	$0	$0	$0	$1,280,823
Property		21.01	Holiday Inn Express & Suites Buffalo	N/A	N/A	N/A	N/A
Property		21.02	Hampton Inn Potsdam	N/A	N/A	N/A	N/A
Property		21.03	Hampton Inn & Suites Utica	N/A	N/A	N/A	N/A
Property		21.04	Fairfield Inn & Suites Olean	N/A	N/A	N/A	N/A
Property		21.05	Hampton Inn & Suites East Aurora	N/A	N/A	N/A	N/A
Property		21.06	Fairfield Inn & Suites Binghamton	N/A	N/A	N/A	N/A
Property		21.07	Fairfield Inn & Suites Rochester South	N/A	N/A	N/A	N/A
Property		21.08	Fairfield Inn & Suites Albany	N/A	N/A	N/A	N/A
Property		21.09	Fairfield Inn & Suites Corning	N/A	N/A	N/A	N/A
Property		21.10	Fairfield Inn & Suites Rochester West/Greece	N/A	N/A	N/A	N/A
Loan		22	San Mar Plaza	Autozone of Texas, LP	5/31/2022	8,000	4.3%	$0	$3,100	$0	$0	$7,751	$0	$283,128
Loan	5	23	Chattanooga Hotel Portfolio					$0	$10,841	$0	$0	$0	$0	$9,203
Property		23.01	Hampton Inn	N/A	N/A	N/A	N/A
Property		23.02	Fairfield Inn & Suites	N/A	N/A	N/A	N/A
Loan	6	24	1102 Broadway	Waddell & Reed, Inc	10/31/2021	5,552	6.6%	$0	$1,750	$0	$28,240	$0	$250,000	$0
Loan		25	Harbor Walk Office Building	Cleveland Construction	9/30/2021	3,640	5.9%	$0	$1,024	$36,879	$100,000	$6,403	$268,909	$110,411
Loan	5	26	Sharp Rose Apartment Portfolio					$0	$5,104	$245,000	$0	$0	$0	$58,928
Property		26.01	4949-4955 West Fulton Street	N/A	N/A	N/A	N/A
Property		26.02	4856-4858 West Washington Boulevard	N/A	N/A	N/A	N/A
Property		26.03	3714-3716 West Wrightwood Avenue	N/A	N/A	N/A	N/A
Property		26.04	3550 West Franklin Boulevard	N/A	N/A	N/A	N/A
Property		26.05	7320-7324 South Phillips Avenue	N/A	N/A	N/A	N/A
Property		26.06	7742-7746 South South Shore Drive	N/A	N/A	N/A	N/A
Property		26.07	2125-2129 West Washington Boulevard	N/A	N/A	N/A	N/A
Property		26.08	4316-4140 West Kamerling Avenue	N/A	N/A	N/A	N/A
Property		26.09	8057-8059 South Carpenter Street	N/A	N/A	N/A	N/A
Property		26.10	703 North Mayfield Avenue	N/A	N/A	N/A	N/A
Property		26.11	721-723 North Avers Avenue	N/A	N/A	N/A	N/A
Property		26.12	1632-1636 West 89th Street	N/A	N/A	N/A	N/A
Property		26.13	736-746 North Menard Avenue	N/A	N/A	N/A	N/A
Property		26.14	7031-7033 South East End Avenue	N/A	N/A	N/A	N/A
Property		26.15	7356-7358 South South Shore Drive	N/A	N/A	N/A	N/A
Property		26.16	5522-5540 West Ohio Street	N/A	N/A	N/A	N/A
Property		26.17	1501-1503 North Lockwood Avenue	N/A	N/A	N/A	N/A
Property		26.18	5737-5739 South Prairie Avenue	N/A	N/A	N/A	N/A
Property		26.19	3032 West Cermak Road	N/A	N/A	N/A	N/A
Loan		27	Marina Beach Shopping Center	Noah’s Pacific. LLC	9/30/2021	1,470	6.2%	$734	$734	$15,000	$3,981	$3,981	$145,000	$56,136
Loan		28	Park Plaza	Murdoch, Walrath & Holmes	4/30/2022	4,967	6.8%	$0	$1,213	$115,000	$400,000	$0	$400,000	$118,620
Loan		29	Simsbury Plaza	The Honeybaked Ham	4/30/2019	3,081	3.8%	$0	$1,472	$35,000	$0	$4,014	$150,000	$18,050
Loan	15, 19	30	334 Bowery	N/A	N/A	N/A	N/A	$0	$601	$0	$0	$0	$0	$85,829
Loan	16	31	Sawgrass TJ Maxx	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$0
Loan		32	U Stor It Chicago - Carol Stream	N/A	N/A	N/A	N/A	$0	$600	$43,200	$0	$0	$0	$18,454
Loan		33	Premier Storage	N/A	N/A	N/A	N/A	$954	$954	$22,898	$0	$0	$0	$0
Loan		34	The Marketplace Shopping Center	Belinda Carrasco Restaurant	2/28/2022	2,973	4.5%	$0	$1,109	$0	$50,000	$6,250	$300,000	$48,938
Loan		35	U Stor It Chicago - Streamwood	N/A	N/A	N/A	N/A	$0	$520	$31,200	$0	$0	$0	$35,799
Loan		36	Philmont Industrial Building	Envista Farms	8/31/2026	9,464	7.7%	$0	$1,453	$0	$0	$6,250	$300,000	$31,383
Loan		37	MiniStor Self Storage	N/A	N/A	N/A	N/A	$0	$925	$0	$0	$0	$0	$28,727

A-1-29

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	5th Largest Tenant	5th Largest Tenant Lease Expiration(3)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves
Loan		38	U Stor It Chicago - Ashland	N/A	N/A	N/A	N/A	$0	$634	$22,850	$0	$0	$0	$31,188
Loan	5, 6	39	Family Dollar Portfolio					$0	$414	$0	$0	$1,380	$165,000	$39,782
Property		39.01	Dollar General Brighton	N/A	N/A	N/A	N/A
Property		39.02	Family Dollar Frankstown	N/A	N/A	N/A	N/A
Property		39.03	Family Dollar Sheraden	N/A	N/A	N/A	N/A
Loan		40	Algodon Retail Center	Yan’s Chinese Food	11/30/2021	1,758	7.1%	$0	$0	$0	$100,000	$0	$100,000	$44,093
Loan	7	41	Candlewood Suites Hopewell	N/A	N/A	N/A	N/A	$0	$4,594	$0	$0	$0	$0	$11,621
Loan	18	42	U Stor It Chicago - Beverly	N/A	N/A	N/A	N/A	$0	$445	$30,000	$0	$0	$0	$17,092
Loan		43	Sunrise Apartments	N/A	N/A	N/A	N/A	$0	$2,425	$0	$0	$0	$0	$37,797
Loan		44	The Pad at Durango Arby Plaza	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$6,696
Loan		45	Storage Xxtra Highway 74	N/A	N/A	N/A	N/A	$0	$488	$50,000	$0	$0	$0	$0
Loan		46	Las Vegas Dollar General Market	N/A	N/A	N/A	N/A	$0	$293	$0	$0	$0	$0	$2,945
Loan	6	47	Storage Xxtra Highway 61	N/A	N/A	N/A	N/A	$0	$753	$50,000	$0	$0	$0	$27,204
Loan		48	Courtside Apartments Cottonwood	N/A	N/A	N/A	N/A	$1,177	$1,177	$0	$0	$0	$0	$8,533
Loan		49	Luxor MHC	N/A	N/A	N/A	N/A	$0	$279	$0	$0	$0	$0	$32,212
Loan		50	Mary Ann MHC	N/A	N/A	N/A	N/A	$0	$313	$0	$0	$0	$0	$14,815

A-1-30

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description
Loan	4, 8	1	222 Second Street	$0	$0	$0	$0	$11,158,354	$0	LinkedIn Reserve ($7,709,282); Gap Rent ($1,930,704); Proposition 13 ($1,518,368)
Loan	4, 14	2	American Cancer Society Center	$177,959	$40,976	$10,244	$0	$935,390	$0	Rent Concession Reserve
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	$0	$0	$0	$0	$97,365,605	$0	Interest Reserve ($16,000,000: $7,500,000 Cash; $8,500,000 LOCs); Building Loan Reserve ($81,365,605.15); Supplemental Interest Reserve Funds (Springing); JPM Reserve: (Springing); Lease Termination Reserve: (Springing)
Loan	4, 12	4	9-19 9th Avenue	$64,345	$162,734	$13,562	$0	$0	$0	N/A
Loan	4	5	OKC Outlets	$102,353	$14,559	$14,559	$0	$2,926,196	$0	Capital Improvements Reserve ($2,250,000); TI Reserve Account ($527,386.16); Rent Concession Reserve ($148,809.58)
Loan	5, 7	6	U-Haul AREC 25 Portfolio	$0	$0	$0	$131,356	$0	$0	N/A
Property		6.01	U-Haul Moving & Storage Of Paradise Valley
Property		6.02	U-Haul Moving & Storage Of Lidgerwood
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue
Property		6.04	Big Toy Storage
Property		6.05	U-Haul Moving & Storage Of The North Coast
Property		6.06	U-Haul Moving & Storage Of East New Market
Property		6.07	U-Haul Moving & Storage Of Spokane Valley
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road
Property		6.09	U-Haul Storage At Stockton Hill Road
Property		6.10	U-Haul Moving & Storage At Outer Loop
Property		6.11	U-Haul Moving & Storage Of Trappe
Property		6.12	U-Haul Storage At S 40th Street
Property		6.13	U-Haul Storage Of Rochester South
Property		6.14	U-Haul Storage Of Rochester North
Property		6.15	U-Haul Moving & Storage Of North Fairbanks
Property		6.16	U-Haul Moving & Storage Of Hidalgo
Property		6.17	U-Haul Moving & Storage Of Rochester
Loan		7	Ocean Park Plaza	$47,662	$0	$0	$0	$626,190	$0	Existing TI/LC Reserve ($464,041); Rent Concession Reserve ($162,149)
Loan	7, 14, 15	8	Rodin Place	$69,313	$0	$0	$0	$487,830	$0	Target Rollover Reserve Fund
Loan	4, 6, 8, 16	9	Mall of Louisiana	$0	$0	$0	$0	$0	$0	N/A
Loan		10	Remington Park	$121,160	$0	$0	$60,625	$1,500,000	$0	Capital Improvement Funds
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio	$625,811	$0	$0	$620,488	$1,481,165	$0	Unfunded Tenant Obligation Reserve Funds ($1,481,165); Operating Expense Funds (Springing)
Property		11.01	Corporate Woods - Building 82
Property		11.02	Corporate Woods - Building 40
Property		11.03	Corporate Woods - Building 84
Property		11.04	Corporate Woods - Building 32
Property		11.05	Corporate Woods - Building 34
Property		11.06	Corporate Woods - Building 14
Property		11.07	Corporate Woods - Building 70
Property		11.08	Corporate Woods - Building 9
Property		11.09	Corporate Woods - Building 6
Property		11.10	Corporate Woods - Building 12
Property		11.11	Corporate Woods - Building 27
Property		11.12	Corporate Woods - Building 51
Property		11.13	Corporate Woods - Building 55
Property		11.14	Corporate Woods - Building 65
Property		11.15	Corporate Woods - Building 3
Property		11.16	Corporate Woods - Building 75
Loan		12	The Townsend Hotel	$48,425	$28,125	$14,063	$0	$0	$0	N/A
Loan		13	Enclave at Carpinteria	$24,788	$0	$0	$0	$0	$0	N/A
Loan	10, 13, 14	14	444 West Ocean	$16,778	$0	$0	$0	$381,735	$0	Outstanding TI Reserve ($209,020); Free Rent Reserve ($172,715)
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio	$0	$0	$0	$0	$12,268,991	$0	Larkspur Landing Capital Work Reserve ($6,385,000); Capital Work Reserve ($5,883,991)
Property		15.01	Larkspur Landing Sunnyvale
Property		15.02	Larkspur Landing Milpitas
Property		15.03	Larkspur Landing Campbell
Property		15.04	Larkspur Landing San Francisco
Property		15.05	Larkspur Landing Pleasanton
Property		15.06	Larkspur Landing Bellevue
Property		15.07	Larkspur Landing Sacramento
Property		15.08	Hampton Inn Ann Arbor North
Property		15.09	Larkspur Landing Hillsboro
Property		15.10	Larkspur Landing Renton
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark
Property		15.12	Residence Inn Toledo Maumee
Property		15.13	Residence Inn Williamsburg
Property		15.14	Hampton Inn Suites Waco South
Property		15.15	Holiday Inn Louisville Airport Fair Expo
Property		15.16	Courtyard Tyler
Property		15.17	Hilton Garden Inn Edison Raritan Center
Property		15.18	Hilton Garden Inn St. Paul Oakdale
Property		15.19	Residence Inn Grand Rapids West
Property		15.20	Peoria, AZ Residence Inn
Property		15.21	Hampton Inn Suites Bloomington Normal
Property		15.22	Courtyard Chico
Property		15.23	Hampton Inn Suites South Bend
Property		15.24	Hampton Inn Suites Kokomo
Property		15.25	Courtyard Wichita Falls
Property		15.26	Hampton Inn Morehead
Property		15.27	Residence Inn Chico
Property		15.28	Courtyard Lufkin
Property		15.29	Hampton Inn Carlisle
Property		15.30	Springhill Suites Williamsburg
Property		15.31	Fairfield Inn Bloomington
Property		15.32	Waco Residence Inn
Property		15.33	Holiday Inn Express Fishers
Property		15.34	Larkspur Landing Folsom
Property		15.35	Springhill Suites Chicago Naperville Warrenville
Property		15.36	Holiday Inn Express & Suites Paris
Property		15.37	Toledo Homewood Suites

A-1-31

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description
Property		15.38	Grand Rapids Homewood Suites
Property		15.39	Fairfield Inn Laurel
Property		15.40	Cheyenne Fairfield Inn & Suites
Property		15.41	Courtyard Akron Stow
Property		15.42	Towneplace Suites Bloomington
Property		15.43	Larkspur Landing Roseville
Property		15.44	Hampton Inn Danville
Property		15.45	Holiday Inn Norwich
Property		15.46	Hampton Inn Suites Longview North
Property		15.47	Springhill Suites Peoria Westlake
Property		15.48	Hampton Inn Suites Buda
Property		15.49	Shawnee Hampton Inn
Property		15.50	Racine Fairfield Inn
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam
Property		15.52	Holiday Inn Express & Suites Terrell
Property		15.53	Westchase Homewood Suites
Property		15.54	Holiday Inn Express & Suites Tyler South
Property		15.55	Holiday Inn Express & Suites Huntsville
Property		15.56	Hampton Inn Sweetwater
Property		15.57	Comfort Suites Buda Austin South
Property		15.58	Fairfield Inn & Suites Weatherford
Property		15.59	Holiday Inn Express & Suites Altus
Property		15.60	Comfort Inn & Suites Paris
Property		15.61	Hampton Inn Suites Decatur
Property		15.62	Holiday Inn Express & Suites Texarkana East
Property		15.63	Mankato Fairfield Inn
Property		15.64	Candlewood Suites Texarkana
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East
Loan		16	Dempster Plaza	$49,288	$30,951	$2,814	$0	$114,300	$0	Brunch Cafe TI/LC Reserve ($105,900); Pho Town TI/LC Reserve ($8,400)
Loan	10	17	Hollister Business Park	$32,358	$5,290	$2,645	$0	$653,293	$0	Rent Concession Reserve
Loan	10	18	Sequoia Plaza	$11,400	$0	$0	$0	$115,391	$0	Xiong Rollover Reserve ($95,112.50); M&M Reduced Rent Reserve ($13,702); Xiong Reduced Rent Reserve ($6,576.35); Burlington Reserve (Springing); Ashley Reserve (Springing)
Loan	4, 9	19	Great Valley Commerce Center	$60,505	$18,917	$6,306	$0	$0	$0	N/A
Loan	5, 6	20	Bernwood Portfolio	$19,583	$0	$0	$46,719	$2,828,064	$0	Free Rent Reserve ($180,234); CAM Reserve ($47,830); Holdback ($2,600,000)
Property		20.01	Bernwood Design Center
Property		20.02	Bernwood Shoppes
Property		20.03	Bernwood Courtyard
Property		20.04	Brookwood Court Buildings
Property		20.05	Bernwood Place
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio	$137,128	$191,325	$35,750	$0	$31,475	$0	Ground Rent Reserve
Property		21.01	Holiday Inn Express & Suites Buffalo
Property		21.02	Hampton Inn Potsdam
Property		21.03	Hampton Inn & Suites Utica
Property		21.04	Fairfield Inn & Suites Olean
Property		21.05	Hampton Inn & Suites East Aurora
Property		21.06	Fairfield Inn & Suites Binghamton
Property		21.07	Fairfield Inn & Suites Rochester South
Property		21.08	Fairfield Inn & Suites Albany
Property		21.09	Fairfield Inn & Suites Corning
Property		21.10	Fairfield Inn & Suites Rochester West/Greece
Loan		22	San Mar Plaza	$25,739	$26,601	$2,956	$8,125	$2,547,297	$0	Conn’s Holdback Funds ($2,522,297); Hobby Lobby Allowance Funds ($25,000)
Loan	5	23	Chattanooga Hotel Portfolio	$9,203	$0	$0	$0	$650,000	$0	PIP Reserve
Property		23.01	Hampton Inn
Property		23.02	Fairfield Inn & Suites
Loan	6	24	1102 Broadway	$10,833	$6,472	$3,236	$0	$33,805	$0	Rent Concession Funds
Loan		25	Harbor Walk Office Building	$13,801	$0	$0	$0	$745,340	$0	Art Institute Reserve ($500,000); Rent Concessions Reserve ($231,340.23); AJT Media Reserve ($10,000); Environmental Reserve ($4,000)
Loan	5	26	Sharp Rose Apartment Portfolio	$19,643	$23,891	$7,964	$0	$0	$0	N/A
Property		26.01	4949-4955 West Fulton Street
Property		26.02	4856-4858 West Washington Boulevard
Property		26.03	3714-3716 West Wrightwood Avenue
Property		26.04	3550 West Franklin Boulevard
Property		26.05	7320-7324 South Phillips Avenue
Property		26.06	7742-7746 South South Shore Drive
Property		26.07	2125-2129 West Washington Boulevard
Property		26.08	4316-4140 West Kamerling Avenue
Property		26.09	8057-8059 South Carpenter Street
Property		26.10	703 North Mayfield Avenue
Property		26.11	721-723 North Avers Avenue
Property		26.12	1632-1636 West 89th Street
Property		26.13	736-746 North Menard Avenue
Property		26.14	7031-7033 South East End Avenue
Property		26.15	7356-7358 South South Shore Drive
Property		26.16	5522-5540 West Ohio Street
Property		26.17	1501-1503 North Lockwood Avenue
Property		26.18	5737-5739 South Prairie Avenue
Property		26.19	3032 West Cermak Road
Loan		27	Marina Beach Shopping Center	$8,019	$6,169	$617	$0	$34,180	$0	Existing MTM Tenant Reserve Fund
Loan		28	Park Plaza	$14,828	$8,508	$1,215	$44,181	$0	$0	N/A
Loan		29	Simsbury Plaza	$9,025	$0	$0	$0	$0	$0	N/A
Loan	15, 19	30	334 Bowery	$14,542	$9,055	$1,509	$0	$388,231	$0	Trigger Tenant Reserve Funds ($388,231); Additional Collateral Reserve Funds (Springing)
Loan	16	31	Sawgrass TJ Maxx	$0	$0	$0	$0	$0	$0	N/A
Loan		32	U Stor It Chicago - Carol Stream	$9,227	$0	$0	$0	$0	$0	N/A
Loan		33	Premier Storage	$10,611	$2,566	$428	$0	$0	$0	N/A
Loan		34	The Marketplace Shopping Center	$6,991	$9,187	$2,297	$0	$0	$0	N/A
Loan		35	U Stor It Chicago - Streamwood	$11,933	$0	$0	$0	$0	$0	N/A
Loan		36	Philmont Industrial Building	$10,643	$12,340	$5,639	$35,963	$35,964	$0	Rent Concession Funds
Loan		37	MiniStor Self Storage	$3,591	$4,387	$731	$0	$0	$0	N/A

A-1-32

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description
Loan		38	U Stor It Chicago - Ashland	$10,396	$0	$0	$0	$0	$0	N/A
Loan	5, 6	39	Family Dollar Portfolio	$5,348	$3,769	$471	$24,150	$12,998	$0	Free Rent Reserve ($12,998); Brighton Rollover Reserve (Springing)
Property		39.01	Dollar General Brighton
Property		39.02	Family Dollar Frankstown
Property		39.03	Family Dollar Sheraden
Loan		40	Algodon Retail Center	$7,349	$0	$0	$0	$0	$0	N/A
Loan	7	41	Candlewood Suites Hopewell	$3,874	$5,765	$1,153	$0	$1,070,926	$0	Current PIP Renovations Reserve ($1,070,926); Required Future PIP Renovations Reserve (Springing)
Loan	18	42	U Stor It Chicago - Beverly	$5,697	$0	$0	$17,375	$0	$0	N/A
Loan		43	Sunrise Apartments	$3,436	$0	$0	$0	$0	$0	N/A
Loan		44	The Pad at Durango Arby Plaza	$1,674	$1,115	$558	$0	$0	$0	N/A
Loan		45	Storage Xxtra Highway 74	$3,507	$0	$0	$0	$0	$0	N/A
Loan		46	Las Vegas Dollar General Market	$1,472	$1,165	$117	$0	$0	$0	N/A
Loan	6	47	Storage Xxtra Highway 61	$2,720	$0	$0	$0	$497,640	$0	Property Improvement Funds
Loan		48	Courtside Apartments Cottonwood	$1,422	$761	$381	$0	$0	$0	N/A
Loan		49	Luxor MHC	$2,928	$4,620	$770	$0	$0	$0	N/A
Loan		50	Mary Ann MHC	$1,347	$5,798	$1,160	$35,538	$0	$0	N/A

A-1-33

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	4, 8	1	222 Second Street	8/25/2017	7/31/2017	N/A	8/1/2017	7/31/2017	Yes - 4	13.0%	$191,500,000		56.5%	1.84x	7.8%
Loan	4, 14	2	American Cancer Society Center	6/20/2017	4/28/2017	N/A	5/26/2017	N/A	No	N/A	$43,000,000		63.8%	1.79x	12.0%
Loan	4, 7, 8, 10, 11, 17	3	237 Park Avenue	7/27/2017	5/23/2017	N/A	5/22/2017	N/A	No	N/A	$277,995,000	$345,200,000	52.9%	2.06x	8.2%	$87,800,000	59.6%	1.75x	7.3%
Loan	4, 12	4	9-19 9th Avenue	7/26/2017	6/27/2017	N/A	6/27/2017	N/A	No	N/A	$55,000,000		52.0%	1.91x	8.0%
Loan	4	5	OKC Outlets	4/26/2017	3/3/2017	N/A	3/14/2017	N/A	No	N/A	$37,000,000		59.9%	2.41x	11.2%
Loan	5, 7	6	U-Haul AREC 25 Portfolio
Property		6.01	U-Haul Moving & Storage Of Paradise Valley	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.02	U-Haul Moving & Storage Of Lidgerwood	8/21/2017	8/2/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.03	U-Haul Moving & Storage At Cleveland Avenue	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.04	Big Toy Storage	8/23/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.05	U-Haul Moving & Storage Of The North Coast	8/22/2017	8/3/2017	N/A	8/2/2017	8/3/2017	Yes - 3	10.0%
Property		6.06	U-Haul Moving & Storage Of East New Market	8/22/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.07	U-Haul Moving & Storage Of Spokane Valley	8/21/2017	8/2/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.08	U-Haul Moving & Storage At Stockton Hill Road	8/22/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.09	U-Haul Storage At Stockton Hill Road	8/22/2017	8/2/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.10	U-Haul Moving & Storage At Outer Loop	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.11	U-Haul Moving & Storage Of Trappe	8/22/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.12	U-Haul Storage At S 40th Street	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.13	U-Haul Storage Of Rochester South	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.14	U-Haul Storage Of Rochester North	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.15	U-Haul Moving & Storage Of North Fairbanks	8/11/2017	8/3/2017	N/A	8/2/2017	8/2/2017	Yes - 3	10.0%
Property		6.16	U-Haul Moving & Storage Of Hidalgo	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Property		6.17	U-Haul Moving & Storage Of Rochester	8/21/2017	8/3/2017	N/A	8/2/2017	N/A	No	N/A
Loan		7	Ocean Park Plaza	8/24/2017	5/1/2017	N/A	8/31/2017	5/15/2017	Yes - 4	14.0%
Loan	7, 14, 15	8	Rodin Place	7/25/2017	4/24/2017	N/A	4/18/2017	N/A	No	N/A
Loan	4, 6, 8, 16	9	Mall of Louisiana	6/23/2017	7/24/2017	N/A	7/24/2017	N/A	No	N/A	$281,000,000		57.0%	1.85x	11.1%
Loan		10	Remington Park	8/14/2017	8/8/2017	N/A	9/8/2017	N/A	No	N/A
Loan	4, 5, 6, 7, 10	11	Corporate Woods Portfolio								$181,009,145		73.9%	1.48x	10.2%
Property		11.01	Corporate Woods - Building 82	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.02	Corporate Woods - Building 40	7/19/2017	8/9/2017	N/A	6/27/2017	N/A	No	N/A
Property		11.03	Corporate Woods - Building 84	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.04	Corporate Woods - Building 32	7/19/2017	8/9/2017	N/A	6/27/2017	N/A	No	N/A
Property		11.05	Corporate Woods - Building 34	7/19/2017	8/9/2017	N/A	6/27/2017	N/A	No	N/A
Property		11.06	Corporate Woods - Building 14	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.07	Corporate Woods - Building 70	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.08	Corporate Woods - Building 9	7/19/2017	8/9/2017	N/A	6/27/2017	N/A	No	N/A
Property		11.09	Corporate Woods - Building 6	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.10	Corporate Woods - Building 12	7/19/2017	8/9/2017	N/A	6/27/2017	N/A	No	N/A
Property		11.11	Corporate Woods - Building 27	7/19/2017	8/9/2017	N/A	6/27/2017	N/A	No	N/A
Property		11.12	Corporate Woods - Building 51	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.13	Corporate Woods - Building 55	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.14	Corporate Woods - Building 65	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.15	Corporate Woods - Building 3	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Property		11.16	Corporate Woods - Building 75	7/19/2017	8/9/2017	N/A	6/23/2017	N/A	No	N/A
Loan		12	The Townsend Hotel	9/25/2017	8/4/2017	N/A	8/4/2017	N/A	No	N/A
Loan		13	Enclave at Carpinteria	8/24/2017	7/28/2017	N/A	7/31/2017	7/28/2017	Yes - 4	17.0%
Loan	10, 13, 14	14	444 West Ocean	7/26/2017	5/30/2017	N/A	5/31/2017	6/27/2017	Yes - 4	21.0%
Loan	4, 5, 6, 7, 10	15	Starwood Capital Hotel Portfolio								$552,270,000		60.4%	2.72x	12.4%
Property		15.01	Larkspur Landing Sunnyvale	5/12/2017	4/26/2017	N/A	4/28/2017	4/26/2017	Yes - 4	5.0%
Property		15.02	Larkspur Landing Milpitas	5/12/2017	4/19/2017	N/A	4/28/2017	4/19/2017	Yes - 4	13.0%
Property		15.03	Larkspur Landing Campbell	5/12/2017	4/19/2017	N/A	4/28/2017	4/28/2017	Yes - 4	5.0%
Property		15.04	Larkspur Landing San Francisco	5/12/2017	4/26/2017	N/A	4/28/2017	4/21/2017	Yes - 4	7.0%
Property		15.05	Larkspur Landing Pleasanton	5/12/2017	4/27/2017	N/A	4/28/2017	4/27/2017	Yes - 4	13.0%
Property		15.06	Larkspur Landing Bellevue	5/12/2017	4/21/2017	N/A	4/28/2017	4/20/2017	Yes - 3	7.0%
Property		15.07	Larkspur Landing Sacramento	5/12/2017	4/21/2017	N/A	4/28/2017	4/20/2017	Yes - 4	2.0%
Property		15.08	Hampton Inn Ann Arbor North	5/12/2017	4/14/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.09	Larkspur Landing Hillsboro	5/12/2017	4/19/2017	N/A	4/28/2017	4/24/2017	Yes - 3	3.0%
Property		15.10	Larkspur Landing Renton	5/12/2017	4/26/2017	N/A	4/28/2017	4/20/2017	Yes - 3	5.0%
Property		15.11	Holiday Inn Arlington Northeast Rangers Ballpark	5/16/2017	4/4/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.12	Residence Inn Toledo Maumee	5/12/2017	4/20/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.13	Residence Inn Williamsburg	5/12/2017	4/28/2017	N/A	4/24/2017	N/A	No	N/A
Property		15.14	Hampton Inn Suites Waco South	5/12/2017	4/5/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.15	Holiday Inn Louisville Airport Fair Expo	5/12/2017	4/25/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.16	Courtyard Tyler	5/12/2017	3/29/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.17	Hilton Garden Inn Edison Raritan Center	5/12/2017	4/20/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.18	Hilton Garden Inn St. Paul Oakdale	5/12/2017	4/18/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.19	Residence Inn Grand Rapids West	5/12/2017	4/19/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.20	Peoria, AZ Residence Inn	5/12/2017	4/8/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.21	Hampton Inn Suites Bloomington Normal	5/12/2017	4/28/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.22	Courtyard Chico	5/12/2017	4/21/2017	N/A	4/28/2017	4/21/2017	Yes - 3	5.0%
Property		15.23	Hampton Inn Suites South Bend	5/12/2017	4/21/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.24	Hampton Inn Suites Kokomo	5/12/2017	4/17/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.25	Courtyard Wichita Falls	5/12/2017	4/2/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.26	Hampton Inn Morehead	5/12/2017	4/19/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.27	Residence Inn Chico	5/12/2017	4/19/2017	N/A	4/28/2017	4/21/2017	Yes - 3	5.0%
Property		15.28	Courtyard Lufkin	5/12/2017	4/3/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.29	Hampton Inn Carlisle	5/12/2017	4/25/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.30	Springhill Suites Williamsburg	5/12/2017	4/21/2017	N/A	4/25/2017	N/A	No	N/A
Property		15.31	Fairfield Inn Bloomington	5/12/2017	4/20/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.32	Waco Residence Inn	5/12/2017	4/11/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.33	Holiday Inn Express Fishers	5/12/2017	4/26/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.34	Larkspur Landing Folsom	5/12/2017	4/28/2017	N/A	4/28/2017	4/27/2017	Yes - 4	5.0%
Property		15.35	Springhill Suites Chicago Naperville Warrenville	5/12/2017	4/27/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.36	Holiday Inn Express & Suites Paris	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.37	Toledo Homewood Suites	5/12/2017	4/3/2017	N/A	4/7/2017	N/A	No	N/A

A-1-34

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Property		15.38	Grand Rapids Homewood Suites	5/12/2017	4/4/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.39	Fairfield Inn Laurel	5/12/2017	4/19/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.40	Cheyenne Fairfield Inn & Suites	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.41	Courtyard Akron Stow	5/12/2017	4/15/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.42	Towneplace Suites Bloomington	5/12/2017	4/25/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.43	Larkspur Landing Roseville	5/12/2017	4/28/2017	N/A	4/25/2017	4/27/2017	Yes - 4	5.0%
Property		15.44	Hampton Inn Danville	5/12/2017	4/20/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.45	Holiday Inn Norwich	5/12/2017	4/21/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.46	Hampton Inn Suites Longview North	5/12/2017	4/3/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.47	Springhill Suites Peoria Westlake	5/12/2017	4/28/2017	N/A	4/28/2017	N/A	No	N/A
Property		15.48	Hampton Inn Suites Buda	5/12/2017	4/5/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.49	Shawnee Hampton Inn	5/12/2017	4/10/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.50	Racine Fairfield Inn	5/12/2017	3/31/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.51	Hampton Inn Selinsgrove Shamokin Dam	5/12/2017	4/21/2017	N/A	4/25/2017	N/A	No	N/A
Property		15.52	Holiday Inn Express & Suites Terrell	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.53	Westchase Homewood Suites	5/12/2017	4/10/2017	N/A	4/10/2017	N/A	No	N/A
Property		15.54	Holiday Inn Express & Suites Tyler South	5/12/2017	4/4/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.55	Holiday Inn Express & Suites Huntsville	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.56	Hampton Inn Sweetwater	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.57	Comfort Suites Buda Austin South	5/12/2017	3/30/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.58	Fairfield Inn & Suites Weatherford	5/12/2017	4/6/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.59	Holiday Inn Express & Suites Altus	5/12/2017	4/5/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.60	Comfort Inn & Suites Paris	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.61	Hampton Inn Suites Decatur	5/12/2017	4/5/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.62	Holiday Inn Express & Suites Texarkana East	5/12/2017	4/3/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.63	Mankato Fairfield Inn	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.64	Candlewood Suites Texarkana	5/12/2017	4/4/2017	N/A	4/7/2017	N/A	No	N/A
Property		15.65	Country Inn & Suites Houston Intercontinental Airport East	5/12/2017	4/7/2017	N/A	4/7/2017	N/A	No	N/A
Loan		16	Dempster Plaza	9/1/2017	8/25/2017	9/5/2017	8/23/2017	N/A	No	N/A
Loan	10	17	Hollister Business Park	8/23/2017	7/17/2017	N/A	7/17/2017	7/17/2017	Yes - 4	17.0%
Loan	10	18	Sequoia Plaza	9/7/2017	8/30/2017	N/A	8/30/2017	8/30/2017	Yes - 3	7.0%
Loan	4, 9	19	Great Valley Commerce Center	5/16/2017	5/26/2017	N/A	5/19/2017	N/A	No	N/A	$27,679,978		66.9%	1.66x	11.5%	$5,000,000	73.7%	1.36x	10.4%
Loan	5, 6	20	Bernwood Portfolio
Property		20.01	Bernwood Design Center	8/24/2017	8/8/2017	N/A	8/22/2017	N/A	No	N/A
Property		20.02	Bernwood Shoppes	8/23/2017	8/8/2017	N/A	8/22/2017	N/A	No	N/A
Property		20.03	Bernwood Courtyard	8/24/2017	8/8/2017	N/A	8/22/2017	N/A	No	N/A
Property		20.04	Brookwood Court Buildings	8/24/2017	8/8/2017	N/A	8/22/2017	N/A	No	N/A
Property		20.05	Bernwood Place	8/24/2017	8/8/2017	N/A	8/22/2017	N/A	No	N/A
Loan	4, 5, 6, 7	21	Visions Hotel Portfolio								$34,354,535		52.7%	2.25x	15.5%
Property		21.01	Holiday Inn Express & Suites Buffalo	8/9/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.02	Hampton Inn Potsdam	7/28/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.03	Hampton Inn & Suites Utica	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.04	Fairfield Inn & Suites Olean	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.05	Hampton Inn & Suites East Aurora	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.06	Fairfield Inn & Suites Binghamton	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.07	Fairfield Inn & Suites Rochester South	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.08	Fairfield Inn & Suites Albany	8/9/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.09	Fairfield Inn & Suites Corning	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Property		21.10	Fairfield Inn & Suites Rochester West/Greece	8/8/2017	7/27/2017	N/A	7/27/2017	N/A	No	N/A
Loan		22	San Mar Plaza	9/19/2017	9/14/2017	N/A	9/14/2017	N/A	No	N/A						$3,107,710	71.3%	1.31x	8.7%
Loan	5	23	Chattanooga Hotel Portfolio
Property		23.01	Hampton Inn	9/18/2017	8/11/2017	N/A	8/10/2017	N/A	No	N/A
Property		23.02	Fairfield Inn & Suites	9/18/2017	8/11/2017	N/A	8/10/2017	N/A	No	N/A
Loan	6	24	1102 Broadway	8/24/2017	7/26/2017	N/A	8/3/2017	8/11/2017	Yes - 3	22.0%
Loan		25	Harbor Walk Office Building	5/19/2017	4/6/2017	N/A	4/6/2017	N/A	No	N/A
Loan	5	26	Sharp Rose Apartment Portfolio
Property		26.01	4949-4955 West Fulton Street	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.02	4856-4858 West Washington Boulevard	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.03	3714-3716 West Wrightwood Avenue	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.04	3550 West Franklin Boulevard	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.05	7320-7324 South Phillips Avenue	8/28/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.06	7742-7746 South South Shore Drive	8/28/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.07	2125-2129 West Washington Boulevard	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.08	4316-4140 West Kamerling Avenue	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.09	8057-8059 South Carpenter Street	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.10	703 North Mayfield Avenue	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.11	721-723 North Avers Avenue	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.12	1632-1636 West 89th Street	8/28/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.13	736-746 North Menard Avenue	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.14	7031-7033 South East End Avenue	8/28/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.15	7356-7358 South South Shore Drive	8/28/2017	8/16/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.16	5522-5540 West Ohio Street	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.17	1501-1503 North Lockwood Avenue	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.18	5737-5739 South Prairie Avenue	8/28/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Property		26.19	3032 West Cermak Road	8/26/2017	8/15/2017	N/A	8/15/2017	N/A	No	N/A
Loan		27	Marina Beach Shopping Center	6/20/2017	5/4/2017	N/A	5/8/2017	5/8/2017	Yes - 4	16.0%
Loan		28	Park Plaza	8/21/2017	7/20/2017	N/A	8/15/2017	7/20/2017	Yes - 3	12.0%
Loan		29	Simsbury Plaza	8/29/2017	7/6/2017	7/18/2017	8/30/2017	N/A	No	N/A
Loan	15, 19	30	334 Bowery	9/12/2017	8/8/2017	N/A	8/8/2017	N/A	No	N/A
Loan	16	31	Sawgrass TJ Maxx	9/25/2017	8/21/2017	N/A	9/22/2017	N/A	No	N/A
Loan		32	U Stor It Chicago - Carol Stream	8/24/2017	8/9/2017	N/A	8/9/2017	N/A	No	N/A
Loan		33	Premier Storage	8/21/2017	8/7/2017	N/A	8/7/2017	N/A	No	N/A
Loan		34	The Marketplace Shopping Center	6/15/2017	1/27/2017	5/30/2017	5/10/2017	N/A	No	N/A
Loan		35	U Stor It Chicago - Streamwood	8/10/2017	8/9/2017	N/A	8/9/2017	N/A	No	N/A
Loan		36	Philmont Industrial Building	9/20/2017	9/8/2017	N/A	8/30/2017	N/A	No	N/A
Loan		37	MiniStor Self Storage	8/31/2017	8/11/2017	N/A	8/11/2017	8/11/2017	Yes - 3	3.0%

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Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan		38	U Stor It Chicago - Ashland	8/28/2017	8/9/2017	N/A	8/9/2017	N/A	No	N/A
Loan	5, 6	39	Family Dollar Portfolio
Property		39.01	Dollar General Brighton	7/27/2017	5/12/2017	N/A	5/12/2017	N/A	No	N/A
Property		39.02	Family Dollar Frankstown	7/26/2017	5/12/2017	N/A	5/12/2017	N/A	No	N/A
Property		39.03	Family Dollar Sheraden	7/26/2017	5/12/2017	N/A	5/11/2017	N/A	No	N/A
Loan		40	Algodon Retail Center	9/8/2017	7/28/2017	N/A	7/28/2017	N/A	No	N/A
Loan	7	41	Candlewood Suites Hopewell	7/27/2017	7/19/2017	N/A	7/19/2017	N/A	No	N/A
Loan	18	42	U Stor It Chicago - Beverly	8/28/2017	8/9/2017	N/A	8/9/2017	N/A	No	N/A
Loan		43	Sunrise Apartments	8/21/2017	8/2/2017	N/A	8/2/2017	N/A	No	N/A
Loan		44	The Pad at Durango Arby Plaza	5/22/2017	5/11/2017	N/A	5/11/2017	N/A	No	N/A
Loan		45	Storage Xxtra Highway 74	9/7/2017	8/29/2017	N/A	8/28/2017	N/A	No	N/A
Loan		46	Las Vegas Dollar General Market	4/24/2017	4/18/2017	N/A	4/18/2017	N/A	No	N/A
Loan	6	47	Storage Xxtra Highway 61	8/24/2017	8/22/2017	N/A	8/23/2017	N/A	No	N/A
Loan		48	Courtside Apartments Cottonwood	8/31/2017	8/15/2017	N/A	8/16/2017	N/A	No	N/A
Loan		49	Luxor MHC	8/7/2017	8/14/2017	N/A	8/14/2017	N/A	No	N/A
Loan		50	Mary Ann MHC	8/7/2017	8/14/2017	N/A	8/14/2017	N/A	No	N/A

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MSBAM 2017-C34

(1)	BANA—Bank of America, National Association; BANA—Bank of America, N.A.; MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; KeyBank—KeyBank National Association; SMC—Starwood Mortgage Capital LLC; SMF III—Starwood Mortgage Funding III LLC; JPMCB—JPMorgan Chase Bank, National Association.

(2)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(4)	Each of the 222 Second Street Mortgage Loan (Mortgage Loan No. 1), the American Cancer Society Center Mortgage Loan (Mortgage Loan No. 2), the 237 Park Avenue Mortgage Loan (Mortgage Loan No. 3), the 9-19 9th Avenue Mortgage Loan (Mortgage Loan No. 4), the OKC Outlets Mortgage Loan (Mortgage Loan No. 5), the Mall of Louisiana Mortgage Loan (Mortgage Loan No. 9), the Corporate Woods Portfolio Mortgage Loan (Mortgage Loan No. 11), the Starwood Capital Hotel Portfolio Mortgage Loan (Mortgage Loan No. 15), the Great Valley Commerce Center Mortgage Loan (Mortgage Loan No. 19) and the Visions Hotel Portfolio Mortgage Loan (Mortgage Loan No. 21) is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, and “—The Non-Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, as applicable, in this prospectus.

(5)	With respect to Mortgage Loan No. 6, U-Haul AREC 25 Portfolio, Mortgage Loan No. 11, Corporate Woods Portfolio, Mortgage Loan No. 15, Starwood Capital Hotel Portfolio, Mortgage Loan No. 20, Bernwood Portfolio, Mortgage Loan No. 21, Visions Hotel Portfolio, Mortgage Loan No. 23, Chattanooga Hotel Portfolio, Mortgage Loan No. 26, Sharp Rose Apartment Portfolio and Mortgage Loan No. 39, Family Dollar Portfolio, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Units/Rooms/Pads calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

(6)	With respect to Mortgage Loan No. 9, Mall of Louisiana, Mortgage Loan No. 11, Corporate Woods Portfolio, Mortgage Loan No. 15, Starwood Capital Hotel Portfolio, Mortgage Loan No. 20, Bernwood Portfolio, Mortgage Loan No. 21, Visions Hotel Portfolio, Mortgage Loan No. 24, 1102 Broadway, Mortgage Loan No. 39 Family Dollar Portfolio and Mortgage Loan No. 47, Storage Xxtra Highway 61, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Partial Releases” in this prospectus.

(7)	With respect to Mortgage Loan No. 3, 237 Park Avenue, the Appraised Value represents the “market value assuming reserves” value of $1,310,000,000, which assumes upfront reserves of $81,365,605 for capital expenditures and tenant improvements and leasing costs for recently signed leases in addition to a $7,500,000 escrow and letters of credit in an aggregate amount of $8,500,000 to cover interest payments. The “as-is” Appraised Value of $1,200,000,000 results in a Cut-Off Date LTV Ratio and Maturity Date LTV Ratio of 29.0% and 29.0%, respectively. Such reserves and letters of credit were escrowed for at closing.

With respect to Mortgage Loan No. 6, U-Haul AREC 25 Portfolio, the Appraised Value represents the “portfolio value” conclusion. The sum of the values on a stand-alone basis is $73,430,000 resulting in a Cut-Off Date LTV Ratio and Maturity Date LTV Ratio of 63.9% and 46.1%, respectively.

With respect to Mortgage Loan No. 8, Rodin Place, the Appraised Value represents the “prospective market value at stabilization” and assumes the completion of all budgeted tenant improvements to Rodin Place Property as of May 1, 2018. At loan origination, $487,830 was reserved by the lender for borrower owed tenant improvements. Based on the “as-is” appraised value of $68,800,000 as of April 6, 2017, the Cut-Off Date LTV Ratio and Maturity Date LTV Ratio are 65.0% and 59.4%, respectively.

With respect to Mortgage Loan No. 11, Corporate Woods Portfolio, the Appraised Value represents the “portfolio value” conclusion. The sum of the values on a stand-alone basis is $295,500,000 resulting in a Cut-Off Date LTV Ratio and Maturity Date LTV Ratio of 74.8% and 60.6%, respectively. Partial collateral releases are permitted within the terms of the Corporate Woods Portfolio Loan.

With respect to Mortgage Loan No. 15, Starwood Capital Hotel Portfolio, the Appraised Value represents the “as portfolio” value. The sum of the value of the “as-is” and “as-renovated” values, as applicable, for each of the Starwood Capital Hotel Portfolio Properties on an individual basis is $889.2 million, which represents a Cut-Off Date LTV Ratio and Maturity Date LTV Ratio of 64.9%. Additionally, the aggregate “as-is” value for each individual property as of April 23, 2017 is $884.7 million, which results in a Cut-Off Date LTV Ratio and Maturity Date LTV Ratio of 65.3%.

With respect to Mortgage Loan No. 21, Visions Hotel Portfolio, the Appraised Value represents the “as portfolio market reconciliation” value. The aggregate “as-is” value for each individual property as of July 1, 2017 is $98.5 million, which results in a Cut-Off Date LTV Ratio of 55.1% and a Maturity Date LTV Ratio of 44.7%.

With respect to Mortgage Loan No. 41, Candlewood Suites Hopewell, the Appraised Value represents the “upon completion and upon stabilization” value and assumes the completion of the property improvement plan to Candlewood Suites Hopewell Property as

A-1-37

of April 28, 2018. At loan origination, $1,070,926 was reserved by the lender for borrower budgeted property improvements. Based on the “as-is” appraised value of $4,700,000 as of April 28, 2017, the Cut-Off Date LTV Ratio and Maturity Date LTV Ratio are 76.5% and 57.7%, respectively. See “Risk Factors—Risks Related to the Mortgage Loans—Limitations of Appraisals”, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Partial Releases” in this prospectus.

(8)	With respect to Mortgage Loan, No. 1, 222 Second Street, the property is entirely leased to LinkedIn whose lease provides for four phases of occupancy: Phase I (34.6% of NSF) began on January 1, 2016, Phase II (32.9% of NSF) began on January 1, 2017, Phase III (15.7% of NSF) began on July 1, 2017 and Phase IV (16.8% of NSF) is expected to begin on January 1, 2018. Historical occupancy and NOI information are not available.

With respect to Mortgage Loan No. 3, 237 Park Avenue, the Largest Tenant (479,016 SF), representing 38.3% of NSF, has executed a lease but has yet to take occupancy at the mortgaged property or commence paying rent. The tenant is expected to commence paying rent in January 2019. The borrower provided a $7,500,000 escrow and letters of credit in an aggregate amount of $8,500,000 to cover interest payments.

With respect to Mortgage Loan No. 9, Mall of Louisiana, the 3rd Largest Tenant (46,900 SF), representing 6.0% of NSF, has executed a lease but has yet to take occupancy at the property or commence paying rent. The 3rd Largest Tenant is expected to take occupancy in August 2018. The Sponsor has provided a full guaranty for $8,519,922 in unfunded tenant allowances, landlord costs and “gap” rent covering a 15-month period.

(9)	With respect to Mortgage Loan No. 19, Great Valley Commerce Center, the Total Debt UW NCF DSCR is based on a blended interest rate of 8.0000% for the first two months after the Cut-off Date and 14.0000% thereafter for the rate of the mezzanine debt related to the Great Valley Commerce Center Mortgage Loan.

(10)	With respect to Mortgage Loan No. 3, 237 Park Avenue, Mortgage Loan No. 11, Corporate Woods Portfolio, Mortgage Loan No. 14, 444 West Ocean, Mortgage Loan No. 15 Starwood Capital Hotel Portfolio, Mortgage Loan No. 17, Hollister Business Park and Mortgage Loan No. 18, Sequoia Plaza, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

(11)	With respect to Mortgage Loan No. 3, 237 Park Avenue, Occupancy Rate includes one tenant with a signed lease effective June 29, 2017 (38.3% of NSF) which is expected to commence paying rent in January 2019 and one tenant (5.8% of NSF) which is in a free rent period and is expected to commence paying rent on November 1, 2017. The Occupancy Rate excluding the two tenants is 51.5%.

(12)	With respect to Mortgage Loan No. 4, 9-19 9th Avenue, the Largest Tenant, Restoration Hardware, Inc., is not yet open for business. Restoration Hardware, Inc.’s lease commenced in September 2016 and it began paying rent in May 2017. Restoration Hardware, Inc. has not yet taken occupancy, but has accepted its leased premises and renovation work is expected to be completed in October 2017. Restoration Hardware, Inc. anticipates opening for business in November 2017.

(13)	With respect to Mortgage Loan No. 14, 444 West Ocean, the related loan documents permit a partial release and conversion of property to ownership tracts subject to release conditions in connection with the related mortgage loan.

(14)	With respect to Mortgage Loan No. 2, American Cancer Society Center, approximately 7,849 SF of the American Cancer Society Center Property’s 156,846 SF total site area is subject to a ground lease with Mrs. Ruth S. Barrett for a 99-year term, expiring on January 31, 2068. The current annual ground rent under the lease is $29,241.84 per year with a 10% escalation every 10 years. The ground lessee has the right of first refusal to purchase the site at any time during the term of the ground lease.

With respect to Mortgage Loan No. 8, Rodin Place, the property is on a related party ground lease that was entered into in 2004 for a 29-year term with two additional executed five-year extension options. The lease is scheduled to expire in 2043. The Rodin Place Mortgage Loan encumbers both the leasehold interest and the fee interest therefore, ownership is fee.

With respect to Mortgage Loan No. 14, 444 West Ocean, the property contains 406 parking spaces, 43 of which are on a parcel that is ground leased from the City of Long Beach. The ground lease commenced August 17, 1999, and expires June 30, 2054. The ground lease was most recently extended in 2007 with an initial monthly rent of $500 through March 31, 2012 and the current rent is $2,500/month.

(15)	With respect to Mortgage Loan No. 8, Rodin Place, Cut-off Date Balance per SF/Units/Rooms/Pads, Occupancy Rate, and Tenant % of NSF fields are calculated excluding the self storage square footage.

With respect to Mortgage Loan No. 30, 334 Bowery, Size represents only the multifamily portion of the mortgaged property. Collateral for the mortgage loan also includes 2,200 SF of ground floor retail space.

(16)	With respect to Mortgage Loan No. 9, Mall of Louisiana, the Grace Period Default (Days) is two business days once in any trailing 12-month period.

With respect to Mortgage Loan No. 31, Sawgrass TJ Maxx, the borrower has a debt service grace period of three days after notice with regard to a monthly payment, but no more than one time in any 12 month period or three times during the loan term.

(17)	With respect to Mortgage Loan No. 3, 237 Park Avenue, the Largest Tenant, The New York and Presbyterian Hospital, has a right of first offer to purchase any space that becomes available in the other condominium units at the 237 Park Avenue Property. If The New York and Presbyterian Hospital exercises its right of first offer to purchase available space, the 237 Park Avenue Borrower will obtain a release of the lien of the mortgage on the applicable accepted offer space subject to the satisfaction of the conditions set forth in

A-1-38

the loan agreement, including, without limitation, satisfaction of the closing conditions under the tenant purchase and sale agreement and the delivery of a collateral assignment of the purchase money note and purchase money mortgage relating to the accepted offer space in substantially the same form as the collateral assignment delivered to lender at loan origination. The 237 Park Avenue Borrower is not required to pay any release price in connection with any such release and is not required to deliver any REMIC opinion in connection therewith.

(18)	With respect to Mortgage Loan No. 42, U Stor It Chicago - Beverly, Monthly Replacement Reserves will be escrowed at $445 on each payment date through the payment date occurring through September 2023 and on each payment date occurring thereafter, an amount of $274, subject to a cap of $30,000.

(19)	With respect to Mortgage Loan No. 30, 334 Bowery, Size represents only the multifamily portion of the mortgaged property. Collateral for the mortgage loan also includes 2,200 SF of ground floor retail space.

A.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

B.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) an amount equal to the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Stated Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made.

As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate.

As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually.

As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Stated Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

C.	The “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate (hereinafter defined), less the amount of principal being prepaid. The term “Discount Rate” shall mean the rate that, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually. The term “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.l5-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

D.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) an amount equal to the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Open Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made.

As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate.

As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually.

As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication (in its reasonable determination) to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Notwithstanding anything contained herein, the Loan may be prepaid without payment of the Yield Maintenance Premium from and after the Open Date.

A-1-39

E	The “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate less the amount of principal being prepaid. The term “Discount Rate” shall mean the rate that, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually. The term “Treasury Rate” shall mean the yield calculated by the linear interpolation on the yields, as reported in Federal Reserve Statistical Release H.l5-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

F	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

A-1-40

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-2

Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Bank of America, National Association	13	$324,656,637	31.0%	4.0829%	119	1.71x	9.3%	61.3%	54.8%
Morgan Stanley Mortgage Capital Holdings LLC	12	$268,629,068	25.6%	4.1468%	119	2.61x	12.8%	53.6%	49.0%
KeyBank National Association	11	$262,671,757	25.0%	4.2402%	106	1.76x	10.9%	62.9%	56.8%
Starwood Mortgage Funding III LLC	14	$192,664,647	18.4%	4.4448%	118	1.91x	10.4%	59.3%	54.9%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1,305,910 - 5,000,000	12	$38,653,990	3.7%	4.6227%	116	1.72x	10.7%	62.2%	52.8%
5,000,001 - 10,000,000	12	$88,783,928	8.5%	4.4088%	119	1.68x	10.0%	59.8%	50.8%
10,000,001 - 15,000,000	3	$35,381,899	3.4%	4.4600%	119	1.59x	10.6%	69.2%	59.4%
15,000,001 - 25,000,000	9	$189,244,319	18.0%	4.5111%	119	1.84x	11.4%	62.8%	55.0%
25,000,001 - 50,000,000	11	$453,352,975	43.2%	4.1485%	112	1.91x	10.3%	61.7%	56.6%
50,000,001 - 100,000,000	3	$243,205,000	23.2%	3.8950%	118	2.48x	11.5%	50.1%	48.3%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: $1,305,910
Maximum: $100,000,000
Average: $20,972,442

A-2-1

Annex A-2

Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
California	19	$277,741,471	26.5%	4.1661%	119	1.72x	9.0%	61.7%	58.6%
New York	13	$148,928,633	14.2%	3.9941%	118	2.98x	13.0%	40.1%	38.7%
Georgia	4	$84,589,884	8.1%	4.0350%	117	1.77x	11.8%	62.8%	56.1%
Pennsylvania	9	$77,589,755	7.4%	4.4623%	118	1.55x	10.3%	64.3%	56.0%
Texas	24	$71,604,226	6.8%	4.3455%	119	1.91x	9.2%	65.0%	63.4%
Illinois	27	$59,126,632	5.6%	4.3968%	120	1.53x	9.4%	65.1%	56.5%
Florida	11	$52,094,794	5.0%	4.5144%	119	1.43x	10.1%	66.2%	51.8%
Oklahoma	3	$49,849,780	4.8%	4.1821%	55	2.41x	11.2%	59.9%	59.9%
Michigan	5	$45,705,484	4.4%	4.2160%	120	3.12x	16.0%	55.0%	52.9%
Louisiana	1	$44,000,000	4.2%	3.9840%	118	1.85x	11.1%	57.0%	49.4%
Kansas	16	$39,946,846	3.8%	4.4500%	119	1.48x	10.2%	73.9%	59.8%
Arizona	7	$24,259,355	2.3%	4.1703%	119	1.86x	11.0%	58.9%	47.9%
Washington	5	$22,432,037	2.1%	4.1377%	119	1.70x	10.7%	65.5%	53.4%
Tennessee	2	$16,000,000	1.5%	4.1200%	120	2.54x	16.4%	60.4%	48.3%
Nevada	2	$6,581,520	0.6%	4.7615%	99	1.62x	10.7%	56.8%	51.4%
Maryland	3	$5,558,247	0.5%	3.9191%	119	1.78x	11.3%	59.2%	43.5%
Virginia	3	$4,466,282	0.4%	5.0042%	118	1.83x	12.8%	60.8%	48.8%
Oregon	2	$4,000,059	0.4%	3.9757%	119	1.87x	11.4%	59.3%	45.1%
Minnesota	5	$3,930,160	0.4%	3.9715%	119	1.86x	11.4%	59.3%	45.0%
Kentucky	2	$2,663,235	0.3%	3.9951%	118	1.90x	11.4%	59.3%	45.7%
Indiana	5	$1,761,413	0.2%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
Arkansas	2	$1,743,708	0.2%	3.9214%	119	1.78x	11.3%	59.2%	43.5%
Alaska	1	$1,372,487	0.1%	3.8906%	119	1.73x	11.2%	59.1%	42.6%
Ohio	3	$1,093,095	0.1%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
New Jersey	1	$458,760	0.0%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
North Carolina	1	$387,964	0.0%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
Wyoming	1	$266,194	0.0%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
Connecticut	1	$240,708	0.0%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
Wisconsin	1	$229,380	0.0%	4.4860%	116	2.72x	12.4%	60.4%	60.4%
Total/Wtd. Avg.	179	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

A-2-2

Annex A-2

Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV

Office
CBD	7	$337,044,750	32.1%	3.9919%	119	2.19x	10.9%	54.7%	51.9%
Suburban	21	$130,184,216	12.4%	4.4372%	119	1.62x	10.1%	68.6%	59.7%
Subtotal:	28	$467,228,966	44.6%	4.1160%	119	2.03x	10.7%	58.6%	54.0%
Retail
Anchored	4	$72,250,000	6.9%	4.4924%	120	1.56x	9.6%	65.6%	58.1%
Single Tenant	6	$66,431,520	6.3%	4.2218%	116	1.79x	8.5%	54.2%	50.3%
Outlet Center	1	$49,500,000	4.7%	4.1800%	55	2.41x	11.2%	59.9%	59.9%
Super Regional Mall	1	$44,000,000	4.2%	3.9840%	118	1.85x	11.1%	57.0%	49.4%
Unanchored	5	$28,463,957	2.7%	4.5897%	119	1.70x	11.1%	59.9%	50.5%
Shadow Anchored	1	$3,350,000	0.3%	4.5700%	119	1.70x	11.3%	54.9%	50.4%
Subtotal:	18	$263,995,478	25.2%	4.2925%	106	1.84x	10.1%	59.5%	54.1%
Hospitality
Limited Service	52	$47,246,646	4.5%	4.3595%	119	2.46x	15.1%	57.2%	48.8%
Full Service	4	$36,251,679	3.5%	4.1809%	120	3.51x	17.5%	51.8%	51.8%
Extended Stay	23	$16,019,379	1.5%	4.6305%	117	2.47x	12.5%	60.5%	57.2%
Subtotal:	79	$99,517,704	9.5%	4.3381%	119	2.85x	15.5%	55.7%	51.3%
Self Storage
Self Storage	25	$87,956,771	8.4%	4.1228%	119	1.72x	10.5%	59.7%	46.2%
Subtotal:	25	$87,956,771	8.4%	4.1228%	119	1.72x	10.5%	59.7%	46.2%
Multifamily
Garden	22	$59,532,324	5.7%	4.1505%	120	1.84x	8.9%	67.2%	65.2%
Mixed Use	1	$9,000,000	0.9%	4.0450%	120	1.91x	8.1%	50.6%	50.6%
Subtotal:	23	$68,532,324	6.5%	4.1366%	120	1.85x	8.8%	65.0%	63.3%
Mixed Use
Office/Retail/Self Storage	1	$44,720,000	4.3%	4.3500%	118	1.50x	9.6%	62.5%	57.2%
Retail/Office	1	$5,750,000	0.5%	4.6040%	120	1.34x	9.5%	66.9%	54.4%
Subtotal:	2	$50,470,000	4.8%	4.3789%	118	1.48x	9.6%	63.0%	56.9%
Industrial
Flex	2	$7,525,000	0.7%	5.0103%	120	1.36x	10.3%	62.9%	50.3%
Subtotal:	2	$7,525,000	0.7%	5.0103%	120	1.36x	10.3%	62.9%	50.3%
Manufactured Housing
Manufactured Housing	2	$3,395,866	0.3%	4.9360%	119	1.40x	9.1%	71.7%	59.0%
Subtotal:	2	$3,395,866	0.3%	4.9360%	119	1.40x	9.1%	71.7%	59.0%
Total/Wtd. Avg.	179	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

A-2-3

Annex A-2

Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
3.7515 - 4.0000	7	$368,489,129	35.1%	3.9114%	118	2.28x	11.2%	53.5%	49.3%
4.0001 - 4.4999	27	$542,507,881	51.7%	4.2722%	113	1.92x	10.7%	62.1%	56.7%
4.5000 - 4.9999	13	$122,159,286	11.6%	4.6629%	118	1.52x	9.9%	64.3%	55.4%
5.0000 - 5.3720	3	$15,465,815	1.5%	5.2354%	119	1.45x	11.7%	62.6%	48.4%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 3.7515%
Maximum: 5.3720%
Weighted Average: 4.2052%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	1	$49,500,000	4.7%	4.1800%	55	2.41x	11.2%	59.9%	59.9%
84	1	$3,231,520	0.3%	4.9600%	79	1.54x	10.0%	58.8%	52.4%
120	48	$995,890,589	95.0%	4.2040%	119	1.97x	10.8%	59.3%	53.6%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 60 mos.
Maximum: 120 mos.
Weighted Average: 117 mos.

A-2-4

Annex A-2

Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
55 - 60	1	$49,500,000	4.7%	4.1800%	55	2.41x	11.2%	59.9%	59.9%
61 - 84	1	$3,231,520	0.3%	4.9600%	79	1.54x	10.0%	58.8%	52.4%
112 - 120	48	$995,890,589	95.0%	4.2040%	119	1.97x	10.8%	59.3%	53.6%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 55 mos.
Maximum: 120 mos.
Weighted Average: 116 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	13	$445,644,750	42.5%	4.0570%	112	2.50x	10.9%	53.4%	53.4%
240	1	$8,225,000	0.8%	4.2450%	120	1.32x	10.4%	54.8%	33.7%
300	3	$56,772,944	5.4%	4.1327%	119	1.69x	11.4%	59.8%	43.6%
330	1	$5,600,000	0.5%	5.1500%	120	1.37x	10.6%	61.5%	48.9%
360	32	$532,379,416	50.8%	4.3264%	119	1.62x	10.6%	64.4%	55.7%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 240 mos.
Maximum: 360 mos.
Weighted Average: 352 mos.

A-2-5

Annex A-2

Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	13	$445,644,750	42.5%	4.0570%	112	2.50x	10.9%	53.4%	53.4%
240 - 240	1	$8,225,000	0.8%	4.2450%	120	1.32x	10.4%	54.8%	33.7%
241 - 300	3	$56,772,944	5.4%	4.1327%	119	1.69x	11.4%	59.8%	43.6%
301 - 360	33	$537,979,416	51.3%	4.3349%	119	1.62x	10.6%	64.3%	55.7%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 240 mos.
Maximum: 360 mos.
Weighted Average: 352 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.32 - 1.40	7	$133,316,956	12.7%	4.3628%	120	1.37x	9.3%	66.1%	57.6%
1.41 - 1.50	9	$162,732,726	15.5%	4.5304%	118	1.47x	9.9%	66.8%	56.8%
1.51 - 1.60	6	$33,806,729	3.2%	4.4868%	116	1.55x	9.9%	65.5%	54.8%
1.61 - 1.70	7	$48,794,864	4.7%	4.5077%	119	1.66x	11.1%	63.8%	52.9%
1.71 - 1.80	5	$144,402,452	13.8%	4.0212%	118	1.76x	11.6%	61.8%	52.3%
1.81 - 1.90	3	$186,500,000	17.8%	3.9657%	119	1.85x	8.6%	59.1%	57.4%
1.91 - 2.50	7	$183,563,383	17.5%	4.2193%	102	2.11x	10.1%	57.8%	56.8%
2.51 - 3.00	4	$50,500,000	4.8%	4.2727%	118	2.68x	13.6%	59.2%	55.4%
3.01 - 4.10	2	$105,005,000	10.0%	3.8910%	119	3.91x	16.8%	34.9%	34.9%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 1.32x
Maximum: 4.10x
Weighted Average: 1.99x

A-2-6

Annex A-2

Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
26.6 - 40.0	1	$70,005,000	6.7%	3.7515%	118	4.10x	16.4%	26.6%	26.6%
40.1 - 60.0	18	$406,480,389	38.8%	4.0915%	111	2.07x	10.6%	55.8%	51.5%
60.1 - 65.0	14	$272,762,998	26.0%	4.3499%	118	1.78x	11.1%	62.7%	57.1%
65.1 - 70.0	12	$227,980,022	21.7%	4.2880%	120	1.62x	9.2%	67.3%	60.8%
70.1 - 74.9	5	$71,393,701	6.8%	4.4801%	119	1.49x	10.2%	73.0%	59.8%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 26.6%
Maximum: 74.9%
Weighted Average: 59.3%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
26.6 - 35.0	2	$78,230,000	7.5%	3.8034%	118	3.81x	15.8%	29.6%	27.3%
35.1 - 45.0	4	$75,173,869	7.2%	4.1125%	119	1.86x	12.2%	57.0%	42.9%
45.1 - 55.0	21	$282,430,467	26.9%	4.3192%	119	1.97x	11.2%	58.3%	51.3%
55.1 - 60.0	13	$403,194,068	38.4%	4.1900%	111	1.76x	10.0%	62.7%	58.0%
60.1 - 67.6	10	$209,593,706	20.0%	4.2638%	119	1.82x	9.3%	66.2%	63.3%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 26.6%
Maximum: 67.6%
Weighted Average: 53.9%

A-2-7

Annex A-2

Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	12	$345,644,750	33.0%	4.0949%	110	2.69x	11.8%	52.5%	52.5%
Partial Interest Only	16	$341,309,000	32.5%	4.2385%	119	1.60x	10.4%	63.5%	57.0%
Fully Amortizing	20	$214,761,231	20.5%	4.5283%	118	1.63x	11.2%	65.3%	52.4%
Interest Only, ARD	1	$100,000,000	9.5%	3.9260%	119	1.84x	7.8%	56.5%	56.5%
Fully Amortizing, ARD	1	$46,907,129	4.5%	3.8906%	119	1.73x	11.2%	59.1%	42.6%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
7.8 - 8.5	4	$201,500,000	19.2%	4.0062%	119	1.87x	7.9%	57.5%	57.5%
8.6 - 9.0	5	$85,923,284	8.2%	4.3279%	120	1.40x	8.8%	67.5%	60.0%
9.1 - 9.5	5	$69,364,958	6.6%	4.2934%	119	1.75x	9.3%	65.7%	60.2%
9.6 - 10.0	8	$128,532,431	12.3%	4.4589%	118	1.46x	9.8%	63.6%	56.6%
10.1 - 11.0	10	$115,283,851	11.0%	4.5061%	119	1.57x	10.3%	67.4%	56.3%
11.1 - 12.0	11	$274,494,882	26.2%	4.1129%	107	1.90x	11.4%	61.0%	53.4%
12.1 - 15.0	3	$32,594,071	3.1%	4.5219%	117	2.60x	12.5%	59.2%	57.5%
15.1 - 17.7	4	$140,928,633	13.4%	4.0003%	119	3.52x	16.6%	40.3%	37.5%
Total/Wtd. Avg.	50	$1,048,622,110	100.0%	4.2052%	116	1.99x	10.8%	59.3%	53.9%

Minimum: 7.8%
Maximum: 17.7%
Weighted Average: 10.8%

California

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Southern California	6	$155,179,000	14.8%	4.3100%	119	1.55x	9.5%	65.2%	59.6%
Northern California	13	$122,562,471	11.7%	3.9839%	119	1.94x	8.3%	57.3%	57.3%
Total:	19	$277,741,471	26.5%	4.1661%	119	1.72x	9.0%	61.7%	58.6%

A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

MSBAM 2017-C34	222 Second Street

Mortgage Loan No. 1 – 222 Second Street

A-3-2

MSBAM 2017-C34	222 Second Street

Mortgage Loan No. 1 – 222 Second Street

222 Second Street
222 Second Street
San Francisco, CA 94105
North Beach
Nob Hill
Chinatown
Tenderloin
SAN FRANCISCO
Union Square
Financial District
Civic Center
SoMa
South Beach
Mission Bay
Design District
San Francisco Bay
McCovey Cove
Broadway
Broadway Tunnel
Pacific Ave
Jackson St
Washington St
Clay St
Sacramento St
California St
Pine St
Bush St
Sutter St
Post St
Geary St
O'Farrell St
Ellis St
Eddy St
Turk St
Golden Gate Ave
McAllister St
Market St
Mission St
Minna St
Natoma St
Howard St
Folsom St
Harrison St
Bryant St
Brannan St
Townsend St
King St
16th St
Larkin St
Hyde St
Jones St
Leavenworth St
Taylor St
Mason St
Powell St
Stockton St
Grant Ave
Kearny St
Columbus Ave
Battery St
Front St
Davis St
Embarcadero
Polk St
Stevenson St
2nd St
3rd St
4th St
5th St
6th St
7th St
8th St
1st St
Fremont St
Beale St
Rich St
Delancey St
Gilbert St
De Haro St
Irwin St
Hubbell St
CABLE CAR LINE
MUNI METRO
BART
CENTRAL SUBWAY (Under Constr.)
CALTRAIN
80
280
EMBARCADERO & BROADWAY
EMBARCADERO & WASHINGTON
Ferry Building
Justin Herman Plaza
DON CHEE WAY & STEUART
EMBARCADERO
MARKET & 1ST
MONTGOMERY
POWELL
CIVIC CENTER
EMBARCADERO & FOLSOM
EMBARCADERO & HARRISON
EMBARCADERO & BRANNAN
KING & 2ND
4TH & KING
CALTRAIN DEPOT
4TH ST & 3RD ST
UCSF/ MISSION BAY
Pier 50
Chinese Playground
Portsmouth Square
Transamerica Bldg.
One Maritime Plaza
EMBARCADERO CENTER
Grace Cathedral
The Masonic
Omni San Francisco
Ritz Carlton
Bank of America Bldg.
Mandarin Oriental
101 California
One Market Plaza
Pacific Gas and Electric
100 Spear
200 Spear
201 Mission Street
50 Fremont Center
Millennium Tower
Salesforce Tower
TRANSBAY TRANSIT CENTER (Under Constr.)
Gap Inc. Corp. HQ
Google SF
The Infinity Towers
SF-OAKLAND BAY BRIDGE
399 Fremont
St. Francis Memorial Hospital
Sir Francis Drake
Grand Hyatt SF
Crocker Galleria
Golden Gate University
Union Square
Macy's
Contemporary Jewish Museum
SF Museum of Modern Art
Tech Republic
UBM Tech
Rackspace
Bit Torrent
Glide Memorial
Hallidie Plaza
Westfield San Francisco Centre
Yerba Buena Gardens
Yerba Buena Center for the Arts
MOSCONE CONVENTION CENTER
Children's Creativity Museum
Univ. of the Pacific School of Dentistry
Riverbed Technology
Twilio
Comcast SportsNet
Supreme Court of CA
Civic Center Plaza
SF Public Library
Bill Graham Civic Auditorium
International Art Museum of America
US Court of Appeals, 9th Circuit
Hired.com
South Park
Dropbox
Yammer
Twitter
Uber
Square
California Institute of Integral Studies
Hall of Justice
Dolby Laboratories
AT&T Park
Academy of Art University-School of Interior Architecture
Lyft Headquarters
Pinterest
artMRKT San Francisco
Zynga
Adobe SF
Jawbone
California College of the Arts
UCSF Mission Bay
Univ. of California - San Francisco Mission Bay Campus
Mission Bay Conference Center
San Francisco Intl. Airport 11 miles
San Rafael
Richmond
Pinole
Martinez
Pittsburg
Concord
Pleasant Hill
Walnut Creek
Mill Valley
Corte Madera
El Cerrito
Orinda
Tiburon
Berkeley
Lafayette
Sausalito
Emeryville
Moraga
Piedmont
Alamo
SAN FRANCISCO
Alameda
OAKLAND
Danville
San Ramon
Daly City
Brisbane
Castro Valley
Dublin
South San Francisco
San Leandro
Pleasanton
San Francisco Bay
Hayward
Union City
Pacifica
San Bruno
Burlingame
San Mateo
Foster City
Fremont
Pacific Ocean
Moss Beach
Redwood City
Newark
Belmont
San Carlos
Half Moon Bay
Menlo Park
Woodside
Palo Alto
Mtn. View
Milpitas
Santa Clara
Portola Valley
Sunnyvale
SAN JOSE

A-3-3

MSBAM 2017-C34	222 Second Street

Mortgage Loan No. 1 – 222 Second Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$100,000,000			Location:	San Francisco, CA 94105
Cut-off Date Balance(1):	$100,000,000			General Property Type:	Office
% of Initial Pool Balance:	9.5%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	TSCE Real Estate, L.P.			Year Built/Renovated:	2015/N/A
Mortgage Rate(2):	3.9260%			Size:	452,418 SF
Note Date:	8/30/2017			Cut-off Date Balance per SF(1):	$644
First Payment Date:	10/10/2017			Maturity/ARD Date Balance per SF(1):	$644
Anticipated Repayment Date(2):	9/10/2027			Property Manager:	Tishman Speyer Properties, L.P.
Maturity Date(2)	9/10/2029
Original Term to Maturity/ARD(2):	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$22,735,893
Prepayment Provisions(3):	LO (25); DEF (88); O (7)			UW NOI Debt Yield(1):	7.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity/ARD(1):	7.8%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	1.84x
Additional Debt Balance(1):	191,500,000			Most Recent NOI(5):	N/A
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI(5):	N/A
Reserves(4)				3rd Most Recent NOI(5):	N/A
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	100.0% (10/10/2017)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy(5):	100.0% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy(5):	N/A
Recurring Replacements:	$0	Springing	$180,967	Appraised Value (as of)(6):	$516,000,000 (7/26/2017)
TI/LC:	$0	Springing	$22,620,900	Cut-off Date LTV Ratio(1)(6):	56.5%
Other:	$11,158,354	$0	N/A	Maturity/ARD Date LTV Ratio(1)(6):	56.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$291,500,000	100.0%	Loan Payoff:	$213,720,346	73.3%
			Return of Equity(7):	$64,540,437	22.1%
			Reserves:	$11,158,354	3.8%
			Closing Costs:	$2,080,863	0.7%
Total Sources:	$291,500,000	100.0%	Total Uses:	$291,500,000	100.0%

(1)	The 222 Second Street Mortgage Loan (as defined below) is part of the 222 Second Street Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $291,500,000. The Cut-off Date Balance per SF, Maturity/ARD Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity/ARD, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity/ARD Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 222 Second Street Whole Loan. See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(2)	Interest on the 222 Second Street Whole Loan accrues at an interest rate of 3.9260% per annum (the “Initial Interest Rate”) through the anticipated repayment date of September 10, 2027. After the anticipated repayment date, if the 222 Second Street Whole Loan remains outstanding, (a) all excess cash flow with respect to the 222 Second Street Property (as defined below) is required to be applied to repay the 222 Second Street Whole Loan and (b) the 222 Second Street Whole loan will accrue interest at an interest rate equal to the sum of (x) the Initial Interest Rate plus (y) 3.0000% through the final maturity date of September 10, 2029, with all interest accrued over the Initial Interest Rate deferred and due and payable with the repayment of the 222 Second Street Whole Loan in full.

(3)	The defeasance lockout period will be at least 25 payments beginning with and including the first payment date of October 10, 2017. Defeasance of the 222 Second Street Whole Loan is permitted after the date that is earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 10, 2020. The assumed lockout period of 25 payments is based on the expected MSBAM 2017-C34 securitization trust closing date in October 2017.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The 222 Second Street Property is entirely leased to LinkedIn whose lease provides for four phases of occupancy: Phase I (34.6% of NRA) began on January 1, 2016, Phase II (32.9% of NRA) began on January 1, 2017, Phase III (15.7% of NRA) began on July 1, 2017 and Phase IV (16.8% of NRA) is expected to begin on January 1, 2018. Historical occupancy and NOI information are not available.

(6)	The appraiser provided a hypothetical dark value for the 222 Second Street Property of $445.0 million, which would result in a Cut-off Date LTV Ratio and a Maturity/ARD Date LTV Ratio of 65.5% and 65.5%, respectively.

(7)	The 222 Second Street Property was developed by the 222 Second Street Whole Loan sponsor in a joint venture partnership for a construction cost of approximately $304.5 million. The Return of Equity was used to pay off the previous joint venture partner.

A-3-4

MSBAM 2017-C34	222 Second Street

The Mortgage Loan. The largest mortgage loan (the “222 Second Street Mortgage Loan”) is part of a whole loan (the “222 Second Street Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $291,500,000, all of which are secured by a first priority mortgage encumbering the fee interest in a 452,418 SF Class A office tower located in San Francisco, California (the “222 Second Street Property”). The non-controlling Promissory Note A-2 in the original principal amount of $100,000,000 represents the 222 Second Street Mortgage Loan and will be included in the MSBAM 2017-C34 securitization trust. The controlling Promissory Note A-1 in the original principal amount of $110,000,000 is expected to be included in the BANK 2017-BNK7 securitization trust. The non-controlling Promissory Note A-3 in the original principal amount of $81,500,000 is currently being held by Bank of America, N.A. and is expected to be contributed to one or more future securitization transactions. The 222 Second Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK7 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

222 Second Street Whole Loan Summary
Notes	Original Balance	Note Holder	Controlling Interest
A-1	$110,000,000	BANK 2017-BNK7	Yes
A-2	$100,000,000	MSBAM 2017-C34	No
A-3	$81,500,000	Bank of America, N.A.	No
Total	$291,500,000

The Borrower and the Sponsor. The borrower is 222 Second Street Owner, L.P. (the “222 Second Street Borrower”), a single-purpose Delaware limited partnership, with two independent directors. Other than the 222 Second Street Borrower, no person or entity guarantees the nonrecourse carve-outs or provides environmental indemnities with respect to the 222 Second Street Whole Loan.

The loan sponsor is TSCE Real Estate, L.P. which is 93.8% owned by Tishman Speyer Crown Equities LLC, an affiliate of Tishman Speyer. Tishman Speyer is one of the leading owners, developers, operators and fund managers of real estate worldwide. Tishman Speyer operates in 30 markets in 7 countries and since inception in 1978 has acquired, developed and operated 402 assets totaling over 165 million SF, with a current portfolio value in excess of $85.8 billion.

The Property. The 222 Second Street Property is a 452,418 SF, 26-story high-rise, LEED-Gold certified, Class A office building that was constructed in 2015 and is entirely leased to LinkedIn. Approximately $103 million ($228 PSF) in tenant improvements was invested to build out LinkedIn’s space, inclusive of approximately $60 million reportedly invested by LinkedIn directly, as it consolidated its San Francisco-based workforce previously housed in various buildings in San Francisco’s Financial District and SOMA district to the 222 Second Street Property. On the ground floor of the building there is the LinkedIn lobby with a coffee kiosk, 2,209 SF of retail space and a landscaped public open space. The 222 Second Street Property also features a fitness center offering fitness classes and a massage room, a café with a full-service kitchen, outdoor terraces on floors 5 and 17 and a two-level sub-grade parking garage with 90 valet spots. The column-free floorplans provide for flexible layouts with floor-to-ceiling windows that allow for 360-degree bay and city views. LinkedIn has customized its space with art installations, creative interactive wall spaces, conference rooms, quiet areas, business centers and kitchenettes on every floor, a band room, pool hall, lending library, music library, and secure bicycle parking.

The Tenant. The 222 Second Street Property is entirely leased to LinkedIn Corporation (“LinkedIn”) under a lease dated April 21, 2014 with four phases of occupancy (Phase I (34.6% of NRA) began on January 1, 2016, Phase II (32.9% of NRA) began on January 1, 2017, Phase III (15.7% of NRA) began on July 1, 2017 and Phase IV (16.8% of NRA) is expected to begin on January 2018) and with staggered expirations in 2025, 2026 and 2027. The LinkedIn lease provides for an initial average rent of $69.70 PSF with annual rent increases of $1.50 PSF on the office space and 3.0% on the retail space. The LinkedIn lease does not have any contraction or termination options. The LinkedIn lease contains two, five-year renewal options for all or a portion of its space at 95% of fair market rent with 15 months’ notice, which if exercised consecutively and on the entire space, allows for a third five-year renewal option at 95% of fair market rent with 15 months’ notice. If the 222 Second Street Property is ever marketed for sale, LinkedIn has a one-time right of first offer to purchase the 222 Second Street Property provided that it continues to directly lease more than 400,000 SF and there is no default under the lease.

LinkedIn is the world’s largest professional social network company with over 400 million members globally and more than 10,000 full-time employees. LinkedIn has users in over 200 countries, provides services in 23 languages and earns revenue through three main sources: talent solutions, marketing solutions and premium subscriptions. LinkedIn launched in 2003, went public in 2011 and was acquired by Microsoft Corporation (Nasdaq: MSFT) in December 2016 for $26.2 billion, the largest acquisition in Microsoft history. Microsoft Corporation fully guarantees the lease.

A-3-5

MSBAM 2017-C34	222 Second Street

The following table presents certain information relating to the lease phases at the 222 Second Street Property:

Lease Phase Summary
LinkedIn Lease Phase	Credit Rating (Fitch/Moody’s/S&P)(1)	SF	Approximate % of SF	Annual UW Rent(2)	% of Total Annual UW Rent(2)	Annual UW Rent PSF(2)	Lease Expiration
LinkedIn Phase I (Floors 2-8)	AA+/Aaa/AAA	154,450	34.1%	$10,962,862	32.2%	$70.98	12/31/2025
LinkedIn Phase II (Floors 9-15)	AA+/Aaa/AAA	148,664	32.9%	$11,035,648	32.4%	$74.23	12/31/2026
LinkedIn Phase III (Floors 16-20)	AA+/Aaa/AAA	70,883	15.7%	$5,590,148	16.4%	$78.86	6/30/2027
LinkedIn Phase IV (Floors 21-26)	AA+/Aaa/AAA	76,212	16.8%	$6,288,804	18.5%	$82.52	12/31/2027
LinkedIn Retail Space (Lobby)	AA+/Aaa/AAA	2,209	0.5%	$168,463	0.5%	$76.26	12/31/2025
Total		452,418	100.0%	$34,045,925	100.0%	$75.25

Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		452,418	100.0%	$34,045,925	100.0%	$75.25

(1)	The LinkedIn lease is guaranteed by Microsoft Corporation, whose ratings are shown.

(2)	Annual UW Rent includes contractual rent increases through August 2018 and straightlined rent through the lease term.

The following table presents certain information relating to the lease rollover schedule at the 222 Second Street Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Rent Rolling(2)	UW Rent PSF Rolling(2)	% of Total Rent Rolling(2)	Cumulative % of Total Rent Rolling(2)
2017	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2025	2	156,659	34.6%	34.6%	$11,131,325	$71.05	32.7%	32.7%
2026	1	148,664	32.9%	67.5%	$11,035,648	$74.23	32.4%	65.1%
2027	2	147,095	32.5%	100.0%	$11,878,952	$80.76	34.9%	100.0%
2028 & Beyond	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	5	452,418	100.0%		$34,045,925	$75.25	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Total UW Rent Rolling includes contractual rent increases through August 2018 and straightlined rent through the lease term.

The Market. The 222 Second Street Property is located in the South Financial District of downtown San Francisco, California, on the southwest corner of Howard and Second Streets with additional frontage on Tehama Street. To the north is the North Financial District, which contains older developments and prestigious buildings of San Francisco. To the south is the Rincon Hill/South Beach/SOMA District, which has seen a resurgence in leasing activity particularly with respect to the technology sector. To the west is the Yerba Buena District, which is home to several major redevelopment projects that have enhanced the economic utility of the area, including the Yerba Buena complex, the Moscone convention center, and Westfield Shopping Center.

Land area surrounding the 222 Second Street Property is approximately 95% developed, predominantly for commercial uses. Each October, the City of San Francisco releases office development allowances of 950,000 SF (875,000 SF available for office buildings of 50,000 SF or more). Notable recent developments in the South Financial District and SOMA, in addition to the 222 Second Street Property, include 350 Mission Street, a 30-story Class A office tower fully leased to Salesforce, 333 & 345 Brannan, a six-story creative office building fully leased to Dropbox, 270 Brannan, a five-story office building occupied by Splunk, and 85 Bluxome, a five-story creative office building fully leased to Collective Health. Large buildings under construction in the (North and South) Financial District include 101 1st Street (1,370,577 SF, 52% leased to Salesforce, expected to deliver in December 2017), 50 First Street (1,057,549 SF, mixed use development expected to deliver in late 2021), 181 Fremont Street (361,038 SF, mixed use tower expected to deliver in December 2017), and 250 Howard (766,745 SF expected to deliver in October 2018), with no other large buildings currently entitled.

The 222 Second Street Property is located two blocks from Interstate 80 leading across the Bay Bridge to the east and south to Highway 101, and within two blocks from the major mass transit arteries of Mission Street and Market Street. Public transportation access to the 222 Second Street Property is provided via a CalTrain station seven blocks south, a MUNI/BART station two blocks north, and a temporary Transbay Terminal (serving all bus routes in and out of San Francisco) located roughly three blocks northeast while the existing terminal immediately north of the 222 Second Street Property is undergoing an estimated $6.0 billion transformation into a modern transit hub connecting eight Bay Area counties through 11 transit systems and creating a new neighborhood of homes, offices, parks and shops.

A-3-6

MSBAM 2017-C34	222 Second Street

According to the appraisal, the 222 Second Street Property is located within the South Financial District office market. The South Financial District office market had second quarter 2017 inventory of approximately 25,627,040 SF with a 7.7% vacancy rate and average asking rents of $73.56 PSF, as compared to the broader San Francisco office market which had an 8.4% vacancy rate and average asking rents of $70.16 PSF for the same period.

The estimated 2017 population within a 0.5-, 1.0- and 3.0-mile radius around the 222 Second Street Property was 19,599, 99,419 and 400,571, respectively, reflective of a population compound growth rate from 2010 to 2017 of 4.2%, 2.3% and 1.6%, respectively. The estimated 2017 median household income within the same radii was $129,833, $51,078 and $86,193, respectively.

The following table presents information relating to competitive leases for the 222 Second Street Property:

Competitive Leases
Property Name	Year Built	Total GLA (SF / Stories)	Tenant	Lease Start	Term (mos)	Lease Type	Rent PSF	Free Rent/TI PSF
222 Second Street	2015	452,418 / 26	LinkedIn	Jan-16	120	NNN	$75.25(1)	4 mos / $75
350 Bush Street	2017	447,000 / 21	Twitch	Apr-17	120	NNN	$62	4 mos / $65
China Basin Landing	1920	918,179 / 6	Lyft	Aug-16	108	MG	$80	4-5 mos / $41
101 California Street	1982	1,262,538 / 48	Paul Hastings	Jan-17	127	NNN	$71	5 mos / $75
211 Main	1973	373,657 / 17	Charles Schwab	May-18	120	NNN	$40	0 mos / $34

Source: Appraisal.

(1)	Rent PSF shown is the UW Base Rent which includes contractual rent increases through August 2018 and straightlined through the lease term.

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the 222 Second Street Property:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent(2)	$34,045,925	$75.25
Expense Reimbursements	$2,035,199	$4.50
Other Income & Parking Income(3)	$1,039,764	$2.30
Less Vacancy & Credit Loss	($1,804,056)	($3.99)
Effective Gross Income	$35,316,832	$78.06
Total Operating Expenses	$12,580,939	$27.81
Net Operating Income	$22,735,893	$50.25
TI/LC	$1,357,254	$3.00
Capital Expenditures	$67,863	$0.15
Net Cash Flow	$21,310,776	$47.10

NOI DSCR(4)	1.96x
NCF DSCR(4)	1.84x
NOI DY(4)	7.8%
NCF DY(4)	7.3%

(1)	The 222 Second Street Property is entirely leased to LinkedIn. The lease provides for four phases of occupancy: Phase I (34.6% of NRA) began on January 1, 2016, Phase II (32.9% of NRA) began on January 1, 2017, Phase III (15.7% of NRA) began on July 1, 2017 and Phase IV (16.8% of NRA) is expected to begin on January 1, 2018. Historical information is not available.

(2)	UW Base Rent includes contractual rent increases through August 2018 and straightlined through the lease term.

(3)	Other Income includes work order income, overtime HVAC, sub-metered electric and cleaning income. Parking Income includes the contractual rent steps effective April 16, 2018.

(4)	Debt service coverage ratios and debt yields are based on the 222 Second Street Whole Loan.

Escrows and Reserves. During a Cash Trap Event Period (as defined below), the 222 Second Street Borrower is required to deposit monthly or provide a letter of credit for (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the 222 Second Street Property is covered by a blanket insurance policy), (ii) $7,540 to a replacement reserve subject to a cap of $180,967, and (iii) $113,105 to a leasing reserve subject to a cap of $22,620,900.

The 222 Second Street Borrower made an initial deposit (i) to the LinkedIn reserve in the amount of $7,709,282 for leasing expenses payable pursuant to the LinkedIn lease, (ii) to the gap rent reserve in the amount of $1,930,704 for September through December 2017 rents for LinkedIn, and (iii) to the Proposition 13 reserve in the amount of $1,518,368 for the difference in tax reimbursements between the stated reimbursements in LinkedIn’s lease and actual taxes due to Proposition 13 reassessment (collectively the “Tenant Reserves”).

A “Cash Trap Event Period” will commence upon the first to occur of (i) an event of default, (ii) the debt service coverage ratio being less than 1.30x for two consecutive quarters, (iii) the occurrence of a LinkedIn Non-Renewal Trigger (as defined below), (iv) the occurrence of a LinkedIn Dark Trigger (as defined below), or (v) borrower’s failure to repay or defease the 222 Second Street Whole Loan in full by September 10, 2027 (the anticipated repayment date).

A-3-7

MSBAM 2017-C34	222 Second Street

A Cash Trap Event Period will end upon (i) if triggered by clause (i) above, a cure of such event of default, (ii) if triggered by clause (ii) above, either (x) the debt service coverage ratio being equal to or greater than 1.30x for two consecutive quarters or (y) borrower’s deposit of Cash Trap Event Cure Collateral (as defined below), (iii) if triggered by clause (iii) above, the date either (1) LinkedIn renews its lease, or (2) (x) a replacement lease is entered into for the LinkedIn leased space and (y) the debt service coverage ratio for two consecutive calendar quarters is equal to or greater than 1.30x, or (iv) if triggered by clause (iv) above, a LinkedIn Dark Trigger Cure (as defined below). If triggered by clause (v) above, a Cash Trap Event Period will not end and will continue until the 222 Second Street Whole Loan is repaid in full. Additionally, a Cash Trap Event Period will not end if a separate trigger remains uncured.

A “LinkedIn Non-Renewal Trigger” means the date which is 17 months prior to the expiration of a phase of the LinkedIn lease if LinkedIn has not renewed its lease for that leased space.

A “LinkedIn Dark Trigger” means after September 10, 2021 LinkedIn fails to occupy at least 50% of its space for a period of more than six months (if and for so long as none of LinkedIn (or the current tenant under the LinkedIn lease if the lease has been assigned), the parent company of LinkedIn (or the parent of the current tenant under the LinkedIn Lease if the lease has been assigned) or the guarantor under the LinkedIn lease is rated at least “BBB-” (or the equivalent) by each of S&P and Moody’s.)

A “LinkedIn Dark Trigger Cure” means (1) (x) a replacement lease is entered into for at least 50% of the LinkedIn leased space, (y) 50% of the LinkedIn leased space which is not occupied by LinkedIn is subleased to one or more subtenants, or (z) LinkedIn reoccupies at least 50% of its leased space for a period of at least six months, and (2) the debt service coverage ratio is equal to or greater than 1.30x for two consecutive quarters.

“Cash Trap Event Cure Collateral” means cash or a letter of credit in an amount that if applied to the reduction of the outstanding principal of the 222 Second Street Whole Loan would result in a debt service coverage ratio of not less than 1.30x for the previous two quarters.

Lockbox and Cash Management. A hard lockbox is in place with respect to the 222 Second Street Whole Loan. Funds deposited to the lockbox will be swept daily to the borrower’s operating account unless a Cash Trap Event Period exists. During a Cash Trap Event Period, funds in the lockbox are required to be automatically transferred to a cash management account under the sole control of the lender for the payment of, among other things, operating expenses, debt service, and monthly escrows, with all excess cash being deposited to an excess cash reserve to be held as additional collateral for the 222 Second Street Whole Loan (or if the Cash Trap Event Period is triggered by a LinkedIn Dark Trigger solely, then 50% of the excess cash with respect to the 222 Second Street Property will be held as additional collateral for the 222 Second Street Whole Loan and the remaining 50% will be swept into the 222 Second Street Borrower’s operating account).

Additional Secured Indebtedness (not including trade debts). The 222 Second Street Property also secures the 222 Second Street Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $191,500,000. The 222 Second Street Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the 222 Second Street Mortgage Loan. The 222 Second Street Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the 222 Second Street Non-Serviced Pari Passu Companion Loans. The holders of the 222 Second Street Mortgage Loan and the 222 Second Street Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 222 Second Street Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 222 Second Street Borrower is required to obtain and maintain property insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any extension thereof or substantially similar program is in effect, the 222 Second Street Whole Loan documents provide for an annual terrorism premium cap of two times the cost of the annual premiums for property and business interruption insurance required under the related 222 Second Street Whole Loan documents (excluding the cost of the terrorism and earthquake components of such property insurance). See “Risk Factors— Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

A-3-8

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A-3-9

MSBAM 2017-C34	American Cancer Society Center

Mortgage Loan No. 2 – American Cancer Society Center

A-3-10

MSBAM 2017-C34	American Cancer Society Center

Mortgage Loan No. 2 – American Cancer Society Center

A-3-11

MSBAM 2017-C34	American Cancer Society Center

Mortgage Loan No. 2 – American Cancer Society Center

American Cancer Society Center
250 Williams Street
Atlanta, GA 30303
ATLANTA
MIDTOWN
DOWNTOWN
SoNo
Georgia Institute of Technology
Centennial Place
Centennial Hill
Centennial Olympic Park
Civic Center
North Avenue
Peachtree Center
Five Points
Garnett
Georgia State
King Memorial
Dome/ GWCC/ Philips/CNN
Vine City
Castleberry Hill
Mechanicsville
Summerhill
Capitol Gateway
Grant Park
Sweet Auburn
Central Park
Woodruff Park
Hurt Park
Rawson-Washington Park
Selena Butler Park
Georgia Intl. Plaza
Oakland Cemetery
Georgia Aquarium
New World of Coca Cola
Imagine It! Children's Museum
Atlanta Conv. Ctr. at AmericasMart
GEORGIA WORLD CONGRESS CENTER
Georgia Dome
Mercedes-Benz Stadium
Philips Arena
CNN Center
Omni Hotel
Chamber of Commerce
Georgia State University
UNDERGROUND ATLANTA
State Capitol Building
City Hall
Grady Memorial Hospital
Atlanta Medical Center
Martin Luther King Jr. Natl. Historic Site
Atlanta Civic Center
Fox Theatre
Georgian Terrace Hotel
Emory Univ. Hospital Midtown
Bobby Dodd Stadium
Coca Cola World Headquarters
Atlanta Contemporary Art Center
Northyards Business Park
Bauder College
Aquatics Center
Centergy One
The Biltmore
Georgia Tech Hotel & Conf. Ctr.
AT&T Campus
The Varsity
One Georgia Center
Bank of America Tower
W Hotel
Allen Plaza
Hyatt Regency
Marriott Marquis
Atlanta Hilton & Towers
PEACHTREE CENTER
Westin Peachtree Plaza
191 Peachtree Tower
Georgia Pacific Center
Tabernacle/ Cotton Club
Centennial Tower
Rialto Center for the Arts
Atlanta Journal-Constitution Bldg.
Apex Museum
Hurt Plaza
Sweet Auburn Curb Market
Sam Nunn Atlanta Federal Center
Richard B. Russell Building
MLK Jr. Federal Bldg.
Fulton County Gov't.
Fulton County Courthouse
Greyhound Bus Terminal
Building A
Building B
Building C
RED/GOLD LINES
MARTA
BLUE/GREEN LINES
North Ave NW
Pine St NW
Ivan Allen Jr. Blvd
Jones Ave NW
Simpson St NW
Baker St NE
Ralph McGill Blvd NE
Highland Ave NE
Freedom Pkwy
Intl. Blvd NE
Ellis St NE
Irwin St NE
Auburn Ave NE
Edgewood Ave SE
Decatur St SE
Piedmont Ave SE
MLK Jr Dr SW
MLK Jr Dr SE
Mitchell St SW
Memorial Dr SW
Memorial Dr SE
Woodward Ave SE
Glenwood Ave SE
Sydney St SE
Fulton St SW
Whitehall St SW
Tech Pkwy NW
Marietta St NW
Luckie St NW
Techwood Dr NW
Spring St NW
W Peachtree St NW
Peachtree St NE
Juniper St NE
Courtland St NE
Hilliard St NE
Jackson St NE
Boulevard SE
Bell St SE
Hill St SE
Trinity Ave SW
Central Ave SW
Washington St SW
Forsyth St SW
Spring St SW
Walker St SW
Peters St SW
Pryor St SW
Windsor St SW
McDaniel St SW
Northside Dr NW
Gray St NW
Fowler St NW
Hartsfield-Jackson Atlanta Intl. Airport 8 miles
Woodstock
Alpharetta
Sugar Hill
Acworth
Roswell
Johns Creek
Suwanee
Kennesaw
Duluth
Marietta
Sandy Springs
Dunwoody
Norcross
Chamblee
Doraville
Lilburn
Smyrna
Powder Springs
Brookhaven
Tucker
Mountain Park
Mableton
North Decatur
Clarkston
Lithia Springs
Scottdale
Stone Mountain
Decatur
Avondale
Belvedere
Redan
Douglasville
Gresham Park
Panthersville
East Point
College Park
Forest Park
Union City
Fairburn
Riverdale
Morrow

A-3-12

MSBAM 2017-C34	American Cancer Society Center

Mortgage Loan No. 2 – American Cancer Society Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	KeyBank			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$73,200,000			Location:	Atlanta, GA 30303
Cut-off Date Balance(1):	$73,200,000			General Property Type:	Office
% of Initial Pool Balance:	7.0%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting(4):	Fee
Borrower Sponsor:	Carter Validus Operating Partnership II, LP			Year Built/Renovated:	1989/2007
Mortgage Rate:	3.9900%			Size:	991,338 SF
Note Date:	6/15/2017			Cut-off Date Balance per SF(1):	$117
First Payment Date:	8/1/2017			Maturity Date Balance per SF(1):	$107
Maturity Date:	7/1/2027			Property Manager:	Carter Validus Real Estate Management Services II, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	3 months			UW NOI(5):	$13,997,375
Prepayment Provisions:	LO (27); DEF (87); O (6)			UW NOI Debt Yield(1):	12.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	13.2%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	2.53x (IO) 1.79x (P&I)
Additional Debt Balance(2):	$43,000,000			Most Recent NOI(5):	$12,440,968 (4/30/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$12,388,050 (12/31/2016)
Reserves(3)				3rd Most Recent NOI:	$11,782,820 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	85.8% (5/23/2017)
RE Tax:	$1,779,586	$177,959	N/A	2nd Most Recent Occupancy:	83.1% (12/31/2016)
Insurance:	$40,976	$10,244	N/A	3rd Most Recent Occupancy:	86.8% (12/31/2015)
Recurring Replacements:	$2,000,000	$20,511	$738,396	Appraised Value (as of):	$182,000,000 (5/12/2017)
TI/LC:	$2,000,000	$61,534	$3,692,040	Cut-off Date LTV Ratio(1):	63.8%
Other:	$935,390	$0	N/A	Maturity Date LTV Ratio(1):	58.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$116,200,000	65.9%	Purchase Price:	$166,000,000	94.1%
Borrower Equity:	$60,177,129	34.1%	Reserves:	$6,755,953	3.8%
			Closing Costs:	$3,621,177	2.1%
Total Sources:	$176,377,129	100.0%	Total Uses:	$176,377,129	100.0%

(1)	The American Cancer Society Center Mortgage Loan (as defined below) is part of the American Cancer Society Center Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $116,200,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the American Cancer Society Center Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve information.

(4)	Approximately 7,849 SF of the American Cancer Society Center Property’s 156,846 SF total site area is subject to a ground lease which expires January 31, 2068. The ground lessee has the right of first refusal to purchase the site at any time during the term of the ground lease.

(5)	UW NOI increased from the Most Recent NOI period due to an executed lease with Digital Realty for 37,805 SF and annual rent bumps for several other tenants.

The Mortgage Loan. The second largest mortgage loan (the “American Cancer Society Center Mortgage Loan”) is part of a whole loan (the “American Cancer Society Center Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $116,200,000, which are secured by a first priority fee mortgage encumbering a 991,338 SF office property known as American Cancer Society Center in Atlanta, Georgia (the “American Cancer Society Center Property”). Promissory Note A-1, with an original principal balance of $53,200,000, and Promissory Note A-3, with an original principal balance of $20,000,000, represent the American Cancer Society Center Mortgage Loan and will be included in the MSBAM 2017-C34 securitization trust. Promissory Note A-2, with an original principal balance of $43,000,000, represents the companion loan (the “American Cancer Society Center Pari Passu Companion Loan”). The American Cancer Society Center Pari Passu Companion Loan is included in the UBS 2017-C3 securitization trust.  The American Cancer Society Center Whole Loan is currently being serviced pursuant to the pooling and servicing agreement for the UBS 2017-C3 securitization trust, and from and after the securitization of the American Cancer Society Center Mortgage Loan evidenced by Promissory Note A-1 and Promissory Note A-3, will be serviced pursuant to the respective pooling and servicing agreement of the MSBAM 2017-C34 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

A-3-13

MSBAM 2017-C34	American Cancer Society Center

American Cancer Society Center Whole Loan Summary
Notes	Original Balance	Note Holder	Controlling Interest
A-1	$53,200,000	MSBAM 2017-C34	Yes
A-2	$43,000,000	UBS 2017-C3	No
A-3	$20,000,000	MSBAM 2017-C34	No
Total	$116,200,000

The proceeds of the American Cancer Society Center Whole Loan were used to acquire the American Cancer Society Center Property for $166,000,000, fund reserves and pay closing costs.

The Borrower and the Borrower Sponsor. The borrower is DCII-250 Williams Street NW, LLC (the “American Cancer Society Center Borrower”), a single-purpose Delaware limited liability company, with two independent directors. The borrower sponsor and nonrecourse carve-out guarantor is Carter Validus Operating Partnership II, LP.

Carter Validus Mission Critical REIT II, Inc. is the sole general partner and 99.99% owner of Carter Validus Operating Partnership II, LP. Carter Validus Mission Critical REIT II, Inc. was formed in 2013, and primarily invests in quality income-producing real estate with a focus on data centers and healthcare properties. As of March 31, 2017, Carter Validus Mission Critical REIT II, Inc. reported assets of $1.25 billion and a net worth of $727.2 million. As of December 31, 2016, Carter Validus Mission Critical REIT II, Inc.’s portfolio consisted of 51 properties comprising approximately 2.98 million SF which were 99.6% leased.

The Property. The American Cancer Society Center Property consists of a nine-story Class A office building containing 991,338 SF. Located in downtown Atlanta, Georgia and situated on a 3.6-acre site, the American Cancer Society Center Property was built in 1989 and renovated in 2007. The American Cancer Society Center Property features a nine-story large atrium-style lobby, large floor plates, and sits atop Georgia Power’s Fowler Underground Grid Systems, assuring an uninterrupted supply of power. Amenities at the American Cancer Society Center Property include a 450-seat theater, a 30-seat executive board room, a café, a newsstand, auto detailing, ATM, dry cleaning pickup and delivery, caterer and kitchen, state-of-the-art card access and video monitoring systems maintained 24/7 by security personnel, and a four-story subterranean garage containing 926 parking spaces. The Metropolitan Atlanta Rapid Transit Authority (“MARTA”) provides public bus and commuter rail transportation service to the area and the closest station is located within walking distance.

The American Cancer Society Center Property, located at 250 Williams Street, covers a city block, and is surrounded by roadways on all four sides and has multiple access points. The American Cancer Society Center Property is connected to the east via a covered pedestrian walkway to AmericasMart, a wholesale trade and exhibition center for gift, home furnishing and apparel for retail buyers. Centennial Olympic Park, Atlanta’s premier cultural and entertainment district, is located adjacent to the immediate west of the American Cancer Society Center Property. Centennial Olympic Park unites some of the city’s largest tourist attractions including the World of Coke, CNN Center and the Georgia Aquarium, and hosts many of the city’s top festivals, concert series, and special events. Additional tourist attractions near the American Cancer Society Center Property include The National Civil Rights Museum, Mercedes Benz Stadium and the College Football Hall of Fame.

The American Cancer Society Center Property includes 575,375 SF of occupied office space (58.0% of NRA; 64.4% of underwritten base rent) and 255,129 SF of occupied data center space (25.7% of NRA; 35.6% of underwritten base rent). As of May 23, 2017, the American Cancer Society Center Property was 85.8% occupied by 12 tenants. The 18-year average historical occupancy for the American Cancer Society Center Property is 88.0%. Currently, four tenants comprising 70.0% of the NRA utilize the American Cancer Society Center Property as their headquarters and 10 tenants comprising 81.1% of the NRA have been in occupancy for 10 years or more.

Major Tenants.

American Cancer Society, Inc. (275,160 SF, 27.8% of NRA, 29.6% of underwritten base rent). Founded in 1913, the American Cancer Society, Inc. (“American Cancer Society”) is a nationwide community-based voluntary health organization dedicated to eliminating cancer, saving lives and diminishing suffering from cancer through research, education, advocacy and service. The American Cancer Society, a 501(c)(3) non-profit corporation, is headquartered at the American Cancer Society Center Property, has been in occupancy since 2007 and has a lease expiration of June 30, 2022 (storage space of 1,453 SF expires November 30, 2018), with two five-year renewal options or one 10-year renewal option at market rent and no termination options.

InComm (196,223 SF, 19.8% of NRA, 21.8% of underwritten base rent). Founded in 1992, InComm is an international company that develops payment technologies and solutions such as gift cards, prepaid wireless products, reloadable debit cards, digital music downloads and various payment solutions. InComm is headquartered at the American Cancer Society Center Property, has been in occupancy since 1996, and has a lease expiration of December 31, 2021, with two five-year renewal options at market rent and no termination options.

Internap Corporation (“INAP”) (120,298 SF, 12.1% of NRA, 19.2% of underwritten base rent). Formed in 1996, INAP is a leading technology provider of Internet infrastructure through business and enterprise colocation and cloud services. INAP’s global high-capacity network connects 15 company-controlled Tier 3-type data centers in major markets throughout North America and points of presence in 26 central business districts around the world. INAP is traded on the NASDAQ under the ticker symbol INAP. INAP is headquartered at the American Cancer Society Center Property, has been in occupancy since 2000, and has a lease expiration of April 30, 2020, with one five-year renewal option at market rent and no termination options.

Georgia Lottery Corporation (101,805 SF, 10.3% of NRA, 11.3% of underwritten base rent). Georgia Lottery Corporation (“GLC”) was created in 1992 by the people of Georgia to enhance educational funding. Since inception, the GLC has transferred more than $18.7 billion to the State Treasury’s Lottery for Education Account which provides grants, scholarships or loans to undergraduate college students, funds the prekindergarten program, and funds capital outlay projects including computer and other technological upgrades. GLC is headquartered at the American Cancer Society Center Property, has been in occupancy since 1993 and has a lease expiration of June 30, 2023, with two 5-year renewal options at market rent and no termination options.

Level 3 Communications, LLC (49,313 SF, 5.0% of NRA, 6.2% of underwritten base rent). Level 3 Communications, LLC (“Level 3 Communications”) is a premier provider of global communication services, creating solutions that strengthen the growth, efficiency and security of business. Level 3 Communications serves customers in more than 500 markets within three continents and more than 60 countries. Level 3 Communications is traded on the NASDAQ and the NYSE under the ticker symbol LVLT. Level 3 Communications has been in occupancy since 1995, has a lease expiration of

A-3-14

MSBAM 2017-C34	American Cancer Society Center

December 31, 2024 on 34,464 SF with two five-year renewal options at market rent and no termination options, and a lease expiration of March 31, 2020 on 14,849 SF, with no renewal options and no termination options.

The following table presents certain information relating to the leases at the American Cancer Society Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration
Tenants
American Cancer Society, Inc.	NR/NR/NR	275,160(3)	27.8%	$5,404,963(4)	29.6%(4)	$19.75(4)	6/30/2022(5)
InComm	NR/NR/NR	196,223(6)	19.8%	$3,974,999(4)	21.8%(4)	$20.73(4)	12/31/2021
INAP	NR/B3/B	120,298	12.1%	$3,510,944	19.2%	$29.19	4/30/2020
Georgia Lottery Corporation	NR/Aaa/AAA	101,805(7)	10.3%	$2,061,958(4)	11.3%(4)	$21.62(4)	6/30/2023
Level 3 Communications, LLC	BB/Ba3/BB	49,313	5.0%	$1,139,623	6.2%	$23.11	12/31/2024(8)
Subtotal/Wtd. Avg.		742,799	74.9%	$16,092,486	88.2%	$22.03

Other Tenants		107,792	10.9%	$2,158,697	11.8%	$20.03
Vacant Space		140,747	14.2%	$0	0.0%	$0.00
Total/Wtd. Avg.(9)		991,338	100.0%	$18,251,183	100.0%	$21.77

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes 1,453 SF of storage space.

(4)	Excludes rental amount for the tenant’s storage space.

(5)	American Cancer Society, Inc.’s Lease Expiration date is 6/30/2022 for the office space and is 11/30/2018 for the storage space.

(6)	Includes 4,514 SF of storage space.

(7)	Includes 6,438 SF of storage space.

(8)	Level 3 Communications, LLC’s Lease Expiration dates are 12/31/2024 for 34,464 SF and 3/31/2020 for 14,849 SF of space.

(9)	Wtd. Avg. Annual UW Base Rent, % of Total Annual UW Base Rent and Annual UW Base Rent PSF excludes vacant space and tenants’ storage space.

The following table presents certain information relating to the lease rollover schedule at the American Cancer Society Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling	Total UW Base Rent Rolling	Approx. % of Total Base Rent Rolling	Approx. Cumulative % of Total Base Rent Rolling
2017	1	2,026	0.2%	0.2%	$5.33	$10,800	0.1%	0.1%
2018(3)	1	1,453	0.1%	0.4%	$0.00	$0	0.0%	0.1%
2019	0	0	0.0%	0.4%	$0.00	$0	0.0%	0.1%
2020	4	140,803	14.2%	14.6%	$27.37	$3,854,104	21.1%	21.2%
2021(4)	3	196,223	19.8%	34.3%	$20.26	$3,974,999	21.8%	43.0%
2022	1	273,707	27.6%	62.0%	$19.75	$5,404,963	29.6%	72.6%
2023(5)	2	101,805	10.3%	72.2%	$20.25	$2,061,958	11.3%	83.9%
2024	1	34,464	3.5%	75.7%	$23.11	$796,463	4.4%	88.2%
2025	2	37,841	3.8%	79.5%	$22.93	$867,698	4.8%	93.0%
2026	1	5,861	0.6%	80.1%	$20.85	$122,202	0.7%	93.7%
2027	0	0	0.0%	80.1%	$0.00	$0	0.0%	93.7%
2028 & Beyond	2	56,408	5.7%	85.8%	$20.53	$1,157,997	6.3%	100.0%
Vacant	0	140,747	14.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	18	991,338	100.0%		$21.77	$18,251,183	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	SF Rolling includes 1,453 SF of storage space, however, no rental income for the storage space is included in the UW Base Rent PSF Rolling, Total UW Base Rent Rolling, Approx. % of Total Base Rent Rolling, and Approx. Cumulative % of Total Base Rent Rolling.

(4)	SF Rolling includes 4,514 SF of storage space, however, no rental income for the storage space is included in the UW Base Rent PSF Rolling, Total UW Base Rent Rolling, Approx. % of Total Base Rent Rolling, and Approx. Cumulative % of Total Base Rent Rolling.

(5)	SF Rolling includes 6,438 SF of storage space, however, no rental income for the storage space is included in the UW Base Rent PSF Rolling, Total UW Base Rent Rolling, Approx. % of Total Base Rent Rolling, and Approx. Cumulative % of Total Base Rent Rolling.

A-3-15

MSBAM 2017-C34	American Cancer Society Center

The Market. According to the appraisal, the American Cancer Society Center Property is located at 250 Williams Street within the Atlanta central business district and within the Atlanta-Sandy Springs-Roswell metropolitan statistical area (“Atlanta MSA”). The Atlanta MSA is the ninth largest by population within the United States, has a $300.0 billion economy and ranks third nationally for the largest number of Fortune 500 headquarters locations. The American Cancer Society Center Property is located approximately three blocks from access to Interstates 75/85, which provides north-south access through the Atlanta central business district and connects to Interstate 20 two miles south for east-west access through the Atlanta central business district. The Hartsfield-Jackson Atlanta International Airport is located approximately 12 miles south of the American Cancer Society Center Property. MARTA provides transportation via train and bus routes from the airport to several stops in downtown Atlanta.

According to the appraisal, downtown Atlanta, with its numerous tourist attractions, entertainment centers, restaurants, hotels, and business sectors, attracts millions of tourists every year while supporting hundreds of thousands of residents and business professionals on a daily basis. In 2016, over $449.0 million was invested in downtown Atlanta. Another $4.4 billion in projects are under construction or planned to be completed before 2020 including over 447,000 SF of retail space, 2,059 student beds, 372,790 SF of office space, over 3.1 million SF of institutional space, 5,662 housing units and 2,528 hotel rooms. One project, Centennial Park Apartments, a 407-unit apartment development spanning two blocks, is under construction immediately north of the American Cancer Society Center Property on Centennial Olympic Park Drive.

According to a third party market report, the American Cancer Society Property is located within the Atlanta office market and the Downtown Atlanta office submarket. The Atlanta office market consists of 15,979 properties providing approximately 305.0 million SF of office space. Vacancy as of the first quarter of 2017 was reported at 12.1% and asking rents were $22.30 PSF. The Atlanta office market has continued to improve over the last six years as vacancy moved from 17.1% in 2010 to 12.1% as of the first quarter of 2017, while asking rents moved from $19.65 PSF to $22.30 PSF during the same period.

The Downtown Atlanta submarket consists of 394 properties providing approximately 36.4 million SF of office space. In the Downtown Atlanta submarket as of the first quarter of 2017, vacancy was 12.6% and asking rents were $23.39 PSF with positive year to date absorption of 111,567 SF.

The following table presents recent leasing data at competitive office buildings with respect to the American Cancer Society Center Property:

Comparable Office Leases
Property Name/Address	Year Built	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Lease Type
American Cancer Society Center Property 250 Williams Street Atlanta, GA 30303	1989	991,338(1)	InComm(1)	152,991(1)(2)	Nov. 2015(1)	6.2(1)	$20.27(1)	Mod Gross
Peachtree Center – International Tower 229 Peachtree Street NE Atlanta, GA 30303	1976	393,442	Atlanta Regional Commission	49,812	Jul. 2017	15.0	$21.50	Gross
Marquis I 245 Peachtree Center Avenue NE Atlanta, GA 30303	1985	460,437	State Road & Tollway Authority	38,794	Jul. 2017	15.0	$21.75	Gross
The Equitable Building 100 Peachtree Street Atlanta, GA 39393	1969	622,301	Georgia’s Own Credit Union	100,078	Nov. 2016	15.0	$22.00	Gross
SunTrust Plaza 303 Peachtree Street NE Atlanta, GA 30308	1992	1,249,022	Drew Eckl Farnham	50,000	Nov. 2016	10.0	$28.00	Gross
191 Peachtree Tower 191 Peachtree Street NE Atlanta, GA 30303	1991	1,219,000	HNTB Corporation	25,000	Aug. 2016	8.0	$28.75	Gross

Source: Appraisal.

(1)	Based on the underwritten rent roll.

(2)	InComm leases additional office and storage space at the property totaling 43,232 SF under leases that also began in November 2015.

A-3-16

MSBAM 2017-C34	American Cancer Society Center

The following table presents recent leasing data at competitive data center buildings with respect to the American Cancer Society Center Property:

Comparable Data Center Leases
Property Name	Year Built	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Lease Type
American Cancer Society Center Property	1989	Digital Realty(1)	37,805(1)	Jan. 2017(1)	11.8(1)	$19.50(1)	Mod Gross
1001 Windward Concourse	1989	GE Capital	178,000	NAV	6.0	$22.17	NNN
E Trade Financial	NAV	E Trade	165,000	NAV	10.0	$26.23	NNN
345 Courtland	1974	Level 3	50,000	NAV	20.0	$26.00	NNN
1155 Perimeter Center West	2000	Airwatch	8,600	NAV	10.0	$50.00	NNN
64 Perimeter Center	1985	Ventyx	5,575	NAV	10.0	$45.00	NNN
1052 West Peachtree	1962	SunGard	35,191	NAV	10.0	$34.00	NNN

Source: Appraisal and a third party market report.

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the American Cancer Society Center Property:

Cash Flow Analysis
	2014	2015	2016	4/30/2017 TTM	UW	UW PSF
Gross Potential Rent	$16,220,941	$16,232,705	$16,569,610	$16,592,397	$21,488,364(1)	$21.68
Total Recoveries	$6,591,082	$6,802,036	$6,322,144	$6,386,139	$7,182,913	$7.25
Total Other Income	$1,402,252	$1,259,613	$1,277,209	$1,292,850	$1,292,850	$1.30
Less Vacancy & Credit Loss	$0	$0	$0	$0	($3,329,640)	($3.36)
Effective Gross Income	$24,214,275	$24,294,355	$24,168,963	$24,271,386	$26,634,488	$26.87
Total Operating Expenses	$12,161,173	$12,511,534	$11,780,913	$11,830,418	$12,637,113	$12.75
Net Operating Income(2)	$12,053,102	$11,782,820	$12,388,050	$12,440,968	$13,997,375	$14.12
Capital Expenditures	$0	$0	$0	$0	$246,132	$0.25
TI/LC	$36,939	$46,984	$46,722	$56,639	$1,866,055(3)	$1.88(3)
Net Cash Flow	$12,016,163	$11,735,836	$12,341,328	$12,384,329	$11,885,187	$11.99

Occupancy %(5)	84.9%(4)	86.8%	83.1%	85.8%	88.9%
NOI DSCR (IO)(6)	2.56x	2.51x	2.64x	2.65x	2.98x
NOI DSCR (P&I)(6)	1.81x	1.77x	1.86x	1.87x	2.11x
NCF DSCR (IO)(6)	2.56x	2.50x	2.63x	2.63x	2.53x
NCF DSCR (P&I)(6)	1.81x	1.77x	1.86x	1.86x	1.79x
NOI Debt Yield(6)	10.4%	10.1%	10.7%	10.7%	12.0%
NCF Debt Yield(6)	10.3%	10.1%	10.6%	10.7%	10.2%

(1)	UW Gross Potential Rent includes contractual rent steps through September 2018 totaling $154,491.

(2)	UW Net Operating Income increased from 4/30/2017 TTM due to an executed lease with Digital Realty for 37,805 SF and annual rent bumps for several other tenants.

(3)	UW TI/LC includes a $200,000 credit for upfront TI/LC deposit at closing.

(4)	Occupancy % is as of November 30, 2014.

(5)	4/30/2017 TTM Occupancy % is as of the underwritten rent roll dated May 23, 2017.

(6)	The debt service coverage ratios and debt yields are based on the American Cancer Society Center Whole Loan.

Escrows and Reserves. At origination, the American Cancer Society Center Borrower deposited (i) $1,779,586 into a real estate tax escrow, (ii) $40,976 into an insurance escrow, (iii) $2,000,000 into a replacement reserve, (iv) $2,000,000 into a TI/LC reserve and (v) $935,390 into a free rent reserve. On a monthly basis, the American Cancer Society Center Borrower is required to deposit (i) 1/12 of the annual estimated tax payments, which currently equates to $177,959, (ii) 1/12 of the annual estimated insurance premiums, which currently equates to $10,244, (iii) $20,511 for replacement reserves, capped at $738,396 (excluding the $2,000,000 initial deposit) and (iv) $61,534 for TI/LC reserves, capped at $3,962,040.

Lockbox and Cash Management. The American Cancer Society Center Whole Loan is structured with a hard lockbox and springing cash management. The American Cancer Society Center Borrower is required to direct all tenants to deposit all rents and other revenue directly into the lockbox account controlled by the lender. Notwithstanding the foregoing, the American Cancer Society Center Borrower and property manager are required to deposit all revenues received into the lockbox account within one business day of receipt. Until the occurrence of a Cash Sweep Period (as defined below), all funds in the lockbox account will be transferred to an account controlled by the American Cancer Society Center Borrower. Upon the occurrence and continuance of a Cash Sweep Period, all sums on deposit in the lockbox account are required to be swept on a daily basis into a cash management account under the control of the lender for the payment of, among other things, debt service, monthly escrows and property operating expenses pursuant to an annual approved budget.

A-3-17

MSBAM 2017-C34	American Cancer Society Center

A “Cash Sweep Period” will commence upon:

(i)	the occurrence of an event of default and continue until such event of default is cured;

(ii)	the occurrence of any bankruptcy action of the American Cancer Society Center Borrower or property manager and, in the case of any bankruptcy action of the property manager, continue until the manager is replaced with a qualified manager under a replacement agreement within 60 days (in no event will a Cash Sweep Period due to a bankruptcy action of the American Cancer Society Center Borrower be cured);

(iii)	the date the debt service coverage ratio for the immediately preceding three-month period is less than 1.25x (amortizing) and will continue until such time as the debt service coverage ratio for the immediately preceding three-month period is at least 1.30x (amortizing) for two consecutive calendar quarters; or

(iv)	with respect to American Cancer Society, any successor or assign or subsequent tenant (a “Major Tenant”) under a replacement lease (“Major Tenant Lease”):

(a)	the date that any Major Tenant files a bankruptcy action and will continue until (so long as there is no default or event of default that would trigger another Cash Sweep Period) (1) the date that is 30 days after the applicable Major Tenant has affirmed its Major Tenant Lease, is no longer the subject of a bankruptcy or similar proceeding, is in occupancy and paying full contractual unabated post-petition rent without right of offset or free rent credit, and has delivered a tenant estoppel acceptable to the lender or (2) the date the American Cancer Society Center Borrower has entered into replacement leases for the entire applicable Major Tenant premises in each case with tenants acceptable to the lender in its discretion and (w) the replacement tenants are in occupancy of the entire net leasable area of the applicable Major Tenant premises, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment, (x) all tenant improvements have been completed, (y) all leasing commissions and any other tenant reimbursement obligations incurred by the American Cancer Society Center Borrower have been paid and (z) the replacement tenants have delivered a tenant estoppel acceptable to the lender;

(b)	the date any Major Tenant gives notice that it intends to go dark, vacate or abandon the premises or for five consecutive business days vacates, goes dark, abandons, or surrenders substantially all of the premises and will continue until the date that (1) is 30 days after the date that the applicable Major Tenant has resumed operations at its premises, is in occupancy and open for business paying full contractual unabated rent without right of offset or free rent credit, has made its next due monthly rental payment, and has delivered a tenant estoppel acceptable to the lender, (2) the American Cancer Society Center Borrower has entered into one or more replacement leases for the entire applicable premises with tenants acceptable to the lender in its discretion and (w) the replacement tenants are in occupancy of the entire net leasable area of the applicable premises, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment, (x) all tenant improvements have been completed, (y) all leasing commissions and any other tenant reimbursement obligations incurred by the American Cancer Society Center Borrower have been paid, and (z) the replacement tenants have delivered a tenant estoppel acceptable to the lender or (3) the lender has approved of and received fully executed sublease(s) for the portion of the applicable premises not then occupied by the applicable Major Tenant pursuant to (1) above, and all such sublessees (a) are in occupancy of their entire net leasable area of the applicable premises, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment, (b) all tenant improvements have been completed, (c) all leasing commissions and any other tenant reimbursement obligations incurred by the American Cancer Society Center Borrower and/or Major Tenant have been paid, (d) all such sublessees have delivered a tenant estoppel acceptable to the lender and (e) Major Tenant remains fully liable for all of the obligations under the Major Tenant Lease; or

(c)	the date upon the earlier to occur of: (1) any termination of a Major Tenant Lease or (2) the earlier to occur of the date (x) that is twelve (12) months prior to the then applicable expiration date of the applicable Major Tenant Lease (or any renewal or replacement thereof) or (y) on which notice for extension is due under the applicable Major Tenant Lease and will continue until the date that (1) the American Cancer Society Center Borrower has provided acceptable evidence that the Major Tenant has renewed the term of its Major Tenant Lease or (2) the American Cancer Society Center Borrower has entered into one or more replacement leases for the entire applicable premises with a tenant or tenants acceptable to the lender in its discretion, and (w) the replacement tenants are in occupancy of the entire net leasable area of the applicable premises, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment, (x) all tenant improvements have been completed, (y) all leasing commissions and any other tenant reimbursement obligations incurred by the American Cancer Society Center Borrower have been paid and (z) the replacement tenant or tenants have delivered to the lender a tenant estoppel acceptable to the lender.

Additional Secured Indebtedness (not including trade debts). The American Cancer Society Center Property also secures the American Cancer Society Center Non-Serviced Pari Passu Companion Loan, which has a Cut-off Date principal balance of $43,000,000. The American Cancer Society Center Non-Serviced Pari Passu Companion Loan accrues interest at the same rate as the American Cancer Society Center Mortgage Loan. The American Cancer Society Center Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the American Cancer Society Center Non-Serviced Pari Passu Companion Loan. The holders of the American Cancer Society Center Mortgage Loan and the American Cancer Society Center Non-Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the American Cancer Society Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The American Cancer Society Center Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-18

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-19

MSBAM 2017-C34	237 Park Avenue

Mortgage Loan No. 3 – 237 Park Avenue

A-3-20

MSBAM 2017-C34	237 Park Avenue

Mortgage Loan No. 3 – 237 Park Avenue

Floor	Tenants
21	JP Morgan Chase 23,895 SF | 7/2020; JP Morgan Chase 3,100 SF | 7/2020
20	Her Majesty the Queen in Right of Canada 60,845 SF | 10/2037
19	Jennison Associates 19,277 SF | 2/2025; Her Majesty the Queen in Right of Canada 12,056 SF | 10/2037; Vacant 4,972 SF; Jennison Associates 25,000 SF | 2/2025; Jennison Associates 300 SF | 2/2025
18	Jennison Associates 58,883 SF | 2/2025
17	Jennison Associates 59,304 SF | 2/2025
16	The New York and Presbyterian Hospital 62,275 SF | 12/2048
15	The New York and Presbyterian Hospital 62,275 SF | 12/2048
14	The New York and Presbyterian Hospital 61,543 SF | 12/2048
13	JP Morgan Chase 17,959 SF | 7/2020; The New York and Presbyterian Hospital 43,994 SF | 12/2048
12	JP Morgan Chase 61,603 SF | 7/2020
11	The New York and Presbyterian Hospital 61,411 SF | 12/2048
10	The New York and Presbyterian Hospital 60,401 SF | 12/2048
9	The New York and Presbyterian Hospital 60,512 SF | 12/2048
8	JP Morgan Chase 58,654 SF | 7/2020
7	JP Morgan Chase 59,032 SF | 7/2020
6	JP Morgan Chase 30,342 SF | 7/2020; Vacant 29,455 SF
5	The New York and Presbyterian Hospital 66,605 SF | 12/2048
4	J. Walter Thompson 66,008 SF | 5/2027
3	J. Walter Thompson 66,166 SF | 5/2027
2	J. Walter Thompson 60,559 SF | 5/2027
1	Convene 27,876 SF | 2/2027; Convene 1,929 SF 2/2027; Hale & Hearty 1,893 SF 11/2030; Vacant 2,407 SF; Vacant 942 SF; Vacant 2,429 SF; Tobmar International 400 SF | 3/2024
1	Management Office 2,050 SF | MTM; Vacant 1,213 SF; Vacant 2,318 SF; Vacant 3,774 SF; Vacant 2,700 SF; Vacant 1,542 SF; Vacant 2,094 SF; Vacant 1,724 SF

VACANT | MTM | 2018 – 2020 | 2021 – 2025 | 2026 – 2030 | 2031+

A-3-21

MSBAM 2017-C34	237 Park Avenue

Mortgage Loan No. 3 – 237 Park Avenue

237 Park Avenue
237 Park Avenue
New York, NY 10017
MANHATTAN
Upper East Side
Midtown
East Side
Murray Hill
Kips Bay
CENTRAL PARK
East Green
The Dairy
Central Park Zoo
Heckscher Playground
Wollman Rink
The Pond
Central Park South
Hunter College
Park Ave. Armory
Temple Emanu-El
Broadway 1602
Academy Mansion
Elizabeth Wang Gallery
Barneys New York
Apple Store, FAO Schwarz, GM Building
Plaza Hotel
Grand Army Plaza
9 West 57th
Bergdorf Goodman, Louis Vuitton
Fuller Building
Trump Tower
Carnegie Hall
The Peninsula New York
St. Regis New York
Lever House
399 Park
Citigroup Center
Lipstick Building
Museum of Modern Art
666 Fifth Avenue
Park Avenue Plaza
Wells Fargo
599 Lexington Avenue
875 Third
AXA Center
75 Rockefeller Plaza
45 Rockefeller Plaza
345 Park
Gershwin Theatre
Time-Life Building
Radio City Music Hall
St. Patrick's Cathedral
Mutual of Omaha Building
ITT-American Building
Palmolive Building
Exxon Building
ROCKEFELLER CENTER
Saks Fifth Avenue
GE Building
1 Rockefeller Plaza
News Corp. Building
JPMorgan Chase Tower
485 Lexington
747 Third Avenue
Japan Society
Morgan Stanley Building
Imperial Theatre
TIMES SQUARE
Viacom Intl.
Bank of America Tower
Condé Nast Bldg. (4 Times Sq.)
SUNY College of Optometry
MetLife Building
450 Lexington Avenue
Grand Central Terminal
2 Grand Central Tower
Winstar Building
Chrysler Building
UNITED NATIONS HEADQUARTERS
QUEENS MIDTOWN TUNNEL
Bryant Park
New York Public Library
Daily News
New York Times Building
HSBC Tower
The Morgan Library & Museum
St. Vartan's Park
Garment Centre Capitol
Macy's
HERALD SQUARE
Empire State Building
One Penn Plaza
Manhattan Mall
Madison Square Garden
Penn Station
NYU Medical Center
FERRY TO LONG ISLAND CITY
LONG ISLAND RAILROAD
METRO NORTH
East River
FDR Drive
495
Broadway
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
E. 67th St.
E. 66th St.
E. 65th St.
E. 64th St.
E. 62nd St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
W. 57th St.
E. 56th St.
W. 55th St.
E. 55th St.
E. 54th St.
E. 53rd St.
W. 53rd St.
W. 52nd St.
E. 52nd St.
E. 51st St.
W. 50th St.
E. 50th St.
W. 49th St.
E. 49th St.
W. 48th St.
E. 48th St.
W. 47th St.
E. 47th St.
W. 46th St.
E. 46th St.
W. 45th St.
E. 45th St.
W. 44th St.
E. 44th St.
W. 43rd St.
E. 43rd St.
W. 42nd St.
E. 42nd St.
E. 41st St.
W. 40th St.
E. 40th St.
W. 39th St.
E. 39th St.
W. 38th St.
E. 38th St.
W. 37th St.
E. 37th St.
W. 36th St.
E. 36th St.
W. 35th St.
E. 35th St.
W. 34th St.
E. 34th St.
W. 33rd St.
E. 33rd St.
W. 32nd St.
E. 32nd St.
W. 31st St.
E. 31st St.
5TH AVE/ 59TH ST
59TH ST/ LEXINGTON
63RD ST/ LEXINGTON
57TH ST
7TH AVE/ 53RD ST
5TH AVE/ 53RD ST
53RD ST
51ST ST/ LEXINGTON
50TH ST/ BROADWAY
49TH STREET
ROCKEFELLER CTR.
42ND ST/ TIMES SQ.
BRYANT PARK
5TH AVE
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
42ND ST/ TIMES SQ.
HERALD SQUARE
PENN STATION
33RD ST/ LEXINGTON
Upper West Side
Upper East Side
Astoria
West New York
North Bergen
Central Park
QUEENS
Weehawken
West Side
East Side
Long Island City
Union City
Midtown
Chelsea
MANHATTAN
Williamsburg
Greenwich Village
Hoboken
Hudson River
NEW JERSEY
SoHo
Tribeca
Chinatown
Financial District
JERSEY CITY
BROOKLYN
Brooklyn Heights
Park Slope
Liberty State Park
Governors Island
East River

A-3-22

MSBAM 2017-C34	237 Park Avenue

Mortgage Loan No. 3 – 237 Park Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$70,005,000			Location:	New York, NY 10017
Cut-off Date Balance(1):	$70,005,000			General Property Type:	Office
% of Initial Pool Balance:	6.7%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee / Leasehold
Sponsors:	RXR Group; Walton Street			Year Built/Renovated:	1914, 1935, 1981/2017
Mortgage Rate:	3.7515436%			Size:	1,251,717 SF
Note Date:	7/26/2017			Cut-off Date Balance per SF(1):	$278
First Payment Date:	9/9/2017			Maturity Date Balance per SF(1):	$278
Maturity Date:	8/9/2027			Property Manager:	RXR Property Management LLC
Original Term to Maturity:	120 months				(borrower-related)
Original Amortization Term:	0 months
IO Period:	120 months
Seasoning:	2 months			Underwriting and Financial Information
Prepayment Provisions(2):	LO (26); DEF (87); O (7)			UW NOI(6):	$57,166,479
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(1):	16.4%
Additional Debt Type(3):	Pari Passu/B-Note/Mezzanine			UW NOI Debt Yield at Maturity(1):	16.4%
Additional Debt Balance(3):	$277,995,000/$345,200,000/			UW NCF DSCR(1):	4.10x
	$87,800,000			Most Recent NOI:	$19,845,834 (12/31/2016)
Future Debt Permitted (Type)(3):	Yes (Mezzanine/Preferred Equity)			2nd Most Recent NOI:	$19,489,476 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$32,393,944 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	95.6% (6/29/2017)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	63.5% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	63.1% (12/31/2015)
Recurring Replacements:	$0	Springing	N/A	Appraised Value (as of)(7):	$1,310,000,000 (5/22/2017)
TI/LC:	$0	Springing	N/A	Cut-off Date LTV Ratio(1)(7):	26.6%
Other(5):	$88,865,605	Springing	N/A	Maturity Date LTV Ratio(1)(7):	26.6%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$693,200,000	88.8%	Loan Payoff:	$628,164,189	80.4%
Mezzanine Loan:	$87,800,000	11.2%	Reserves:	$88,865,605	11.4%
			Closing Costs:	$41,379,906	5.3%
			Return of Equity:	$22,590,300	2.9%
Total Sources:	$781,000,000	100.0%	Total Uses:	$781,000,000	100.0%

(1)	The 237 Park Avenue Mortgage Loan (as defined below) is part of the 237 Park Avenue Whole Loan (as defined below), which is comprised of 14 pari passu senior promissory notes with an aggregate principal balance of $348,000,000 and four junior promissory notes that are pari passu with each other with an aggregate principal balance of $345,200,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 237 Park Avenue Senior Loans (as defined below), without regard to the 237 Park Avenue Subordinate Companion Loans (as defined below). The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the entire $693,200,000 237 Park Avenue Whole Loan are $554, $554, 8.2%, 8.2%, 2.06x, 52.9% and 52.9%, respectively. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the combined balance of the 237 Park Avenue Whole Loan and mezzanine loan are $624, $624, 7.3%, 7.3%, 1.75x, 59.6% and 59.6%, respectively.

(2)	Defeasance of the 237 Park Avenue Whole Loan is permitted at any time after the earlier of (i) July 26, 2020, or (ii) two years from the closing date of the securitization that includes the last pari passu note of the 237 Park Avenue Whole Loan to be securitized. The assumed lockout period of 26 payments is based on the closing date of this transaction in October 2017.

(3)	See “The Mortgage Loan,” “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The borrower also provided $8,500,000 of interest reserves held in the form of three letters of credit.

(6)	The increase in UW NOI from 2016 is due primarily to a new lease, in which New York and Presbyterian Hospital (“NYP”) leased 479,016 SF or 37.0% of underwritten gross rent for a period of 31.5-years bringing the overall occupancy to 95.6%, as well as a lease which commenced in October 2016 by Her Majesty the Queen in Right of Canada for 72,901 SF or 6.9% of underwritten gross rent. See “Major Tenants—New York and Presbyterian Hospital” and “Major Tenants—Her Majesty the Queen in Right of Canada” below.

(7)	Appraised Value (as of), Cut-off Date LTV Ratio and Maturity Date LTV Ratio, with respect to the 237 Park Avenue Mortgage Loan, is based on the “As-Is Assuming Reserves” value of $1,310,000,000 as of May 22, 2017, which assumes upfront reserves of $81,365,605 for capital expenditures and tenant improvements and leasing costs for recently signed leases in addition to a $7,500,000 escrow and letters of credit in an aggregate amount of $8,500,000 to cover interest payments. Such reserves and letters of credit were escrowed for at closing. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio of the 237 Park Avenue Mortgage Loan (including the other 237 Park Avenue Senior Loans but excluding the 237 Park Avenue Subordinate Companion Loans) based on the $1.2 billion “As-Is” appraised value are 29.0% and 29.0%, respectively.

A-3-23

MSBAM 2017-C34	237 Park Avenue

The Mortgage Loan. The third largest mortgage loan (the “237 Park Avenue Mortgage Loan”) is part of a whole loan (the “237 Park Avenue Whole Loan”) secured by the 237 Park Avenue Fee Borrower’s (as defined below) fee interest in the 237 Park Avenue Property (as defined below), the leasehold condominium units owned by the 237 Park Avenue Declarant Borrower (as defined below), the revenues from the 237 Park Avenue Property, and the collateral assignment of the purchase money note, the purchase money mortgage and the purchase and sale agreement each relating to NYP’s purchase of its leasehold condominium units at the 237 Park Avenue Property. The “237 Park Avenue Property” is a 21-story, 1,251,717 SF Class A office building that occupies the entire city block bound by Lexington Avenue and Park Avenue between 45th and 46th Streets in Midtown Manhattan, adjacent to Grand Central Terminal. The 237 Park Avenue Whole Loan was co-originated by Morgan Stanley Bank, N.A. and Société Générale on July 26, 2017.

The 237 Park Avenue Whole Loan consists of (i) a loan whose proceeds were used to refinance the prior mortgage loan, make deposits into the reserve funds, pay costs and expenses in connection with the origination of the loan, and fund any working capital requirements of the 237 Park Avenue Property (the “Senior Lien Loan”) and (ii) a loan whose proceeds are to be used for the cost of future improvements (the “Building Loan”). The Building Loan was created in order to comply with New York lien law and is subordinate to the Senior Lien Loan in terms of lien priority but not priority of payment. The Senior Lien Loan and the Building Loan are generally treated as one loan below. The 237 Park Avenue Whole Loan is comprised of (i) a senior loan, comprised of 14 notes which are pari passu in right of payment with each other (including seven Senior Lien Loan notes and seven Building Loan notes as indicated below), with an aggregate outstanding principal balance as of the Cut-off Date of $348.0 million (collectively, the “237 Park Avenue Senior Loans”) and (ii) a subordinate companion loan, comprised of four notes (two Senior Lien Loan notes and two Building Loan notes as indicated below) which four notes are subordinate in right of payment to the 237 Park Avenue Senior Loans and pari passu in right of payment with each other, with an aggregate outstanding principal balance as of the Cut-off Date of $345.2 million (collectively, the “237 Park Avenue Subordinate Companion Loans”). Senior Lien Loan note A-1-C1 and Building Loan note A-1-C1 with an aggregate principal amount as of the Cut-off Date of $70,005,000 represent the 237 Park Avenue Mortgage Loan and will be included in the MSBAM 2017-C34 securitization trust. The remaining 12 of the 237 Park Avenue Senior Loans (collectively, the “237 Park Avenue Non-Serviced Pari Passu Companion Loans”) have an aggregate outstanding principal balance as of the Cut-off Date of $277,995,000. The controlling Senior Lien Loan Note A-1-S (along with three other 237 Park Avenue Non-Serviced Pari Passu Companion Loans and the 237 Park Avenue Subordinate Companion Loans) were contributed to the MSSG Trust 2017-237P securitization trust, which governs the servicing and administration of the 237 Park Avenue Whole Loan. Senior Lien Loan Note A-1-S is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related trust and servicing agreement (the “MSSG Trust 2017-237P Trust and Servicing Agreement”), the controlling class representative under the MSSG Trust 2017-237P Trust and Servicing Agreement). See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loan” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus. The remaining 237 Park Avenue Non-Serviced Pari Passu Companion Loans are held by Morgan Stanley Bank, N.A and Société Générale, or affiliates thereof, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time.

237 Park Avenue Whole Loan Summary
Note(1)	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Senior Lien Loan Note A-1-S	$74,378,041	$74,378,041	MSSG Trust 2017-237P	Yes
Senior Lien Loan Note A-1-C1	$60,411,124	$60,411,124	MSBAM 2017-C34	No
Senior Lien Loan Note A-1-C2	$60,411,124	$60,411,124	Morgan Stanley Bank, N.A.	No
Senior Lien Loan Note A-2-S	$40,049,714	$40,049,714	MSSG Trust 2017-237P	No
Senior Lien Loan Note A-2-C1	$43,147,721	$43,147,721	Société Générale	No
Senior Lien Loan Note A-2-C2	$10,955,206	$10,955,206	Société Générale	No
Senior Lien Loan Note A-2-C3	$10,955,206	$10,955,206	Société Générale	No
Building Loan Note A-1-S	$11,811,959	$11,811,959	MSSG Trust 2017-237P	No
Building Loan Note A-1-C1	$9,593,876	$9,593,876	MSBAM 2017-C34	No
Building Loan Note A-1-C2	$9,593,876	$9,593,876	Morgan Stanley Bank, N.A.	No
Building Loan Note A-2-S	$6,360,286	$6,360,286	MSSG Trust 2017-237P	No
Building Loan Note A-2-C1	$6,852,279	$6,852,279	Société Générale	No
Building Loan Note A-2-C2	$1,739,794	$1,739,794	Société Générale	No
Building Loan Note A-2-C3	$1,739,794	$1,739,794	Société Générale	No
Senior Lien Loan Note B-1-S	$193,629,711	$193,629,711	MSSG Trust 2017-237P	No
Senior Lien Loan Note B-2-S	$104,262,152	$104,262,152	MSSG Trust 2017-237P	No
Building Loan Note B-1-S	$30,750,289	$30,750,289	MSSG Trust 2017-237P	No
Building Loan Note B-2-S	$16,557,848	$16,557,848	MSSG Trust 2017-237P	No
Total	$693,200,000	$693,200,000

(1)	The B-Notes are subordinate to the A-Notes.

The Borrower and the Sponsor. The borrowers are 237 Park Owner LLC (the “237 Park Avenue Fee Borrower”) and 237 Park LH Owner LLC (the “237 Park Avenue Declarant Borrower”, and together with the 237 Park Avenue Fee Borrower, the “237 Park Avenue Borrower”), a wholly owned subsidiary of the 237 Park Avenue Fee Borrower, each a single-purpose Delaware limited liability company with two independent directors. The nonrecourse carve-out guarantors are RXR Real Estate Value Added Fund LP, RXR Real Estate Value Added Fund Parallel LP, RXR Real Estate Value Added Fund Parallel II LP, RXR Real Estate Value Added Fund Parallel II (REIT) LP and RXR Real Estate Value Added Fund Parallel III LP, each a Delaware limited partnership, Walton Street Real Estate Partners VII, L.P., Walton Street Real Estate Fund VII-Q, L.P., Walton Street Real Estate Fund VII-NUS-SRD, L.P., Walton Street Real Estate Fund VII, L.P., Walton Street Real Estate Fund VII-E, L.P., Walton Street Real Estate Investors VII, L.P., Walton Street Real Estate Partners VII-NGE, L.P. and WSC Capital Holdings VII, L.P., each a Delaware limited partnership. The guarantors are affiliates of the borrower sponsors, RXR Group (“RXR”) and Walton Street Group (“Walton Street”) (collectively, the “237 Park Avenue Borrower Sponsors”).

RXR is a real estate company with expertise in investment management, property management, development, design, construction, leasing and financing with a core focus on the New York Tri-State area with investments in properties encompassing 22.1 million SF

A-3-24

MSBAM 2017-C34	237 Park Avenue

Walton Street is a private equity real estate investment firm. Since its founding in 1994, affiliates of Walton Street have received total equity commitments of over $9.8 billion from public and corporate pension plans, foreign institutions, insurance companies and banks, endowments and foundations, trusts, and high net worth individuals. Affiliates of Walton Street have invested and/or committed to invest over $9.0 billion of equity in more than 350 separate transactions.

The Property. The 237 Park Avenue Property is a 21-story Class A office building comprised of approximately 1,251,717 SF, including approximately 19,618 SF of ground floor retail space. The 237 Park Avenue Property is located on the entire city block bound by Lexington Avenue and Park Avenue between 45th and 46th Streets in Midtown Manhattan, adjacent to Grand Central Terminal which provides access to transportation including subway service along the nearby 4, 5, 6, 7 and S lines and Metro-North Railroad. Penn Station and the Port Authority Terminal are also accessible via the subway, connecting the 237 Park Avenue Property to all major rail lines in the tristate area, namely Long Island Rail Road and New Jersey Transit. Originally built in 1914, the 237 Park Avenue Property was redeveloped into its current structure in 1981, and according to the 237 Park Avenue Borrower, underwent an approximately $65.8 million renovation and repositioning between October 2013 and March 2017. The renovation included office floor repositioning and a complete redevelopment of the 237 Park Avenue Property’s entrances, lobby, atrium and retail component, including the renovation of a retail space along an outdoor public plaza on the western side of the 237 Park Avenue Property (“Depew Place”), as well as landlord improvements to tenant-specific spaces.

As of June 29, 2017, the 237 Park Avenue Property is 95.6% leased, with the office portion being 97.2% leased, with concentration in the healthcare, financial services, advertising and government sectors. Approximately 92.8% of the 237 Park Avenue Property’s net rentable area (“NRA”) is leased by investment grade tenants, which contribute approximately 97.9% of the 237 Park Avenue Property’s underwritten gross rent. The 237 Park Avenue Property averaged occupancy of 92.6% from 2006 through 2012. After acquiring the 237 Park Avenue Property in October of 2013, the 237 Park Avenue Borrower Sponsors commenced an approximately $65.8 million renovation and reposition of the 237 Park Avenue Property, which was completed in March of 2017. As part of the repositioning plan, the 237 Park Avenue Borrower Sponsors vacated all of the retail space at Depew Place in order to renovate Depew Place and partially reconfigure the lobby.

Since November 1, 2015, the 237 Park Avenue Borrower Sponsors have been able to either renew existing tenants or sign new leases for 62.0% of the 237 Park Avenue Property. As of June 29, 2017, the weighted average remaining lease term at the 237 Park Avenue Property was 17.4 years. In June 2017, the New York and Presbyterian Hospital (“NYP”) (38.3% of GLA, 37.0% of underwritten base rent) executed an agreement whereby NYP would occupy space at the 237 Park Avenue Property for at least 31.5 years. Headquartered at the 237 Park Avenue Property since 1979, J. Walter Thompson (15.4% of GLA, 15.9% of underwritten base rent) signed a 10.4-year extension that commenced in January 2017. Her Majesty the Queen in Right of Canada (5.8% of GLA, 6.9% of underwritten base rent) signed a 21-year lease in August 2016.

The condominium units included in the collateral for the 237 Park Avenue Whole Loan are leasehold condominium units that represent interests in a ground lease between the 237 Park Avenue Fee Borrower, as ground lessor, and the 237 Park Avenue Declarant Borrower, as ground lessee. The ground lease expires on December 29, 2058. The 237 Park Avenue Declarant Borrower is obligated to pay a base rent of $10.00 per annum for the entire term of the ground lease. The 237 Park Avenue Declarant Borrower’s interest in the ground lease was assigned to the condominium board in order to create the leasehold condominiums.

Historical and Current Occupancy(1)
2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	6/29/2017(2)
98.7%	98.7%	98.7%	94.6%	89.2%	87.4%	81.0%	79.9%	75.8%	63.1%	63.5%	95.6%

(1)	Based on annual average occupancy except for 2013 occupancy which reflects occupancy at year end and unless otherwise specified.

(2)	The increase in occupancy is due to a new lease, in which NYP leases 479,016 SF or 38.3% of net rentable area for a period of 31.5 years.

Major Tenants.

New York and Presbyterian Hospital (479,016 SF, 38.3% of NRA, 37.0% of underwritten base rent). The New York and Presbyterian Hospital is a comprehensive, integrated academic health care delivery system provider, which delivers care and service to patients in the New York metro area. Altogether the NYP campuses handle over 2.2 million outpatient and inpatient visits each year, including inpatient admissions and more than 286,000 emergency room visits and over 15,000 birth deliveries. The facilities employ a total of more than 23,700 people, including approximately 6,500 physicians.

On May 15, 2017, NYP executed an agreement to purchase and hold a leasehold condominium interest in a portion of the 237 Park Avenue Property for a term of 31.5 years, subject to a 10-year (or two five-year) extension term(s), which purchase was completed on June 29, 2017. The units encompass the entire 5th, 9th, 10th, 11th, 14th, 15th and 16th floors of the 237 Park Avenue Property and a portion of the 13th (collectively, the “NYP Unit”). The purchase price for the NYP Unit is required to be paid in monthly installments pursuant to a purchase money note, secured by a purchase money mortgage. In addition to the monthly payments under the purchase money note, NYP will also be responsible for NYP’s pro rata share of operating expenses of the 237 Park Avenue Property payable to the condominium association in accordance with the terms of the condominium documents. NYP will not be required to make payments under the purchase money note and purchase money mortgage until December 29, 2018. Gap installment payments were not escrowed; however the loan documents provide for an interest reserve as described below under “—Escrows and Reserves.” Assignments of the purchase money note, the purchase money mortgage and the purchase documents relating to NYP’s purchase of condominium units are included in the collateral for the 237 Park Avenue Whole Loan. The arrangements by which NYP occupies its space are sometimes referred to herein as a lease, and its purchase money installment payments are sometimes referred to herein as rents.

At origination, approximately $87.0 million of tenant improvement, leasing commission and landlord work obligations costs remained with respect to NYP, of which approximately $13.4 million was drawn at loan origination and the remaining approximately $73.6 million was escrowed. There is also $1.5 million of tenant allowances that were not escrowed.

JP Morgan Chase (254,585 SF, 20.3% of NRA, 23.8% of underwritten base rent). Founded in 1823 and headquartered in New York City, JPMorgan Chase (“JPM”) is a financial services firm. The company has more than 5,350 bank branches across the U.S. and is also among the nation’s largest mortgage lenders and credit card issuers. Active in approximately 60 countries, the company also includes investment banking and asset management operations.

J. Walter Thompson (192,733 SF, 15.4% of NRA, 15.9% of underwritten base rent). J. Walter Thompson (“JWT”) is a wholly owned subsidiary of WPP Group, a marketing communications provider. Established in 1864 and headquartered at the 237 Park Avenue Property since 1979, JWT has more than 200 offices in over 90 countries, employing nearly 10,000 marketing professionals. WPP Group has over 200,000 employees in 3,000 offices in 112 countries.

A-3-25

MSBAM 2017-C34	237 Park Avenue

Jennison Associates (162,764 SF, 13.0% of NRA, 14.4% of underwritten base rent). Jennison Associates (“Jennison”) is an indirect wholly owned subsidiary of Prudential. Founded in 1969, Jennison manages equity, fixed income and multi-asset portfolios across several styles, geographies and capitalizations. Jennison has roughly 339 employees in two offices. Jennison is responsible for $166.9 billion in assets under management as of June 30, 2017. Jennison, a tenant at the 237 Park Avenue Property since 1982, signed an extension term through February 28, 2025, which commences March 1, 2020 and includes a tenant improvement allowance of approximately $3.0 million, which Jennison may elect to receive as a credit against future rent payments. Such potential rent credit has not been reserved for.

Her Majesty the Queen in Right of Canada (72,901 SF, 5.8% of NRA, 6.9% of underwritten base rent). The 237 Park Avenue Property is home to the Permanent Mission of Canada to the United Nations and the Consulate General of Canada in New York, both of which recently consolidated into the 237 Park Avenue Property, on a lease through October 31, 2037, from their former locations. The consulate general is a satellite office of Canada’s embassy to the United States, located in Washington D.C. Her Majesty the Queen in Right of Canada signed a 21-year lease in August of 2016 that allows for free rent through October 31, 2017 and has approximately $6.9 million of tenant improvement allowance, leasing commission and landlord work remaining, which was escrowed at origination.

The following table presents certain information relating to the leases at the 237 Park Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	Annual UW Rent PSF(3)	% of Total Annual UW Rent	Lease Expiration
Major Tenants
New York and Presbyterian Hospital(4)	AA/Aa3/NR	479,016	38.3%	$31,136,040	$65.00	37.0%	12/29/2048
JP Morgan Chase(5)	A+/A3/A-	254,585	20.3%	$20,011,417	$78.60	23.8%	7/31/2020
J. Walter Thompson	BBB+/NR/BBB	192,733	15.4%	$13,346,760	$69.25	15.9%	5/31/2027
Jennison Associates	A-/Baa1/A	162,764	13.0%	$12,129,119	$74.52	14.4%	2/28/2025
Her Majesty the Queen in Right of Canada(6)	AAA/Aaa/AAA	72,901	5.8%	$5,777,263	$79.25	6.9%	10/31/2037
Convene	NR/NR/NR	29,805	2.4%	$1,533,464	$51.45	1.8%	2/28/2027
Hale & Hearty	NR/NR/NR	1,893	0.2%	$166,376	$87.89	0.2%	11/30/2030
Tobmar International	NR/NR/NR	400	0.0%	$33,116	$82.79	0.0%	3/31/2024
Subtotal/Wtd. Avg.		1,194,097	95.4%	$84,133,555	$70.46	100.0%

Management Office Space		2,050	0.2%	$0	$0.00	0.0%
Vacant Space		55,570	4.4%	$0	$0.00	0.0%
Total/Wtd. Avg.		1,251,717	100.0%	$84,133,555	$70.46	100.0%

(1)	Information is based on the underwritten rent roll as of June 29, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space and management office space.

(4)	NYP’s lease commenced June 29, 2017. NYP does not yet occupy its space and is expected to commence paying rent in January 2019. Annual UW Rent and Annual UW Rent PSF for NYP includes net present value step rent credit through its lease term (which is longer than the term of the 237 Park Avenue Whole Loan). The NYP Unit owner will have two cumulative contraction options to reconvey to the 237 Park Avenue Declarant Borrower portions of the NYP Unit. The NYP Unit owner will be permitted to give back the highest or lowest floor of its units (i) during a period from the 10th anniversary of the payment commencement date under the NYP purchase money note to the 11th anniversary of such payment commencement date, and (ii) during a period from the 20th anniversary of such payment commencement date to the 21th anniversary of such payment commencement date, provided that if such floor is only a partial floor and (1) such partial floor is contiguous to a full floor owned by NYP Unit owner, then NYP Unit owner will have the right to contract the NYP Unit by either such partial floor or such partial floor and such contiguous full floor or (2) if such floor is not contiguous to a full floor, then NYP Unit owner will have the right to contract the NYP Unit by either such partial floor or the highest or lowest full floor of the NYP Unit.

(5)	JPM currently occupies 79,562 SF of its premises and subleases 58,654 SF to Stifel, Nicolaus & Company, Incorporated. 116,369 SF is dark.

(6)	Her Majesty the Queen in Right of Canada is in a free rent period and is expected to commence paying rent November 1, 2017. Annual UW Rent and Annual UW Rent PSF for Her Majesty the Queen in Right of Canada includes net present value step rent credit through its lease term (which is longer than the term of the 237 Park Avenue Whole Loan).

A-3-26

MSBAM 2017-C34	237 Park Avenue

The following table presents certain information relating to the lease rollover schedule at the 237 Park Avenue Property:

Lease Rollover Schedule(1)(2)

Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Rent Rolling(3)	UW Rent PSF Rolling(4)	% of Total Rent Rolling	Cumulative % of Total Rent Rolling
MTM	1	2,050	0.2%	0.2%	$0	$0.00	0.0%	0.0%
2017	0	0	0.0%	0.2%	$0	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.2%	$0	$0.00	0.0%	0.0%
2019	0	0	0.0%	0.2%	$0	$0.00	0.0%	0.0%
2020	1	254,585	20.3%	20.5%	$20,011,417	$78.60	23.8%	23.8%
2021	0	0	0.0%	20.5%	$0	$0.00	0.0%	23.8%
2022	0	0	0.0%	20.5%	$0	$0.00	0.0%	23.8%
2023	0	0	0.0%	20.5%	$0	$0.00	0.0%	23.8%
2024	1	400	0.0%	20.5%	$33,116	$82.79	0.0%	23.8%
2025	1	162,764	13.0%	33.5%	$12,129,119	$74.52	14.4%	38.2%
2026	0	0	0.0%	33.5%	$0	$0.00	0.0%	38.2%
2027	2	222,538	17.8%	51.3%	$14,880,224	$66.87	17.7%	55.9%
2028 & Beyond	3	553,810	44.2%	95.6%	$37,079,679	$66.95	44.1%	100.0%
Vacant	0	55,570	4.4%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	9	1,251,717	100.0%		$84,133,555	$70.46	100.0%

(1)	Information is based on the underwritten rent roll as of June 29, 2017.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Total UW Rent Rolling includes net present value step rent credit for two investment-grade tenants (NYP and Her Majesty the Queen in Right of Canada) through the tenants’ lease terms (which are longer than the term of the 237 Park Avenue Whole Loan).

(4)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space and management office space.

The Market. The 237 Park Avenue Property is located on the entire city block bound by Lexington Avenue and Park Avenue between 45th and 46th Streets in Midtown Manhattan, adjacent to Grand Central Terminal. This area of Midtown Manhattan is known as the Park Avenue subdistrict within the Plaza Office District, and is considered one of Manhattan’s premier office locations according to the appraisal. The 237 Park Avenue Property is surrounded by many New York landmarks, restaurants, hotels, retail shops and tourist attractions, made accessible by the presence of several transportation options.

As of the first quarter 2017, the three office statistical areas that comprise the Plaza District contain 81.1 million SF of Class A office space, over 6.4 million SF of Class B office space and 481,485 SF of Class C office space. Historically, the Plaza District has evidenced the highest rents in Midtown Manhattan, according to the appraisal. As of the first quarter of 2017, the Class A office space in the Plaza District had a direct vacancy rate of 9.4% and average asking rents of $99.69 PSF, above the direct primary Midtown Manhattan average of $88.93 PSF.

According to the appraisal, as of first quarter 2017, the Park Avenue subdistrict consisted of approximately 21.8 million SF of Class A office space and had a direct vacancy rate of 9.2% and overall direct weighted average asking rents of $101.41 PSF.

The following table presents certain information relating to comparable leases for the 237 Park Avenue Property:

Comparable Lease Summary
Property Address	Year Built	Total GLA (SF)	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Reimbursements
1177 Avenue of the Americas	1992	960,050	Kramer Levin Naftalis & Frankel LLP	Mar. 2017 / 15.0 Yrs.	219,000	$80.00	Gross
599 Lexington Avenue	1986	955,274	Welsh Carson	Feb. 2017 / 11.0 Yrs.	31,337	$85.00	Gross
437 Madison Avenue	1968	712,117	Lighthouse Investment Partners	Feb. 2017 / 10.0 Yrs.	17,750	$81.00	Gross
535 Madison Avenue	1982	415,000	Aquiline Capital	Jan. 2017 / 10.0 Yrs.	13,389	$90.50	Gross
485 Lexington Avenue	1956	733,173	Xerox	Jan. 2017 / 5.5 Yrs.	14,206	$73.00	Gross
900 Third Avenue	1983	515,200	Tannenbaum Helpern Syracuse & Hirschritt	Dec. 2016 / 10.0 Yrs.	42,391	$73.00	Gross
1221 Avenue of the Americas	1971	2,200,000	Dentons	Aug. 2016 / 7.0 Yrs.	207,371	$76.00	Gross
300 Park Avenue	1955	690,800	EnTrustPermal	Jul. 2016 / 8.0 Yrs.	18,909	$72.50	Gross
399 Park Avenue	1961	1,250,000	Morgan Stanley	Jul. 2016 / 15.0 Yrs.	110,025	$108.50	Gross
75 Rockefeller Plaza	1947	582,428	Merrill Lynch Wealth Management	Jun. 2016 / 15.0 Yrs.	124,063	$82.50	Gross

Source: Appraisal.

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MSBAM 2017-C34	237 Park Avenue

The following table presents certain information relating to competitive office properties with respect to the 237 Park Avenue Property:

Competitive Property Summary

		Direct	Sublease	%	%	Direct
	Office Area	Available	Available	Occupied	Occupied	Asking Rent (PSF)(1)
Property Address	(SF)	SF	SF	(Direct)	(Total)	Low	High
90 Park Avenue	785,000	31,072	7,090	96.0%	95.1%	$89.00	$95.00
100 Park Avenue	825,815	86,149	0	89.6%	89.6%	$70.00	$85.00
200 Park Avenue	2,254,274	88,047	0	96.1%	96.1%	$86.00	$96.00
230 Park Avenue	1,335,947	114,540	13,194	91.4%	90.4%	$78.00	$105.00
330 Madison Avenue	717,443	27,655	6,075	96.1%	95.3%	$81.00	$90.00
340 Madison Avenue	714,869	41,150	10,872	94.2%	92.7%	$65.00	$75.00
Total/Wtd. Avg.	6,633,348	388,613	37,231	94.1%	93.6%	$65.00	$105.00

Source: Appraisal.

(1)	Total/Wtd. Avg. Direct Asking Rent (PSF) Low and High for the competitive set represent the minimum and maximum asking rents among the directly competitive buildings to the 237 Park Avenue Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 237 Park Avenue Property:

Cash Flow Analysis
	2014	2015	2016	UW	UW PSF
Base Rent(1)	$54,714,662	$44,225,564	$44,924,392	$84,133,554	$67.21
IG Tenant Rent Steps(2)	$0	$0	$0	$1,133,398	$0.91
Total Recoveries	$5,785,750	$3,118,477	$3,845,113	$2,597,181	$2.07
Other Income(3)	$1,740,592	$1,662,309	$1,672,279	$1,039,742	$0.83
Effective Gross Income	$62,241,004	$49,006,350	$50,441,783	$88,903,875	$71.03
Total Operating Expenses	$29,847,060	$29,516,874	$30,595,950	$31,737,396	$25.36
Net Operating Income	$32,393,944	$19,489,476	$19,845,834(4)	$57,166,479(4)	$45.67
Capital Expenditures	$0	$0	$0	$312,929	$0.25
TI/LC	$0	$0	$0	$2,608,515	$2.08
Net Cash Flow	$32,393,944	$19,489,476	$19,845,834	$54,245,035(4)	$43.34

Occupancy %	75.8%	63.1%	63.5%	95.6%(5)
NOI DSCR(6)	2.45x	1.47x	1.50x	4.32x
NCF DSCR(6)	2.45x	1.47x	1.50x	4.10x
NOI Debt Yield(6)	9.3%	5.6%	5.7%	16.4%
NCF Debt Yield (6)	9.3%	5.6%	5.7%	15.6%

(1)	UW Base Rent reflects contractual rents as of June 29, 2017 and includes rent steps of $143,596 through July 1, 2018.

(2)	Net present value step rent credit for two investment-grade tenants (NYP and Her Majesty the Queen in Right of Canada) through the tenants’ lease terms (which are longer than the term of the 237 Park Avenue Whole Loan).

(3)	Other Income is made up of submeter income, freight elevator income, overtime HVAC and other miscellaneous income.

(4)	The increase in UW NOI and UW Net Cash Flow from 2016 is due a new lease, in which NYP leased 479,016 SF or 37.0% of underwritten base rent bringing the overall occupancy to 95.6%.

(5)	Occupancy % is as of June 29, 2017. UW Occupancy % includes NYP, whose lease commenced June 29, 2017. NYP does not yet occupy its space and is expected to commence paying rent in January 2019.

(6)	The debt service coverage ratios and debt yields are based on the 237 Park Avenue Senior Loan, and exclude the 237 Park Avenue Subordinate Companion Loan.

Escrows and Reserves. The 237 Park Avenue Whole Loan documents provide for upfront escrows in the amount of $81,365,605 for outstanding tenant improvements, leasing commissions and contractor work, and $7,500,000 for interest payments in addition to $8,500,000 in interest reserves delivered by the 237 Park Avenue Borrower via three letters of credit. So long as no event of default is continuing under the 237 Park Avenue Whole Loan, upon written request of the 237 Park Avenue Borrower, the lender is required to use funds in such interest reserves to pay the aggregate debt service monthly payment amount with respect to the 237 Park Avenue Whole Loan, the 237 Park Avenue Mezzanine Loan (as defined below) and scheduled monthly debt service on any other mezzanine loan or preferred equity entered into in accordance with the related loan documents and to pay operating expense deficits. Provided no Cash Sweep Period (as defined below) is then continuing under the 237 Park Avenue Whole Loan, on the payment commencement date under the NYP purchase money note, any remaining balance in the interest reserve must be disbursed to the 237 Park Avenue Borrower.

During the continuance of a Cash Sweep Period, the 237 Park Avenue Whole Loan documents provide for ongoing monthly reserve deposits of (i) 1/12 of the payments for the 237 Park Avenue Borrower’s allocable share of taxes under the condominium documents that the lender reasonably estimates will be payable during the next 12 months and 1/12 of the insurance premiums that the lender reasonably estimates will be payable for the renewal of insurance coverage (unless the 237 Park Avenue Property is insured as part of a “blanket” policy that complies with the requirements of the loan documents, in which case the insurance reserve is waived), (ii) to the extent the 237 Park Avenue Property generates sufficient cash flow, $20,862 for annual replacements and alterations to the 237 Park Avenue Property, and (iii) to the extent the 237 Park Avenue Property generates sufficient cash flow, monthly rollover reserve deposits of $156,465, provided that if a JPM Reserve Period (as defined below) is continuing such monthly amount will be reduced by $1.50 PSF of the JPM premises. During the continuance of a JPM Reserve Period, the 237 Park Avenue Whole Loan documents also provide for ongoing monthly

A-3-28

MSBAM 2017-C34	237 Park Avenue

reserve deposits in an amount equal to the monthly base rent then payable by JPM (“JPM Reserve Funds”) (up to a cap in an amount equal to $60.00 PSF of the JPM premises (“JPM Reserve Cap”) as adjusted pursuant to the 237 Park Avenue Whole Loan documents). In addition, in the event the 237 Park Avenue Borrower receives a lease termination fee (including a termination payment in respect of the NYP space) in excess of $1,000,000, the 237 Park Avenue Borrower is required to immediately deposit such lease termination fee with the lender to be utilized for tenant improvements, tenant improvement allowances, leasing commissions and legal costs reasonably approved by the lender associated with re-leasing the terminated space.

The 237 Park Avenue Whole Loan documents provide for springing Supplemental Interest Reserve Funds (as defined below) to be deposited in the form of cash if the 237 Park Avenue Borrower incurs additional mezzanine debt or preferred equity as described below under “Mezzanine Loan and Preferred Equity.” “Supplemental Interest Reserve Funds” means an amount determined by multiplying (i) the number of monthly payment dates occurring from the date of such deposit until such time that NYP begins making rent payments by (ii) the quotient of (A) $2,000,000 if the additional mezzanine debt or preferred equity equals $69,000,000 (or, in the event the additional mezzanine debt or preferred equity is less than $69,000,000, a prorated deposit amount based on multiplying (x) the actual balance of the mezzanine debt or preferred equity by (y) the quotient obtained by dividing $2,000,000 by $69,000,000) divided by (B) 18.

Lockbox and Cash Management. The 237 Park Avenue Whole Loan is structured with a hard lockbox and springing cash management. The related loan documents require the 237 Park Avenue Borrower to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. So long as no Cash Sweep Period or JPM Reserve Period exists, funds deposited into the lockbox account are required to be disbursed to the 237 Park Avenue Borrower’s operating account. During the continuance of a Cash Sweep Period, funds in the lockbox account are required to be transferred on each business day to a lender-controlled cash management account and applied to fund the tax and insurance reserves deposits described above under “Escrows and Reserves,” to pay debt service on the 237 Park Avenue Whole Loan, to pay, if a JPM Reserve Period is continuing, the monthly deposit into the JPM Reserve Funds, to disburse monthly operating expenses as set forth in the annual budget (which is required to be reasonably approved by the lender, only during a Cash Sweep Period), to pay, if sufficient cash flow is available, the monthly deposits into the reserves for rollover expenses and replacements and alterations as described above under “Escrows and Reserves,” to pay extraordinary expenses reasonably approved by the lender, to pay, provided no event of default is continuing under the 237 Park Avenue Whole Loan, debt service on the 237 Park Avenue Mezzanine Loan, and to disburse the remainder into an account to be held as additional security for the 237 Park Avenue Whole Loan during such Cash Sweep Period. During a JPM Reserve Period (provided no Cash Sweep Period then exists), funds in the lockbox account are required to be transferred on each business day to a lender-controlled cash management account and applied to make the monthly deposit into the JPM Reserve Funds, and then disbursed to the 237 Park Avenue Borrower’s operating account.

A “Cash Sweep Period” means a period (A) commencing upon the earliest, whether or not any Cash Sweep Period has previously occurred and ended, of (i) the occurrence of an event of default or an event of default under the 237 Park Avenue Mezzanine Loan, or (ii) the occurrence of a Debt Yield Threshold Event (as defined below); and (B) expiring upon (x) with regard to any Cash Sweep Period commenced in connection with clause (A)(i) above, the cure (if applicable) of such event of default and/or mezzanine event of default, as the case may be, and (y) with regard to any Cash Sweep Period commenced in connection with clause (A)(ii) above, (1) the date on which the Debt Yield Cure Condition (as defined below) is satisfied, (2) the delivery to the lender and mezzanine lender of letters of credit in pro rata amounts which, if applied to reduce the outstanding principal balance of the 237 Park Avenue Whole Loan and the 237 Park Avenue Mezzanine Loan, respectively, would cause the Debt Yield Cure Condition to be satisfied or (3) with respect to a Debt Yield Threshold Event that resulted from a failure to satisfy the Debt Yield Threshold (as defined below) with respect to the combined outstanding principal balance of the 237 Park Avenue Whole Loan and the 237 Park Avenue Mezzanine Loan, the delivery to the mezzanine lender of cash prepayment in the amount which, if applied to the outstanding principal balance of the 237 Park Avenue Mezzanine Loan, would cause the Debt Yield Cure Condition to be satisfied.

A “JPM Reserve Period” will commence upon the date that is 15 months prior to the expiration of the JPM lease assuming no replacement leases have been executed and delivered by the 237 Park Avenue Borrower and will terminate upon the earlier to occur of (a) the amount of JPM Reserve Funds on deposit being equal to the JPM Reserve Cap, (b) the 237 Park Avenue Borrower entering into one or more replacement leases for the entire JPM premises or (c) JPM renewing its lease for its entire leased premises.

A “Debt Yield Threshold Event” will commence upon the debt yield falling below the Debt Yield Threshold as of the last day of the calendar quarter immediately preceding the applicable date of determination. Commencing with the third quarter of calendar year 2017, 45 days following the end of each calendar quarter, the 237 Park Avenue Borrower is required to calculate each debt yield specified by the Debt Yield Threshold for purposes of determining whether a Debt Yield Threshold Event has occurred and to submit such calculations to the lender, and such calculation will be subject to the lender’s reasonable approval.

The “Debt Yield Threshold” is equal to (a) 7.464% with respect to the debt yield calculated based solely on the 237 Park Avenue Whole Loan outstanding principal balance and (b) 6.625% with respect to the debt yield calculated based on the cumulative outstanding principal balance of the 237 Park Avenue Whole Loan and the 237 Park Avenue Mezzanine Loan.

The “Debt Yield Cure Condition” means the applicable debt yield being equal to or greater than the applicable Debt Yield Threshold as of the last day of the two consecutive calendar quarters immediately preceding the applicable date of determination.

Additional Secured Indebtedness (not including trade debts). In addition to the 237 Park Avenue Mortgage Loan, the 237 Park Avenue Property also secures the 237 Park Avenue Pari Passu Companion Loans and 237 Park Avenue Subordinate Companion Loans. The 237 Park Avenue Whole Loan is comprised of 18 notes, with an aggregate outstanding principal balance of $693.2 million, which include (i) the 14 senior notes comprising the 237 Park Avenue Senior Loans, with an aggregate outstanding principal balance of $348 million and (ii) the four subordinate notes comprising the 237 Park Avenue Subordinate Companion Loans, with an aggregate outstanding principal balance as of the Cut-off Date of $345.2 million. Prior to a monetary event of default or an event of default that causes the 237 Park Avenue Whole Loan to be specially serviced (a “Triggering EoD”), payments on the 237 Park Avenue Whole Loan are required to be allocated first to pay interest on the 237 Park Avenue Senior Loans pro rata, then to pay interest on the 237 Park Avenue Subordinate Companion Loans pro rata, then to pay principal (if any) on the 237 Park Avenue Senior Loans in accordance with their principal entitlements under the loan documents, and then to pay principal (if any) on the 237 Park Avenue Subordinate Companion Loans in accordance with their principal entitlement under the loan documents. Following a Triggering EoD, payments on the 237 Park Avenue Whole Loan are required to be allocated first to pay interest on the 237 Park Avenue Senior Loans pro rata, then to pay interest on the 237 Park Avenue Subordinate Companion Loans pro rata, then to pay principal on the 237 Park Avenue Senior Loans until their principal balances have been reduced to zero, and then to pay principal on the 237 Park Avenue Subordinate Companion Loans until their principal balances have been reduced to zero. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loan” in the Preliminary Prospectus.

A-3-29

MSBAM 2017-C34	237 Park Avenue

Mezzanine Loan and Preferred Equity. The “237 Park Avenue Mezzanine Loan” refers to a loan in the original principal amount of $87,800,000 made to 237 Park Mezz Borrower LLC, a Delaware limited liability company, by Morgan Stanley Bank, N.A. and Société Générale, secured by 100% of the direct equity interest in the 237 Park Avenue Fee Borrower (which in turn owns the 237 Park Avenue Declarant Borrower) and put in place simultaneously with the origination of the 237 Park Avenue Whole Loan. The 237 Park Avenue Mezzanine Loan and the 237 Park Avenue Whole Loan are subject to an intercreditor agreement between the 237 Park Avenue Whole Loan lender and the related mezzanine lender. The 237 Park Avenue Mezzanine Loan has the same maturity date as the 237 Park Avenue Whole Loan. The 237 Park Avenue Mezzanine Loan was sold to 237 Park Mezz Lender LLC on September 15, 2017.

The following table presents certain information relating to the 237 Park Avenue Mezzanine Loan:

Mezzanine Debt Summary
Mezzanine Debt Original Principal Balance	Mezzanine Debt Interest Rate	Original Term to Maturity (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cut-off Date LTV
$87,800,000	5.25%	120	0	120	1.75x	7.3%	59.6%

In addition, the 237 Park Avenue Borrower is permitted to allow the incurrence of additional mezzanine debt secured by a pledge of the direct or indirect interests in the 237 Park Avenue Borrower and/or of preferred equity in the 237 Park Avenue Borrower in a maximum aggregate amount of $69,000,000, provided the following conditions are satisfied: (i) an aggregate loan-to-value ratio not more than 65.0%, taking into account the 237 Park Avenue Whole Loan, the 237 Park Mezzanine Loan and the additional mezzanine debt, (ii) an aggregate debt yield not less than 6.55%, taking into account the 237 Park Avenue Whole Loan, the 237 Park Avenue Mezzanine Loan and the additional mezzanine debt, (iii) if such mezzanine loan or preferred equity is floating rate, the related borrower is required to obtain an interest rate protection agreement which causes the aggregate debt service coverage ratio immediately following the closing of such mezzanine loan or preferred equity to be not less than 1.10x, (iv) the mezzanine loan or preferred equity is required to have a maturity or final redemption date not earlier than the maturity date of the 237 Park Avenue Whole Loan, (v) entry into a customary intercreditor or preferred equity recognition agreement, (vi) at the reasonable request of the mortgage lender, the 237 Park Avenue Borrower must execute amendments to the 237 Park Avenue Whole Loan documents to reflect the existence of such mezzanine loan(s) or preferred equity; (vii) the mezzanine loan or preferred equity is required to be structured so as not to adversely affect the compliance of the 237 Park Avenue Borrower with special purpose and bankruptcy remoteness criteria ; and (viii) delivery of the Supplemental Interest Reserve Funds.

Release of Property. NYP has a right of first offer to purchase any space that becomes available in the other condominium units at the 237 Park Avenue Property. If NYP exercises its right of first offer to purchase available space, the 237 Park Avenue Borrower is permitted to obtain a release of the lien of the mortgage on the applicable accepted offer space subject to the satisfaction of the conditions set forth in the loan agreement, including, without limitation, satisfaction of the closing conditions under the NYP purchase and sale agreement and the delivery of a collateral assignment of the purchase money note and purchase money mortgage relating to the accepted offer space in substantially the same form as the collateral assignment delivered to lender at loan origination. The 237 Park Avenue Borrower is not required to pay any release price in connection with any such release and is not required to deliver any REMIC opinion in connection therewith.

Terrorism Insurance. So long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect, the 237 Park Avenue Borrower is required to maintain property insurance that includes terrorism coverage in an amount equal to the full replacement cost of the 237 Park Avenue Property (plus 24 months of business interruption coverage), provided that so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. If TRIPRA is not in effect, then provided that terrorism insurance is commercially available, the 237 Park Avenue Borrower is required to carry terrorism insurance throughout the term of the 237 Park Avenue Whole Loan as described in the preceding sentence, but in that event the 237 Park Avenue Borrower is not required to spend more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption insurance required under the related loan documents (without giving effect to the cost of the terrorism components of such insurance). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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A-3-31

MSBAM 2017-C34	9-19 9th Avenue

Mortgage Loan No. 4 – 9-19 9th Avenue

A-3-32

MSBAM 2017-C34	9-19 9th Avenue

 Mortgage Loan No. 4 – 9-19 9th Avenue

9-19 9th Avenue
9-19 9th Avenue
New York, NY 10014
West Side
Garment District
HERALD SQUARE
Jacob Javits Convention Center
Manhattan Center
Macy's
Empire State Building
LONG ISLAND RAILROAD
One Penn Plaza
Herald Center
Manhattan Mall
Madison Square Garden
PENN STATION
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
General Post Office
NJ TRANSIT
HUDSON YARDS
Hudson River Greenway
Port Authority-West 30th Street Midtown Heliport
Highline Elevated Park
Chelsea Park
Fashion Institute of Technology
The Museum at FIT
CUE Art Foundation
Starrett-Lehigh Building
Chelsea
School of Visual Arts Theater
CHELSEA GALLERIES
High Line Elevated Park
Chelsea Waterside Park
Pier 62 Skatepark
Chelsea Art Museum
Clement Clarke Moore Park
MANHATTAN
Madison Square Park
Tiffany & Company
Flatiron Building
Flatiron District
Atlantic Theater Company
The Joyce Theater
Chelsea Piers Sports & Entertainment Complex
IAC Building
Hudson River
Chelsea Market
Google Corporate Office Campus
Pier 57
Meatpacking District
Forbes Galleries
Hudson Park Library
Greenwich Village
West Village
Washington Arch
Washington Square
New York University
NYU School of Law
NYU Skirball Center for the Performing Arts
James J. Walker Park
U.S. Dept of Veterans Affairs
SoHo
PATH
9A
W. 34th St.
W. 23rd St.
W. 14th St.
W. Houston St.
12th Ave.
11th Ave.
10th Ave.
9th Ave.
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Broadway
Greenwich Ave.
Gansevoort St.
Hudson St.
Greenwich St.
Christopher St.
Bleecker St.
West St.
Varick St.
Washington Pl.
Waverly Pl.
QUEENS
BROOKLYN
NEW JERSEY
JERSEY CITY
Hoboken
Weehawken
North Bergen
Union City
Upper West Side
Upper East Side
Central Park
Midtown
East Side
Astoria
Long Island City
Williamsburg
Chelsea
MANHATTAN
Greenwich Village
SoHo
Chinatown
Tribeca
Financial District
Brooklyn Heights
Park Slope

A-3-33

MSBAM 2017-C34	9-19 9th Avenue

Mortgage Loan No. 4 – 9-19 9th Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMF III			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$50,000,000			Location:	New York, NY 10014
Cut-off Date Balance(1):	$50,000,000			General Property Type:	Retail
% of Initial Pool Balance:	4.8%			Detailed Property Type:	Single Tenant
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors:	Robert Cayre; BRE Properties, LLC			Year Built/Renovated:	1920/2017
Mortgage Rate:	4.1310%			Size:	61,038 SF
Note Date:	7/20/2017			Cut-off Date Balance per SF(1):	$1,720
First Payment Date:	9/6/2017			Maturity Date Balance per SF(1):	$1,720
Maturity Date:	8/6/2027			Property Manager:	William Gottlieb Management Co., LLC
Original Term to Maturity:	120 months				(borrower-related)
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI:	$8,420,366
Prepayment Provisions:	LO (26); DEF (90); O (4)			UW NOI Debt Yield(1):	8.0%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	8.0%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	1.91x
Additional Debt Balance(2):	$55,000,000			Most Recent NOI(4):	N/A
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI(4):	N/A
Reserves(3)				3rd Most Recent NOI(4):	N/A
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	100.0% (10/6/2017)
RE Tax:	$128,689	$64,345	N/A	2nd Most Recent Occupancy(5):	N/A
Insurance:	$162,734	$13,562	N/A	3rd Most Recent Occupancy(5):	N/A
Recurring Replacements:	$0	Springing	N/A	Appraised Value (as of):	$202,000,000 (6/23/2017)
TI/LC:	$0	$0	N/A	Cut-off Date LTV Ratio(1):	52.0%
Other:	$0	$0	N/A	Maturity Date LTV Ratio(1):	52.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$105,000,000	100.0%	Loan Payoff:	$60,399,767	57.5%
			Return of Equity:	$41,608,335	39.6%
			Closing Costs:	$2,700,475	2.6%
			Reserves:	$291,423	0.3%
Total Sources:	$105,000,000	100.0%	Total Uses:	$105,000,000	100.0%

(1)	The 9-19 9th Avenue Mortgage Loan (as defined below) is part of the 9-19 9th Avenue Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate principal balance of $105,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 9-19 9th Avenue Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)”, for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Historical NOI is unavailable because the 9-19 9th Avenue Property (as defined below) underwent a substantial redevelopment commencing in 2014 which is expected to be completed in October 2017.

(5)	Most Recent Occupancy includes Restoration Hardware, Inc. (“Restoration Hardware”). Restoration Hardware’s lease commenced in September 2016 and it began paying rent in May 2017. Restoration Hardware has not yet taken occupancy, but has accepted its leased premises and renovation work is expected to be completed in October 2017. Restoration Hardware anticipates opening for business in November 2017. Historical Occupancy is unavailable because the 9-19 9th Avenue Property underwent a substantial redevelopment commencing in 2014.

The Mortgage Loan. The fourth largest mortgage loan (the “9-19 9th Avenue Mortgage Loan”) is part of a whole loan (the “9-19 9th Avenue Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $105,000,000, both of which are secured by a first priority fee mortgage encumbering a retail property located in New York, New York (the “9-19 9th Avenue Property”). Promissory Note A-2 in the original principal amount of $50,000,000 represents the 9-19 9th Avenue Mortgage Loan and will be included in the MSBAM 2017-C34 securitization trust. Promissory Note A-1 in the original principal amount of $55,000,000 (the “9-19 9th Avenue Non-Serviced Pari Passu Companion Loan”) represents the controlling interest in the 9-19 9th Avenue Whole Loan and was contributed to the CGCMT 2017-P8 securitization trust. The 9-19 9th Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the CGCMT 2017-P8 trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-34

MSBAM 2017-C34	9-19 9th Avenue

The Borrower and the Sponsors. The borrower is 9th Avenue Delaware Owner LLC (“9-19 9th Avenue Borrower”), a single-purpose Delaware limited liability company with two independent directors. The loan sponsors and nonrecourse carve-out guarantors are Robert Cayre and BRE Properties, LLC, a Delaware limited liability company. Robert Cayre is the founder of Aurora Capital Associates (“Aurora”). Aurora is a leading owner, developer and operator of premier properties in New York City and major markets throughout the United States. Aurora’s approximately 5.0 million SF portfolio features flagship retail properties, boutique offices and residential buildings. The firm focuses on adding value to assets located on high street retail corridors through repositioning, redevelopment and ground-up construction. Aurora has grown to become one of the largest property owners in Manhattan’s Meatpacking District and SoHo neighborhoods. Currently, Aurora has over 2.0 million SF of construction projects in various stages of development throughout New York City.

Recent development projects include the 215,000 SF Renaissance Marriott New York Midtown, a 150,000 SF mixed-use project on Harlem’s 125th Street anchored by Bed Bath & Beyond and a 150,000 SF mixed-use development featuring Whole Foods in Williamsburg, Brooklyn. Aurora has a significant presence in the Meatpacking District, owning and developing commercial assets such as 61 9th Avenue, 21-27 9th Avenue and Gansevoort Market. BRE Properties, LLC is an entity owned by the Gottlieb family, which also owns William Gottlieb Real Estate. William Gottlieb Real Estate is one the largest real estate companies in Manhattan. Since its founding in the 1950s, William Gottlieb Real Estate has focused on acquiring downtown buildings, warehouses and lots in Greenwich Village, the Meatpacking District and the Lower East Side.

The Property. The 9-19 9th Avenue Property is a recently redeveloped, five-story, 61,038 SF retail building located in Manhattan’s Meatpacking District. The 9-19 9th Avenue Property is 100.0% leased to a wholly-owned subsidiary of Restoration Hardware (NYSE: RH). The 9-19 9th Avenue Property will serve as Restoration Hardware’s New York City flagship location. Restoration Hardware is relocating its flagship store from 935 Broadway in New York’s Flatiron District. According to Restoration Hardware’s Chairman and CEO, Gary Friedman, the New York flagship store is the company’s top-performing store. Originally developed in 1920, the 9-19 9th Avenue Property was previously occupied by Pastis, a restaurant. At the time, the 9-19 9th Avenue Property was two stories and contained approximately 31,000 SF. Now standing five stories tall with frontage along 9th Avenue and Little West 12th Street, the 9-19 9th Avenue Property features finishes that include a refinished brick façade and a glass paneled façade wrapping its upper three stories. The basement space is 10,773 SF, the ground floor is 13,140 SF, the second floor is 12,166 SF, the third floor is 11,094 SF, the fourth floor is 10,947 SF and the fifth floor is 2,918 SF. The basement through fourth floor will primarily consist of furniture display space. The fifth floor will be a rooftop restaurant with an open kitchen and a large covered patio (the patio space is not included in the GLA).

The 9-19 9th Avenue Property is 100.0% leased as of October 6, 2017 by Restoration Hardware. After Restoration Hardware’s 15-year lease was executed in February 2014, redevelopment began at the 9-19 9th Avenue Property. To date, the borrower sponsors have spent in excess of $25.0 million on the redevelopment. Restoration Hardware’s lease commenced in September 2016 and in May 2017, Restoration Hardware commenced paying rent of $8.5 million annually, which will increase at a rate of 6.0% every two years. Restoration Hardware has two 10-year extension options associated with the lease.

Major Tenant.

Restoration Hardware (61,038 SF, 100.0% of NRA, 100.0% of underwritten base rent). Restoration Hardware, founded in 1979, is a retailer in the home furnishings marketplace. Restoration Hardware offers merchandise assortments across a range of categories, including furniture, lighting, textiles, bathware, decor, outdoor and garden furnishings. Restoration Hardware classifies its sales into furniture and non-furniture product lines. The furniture category includes both indoor and outdoor furniture, while the non-furniture category includes lighting, textiles, fittings, fixtures, surfaces, accessories and home decor. Restoration Hardware operates a total of 85 retail galleries, consisting of 50 legacy galleries, six larger format design galleries, eight next generation “design” galleries, one RH Modern Gallery and five RH Baby & Child Galleries; the remaining galleries are waterworks showrooms, outlet stores and retail galleries throughout the United States, Canada and the United Kingdom. Restoration Hardware has been publicly traded since August 2011 and has a market capitalization of approximately $2.3 billion (as of July 26, 2017). Per Restoration Hardware’s January 2017 10-K, the company has reported stockholders’ equity of approximately $919.9 million with liquidity of approximately $87.0 million. Restoration Hardware’s lease commenced in September 2016 and it began paying rent in May 2017. Restoration Hardware has not yet taken occupancy, but has accepted its leased premises and renovation work is expected to be completed in October 2017. Restoration Hardware anticipates opening for business in November 2017. Restoration Hardware has two 10-year extension options

The following table presents a summary regarding the sole tenant at the 9-19 9th Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent(2)	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Restoration Hardware(3)	NR/NR/NR	61,038	100.0%	$9,702,846	100.0%	$158.96	1/31/2032
Subtotal/Wtd. Avg.		61,038	100.0%	$9,702,846	100.0%	$158.96

Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		61,038	100.0%	$9,702,846	100.0%	$158.96

(1)	Information is based on the underwritten rent roll.

(2)	Annual UW Rent and Annual UW Rent PSF reflect average rent steps through the term of the 9-19 9th Avenue Whole Loan. Restoration Hardware is currently paying $8,500,000.

(3)	Restoration Hardware’s lease commenced in September 2016 and it began paying rent in May 2017. Restoration Hardware has not yet taken occupancy, but has accepted its leased premises and renovation work is expected to be completed in October 2017. Restoration Hardware anticipates opening for business in November 2017.

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MSBAM 2017-C34	9-19 9th Avenue

The following table presents certain information relating to the lease rollover schedule at the 9-19 9th Avenue Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(2)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(2)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2030 & Beyond	1	61,038	$158.96	100.0%	100.0%	$9,702,846	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	0.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	61,038	$158.96	100.0%		$9,702,846	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	UW Rent PSF Rolling and Total UW Rent Rolling reflect average rent steps through the term of the 9-19 9th Avenue Whole Loan. Restoration Hardware is currently paying $8,500,000.

The Market. The 9-19 9th Avenue Property is located in New York City’s Meatpacking District, on the far west side of Manhattan, bordered to the north by Chelsea and to the south by the West Village. The appraisal indicated that the 9-19 9th Avenue Property is located within the Greenwich Village submarket. The 9-19 9th Avenue Property is situated along the corner of 9th Avenue and Little West 12th Street, directly adjacent to Catch, a 400-seat, tri-level seafood restaurant, as well as being within walking distance from The High Line Park, the Whitney Museum of American Art and Chelsea Market. The Meatpacking District and Chelsea are home to high-end shopping including Christian Louboutin, Alexander McQueen, Stella McCartney, Hermes, Tory Burch, Patagonia, lululemon, Tesla and Theory. Additionally, both neighborhoods have emerged as destinations for technology, media and creative industry companies, with Google, Twitter, Apple, Samsung and Uber all having a prominent presence. The 9-19 9th Avenue Property features access to public transportation options including the A / C / E subway lines two blocks to the north and one block to the east at 14th Street and 8th Avenue and the 1 / 2 / 3 subway lines two blocks to the north and two blocks to the east at 14th Street and 7th Avenue.

The 9-19 9th Avenue Property is located in the Greenwich Village retail submarket. According to the appraisal, as of the first quarter of 2017, the Greenwich Village retail submarket had a total inventory of 2,700,018 SF, with a vacancy rate of 3.1% and average asking rent of $122.39 per SF. According to a market report, the 2017 population within a one-, three- and five-mile radius of the 9-19 9th Avenue Property was 138,112, 1,100,771 and 2,412,260, respectively. Additionally, the 2017 median household income within a one-, three- and five-mile radius of the 9-19 9th Avenue Property was $116,432, $95,725 and $82,394, respectively.

The following table presents rental comparables with respect to the 9-19 9th Avenue Property as identified in the appraisal:

Comparable Rentals Summary
Property Name/Location	Year Built	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
115-121 Wooster Street New York, NY	1900	7,875	Ted Baker	7,875	Jan. 16	10.0	$235.00	Net
46 Gansevoort Street New York, NY	1941	10,000	Hermes	10,000	Jan. 18	10.0	$284.00	Net
424 Broome Street New York, NY	1900	4,100	Indochino	4,100	Jun. 16	5.0	$275.00	Net
810 Washington Street New York, NY	1940	2,125	Intermix	2,125	Sep. 16	10.0	$225.00	Triple Net
32 Gansevoort Street New York NY	1910	10,100	Sweetgreen	1,915	Aug. 16	10.0	$240.00	Triple Net
803 Broadway New York, NY	1930	115,000	Brooklyn Industries	2,400	May 17	9.0	$200.00	Triple Net

Source: Appraisal.

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MSBAM 2017-C34	9-19 9th Avenue

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the 9-19 9th Avenue Property:

Cash Flow Analysis(1)
	UW	UW PSF
Base Rent(2)	$9,702,846	$158.96
Total Recoveries	$0	$0.00
Other Income	$0	$0.00
Less Vacancy & Credit Loss	($291,085)	($4.77)
Effective Gross Income	$9,411,761	$154.20
Total Operating Expenses	$991,395	$16.24
Net Operating Income	$8,420,366	$137.95
Capital Expenditures	$6,104	$0.10
TI/LC	$0	$0.00
Net Cash Flow	$8,414,262	$137.85

Occupancy %(3)	97.0%
NOI DSCR(4)	1.91x
NCF DSCR(4)	1.91x
NOI Debt Yield(4)	8.0%
NCF Debt Yield(4)	8.0%

(1)	Historical information is unavailable because the 9-19 9th Avenue Property underwent a substantial redevelopment commencing in 2014.

(2)	Base Rent reflects average rent steps through the term of the 9-19 9th Avenue Whole Loan. Restoration Hardware is currently paying $8,500,000.

(3)	UW Occupancy % is based on underwritten economic occupancy which is based on the vacancy rate in place at 9-19 9th Avenue Property.

(4)	Debt service coverage ratios and debt yields are based on the 9-19 9th Avenue Whole Loan.

Escrows and Reserves. At origination, the 9-19 9th Avenue Borrower deposited $162,734 for insurance premiums and $128,689 for taxes. 9-19 9th Avenue Borrower is required to escrow monthly an amount equal to: (i) 1/12th of the estimated annual tax payments (currently $64,345) and (ii) 1/12th of the estimated annual insurance premiums (currently $13,562) and (iii) $509 monthly into an escrow for replacement reserves, provided that, so long as no event of default exists under the 9-19 9th Avenue Whole Loan, the 9-19 9th Avenue Borrower continues to maintain the 9-19 9th Avenue Property in accordance with the Restoration Hardware lease, the Restoration Hardware lease is in full force and effect and Restoration Hardware is maintaining the 9-19 9th Avenue Property in accordance with its lease, deposits into the replacement reserve will be suspended. The ongoing replacement reserve is currently suspended.

Lockbox and Cash Management. The 9-19 9th Avenue Whole Loan is structured with a hard lockbox and in-place cash management. The 9-19 9th Avenue Mortgage Loan documents require the tenant, pursuant to a tenant direction letter, to pay rent directly to the lockbox account and require that all other money received by the 9-19 9th Avenue Borrower with respect to the 9-19 9th Avenue Property be deposited within two business days into such lockbox account. The lockbox account will be swept on each business day into a lender-controlled cash management account. All funds in the cash management account are required to be used to pay debt service, fund required reserves and pay operating expenses. During a Sweep Event Period (as defined below), following the payment of debt service, funding of required reserves and payment of operating expenses, all remaining amounts will be deposited in the excess cash flow reserve account and held as additional collateral for the 9-19 9th Avenue Mortgage Loan and used for extending the Major Tenant’s (as defined below) lease or re-tenanting the 9-19 9th Avenue Property, provided, however, that in the case of a Sweep Event Period attributable to clause (ii) of the definition of Major Tenant Trigger Event Period (as defined below), other than during that last 36 months of the term of the 9-19 9th Avenue Mortgage Loan, so long as the Major Tenant is paying its rent as required under its lease, the amount of excess cash flow to be transferred to the related major tenant reserve will be limited to $30.00 per SF, capped at $19,200,000 (the “Dark Sweep Cap Conditions”), or in the case of a Major Tenant Trigger Event Period in clause (iii) of that definition, so long as the Major Tenant is paying its rent as required under its lease, the amount of the excess cash flow that will be transferred to the related major tenant reserve will be capped at (x) $10,000,000 for an aggregate sublet of between 30.0% and 50.0% of the Major Tenant’s leased space or (y) $19,200,000 for an aggregate sublet of greater than 50.0% of the Major Tenant’s leased space (the “Sublease Cap Conditions”). If no Sweep Event Period is continuing, following the payment of debt service, funding of required reserves and payment of operating expenses, all remaining amounts will be released to the 9-19 9th Avenue Borrower’s account.

A “Sweep Event Period” will (i) commence upon the occurrence of an event of default under the 9-19 9th Avenue Mortgage Loan and continue until such event of default is cured (so long as no other Sweep Event Period is in effect), (ii) commence upon the date the debt service coverage ratio of the 9-19 9th Avenue Property (based on the trailing 12 calendar months and as determined by the lender) is less than 1.20x, and continue until the date the debt service coverage ratio of the 9-19 9th Avenue Property (based on the trailing 12 calendar months and as determined by the lender) is equal to or greater than 1.30x for two consecutive calendar quarters (so long as no other Sweep Event Period is in effect) and (iii) exist during any Major Tenant Trigger Event Period.

A “Major Tenant Trigger Event Period” occurs upon Restoration Hardware, or any tenant occupying Restoration Hardware’s space at the 9-19 9th Avenue Property (each, a “Major Tenant”), (i) defaulting beyond any applicable cure or grace period under its lease and continuing until (a) a Major Tenant Re-Tenanting Event (as defined below) has occurred or (b) the related default has been cured, (ii) going dark or otherwise ceasing operations in its leased space at the 9-19 9th Avenue Property and continuing until (a) a Major Tenant Re-Tenanting Event has occurred, (b) the applicable Major Tenant has resumed normal business operations in any of its space for a period of two consecutive calendar quarters or (c) the Dark Sweep Cap Conditions have been satisfied, (iii) subletting more than 30.0% of its leased space in the aggregate (other than a sublease to (a) an operator for a café at the 9-19 9th Avenue Property or (b) a sublessee that has (x) a credit rating of “BB” (or its equivalent) or better by a nationally recognized rating agency or (y) a net worth greater than the greater of $919,869,000 or the Major Tenant’s net worth the date of the sublease) and continuing until (a) such qualifying subleases

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MSBAM 2017-C34	9-19 9th Avenue

have terminated and a Major Tenant is then open for business in the related subleased space for a period of two consecutive calendar quarters or (b) the Sublease Cap Conditions have been satisfied, (iv) becoming a debtor in any bankruptcy or other insolvency proceeding and continuing until (a) a Major Tenant Re-Tenanting Event has occurred or (b) the related bankruptcy or insolvency proceeding has terminated and the Major Tenant lease has been affirmed, in each case, in a manner satisfactory to the lender, or (v) terminating or canceling its lease (or the lease failing or ceasing to be in full force and effect), or giving notice of, or commencing a legal proceeding asserting and continuing until (a) a Major Tenant Re-Tenanting Event has occurred or (b) any applicable default has been cured and such Major Tenant lease has been in full force and effect for a period of two consecutive calendar quarters, any of the foregoing.

A “ Major Tenant Re-Tenanting Event” means that the lender has received satisfactory evidence that the applicable Major Tenant space has been leased to one or more reasonably satisfactory replacement Major Tenants, each pursuant to a reasonably satisfactory replacement lease for a term of no less than five years and otherwise on terms and conditions reasonably acceptable to the lender, that each such Major Tenant has accepted occupancy of its premises, open for business and is paying full, unabated rent (or sufficient additional funds are deposited with the lender to pay for such abatement periods) pursuant to the terms of the related lease or leases, and that all tenant improvement costs and leasing commissions provided in each such replacement lease have been paid (or sufficient additional funds as reasonably determined by the lender are deposited with the lender to pay for such costs), and a satisfactory estoppel certificate from each such replacement Major Tenant affirming the foregoing.

Additional Secured Indebtedness (not including trade debts). The 9-19 9th Avenue Property also secures the 9-19 9th Avenue Non-Serviced Pari Passu Companion Loan, which has a Cut-off Date principal balance of $55,000,000. The 9-19 9th Avenue Non-Serviced Pari Passu Companion Loan accrues interest at the same rate as the 9-19 9th Avenue Mortgage Loan. The 9-19 9th Avenue Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the 9-19 9th Avenue Non-Serviced Pari Passu Companion Loan. The holders of the 9-19 9th Avenue Mortgage Loan and the 9-19 9th Avenue Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the 9-19 9th Avenue Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 9-19 9th Avenue Borrower is required to obtain terrorism insurance for domestic and foreign acts of terrorism (as defined in the Terrorism Risk Insurance Program Reauthorization Act of 2007 as amended or replaced) in an amount equal to the full replacement cost of the 9-19 9th Avenue Property and business interruption insurance required under the 9-19 9th Avenue Whole Loan documents.

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A-3-39

MSBAM 2017-C34	OKC Outlets

Mortgage Loan No. 5 – OKC Outlets

A-3-40

MSBAM 2017-C34	OKC Outlets

Mortgage Loan No. 5 – OKC Outlets

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MSBAM 2017-C34	OKC Outlets

Mortgage Loan No. 5 – OKC Outlets

Piedmont
Edmond
Jones
Yukon
Bethany
Spencer
OKLAHOMA CITY
Choctaw
Midwest City
Del City
Mustang
Moore
Tuttle
Newcastle
Norman
Lake Thunderbird
H.E. Bailey Tpke
Turner Tpke
Quail Springs Mall
John Kilpatrick Turnpike
Mercy Health Center
Oklahoma Heart Hospital
Quail Springs Marketplace
NW 122nd St.
Pat Murphy Park
Lake Hefner Pkwy
N. May Ave.
N. Pennsylvania Ave.
N. Western Ave.
AMTRAK
Lake Hefner
The Village
Broadway Extension
Walter M. Harrison Park
NW Grand Blvd.
Nichols Hills
Wiley Post Airport
NW 63rd St.
OKLAHOMA CITY
John Kilpatrick Turnpike
Stinchcomb Wildlife Refuge
N. Council Rd.
N. Rockwell
Dolese Youth Park
Deaconess Hospital
Integris Baptist Medical Center
Penn Square Mall
NW 50th St.
SW Coll. of Christian Ministry
Southern Nazarene University
NW 39th Expwy.
NW 36th St.
OKLAHOMA COUNTY
N. Classen Blvd.
N. Western Ave.
N. Walker Ave.
N. Lincoln Blvd.
Lake Overholser
Bethany
N. MacArthur Blvd.
N. Meridian Ave.
N. Portland Ave.
Oklahoma City University
State Capitol
Columbia Bethany Hospital
NW 23rd St.
OKC Outlets
7624 West Reno Avenue
Oklahoma City, OK 73127
N. May Ave.
NW 16th St.
Oklahoma Heritage Museum
OU Medical Center
Royal Oaks
Purdue Place
Corbin Hills
NW 10th St.
St. Anthony Hospital
OKC National Memorial
CANADIAN COUNTY
Briarwood Estates
State Fair Park
Downtown
Greenvale
Manwell Acres
Devon Tower
Seagate Technology
Westgate Marketplace
W. Reno Ave.
Myriad Botanical Gardens/Cox Conv. Center
BJ's
Walmart
Chesapeake Arena
Westbury
DICK'S Sporting Goods
The Home Depot
Oak Grove
Boecking Acres
Dell OKC Campus
SW 15th St.
Chickasaw Bricktown Ballpark
Westbury South
SW 25th St.
AMTRAK
South Pointe Estates
S. County Line Rd.
S. Council Rd.
SW 29th St.
S. MacArthur Blvd.
S. Meridian Ave.
S. Portland Ave.
SW 29th St.
Hobby Lobby Headquarters
SW Grand Blvd.
Integris Southwest Medical Ctr.
SW 44th St.
SW 44th St.
S. Morgan Rd.
Newcastle Rd.
Will Rogers World Airport
S. May Ave.
S. Penn. Ave.
S. Western Ave.
S. Santa Fe Ave.
S. Shields Blvd.
Mustang

A-3-42

MSBAM 2017-C34	OKC Outlets

Mortgage Loan No. 5 – OKC Outlets

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	KeyBank			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$49,500,000			Location:	Oklahoma City, OK 73127
Cut-off Date Balance(1):	$49,500,000			General Property Type:	Retail
% of Initial Pool Balance:	4.7%			Detailed Property Type:	Outlet Center
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Singerman Real Estate			Year Built/Renovated:	2011/2012-2013
Mortgage Rate:	4.1800%			Size:	393,793 SF
Note Date:	4/28/2017			Cut-off Date Balance per SF(1):	$220
First Payment Date:	6/1/2017			Maturity Date Balance per SF(1):	$220
Maturity Date:	5/1/2022			Property Manager:	AYA Management Services, LLC
Original Term to Maturity:	60 months
Original Amortization Term:	0 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	5 months			UW NOI:	$9,649,018
Prepayment Provisions:	LO (29); DEF (25); O (6)			UW NOI Debt Yield(1):	11.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	11.2%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	2.41x
Additional Debt Balance(2):	$37,000,000			Most Recent NOI:	$10,265,107 (3/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$10,268,149 (12/31/2016)
Reserves(3)				3rd Most Recent NOI:	$9,390,490 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	93.3% (6/1/2017)
RE Tax:	$511,766	$102,353	N/A	2nd Most Recent Occupancy:	97.1% (1/1/2016)
Insurance:	$14,559	$14,559	N/A	3rd Most Recent Occupancy:	100.0% (1/1/2015)
Recurring Replacements:	$0	$8,213	$295,685	Appraised Value (as of):	$144,300,000 (3/24/2017)
TI/LC:	$0	$41,067	N/A	Cut-off Date LTV Ratio(1):	59.9%
Other:	$2,926,196	$0	N/A	Maturity Date LTV Ratio(1):	59.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$86,500,000	64.9%	Purchase Price:	$128,625,000	96.5%
Borrower Equity:	$46,785,586	35.1%	Reserves:	$3,452,521	2.6%
			Closing Costs:	$1,208,065	0.9%
Total Sources:	$133,285,586	100.0%	Total Uses:	$133,285,586	100.0%

(1)	The OKC Outlets Mortgage Loan (as defined below) is part of the OKC Outlets Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate principal balance of $86,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the OKC Outlets Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The fifth largest mortgage loan (the “OKC Outlets Mortgage Loan”) is part of a whole loan (the “OKC Outlets Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $86,500,000, which are secured by a first priority fee mortgage encumbering a 393,793 SF regional retail outlet center in Oklahoma City, Oklahoma (the “OKC Outlets Property”). Promissory Note A-1 in the original principal amount of $49,500,000 represents the OKC Outlets Mortgage Loan and will be included in the MSBAM 2017-C34 securitization trust. Promissory Note A-2 in the original principal amount of $37,000,000 represents the serviced pari passu companion loan (“OKC Outlets Serviced Pari Passu Companion Loan”). The OKC Outlets Serviced Pari Passu Companion Loan was included in the UBS 2017-C3 securitization trust. The OKC Outlets Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2017-C34 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the OKC Outlets Whole Loan, together with $46,785,586 of borrower equity, were used to acquire the OKC Outlets Property, fund reserves and pay closing costs.

A-3-43

MSBAM 2017-C34	OKC Outlets

The Borrower and the Sponsor. The borrower is OKC Outlets I, LLC (the “OKC Outlets Borrower”), a single-purpose Delaware limited liability company with two independent directors. The borrower sponsor is Singerman Real Estate, a Chicago-based real estate investment firm led by Seth Singerman. Seth Singerman was formerly a Managing Director at GEM Realty Capital before founding Singerman Real Estate in 2010. Since formation, Singerman Real Estate has led and sourced over $2.0 billion of direct investments. The OKC Outlets Borrower is 41.98% owned by the Ohio Public Employees Retirement System, the largest state pension fund in Ohio and the 12th largest public retirement system in the United States. The nonrecourse carve-out guarantors, SRE Opportunity Fund II, L.P. and SRE Opportunity Fund II-A, L.P., report on a combined basis liquidity of approximately $8.8 million, real estate assets of approximately $159.7 million and total assets of approximately $171.9 million as of December 31, 2016. The funds have a combined net worth of approximately $129.7 million. The fund is capitalized primarily by university endowment funds, foundations, state pension funds, family funds, and money management firms.

The Property. The OKC Outlets Property is a 393,793 SF regional retail outlet center located in Oklahoma City, Oklahoma County, Oklahoma, approximately 6.5 miles west of the Oklahoma City central business district. Situated on a 42.18-acre site, the OKC Outlets Property consists of 10 buildings developed in three phases, with the primary phase developed in 2011 and subsequent phases developed between 2012 and 2013. The OKC Outlets Property has 1,963 surface parking spaces (approximately 5.0 per 1,000 SF). As of June 1, 2017, the OKC Outlets Property is 93.3% occupied by 91 tenants and a BJ’s Restaurant outparcel, with no tenant representing more than 3.6% of the NRA. The OKC Outlets Property is leased to primarily national or regional tenants, the largest of which include Nike Factory Store (3.6% of NRA; 3.4% of underwritten rent), Forever 21 (3.1% of NRA; 4.0% of underwritten rent), Old Navy (2.8% of NRA; 2.3% of underwritten rent), Polo Ralph Lauren (2.6% of NRA; 0.0% of underwritten rent) and Columbia Sportswear (2.2% of NRA; 2.5% of underwritten rent). Since 2012, the OKC Outlets Property has had an average occupancy of 98.2%. As of the year-end 2016, the OKC Outlets Property reported total sales for tenants with at least 12 months of sales data of approximately $137.9 million, with average sales of $388 PSF and a weighted average occupancy cost of 12.2%.

Major Tenants.

Nike Factory Store (14,013 SF, 3.6% of NRA, 3.4% of underwritten rent). Founded in 1967, NIKE, Inc. (“NIKE”) is the largest seller of athletic footwear and apparel in the world, specializing in the design, development and worldwide marketing and selling of athletic footwear, apparel, equipment, accessories and services. With the world headquarters located in Beaverton, Oregon, the company has 70,700 employees as of May 31, 2016, and operates 1,045 stores throughout the world, of which 784 are factory outlet stores. NIKE generated approximately $32.4 billion in annual revenue for fiscal year 2016. NIKE is traded on the New York Stock Exchange under the ticker symbol NKE. Nike Factory Store has been at the OKC Outlets Property since the center opened in 2011, occupies 14,013 SF under a lease expiring in January 2022 and currently pays $22.50 PSF in base rent. Nike Factory Outlet has two, five-year renewal options remaining and no termination options.

Forever 21 (12,071 SF, 3.1% of NRA, 4.0% of underwritten rent). Headquartered in Los Angeles, California, Forever 21 is an American fashion retailer of women’s and men’s clothing and accessories. Forever 21 is the fifth largest specialty retailer in the United States, primarily marketing to teens and young shoppers. The average Forever 21 store is 38,000 SF. Forever 21 has been at the OKC Outlets Property since 2014 and currently occupies 12,071 SF under a lease expiring in January 2025. Under its current lease, Forever 21 pays $30.33 PSF in base rent with 3.0% annual rent increases and no renewal options. Forever 21 has a termination option if gross sales are less than $2.5 million during the fourth lease year (ending 7/31/2018).

Old Navy (10,869 SF, 2.8% of NRA, 2.3% of underwritten rent). Founded in 1994, Old Navy is an American fashion retailer of men’s, women’s and children’s apparel and accessories with over 1,000 stores around the world. Old Navy is a division of Gap Inc., which is a worldwide apparel retail company that offers its products under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands in approximately 3,700 stores. Gap Inc. is currently traded on the New York Stock Exchange under the ticker symbol GPS. Old Navy has been at the OKC Outlets Property since November 2016, currently occupies 10,869 SF under a lease expiring in January 2022 and pays $19.00 PSF in base rent. Old Navy has two five-year renewal options remaining and no termination options.

Polo Ralph Lauren (10,191 SF, 2.6% of NRA, 0.0% of underwritten rent). Ralph Lauren Corporation (“Ralph Lauren”) is a global designer, marketer and distributor of premium lifestyle products in apparel, home, accessories and fragrances. Ralph Lauren offers its products internationally through its brand that includes Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children, Denim & Supply Ralph Lauren, Chaps and Club Monaco, among others. Ralph Lauren is currently traded on the New York Stock Exchange under the ticker symbol RL. Polo Ralph Lauren has been at the OKC Outlets Property since the center opened in 2011 and currently occupies 10,191 SF under a lease expiring in August 2021. Polo Ralph Lauren pays percentage rent equal to 3.0% of gross sales up to and including $500 PSF, plus 2.0% of gross sales in excess of $500 PSF up to and including $1,000 PSF, plus 1.0% of gross sales in excess of $1,000 PSF. Polo Ralph Lauren has four five-year renewal options remaining and an option to terminate its lease if gross sales are less than or equal to $500 PSF during the seventh year (ended 8/4/2018) and each year thereafter.

Columbia Sportswear (8,532 SF, 2.2% of NRA, 2.5% of underwritten rent). Headquartered in Portland, Oregon, Columbia Sportswear (“Columbia”) is a global apparel, footwear, accessories and equipment company that designs, develops, markets and distributes active outdoor and lifestyle products under the brands Columbia, SOREL, Mountain Hardwear, prAna and Pacific Trail. Columbia went public in 1998 and is traded on the NASDAQ under the ticker symbol COLM. Columbia has been a tenant at the OKC Outlets Property since November 2012 and currently occupies 8,532 SF under a lease expiring in January 2023. Under its current lease, Columbia pays $26.35 PSF in base rent with approximate annual rent increases of 3.0% and no renewal options. Columbia has a termination option if gross sales are less than $325 PSF during the fifth lease year (ending 11/6/2017).

A-3-44

MSBAM 2017-C34	OKC Outlets

The following table presents certain information relating to the leases at the OKC Outlets Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	Annual UW Rent PSF(3)	App. % of Total Annual UW Rent	2016 Sales PSF(4)	2016 Occ. Cost %(5)	Lease Expiration
Major Tenants
Nike Factory Store	NR/A1/AA-	14,013	3.6%	$315,293	$22.50	3.4%	$942	2.4%	1/31/2022
Forever 21(6)	NR/NR/NR	12,071	3.1%	$366,064	$30.33	4.0%	$190	17.1%	1/31/2025
Old Navy	BB+/Baa2/BB+	10,869	2.8%	$206,511	$19.00	2.3%	NAV	NAV	1/31/2022
Polo Ralph Lauren(7)(8)	NR/A2/A	10,191	2.6%	$0	$0.00	0.0%	$517	3.0%	8/31/2021
Columbia Sportswear(9)	NR/NR/NR	8,532	2.2%	$224,825	$26.35	2.5%	$279	14.7%	1/31/2023
Under Armour	NR/Baa2/BB+	8,387	2.1%	$251,610	$30.00	2.7%	$826(10)	4.8%(10)	6/30/2027
Gap Outlet	BB+/Baa2/BB+	8,303	2.1%	$105,033	$12.65	1.1%	$445	4.8%	8/31/2021
American Eagle Outfitters	NR/NR/NR	8,294	2.1%	$197,480	$23.81	2.2%	$435	7.6%	1/31/2018
Subtotal/Wtd. Avg.(8)		80,660	20.5%	$1,666,815	$23.65	18.2%

In-Line Tenants (< 8,000 SF)		286,566	72.8%	$7,498,082	$27.35	81.8%
Total Occupied(8)		367,226	93.3%	$9,164,898	$26.59	100.0%
Vacant Space		26,567	6.7%
Total/Wtd. Avg.(11)		393,793	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Historical sales information is based on tenants that report sales.

(5)	2016 Occupancy Cost % calculations are based on Annual UW Rent plus reimbursements, divided by sales from the respective year.

(6)	Forever 21 has the option to terminate its lease if gross sales are less than $2.5 million during the fourth lease year (ended 7/31/2018).

(7)	Polo Ralph Lauren has the option to terminate its lease if gross sales are less than or equal to $500 PSF during any lease year after the fifth year (ended 8/4/2016).

(8)	Polo Ralph Lauren and three other In-Line Tenants pay percentage rent in lieu of base rent. Wtd. Avg. Annual UW Rent PSF excludes the SF for these tenants.

(9)	Columbia Sportswear has the option to terminate its lease if gross sales are less than $325 PSF during the fifth lease year (ending 11/6/2017).

(10)	Under Armour’s 2016 Sales PSF and 2016 Occ. Cost reflect 2016 square footage amount of 6,385 prior to an expansion in 2017 for an additional 2,002 SF.

(11)	Total Tenant SF excludes BJ’s Restaurant, which is a ground lease tenant; however, its rent is included in the Annual UW Rent.

The following table presents historical sales information at the OKC Outlets Property:

Historical Sales Summary(1)
	2014		2015		2016
Tenant	Sales ($)	Sales PSF	Sales ($)	Sales PSF	Sales ($)	Sales PSF	Occ. Cost %(2)
Nike Factory Store	$11,098,558	$792	$11,683,986	$834	$13,206,036	$942	2.4%
Forever 21	NAV	NAV	$2,348,967	$195	$2,288,504	$190	17.1%
Polo Ralph Lauren	$5,066,083	$497	$5,191,288	$509	$5,273,691	$517	3.0%
Columbia Sportswear	$2,059,750	$241	$2,173,796	$255	$2,382,109	$279	14.7%
Under Armour(3)	$5,556,380	$870	$5,275,837	$826	$5,270,824	$826	4.8%
Gap Outlet	$4,403,444	$530	$3,925,104	$473	$3,690,970	$445	4.8%
American Eagle Outfitters	$3,039,577	$366	$3,243,919	$391	$3,611,312	$435	7.6%
Other In-Line Tenants	$92,029,318	$343	$93,515,147	$333	$102,163,579	$355	13.2%
Total/Wtd. Avg.(4)	$123,253,110	$380	$127,358,044	$365	$137,887,025	$388	12.2%

(1)	Comparable tenant sales are based on tenants with at least 12 months of sales data. Major Tenant Old Navy is not shown since the tenant took occupancy in November 2016.

(2)	Occ. Cost % calculations are based on Annual UW Rent plus reimbursements, divided by sales from the respective year.

(3)	Under Armour’s 2016 Sales PSF and 2016 Occ. Cost % reflect old square footage amount of 6,385 prior to an expansion in 2017 for an additional 2,002 SF.

(4)	Total Sales ($) and Sales PSF include BJ’s Restaurant sales and 8,500 SF of tenant-owned collateral.

A-3-45

MSBAM 2017-C34	OKC Outlets

The following table presents certain information relating to the lease rollover schedule at the OKC Outlets Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Annual UW Rent PSF Rolling(3)	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	1	5,985	1.5%	1.5%	$22.50	$134,663	1.5%	1.5%
2018	8	29,066	7.4%	8.9%	$23.76	$540,138	5.9%	7.4%
2019	3	6,720	1.7%	10.6%	$22.00	$147,836	1.6%	9.0%
2020	1	1,888	0.5%	11.1%	$30.00	$56,640	0.6%	9.6%
2021	36	139,832	35.5%	46.6%	$25.05	$3,247,843	35.4%	45.0%
2022	18	86,794	22.0%	68.6%	$23.89	$1,929,450	21.1%	66.1%
2023	3	17,196	4.4%	73.0%	$25.34	$435,758	4.8%	70.8%
2024	4	9,656	2.5%	75.5%	$31.72	$306,274	3.3%	74.2%
2025	6	28,907	7.3%	82.8%	$34.21	$988,822	10.8%	85.0%
2026	5	20,425	5.2%	88.0%	$28.07	$573,417	6.3%	91.2%
2027	4	17,140	4.4%	92.3%	$27.56	$472,300	5.2%	96.4%
2028 & Beyond(4)	3	3,617	0.9%	93.3%	$26.75	$331,756	3.6%	100.0%
Vacant	0	26,567	6.7%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	92	393,793	100.0%		$26.59	$9,164,898	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space as well as the spaces for the tenants paying percentage rent only: Polo Ralph Lauren, Coach, Toys “R” Us and ECCO Outlet.

(4)	SF Rolling and Annual UW Rent PSF Rolling exclude BJ’s Restaurant SF and rent, which is a ground lease tenant; however, its rent is included in the Total UW Rent Rolling.

The Market. The OKC Outlets Property is located in Oklahoma City, Oklahoma, approximately 6.5 miles west of the Oklahoma City central business district. According to the appraisal, Oklahoma City has a diverse economy driven largely by major industries such as energy, government, aviation and aerospace, healthcare, and professional and business services. The subject neighborhood is primarily dominated by retail uses, including a Walmart Supercenter anchored power center, followed by industrial development. The OKC Outlets Property is located within the northeast quadrant of Interstate 40 and South Council Road, with visibility and access off Interstate 40, which has a traffic count of over 75,000 vehicles per day. Interstate 40 provides the OKC Outlets Property with nearby access to Interstate 44, which is a primary northeast-southwest regional thoroughfare for the state of Oklahoma, and Interstate 35, which is a primary north-south regional thoroughfare that travels north to Wichita, Kansas and south to Dallas, Texas. The OKC Outlets Property is the only regional outlet center in the state of Oklahoma, with the next closest regional outlet center located over 200 miles away in suburban Dallas, Texas.

According to a third party market research report, the estimated 2016 population within a 10-, 25- and 50-mile radius of the OKC Outlets Property was 543,497, 1,206,992 and 1,481,306, respectively. Population is projected to increase within the same radii over the next five years at above average annual rates of 1.7%, 1.7% and 1.6%, respectively. The estimated 2016 average household income within a 10-, 25- and 50-mile radius of the OKC Outlets Property was $64,651, $72,878 and $70,822, respectively.

According to a third party market research report, the OKC Outlets Property is part of the greater Oklahoma City retail market and within the Oklahoma County (retail) submarket. As of the second quarter of 2017, the Oklahoma City retail market contained 8,876 properties totaling approximately 89.7 million SF, with an overall vacancy rate of 5.6% and average rental rates of $12.42 PSF. The Oklahoma City retail power center market is comprised of 15 properties totaling approximately 6.3 million SF, with an overall vacancy rate of 2.8% and average rental rates of $14.01 PSF. The Oklahoma County submarket is comprised of 11 retail power center properties totaling 4.7 million SF, with a vacancy rate of 2.9% and average rental rates of $13.53 PSF.

The following table presents leasing data at certain competitive properties with respect to the OKC Outlets Property:

Competitive Property Summary
Property Name/Address	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject
OKC Outlets 7624 West Reno Avenue Oklahoma City, OK	Outlet Center	2011/2012-2013	393,793	93.3%(1)	Nike Factory Store, Forever 21, Old Navy, Polo Ralph Lauren	─
Penn Square Mall 1901 Northwest Expressway Oklahoma City, OK	Super Regional Mall	1960/1982, 1988, 1995, 2000, 2007, 2013	1,062,590	97.0%	Dillard’s, JCPenney, Macy’s, Dillard’s Men’s	10 miles
Quail Springs Mall 2501 West Memorial Road Oklahoma City, OK	Super Regional Mall	1980/1998	1,114,927	88.0%	Dillard’s, JCPenney, Von Maur	12 miles
Sooner Mall 3301 West Main Street Norman, OK	Super Regional Mall	1975/2000	487,774	99.0%	Dillard’s, JCPenney, Sears	20 miles
Spring Creek Village 1189-1489 East 15th Street Edmond, OK	Lifestyle Center	1999/2018 (proposed)	74,074	87.0%	Ann Taylor LOFT, Chico’s, JoS. A. Bank, Talbot’s	18 miles
Classen Curve & Nichols Hills Plaza 5825 Northwest Grand Boulevard Oklahoma City, OK	Lifestyle Center	2009/2017	282,000	98.0%	Whole Foods, Trader Joe’s, West Elm, Anthropologie	11 miles

Source: Appraisal.

(1)	Information is based on the underwritten rent roll as of June 1, 2017.

A-3-46

MSBAM 2017-C34	OKC Outlets

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the OKC Outlets Property:

Cash Flow Analysis
	2014	2015	2016	3/31/2017 TTM	UW	UW PSF
Base Rent(1)	$8,048,464	$8,317,286	$9,410,498	$9,450,336	$9,829,535	$24.96
Percentage Rent(2)	$812,305	$766,944	$821,910	$704,851	$805,512	$2.05
Total Recoveries	$3,068,658	$3,189,933	$3,328,189	$3,270,259	$3,708,371	$9.42
Other Income	$1,200,374	$1,498,512	$1,170,872	$1,182,904	$1,174,073	$2.98
Less Vacancy & Credit Loss	$0	$0	$0	$0	($990,794)	($2.52)
Effective Gross Income	$13,129,801	$13,772,675	$14,731,469	$14,608,350	$14,526,696	$36.89
Total Expenses	$3,988,820	$4,382,185	$4,463,320	$4,343,243	$4,877,678	$12.39
Net Operating Income	$9,140,981	$9,390,490	$10,268,149	$10,265,107	$9,649,018	$24.50
Capital Expenditures	$0	$0	$0	$0	$100,573	$0.26
TI/LC	$0	$0	$0	$0	$718,912	$1.83
Net Cash Flow	$9,140,981	$9,390,490	$10,268,149	$10,265,107	$8,829,533	$22.42

Occupancy %(3)	98.7%	100.0%	97.1%	93.3%	93.6%
NOI DSCR(4)	2.49x	2.56x	2.80x	2.80x	2.63x
NCF DSCR(4)	2.49x	2.56x	2.80x	2.80x	2.41x
NOI Debt Yield(4)	10.6%	10.9%	11.9%	11.9%	11.2%
NCF Debt Yield(4)	10.6%	10.9%	11.9%	11.9%	10.2%

(1)	UW Base Rent includes $664,637 of grossed up vacant space, rent steps through December 2017 totaling $23,598 and a mark-to-market adjustment based on the appraiser’s concluded market rent totaling $12,780.

(2)	The following tenants pay percentage rent in lieu of base rent: Polo Ralph Lauren, Coach, Toys “R” Us and ECCO Outlet.

(3)	Occupancy % for 2014, 2015 and 2016 are as of January 1 of each respective year. 3/31/2017 TTM Occupancy % is as of the underwritten rent roll dated June 1, 2017. UW Occupancy % represents economic occupancy.

(4)	The debt service coverage ratios and debt yields are based on the OKC Outlets Whole Loan.

Escrows and Reserves. At origination, the OKC Outlets Borrower deposited (i) $511,766 into a real estate tax escrow, (ii) $14,559 into an insurance escrow, (iii) $2,250,000 into a capital improvements reserve, (iv) $527,386 into a reserve for outstanding tenant improvements, and (v) $148,810 into a rent reserve for tenants who have executed leases but have not begun paying rent. On a monthly basis the OKC Outlets Borrower is required to deposit (i) 1/12 of the annual estimated tax payments into a real estate escrow, which currently equates to $102,353, (ii) 1/12 of the annual estimated insurance premiums into an insurance escrow, which currently equates to $14,559, (iii) $8,213 for replacement reserves, capped at $295,685, and (iv) $41,067 for TI/LC reserves.

Lockbox and Cash Management. The OKC Outlets Whole Loan is structured with a hard lockbox and springing cash management. The OKC Outlets Borrower is required to direct all tenants to deposit all rents and other revenue directly into the lockbox account controlled by the lender. Notwithstanding the foregoing, the OKC Outlets Borrower and property manager are required to deposit all revenues received into the lockbox account within two business day of receipt. For so long as a Cash Sweep Period (as defined below) does not exist, all funds in the lockbox account will be transferred to an account controlled by the OKC Outlets Borrower. Upon the occurrence and continuance of a Cash Sweep Period, all sums on deposit in the lockbox account are required to be swept on a daily basis into a cash management account for the payment of, among other things, debt service, monthly escrows and property operating expenses pursuant to an annual approved budget.

A	“Cash Sweep Period” will:

(i)	commence upon the occurrence of an event of default and continue until such event of default is cured;

(ii)	commence upon the occurrence of (a) any bankruptcy action of the OKC Outlets Borrower and continue for the life of the OKC Outlet Whole Loan (in no event will a Cash Sweep Period due to a bankruptcy action of the OKC Outlet Borrower be cured) or (b) a property manager that is an affiliate of the OKC Outlets Borrower (unless such bankruptcy action is dismissed within 60 days or such property manager is replaced with a qualified manager under a replacement agreement within 60 days) and, continue until the manager is replaced with a qualified manager under a replacement agreement; or

(iii)	commence upon the date the debt service coverage ratio for the immediately preceding 12-month period is less than 1.20x (based on a 30-year amortization) and continue until such time as the debt service coverage ratio for the immediately preceding 12-month period is at least 1.20x (based on a 30-year amortization) for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The OKC Outlets Borrower is required to obtain and maintain property insurance, commercial general liability insurance and, as long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or its equivalent is still in effect or similar coverage is available at commercially reasonable rates, business income or rental loss insurance that, in each case, covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-47

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

Mortgage Loan No. 6 – U-Haul AREC 25 Portfolio

A-3-48

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

Mortgage Loan No. 6 – U-Haul AREC 25 Portfolio

CANADA
Bellingham
SEATTLE
Tacoma
Olympia
WASH.
Spokane
MONTANA
Great Falls
Missoula
Helena
Billings
Gearhart
Vancouver
Kennewick
PORTLAND
Salem
Eugene
Bend
OREGON
IDAHO
Nampa
Boise
Idaho Falls
Pocatello
WYOMING
Casper
Pacific Ocean
Medford
Eureka
Redding
Ogden
Salt Lake City
Cheyenne
Reno
NEVADA
Sacramento
Carson City
DENVER
Grand Junction
SAN FRANCISCO
SAN JOSE
UTAH
COLORADO
Fresno
St. George
Durango
CALIFORNIA
LAS VEGAS
Bakersfield
Kingman
ARIZONA
Flagstaff
Santa Fe
Santa Barbara
ALBUQUERQUE
LOS ANGELES
Riverside
PHOENIX
NEW MEXICO
SAN DIEGO
TUCSON
Las Cruces

Frederick
Bel Air
Towson
Pikesville
Joppatowne
Middletown
BALTIMORE
Columbia
Chestertown
Smyrna
Dover
Germantown
Glen Burnie
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Rockville
Bowie
WASHINGTON DC
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Ridgely
DEL.
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Arlington
Alexandria
Clinton
Easton
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Trappe
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Woodbridge
Waldorf
Dale City
Huntingtown
East New Market
MARYLAND
Cambridge
Salisbury
Dahlgren
California
Fredericksburg
Leonardtown
Lexington Park
King George
Potomac River
Chesapeake Bay
VIRGINIA
Pocomoke City
Tappahannock

Northwest Rochester
Viking Hills
Emerald Hills
ROCHESTER
OLMSTED COUNTY
Meadow Park

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Goldstream
Farmers Loop
Steele Creek
College
Creamer's Field Migratory Waterfowl Refuge
Fort Wainwright Military Base
Downtown
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Badger

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Springfield
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NASHVILLE
Springdale
CHARLOTTE
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Little Rock
MEMPHIS
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SC
AR
Birmingham
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FORT WORTH
DALLAS
MS
Jackson
Savannah
Shreveport
GA
Montgomery
Atlantic Ocean
AUSTIN
Baton Rouge
JACKSONVILLE
Tallahassee
HOUSTON
NEW ORLEANS
SAN ANTONIO
Orlando
TAMPA
Thonotosassa
Hidalgo
Gulf of Mexico
Fort Myers
MIAMI

A-3-49

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

Mortgage Loan No. 6 – U-Haul AREC 25 Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
Original Balance:	$47,000,000			Location:	Various
Cut-off Date Balance:	$46,907,129			General Property Type:	Self Storage
% of Initial Pool Balance:	4.5%			Detailed Property Type:	Self Storage
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	AMERCO			Year Built/Renovated:	Various/Various
Mortgage Rate(1):	3.8906%			Size:	700,783 SF
Note Date:	9/1/2017			Cut-off Date Balance per SF:	$67
First Payment Date:	10/1/2017			Maturity/ARD Date Balance per SF:	$48
Anticipated Repayment Date(1):	9/1/2027			Property Manager:	Self-managed
Maturity Date(1):	9/1/2042
Original Term to Maturity/ARD(1):	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$5,236,209
Seasoning:	1 month			UW NOI Debt Yield:	11.2%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity/ARD:	15.5%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR:	1.73x
Additional Debt Type:	N/A			Most Recent NOI:	$5,349,581 (7/31/2017 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI(3):	$3,401,302 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NO(3):	$1,731,206 (12/31/2015)
Reserves(2)				Most Recent Occupancy:	94.6% (7/31/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	79.7% (12/31/2016)
RE Tax:	$250,000	Springing	N/A	3rd Most Recent Occupancy(3):	69.8% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(4):	$79,390,000 (Various)
Deferred Maintenance:	$131,356	$0	N/A	Cut-off Date LTV Ratio(4):	59.1%
Recurring Replacements:	$75,656	Springing	$75,656	Maturity/ARD LTV Ratio(4):	42.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$47,000,000	100.0%	Loan Payoff:	$30,000,000	63.8%
			Return of Equity:	$15,627,131	33.2%
			Closing Costs:	$915,857	1.9%
			Reserves:	$457,012	1.0%
Total Sources:	$47,000,000	100.0%	Total Uses:	$47,000,000	100.0%

(1)	The U-Haul AREC 25 Portfolio Mortgage Loan (as defined below) has an initial term of 120 months to the anticipated maturity date (“ARD”) of September 1, 2027, with a final maturity date of September 1, 2042. From and after the ARD until the outstanding principal balance of the U-Haul AREC 25 Portfolio Mortgage Loan and all accrued interest has been paid in full, or until the final maturity date on September 1, 2042, the U-Haul AREC 25 Portfolio Mortgage Loan will accrue interest at a rate equal to 3.0000% plus the greater of (a) 3.8906% (the “Initial Interest Rate”) or (b) the 10-year swap yield as of the ARD plus 1.6600% (the “Extension Rate”), and all excess cash flow from the U-Haul AREC 25 Portfolio Properties (as defined below) will be collected by the lender (see “The Mortgage Loan” below.)

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(3)	The U-Haul AREC 25 Portfolio Properties were acquired by the U-Haul AREC 25 Portfolio Borrowers (as defined below) from 1978 through 2016. 2015 and 2016 figures do not represent full year performance of the complete portfolio. In 2014, 39.8% of the portfolio (by allocated loan amount) was acquired, in 2015, 10.6% of the portfolio (by allocated loan amount) was acquired, and in 2016, 13.1% of the portfolio (by allocated loan amount) was acquired.

(4)	Appraised Value represents the aggregate “as is” values for each of the individual properties ($73,430,000) plus a portfolio premium of $5,960,000. The Cut-off Date LTV Ratio and the Maturity/ARD LTV Ratio based on the aggregate values for each individual property without the portfolio premium are 63.9% and 46.1%, respectively.

The Mortgage Loan. The sixth largest mortgage loan (the “U-Haul AREC 25 Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $47,000,000, secured by the fee interests in a portfolio of 17 self storage properties located across 11 states and totaling 700,783 SF (the “U-Haul AREC 25 Portfolio Properties”). Proceeds from the U-Haul AREC 25 Portfolio Mortgage Loan, were used to refinance the U-Haul AREC 25 Portfolio Properties, fund upfront reserves, pay closing costs and return equity to the U-Haul AREC 25 Mortgage Loan sponsor.

The U-Haul AREC 25 Portfolio Mortgage Loan has a term of 120 months with an anticipated repayment date (“ARD”) of September 1, 2027. From and after the ARD until the outstanding principal balance of the U-Haul AREC 25 Portfolio Mortgage Loan and all accrued interest has been paid in full, or until the final maturity date on September 1, 2042, the U-Haul AREC 25 Portfolio Mortgage Loan will accrue interest at a rate equal to 3.0000% plus the greater of (a) 3.8906% (the “Initial Interest Rate”) and (b) the 10-year swap yield as of the ARD plus 1.6600% (the “Extension Rate”), and all excess cash flow from the U-Haul AREC 25 Portfolio Properties will be collected by the lender and applied as follows: first, to pay interest at the initial interest rate, second, to reduce the principal balance of the U-Haul AREC 25 Portfolio Mortgage Loan until the entire outstanding principal balance of the U-Haul AREC 25 Portfolio Mortgage Loan is paid in full, and third, to pay accrued interest on the U-Haul AREC 25 Portfolio Mortgage Loan which has accrued at the Extension Rate and has been deferred until repayment of the U-Haul AREC 25 Mortgage Loan.

A-3-50

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

The Borrowers and the Sponsor. The borrowers are U-Haul Co. of Florida 25, LLC, UHIL 25, LLC and AREC 25, LLC, (individually and collectively, the “U-Haul AREC 25 Portfolio Borrowers”) each a Delaware limited liability company structured to be bankruptcy-remote with at least two independent directors.

The sponsor and nonrecourse carve out guarantor is AMERCO, a Nevada corporation. AMERCO (NASDAQ: UHAL) is a leading self-moving and self storage company and the parent company of U-Haul International, Inc. For its 2017 fiscal year, AMERCO had 1,750 owned or operated locations (51.4 million SF), 20,000 independent dealers, a fleet of 150,000 rental trucks, 112,000 rental trailers and 40,000 towing devices, and reported net earnings of approximately $398.4 million.

The Properties. The U-Haul AREC 25 Portfolio Properties are comprised of sixteen U-Haul branded properties and one non-branded self-storage property and moving facility containing a total of 5,634 traditional storage units, 512 RV storage units and 123 portable U-Box units. Additionally certain properties feature wine storage and office/warehouse space and two properties (U-Haul Moving & Storage at Stockton Hill Road and U-Haul Moving & Storage of Paradise Valley) receive additional income via ground leases to commercial tenants. The U-Haul AREC 25 Portfolio Properties range in size from approximately 2,725 SF to 92,775 SF and are self-managed by an affiliate of AMERCO.

The U-Haul AREC 25 Portfolio Properties are located across eleven states, with the largest presence in Arizona (three properties, 24.1% of SF), Washington (two properties, 20.3% of SF) and Maryland (two properties, 11.6% of SF) with the remaining ten properties (44.0% of SF) located across eight different states. The U-Haul AREC 25 Portfolio Properties were built between 1974 and 2008 with a weighted average year built of 1990 and were acquired by the U-Haul AREC 25 Portfolio sponsor between 1978 and 2016. The weighted average occupancy for the U-Haul AREC 25 Portfolio Properties was 94.6% by SF, as of July 31, 2017.

The following table presents detailed information with respect to each of the U-Haul AREC 25 Portfolio Properties.

U-Haul AREC 25 Portfolio Properties Summary
Property Name	City, State	SF	Total Units Storage / RV	Allocated Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value
U-Haul Moving & Storage Of Paradise Valley	Phoenix, AZ	68,412	740 / 16	$6,153,237	13.1%	$9,620,000	13.1%
U-Haul Moving & Storage Of Lidgerwood	Spokane, WA	92,775	736 / 0	$5,980,539	12.7%	$9,350,000	12.7%
U-Haul Moving & Storage At Cleveland Avenue	Atlanta, GA	53,310	422 / 9	$4,899,565	10.4%	$7,660,000	10.4%
Big Toy Storage	Thonotosassa, FL	6,840	0 / 334	$4,029,668	8.6%	$6,300,000	8.6%
U-Haul Moving & Storage Of The North Coast	Gearhart, OR	29,650	378 / 5	$3,434,812	7.3%	$5,370,000	7.3%
U-Haul Moving & Storage Of East New Market	East New Market, MD	62,315	445 / 14	$3,351,660	7.1%	$5,240,000	7.1%
U-Haul Moving & Storage Of Spokane Valley	Spokane Valley, WA	49,462	407 / 6	$2,692,842	5.7%	$4,210,000	5.7%
U-Haul Moving & Storage At Stockton Hill Road	Kingman, AZ	44,000	340 / 0	$2,511,176	5.3%	$3,925,983	5.3%
U-Haul Storage At Stockton Hill Road	Kingman, AZ	56,600	319 / 0	$2,234,878	4.8%	$3,494,017	4.8%
U-Haul Moving & Storage At Outer Loop	Louisville, KY	46,215	354 / 52	$2,200,327	4.7%	$3,440,000	4.7%
U-Haul Moving & Storage Of Trappe	Trappe, MD	18,900	177 / 5	$1,950,871	4.2%	$3,050,000	4.2%
U-Haul Storage At S 40th Street	Springdale, AR	38,448	284 / 18	$1,656,641	3.5%	$2,590,000	3.5%
U-Haul Storage Of Rochester South	Rochester, MN	32,720	235 / 1	$1,633,506	3.5%	$2,553,830	3.5%
U-Haul Storage Of Rochester North	Rochester, MN	24,060	179 / 21	$1,436,678	3.1%	$2,246,108	3.1%
U-Haul Moving & Storage Of North Fairbanks	Fairbanks, AK	29,147	310 / 23	$1,375,204	2.9%	$2,150,000	2.9%
U-Haul Moving & Storage Of Hidalgo	Hidalgo, TX	45,204	268 / 8	$1,125,749	2.4%	$1,710,000	2.3%
U-Haul Moving & Storage Of Rochester	Rochester, MN	2,725	40 / 0	$332,647	0.7%	$520,062	0.7%
Total		700,783	5,634 / 512	$47,000,000	100.0%	$73,430,000(1)	100.0%

(1)	The individual “as is” appraised values are shown. The appraiser also provided a bulk portfolio value for the U-Haul AREC 25 Portfolio Properties of $79,390,000, which includes a portfolio premium of $5,960,000.

A-3-51

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

The following table presents detailed information with respect to the individual performance of the U-Haul AREC 25 Portfolio Properties.

U-Haul AREC 25 Portfolio Performance Summary
Property Name	Total Units Storage / RV	Year Built / Renovated	Date Acquired	7/31/2017 TTM SF Occupancy	7/31/2017 TTM NOI	% of Total 7/31/2017 TTM NOI
U-Haul Moving & Storage Of Paradise Valley	740 / 16	1999 / N/A	Feb. 2016	99.6%	$639,304	12.0%
U-Haul Moving & Storage Of Lidgerwood	736 / 0	1976, 1984-1985 / 2017	Dec. 2014	98.9%	$666,749	12.5%
U-Haul Moving & Storage At Cleveland Avenue	422 / 9	2003 / N/A	Feb. 2013	87.4%	$469,029	8.8%
Big Toy Storage	0 / 334	2008 / N/A	Mar. 2013	96.9%	$540,525	10.1%
U-Haul Moving & Storage Of The North Coast	378 / 5	1990 / 2014	Apr. 2013	99.6%	$312,571	5.8%
U-Haul Moving & Storage Of East New Market	445 / 14	1974, 1980, 2000, 2002 / N/A	Jul. 2014	90.2%	$632,233	11.8%
U-Haul Moving & Storage Of Spokane Valley	407 / 6	1977 / 2017	Dec. 2014	99.0%	$301,549	5.6%
U-Haul Moving & Storage At Stockton Hill Road(1)	340 / 0	1995 / N/A	Feb. 2014	99.8%	$506,604	9.5%
U-Haul Storage At Stockton Hill Road(1)	319 / 0	1994 / N/A	Feb. 2014	92.5%	(2)	(2)
U-Haul Moving & Storage At Outer Loop(2)	354 / 52	1984 / 2016	Apr. 2015	98.6%	$245,263	4.6%
U-Haul Moving & Storage Of Trappe(2)	177 / 5	1974, 1980, 2000, 2002 / N/A	Jul. 2014	81.1%	(3)	(3)
U-Haul Storage At S 40th Street	284 / 18	1990 / N/A	Jul. 2015	86.8%	$205,215	3.8%
U-Haul Moving & Storage Of North Fairbanks	310 / 23	1975 / N/A	May 2013	98.0%	$188,218	3.5%
U-Haul Moving & Storage Of Hidalgo	268 / 8	1998, 2000 / N/A	Nov. 2015	88.6%	$178,813	3.3%
U-Haul Moving & Storage Of Rochester(3)	40 / 0	1980 / 1993, 2015	Oct. 1978	89.0%	$463,506	8.7%
U-Haul Storage Of Rochester South(3)	235 / 1	1997 / N/A	May 2013	95.1%	(4)	(4)
U-Haul Storage Of Rochester North(3)	179 / 21	1995 / N/A	May 2013	93.7%	(4)	(4)
Total / Wtd. Avg.	5,634 / 512			94.6%	$5,349,581	100.0%

(1)	U-Haul Moving & Storage At Stockton Hill Road and U-Haul Storage At Stockton Hill Road are operated together and report consolidated financial information.

(2)	U-Haul Moving & Storage At Outer Loop and U-Haul Moving & Storage Of Trappe are operated together and report consolidated financial information.

(3)	U-Haul Moving & Storage Of Rochester, U-Haul Storage Of Rochester South and U-Haul Storage Of Rochester North are operated together and report consolidated financial information.

The Markets. The U-Haul AREC 25 Portfolio Properties are geographically diverse, located in 14 different cities across 11 states. The greatest concentration of U-Haul AREC 25 Portfolio Properties is located in Arizona (three properties, 24.1% of SF), Washington (two properties, 20.3% of SF) and Maryland (two properties, 11.6% of SF), with the remaining ten properties (44.0% of SF) located across eight different states.

The following table presents detailed information for the U-Haul AREC 25 Portfolio Properties by market.

U-Haul AREC 25 Market Summary
Property State	Property Count	Total SF	Total Units Storage / RV	% Climate Control	Wtd. Avg. 7/31/2017 TTM Storage Occupancy	Wtd. Avg. 7/31/2017 TTM SF Occupancy	Wtd. Avg. Year Built	Wtd. Avg. Ann. Rent PSF	Total 7/31/2017 TTM GPR	% of Total 7/31/2017 TTM GPR
Arizona	3	169,012	1399 / 16	0.0%	98.2%	98.2%	1997	$9.15	$1,546,791	19.8%
Washington	2	142,237	1143 / 6	14.3%	98.9%	98.6%	1976	$10.38	$1,476,991	18.9%
Maryland	2	81,215	622 / 19	74.0%	88.8%	86.9%	1974	$11.27	$915,575	11.7%
Florida	1	6,840	0 / 334	0.0%	96.9%	94.9%	2008	$121.50	$831,040	10.6%
Georgia	1	53,310	422 / 9	14.0%	87.4%	91.6%	2003	$12.20	$650,142	8.3%
Minnesota	3	59,505	454 / 22	20.0%	94.1%	93.9%	1995	$9.52	$566,415	7.3%
Oregon	1	29,650	378 / 5	0.0%	99.6%	98.7%	1990	$14.65	$434,350	5.6%
Kentucky	1	46,215	354 / 52	0.0%	98.6%	95.8%	1984	$8.61	$398,035	5.1%
Texas	1	45,204	268 / 8	14.6%	88.6%	87.3%	1998	$8.52	$384,974	4.9%
Arkansas	1	38,448	284 / 18	46.1%	86.8%	88.1%	1990	$8.93	$343,319	4.4%
Alaska	1	29,147	310 / 23	0.0%	98.0%	95.5%	1975	$9.08	$264,760	3.4%
Total / Wtd. Avg.(1)	17	700,783	5,634 / 512	15.9%	95.2%	95.0%	1990	$11.15	$7,812,392	100.0%

(1)	Wtd. Avg. figures are based on allocated loan amounts for the individual properties. Wtd. Avg. Year Built assumes the earliest year built if an individual property was built in multiple phases.

A-3-52

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

U-Haul AREC 25 Demographic Summary
Property Name	City, State	1-mile Population	3-mile Population	5-mile Population	1-mile Median Household Income	3-mile Median Household Income	5-mile Median Household Income
U-Haul Moving & Storage Of Paradise Valley	Phoenix, AZ	13,536	125,338	253,309	$63,239	$60,348	$64,160
U-Haul Moving & Storage Of Lidgerwood	Spokane, WA	18,047	104,355	181,236	$39,116	$44,906	$43,634
U-Haul Moving & Storage At Cleveland Avenue	Atlanta, GA	11,595	59,061	179,523	$24,477	$27,301	$30,801
Big Toy Storage	Thonotosassa, FL	4,053	13,542	65,234	$36,793	$41,916	$47,546
U-Haul Moving & Storage Of The North Coast	Gearhart, OR	968	5,376	10,686	$56,085	$51,421	$48,259
U-Haul Moving & Storage Of East New Market	East New Market, MD	516	2,932	15,747	$60,003	$53,699	$39,986
U-Haul Moving & Storage Of Spokane Valley	Spokane Valley, WA	12,123	64,655	112,120	$35,012	$47,510	$53,755
U-Haul Moving & Storage At Stockton Hill Road	Kingman, AZ	4,084	29,966	44,922	$46,795	$35,523	$36,930
U-Haul Storage At Stockton Hill Road	Kingman, AZ	7,767	31,116	44,593	$41,336	$40,457	$37,078
U-Haul Moving & Storage At Outer Loop	Louisville, KY	4,136	51,106	146,938	$47,616	$46,558	$43,817
U-Haul Moving & Storage Of Trappe	Trappe, MD	972	1,969	3,911	$53,882	$56,899	$61,023
U-Haul Storage At S 40th Street	Springdale, AR	7,894	50,587	99,692	$56,388	$48,605	$48,733
U-Haul Storage Of Rochester South	Rochester, MN	3,659	36,133	77,596	$92,728	$69,620	$67,791
U-Haul Storage Of Rochester North	Rochester, MN	1,647	41,771	95,362	$111,094	$66,232	$65,544
U-Haul Moving & Storage Of North Fairbanks	Fairbanks, AK	620	19,334	46,855	$69,979	$63,429	$64,224
U-Haul Moving & Storage Of Hidalgo	Hidalgo, TX	2,138	16,802	69,327	$42,912	$43,509	$38,771
U-Haul Moving & Storage Of Rochester	Rochester, MN	10,702	73,756	114,060	$47,930	$60,799	$69,181
Total / Wtd. Avg.		7,849	52,673	113,386	$50,299	$48,213	$48,393

Source: Third Party Research Report.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the U-Haul AREC 25 Portfolio Properties:

Cash Flow Analysis
	2015(1)	2016(1)	7/31/2017 TTM	U/W	U/W PSF
Base Rent	$2,519,809	$4,481,897	$6,403,396	$7,828,173	$11.17
Other Income(2)	$335,565	$425,404	$627,032	$627,032	$0.89
Less: Vacancy and Credit Loss	$0	$0	$0	($1,252,759)	($1.79)
Effective Gross Income	$2,855,374	$4,907,301	$7,030,428	$7,202,446	$10.28
Total Operating Expenses	$1,124,168	$1,505,999	$1,680,847	$1,966,237	$2.81
Net Operating Income	$1,731,206	$3,401,302	$5,349,581	$5,236,209	$7.47
Capital Expenditures	$0	$0	$0	$151,312	$0.22
Net Cash Flow	$1,731,206	$3,401,301	$5,349,581	$5,084,897	$7.26

Occupancy %	69.8%	79.7%	94.6%	95.1%
NOI DSCR	0.59x	1.16x	1.82x	1.78x
NCF DSCR	0.59x	1.16x	1.82x	1.73x
NOI Debt Yield	3.7%	7.3%	11.4%	11.2%
NCF Debt Yield	3.7%	7.3%	11.4%	10.8%

(1)	Historical information is unavailable or incomplete due to the U-Haul AREC 25 Portfolio Properties being acquired over a period from 1978-2016. In 2014, 39.8% of the portfolio (by allocated loan amount) was acquired, in 2015, 10.6% of the portfolio (by allocated loan amount) was acquired, and in 2016, 13.5% of the portfolio (by allocated loan amount) was acquired.

(2)	Other Income includes packing and moving supplies, U-Box portable storage income, U-Move truck and trailer rental income, third party lease income and other miscellaneous income.

Escrows and Reserves. The U-Haul AREC 25 Portfolio Borrowers deposited at loan origination $75,656 to a replacement reserve, and if the replacement reserve balance is below $75,656 are required to deposit monthly $12,609 or such amount to meet the replacement reserve cap of $75,656. Additionally, the U-Haul AREC 25 Portfolio Borrowers deposited at loan origination $131,356 to an immediate repair reserve and $250,000 for real estate taxes. So long as no event of default exists and the U-Haul AREC 25 Portfolio Borrowers maintain in a reserve with the lender an amount sufficient to pay real estate taxes for six months and provide the lender with proof of current taxes paid, the U-Haul AREC 25 Portfolio Borrowers will not be required to deposit monthly reserves for real estate taxes. So long as no event of default exists and either (i) the U-Haul AREC 25 Portfolio Properties are covered by an acceptable blanket policy or (ii) the U-Haul AREC 25 Portfolio Borrowers maintain in a reserve with the lender in an amount sufficient to pay insurance premiums for six months and provide the lender with proof of current premiums paid, the U-Haul AREC 25 Portfolio Borrowers will not be required to deposit monthly reserves for insurance.

Lockbox and Cash Management. A soft lockbox is in place with respect to the U-Haul AREC 25 Portfolio Mortgage Loan, with springing cash management upon the occurrence of a Cash Sweep Period (as defined below). During the continuance of a Cash Sweep Period, all funds are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the U-Haul AREC 25 Portfolio Mortgage Loan documents with all excess cash flow required to be held in the excess cash flow subaccount as additional security for the U-Haul AREC 25 Portfolio Mortgage Loan, unless collected after the ARD when all excess cash flow will be applied to (i) interest, (ii) principal and (iii) accrued interest.

A-3-53

MSBAM 2017-C34	U-Haul AREC 25 Portfolio

A “Cash Sweep Period” will (a) commence upon an event of default and continue until the lender’s acceptance of the cure of the event of default; (b) exist during a DSCR Trigger Period (as defined below); (c) exist during a Tax/Insurance Trigger Period (as defined below); (d) commence upon the property manager becoming insolvent or a debtor in any bankruptcy action and continue until the property manager is replaced by a qualified manager; or (e) commence upon an Extension Term Trigger Event (as defined below) and will not be subject to cure. Cash Sweep Periods may not be cured more than five times during the term of the U-Haul AREC 25 Portfolio Mortgage Loan. Additionally, if a Cash Sweep Period is triggered by either an event of default caused by a bankruptcy action of the U-Haul AREC 25 Portfolio Borrowers, or by an Extension Term Trigger Event, the Cash Sweep Period may not be cured and will continue until the U-Haul AREC 25 Portfolio Mortgage Loan is repaid in full.

A “DSCR Trigger Period” will commence upon the trailing-twelve month debt service coverage ratio being less than 1.15x for two consecutive calendar quarters, and will end upon the trailing-twelve month debt service coverage ratio being greater than 1.15x for four consecutive calendar quarters.

A “Tax/Insurance Trigger Period” will exist during the U-Haul AREC 25 Portfolio Borrowers’ failure to provide timely evidence of payment of property taxes or proof of the required insurance coverage.

An “Extension Term Trigger Event” will commence 60 days prior to the ARD if the U-Haul AREC 25 Portfolio Mortgage Loan has not been repaid in full.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Expansion of Property. The U-Haul AREC 25 Portfolio Borrowers are permitted to acquire a fee simple estate in vacant land that is adjacent and contiguous to an existing individual property, subject to certain conditions (including receipt of rating agency confirmation, a REMIC opinion and satisfactory environmental assessment), which land will thereafter be considered a part of the individual property, will be subject to the lien of the U-Haul AREC 25 Portfolio Mortgage Loan and governed by the U-Haul AREC 25 Portfolio Mortgage Loan Documents, provided no such land will be operated or integrated with the individual property.

The U-Haul AREC 25 Portfolio Borrowers are permitted to acquire a leasehold estate in property that is operated as a storage facility but that is not contiguous to an existing individual property, subject to certain conditions (including receipt of rating agency confirmation, a REMIC opinion and satisfactory environmental assessment), which acquired facility will thereafter only be operated as a remote storage facility, U-Box storage facility or vehicle or RV Storage facility. Following the acquisition of such property, all rents from the ownership of such property will be considered rents due under the U-Haul AREC 25 Portfolio Mortgage Loan Documents.

Terrorism Insurance. The U-Haul AREC 25 Portfolio Borrowers are required to obtain and maintain property insurance and business interruption insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the U-Haul AREC 25 Portfolio Properties and 24 months of business interruption insurance.

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A-3-55

MSBAM 2017-C34	Ocean Park Plaza

Mortgage Loan No. 7– Ocean Park Plaza

A-3-56

MSBAM 2017-C34	Ocean Park Plaza

Mortgage Loan No. 7 – Ocean Park Plaza

Ocean Park Plaza
2701 Ocean Park Boulevard
Santa Monica, CA 90405
Westwood
Brentwood
Sawtelle
West L.A.
Wilshire Montana
SANTA MONICA
LOS ANGELES COUNTY
LOS ANGELES
Mar Vista
Ocean Park
Oakwood
Venice
Del Rey
Marina del Rey
Pacific Ocean
Hollywood 6 miles
Downtown Los Angeles 7 miles
LA Intl. Airport 3 miles
Veterans Home of California
Consulate General of the Czech Republic
Veterans Affairs Dept.
VA Greater Los Angeles Healthcare
LA Temple-The Church of Jesus Christ of Latter-Day Saints
Brentwood Branch Library
Brentwood Place Shopping Center
SAWTELLE JAPANTOWN
One Westside Shopping Center
Westside Pavilion
Stoner Recr. Center
St. Johns Health Ctr.
UCLA Medical Center Santa Monica
Comedy Central
Red Bull North America
Hulu
CBS Television
Amazon Studios
AMC Networks
METRO EXPO LINE
BUNDY
BERGAMOT
17TH ST./SMC
DOWNTOWN SANTA MONICA
Santa Monica Fwy
San Diego Fwy
Marina Fwy
Virginia Ave. Park
WOODLAWN CEMETERY
Santa Monica College
Corsair Stadium
Clover Park
Activision Blizzard
SANTA MONICA BUSINESS PARK
Santa Monica Airport
Santa Monica College - Bundy Campus
Museum of Flying
Barker Hanger
Venice Reservoir Site
Mar Vista Recr. Center
3RD STREET PROMENADE
MONTANA AVENUE
Santa Monica Place
Santa Monica City Hall
Santa Monica Courthouse
Memorial Open Air Theatre
RAND Corp.
Santa Monica Civic Auditorium
Santa Monica Pier/Pacific Place
Santa Monica International Chess Park
MAIN STREET SANTA MONICA
Santa Monica State Beach
Penmar Golf Course
Marine Park
Penmar Recr. Area
Mitsuwa Marketplace
Google Venice
ABBOT KINNEY BOULEVARD
Costco
Venice City Beach
Venice Skate Park
Muscle Beach
Venice Public Art Walls
VENICE BEACH BOARDWALK
Villa Marina Marketplace
Marina del Rey Hospital
Waterside Marina del Rey
Venice Fishing Pier
San Vicente Blvd
Barrington Ave
Santa Monica Blvd
Wilshire Blvd
Bundy Dr
Sepulveda Blvd
Olympic Blvd
Pico Blvd
Westwood Blvd
Overland Ave
Gateway Blvd
National Blvd
Ocean Park Blvd
Lincoln Blvd
Centinela Ave
Venice Blvd
Beethoven St
Rose Ave
Pacific Ave
Neilson Way
OCEAN FRONT WALK
Washington Blvd
Abbot Kinney Blvd
Admiralty Way
Via Marina
Short Ave
14th St.
Montana Ave
PCH
Pacific Ocean
SAN GABRIEL MTS.
SANTA MONICA MTS.
Santa Clarita
Simi Valley
Thousand Oaks
Burbank
Glendale
Pasadena
LOS ANGELES
Santa Monica
Inglewood
Downey
Norwalk
Fullerton
Torrance
Carson
Lakewood
ANAHEIM
LONG BEACH
Huntington Beach

A-3-57

MSBAM 2017-C34	Ocean Park Plaza

Mortgage Loan No. 7 – Ocean Park Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$45,402,000			Location:	Santa Monica, CA 90405
Cut-off Date Balance:	$45,402,000			General Property Type:	Office
% of Initial Pool Balance:	4.3%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	David Taban			Year Built/Renovated:	1986/2007
Mortgage Rate:	4.2600%			Size:	99,601 SF
Note Date:	9/20/2017			Cut-off Date Balance per SF:	$456
First Payment Date:	11/1/2017			Maturity Date Balance per SF:	$416
Maturity Date:	10/1/2027			Property Manager:	Cushman & Wakefield U.S., Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI(2):	$3,988,556
Prepayment Provisions:	LO (24); DEF (91); O (5)			UW NOI Debt Yield:	8.8%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	9.6%
Additional Debt Type:	N/A			UW NCF DSCR:	1.88x (IO) 1.38x (P&I)
Additional Debt Balance:	N/A			Most Recent NOI(2):	$2,437,966 (7/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$2,341,672 (12/31/2016)
Reserves(1)				3rd Most Recent NOI:	$1,891,743 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	96.6% (9/1/2017)
RE Tax:	$285,971	$47,662	N/A	2nd Most Recent Occupancy:	87.3% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	90.3% (12/31/2015)
Recurring Replacements:	$0	$2,069	$74,466	Appraised Value (as of):	$67,000,000 (7/12/2017)
TI/LC:	$250,000	$8,250	$500,000	Cut-off Date LTV Ratio:	67.8%
Other:	$626,190	$0	N/A	Maturity Date LTV Ratio:	61.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$45,402,000	71.4%	Purchase Price:	$62,270,819	97.9%
Borrower Equity:	$18,222,602	28.6%	Reserves:	$1,162,161	1.8%
			Closing Costs:	$191,622	0.3%
Total Sources:	$63,624,602	100.0%	Total Uses:	$63,624,602	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(2)	The increase in UW NOI is due primarily the exclusion of concessions previously given by the prior owner, and to an increase in average rent due to five tenant renewals or new leases signed. Current average underwritten base rent is $48.63 PSF as compared to the appraiser’s determined market rent of $58.19 PSF.

The Mortgage Loan. The seventh largest mortgage loan (the “Ocean Park Plaza Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $45,402,000, secured by a first priority fee mortgage encumbering a 99,601 SF office property known as Ocean Park Plaza located in Santa Monica, California (the “Ocean Park Plaza Property”). The proceeds of the Ocean Park Plaza Mortgage Loan, together with $18,222,602 of borrower equity, were used to acquire the Ocean Park Plaza Property, fund reserves and pay closing costs.

The Borrower and the Sponsors. The borrowers are Ocean Park One, LLC, Ocean Park Two, LLC and Ocean Park Three, LLC, (collectively as tenants-in-common, the “Ocean Park Plaza Borrower”), each a single-purpose Delaware limited liability company with one independent director. David Taban is the managing member of each of the borrower entities and the sponsor and nonrecourse carve-out guarantor for the Ocean Park Plaza Mortgage Loan. David Taban has ownership equity in 44 real estate investment properties. The Ocean Park Plaza Mortgage Loan documents require the nonrecourse carve-out guarantor to maintain a minimum net worth of $45.4 million and minimum liquidity of $2.5 million.

David Taban is also the nonrecourse carve-out guarantor for the mortgage loan known as Marina Beach Shopping Center as described in the Preliminary Prospectus.

The Property. The Ocean Park Plaza Property consists of a two-story, multi-tenant, creative-space office building totaling 99,601 SF and a 313-space, two-story subterranean parking garage located in Santa Monica, California. The Ocean Park Plaza Property was built in 1986, renovated in 2007, and according to the sponsor has had approximately $3.3 million of additional capital investment since 2007. The office spaces are built around a U-shaped landscaped courtyard and the second floor spaces have balconies overlooking the courtyard.

The Ocean Park Plaza Property is located two blocks from Santa Monica’s Main Street corridor of retail and entertainment venues, and adjacent to the Santa Monica Business Park, which consists of approximately 1 million SF of office and retail space, encompasses two full city blocks, and is home to tenants including Activision, Pandora and Snap, Inc. The Ocean Park Plaza Property fronts Ocean Park Boulevard and is located within one mile of the Santa Monica Freeway (Interstate 10) leading to downtown Los Angeles approximately fourteen miles east, within two miles of the Pacific Coast Highway

A-3-58

MSBAM 2017-C34	Ocean Park Plaza

and within three miles of the San Diego Freeway (Interstate 405). The Ocean Park Plaza Property is served by several proximate public transportation options including Big Blue Bus (a municipal bus operated by the City of Santa Monica) with stops along Ocean Park Boulevard and the Los Angeles County Metropolitan Transportation Authority Expo Line’s new 26th Street station (running between downtown Los Angeles and Santa Monica) within approximately one mile.

As of September 1, 2017, the Ocean Park Plaza Property was 96.6% occupied by 14 tenants. The five largest tenants based on underwritten base rent represent 58.7% of the SF and 63.6% of underwritten base rent with no other tenant comprising more than 7.9% of SF or 7.5% of underwritten base rent.

Major Tenants.

Keller Williams Realty (17,854 SF, 17.9% of NRA, 19.7% of underwritten rent). Keller Williams Realty Santa Monica (“Keller Williams”) has a lease of three suites which expires in August 2019 and requires current average annual base rent of $51.53 PSF. Keller Williams is a real estate brokerage firm with over 95,000 real estate associates nationwide.

Matchcraft, LLC (16,263 SF, 16.3% of NRA, 15.1% of underwritten rent). Matchcraft, LLC (“Matchcraft”) has a lease of two suites which expires in May 2022 and requires current annual base rent of $42.00 PSF, increasing to $43.32 PSF as of June 2018. The Matchcraft lease contains one five-year renewal option. Matchcraft is a marketing platform for digital marketing campaigns operating in 44 countries, supported by over 6,000 sales representatives, and having managed over 1 million marketing campaigns. Matchcraft maintains its domestic headquarters at the Ocean Park Plaza Property.

Pacific Point Academy (8,399 SF, 8.4% of NRA, 10.2% of underwritten rent). Pacific Point Academy has a lease of three suites which expires in August 2020 and requires current annual base rent of $55.00 PSF, increasing to $56.65 PSF as of June 2018. The Pacific Point Academy lease contains one five-year renewal option. Pacific Point Academy is a non-profit full-day children’s academic provider and learning center.

Ocean Park Casting (8,410 SF, 8.4% of NRA, 9.6% of underwritten rent). Ocean Park Casting (“Ocean Park Casting”) has a lease of two suites which expires in November 2023 and requires current average annual base rent of $53.12 PSF. Ocean Park Casting is technologically advanced casting facility offering clients access to seven casting studios and three viewing rooms, real-time audition posting, multiple format castings and fast editing.

Transplant Connect (7,503 SF, 7.5% of NRA, 9.1% of underwritten rent). Transplant Connect has a lease of three suites which was recently renewed and expanded, expires in January 2021 and requires current annual base rent of $37.24 PSF, increasing to $57.00 PSF upon the new lease term in December 2017. The Transplant Connect lease contains one five-year renewal option. Transplant Connect is a medical software company specializing in human biologics donation and transplantation software that is used by over 12,500 medical professionals at over 100 donation and transplantation agencies worldwide.

The following table presents certain information relating to the leases at the Ocean Park Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Keller Williams Realty	NR / NR / NR	17,854	17.9%	$920,099	19.7%	$51.53	8/31/2019
Matchcraft, LLC	NR / NR / NR	16,263	16.3%	$704,513	15.1%	$43.32	5/31/2022
Pacific Point Academy	NR / NR / NR	8,399	8.4%	$475,803	10.2%	$56.65	8/31/2020
Ocean Park Casting	NR / NR / NR	8,410	8.4%	$446,777	9.6%	$53.12	11/30/2023
Transplant Connect	NR / NR / NR	7,503	7.5%	$427,671	9.1%	$57.00	11/30/2017
Subtotal/Wtd. Avg.		58,429	58.7%	$2,974,863	63.6%	$50.91

Other Tenants		37,769	37.9%	1,703,076	36.4%	$45.09
Vacant Space		3,403	3.4%	$0	0.00%	$0.00
Total/Wtd. Avg.		99,601	100.0%	4,677,939	100.0%	$48.63

(1)	Information is based on the underwritten rent roll. Tenants are ordered by % of Total Annual UW Rent.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

A-3-59

MSBAM 2017-C34	Ocean Park Plaza

The following table presents certain information relating to the lease rollover schedule at the Ocean Park Plaza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	1	7,503	7.5%	7.5%	$57.00	$427,671	9.1%	9.1%
2018	1	5,288	5.3%	12.8%	$33.80	$178,734	3.8%	13.0%
2019	3	28,058	28.2%	41.0%	$43.41	$1,217,946	26.0%	39.0%
2020	2	11,687	11.7%	52.7%	$54.18	$633,232	13.5%	52.5%
2021	1	2,537	2.5%	55.3%	$56.65	$143,721	3.1%	55.6%
2022	2	20,408	20.5%	75.8%	$46.07	$940,281	20.1%	75.7%
2023	2	11,581	11.6%	87.4%	$54.14	$627,048	13.4%	89.1%
2024	1	6,520	6.5%	94.0%	$56.40	$367,728	7.9%	97.0%
2025	0	0	0.0%	94.0%	$0.00	$0	0.0%	97.0%
2026	0	0	0.0%	94.0%	$0.00	$0	0.0%	97.0%
2027	1	2,616	2.6%	96.6%	$54.12	$141,578	3.0%	100.0%
2028 & Beyond	0	0	0.0%	96.6%	$0.00	$0	0.0%	100.0%
Vacant	0	3,403	3.4%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	14	99,601	100.0%		$48.63	$4,677,939	100.0%

(1)	Information is based on the underwritten rent roll. Certain tenants may have co-terminus leases which are consolidated as presented.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Total/Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Market. The Ocean Park Plaza Property is located at 2701 Ocean Park Boulevard, in Santa Monica, California. The City of Santa Monica’s local economy is supported by diversified industries including entertainment, retail, healthcare and education. According to the appraisal, the largest employers in Santa Monica include the UCLA Medical Center and Santa Monica College, a two-year, public community college, with an enrollment of approximately 33,000. According to the City of Santa Monica’s 2016 economic report, Santa Monica had over 9,000 businesses employing 88,383 employees. Of those businesses over 2,000 are in the creative office space and focused in the media and technology industries, representing approximately 41.0% of the city’s payrolls and over approximately 25.0% of the city’s employed population. Some of the largest tenants in Santa Monica’s creative office space are Activision Blizzard, Agensys, Cooley, Cornerstone on Demand, Edmunds.com, Hulu, Kite Pharma, Lionsgate Entertainment, Miramax Films, TrueCar, Twitter, Uber, Universal Music Group.

A driver of the growth in creative office use is the development of the tech-hub known as Silicon Beach, a three mile stretch along the Pacific Ocean between Santa Monica and Playa Vista, neighboring to the Ocean Park Plaza Property, and home to predominantly technology oriented firms with venture capital backing including Google, Yahoo!, YouTube, BuzzFeed, Facebook, Salesforce, AOL, Electronic Arts, EdgeCast Networks, and MySpace. Silicon Beach has emerged as the strongest submarket in Los Angeles.

According to the appraisal, the Santa Monica office submarket had a second quarter 2017 vacancy rate of 9.5% and asking rent of $60.09 PSF. From 2008 to 2016, vacancy has ranged from 8.1% to 12.2% with an average of 10.2% and asking rent has ranged from $39.91 PSF to $54.56 PSF. The Ocean Park Plaza Property is located within the Ocean Park office micro submarket, which had a second quarter 2017 inventory of 1,934,622 SF with a vacancy rate of 2.7% and asking rents of $53.40 PSF. From 2012 to 2016, there was no new supply in the Ocean Park micro submarket, but asking rent had grown by 7.8% for the period. The Class B office inventory in the Ocean Park office micro submarket consists of 1,681,756 SF with an average year built of 1977, an occupancy rate of 98.3% and average rents of $50.57 PSF.

The appraisal noted three office projects currently under construction or recently completed in the Santa Monica office market, totaling 252,800 SF and representing 1.6% of supply. The three buildings are (i) The Project located at 302 Colorado Avenue in downtown Santa Monica which is a mixed use creative office and retail redevelopment, (ii) ICE and Shift buildings within Santa Monica Gateway located at 2834 Colorado Avenue, which is a $90 million office development and (iii) Pen Factory located at 2701 Olympic Blvd. which is a 222,000 SF creative office conversion.

According to the appraisal, the estimated 2016 population within a one-, three- and five-mile radius of the Ocean Park Plaza Property was 24,678, 323,506 and 566,640, respectively, representing 6.35% growth since 2010 within a three-mile radius. The estimated 2016 average household income within the same radii was $113,229, $111,997 and $119,663, respectively, with 38.4% of the households earning over $100,000 annually within a three-mile radius.

A-3-60

MSBAM 2017-C34	Ocean Park Plaza

The following table presents recent leasing data at comparable office buildings with respect to the Ocean Park Plaza Property:

Comparable Lease Summary
Property Name/Address	Year Built/ Renovated	Total NRA (SF)	Total Occ.	Tenant Name	Lease Area (SF)	Lease Date / Term	Initial Rent PSF/ Ann. Escalation	TI PSF/ Free Rent	Lease Type
Arboretum Courtyard 2120 Colorado Avenue Santa Monica, CA	1999 / N/A	85,401	81.7%	Connexity	21,973	Aug. 2017 / 5 Yrs	$64.80 / 3.5%	$45 / 4 mo	FSG
Santa Monica Business Park 2850-3440 Ocean Park Blvd. Santa Monica, CA	1980 / 1990	1,076,915	99.0%	Snap, Inc.	217,000	Dec. 2016 / 8 Yrs	$54.60 / 3.0%	$55 / 4 mo	FSG
Tribeca West 12233 West Olympic Blvd. Los Angeles, CA	1981 / 2011	151,029	99.0%	Riot Games	8,490	Apr. 2016 / 5 Yrs	$48.00 / 3.0%	$0 / 0 mo	FSG
1447 Cloverfield Blvd. Santa Monica, CA	1998 / N/A	16,500	100.0%	High-end film company	6,250	Jan. 2016 / 10 Yrs	$55.20 / 3.0%	$64 / 0 mo	MG
2716 Ocean Park Blvd. Santa Monica, CA	1978 / N/A	101,440	96.9%	California Receivership Group	1,314	Oct. 2015 / 3 Yrs	$41.40 / 3.0%	$5 / 0 mo	FSG

Source: Appraisal.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Ocean Park Plaza Property:

Cash Flow Analysis
	2014	2015	2016	7/31/2017 TTM	UW	UW PSF
Gross Potential Rent(1)	$2,629,672	$2,732,370	$3,141,819	$3,345,131	$4,875,968	$48.96
Total Recoveries	$52,962	$60,232	$245,453	$152,675	$311,325	$3.13
Total Other Income(2)	$302,883	$380,318	$368,769	$361,564	$622,439	$6.25
Less Vacancy & Credit Loss(3)	$0	$0	$0	$0	($259,365)	(5.0%)
Effective Gross Income	$2,985,517	$3,172,920	$3,756,041	$3,859,370	$5,550,367	$55.73
Total Operating Expenses	$1,129,664	$1,281,177	$1,414,369	$1,421,404	$1,561,811	$15.68
Net Operating Income	$1,855,853	$1,891,743	$2,341,672	$2,437,966(1)	$3,988,556(1)	$40.05(4)
Capital Expenditures	$0	$0	$0	$0	$24,900	$0.25
TI/LC	$0	$0	$0	$0	$269,673	$2.71
Net Cash Flow	$1,855,853	$1,891,743	$2,341,672	$2,437,966	$3,693,983	$37.09

Occupancy %	NAV	90.3%	87.3%	90.0%(3)	95.0%
NOI DSCR (IO)	0.95x	0.96x	1.19x	1.24x	2.03x
NOI DSCR (P&I)	0.69x	0.70x	0.87x	0.91x	1.49x
NCF DSCR (IO)	0.95x	0.96x	1.19x	1.24x	1.88x
NCF DSCR (P&I)	0.69x	0.70x	0.87x	0.91x	1.38x
NOI Debt Yield	4.1%	4.2%	5.2%	5.4%	8.8%
NCF Debt Yield	4.1%	4.2%	5.2%	5.4%	8.1%

(1)	Historical Gross Potential Rent includes concessions given by the prior owner. UW Gross Potential Rent includes contractual rent steps through September 2018 totaling $111,670, and vacant space grossed up at a market rent. The increase in UW NOI from the 7/31/2017 TTM NOI is also attributable to the increase in average rent due to five tenant renewals or new leases signed. Current average underwritten base rent is $48.63 PSF as compared to the appraiser’s determined market rent of $58.19 PSF.
(2)	UW Total Other Income includes primarily storage income and $600,000 of annual parking income pursuant to a contractual parking agreement.
(3)	Occupancy as of August 1, 2017.

Escrows and Reserves. The Ocean Park Plaza Borrower deposited at loan origination $250,000 and is required to deposit monthly $8,250 to a general tenant improvement and leasing commission reserve, until a cap of $500,000 is reached. Additionally, the Ocean Park Plaza Borrower deposited at loan origination (i) $464,041 for tenant improvements and leasing commissions relating to the tenants Rand McClain, UCLA Regents and Providence Health, (ii) $162,149 for rent credits through March 2019 relating to the tenants Rand McClain, The Regents of the University of California, Providence Health Systems and TixTrack and (iii) $285,971 for real estate taxes.

The Ocean Park Plaza Borrower is required to deposit monthly (i) $2,069 to a replacement reserve, capped at $74,466, (ii) 1/12th of the annual estimated real estate taxes due (currently $47,662), and (iii) 1/12th of the annual estimated insurance premiums due (unless the Ocean Park Plaza Property is covered by an acceptable blanket insurance policy).

Lockbox and Cash Management. During a Cash Sweep Period, all tenants at the Ocean Park Plaza Property are required to deposit all rents directly to a lockbox account and all funds in the lockbox account will be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Ocean Park Plaza Mortgage Loan documents, with all excess cash from the Ocean Park Plaza Property held by lender as additional security for the Ocean Park Plaza Mortgage Loan. Provided no event of default has occurred, upon the cure of the first Cash Sweep Period, the excess cash will be disbursed to the Ocean Park Plaza Borrower. Should a Cash Sweep Period occur again, all excess cash will be collected and held by lender for the term of the Ocean Park Plaza Mortgage Loan.

A-3-61

MSBAM 2017-C34	Ocean Park Plaza

A “Cash Sweep Period” will commence upon the debt service coverage ratio being less than 1.10x for two consecutive calendar quarters, and will end upon the debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Ocean Park Plaza Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Ocean Park Plaza Borrower provide coverage for perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Ocean Park Plaza Property, and eighteen months of business interruption insurance with six months of extended indemnity, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2007 or extension thereof or substantially similar program (“TRIPRA”) is not in effect the Ocean Park Plaza Borrower will not be required to pay annual premiums in excess of two times the premium for a separate policy insuring the Ocean Park Plaza Property on a stand-alone basis.

A-3-62

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A-3-63

MSBAM 2017-C34	Rodin Place

Mortgage Loan No. 8 – Rodin Place

A-3-64

MSBAM 2017-C34	Rodin Place

Mortgage Loan No. 8 – Rodin Place

A-3-65

MSBAM 2017-C34	Rodin Place

Mortgage Loan No. 8 – Rodin Place

Rodin Place
2000 Hamilton Street and 2001 Pennsylvania Avenue
Philadelphia, PA 19130
PHILADELPHIA
Fairmount
Spring Garden
FAIRMOUNT PARK
Center City
Rittenhouse
Eastern State Penitentiary Natl. Historic Landmark
Francisville Playground
Perelman Building of the Phila. Museum of Art
Philadelphia Museum of Art
Von Colln Memorial Field
Rodin Museum
Barnes Foundation
Free Library of Philadelphia
Community College of Philadelphia
Matthias Baldwin Park
Franklin Institute
Logan Square
Cathedral Basilica of Saints Peter & Paul
Hahnemann University Hospital
Academy of Natural Sciences
1 & 2 Logan Square
3 Logan Square
Friends Center
Penn. Academy of Fine Arts
Pennsylvania Convention Center
Comcast Innovation and Technology Ctr. (Under Constr.)
Comcast Center
Love Park
Municipal Services Building
READING TERMINAL MARKET
30th Street Station
PECO Building
Commerce Square
Suburban
5 Penn Center
2 Penn Center
City Hall
Philadelphia Marriott Downtown
Aramak Tower
Cira Center South
Philadelphia Stock Exch.
1818 Market
One & Two Liberty Place
Centre Square
THE SHOPS AT LIBERTY PLACE
Ritz-Carlton Philadelphia
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Mütter Museum
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Rittenhouse Square
Radisson Plaza-Warwick Hotel Philadelphia
Hyatt at the Bellevue
Academy of Music
Verizon Hall
University of the Arts
Schuylkill River
Fairmount Ave
Ridge Ave
Corinthian Ave
Pennsylvania Ave
Green St
Spring Garden St
Hamilton St
Ben Franklin Pkwy
Callowhill St
Vine St
Vine Street Expwy
Race St
Arch St
JFK Blvd
Market St
Chestnut St
Locust St
Spruce St
Pine St
Lombard St
South St
Bainbridge St
N 25th St
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N 23rd St
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N 21st St
N 20th St
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N 18th St
N 17th St
N 16th St
N 15th St
N Broad St
N 13th St
N 12th St
N 11th St
S 19th St
S 18th St
S 17th St
S 16th St
S 15th St
S Broad St
BROAD STREET LINE
FAIRMOUNT
SPRING GARDEN
RACE-VINE
CITY HALL
WALNUT-LOCUST
LOMBARD-SOUTH
PATCO
15TH/16TH
12TH/13TH
SEPTA
MARKET-FRANKFORD LINE
30th Street
30TH
22ND
19TH
15TH
13TH
11TH
Market East
To 95
676
30
76
3
611
PENNSYLVANIA
NEW JERSEY
Flemington
Quakertown
Franklin Township
Hopewell
Lambertville
Princeton
Doylestown
Harleysville
Pottstown
Montgomeryville
Lansdale
Newtown
TRENTON
Hamilton Twp.
Horsham
Norristown
Levittown
Phoenixville
King of Prussia
Abington
Bensalem
Burlington
Conshohocken
Malvern
Wayne
Ardmore
PHILADELPHIA
Mount Holly
Moorestown
Media
Springfield
CAMDEN
Mount Laurel
Chester Heights
Cherry Hill
Medford Township
Chester
Woodbury
Bellmawr
Lindenwold
Gloucester Township
WILMINGTON
Swedesboro
DE

A-3-66

MSBAM 2017-C34	Rodin Place

Mortgage Loan No. 8 – Rodin Place

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	KeyBank			Single Asset/Portfolio:	Single Asset
Original Balance:	$44,720,000			Location:	Philadelphia, PA 19130
Cut-off Date Balance:	$44,720,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	4.3%			Detailed Property Type:	Office/Retail/Self Storage
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Valhal Holding Corp.			Year Built/Renovated:	1989, 1997/2008, 2017
Mortgage Rate:	4.3500%			Size(2):	241,884 SF
Note Date:	7/31/2017			Cut-off Date Balance per SF(2):	$185
First Payment Date:	9/1/2017			Maturity Date Balance per SF(2):	$169
Maturity Date:	8/1/2027			Property Manager:	Ranger Properties LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(3):	$4,277,380
Prepayment Provisions:	LO (26); DEF (91); O (3)			UW NOI Debt Yield:	9.6%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	10.5%
Additional Debt Type:	N/A			UW NCF DSCR:	2.04x (IO) 1.50x (P&I)
Additional Debt Balance:	N/A			Most Recent NOI(3):	$3,480,536 (5/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$3,452,757 (12/31/2016)
Reserves(1)				3rd Most Recent NOI:	$3,934,314 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy(4):	85.8% (9/15/2017)
RE Tax:	$485,191	$69,313	N/A	2nd Most Recent Occupancy(4):	85.4% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy(4):	87.6% (12/31/2015)
Recurring Replacements:	$4,667	$4,667	N/A	Appraised Value (as of)(5):	$71,500,000 (5/1/2018)
TI/LC:	$319,500	$19,500	N/A	Cut-off Date LTV Ratio(5):	62.5%
Other:	$487,830	$0	N/A	Maturity Date LTV Ratio(5):	57.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$44,720,000	100.0%	Loan Payoff:	$26,271,787	58.7%
			Return of Equity:	$16,873,165	37.7%
			Reserves:	$1,297,188	2.9%
			Closing Costs:	$277,860	0.6%
Total Sources:	$44,720,000	100.0%	Total Uses:	$44,720,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Size, Cut-off Date Balance per SF and Maturity Date Balance per SF include the square footage for the office and retail space and exclude the 749 self storage units located at the Rodin Place Property (as defined below).

(3)	UW NOI increased from Most Recent NOI due to commencement of the Target lease (13.4% of NRA) in January 2017 with an annual underwritten base rent of $1,306,347. Prior to Target, Whole Foods occupied the space through lease expiration in January 2017 at a lower annual base rent of $779,098. UW NOI includes income net expenses from the 749 self storage units.

(4)	Occupancy excludes the 749 self storage units located at the Rodin Place Property. Occupancy of the self storage units is 86.9% as of July 1, 2017.

(5)	The appraised value represents the “prospective market value at stabilization”, which assumes the completion of tenant improvements to the Target space. At closing, the Rodin Place Borrower (as defined below) deposited $487,830 into a rollover reserve related to the tenant improvements to the Target space. The “as is” appraised value as of April 6, 2017, is $68,800,000, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 65.0% and 59.4%, respectively.

The Mortgage Loan. The eighth largest mortgage loan (the “Rodin Place Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $44,720,000 and secured by a first priority fee mortgage encumbering a mixed use property located in Philadelphia, Pennsylvania (the “Rodin Place Property”). Proceeds of the Rodin Place Mortgage Loan were used to refinance existing debt on the Rodin Place Property, fund reserves, pay closing costs and return equity to the Rodin Place Borrower.

The Borrower and the Sponsor. The borrower is RMPKey LLC (the “Rodin Place Borrower”), a newly-formed, single-purpose Delaware limited liability company with two independent directors. The sponsor of the Rodin Place Borrower and nonrecourse carve-out guarantor is Valhal Holding Corp. (“VHC”), which controls the Rodin Place Borrower through its subsidiary, Valhal Corp., the 99.5% majority owner of the Rodin Place Borrower. Valhal Corp. is a New York-based real estate development company with a portfolio of more than 670,000 SF of commercial and residential real estate and 300,000 SF of developable land. VHC purchased the Rodin Place Property in February 1990.

A-3-67

MSBAM 2017-C34	Rodin Place

The Property. The Rodin Place Property is comprised of a six-story, 209,362 SF multi-tenant mixed use office and retail building located at 2000 Hamilton Street (“Rodin Place Building”) and a single-story, 32,522 SF single-tenant retail building located at 2001 Pennsylvania Avenue and leased to Target (“Target Building”). The buildings are situated adjacent to each other on a 3.94 acre site within Philadelphia, Pennsylvania, on the north side of the Philadelphia central business district (“Philadelphia CBD”). In addition to the office and retail space, the Rodin Place Building contains a subsurface parking garage and a self storage component with 749 traditional and climate controlled units on three below street level floors. As of July 1, 2017, the self storage units have an occupancy of 86.9%. The three above street level floors contain the office space and ground level retail space. The Rodin Place Building was constructed in 1989 and renovated in 2008, while the Target Building was constructed in 1997 as a Whole Foods store and renovated in 2017 when Whole Foods vacated and Target commenced its lease. The Rodin Place Property contains a total of 203 parking spaces, with 120 spaces in the Rodin Place Building parking garage and 83 surface spaces at the Target Building.

As of September 15, 2017, the Rodin Place Property was 85.8% leased to a mix of 15 retail and 15 office tenants. The Rodin Place Property is anchored by Target (13.4% of NRA), with other major tenants including the City of Philadelphia Police Department (9.9% of NRA), MANNA (9.6% of NRA), Philadelphia Sports Club (8.9% of NRA) and the Free Library of Philadelphia (8.0% of NRA). The remaining tenants consist of national, regional and local tenants, none of which occupy more than 3.8% of the total NRA or represent more than 4.8% of underwritten rent. In addition to Target, national and regional tenants at the Rodin Place Property include Rite Aid Co., Wawa, Inc., Domino’s Pizza and Super Cuts.

The Rodin Place Property is bordered by 20th Street and 21st Street, between Hamilton Street and Pennsylvania Avenue in the urban core of Philadelphia. Land uses within the immediate neighborhood consist of residential communities, modern office and retail buildings and historic architecture. Traffic counts next to the Rodin Place Property total more than 10,900 vehicles per day. The Rodin Place Property is located in the Art Museum neighborhood of Philadelphia, with the Rodin Museum and Barnes Foundation located across the street to the west and south, respectively, of the Rodin Pace Property and the Philadelphia Museum of Art is situated approximately one half mile to the northwest. Additionally, two condominium towers are located to the immediate north and east and a new Class A high-rise apartment tower with ground floor retail known as the Dalian on the Park is located to the immediate northwest of the Rodin Place Property. Access to the surrounding area is primarily provided by Interstate 676, which connects with Interstate 76 to the west and Interstate 95 to the east. Interstates 76 and 95 form the primary access points for the suburban communities of the city of Philadelphia in Pennsylvania, as well as the suburban areas to the east in New Jersey.

Major Tenants.

Target (32,522 SF, 13.4% of NRA, 30.8% of underwritten rent). Target leases the 32,522 SF Target Building at the Rodin Place Property pursuant to a 15-year lease that commenced January 26, 2017, expires January 31, 2032, has two, five-year extension options and has a third extension option that would extend the total term of the lease to 29.5 years. Rent during the first option is $48.46 PSF NNN and $55.72 PSF NNN in the second option. Target is expected to open for business at the Rodin Place Property in October 2017. Incorporated in 1902, Target (NYSE: TGT) (rated A-/A2/A by Fitch/Moody’s/S&P) is an upscale discount retailer that provides an assortment of general merchandise and food products through its standard-format general merchandise Target stores, larger format SuperTarget stores that offer a full line of food items comparable to traditional supermarkets, and smaller flexible-format TargetExpress stores that are generally less than 50,000 SF. The company has approximately 1,802 stores located throughout the United States with approximately 323,000 employees and reported revenue of over $69 billion in fiscal 2016. The Target location at the Rodin Place Property resembles the flexible-format TargetExpress stores, which cover approximately 15% of the size of a typical general merchandise Target store and offer a quick shopping experience.

City of Philadelphia Police Department (24,000 SF, 9.9% of NRA, 0.0% of underwritten rent). The City of Philadelphia Police Department (“Philadelphia Police Department”) has leased 24,000 SF at the Rodin Place Property since 1995. The 29-year lease commenced November 3, 1995, expires December 1, 2024 at zero base rent but paying a pro-rata share of reimbursements, and has five, four-year extension options at fair market rent. The Philadelphia Police Department (City of Philadelphia is rated A-/A2/A+ by Fitch/Moody’s/S&P) is the fourth largest police department in the United States, with over 6,300 sworn members and 800 civilian personnel. The Philadelphia Police Department utilizes its space at the Rodin Place Property as the headquarters for its 9th District.

MANNA (23,230 SF, 9.6% of NRA, 10.4% of underwritten rent). MANNA leases 23,230 SF at the Rodin Place Property on a 15-year lease that commenced January 4, 2016, expires May 4, 2031, and has two, five-year and one, 45-month extension options at fair market rent. Founded in 1990, MANNA is a non-profit organization that cooks and delivers nutritious, medically-appropriate meals and provides nutrition counseling to neighbors who are battling life-threatening illnesses. Each month, MANNA delivers over 95,000 meals to the Greater Philadelphia area and Southern New Jersey. MANNA is headquartered at the Rodin Place Property.

Philadelphia Sports Club (21,647 SF, 8.9% of NRA, 9.9% of underwritten rent). The Philadelphia Sports Club has leased 21,647 SF at the Rodin Place Property since 1998. The 20-year lease commenced December 29, 1998, expires December 31, 2018, and has two, five-year extension options at a fixed minimum rent per annum equal to 90% of the fair market value for a comparable lease. Philadelphia Sports Club is a fitness chain owned and operated by New York based Town Sports International (“TSI”) (NASDAQ: CLUB, rated Caa2/CCC+ by Moody’s/S&P), the largest owner and operator of fitness clubs in the Northeast and Mid-Atlantic regions and the third largest fitness club operator in the United States, as measured by number of clubs. TSI operates under the brand names New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs. The Philadelphia Sports Club located at the Rodin Place Property is one of five locations within the Philadelphia metropolitan area.

Free Library of Philadelphia (19,428 SF, 8.0% of NRA, 6.9% of underwritten rent). Free Library of Philadelphia (“Free Library”) leases 19,428 SF at the Rodin Place Property via two 10-year leases and has been a tenant since 1993. The current leases commenced August 15, 2015, expire August 14, 2025, and have one, five-year extension option at fair market rent. Chartered in 1891, the Free Library is the public library system that serves Philadelphia. With more than seven million items in circulation, the Free Library receives approximately six million visitors to its 54 neighborhood libraries each year.

A-3-68

MSBAM 2017-C34	Rodin Place

The following table presents a summary regarding the largest tenants at the Rodin Place Property:

Tenant Summary(1)(2)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(3)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Target(4)	A-/A2/A	32,522	13.4%	$1,306,347	30.8%	$40.17(4)	1/31/2032
Philadelphia Police Department(5)	A-/A2/A+	24,000	9.9%	$0	0.0%	$0.00	12/1/2024
MANNA	NR/NR/NR	23,230	9.6%	$440,499	10.4%	$18.96	5/4/2031
Philadelphia Sports Club	NR/Caa2/CCC+	21,647	8.9%	$421,684	9.9%	$19.48	12/31/2018
Free Library of Philadelphia	NR/NR/NR	19,428	8.0%	$294,193	6.9%	$15.14	8/14/2025
Subtotal/Wtd. Avg.(5)		120,827	50.0%	$2,462,723	58.1%	$25.43

Other Tenants		86,821	35.9%	$1,776,990	41.9%	$20.47
Vacant Space		34,236	14.2%	$0	0.0%	$0.00
Total/Wtd. Avg.(5)		241,884	100.0%	$4,239,713	100.0%	$23.09

(1)	Information is based on the underwritten rent roll.

(2)	Table excludes the 749 self storage units located at the Rodin Place Property.

(3)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(4)	Target Annual UW Rent and Annual UW Rent PSF includes approximately $122,347 of straight line contractual rent increases through the loan term.

(5)	Philadelphia Police Department pays no base rent; therefore, Annual UW Rent and Annual UW Rent PSF calculations exclude the SF for this tenant. Philadelphia Police Department pays a pro-rata share of expenses.

The following table presents certain information relating to the lease rollover at the Rodin Place Property:

Lease Rollover Schedule(1)(2)(3)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Rent PSF Rolling(4)	Total UW Rent Rolling(4)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	1	5,817	2.4%	2.4%	$19.50	$113,432	2.7%	2.7%
2018	2	23,283	9.6%	12.0%	$20.01	$465,876	11.0%	13.7%
2019	2	5,770	2.4%	14.4%	$23.30	$134,418	3.2%	16.8%
2020	4	15,224	6.3%	20.7%	$19.64	$299,060	7.1%	23.9%
2021	8	19,641	8.1%	28.8%	$19.86	$390,010	9.2%	33.1%
2022	2	6,532	2.7%	31.5%	$19.15	$125,103	3.0%	36.0%
2023	3	14,518	6.0%	37.5%	$20.38	$295,946	7.0%	43.0%
2024(5)	3	35,379	14.6%	52.2%	$21.91	$249,290	5.9%	48.9%
2025	4	23,272	9.6%	61.8%	$15.31	$356,387	8.4%	57.3%
2026	1	2,460	1.0%	62.8%	$25.75	$63,345	1.5%	58.8%
2027	0	0	0.0%	62.8%	$0.00	$0	0.0%	58.8%
2028 & Beyond	2	55,752	23.0%	85.8%	$31.33	$1,746,846	41.2%	100.0%
Vacant	0	34,236	14.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.(5)	32	241,884	100.0%		$23.09	$4,239,713	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Table excludes the 749 self storage units located at the Rodin Place Property.

(4)	UW Rent PSF Rolling and Total UW Rent Rolling exclude vacant space.

(5)	UW Rent PSF Rolling calculation excludes the SF for the Philadelphia Police Department, which pays no base rent. Philadelphia Police Department pays a pro rata share of expenses.

The Market. The Rodin Place Property is located in the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD metropolitan statistical area (“Philadelphia MSA”), on the north side of the Philadelphia CBD. The Philadelphia MSA is the seventh most populous metropolitan area in the United States, with a 2017 estimated population of 6.1 million. Philadelphia is located in southeastern Pennsylvania approximately 90 miles southwest of New York City. The largest employment centers for the City of Philadelphia include education and health services and financial services.

According to the appraisal, the Rodin Place Property is located in the Center City area of Philadelphia (“Center City”), within the Art Museum/Fairmont neighborhood. Accounting for 46% of all jobs in Philadelphia, Center City is considered a major economic driver for the region and the focal point of the greater Philadelphia metropolitan area for business, government and cultural activities. Per the appraisal, over the last 25 years, Center City has been experiencing major commercial development activity. Center City serves as the headquarters for several companies including Comcast, Cigna, ACE, Blue Cross of Pennsylvania and Delaware Valley Investments. Center City also houses numerous city and federal government agencies such as the Environmental Protection Agency, Department of Housing and Urban Development, Department of Justice, U.S. Mint and the Federal Reserve. Several colleges and universities are located in Center City, including the Art Institute of Philadelphia, the Academy of the Arts, Thomas Jefferson University Medical School, the University of Pennsylvania, Drexel University and Temple University. Additionally, Wills Hospital, Thomas Jefferson Hospital, Hahnemann Hospital and Pennsylvania Hospital serve as demand generators for the Center City area.

A-3-69

MSBAM 2017-C34	Rodin Place

According to a third party market research report, the estimated 2016 population within a five-, 10- and 15-minute walk of the Rodin Place Property was 4,607, 15,047 and 32,816, respectively. The 2016 median household income within a five-, 10- and 15-minute walk of the Rodin Place Property was $68,388, $65,893 and $65,197, respectively.

The Rodin Place Property is situated in the Philadelphia CBD retail submarket cluster and the Market Street West retail submarket. According to a second quarter 2017 third party market research report, the Philadelphia CBD retail submarket cluster is comprised of 1,573 retail buildings containing approximately 12.2 million SF of leasable area with an overall vacancy rate of 5.0% and an average rental rate of $33.19 PSF NNN. The Market Street West retail submarket is comprised of 582 buildings containing approximately 4.4 million SF of leasable area with an overall vacancy rate of 3.1% and an average rental rate of $42.11 PSF NNN. Year-to-date absorption in the Market Street West retail submarket was positive at 44,064 SF with 10,400 SF under construction.

The Rodin Place Property is situated in the Philadelphia CBD office submarket cluster and the Market Street West office submarket. According to a second quarter 2017 third party market research report, the Philadelphia CBD office submarket cluster is comprised of 756 office buildings containing approximately 61.6 million SF of space with a reported vacancy rate of 9.0% and asking rents of $30.02 PSF gross. The Market Street West submarket is comprised of 384 office buildings containing approximately 39.4 million SF of space with a reported vacancy rate of 8.6% and asking rents of $31.31 PSF. Year-to-date absorption in the Market Street West office submarket was positive at 357,948 SF with approximately 1.3 million SF under construction.

The following table presents retail rental comparables with respect to the Rodin Place Property:

Competitive Property Summary
Property Name/Location	Year Built	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Months)	Rent PSF	Lease Type
Rodin Place(1)(2) 2000 Hamilton Street and 2001 Pennsylvania Avenue Philadelphia, PA	1989, 1997	241,884	Target	32,522	Jan. 2017	180	$36.41	Triple Net
Abbotts Square 200-210 Lombard Street Philadelphia, PA	1985	38,164	Fresh Formats	16,821	Oct. 2016	120	$35.51	Triple Net
Dalian on the Park 501 North 22nd Street Philadelphia, PA	2016	270,854	Whole Foods Market	55,000	Aug. 2016	240	$38.00	Triple Net
The Collins 1125 Sansom Street Philadelphia, PA	2016	168,000	Target Express	19,054	Jun. 2016	180	$44.00	Triple Net
34 South 11th Street 34 South 11th Street Philadelphia, PA	1925	207,031	MOM’s Organic Market	16,000	Jan. 2017	120	$37.00	Triple Net
1700 Chestnut 1700 Chestnut Street Philadelphia, PA	1927	77,379	Nordstrom Rack	39,000	Nov. 2014	120	$51.28	Triple Net

Source: Appraisal.

(1)	Based on the underwritten rent roll, except the Year Built.

(2)	Table excludes the 749 self storage units located at the Rodin Place Property.

A-3-70

MSBAM 2017-C34	Rodin Place

The following table presents office rental comparables with respect to the Rodin Place Property:

Competitive Property Summary
Property Name/Location	Year Built	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Months)	Rent PSF	Lease Type
Rodin Place(1)(2) 2000 Hamilton Street and 2001 Pennsylvania Avenue Philadelphia, PA	1989, 1997	241,884	Maternity Care Coalition	6,341	Sep. 2016	60	$19.31	Mod Gross
Jefferson Building 1015 Chestnut Street Philadelphia, PA	1920	156,000	Biomeme	4,524	Oct. 2016	91	$21.50	Full Service
Waterview Corporate Center 1020-84 North Delaware Avenue Philadelphia, PA	1905	128,471	Dharma Global Marketing, Inc.	3,059	Jun. 2015	37	$19.50	Gross + TE
The Bourse Building 111 South Independence Mall East Philadelphia, PA	1895	298,679	Ride The Ducks International, LLC	1,318	Jan. 2015	60	$22.00	Full Service
Stephen Girard Building 19-25 South 12th Street Philadelphia, PA	1896	108,920	Brian Sims	1,552	Jan. 2015	47	$16.78	Gross
2100 Parkway 230 North 21st Street Philadelphia, PA	1930	221,820	Masqrray, Inc.	5,000	Dec. 2014	62	$20.00	Mod Gross

Source: Appraisal.

(1)	Based on the underwritten rent roll, except the Year Built.

(2)	Table excludes the 749 self storage units located at the Rodin Place Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Rodin Place Property:

Cash Flow Analysis
	2014	2015	2016	5/31/2017 TTM	UW	UW PSF
Base Rent(1)	$3,685,988	$3,618,386	$3,297,712	$3,490,064	$4,784,471	$19.78
Total Recoveries	$1,769,243	$1,744,519	$1,536,757	$1,248,216	$1,540,222	$6.37
Parking Revenue	$100,030	$120,450	$131,154	$141,782	$141,782	$0.59
Other Income	$845,612	$921,414	$939,882	$1,000,867	$1,041,385	$4.31
Less Vacancy & Credit Loss	$0	$0	$0	$0	($632,469)	($2.61)
Effective Gross Income	$6,400,873	$6,404,769	$5,905,505	$5,880,929	$6,875,391	$28.42
Total Expenses	$2,542,958	$2,470,455	$2,452,747	$2,400,393	$2,598,011	$10.74
Net Operating Income	$3,857,915	$3,934,314	$3,452,757	$3,480,536	$4,277,380	$17.68
Capital Expenditures	$0	$0	$0	$0	$55,633	$0.23
TI/LC	$0	$0	$0	$0	$204,000	$0.84
Net Cash Flow	$3,857,915	$3,934,314	$3,452,757	$3,480,536	$4,017,747	$16.61

Occupancy %(2)	87.9%	87.6%	85.4%	85.8%	91.6%
NOI DSCR (P&I)	1.44x	1.47x	1.29x	1.30x	1.60x
NOI DSCR (IO)	1.96x	1.99x	1.75x	1.76x	2.17x
NCF DSCR (P&I)	1.44x	1.47x	1.29x	1.30x	1.50x
NCF DSCR (IO)	1.96x	1.99x	1.75x	1.76x	2.04x
NOI Debt Yield	8.6%	8.8%	7.7%	7.8%	9.6%
NCF Debt Yield	8.6%	8.8%	7.7%	7.8%	9.0%

(1)	UW Base Rent is based on the rent roll dated September 15, 2017, and includes approximately $5,259 of additional contractual rent steps through November 2017, approximately $122,347 of straight line contractual rent increases through the loan term for the Target space and approximately $55,348 of mark to market rent. UW Base Rent increased from 5/31/2017 TTM Base Rent due to the commencement of the Target lease in January 2017 at an annual underwritten base rent of $1,306,347. Prior to Target, Whole Foods occupied the space at a lower annual base rent of $779,098.

(2)	Occupancy % represents office and retail space only and excludes 749 self storage units at the Rodin Place Property. Occupancy of the self storage units is 86.9% as of July 1, 2017. 5/31/2017 TTM Occupancy % is as of the underwritten rent roll dated September 15, 2017. UW Occupancy % represents economic occupancy.

A-3-71

MSBAM 2017-C34	Rodin Place

Escrows and Reserves. The Rodin Place Borrower deposited $485,191 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments, which currently equates to $69,313. The Rodin Place Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the Rodin Place Borrower maintains insurance under an acceptable blanket insurance policy, among other conditions in the related loan documents). The Rodin Place Borrower currently maintains a blanket policy. The Rodin Place Borrower deposited $4,667 at loan origination and is required to make monthly deposits of $4,667 for replacement reserves. The Rodin Place Borrower deposited $319,500 at loan origination and is required to make monthly deposits of $19,500 for TI/LC reserves. The Rodin Place Borrower deposited $487,830 at loan origination for tenant improvements related to Target.

Lockbox and Cash Management. The Rodin Place Mortgage Loan is structured with a hard lockbox with springing cash management. The Rodin Place Borrower is required to direct all credit card companies and tenants to deposit all receipts and rents and other revenues directly into the lockbox account. Notwithstanding the foregoing, the Rodin Place Borrower and property manager are required to deposit all amounts received constituting rents into the lockbox account within five business days of receipt. For so long as a Cash Sweep Period (as defined below) does not exist, all funds in the lockbox account will be transferred to an account controlled by the Rodin Place Borrower. Upon the occurrence of a Cash Sweep Period, all sums on deposit in the lockbox account are required to be swept on a daily basis into the cash management account for the payment of, among other things, debt service, monthly escrows and, if caused only by a DSCR Trigger Event (as defined below), operating expenses pursuant to an annual approved budget, and all excess cash is required to be swept into an account to be held as additional security for the Rodin Place Mortgage Loan during the continuance of such Cash Sweep Period.

A	“Cash Sweep Period” will

(i)	commence upon the occurrence of an event of default under the Rodin Place Mortgage Loan and continue until such event of default is cured;

(ii)	commence upon the occurrence of any bankruptcy action of the Rodin Place Borrower or property manager and, in the case of any bankruptcy action of the property manager, continue until the manager is replaced with a qualified manager under a replacement agreement within 60 days (in no event will a Cash Sweep Period due to a bankruptcy action of the Rodin Place Borrower be cured);

(iii)	commence upon the date that the debt service coverage ratio for the Rodin Place Mortgage Loan based on the trailing three-month period is less than 1.15x and continue until such time as the debt service coverage ratio based on the trailing three-month period is 1.20x or greater for two consecutive quarters (“DSCR Trigger Event”); or

(iv)	commence upon, with respect to Target Corporation or any successor, assign or subsequent tenant (“Major Tenant”) under a replacement lease (“Major Tenant Lease”):

(a)	the date that any Major Tenant files a bankruptcy action and will continue until (so long as there is no default or event of default that would trigger another Cash Sweep Period) (1) the date that is 30 days after the applicable Major Tenant has affirmed its Major Tenant Lease, is no longer the subject of a bankruptcy or similar proceeding, is in occupancy and paying full contractual unabated post-petition rent without right of offset or free rent credit, and has delivered a tenant estoppel acceptable to the lender or (2) the date the Rodin Place Borrower has entered into one or more replacement leases for the entire applicable Major Tenant premises in each case with tenants acceptable to the lender in its discretion and (w) the replacement tenants are in occupancy of the entire net leasable area of the applicable Major Tenant premises, are obligated to pay full contractual rent without right of offset or free rent credit, and have made their first monthly rental payment, (x) all tenant improvements have been completed, (y) all leasing commissions and any other tenant reimbursement obligations incurred by the Rodin Place Borrower have been paid and (z) the replacement tenants have delivered a tenant estoppel acceptable to the lender (clauses (w) through (z), collectively, the “Replacement Lease Conditions”);

(b)	the date any Major Tenant gives notice that it intends to go dark, vacate or abandon the premises or for 10 consecutive days vacates, goes dark, abandons, or surrenders substantially all of the premises and will continue until the date that (1) is 30 days after the date that the applicable Major Tenant has resumed operations at its premises, is in occupancy and open for business paying full contractual unabated rent without right of offset or free rent credit, has made its next due monthly rental payment, and has delivered a tenant estoppel acceptable to the lender or (2) the Rodin Place Borrower has entered into one or more replacement leases for the entire applicable premises with tenants acceptable to the lender in its discretion and the Replacement Lease Conditions have been satisfied; or

(c)	the date that any Major Tenant fails to maintain a rating of at least BBB- by S&P or Baa3 by Moody’s and will continue until the date that (1) the Major Tenant is rated BBB or higher by S&P or Baa2 or higher by Moody’s or (2) the Major Tenant is replaced with one or more tenants satisfactory to lender in its discretion with credit ratings satisfactory to lender in its discretion pursuant to replacement leases for the entire applicable Major Tenant premises and the Replacement Lease Conditions have been satisfied.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Rodin Place Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism.

A-3-72

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A-3-73

MSBAM 2017-C34	Mall of Louisiana

Mortgage Loan No. 9 – Mall of Louisiana

A-3-74

MSBAM 2017-C34	Mall of Louisiana

Mortgage Loan No. 9 – Mall of Louisiana

A-3-75

MSBAM 2017-C34	Mall of Louisiana

Mortgage Loan No. 9 – Mall of Louisiana

A-3-76

MSBAM 2017-C34	Mall of Louisiana

Mortgage Loan No. 9 – Mall of Louisiana

A-3-77

MSBAM 2017-C34	Mall of Louisiana

Mortgage Loan No. 9 – Mall of Louisiana

Mall of Louisiana
6401 Bluebonnet Boulevard;
9168 Mall of Louisiana Boulevard; 9330 Mall of Louisiana Boulevard
Baton Rouge, LA 70836
BATON ROUGE
Downtown
Merrydale
Central
Monticello
Wooddale East
West Sherwood Forest
Zeeland Place
Westminster
Inniswold
Highlands/ Perkins
EAST BATON ROUGE PARISH
Oak Hills Place
Village St. George
Gardere
South Baton Rouge
Mississippi River
Louisiana State University
University Lake
LSU Tiger Stadium
LSU Golf Course
State Capitol
Memorial Stadium
LA Art & Science Museum
River Center
HORACE WILKINSON BRIDGE
Magnolia Mound Plantation
Pete Maravich Assembly Center
Baton Rouge Gallery
Acadian Perkins Plaza
Village Square
Burden Botanic Gardens and Museum
Our Lady of the Lake Reg. Medical Ctr.
Essen Village
Baton Rouge General Medical Center
Town South Shopping Center
Bluebonnet Village
Perkins Rowe
Siegen Village
Siegen Plaza
Siegen Lane Marketplace
Gentilly Court Park
Highland Road Park
Hammond Aire Plaza
Drusilla Shopping Center
Towne Center at Cedar Lodge
Baton Rouge Country Club
Independence Park Theatre
Bon Carre Technology Center
Baton Rouge Community College
Cortana Mall
Sharp Road Park
Sherwood Forest Country Club
North Sherwood Forest Park
Judson Park
Howell Golf Park
Webb Park Golf Course
Valley Park
Earl K. Long Medical Center
Baton Rouge Metro. Airport 1 mile
New Orleans 69 miles
Airline Hwy
Greenwell Springs Rd
Florida Blvd
Government St
Perkins Rd
Highland Rd
Burbank Dr
Bluebonnet Blvd
Jefferson Hwy
Old Hammond Hwy
Corporate Blvd
Siegen Ln
Gardere Ln
ARKANSAS
LOUISIANA
MISSISSIPPI
TEXAS
SHREVEPORT
JACKSON
BATON ROUGE
LAFAYETTE
NEW ORLEANS
BEAUMONT
Gulf of Mexico

A-3-78

MSBAM 2017-C34	Mall of Louisiana

Mortgage Loan No. 9 – Mall of Louisiana

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$44,000,000			Location:	Baton Rouge, LA 70836
Cut-off Date Balance(1):	$44,000,000			General Property Type:	Retail
% of Initial Pool Balance:	4.2%			Detailed Property Type:	Super Regional Mall
Loan Purpose:	Recapitalization			Title Vesting:	Fee
Sponsor:	GGP Real Estate Holding I, Inc.			Year Built/Renovated:	1997/2008
Mortgage Rate:	3.9840%			Size:	776,789 SF
Note Date:	7/26/2017			Cut-off Date Balance per SF(1):	$418
First Payment Date:	9/1/2017			Maturity Date Balance per SF(1):	$362
Maturity Date:	8/1/2027			Property Manager:	Self-managed
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	36 months			UW NOI:	$36,062,923
Seasoning:	2 months			UW NOI Debt Yield(1):	11.1%
Prepayment Provisions(2):	LO (26); DEF (90); O (4)			UW NOI Debt Yield at Maturity(1):	12.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.62x (IO) 1.85x (P&I)
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$34,995,624 (4/30/2017 TTM)
Additional Debt Balance(1):	$281,000,000			2nd Most Recent NOI:	$35,038,477 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$34,580,536 (12/31/2015)
Reserves(3)				Most Recent Occupancy(4):	91.8% (6/30/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	94.4% (12/31/2016)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(4) :	96.6% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$570,000,000 (6/23/2017)
Recurring Replacements:	$0	Springing	$155,169	Cut-off Date LTV Ratio(1):	57.0%
TI/LC:	$0	Springing	$1,551,690	Maturity Date LTV Ratio(1):	49.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$325,000,000	100.0%	Return of Equity(5):	$323,588,541	99.6%
			Closing Costs:	$1,411,459	0.4%
Total Sources:	$325,000,000	100.0%	Total Uses:	$325,000,000	100.0%

(1)	The Mall of Louisiana Mortgage Loan (as defined below) is part of the Mall of Louisiana Whole Loan (as described below), which is comprised of nine pari passu promissory notes with an aggregate original principal balance of $325,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Mall of Louisiana Whole Loan. See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(2)	The defeasance lockout period will be at least 26 payment dates beginning with the first payment date on September 1, 2017. Defeasance of the Mall of Louisiana Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 1, 2020. The assumed lockout period of 26 payments is based on the expected MSBAM 2017-C34 securitization trust closing date in October 2017.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Historical occupancy information obtained from the Mall of Louisiana Borrower and includes temporary tenants. Most Recent Occupancy includes Main Event (6.0% of NRA) which has a signed lease but is not expected to take occupancy until August 2018 and excludes temporary tenants. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and 15 months of gap rent specific to Main Event.

(5)	The Mall of Louisiana Property was previously unencumbered. The Mall of Louisiana Whole Loan sponsor acquired the Mall of Louisiana Property for approximately $265 million in 2004 and including the $100 million spent on the 2008 property expansion, maintains an undepreciated cost basis of approximately $413 million.

The Mortgage Loan. The ninth largest mortgage loan (the “Mall of Louisiana Mortgage Loan”) is part of a whole loan (the “Mall of Louisiana Whole Loan”) evidenced by nine pari passu promissory notes, which are secured by the fee interest in a 776,789 SF portion of a super regional mall and adjacent power center in Baton Rouge, Louisiana (the “Mall of Louisiana Property”). The Mall of Louisiana Whole Loan was co-originated on July 26, 2017 by Bank of America, N.A., Citi Real Estate Funding Inc. and Barclays Bank PLC. The Mall of Louisiana Whole Loan had an original principal balance of $325,000,000, has an outstanding principal balance as of the Cut-off Date of $325,000,000 and accrues interest at an interest rate of 3.9840% per annum. Promissory Note A-2 in the original principal amount of $44,000,000 represents the Mall of Louisiana Mortgage Loan and will be included in the MSBAM 2017-C34 securitization trust. The controlling Promissory Note A-1 in the original principal amount of $65,000,000 is expected to be contributed to the BANK 2017-BNK7 securitization trust. The remaining non-controlling Promissory Notes are further described in the Mall of Louisiana Whole Loan Summary below. The Mall of Louisiana Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK 2017-BNK7 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

A-3-79

MSBAM 2017-C34	Mall of Louisiana

Mall of Louisiana Whole Loan Summary
Notes	Original Balance	Note Holder	Controlling Interest
A-1	$65,000,000	BANK 2017-BNK7	Yes
A-2	$44,000,000	MSBAM 2017-C34	No
A-3-1	$30,000,000	CGCMT 2017-P8	No
A-3-2	$28,000,000	Citi Real Estate Funding Inc.	No
A-4	$50,000,000	COMM 2017-COR2	No
A-5-1	$41,000,000	Barclays Bank PLC	No
A-5-2	$17,000,000	CGCMT 2017-P8	No
A-6	$25,000,000	Barclays Bank PLC	No
A-7	$25,000,000	Barclays Bank PLC	No
Total	$325,000,000

The Borrower and the Sponsor. The borrowers are Mall of Louisiana, LLC and Mall of Louisiana Land, LLC (individually and collectively, the “Mall of Louisiana Borrower”), each a single-purpose Delaware limited liability company, with at least two independent directors.

The loan sponsor and nonrecourse carve-out guarantor is GGP Real Estate Holding I, Inc., wholly owned by GGP Inc. GGP Inc. (NYSE: GGP) is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping retail properties throughout the United States. GGP Inc.’s portfolio as of March 2017 included 127 properties (121 million SF) in 40 states with an enterprise value of approximately $39 billion. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

GGP Real Estate Holding I, Inc. has provided a guaranty for payment of $1,726,914 in unfunded tenant allowances for ten various tenants and a guaranty related to the tenant Main Event for payment of $8,519,922 comprised of unfunded tenant allowances ($3,986,500), landlord work ($3,067,797) and gap rent ($1,465,625).

The Property. The Mall of Louisiana Property consists of a two-story enclosed super regional mall known as Mall of Louisiana, which contains a total of 1,593,545 SF and is anchored by non-collateral anchors Dillard’s, Dillard’s Men’s & Home, JCPenney, Macy’s and Sears. The 776,789 SF portion of the Mall of Louisiana that serves as collateral for the Mall of Louisiana Whole Loan was 91.8% leased as of June 30, 2017 by 135 retail and restaurant tenants. The largest tenants by size are AMC Theatres (9.6% of NRA, 5.9% of underwritten base rent, expiring July 2026), Dick’s Sporting Goods (9.5% of NRA, 3.3% of underwritten base rent, expiring January 2019), Nordstrom Rack (3.9% of NRA, 2.0% of underwritten base rent, expiring September 2025) and Forever 21 (3.5% of NRA, 5.1% of underwritten base rent, expiring January 2019). Main Event (6.0% of NRA, 4.0% of underwritten base rent, expiring June 2028) has a signed lease but is not expected to take occupancy until August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and 15 months of gap rent specific to Main Event.

No other tenant represents more than 1.9% of NRA or 2.6% of underwritten base rent. Other notable tenants at the Mall of Louisiana Property include: Apple, DSW, Lush Fresh Handmade Cosmetics, Michael Kors, Pandora, Pottery Barn and Williams Sonoma. The Mall of Louisiana Property features an 11-bay food court and nine full service restaurants. Inline sales at the Mall of Louisiana Property as of May 31, 2017 were approximately $183 million with an average of $585 PSF ($496 PSF excluding Apple), resulting in an occupancy cost of 13.6% (16.1% excluding Apple).

The Mall of Louisiana Property was built in 1997 and renovated in 2008 with a $100 million expansion project which added over 330,000 SF, comprised of a 125,000 SF lifestyle component, a 140,000 SF power center and a 15-screen stadium seating cinema with IMAX – 3D. The Mall of Louisiana features the only Sears within 40 miles and the only Macy’s, Dick’s Sporting Goods and Nordstrom Rack within 60 miles. The Mall of Louisiana Property includes 8,404 surface parking spaces (approximately 5.3 per 1,000 SF).

A-3-80

MSBAM 2017-C34	Mall of Louisiana

The following table presents certain information relating to the leases at the Mall of Louisiana Property:

Tenant Summary
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant SF(2) (3)	Approx. % of SF(2)	Annual UW Rent(4)	% of Total Annual UW Rent	Annual UW Rent PSF(4)	5/30/2017 TTM Sales PSF(3)	5/30/2017 TTM Occupancy Cost	Lease Expiration
Major Tenants
AMC Theatres	B/B1/B+	74,400	9.6%	$1,739,472	5.9%	$23.38	$560,583(5)	22.6%	7/21/2026
Forever 21	NR/NR/NR	26,885	3.5%	$1,483,980	5.1%	$55.20	$183	28.6%	1/31/2019
Main Event(6)	NR/NR/NR	46,900	6.0%	$1,172,500	4.0%	$25.00	N/A	N/A	6/30/2028
Dick’s Sporting Goods	NR/NR/NR	74,061	9.5%	$962,793	3.3%	$13.00	$131	11.9%	1/31/2019
Nordstrom Rack	BBB+/Baa1/BBB+	30,002	3.9%	$577,500	2.0%	$19.25	N/A	N/A	9/30/2025
Subtotal/Wtd. Avg.		252,248	32.5%	$5,936,245	20.2%	$23.53

Other Tenants		460,886	59.3%	$23,378,585	79.8%
Occupied Total		713,134	91.8%	$29,314,830	100.0%

Vacant Retail Space		63,655	8.2%
Total/Wtd. Avg.		776,789	100.0%
Non-Collateral Anchor Tenants
Dillard’s / Dillard’s Men’s and Home(7)	BBB-/Baa3/BBB-	370,655					$148	N/A	N/A
Macy’s	BBB/Baa3/BBB-	204,890					$166	N/A	N/A
JC Penney	B+/B1/B+	116,568					$309	N/A	N/A
Sears / Sears Auto Center	CC/Caa2/CCC+	113,517					$123	N/A	N/A

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Tenant SF and Approximate % of SF are based on the underwritten rent roll.

(3)	Tenant SF and Sales PSF for the Non-Collateral Anchor Tenants are as of 2016 as reported in the appraisal.

(4)	Annual UW Rent includes contractual increases through August 2018.

(5)	Sales PSF is shown as Sales per screen (15 screens).

(6)	Main Event has an executed lease but is not expected to take occupancy until August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and 15 months of gap rent specific to Main Event.

(7)	Dillard’s / Dillard’s Men’s and Home stores are separate stores but shown as combined on this table.

The following table presents certain information relating to the lease rollover schedule at the Mall of Louisiana Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling(3)	% of Total Rent Rolling	Cumulative % of Total Rent Rolling
2017 and MTM	11	27,967	3.6%	3.6%	$2,330,756	$83.34	8.0%	8.0%
2018	23	82,248	10.6%	14.2%	$3,354,434	$40.78	11.4%	19.4%
2019	17	165,390	21.3%	35.5%	$4,979,391	$30.11	17.0%	36.4%
2020	14	43,189	5.6%	41.0%	$2,581,653	$59.78	8.8%	45.2%
2021	16	60,190	7.7%	48.8%	$2,840,401	$47.19	9.7%	54.9%
2022	10	32,000	4.1%	52.9%	$1,317,420	$41.17	4.5%	59.4%
2023	11	39,863	5.1%	58.0%	$2,544,415	$63.83	8.7%	68.0%
2024	7	32,366	4.2%	62.2%	$1,357,288	$41.94	4.6%	72.7%
2025	9	58,878	7.6%	69.8%	$1,792,374	$30.44	6.1%	78.8%
2026	6	88,514	11.4%	81.2%	$2,885,732	$32.60	9.8%	88.6%
2027	6	11,360	1.5%	82.6%	$1,081,295	$95.18	3.7%	92.3%
Thereafter	5	71,169	9.2%	91.8%	$2,249,670	$31.61	7.7%	100.0%
Vacant	0	63,655	8.2%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	135	776,789	100.0%		$29,314,830	$41.11	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are not considered in the Lease Rollover Schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

A-3-81

MSBAM 2017-C34	Mall of Louisiana

The following table presents certain information relating to the historical sales and occupancy costs at the Mall of Louisiana Property:

Historical Tenant Sales (PSF)
	2014	2015	2016	5/31/2017 TTM	5/31/2017 TTM Occupancy Cost
Comparable Sales PSF w/ Apple	$557	$568	$571	$585	13.6%
Comparable Sales PSF w/o Apple	$481	$493	$488	$496	16.1%

The Market. The Mall of Louisiana Property is located in East Baton Rouge Parish within the greater Baton Rouge metropolitan statistical area (“MSA”) of Louisiana. The Mall of Louisiana Property is located approximately six miles southeast of the Baton Rouge central business district, immediately south of Interstate 10, which connects to Interstate 12 approximately three miles north and connects to the New Orleans metropolitan area to the southeast. East Baton Rouge Parish includes the City of Baton Rouge and other established neighborhoods including Mid-City, the Garden District and Spanish Town, and is home of the capital of Louisiana, Louisiana State University, Southern University and Baton Rouge Community College. There are two hospitals located within approximately two miles of the Mall of Louisiana Property: Baton Rouge General Medical Center and Our Lady of the Lake Regional Medical Center. East Baton Rouge Parish’s top employers include Turner Industries Group LLC (9,875 employees), LSU System (6,250 employees), Performance Contractors (5,500 employees), Our Lady of the Lake Regional Medical Center (4,500 employees) and ExxonMobil (4,214 employees). IBM recently developed a $55 million office and residential building in downtown Baton Rouge and has committed to maintain 800 new jobs through 2023 in downtown Baton Rouge. The Baton Rouge MSA had a 2016 unemployment rate of 5.2% continuing year over year declines since 2011.

According to the appraisal, the primary trade area for the Mall of Louisiana Property encompasses an approximately fifteen-mile radius. The estimated 2016 population within a five-, ten- and fifteen-mile radius around the Mall of Louisiana Property was 169,831, 406,664 and 603,052, respectively. The estimated 2016 average household income within the same radii was $90,572, $76,294 and $74,587, respectively. The 2016 fifteen-mile radius population and average household income reflects a compound annual growth rate from 2000-2016 of approximately 1.0% and 2.4%, respectively. Estimated 2016 average retail sales per household within a fifteen-mile radius of the Mall of Louisiana Property were $48,449.

The Mall of Louisiana Property is located in the Baton Rouge retail market which had 2017 first quarter-end average asking rents of $11.32 PSF and a vacancy rate of 4.5%, a 1.3% decrease from the first quarter-end 2016, with only 11,581 SF vacant in the market. There are currently six lifestyle centers and regional malls in the Baton Rouge retail market with 2017 first quarter-end average asking rents of $19.61 PSF and a vacancy rate of 8.6%, a 1.7% decrease from the first quarter-end 2016, with 74,739 SF of positive absorption. There is no proposed new competitive supply noted by the appraisal.

The following table presents the Competitive Set Summary with respect to the Mall of Louisiana Property:

Competitive Set Summary(1)
Property Name/Address	Property Type	Year Built/ Renovated	Size (SF)	Est. Sales PSF	Occupancy	Distance	Lease Type
Mall of Louisiana Baton Rouge, LA	Super Regional Mall	1997/2008	776,789(1)	$585(1)(2)	91.8%(1)(3)	--	Dillard’s (non-collateral), Dillard’s Men’s (non-collateral), JC Penney (non-collateral), Macy’s (non-collateral), Sears (non-collateral), AMC Theatres
Perkins Rowe Baton Rouge, LA	Lifestyle Center	2006	749,300	$420	85%	1.5 miles	Cinemark, LA Fitness, Barnes & Noble, Fresh Market
Town Center at Cedar Lodge Baton Rouge, LA	Lifestyle Center	2007	410,000	$400	98%	5.0 miles	Whole Foods, Books A Million, LOFT, Gap
Siegen Lane Marketplace Baton Rouge, LA	Power Center	1994/2002	462,150	N/A	100%	3.0 miles	Walmart, Lowes, Bed Bath & Beyond, TJ Maxx
Cortana Mall Baton Rouge, LA(4)	Super Regional Mall	1976/2010	1,360,000	$250	30%	6.5 miles	Dillard’s, JC Penney

(1)	Information obtained from the appraisal and underwritten rent roll for the subject collateral. Size (SF), Est. Sales PSF and Occupancy are shown for the collateral portion of the Mall of Louisiana Property.

(2)	Comparable inline sales shown as of May 2017. Comparable inline sales excluding Apple for that period were $496 PSF.

(3)	Occupancy as of June 30, 2017 excludes temporary tenants and includes Main Event (6.0% of NRA), which has a signed lease but is not expected to take occupancy until August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and 15 months of gap rent specific to Main Event.

(4)	Cortana Mall is the only other enclosed shopping mall in Baton Rouge. Only two of the six anchor units at Cortana Mall and approximately 45 of 110 inline stores are currently occupied.

A-3-82

MSBAM 2017-C34	Mall of Louisiana

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Mall of Louisiana Property:

Cash Flow Analysis
	2014	2015	2016	4/30/2107 TTM	UW	UW PSF
Base Rent(1)	$27,008,300	$27,841,212	$28,448,668	$28,641,673	$30,002,849(2)	$38.62
Grossed Up Vacant Space	$0	$0	$0	$0	$3,395,375	$4.37
Total Reimbursements	$10,554,704	$10,707,373	$10,410,615	$10,242,969	$10,408,010	$13.40
Specialty Leasing	$3,089,790	$3,046,453	$3,044,110	$2,921,431	$2,956,431	$3.81
Other Income(3)	$402,762	$384,936	$331,822	$399,049	$384,049	$0.49
Less Vacancy & Credit Loss	$0	$0	$0	$0	($3,931,479)	($5.06)
Effective Gross Income	$41,055,555	$41,979,974	$42,235,214	$42,205,123	$43,215,234	$55.63
Total Operating Expenses	($7,514,389)	($7,399,438)	($7,196,737)	($7,209,498)	($7,152,311)	($9.21)
Net Operating Income	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$36,062,923	$46.43
Capital Expenditures	$0	$0	$0	$0	$155,358	$0.20
TI/LC	$0	$0	$0	$0	$1,473,928	$1.90
Net Cash Flow	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$34,433,637	$44.33

Occupancy %	96.5%(4)	96.6%(4)	94.4%(4)	91.8%(5)	91.0%
NOI DSCR (IO)(6)	2.55x	2.63x	2.67x	2.67x	2.75x
NOI DSCR (P&I)(6)	1.80x	1.86x	1.89x	1.88x	1.94x
NCF DSCR (IO) (6)	2.55x	2.63x	2.67x	2.67x	2.62x
NCF DSCR (P&I)(6)	1.80x	1.86x	1.89x	1.88x	1.85x
NOI Debt Yield(6)	10.3%	10.6%	10.8%	10.8%	11.1%
NCF Debt Yield(6)	10.3%	10.6%	10.8%	10.8%	10.6%

(1)	Base Rent includes percentage rent.

(2)	UW Base Rent includes all tenants with signed leases and contractual rent steps through August 2018.

(3)	Other Income includes carousel revenue, rebates and miscellaneous non-rental income.

(4)	Occupancy information obtained from the Mall of Louisiana Borrower and includes temporary tenants.

(5)	Information obtained from the underwritten rent roll and excludes temporary tenants and includes Main Event (6.0% of NRA) which has a signed lease but is not expected to take occupancy until August 2018.

(6)	Debt service coverage ratios and debt yields are based on the Mall of Louisiana Whole Loan.

Escrows and Reserves. During a Trigger Period (as defined below), unless there are sufficient funds in the lockbox account to make the deposits, the Mall of Louisiana Borrower is required to deposit monthly (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the Mall of Louisiana Property is covered by a blanket insurance policy and the premiums for the blanket policy are prepaid for at least one year in advance), (ii) $12,931 to a replacement reserve subject to a cap of $155,169 and (iii) $129,308 to a tenant improvement and leasing commissions reserve subject to a cap of $1,551,690.

A “Trigger Period” will commence upon (i) an event of default or (ii) the debt service coverage ratio being less than 1.15x. A Trigger Period will end upon (i) the cure or waiver of the event of default and (ii) the debt service coverage ratio being equal to or greater than 1.15x.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Mall of Louisiana Whole Loan. Funds deposited to the lockbox will be swept daily to the Mall of Louisiana Borrower’s operating account unless a Trigger Period exists. During a Trigger Period, funds in the lockbox are required to be transferred daily to a cash management account under the sole control of the lender for the payment of, among other things, debt service, monthly escrows and operating expenses with all excess cash being deposited to an excess cash reserve to be held as additional security for the Mall of Louisiana Whole Loan.

Additional Secured Indebtedness (not including trade debts). The Mall of Louisiana Property also secures the Mall of Louisiana Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $281,000,000. The Mall of Louisiana Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the Mall of Louisiana Mortgage Loan. The Mall of Louisiana Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the Mall of Louisiana Non-Serviced Pari Passu Companion Loans. The holders of the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Mall of Louisiana Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Mall of Louisiana Borrower may obtain the release of any vacant, non-income producing, unimproved parcel or outlot (including “air rights” parcels), any expansion parcel or the Picardy Street Extension Parcel (as defined below) in connection with a transfer to a person other than a person owned or controlled by the Mall of Louisiana Borrower, provided among other conditions that the following are satisfied: (i) no event of default has occurred and is continuing, and (ii)(A) as it relates to any parcel release other than an expansion parcel release (described in clause (B) below): (a) the lender receives evidence that the parcel is not necessary for the operation of the Mall of Louisiana Property and that it may be readily separated from the Mall of Louisiana Property without material diminution of the value of the Mall of Louisiana Property, (b) lender receives rating agency confirmation (except with respect to a release of the Picardy Street Extension Parcel so long as it remains vacant, non-income producing and unimproved), (c) the loan to value ratio for the remaining property is less than or equal to 125% provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan to value ratio, or (B) as it relates to the release of an expansion

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MSBAM 2017-C34	Mall of Louisiana

parcel: (x) lender receives evidence that (I) during the time that the expansion parcel was a part of the Mall of Louisiana Property, any tenants that were relocated to the expansion parcel from other areas of the Mall of Louisiana Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants or (II) to the extent existing tenants proposed to be relocated to the expansion parcel after its release, the Mall of Louisiana Borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant and (y) the release of the expansion parcel does not have a material adverse effect on the use or value of the Mall of Louisiana Property, the priority of the lien of the mortgage, the enforcement of the Mall of Louisiana Whole Loan documents, or the Mall of Louisiana Borrower’s ability to repay the Mall of Louisiana Whole Loan.

The “Picardy Street Extension Parcel” is the portion of land subject to the extension and/or widening of Picardy Street by the City of Baton Rouge.

Real Estate Substitution. The Mall of Louisiana Borrower may obtain the release of a vacant, non-income producing, unimproved parcel, provided among other conditions that the following are satisfied: (i) no event of default has occurred or is continuing, (ii) simultaneous with the substitution, the Mall of Louisiana Borrower acquires an exchange parcel at or adjacent to the Mall of Louisiana Property of reasonably equivalent value to the release parcel, (iii) rating agency confirmation is obtained and (iv) the loan to value ratio immediately after the substitution is less than or equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan to value ratio.

Real Estate Expansion. The Mall of Louisiana Borrower may acquire one or more expansion parcels, provided among other conditions that the following are satisfied: (i) no event of default has occurred or is continuing, and (ii) the Mall of Louisiana Borrower acquires fee simple or leasehold interest in the expansion parcel. Any expansion parcel may be released (see “Release of Property” above.)

Terrorism Insurance. The Mall of Louisiana Borrower is required to obtain and maintain property insurance and business interruption insurance that covers acts of terrorism in an amount determined by the lender in its sole discretion (but not to exceed the full replacement cost of the Mall of Louisiana Property and 18-months of business interruption insurance), provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any extension thereof or substantially similar program (“TRIPRA”) is in effect, the Mall of Louisiana Whole Loan documents provide for an annual terrorism premium cap of two times the cost of the annual premiums for property and business interruption insurance required under the related Mall of Louisiana Whole Loan documents.

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A-3-85

MSBAM 2017-C34	Remington Park

Mortgage Loan No. 10 – Remington Park

A-3-86

MSBAM 2017-C34	Remington Park

Mortgage Loan No. 10 – Remington Park

Remington Park
5510 South Rice Avenue
Houston, TX 77081
George Bush Intcl. Airport 23 Miles
Memorial Park
Memorial Park Golf Course
Houston Arboretum & Nature Center
Memorial Dr
Woodway Dr
Tanglewood Rd
IBM
West Loop
Uptown Park
Consulate General of Brazil
Consulate General of Germany
Consulate General of Italy
Consulate General of Russia
Four Oaks Place
BHP Petroleum
Four Leaf Towers
Post Oak Plaza
San Felipe St
Marathon Oil Corporation
Sage Plaza
Sage Rd
Willowick Rd
3D/Intl. Tower
Parsons Corp.
Apache Corp.
Centre at Post Oak
Target
River Oaks District
Highland Village
River Oaks
Westheimer Rd
Uptown
Uptown Plaza
The Galleria
Williams Tower
Waterwall Park
Bechtel Corp.
Afton Oaks
Alabama St
Weslayan St
Briargrove Plaza
Fountain View Dr
Bering Dr
Hidalgo St
Richmond Ave
Richmond Square
Downtown Houston 5 miles
HOUSTON
Woodlake/ Briar Meadow
Skyline Dr
Windswept Ln
Southwest Frwy
Houston Chronicle Corp. Office
Westpark Dr
Westpark Tollway
Sam's Club
Walmart
The Home Depot
Weslayan Plaza
Glenmont Dr
Houston Community College-West Loop Center
Bissonnet St
West University Place
Royalton St
Rice Ave
Gulfton St
Gulfton
HARRIS COUNTY
Burnett Bayland Park
Elm St
University Blvd
Cornerstone Hospital of Houston-Bellaire
Telephone History Exhibit
Newcastle Dr
Southside Place
West U Marketplace
Holcombe Blvd
Hillcroft Ave
Rampart St
Renwick Dr
Alder Dr
Chimney Rock Rd
Bellaire Blvd
Bellaire
Braes Heights
Nature Discovery Center
Bayland Park
Newcastle St
Stella Link Rd
610
69
59
The Woodlands
Spring
Atascocita
HOUSTON
Katy
Cypress
Baytown
Pasadena
La Porte
Sugar Land
Missouri City
Pearland
League City
Texas City
Rosenberg
Richmond
Manvel
Alvin
Friendswood
Humble
Crosby
Tomball
Hitchcock
Santa Fe

A-3-87

MSBAM 2017-C34	Remington Park

Mortgage Loan No. 10 – Remington Park

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$42,500,000			Location:	Houston, TX 77081
Cut-off Date Balance:	$42,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	4.1%			Detailed Property Type:	Garden
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsors:	American Realty Investors			Year Built/Renovated:	2000/N/A
Mortgage Rate:	4.0400%			Size:	428 Units
Note Date:	9/13/2017			Cut-off Date Balance per Unit:	$99,299
First Payment Date:	11/1/2017			Maturity Date Balance per Unit:	$99,299
Maturity Date:	10/1/2027			Property Manager:	American Realty Investors I LP (borrower related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI:	$3,405,680
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield:	8.0%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	8.0%
Additional Debt Type:	N/A			UW NCF DSCR:	1.89x
Additional Debt Balance:	N/A			Most Recent NOI:	$3,497,999 (7/31/2017 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$3,606,186 (12/31/2016)
Reserves(1)				3rd Most Recent NOI:	$3,912,225 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	97.0% (8/25/2017)
RE Tax:	$1,090,443	$121,160	N/A	2nd Most Recent Occupancy:	94.0% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	90.0% (12/31/2015)
Recurring Replacements:	$0	$8,917	N/A	Appraised Value (as of):	$62,900,000 (8/1/2017)
Deferred Maintenance:	$60,625	$0	N/A	Cut-off Date LTV Ratio:	67.6%
Capital Improvement Reserve:	$1,500,000	$0	N/A	Maturity Date LTV Ratio:	67.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$42,500,000	64.4%	Purchase Price:	$62,702,000	95.0%
Borrower Equity:	$23,472,175	35.6%	Reserves:	$2,651,068	4.0%
			Closing Costs:	$619,108	0.9%
Total Sources:	$65,972,175	100.0%	Total Uses:	$65,972,175	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The tenth largest mortgage loan (the “Remington Park Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $42,500,000 secured by a first priority fee mortgage encumbering a 428-unit garden-style apartment community in Houston, Texas known as Remington Park (the “Remington Park Property”).

The proceeds of the Remington Park Mortgage Loan, together with $23,472,175 of borrower equity, were used to acquire the Remington Park Property, fund reserves and pay closing costs. The previous mortgage loan secured by the Remington Park Property was included in the FREMF 2016-KF19 securitization trust.

The Borrower and Sponsors. The borrower is BBE Remington Park Apartments LLC (the “Remington Park Borrower”), a single purpose Delaware limited liability company, with two independent directors. Kenneth L. Hatfield is the nonrecourse carve-out guarantor of the Remington Park Mortgage Loan. The sponsor of the Remington Park Mortgage Loan is American Realty Investors. The nonrecourse carve-out guarantor and his affiliates own the managing member of the Remington Park Borrower, and have an approximately 4.0% ownership interest in the Remington Park Borrower. The remaining approximately 96.0% ownership interest in the Remington Park Borrower is owned by Salus Trust, an irrevocable discretionary Cayman Islands trust.

Kenneth L. Hatfield, the Chief Operating Officer of American Realty Investors, has been involved in the acquisition and disposition of over 60 income producing properties, including office, multifamily, retail and industrial buildings, since 1982. American Realty Investors’ current portfolio consists of 14 multifamily apartment properties totaling 4,715 apartment units.

A-3-88

MSBAM 2017-C34	Remington Park

The Property. The Remington Park Property is a 428-unit, Class A, garden-style apartment community built in 2000 and located in Houston, Texas. The units are contained within 23 three-story buildings on an approximate 15.7-acre site. Amenities at the Remington Park Property include a clubroom with an entertainment area, a 24-hour fitness center, an indoor basketball court, a game room with bar seating and billiards, a business center, a swimming pool with a spa, as well as a separate lap pool, and a picnic area with barbecue grills and a dog park. Each unit features a kitchen with a dishwasher, an ice dispensing refrigerator, a garbage disposal, a built in microwave, a washing machine and a dryer. The Remington Park Property also includes 610 total parking spaces (1.43 parking spaces per unit), of which 100 are located in a detached garage and 84 are carports.

The borrower sponsors’ business plan for the Remington Park Property includes a capital expenditure budget of over $3,000,000 for property improvements, including an office refresh ($100,000), pool upgrade ($60,000), carport construction ($72,000), new cabinets and granite countertops ($1,280,600), vinyl flooring ($170,000), new appliances ($758,250), and new fixtures ($294,875). The Remington Park Borrower reserved $1,500,000 in connection with the borrower sponsors’ business plan. The remaining budget was not reserved for. The renovations are permitted but not required under the loan documents. As of August 25, 2017, the Remington Park Property was 97.0% occupied.

In 2016, the previous owner completed storm water drainage improvements to the Remington Park Property, which included increasing the size of the on-site storm water detention pond capacity, increasing the size of the detention pond inlet piping and replacing sheetrock from the interior garage walls with waterproof cement board. According to the borrower sponsor and the property condition report, there was no damage observed or reported to any of the buildings interiors, roofs, or exteriors as a result of Hurricane Harvey. According to the property condition report, following the initial site visit, a flood occurred at the Remington Park Property from Hurricane Harvey, during which several of the garages were inundated with 10-16 inches of water, however, flood damage observed and reported was limited to 74 garage door panels on 52 garage doors, and the estimated cost to repair the garage doors is $15,000.

The table below shows the apartment unit mix at the Remington Park Property:

Remington Park Unit Mix Summary
Floor Plan	No. of Units	% of Total Units	Average Unit Size (SF)(1)	Total SF	Monthly Asking Rent Per Unit(1)
1 Bedroom/1 Bath	258	60.3%	757	195,228	$1,105
2 Bedroom/2 Bath	170	39.7%	1,198	203,640	$1,454
Total/Weighted Avg.	428	100.0%	932	398,868	$1,244

Source: Appraisal.

(1)	Represents the weighted average for each unit mix type.

The Market. According to the appraisal, the Remington Park Property is located six miles southwest of the Houston, Texas central business district, and is considered to be in the Houston - The Woodlands - Sugar Land multifamily market and Westpark/Bissonnet multifamily submarket. According to the appraisal, the Houston - The Woodlands - Sugar Land multifamily market contains 637,595 units of multifamily space. For the second quarter of 2017, the Houston - The Woodlands - Sugar Land multifamily market had an average occupancy of 88.9% (slightly down from 89.5% for the second quarter of 2016) and asking rental rate of $1.11 PSF (compared to $1.12 PSF for the second quarter of 2016). According to the appraisal, the Westpark/Bissonnet multifamily market contains 16,900 units of multifamily space. For the second quarter of 2017, the Westpark/Bissonnet multifamily submarket had an average occupancy of 93.4% (slightly down from 94.8% for the second quarter of 2016) and asking rental rate of $0.89 PSF (compared to $0.90 PSF for the second quarter of 2016). According to the appraisal, there was no new inventory added to the Westpark/Bissonnet multifamily submarket in the past 12-months.

The estimated 2017 population within a one-, three- and five-mile radius of the Remington Park Property is 27,091, 229,796 and 524,057, respectively, according to the appraisal. The estimated 2017 average household income within a one-, three- and five-mile radius of the Remington Park Property is $100,018, $123,405 and $116,730, respectively.

Comparable rental properties to the Remington Park Property are shown in the table below:

Remington Park Property Comparable Rentals Summary
Address City, State	Year Built	Occupancy	Beds/Bath	Units	Unit Size (SF)(1)	Rent per Month(1)
Westmore at Bellaire 5454 Newcastle Houston, TX	1990	95%	1 BR/ 1 BA 2 BR/ 2 BA	484 96	955 1,351	$1,101 $1,492
Century Galleria Lofts 3363 McCue Road Houston, TX	2003	90%	1 BR/ 1 BA 2 BR/ 2 BA 3 BR/ 2 BA	133 74 16	792 1,239 1,393	$1,172 $1,748 $1,837
Estates at Bellaire 4807 Pin Oak Park Houston, TX	1998	96%	1 BR/ 1 BA 2 BR/ 2 BA	249 136	774 1,229	$1,158 $1,490
Gables Metropolitan Uptown 3300 Sage Houston, TX	1996	94%	1 BR/ 1 BA 2 BR/ 2 BA 3 BR/ 2 BA	178 126 14	739 1,110 1,311	$1,031 $1,297 $1,666
Marquis On Pin Oak Park 4848 Pin Oak Park Houston, TX	1992	95%	1 BR/ 1 BA 2 BR/ 2 BA	402 72	955 1,401	$1,264 $1,507
Providence Uptown 3323 McCue Road Houston, TX	1999	96%	1 BR/ 1 BA 2 BR/ 1 BA 2 BR/ 2 BA 3 BR/ 2 BA	192 84 128 16	761 956 1,165 1,396	$1,195 $1,356 $1,522 $1,842

Source: Appraisal.

(1)	Represents the weighted average for each unit mix type.

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MSBAM 2017-C34	Remington Park

The following table presents certain information relating to comparable multifamily sales for the Remington Park Property:

Comparable Property Sales

Property Name/Location	Sale Date	Year Built	Total NRA (Units)	Total Occupancy	Sale Price	Sales Price per unit	Cap Rate
Remington Park Property 5510 South Rice Avenue, Houston, TX	Jul. 2017	2000	428(1)	97%(1)	$62,702,000	$146,500	5.5%
Vintage Park 15727 Cutten Road, Houston, TX	Dec. 2016	2006	324	92%	$46,000,000	$141,975	5.4%
Alexan Shadow Creek Ranch 11900 Shadow Creek Parkway, Pearland, TX	Feb. 2017	2008	392	93%	$52,400,000	$133,673	5.8%
Broadmead 2801 Broadmead, Houston, TX	Aug. 2016	1979	235	94%	$24,650,000	$104,894	5.5%
Reserves at Fall Creek 7800 N Sam Houston Parkway East, Humble, TX	Jul. 2016	2009	264	93%	$34,600,000	$131,061	5.8%
Voyage at the Space Center Apartments 18101 Point Lookout Drive, Nassau Bay, TX	Apr. 2017	2009	313	94%	$48,000,000	$153,355	5.5%

Source: Appraisal.

(1)	Information is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Remington Park Property:

Cash Flow Analysis
	2015	2016	7/31/2017 TTM	UW	UW per Unit
Base Rent	$6,643,152	$6,532,542	$6,345,387	$6,395,352	$14,942
Other Income(1)	$668,360	$643,761	$638,391	$638,391	$1,492
Less Concessions, Vacancy & Credit Loss	($523,132)	($487,747)	($378,197)	($429,471)	($1,003)
Effective Gross Income	$6,788,380	$6,688,557	$6,605,582	$6,604,272	$15,431
Total Operating Expenses	$2,876,155	$3,082,371	$3,107,583	$3,198,592	$7,473
Net Operating Income	$3,912,225	$3,606,186	$3,497,999	$3,405,680	$7,957
Capital Expenditures	$0	$0	$0	$107,000	$250
Net Cash Flow	$3,912,225	$3,606,186	$3,497,999	$3,298,680	$7,707

Occupancy %	90.0%	94.0%	97.0%(2)	93.8%
NOI DSCR	2.25x	2.07x	2.01x	1.96x
NCF DSCR	2.25x	2.07x	2.01x	1.89x
NOI Debt Yield	9.2%	8.5%	8.2%	8.0%
NCF Debt Yield	9.2%	8.5%	8.2%	7.8%

(1)	Other Income includes income from carports, utilities and other miscellaneous income.

(2)	Occupancy % as of August 25, 2017.

Escrows and Reserves. The loan documents provide for upfront reserves at closing of $60,625 for required repairs, including repairs to garage door panels damaged during Hurricane Harvey and repairs to the drainage system, $1,090,443 for taxes and $1,500,000 for capital improvements in accordance with the Remington Park Borrower’s business plan. The loan documents also provide for ongoing monthly reserves of 1/12th of the annual estimated taxes due (currently $121,160), 1/12th of the estimated renewal cost of insurance premiums due (provided that if (i) no event of default has occurred and is continuing, (ii) an acceptable blanket policy is maintained in accordance with the loan documents and (iii) borrower provides evidence of renewal and payments of such blanket insurance premiums then reserves for insurance premiums will not be required) and $8,917 for capital expenditures.

Lockbox and Cash Management. Upon the occurrence of a Cash Sweep Event Period (as defined below), the Remington Park Borrower is required to open a lockbox account, to direct the tenants to directly deposit all rents into such lockbox account, and to deposit within two business days after receipt any rents received by the Remington Park Borrower or property manager notwithstanding such direction. During the continuance of a Cash Sweep Event Period, the lender has the right to establish a lender-controlled cash management account with a cash management bank, and the Remington Park Borrower is required to cooperate with the cash management bank to establish such account. During the continuance of a Cash Sweep Event Period, funds in the lockbox account are required to be transferred to such lender-controlled cash management account to be applied to make monthly reserve deposits as described above under “Escrows and Reserves” to pay debt service on the Remington Park Mortgage Loan, to pay (provided no event of default exists under the Remington Park Mortgage Loan) monthly operating expenses in accordance with the approved annual budget and extraordinary expenses approved by the lender, and to deposit the remainder into an excess cash reserve account to be held as additional security for the Remington Park Mortgage Loan during such Cash Sweep Event Period.

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MSBAM 2017-C34	Remington Park

A “Cash Sweep Event Period” will (i) commence upon the occurrence of an event of default and continue until such event of default is cured or (ii) commence when the amortizing debt service coverage ratio falls below 1.05x for six consecutive calendar months (based on the trailing six months operating statement and rent roll) and continue until the amortizing debt service coverage ratio is at least 1.05x for the immediately preceding six consecutive calendar months (based on the trailing twelve months’ operating statement and rent roll).

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Remington Park Borrower is required to maintain comprehensive all risk insurance in an amount equal to the full replacement cost of the Remington Park Property and 18 months of business interruption coverage. If this insurance excludes “acts of terrorism,” the Remington Park Borrower is required to obtain coverage insuring against all such excluded acts or events and “fire following,” in an amount determined by the lender, but not more than the sum of 100% of the “Full Replacement Cost” and 12 months of business interruption insurance. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof (“TRIPRA”) is in effect and covers both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance which covers against “covered acts” as defined in TRIPRA. The terrorism insurance requirement can be met by providing the so-called T3 policy form in lieu of TRIPRA coverage. See “Risk Factors--Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for all Mortgaged Properties” in the Preliminary Prospectus.

A-3-91

MSBAM 2017-C34	Corporate Woods Portfolio

Mortgage Loan No. 11 – Corporate Woods Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$40,000,000			Location:	Overland Park, KS 66210
Cut-off Date Balance(1):	$39,946,846			General Property Type:	Various
% of Initial Pool Balance:	3.8%			Detailed Property Type:	Various
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Raymond Massa			Year Built/Renovated:	Various
Mortgage Rate:	4.4500%			Size:	2,033,179 SF
Note Date:	8/9/2017			Cut-off Date Balance per SF(1):	$109
First Payment Date:	10/6/2017			Maturity Date Balance per SF(1):	$88
Maturity Date:	9/6/2027			Property Manager:	Block Real Estate Services, LLC
Original Term:	120 months
Original Amortization Term:	360 months
IO Period:	0 months
Seasoning:	1 month			Underwriting and Financial Information
Prepayment Provisions(2):	LO (25); DEF (89); O (6)			UW NOI(4):	$22,612,063
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield(1):	10.2%
Additional Debt Type:	Pari Passu			UW NOI Debt Yield at Maturity(1):	12.6%
Additional Debt Balance:	$181,250,000			UW NCF DSCR(1):	1.48x
Future Debt Permitted (Type):	No (N/A)			Most Recent NOI:	$20,692,963 (6/30/2017 TTM)
Reserves				2nd Most Recent NOI:	$19,879,471 (12/31/2016)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$21,181,276 (12/31/2015)
RE Tax:	$6,258,114	$625,811	N/A	Most Recent Occupancy:	92.7% (5/31/2017)
Insurance:	$0	Springing	N/A	2nd Most Recent Occupancy:	91.9% (12/31/2016)
Recurring Replacements:	$0	$38,258	N/A	3rd Most Recent Occupancy:	88.9% (12/31/2015)
TI/LC(3):	$7,500,000	Springing	$7,500,000	Appraised Value (as of)(5):	$299,100,000 (6/15/2017)
Deferred Maintenance:	$620,488	$0	N/A	Cut-off Date LTV Ratio(1)(5):	73.9%
Unfunded Tenant Obligations:	$1,481,165	$0	N/A	Maturity Date LTV Ratio(1)(5):	59.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$221,250,000	76.1%	Purchase Price(6):	$271,091,733	93.3%
Borrower Sponsor Equity:	$69,445,915	23.9%	Reserves:	$15,859,767	5.5%
			Closing Costs:	$3,193,771	1.1%
			Other Uses(7):	$550,644	0.2%
Total Sources:	$290,695,915	100.0%	Total Uses:	$290,695,915	100.0%

(1)	The Corporate Woods Portfolio Mortgage Loan (as defined below) is part of the Corporate Woods Portfolio Whole Loan (as defined below), which is comprised of six pari passu promissory notes with an aggregate original principal balance of $221,250,000. The Corporate Woods Portfolio Mortgage Loan is represented by Promissory Note A-5 in the original principal amount of $40,000,000. The Cut-off Date Balance PSF, Maturity Date Balance PSF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Corporate Woods Portfolio Whole Loan.

(2)	Defeasance is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last Corporate Woods Portfolio Whole Loan promissory note to be securitized and (ii) August 9, 2020. The assumed lockout period of 25 payments is based on the closing date of this transaction in October 2017.

(3)	If the TI/LC Reserve falls below $5,000,000, the borrower is required to make monthly deposits of $169,428 until the amount in the TI/LC Reserve reaches $7,500,000.

(4)	UW NOI includes UW Gross Potential Rent which has been underwritten based on the May 31, 2017 rent roll and includes rent escalations through August 1, 2018 for non-investment grade tenants ($577,892) and the present value of all rent steps through the earlier of their respective lease terms or earliest effective termination date for investment grade tenants ($376,234).

(5)	The Appraised Value represents the “As Portfolio” bulk appraised value of the Corporate Woods Portfolio Properties (as defined below) as of June 15, 2017, which is inclusive of a $3,600,000 portfolio premium. The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated based upon the portfolio “As-Is” Appraised Value of $299,100,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the sum of the individual “as-is” appraised values of $295,500,000, which excludes the portfolio premium, are 74.8% and 60.6%, respectively.

(6)	The borrower acquired 21 buildings and 8.3 acres of excess developable land, all within the Corporate Woods Office Park (as defined below), for a contract purchase price of $295,000,000. The collateral for the Corporate Woods Portfolio Whole Loan excludes 138,627 SF of class C office space and 8.3 acres of excess developable land, which was given a cumulative allocated purchase price of $15,000,000. The Corporate Woods Portfolio Properties had an allocated purchase price of $280,000,000. The $280,000,000 less a seller credit of $8,908,267, which represents real estate tax prorations ($4,255,153), prepaid rent ($2,791,756), security deposits ($1,711,995) and various other credits ($149,363) (which were paid at closing) results in a net purchase price of $271,091,733.

(7)	Other Uses represent $550,644 of tenant improvements and leasing commissions that were paid at origination.

The Mortgage Loan. The eleventh largest mortgage loan (the “Corporate Woods Portfolio Mortgage Loan”) is part of a whole loan (the “Corporate Woods Portfolio Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $221,250,000, all of which are secured by a first priority fee mortgage encumbering a portfolio of 15 office buildings and one retail building located in Overland Park, Kansas (the “Corporate Woods Portfolio Properties”). The Corporate Woods Portfolio Whole Loan was co-originated by Morgan Stanley Bank, N.A. and Citi Real Estate Funding Inc. Promissory Note A-5, in the original principal amount of $40,000,000, represents the Corporate Woods Portfolio Mortgage Loan, and will be included in the MSBAM 2017-C34 securitization trust. Promissory Notes A-1-A, A-1-B, A-2, A-3 and A-4, in the aggregate original principal amount of $181,250,000, collectively represent the pari passu companion loans.

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MSBAM 2017-C34	Corporate Woods Portfolio

The following table presents a summary of the promissory notes comprising the Corporate Woods Portfolio Whole Loan. The Corporate Woods Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the CGCMT 2017-P8 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Corporate Woods Portfolio Whole Loan Summary

Note	Original Balance	Note Holder	Controlling Piece
A-1-A	$30,000,000	CGCMT 2017-P8	Yes
A-1-B	$25,000,000	Citi Real Estate Funding Inc.	No
A-2	$35,625,000	Citi Real Estate Funding Inc.	No
A-3	$20,000,000	CGCMT 2017-P8	No
A-4	$70,625,000	BANK 2017-BNK7	No
A-5	$40,000,000	MSBAM 2017-C34	No
Total	$221,250,000

Proceeds from the Corporate Woods Portfolio Whole Loan, along with approximately $69.4 million of borrower equity, were used to acquire the Corporate Woods Portfolio Properties for a purchase price of approximately $271.1 million, fund upfront reserves of approximately $15.9 million, pay closing costs of approximately $3.2 million and pay approximately $0.6 million of tenant improvement and leasing commissions at closing.

The Borrower and the Sponsor. The borrower is Corporate Woods Kansas Realty LP (the “Corporate Woods Portfolio Borrower”), a single-purpose Delaware limited partnership, with two independent directors. The Corporate Woods Portfolio Borrower is 0.5% owned by its general partner, Corporate Woods Kansas Realty Management LLC and 99.5% owned by Corporate Woods Kansas LP. Corporate Woods Kansas Realty Management LLC and Corporate Woods Kansas LP are controlled by Group RMC Management Inc. (“Group RMC”).

Group RMC is a real estate management company headquartered in New York City targeting investments in office assets throughout the United States. Group RMC is currently invested in 18 office properties and one warehouse property totaling approximately 6,495,699 SF across more than 80 buildings throughout the United States and Canada.

The sponsor and nonrecourse carve-out guarantor is Raymond Massa. Raymond Massa controls Group RMC and has a 4.77% beneficial interest in the borrower.

The Properties. The Corporate Woods Portfolio Properties are comprised of 16 buildings located within a 29-building master-planned, suburban office park in Overland Park, Kansas (“Corporate Woods Office Park”), located approximately 13 miles southwest of the Kansas City central business district. Of the 16 buildings serving as collateral for the Corporate Woods Portfolio Loan (the “Buildings”), five are Class A office buildings (1,096,082 SF), 10 are Class B office buildings (908,485 SF) and one is a retail building (28,612 SF). The Corporate Woods Portfolio Properties were constructed in stages between 1977 and 2001 and the office buildings range from three to 16 stories. The Corporate Woods Portfolio Properties are positioned at the southeast corner of Interstate 435 and U.S. Highway 169, and provide for 7,704 parking spaces, which equates to a ratio of 3.8 spaces per 1,000 SF. The Corporate Woods Office Park features a Doubletree Hotel and a 50 acre wooded park, with biking and walking trails that run along Indian Creek, neither of which are collateral for the Corporate Woods Portfolio Loan. As of May 31, 2017, the Corporate Woods Portfolio Properties were 92.7% leased to approximately 280 tenants.

Of the buildings that are part of the 29 building Corporate Woods Office Park, but are not included in the Corporate Woods Portfolio Properties, an affiliate of the borrower acquired five Class C office buildings, as well as adjacent developable land (which may be developed as office properties). The five Class C office buildings are 86.5% occupied, with approximately 98% of leases expiring by 2020. The remaining non-collateral buildings at the Corporate Woods Office Park consist of the Doubletree hotel and office buildings, which are owned by third parties.

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MSBAM 2017-C34	Corporate Woods Portfolio

The following table presents detailed information with respect to each of the Corporate Woods Portfolio Properties.

Corporate Woods Portfolio Properties Summary(1)
Building	Property Type	Allocated Cut-off Date Balance(2)	% of Portfolio Cut-off Date Balance	Occupancy(1)	Year Built	Net Rentable Area (SF)	Appraised Value(3) (3)	Replacement Cost	U/W NCF	Appraisal Market Rent PSF(4)	UW Base Rent PSF(5)
82	Office	$34,441,624	15.6%	98.2%	2001	245,413	$46,000,000	$53,145,129	$3,618,028	$27.00	$28.38
40	Office	$32,420,051	14.7%	96.8%	1981	300,043	$43,300,000	$47,059,741	$3,015,444	$24.00	$23.11
84	Office	$31,596,447	14.3%	83.1%	1998	241,573	$42,200,000	$53,145,129	$2,332,658	$27.00	$25.80
32	Office	$23,809,645	10.8%	98.5%	1985	208,244	$31,800,000	$32,034,249	$1,992,435	$24.00	$22.28
34	Office	$11,530,457	5.2%	100.0%	1978	97,023	$15,400,000	$14,568,965	$973,541	$23.00	$23.24
14	Office	$10,781,726	4.9%	96.7%	1981	120,385	$14,400,000	$18,974,570	$987,468	$21.50	$20.21
70	Office	$10,257,614	4.6%	94.6%	1987	100,809	$13,700,000	$15,137,471	$1,163,715	$23.00	$25.10
9	Office	$9,583,756	4.3%	92.7%	1984	99,400	$12,800,000	$15,722,193	$963,037	$22.00	$21.95
6	Office	$9,508,883	4.3%	83.8%	1979	108,395	$12,700,000	$16,821,364	$752,156	$21.00	$20.67
12	Office	$9,359,137	4.2%	80.6%	1986	98,648	$12,500,000	$17,470,510	$642,797	$23.00	$22.77
27	Office	$9,134,518	4.1%	95.2%	1978	96,518	$12,200,000	$14,975,598	$882,814	$22.00	$22.26
51	Office	$7,861,675	3.6%	94.2%	1977	89,789	$10,500,000	$13,482,708	$769,152	$21.25	$20.94
55	Office	$7,711,929	3.5%	88.4%	1977	89,221	$10,300,000	$13,397,418	$674,971	$22.25	$21.50
65	Retail	$4,941,624	2.2%	100.0%	1982	28,612	$6,600,000	$2,464,918	$436,257	$20.00	$19.22
3	Office	$4,941,624	2.2%	81.2%	1979	60,950	$6,600,000	$9,336,100	$334,075	$21.00	$21.02
75	Office	$3,369,289	1.5%	88.9%	1980	48,156	$4,500,000	$7,664,564	$314,544	$20.00	$19.67
Total		$221,250,000	100.0%	92.7%		2,033,179	$295,500,000	$345,400,627	$19,853,093	$23.63	$23.32

(1)	Information obtained from the underwritten rent roll dated May 31, 2017.

(2)	Allocated Cut-off Date Balance is based on the Corporate Woods Portfolio Whole Loan Cut-off Date balance.

(3)	As of the appraisal dated July 19, 2017. The total Appraised Value of $295,500,000 represents the sum of the individual appraised values of the Corporate Woods Portfolio Properties, as compared to the portfolio “As-Is” Appraised Value of $299,100,000, which includes a 1.2% portfolio premium.

(4)	Appraisal Market Rent PSF is quoted on a modified gross basis for all buildings except Building 65, which is quoted on a triple net basis.

(5)	UW Base Rent PSF includes rent escalations through August 1, 2018, for non-investment grade tenants ($577,892) and the present value of all rent steps through the earlier of their respective lease terms or earliest effective termination date for investment grade tenants ($376,234).

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MSBAM 2017-C34	Corporate Woods Portfolio

The following table presents certain information relating to the leases at the Corporate Woods Portfolio Properties:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)(4)	Lease Expiration
Tenants
PNC Bank National Association(5)	A+/A3/A-	159,270	7.8%	$4,665,105	10.6%	$29.29	10/31/2019
Coventry Health Care of Kansas, Inc.(6)	A-/Baa2/NR	69,640	3.4%	$1,532,080	3.5%	$22.00	12/31/2023
Compass Minerals International, Inc.	NR/B1/BB	60,699	3.0%	$1,504,728	3.4%	$24.79	2/29/2020
Lathrop & Gage, LLP.(7)	NR/NR/NR	39,993	2.0%	$1,081,091	2.5%	$27.03	Various
Lansing Trade Group, LLC	NR/NR/NR	44,496	2.2%	$981,171	2.2%	$22.05	1/31/2018
Scoular Company	NR/NR/NR	37,432	1.8%	$950,773	2.2%	$25.40	8/31/2020
QC Holdings, Inc.	NR/NR/NR	39,022	1.9%	$838,973	1.9%	$21.50	10/31/2017
Amerigroup Corp. & Amerigroup Kansas, Inc.	NR/Baa2/NR	39,056	1.9%	$829,940	1.9%	$21.25	12/31/2020
TMFS Holdings, LLC	NR/NR/NR	33,100	1.6%	$719,925	1.6%	$21.75	3/1/2027
Vendor Credentialing Service LLC dba symplr	NR/NR/NR	30,823	1.5%	$708,929	1.6%	$23.00	8/31/2024
Subtotal/Wtd. Avg.		553,531	27.2%	13,812,714	31.4%	$24.95

Other Tenants		1,331,180	65.5%	$30,142,376	68.6%	$22.64
Vacant Space		148,468	7.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		2,033,179	100.0%	$43,955,091	100.0%	$23.32

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual U/W Rent and Annual UW Rent PSF include rent escalations through August 1, 2018, for non-investment grade tenants ($577,892) and the present value of all rent steps through the earlier of their respective lease terms or earliest effective termination date for investment grade tenants ($376,234).

(4)	Wtd. Avg. Annual U/W Rent PSF excludes vacant space.

(5)	PNC Bank National Association has exercised an option to reduce its space by 12,820 SF on the 8th floor effective November 30, 2017. PNC Bank National Association has executed a letter of intent to extend its lease to October 31, 2029 pursuant to the following terms: 146,450 SF leased at $15.00/SF triple net with $0.50 per SF annual rent increases. The letter of intent provides PNC Bank National Association with an option to reduce its space by 13,672 SF effective October 31, 2019 and an option to terminate its lease effective October 31, 2026 with 12 months’ prior written notice. We cannot assure you that PNC Bank National Association will execute an extension of its lease pursuant to the aforementioned terms or at all.

(6)	Coventry Health Care of Kansas, Inc. has the right to terminate its lease as to either all of its leased premises or as to any full floor portion of its leased premises effective as of December 31, 2018 by written notice to the borrower by December 31, 2017.

(7)	Lathrop & Gage, LLP. leases 13,497 SF that expires on January 31, 2018 and 26,496 SF that expires on January 31, 2023.

The following table presents information with respect to the largest tenant at each of the Corporate Woods Portfolio Properties.

Corporate Woods Portfolio Largest Tenant by Building Summary
Building	SF	Building Occupancy as-of 5/31/2017	Building Largest Tenant	Largest Tenant SF	Largest Tenant % Building SF	Lease Expiration Date
82	245,413	98.2%	PNC Bank National Association(1)	159,270	64.9%	10/31/2019
40	300,043	96.8%	Coventry Health Care of Kansas, Inc.(2)	69,640	23.2%	12/31/2023
84	241,573	83.1%	Scoular Company	37,432	15.5%	8/31/2020
32	208,244	98.5%	Amerigroup Corp. & Amerigroup Kansas, Inc.	39,056	18.8%	12/31/2020
34	97,023	100.0%	TMFS Holdings, LLC	33,100	34.1%	3/1/2027
14	120,385	96.7%	Propharma Group, Inc.(3)	16,218	13.5%	2/28/2021
70	100,809	94.6%	Compass Minerals International, Inc.	60,699	60.2%	2/29/2020
9	99,400	92.7%	University of Kansas Hospital Authority	16,785	16.9%	8/31/2018
6	108,395	83.8%	National Crop Insurance Services, Inc.	18,522	17.1%	9/30/2019
12	98,648	80.6%	Lansing Trade Group, LLC	44,496	45.1%	1/31/2018
27	96,518	95.2%	CSC Covansys Corporation(4)	16,550	17.1%	3/31/2022
51	89,789	94.2%	RGN-Overland Park I, LLC	15,796	17.6%	5/31/2020
55	89,221	88.4%	Emerson Electric Co.	10,073	11.3%	3/31/2020
65	28,612	100.0%	Garozzo’s III, Inc.	5,575	19.5%	9/30/2021
3	60,950	81.2%	DeMars Pension Consulting Services, Inc.	10,247	16.8%	9/30/2021
75	48,156	88.9%	Multi Service Technology Solutions, Inc.	12,182	25.3%	11/30/2017
Total / Wtd. Avg.	2,033,179	92.7%		565,641	27.8%

(1)	PNC Bank National Association has exercised an option to reduce its space by 12,820 SF on the 8th floor effective November 30, 2017. PNC Bank National Association has executed a letter of intent to extend its lease to October 31, 2029 pursuant to the following terms: 146,450 SF leased at $15.00 per SF triple net with $0.50 per SF annual rent increases. The letter of intent provides PNC Bank National Association with an option to reduce its space by 13,672 SF effective October 31, 2019 and an option to terminate its lease effective October 31, 2026 with 12 months’ prior written notice. We cannot assure you that PNC Bank National Association will execute a lease pursuant to the aforementioned terms or at all.

(2)	Coventry Health Care of Kansas, Inc. has the right to terminate its lease as to either all of its leased premises or as to any full floor portion of its leased premises effective as of December 31, 2018 by written notice to the borrower by December 31, 2017.

(3)	Propharma Group, Inc. has the right to terminate its lease effective as of February 28, 2019 by written notice to the borrower by July 31, 2018.

(4)	CSC Covansys Corporation has the right to terminate its lease effective as of March 31, 2019 by written notice to the borrower by June 30, 2018.

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MSBAM 2017-C34	Corporate Woods Portfolio

The following table presents certain information with respect to the lease rollover at the Corporate Woods Portfolio Properties.

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	Total Rolling SF	% of Total SF Rolling	Cumulative % of SF Rolling	Total UW Rent Rolling(4)	Annual U/W Rent PSF Rolling(3)(4)	% U/W Rent Rolling	Cumulative % of U/W Rent Rolling
MTM	4	1,885	0.1%	0.1%	$103,177	$23.79(5)	0.2%	0.2%
2017	11	67,965	3.3%	3.4%	$1,430,918	$21.05	3.3%	3.5%
2018	49	316,500	15.6%	19.0%	$7,063,187	$22.32	16.1%	19.6%
2019	69	465,746	22.9%	41.9%	$11,634,141	$24.98	26.5%	46.0%
2020	60	405,813	20.0%	61.9%	$9,205,093	$22.68	20.9%	67.0%
2021	35	171,096	8.4%	70.3%	$3,926,071	$22.95	8.9%	75.9%
2022	33	183,823	9.0%	79.3%	$4,145,160	$22.55	9.4%	85.3%
2023	7	144,131	7.1%	86.4%	$3,386,284	$23.49	7.7%	93.0%
2024	6	61,082	3.0%	89.4%	$1,457,728	$23.87	3.3%	96.4%
2025	3	27,547	1.4%	90.8%	$750,901	$27.26	1.7%	98.1%
2026	0	0	0.0%	90.8%	$0	$0.00	0.0%	98.1%
2027	2	39,123	1.9%	92.7%	$852,431	$21.79	1.9%	100.0%
2028 & Beyond	0	0	0.0%	92.7%	$0	$0.00	0.0%	100.0%
Vacant	0	148,468	7.3%	100.0%	$0	$0.00	0.0%	100.0%
Total / Wtd. Avg.	279	2,033,179	100.0%		$43,955,091	$23.32	100.0%

(1)	Information obtained from the underwritten rent roll dated May 31, 2017.

(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Annual UW Rent PSF includes rent escalations through August 1, 2018, for non-investment grade tenants ($577,892) and the present value of all rent steps through the earlier of their respective lease terms or earliest effective termination date for investment grade tenants ($376,234).

(4)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(5)	Annual U/W Rent PSF for MTM tenants is calculated based on the $44,843 of U/W Rent associated with 1,885 SF of conference room space. The remaining U/W Rent of $58,334 is associated with antenna space, mail boxes and other miscellaneous tenants which have 0 SF attributed to them.

The Market. The Corporate Woods Portfolio Properties are located in Overland Park, Kansas which is situated in Johnson County, about 15 miles southwest of the Kansas City central business district. Major employers within the area include: HCA Midwest Health System, Sprint Corporation, Saint Luke’s Health System, Cerner Corporation, Children’s Mercy Hospitals & Clinics, DST Systems, Inc., Truman Medical Center, and Black & Veatch Corporation, among others.

The Corporate Woods Portfolio Properties are in the City of Overland Park, which is the second-most populous city in Kansas and the largest suburb in the Kansas City metropolitan area. According to the appraisal, the 2016 population within a one-, three- and five-mile radius of the Corporate Woods Portfolio Properties was 9,145, 97,171 and 248,477, respectively. The 2016 estimated average household income within a one-, three- and five-mile radius of the Corporate Woods Portfolio Properties was $87,815, $93,240 and $104,793, respectively.

The Corporate Woods Portfolio Properties are part of the Kansas City metropolitan statistical area (“MSA”) office market and the South Johnson County/College Boulevard office submarket. According to a market report, as of March 2017, the Kansas City MSA office market consisted of 136.8 million SF with an average occupancy rate of 92.1% and an average rent of $18.26 per SF. As of March 2017, the College Boulevard office submarket consisted of 20.5 million SF with an average occupancy rate of 91.5% and an average rent of $21.65 per SF. The appraisal identified a subset of six comparable properties, located within the College Boulevard submarket and within three miles of the Corporate Woods Portfolio Properties. The Competitive Office Properties table below is based on the information available to the appraiser in connection with such comparable properties, which had gross rents ranging from $20.75 per SF to $26.00 per SF.

The following tables present certain information relating to competitive office properties to the Corporate Woods Portfolio Properties:

Competitive Property Summary
Property Name/Location	Year Built	Total GLA (SF)	Occupancy	Distance from Subject	Annual Base Rent PSF	Lease Type
Lighton Plaza I & II/Tower Overland Park, KS	1989	476,278	92.8%	1.5 miles	$22.00 to $26.00	Full Service
7107 Tower Overland Park, KS	1986	228,040	93.9%	1.5 miles	$23.50	Full Service
Commerce Plaza I & II Overland Park, KS	1986	285,465	97.4%	1.5 miles	$23.50	Full Service
South Creek Office Park Overland Park, KS	1995	898,488	89.5%	3.0 miles	$20.75 to $22.25	Full Service
Financial Plaza II & III Overland Park, KS	1985	254,336	87.7%	1.5 miles	$21.50 to $23.00	Full Service
Renaissance/Del Sarto Overland Park, KS	1986	545,218	90.3%	1.8 miles	$21.50 to $23.00	Full Service

Source: Appraisal.

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MSBAM 2017-C34	Corporate Woods Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Corporate Woods Portfolio Properties:

Cash Flow Analysis
	2014	2015	2016	6/30/2017 TTM	UW(1)	UW PSF
Base Rent(1)	$40,743,337	$40,641,844	$40,285,194	$41,587,085	$43,000,965	$21.15
Contractual Rent Steps(2)	$0	$0	$0	$0	$954,126	$0.47
Grossed Up Vacant Space	$0	$0	$0	$0	$3,494,670	$1.72
Total Recoveries	$952,901	$1,912,725	$2,243,749	$2,653,606	$3,080,143	$1.51
Total Other Income	$184,342	$317,945	$206,088	$236,942	$236,942	$0.12
Less Vacancy & Credit Loss	($685,338)	($638,017)	($953,455)	($1,237,930)	($5,053,068)	($2.49)
Effective Gross Income	$41,195,243	$42,234,497	$41,781,575	$43,239,702	$45,713,777	$22.48
Total Operating Expenses	$20,015,972	$21,053,221	$21,902,104	$22,546,739	$23,101,714	$11.36
Net Operating Income	$21,179,271	$21,181,276	$19,879,471	$20,692,963	$22,612,063	$11.12
Capital Expenditures	$0	$0	$0	$0	$459,093	$0.23
TI/LC	$0	$0	$0	$0	$2,299,877	$1.13
Net Cash Flow	$21,179,271	$21,181,276	$19,879,471	$20,692,963	$19,853,093	$9.76

Occupancy %	93.5%	88.9%	91.9%	92.7%(3)	90.0%
NOI DSCR(4)	1.58x	1.58x	1.49x	1.55x	1.69x
NCF DSCR(4)	1.58x	1.58x	1.49x	1.55x	1.48x
NOI Debt Yield(4)	9.6%	9.6%	9.0%	9.4%	10.2%
NCF Debt Yield(4)	9.6%	9.6%	9.0%	9.4%	9.0%

(1)	U/W cash flow based on contractual rents as of May 31, 2017.

(2)	Contractual Rent Steps include rent escalations through August 1, 2018, for non-investment grade tenants ($577,892) and the present value of all rent steps through the earlier of their respective lease terms (none of which extend past the loan maturity date) or earliest effective termination date for investment grade tenants ($376,234).

(3)	Occupancy % is as of May 31, 2017.

(4)	Debt service coverage ratios and debt yields are based on the Corporate Woods Portfolio Whole Loan.

Release of Property. Following the lockout date and prior to the open period, each of the Corporate Woods Portfolio Properties may be separately released upon defeasance of a release price equal to the greater of (x) 120% of the allocated loan amount of such individual property and (y) 95% of the net sale proceeds of such individual property, and satisfaction of the following conditions, among others: (i) the loan-to-value ratio of the remaining Corporate Woods Portfolio Properties following such release does not exceed the lesser of (x) 74.0% or (y) the loan-to-value ratio immediately prior to the release, (ii) the debt service coverage ratio of the remaining Corporate Woods Portfolio Properties following such release equals or exceeds the greater of (x) 1.40x and (y) the debt service coverage ratio immediately prior to the release, (iii) the debt yield of the remaining Corporate Woods Portfolio Properties following such release equals or exceeds the greater of (x) 9.0% and (y) the debt yield immediately prior to the release, (iv) delivery of a reciprocal easement agreement reasonably acceptable to the lender, providing access, parking, utility and other customary easements, (v) compliance with applicable legal and zoning requirements, leases and covenants, (vi) the released individual property must constitute a separate tax parcel and (vii) the release must be permitted under REMIC requirements and the lender must receive a legal opinion to such effect. During the open period, each of the Corporate Woods Portfolio Properties may be separately released upon satisfaction of the above conditions, except that prepayment, rather than defeasance, of the release price is required.

A-3-97

MSBAM 2017-C34	The Townsend Hotel

Mortgage Loan No. 12 – The Townsend Hotel

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	MSMCH	Single Asset/Portfolio:	Single Asset
Original Balance:	$35,000,000	Location:	Birmingham, MI 48009
Cut-off Date Balance:	$35,000,000	General Property Type:	Hospitality
% of Initial Pool Balance:	3.3%	Detailed Property Type:	Full Service
Loan Purpose:	Refinance	Title Vesting:	Fee
Sponsors:	David Sillman; The Keith J Pomeroy	Year Built/Renovated:	1986, 2000/2014-2016
Trust Of December 13, 1976, as	Size:	150 Rooms
amended	Cut-off Date Balance per Room:	$233,333
Mortgage Rate:	4.1700%	Maturity Date Balance per Room:	$233,333
Note Date:	9/15/2017	Property Manager:	Townsend Management Company
First Payment Date:	11/1/2017	LLC (borrower-related)
Maturity Date:	10/1/2027
Original Term to Maturity:	120 months
Original Amortization Term:	0 months	Underwriting and Financial Information
IO Period:	120 months	UW NOI:	$6,206,720
Seasoning:	0 months	UW NOI Debt Yield:	17.7%
Prepayment Provisions:	LO (24); DEF (92); O (4)	UW NOI Debt Yield at Maturity:	17.7%
Lockbox/Cash Mgmt Status:	Springing/Springing	UW NCF DSCR:	3.54x
Additional Debt Type:	N/A	Most Recent NOI:	$6,209,737 (6/30/2017 TTM)
Additional Debt Balance:	N/A	2nd Most Recent NOI:	$6,336,430 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)	3rd Most Recent NOI:	$6,355,870 (12/31/2015)
Most Recent Occupancy:	76.0% (6/30/2017)
Reserves	2nd Most Recent Occupancy:	76.0% (12/31/2016)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	74.8% (12/31/2015)
RE Tax:	$96,850	$48,425	N/A	Appraised Value (as of):	$67,900,000 (8/1/2017)
Insurance:	$28,125	$14,063	N/A	Cut-off Date LTV Ratio:	51.5%
Recurring Replacements(1):	$0	Springing	N/A	Maturity Date LTV Ratio:	51.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$35,000,000	100.0%	Loan Payoff:	$24,329,286	69.5%
			Return of Equity:	$10,049,044	28.7%
			Closing Costs:	$496,694	1.4%
			Reserves:	$124,975	0.4%
Total Sources:	$35,000,000	100.0%	Total Uses:	$35,000,000	100.0%

(1)	Monthly deposits for Recurring Replacements in the amount of 1/12th of 3% of the operating income for The Townsend Hotel Property (as defined below) for the preceding calendar year are required upon the occurrence of a cash sweep event, which will occur upon an event of default or the debt service coverage ratio falling below 1.20x for six consecutive months based on the trailing twelve month period. The borrower is required to furnish the lender, within 90 days after the end of each fiscal year, reasonably satisfactory evidence that it has invested no less than 3% of gross operating income into furniture, fixtures and equipment at The Townsend Hotel Property.

The Mortgage Loan. The twelfth largest mortgage loan (“The Townsend Hotel Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $35,000,000 that is secured by a first priority fee mortgage encumbering a full service unflagged boutique hospitality property known as The Townsend Hotel in Birmingham, Michigan (“The Townsend Hotel Property”). The proceeds of The Townsend Hotel Mortgage Loan were primarily used to refinance a previous loan of approximately $24.3 million, fund reserves of approximately $125,000, pay closing costs of approximately $500,000 and return equity of approximately $10.0 million to The Townsend Hotel Borrower (as defined below). The Townsend Hotel Property was previously securitized in the DBUBS 2011-LC3A transaction.

The Borrower and the Sponsors. The borrower is THC Investors Limited Partnership (“The Townsend Hotel Borrower”), a Michigan limited partnership. The nonrecourse carve-out guarantors for The Townsend Hotel Mortgage Loan are David Sillman and The Keith J. Pomeroy Trust, a Revocable Trust U/T/A/D December 13, 1976, as amended (the “Pomeroy Trust”). The Townsend Hotel Borrower is 98.52% owned by several entities and 1.45% owned by GP Townsend, Inc., a Michigan corporation, which is the general partner. Of the 98.52%, over 54% is effectively owned or controlled by the two nonrecourse carve-out guarantors, who also own and control GP Townsend, Inc. The indirect limited partnership interest held by the Pomeroy Trust has been pledged to another indirect owner of The Townsend Hotel Borrower. No other entities or individuals hold or control more than 8% of total ownership.

David Sillman is president and CEO of Sillman Enterprises, which specializes in real estate acquisitions. Since its inception in 1991, Sillman Enterprises has acquired approximately 5,500 multifamily units and 547,000 SF of office/retail, along with The Townsend Hotel Property. Keith J. Pomeroy is the chair of Pomeroy Family Holdings, Inc., Pomeroy Financial Services and Pomeroy Living LLC. With over 40 years of real estate experience, which includes ownership and management, Pomeroy Family Holdings, Inc. and affiliates have developed, acquired and sold more than 20 multifamily projects encompassing 4,000 units nationwide, over 800 skilled nursing home beds, over 400 units in assisted living and independent living communities in Michigan and Colorado, and in excess of 2,300,000 SF of industrial, high-tech and office space across five states.

A-3-98

MSBAM 2017-C34	The Townsend Hotel

The Property. The Townsend Hotel Property is a four and five-story, 150-room full service unflagged boutique hotel, located in Birmingham, Michigan. The Townsend Hotel Property contains 150 rooms, including four penthouse/presidential suites, three executive suites, 48 junior suites and 91 standard rooms. Each guestroom includes king or queen/queen beds complemented with 300 thread count cotton sheets and custom Italian covers. Junior suites feature separate living rooms from the bedrooms, with many offering balconies. Executive suites are 750 SF and feature eight-person dining tables in the living room area and a separate bedroom. Penthouse/presidential suites range from 1,200 SF and 2,600 SF. Each penthouse/presidential suite features a gas fireplace and kitchen. The Townsend Hotel Property includes The Rugby Grille, a 75-seat restaurant, and the Townsend Bakery. Additional amenities include a lounge, fitness center, business center, gift shop, and 15,395 SF of meeting and banquet space. The Townsend Hotel Property also features a 90-space, underground parking garage. The Townsend Hotel Property was ranked the best hotel in Michigan for 2017 by a major industry publication.

The Townsend Hotel Property was originally built in 1986 with 87 rooms, with another wing added in 2000 with 63 rooms. According to the borrower sponsors, between 2014 and 2016, approximately $8.24 million ($54,917/room) in capital improvements were completed at The Townsend Hotel Property. The scope of the improvements included complete guestroom renovations, common area renovations, restaurant renovations, ballroom renovations, kitchen equipment and HVAC upgrades. The borrower sponsors’ business plan includes approximately $2.1 million ($14,232/room) of renovations between 2018 and 2020. Such renovations have not been reserved for and are not required under The Townsend Hotel Mortgage Loan documents.

The Townsend Hotel Property is currently subject to a management agreement with Townsend Management Company LLC, an affiliate of The Townsend Hotel Borrower.

The Townsend Hotel Property generates approximately 50% of its room nights from commercial demand, 40% from meeting and group demand and 10% from leisure demand. RevPAR penetration for The Townsend Hotel Property has exceeded 190% each year from 2013 through 2016.

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			The Townsend Hotel Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	70.7%	$150.44	$106.37	74.9%	$289.09	$216.39	105.9%	192.2%	203.4%
2016	70.8%	$157.96	$111.83	74.8%	$287.95	$215.45	105.7%	182.3%	192.7%
7/31/2017 TTM	71.8%	$162.82	$116.84	75.1%	$289.83	$217.71	104.7%	178.0%	186.3%

Source: Industry Report and Underwritten Operating Statements.

(1)	The competitive set includes The Atheneum Suite Hotel, Embassy Suites Detroit Southfield, Autograph Collection The Henry, Marriott Detroit Troy, Westin Book Cadillac Detroit, Royal Park Hotel and Foundation Hotel.

(2)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at The Townsend Hotel Property are attributable to variances in reporting methodologies and/or timing differences.

The Market. The Townsend Hotel Property is located in Birmingham, Michigan, within Oakland County. As of the 2010 census, Oakland County was the second-most populous county in Michigan, with a population of 1,202,362. Downtown Birmingham, where The Townsend Hotel Property is located, features over 20 parks covering 230 acres, 1,500,000 SF of retail space and 935,645 SF of office space. Birmingham is a pedestrian friendly town with a diverse mix of restaurants, specialty stores, salons, spas and entertainment venues surrounding a central park.

The estimated 2016 population within a one-, three- and five-mile radius of The Townsend Hotel Property was 14,557, 86,119 and 227,076, respectively, according to the appraisal. The estimated 2016 average household income within a one-mile radius is $166,471, greater than the county and state levels of $100,279 and $69,563, respectively.

Competitive properties to The Townsend Hotel Property are shown in the table below:

Competitive Property Summary
Property Name	Year Opened	No. of Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	2016 Occ.	2016 ADR	2016 RevPAR
The Townsend Hotel Property(1)	1986, 2000	150	50%	40%	10%	76%	$292.45	$222.12
The Atheneum Suite Hotel	1992	174	40%	40%	20%	66%	$105.00	$69.30
Embassy Suites Detroit Southfield	1987	239	60%	20%	20%	71%	$116.00	$82.36
Autograph Collection The Henry	1989	308	60%	30%	10%	76%	$206.00	$156.56
Marriott Detroit Troy	1990	350	60%	35%	5%	73%	$148.00	$108.04
Westin Book Cadillac Detroit	1924	453	40%	45%	15%	66%	$160.00	$105.60
Royal Park Hotel	2004	143	40%	40%	20%	76%	$194.00	$147.44
Foundation Hotel(2)	2017	90	NAV	NAV	NAV	NAV	NAV	NAV

Source: Appraisal.

(1)	Variances between the underwriting, the appraisal and the Historical Occupancy, ADR and RevPAR table with respect to Occupancy, ADR and RevPAR at The Townsend Hotel Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	The Foundation Hotel opened in May 2017 and data is not available.

A mixed use development, to be located two blocks from The Townsend Hotel Property, including a projected 130-150-room boutique hotel which would compete directly with The Townsend Hotel Property, has been proposed for development.

A-3-99

MSBAM 2017-C34	The Townsend Hotel

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Townsend Hotel Property:

Cash Flow Analysis(1)

	2014	2015	2016	6/30/2017 TTM	UW	UW per Room
Occupancy	74.9%	74.8%	76.0%	76.0%	76.0%
ADR	$285.13	$293.75	$292.45	$294.16	$294.16
RevPAR	$213.55	$219.87	$222.12	$223.42	$223.42

Rooms Revenue	$11,659,635	$12,037,741	$12,013,077	$12,232,260	$12,232,260	$81,548
Food & Beverage	$10,805,375	$11,178,528	$10,757,822	$11,050,540	$11,050,540	$73,670
Other Income(2)	$970,789	$951,825	$822,500	$772,953	$772,953	$5,153
Total Revenue	$23,435,799	$24,168,094	$23,593,399	$24,055,753	$24,055,753	$160,372
Total Expenses	$17,462,137	$17,812,224	$17,256,969	$17,846,016	$17,849,033	$118,994
Net Operating Income	$5,973,662	$6,355,870	$6,336,430	$6,209,737	$6,206,720	$41,378
FF&E	$937,432	$966,724	$943,736	$962,230	$962,230	$6,415
Net Cash Flow	$5,036,230	$5,389,146	$5,392,694	$5,247,507	$5,244,490	$34,963

NOI DSCR	4.04x	4.30x	4.28x	4.20x	4.19x
NCF DSCR	3.40x	3.64x	3.64x	3.55x	3.54x
NOI Debt Yield	17.1%	18.2%	18.1%	17.7%	17.7%
NCF Debt Yield	14.4%	15.4%	15.4%	15.0%	15.0%

(1)	Occupancy, ADR and RevPAR figures are based on the underwriting, which have been taken from financial statements provided by The Townsend Hotel Borrower. Variances between the underwriting, the appraisal and the Historical Occupancy, ADR, RevPAR table with respect to Occupancy, ADR and RevPAR at The Townsend Hotel Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Other Income includes gift shop revenue, valet/guest laundry and vending.

A-3-100

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A-3-101

MSBAM 2017-C34	Enclave at Carpinteria

Mortgage Loan No. 13 – Enclave at Carpinteria

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$28,877,000			Location:	Carpinteria, CA 93013
Cut-off Date Balance:	$28,877,000			General Property Type:	Office
% of Initial Pool Balance:	2.8%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Montana Avenue Capital Partners, LLC			Year Built/Renovated:	1962, 1999 / 2016
Mortgage Rate:	3.9940%			Size:	121,230 SF
Note Date:	8/30/2017			Cut-off Date Balance per SF:	$238
First Payment Date:	10/1/2017			Maturity Date Balance per SF:	$238
Maturity Date:	9/1/2027			Property Manager:	Bermant Development Company
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$2,638,962
Seasoning:	1 month			UW NOI Debt Yield:	9.1%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity:	9.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.08x
Additional Debt Type:	N/A			Most Recent NOI:	$2,281,967 (6/30/2017 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,271,907 (12/31/2016)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$622,422 (12/31/2015)
Reserves				Most Recent Occupancy:	100.0% (7/31/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	100.0% (12/31/2016)
RE Tax:	$123,938	$24,788	N/A	3rd Most Recent Occupancy:	61.0% (12/31/2015)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(1):	$43,100,000 (7/26/2017)
Recurring Replacements:	$0	$2,526	N/A	Cut-off Date LTV Ratio(1):	67.0%
TI/LC:	$1,741,950	$8,333	N/A	Maturity Date LTV Ratio(1):	67.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$28,877,000	100.0%	Loan Payoff:	$16,713,806	57.9%
			Return of Equity(2):	$9,870,154	34.2%
			Reserves:	$1,865,888	6.5%
			Closing Costs	$427,152	1.5%
Total Sources:	$28,877,000	100.0%	Total Uses:	$28,877,000	100.0%

(1)	The appraiser provided a dark value of $33,300,000 as of July 26, 2017 which results in a Cut-off Date loan to dark value of 86.7%.

(2)	The Enclave at Carpinteria sponsor purchased the Enclave at Carpinteria Property in June 2015 for $25,000,000 with the largest tenant (73% of NRA) known to be vacating in the first quarter of 2016. Since acquisition, the Enclave at Carpinteria sponsor has spent approximately $1.14 million in capital expenditures and $2.95 million in tenant improvements and leasing commissions for a total current cost basis of approximately $29.1 million.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Enclave at Carpinteria Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $28,877,000 and secured by a first priority fee mortgage encumbering an office property located in Carpinteria, California (the “Enclave at Carpinteria Property”). The proceeds of the Enclave at Carpinteria Mortgage Loan were used to refinance the existing debt on the Enclave at Carpinteria Property, return equity to the Enclave at Carpinteria sponsor, fund reserves, and pay closing costs.

The Borrower and the Sponsor. The borrower is 6303 Carpinteria Avenue, LLC (the “Enclave at Carpinteria Borrower”), a single-purpose Delaware limited liability company with one independent director. The sponsor is Montana Avenue Capital Partners, LLC (“MAC”), a real estate investment, management and development company based in Los Angeles, California. MAC manages real property investments and loans on behalf of high net worth individuals, family offices and institutional investors. MAC is led by Jeremy K. Rogers, the nonrecourse carve-out guarantor for the Enclave at Carpinteria Mortgage Loan. Prior to founding MAC, Mr. Rogers co-headed Rockwood Capital’s Los Angeles office overseeing new debt and equity investments and various portfolio assets.

The Property. The Enclave at Carpinteria Property is located on an approximately 9.3-acre parcel on a bluff overlooking the Pacific Ocean in Carpinteria, California. The Enclave at Carpinteria Property consists of a four-building, Class A, creative office complex containing 121,230 SF. Two of the buildings are one-story and were originally built in 1962. The other two buildings are two-stories and were built in 1999. The property was converted to a creative office between 2014 and 2016. The Enclave at Carpinteria Property is currently 100.0% leased to two tenants, Procore Technologies, Inc. (“Procore”) (79.8% of NRA) and Continental Automotive (20.2% of NRA).

A-3-102

MSBAM 2017-C34	Enclave at Carpinteria

Major Tenants.

Procore Technologies, Inc. (96,766 SF, 79.8% of NRA, 79.6% of underwritten rent). Procore leases 96,766 SF across four buildings under four co-terminus leases expiring in March 2027, each of which contains two, five-year renewal options. Procore is currently expanding its space into approximately 29.3% of NRA, has taken possession of and is paying rent on such space, and is expected to occupy such space beginning in spring 2018. Procore is a cloud-based computer software company known for its construction management software and has recently been named as one of Inc.’s Top 1,000 fastest growing companies in the United States and on Forbes “Unicorn List” of private companies that have exceeded a $1.0 billion business valuation. Procore’s corporate office is located at the Enclave at Carpinteria Property.

Continental Automotive (24,464 SF, 20.2% of NRA, 20.4% of underwritten rent). Continental Automotive occupies 24,464 SF under a lease expiring in March 2024 with two, five-year renewal options. Continental Automotive’s original lease commenced in April 2016 and in April 2017 it expanded its space and extended its lease term. Continental Automotive is a subsidiary of the Germany-based Continental Automotive Group, a leading supplier of automotive products and services. Continental Automotive operates its driverless car technology unit at the Enclave at Carpinteria Property.

The following table presents certain information relating to the leases at the Enclave at Carpinteria Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Tenant
Procore Technologies, Inc	NR/NR/NR	96,766	79.8%	$2,191,288	79.6%	$22.65	3/31/2027
Continental Automotive	BBB+/Baa1/BBB+	24,464	20.2%	$560,715	20.4%	$22.92	3/31/2024
Subtotal/Wtd. Avg.		121,230	100.0%	$2,752,003	100.0%	$22.70

Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		121,230	100.0%	$2,752,003	100.0%	$22.70

(1)	Information is based on the underwritten rent roll.

The following table presents certain information relating to the lease rollover schedule at the Enclave at Carpinteria Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2017	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2024	1	24,464	20.2%	20.2%	$560,715	$22.92	20.4%	20.4%
2025	0	0	0.0%	20.2%	$0	$0.00	0.0%	20.4%
2026	0	0	0.0%	20.2%	$0	$0.00	0.0%	20.4%
2027	1	96,766	79.8%	100.0%	$2,191,288	$22.65	79.6%	100.0%
2028 & Beyond	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	2	121,230	100.0%		$2,752,003	$22.70	100.0%

(1)	Information is based on the underwritten rent roll.

A-3-103

MSBAM 2017-C34	Enclave at Carpinteria

The Market. The Enclave at Carpinteria Property is located at 6303-6309 Carpinteria Avenue between Rincon Road and Bailard Avenue in the City of Carpinteria, a coastal town in Southeastern Santa Barbara County approximately 80 miles northwest of Los Angeles and 12 miles southeast of downtown Santa Barbara. The Enclave at Carpinteria Property is located in the Bluffs subarea, an approximately 157-acres stretch of land between the coastline and U.S. Highway 101. Procore, the largest tenant at the Enclave at Carpinteria Property, is the largest employer in the City of Carpinteria with 455 employees, followed by Nusil Technology (403 employees), LinkedIn (400 employees), Carpinteria Unified School District (349 employees) and DAKO Corporation (250 employees). According to the appraisal, the 2016 estimated population within a one-, three- and five-mile radius of the Enclave at Carpinteria Property was 2,430, 14,294 and 17,087 respectively. The 2016 estimated average household income within the same radii was $83,392, $98,801 and $104,795, respectively.

The Enclave at Carpinteria Property is located in the Carpinteria office submarket within the Santa Barbara office market. The Santa Barbara office market has total inventory of 12.2 million SF, with a vacancy rate of 3.0% and average asking rates of $23.45 PSF. The Santa Barbara office market has experienced strong occupancy rates since 2009, with an average vacancy rate of less than 5.0% over the last eight years. According to a third party research report, the Carpinteria office submarket has inventory of 699,711 SF with vacancy of 1.8% and average asking rental rates of $19.11 PSF. The Carpinteria office submarket is supply constrained by the lack of available land. There has not been any new construction over the last 10 years and the appraiser did not note any new office properties currently under construction.

The following table reflects comparable office leases with respect to the Enclave at Carpinteria Property:

Comparable Office Lease Summary
Property/Location	Year Built	SF	Distance (miles)	Tenant Name		Lease Date	Lease Term (Yrs.)	Rent PSF(1)	Lease Type
					Size (SF)
6303-6309 Carpinteria Avenue Carpinteria, CA	1962, 1999	121,230	N/A	Procore Technologies, Inc.	96,766	6/2014 - 4/2017	11.3(1)	$22.65	NNN
10 East Yanonali Street Santa Barbara, CA	1925	20,088	12.8	Impact Hub of Santa Barbara	10,044	9/2016	7.0	$26.40	NNN
27 East Cota Street Santa Barbara, CA	1925	55,000	12.9	Kaplan International North America	23,000	2/2016	6.0	$21.60	NNN
6410 Cindy Lane Carpinteria, CA	1975	57,218	1.2	LinkedIn	31,755	10/2015	5.0	$22.20	NNN
1155 Eugenia Place Carpinteria, CA	1989	18,000	1.9	AGIA	18,000	1/2017	6.0	$22.20	NNN
1145 Eugenia Place Carpinteria, CA	1989	24,716	2.0	Office Tenant	8,648	7/2017	5.0	$22.20	NNN
5425 Hollister Ave Goleta, CA	1991	72,489	21.2	Tobin Lucks	9,553	4/2016	10.0	$21.60	NNN

Source: Appraisal.

(1)	Represents the weighted average of Procore’s four leases based on SF.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Enclave at Carpinteria Property:

Cash Flow Analysis(1)
	2015	2016	6/30/2017 TTM	UW	UW PSF
Base Rent	$817,126	$2,243,160	$2,323,104	$2,752,003	$22.70
Total Recoveries	$301,740	$753,087	$757,953	$908,549	$7.49
Less Vacancy & Credit Loss	$0	$0	$0	($183,028)	($1.51)
Effective Gross Income	$1,118,866	$2,996,247	$3,081,157	$3,477,524	$28.69
Total Operating Expenses	$496,444	$724,340	$799,190	$838,563	$6.92
Net Operating Income	$622,422	$2,271,907	$2,281,967	$2,638,962	$21.77
Capital Expenditures	$0	$0	$0	$30,308	$0.25
TI/LC	$0	$0	$0	$172,114	$1.42
Net Cash Flow	$622,422	$2,271,907	$2,281,967	$2,436,540	$20.10

Occupancy %	61.0%	100.0%	100.0%	95.0%
NOI DSCR	0.53x	1.94x	1.95x	2.26x
NCF DSCR	0.53x	1.94x	1.95x	2.08x
NOI Debt Yield	2.2%	7.9%	7.9%	9.1%
NCF Debt Yield	2.2%	7.9%	7.9%	8.4%

(1)	The Enclave at Carpinteria sponsor purchased the Enclave at Carpinteria Property in June 2015 for $25,000,000 with the largest tenant (73% of NRA) known to be vacating in the first quarter of 2016. Since acquisition, the Enclave at Carpinteria sponsor has spent approximately $1.14 million in capital expenditures and $2.95 million in tenant improvements and leasing commissions and has re-leased the Enclave at Carpinteria to its current occupancy of 100.0%.

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A-3-105

MSBAM 2017-C34	444 West Ocean

Mortgage Loan No. 14 – 444 West Ocean

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	KeyBank			Single Asset/Portfolio:	Single Asset
Original Balance:	$26,500,000			Location:	Long Beach, CA 90802
Cut-off Date Balance:	$26,500,000			General Property Type:	Office
% of Initial Pool Balance:	2.5%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting(4):	Fee
Sponsor:	Ensemble Real Estate Investment			Year Built/Renovated:	1967-1968/2014
Mortgage Rate:	4.1800%			Size:	187,363 SF
Note Date:	8/18/2017			Cut-off Date Balance per SF:	$141
First Payment Date:	10/1/2017			Maturity Date Balance per SF:	$129
Maturity Date:	9/1/2027			Property Manager:	Ensemble Realty Advisors, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$2,611,732
Prepayment Provisions:	LO (25); DEF (92); O (3)			UW NOI Debt Yield:	9.9%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NOI Debt Yield at Maturity:	10.8%
Additional Debt Type:	N/A			UW NCF DSCR:	1.93x (IO) 1.39x (P&I)
Additional Debt Balance:	N/A			Most Recent NOI:	$2,512,287 (6/30/2017 TTM)
Future Debt Permitted (Type)(1):	Yes (Mezzanine)			2nd Most Recent NOI:	$2,368,207 (12/31/2016)
Reserves				3rd Most Recent NOI:	$1,925,405 (12/31/2015)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	83.9% (6/30/2017)
RE Tax:	$134,223	$16,778	N/A	2nd Most Recent Occupancy:	75.9% (12/31/2016)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	77.2% (12/31/2015)
Recurring Replacements:	$3,903	$3,903	$140,522	Appraised Value (as of):	$41,000,000 (5/17/2017)
TI/LC(2):	$500,000	Springing	$500,000	Cut-off Date LTV Ratio:	64.6%
Other(3):	$381,735	$0	N/A	Maturity Date LTV Ratio:	58.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$26,500,000	100.0%	Loan Payoff:	$23,003,561	86.8%
			Return of Equity:	$2,191,211	8.3%
			Reserves:	$1,019,861	3.8%
			Closing Costs:	$285,367	1.1%
Total Sources:	$26,500,000	100.0%	Total Uses:	$26,500,000	100.0%

(1)	Future mezzanine debt is permitted provided, among other things required by the 444 West Ocean Mortgage Loan documents, (i) no default or event of default exists, (ii) the combined loan to value ratio of the 444 West Ocean Mortgage Loan (as defined below) and the mezzanine loan does not exceed 64.6%, (iii) the debt service coverage ratio is not less than 1.39x (based on the trailing 12 months), taking into account the 444 West Ocean Mortgage Loan and the additional mezzanine debt and (iv) the mezzanine lender has signed an intercreditor agreement acceptable to the lender in its reasonable discretion.

(2)	Monthly deposits of $19,517 into the TI/LC reserve will commence upon the reserve balance falling below the $500,000 cap.

(3)	Other reserve consists of $209,020 for outstanding tenant improvement obligations and $172,715 for free rent or rent for tenants not yet in occupancy.

(4)	The 444 West Ocean Property (as defined below) contains 406 parking spaces, 43 of which are on a parcel that is ground leased from the City of Long Beach. The ground lease commenced August 17, 1999, and expires June 30, 2054. The ground lease was most recently extended in 2007 and had an initial monthly rent of $500 through March 31, 2012. The current rent is $2,500/month.

The Mortgage Loan. The fourteenth largest mortgage loan (the “444 West Ocean Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $26,500,000 and secured by a first priority fee mortgage encumbering an office property located in the Long Beach, California central business district (the “444 West Ocean Property”). Proceeds of the 444 West Ocean Mortgage Loan were used to refinance existing debt on the 444 West Ocean Property, fund reserves, pay closing costs and return equity to the 444 West Ocean Borrower.

The Borrower and the Sponsor. The borrower is 444 W. Ocean Holdco, LLC (the “444 West Ocean Borrower”), a newly-formed single-purpose Delaware limited liability company, with two independent directors. The nonrecourse carve-out guarantor is KSLB Holding Company, LLC (“KSLB”), which has ownership interests in 18 hospitality, office, single- and multi-family, parking and land properties with a total portfolio value of approximately $414.8 million.

The sponsor of the borrower, Ensemble Real Estate Investment (“Ensemble”), was formed in 1981 in part by Kambiz Babaoff, the manager of KSLB. Ensemble is a full service real estate solutions and investments provider headquartered in Phoenix, AZ with regional offices at the 444 West Ocean Property as well as Las Vegas and Reno, NV. Ensemble has over 30 years of real estate experience within the healthcare, hospitality, commercial and mixed use/residential sectors. Ensemble has a portfolio of 11 hospitality, commercial and healthcare properties located across five states.

A-3-106

MSBAM 2017-C34	444 West Ocean

The Property. The 444 West Ocean Property, located on an approximately 1.80-acre parcel along Ocean Boulevard in Long Beach, Los Angeles County, California, consists of a 176,443 SF, 15-story, Class B office building (“Building A”) and a 10,920 SF single-story office building (“Building B”). The buildings were constructed between 1967 and 1968 with Building A renovated in 2014 at an approximate cost to the sponsor of $4.9 million. The 444 West Ocean Property contains 406 parking spaces (approximately 2.2 spaces per 1,000 SF) within a 2.5-level subterranean parking garage beneath Building A and a surface parking lot on the south side of Building B. The 444 West Ocean Property amenities include a café, a club room with large screen TVs and arcade games and a partially enclosed patio with a fire pit, all in Building A.

The 444 West Ocean Property is located at the southeast corner of Ocean Boulevard and Queens Way (Magnolia Avenue) in the southern section of Downtown Long Beach. According to the appraisal, Ocean Boulevard is a major commercial thoroughfare that receives approximately 35,300 vehicles per day and contains a mix of office, retail, restaurants, apartments, civic institutions and hotels. Currently under construction across Ocean Boulevard to the north is the New Long Beach Civic Center Project, an approximately 15.8 acre, multi-phase, public-private development. Per the appraisal, the project intends to create a revitalized civic core to serve local residents and businesses, attract visitors and provide city services for the citizens of Long Beach. The $520 million civic center will replace the old city hall building and provide new offices for the Port of Long Beach, a new city library, a retail marketplace and a public park. Additionally, adjacent to the 444 West Ocean Property is 442 West Ocean Boulevard, a mixed-use development that is currently under construction and owned by Ensemble. Per the appraisal, the development will contain 95 residential units and 1,455 SF of retail space.

The 444 West Ocean Property was 83.9% leased to 53 tenants as of June 30, 2017, with three tenants located in Building B and the remaining tenants located in Building A. No tenant at the 444 West Ocean Property occupies more than 6.4% of the NRA or represents more than 7.1% of the underwritten base rent.

Major Tenants.

Premier Business Centers, LLC (12,019 SF, 6.4% of NRA, 7.1% of underwritten rent). Founded in 2002, Premier Business Centers, LLC (“Premier”) is a national operator of executive suites and office centers in the United States. With over 80 locations, Premier provides businesses with professionally staffed office space on a full- or part-time basis and allows clients to rent by the hour, day, month or year. Premier has been in occupancy since 1997 and has extended its lease six times, with the current lease expiring on April 30, 2022. Premier has one, five-year lease renewal option remaining at market rent and no termination options.

Mercury Insurance Services, LLC (11,842 SF, 6.3% of NRA, 6.9% of underwritten rent). Mercury Insurance Services, LLC (“Mercury”) is an independent broker and agency writer of automobile insurance policies in California and several other states. Mercury is ranked as the fourth largest private passenger automobile insurer in California with total assets over $4 billion. In addition to car insurance, Mercury writes policies for home, condo, renters, business, and umbrella insurance. Mercury (rated A-/Baa2 by Fitch/Moody’s) is traded on the New York Stock Exchange under the ticker symbol MCY. Mercury has been in occupancy since 2015 and has a lease expiration of March 31, 2021. Mercury has one, five-year lease renewal option at market rent and no termination options.

Fresenius Kidney Care (8,220 SF, 4.4% of NRA, 5.5% of underwritten rent). Fresenius Kidney Care (“Fresenius”), a division of Fresenius Medical Care North America, provides services for people suffering from chronic kidney disease and end renal stage failure. Fresenius was founded in 1996 and over time has expanded to offer services and products in more than 120 countries. Fresenius’s parent company Fresenius Medical Care (rated BBB-/Baa3/BBB-by Fitch/Moody’s/S&P) is traded on the New York Stock Exchange under the ticker symbol FMS. Fresenius has been in occupancy since 1994 and has extended its lease twice, with the current lease expiring in August 31, 2019. Fresenius has no remaining lease renewal options and no termination options.

California Bank and Trust (8,167 SF, 4.4% of NRA, 4.0% of underwritten rent). Formed in 1998 as a merger of three banks, California Bank and Trust (“CB&T”) is a full service financial institution that provides personal and business services to customers. As a division of Zions Bancorporation, which operates nearly 500 local financial centers across 11 states, CB&T has over $10 billion in assets and nearly 100 branch offices in California. CB&T is a division of Zion Bancorporation (rated Baa3/BBB- by Moody’s/S&P) which is traded on the New York Stock Exchange under the ticker symbol ZBK. CB&T has been in occupancy since 1997, has extended its lease twice with a current expiration of July 31, 2021, has two, five-year lease renewal options remaining at market rent and has no termination options.

Ensemble Investments (6,445 SF, 3.4% of NRA, 4.2% of underwritten rent). Ensemble Investments is an affiliate of the sponsor, Ensemble, and utilizes the space at the 444 West Ocean Property as a regional office for its real estate investment and management services. Ensemble is in the process of relocating from a 3,468 SF space into a larger 6,445 SF space. The lease on the larger space commences January 1, 2018, expires on December 31, 2030, and has no lease renewal options or termination options.

The following table presents certain information relating to the leases at the 444 West Ocean Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Premier Business Centers, LLC	NR/NR/NR	12,019	6.4%	$266,822	7.1%	$22.20	04/30/2022
Mercury Insurance Services, LLC	A-/Baa2/NR	11,842	6.3%	$262,892	6.9%	$22.20	03/31/2021
Fresenius Kidney Care	BBB-/Baa3/BBB-	8,220	4.4%	$207,144	5.5%	$25.20	08/31/2019
California Bank and Trust	NR/Baa3/BBB-	8,167	4.4%	$151,486	4.0%	$18.55	07/31/2021
Ensemble Investments(3)	NR/NR/NR	6,445	3.4%	$158,547	4.2%	$24.60	12/31/2030
Subtotal/Wtd. Avg.		46,693	24.9%	$1,046,891	27.7%	$22.42
Other Tenants(4)		110,545	59.0%	$2,736,481	72.3%	$25.01
Total Occupied		157,238	83.9%	$3,783,373	100.0%	$24.06

Vacant Space		30,125	16.1%	$0	0.0%	$0.00
Total/Wtd. Avg. (4)		187,363	100.0%	$3,783,373	100.0%	$24.23

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Ensemble Investments is an affiliate of the sponsor of the borrower.

(4)	Annual UW Rent PSF calculation excludes 1,113 SF for a tenant that pays no annual rent.

A-3-107

MSBAM 2017-C34	444 West Ocean

The following table presents certain information relating to the lease rollover schedule at the 444 West Ocean Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	2	2,008	1.1%	1.1%	$22,017	$24.60(3)	0.6%	0.6%
2017	5	9,987	5.3%	6.4%	$242,135	$24.25	6.4%	7.0%
2018	8	17,562	9.4%	15.8%	$442,248	$25.18	11.7%	18.7%
2019	14	30,599	16.3%	32.1%	$751,812	$24.57	19.9%	38.5%
2020	4	6,055	3.2%	35.3%	$136,153	$22.49	3.6%	42.1%
2021	10	48,925	26.1%	61.5%	$1,140,502	$23.31	30.1%	72.3%
2022	7	31,707	16.9%	78.4%	$788,048	$24.85	20.8%	93.1%
2023	3	3,950	2.1%	80.5%	$101,910	$25.80	2.7%	95.8%
2024	0	0	0.0%	80.5%	$0	$0.00	0.0%	95.8%
2025	0	0	0.0%	80.5%	$0	$0.00	0.0%	95.8%
2026	0	0	0.0%	80.5%	$0	$0.00	0.0%	95.8%
2027	0	0	0.0%	80.5%	$0	$0.00	0.0%	95.8%
2028 & Beyond	1	6,445	3.4%	83.9%	$158,547	$24.60	4.2%	100.0%
Vacant	0	30,125	16.1%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.(3)	54	187,363	100.0%		$3,783,373	$24.23	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the related lease or leases which are not considered in the lease rollover schedule.

(3)	UW Rent PSF Rolling calculation excludes 1,113 SF for a tenant that pays no annual rent.

The Market. According to the appraisal, Long Beach is approximately 24 miles south of downtown Los Angeles, within Los Angeles County and the Los Angeles-Long Beach-Santa Ana, CA metropolitan statistical area. Los Angeles County had an estimated 2016 population of approximately 10.2 million. Los Angeles County has one of the largest manufacturing centers in the nation and is a global gateway for trade and tourism. Long Beach is the second largest city in the Los Angeles County and offers a mix of residential, commercial, industrial, educational and cultural environments.

A driving force behind the Los Angeles County and Long Beach economies is trade through the Port of Long Beach, which acts as a major gateway for United States-Asian trade. Port of Long Beach is the second busiest container port in the United States, after the Port of Los Angeles, occupying 3,200 acres with 25 miles of waterfront. The port generates approximately $100 billion in trade and provides more than 316,000 jobs in Southern California.

The office market in Los Angeles County has performed well as job growth has exceeded the national average in recent years. The unemployment rate for the county is at an eight-year low, at nearly 5.0%, which is in line with the national unemployment rate. According to the appraisal, the 444 West Ocean Property’s immediate area is a primary white collar employment center in the city of Long Beach, with qualities that contribute to a positive demand for real estate and an overall stable long term outlook. In conjunction with an increasing population, Downtown Long Beach is also experiencing a boom in commercial development, with approximately 800 new businesses having opened in the Downtown Long Beach office submarket since 2012. At least 25 new developments have recently been completed or are planned for the downtown area, including the rebranding of Pike Outlets, downtown’s largest retail properties, and the three-phase renovation and rebranding of City Place, a six-block commercial development that includes retail, office and restaurants.

The 444 West Ocean Property is located in the Downtown Long Beach office submarket within the South Bay submarket cluster and the Los Angeles office market. According to a second quarter 2017 third party market report, the Los Angeles office market contains 18,203 office buildings providing approximately 434.5 million SF of space, with an average vacancy of 10.8% and average asking rents of $34.15 PSF gross. The South Bay submarket cluster is comprised of 2,550 office buildings containing approximately 65.1 million SF, with an average vacancy of 11.8% and average asking rents of $28.72 PSF gross. Downtown Long Beach, more specifically, has an existing inventory of 264 buildings containing 7.8 million SF, with an average vacancy of 9.7% and average asking rents of $28.02 PSF gross.

A-3-108

MSBAM 2017-C34	444 West Ocean

The following table reflects the competitive office properties with respect to 444 West Ocean Property as identified in the appraisal:

Comparable Lease Summary
Property Name/Location	Distance (miles)	Year Built	Occ.	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
444 West Ocean Property	N/A	1967-1968	83.9%(1)	187,363(1)	Premier Business Centers, LLC(1)	12,019(1)	May 2017(1)	5.0(1)	$22.20(1)	Modified Gross
World Trade Center 1 World Trade Center Long Beach, CA	0.1	1989	84.0%	574,981	Regional Centers Holding Group	12,938	Q1 2016	6.0	$31.80	Full Service Gross
The Hubb 100 W Broadway Long Beach, CA	0.4	1986	81.0%	209,882	Northwestern Mutual	4,053	Q3 2016	5.4	$28.20	Full Service Gross
180 E Ocean Blvd Long Beach, CA	0.4	1981	100.0%	200,028	Michel & Associates	8,767	Q1 2016	2.0	$22.20	Full Service Gross
100 Oceangate Long Beach, CA	0.1	1971	93.0%	214,873	City National Bank	14,806	Q1 2016	10.5	$27.00	Full Service Gross

400 Oceangate Long Beach, CA	0.3	1976	98.0%	157,683	ImageCat, Inc.	3,832	Q3 2016	2.0	$22.20	Full Service Gross

Source: Appraisal.

(1)	Information is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 444 West Ocean Property:

Cash Flow Analysis
	2014	2015	2016	6/30/2017 TTM	UW	UW PSF
Base Rent(1)	$2,996,949	$2,997,280	$3,446,134	$3,630,957	$4,516,285	$24.10
Total Recoveries	$133,315	$179,083	$162,597	$133,642	$195,000	$1.04
Parking Revenue	$481,669	$445,438	$512,991	$521,435	$521,435	$2.78
Other Income	$112,273	$127,182	$95,505	$96,255	$136,472	$0.73
Less Vacancy & Credit Loss	$0	$0	$0	$0	($757,500)	($4.04)
Effective Gross Income	$3,724,206	$3,748,983	$4,217,227	$4,382,289	$4,611,692	$24.61
Total Expenses	$1,704,670	$1,823,578	$1,849,020	$1,870,002	$1,999,960	$10.67
Net Operating Income	$2,019,536	$1,925,405	$2,368,207	$2,512,287	$2,611,732	$13.94
Capital Expenditures	$0	$0	$0	$0	$46,841	$0.25
TI/LC	$0	$0	$0	$0	$402,491	$2.15
Net Cash Flow	$2,019,536	$1,925,405	$2,368,207	$2,512,287	$2,162,400	$11.54

Occupancy %	71.2%	77.2%	75.9%	83.9%	85.9%
NOI DSCR (P&I)	1.30x	1.24x	1.53x	1.62x	1.68x
NOI DSCR (IO)	1.80x	1.71x	2.11x	2.24x	2.33x
NCF DSCR (P&I)	1.30x	1.24x	1.53x	1.62x	1.39x
NCF DSCR (IO)	1.80x	1.71x	2.11x	2.24x	1.93x
NOI Debt Yield	7.6%	7.3%	8.9%	9.5%	9.9%
NCF Debt Yield	7.6%	7.3%	8.9%	9.5%	8.2%

(1)	UW Base Rent is based on the rent roll dated June 30, 2017, includes rent steps through January 2018 totaling approximately $42,703, and includes approximately $203,460 of mark to market rent.

A-3-109

MSBAM 2017-C34	Starwood Capital Hotel Portfolio

Mortgage Loan No. 15 – Starwood Capital Hotel Portfolio

Mortgage Loan Information				Property Information(7)
Mortgage Loan Seller(1):	SMF III			Single Asset/Portfolio:	Portfolio
Original Balance(2):	$25,000,000			Location:	Various
Cut-off Date Balance(2):	$25,000,000			General Property Type:	Hospitality
% of Initial Pool Balance:	2.4%			Detailed Property Type:	Various
Loan Purpose:	Refinance			Title Vesting(8):	Fee / Leasehold
Sponsors:	Starwood Capital Group Global, L.P.;			Year Built/Renovated:	Various / Various
	Starwood Capital Group Global II, L.P.;			Size:	6,366 Rooms
	Starwood Capital Group Global I, L.L.C.			Cut-off Date Balance per Room(2):	$90,680
Mortgage Rate:	4.4860%			Maturity Date Balance per Room(2):	$90,680
Note Date:	5/24/2017			Property Managers(9):	Various
First Payment Date:	7/1/2017
Maturity Date:	6/1/2027
Original Term:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$71,329,392
Seasoning:	4 months			UW NOI Debt Yield(2):	12.4%
Prepayment Provisions:	LO (12); YM1 (105); O (3)			UW NOI Debt Yield at Maturity(2):	12.4%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR(2):	2.72x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$72,574,927 (3/31/2017 TTM)
Additional Debt Balance(3):	$552,270,000			2nd Most Recent NOI:	$74,469,395 (12/31/2016)
Future Debt Permitted (Type):	Yes (Mezzanine)			3rd Most Recent NOI:	$74,006,639 (12/31/2015)
Reserves				Most Recent Occupancy:	74.6% (3/31/2017)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	74.7% (12/31/2016)
RE Tax(4):	$0	Springing	N/A	3rd Most Recent Occupancy:	74.8% (12/31/2015)
Insurance(4):	$0	Springing	N/A	Appraised Value (as of) (10):	$956,000,000 (4/23/2017)
Recurring Replacements(5):	$0	$727,736	N/A	Cut-off Date LTV Ratio(2)(10):	60.4%
Other(4)(6):	$12,268,991	Springing	N/A	Maturity Date LTV Ratio(2)(10)):	60.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(2):	$577,270,000	100.0%	Loan Payoff:	$425,033,863	73.6%
			Return of Equity:	$130,991,748	22.7%
			Reserves:	$12,268,991	2.1%
			Closing Costs:	$8,975,399	1.6%
Total Sources:	$577,270,000	100.0%	Total Uses:	$577,270,000	100.0%

(1)	The Starwood Capital Hotel Portfolio Mortgage Loan (as defined below) was co-originated by Barclays Bank PLC (“Barclays”), Deutsche Bank AG, acting through its New York Branch (“DBNY”), JPMorgan Chase Bank, National Association (“JPM”) and Bank of America, National Association (“BANA”). Starwood Mortgage Funding II LLC acquired notes A-15, A-16-1 and A-16-2 from JPM and on or before the securitization closing date will transfer note A-15 to SMF III.

(2)	The Starwood Capital Hotel Portfolio Mortgage Loan is part of the Starwood Capital Hotel Portfolio Whole Loan (as defined below), which is comprised of 21 pari passu promissory notes with an aggregate original principal balance of $577,270,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Starwood Capital Hotel Portfolio Whole Loan.

(3)	See “The Mortgage Loan” for a discussion of the additional debt.

(4)	Upon the occurrence and during the continuance of a Trigger Period (as defined below), on a monthly basis, the Starwood Capital Hotel Portfolio Borrowers (as defined below) are required to make deposits of (i) 1/12 of the required annual taxes, (ii) 1/12 of the annual insurance premiums (unless an acceptable blanket policy is in place) and (iii) 1/12 of the ground rent due under the ground lease encumbering the single leasehold property. A “Trigger Period” will occur upon (i) an event of default under the Starwood Capital Hotel Portfolio Whole Loan, (ii) any bankruptcy or insolvency action of the Starwood Capital Hotel Portfolio Borrowers or property managers, (iii) any termination, expiration or cancellation of a franchise agreement or Larkspur Landing license agreement in violation of the Starwood Capital Hotel Portfolio Whole Loan documents or (iv) the debt service coverage ratio for the Starwood Capital Hotel Portfolio Whole Loan being below 1.75x.

(5)	The Starwood Capital Hotel Portfolio Borrowers are required to make monthly deposits equal to 1/12 of the greater of (a) 4.0% of the aggregate gross revenues for the 12 calendar month period ending in the month which is two months prior and (b) the annual amount required under the related franchise agreements for FF&E work. For any future capital work required under any franchise agreement, the Starwood Capital Hotel Portfolio Borrowers are required to deposit into a future capital work reserve account an amount equal to (x) 100.0% of any future capital work required pursuant to a replacement franchise agreement mandated property improvement plan less (y) any amounts then on deposit in the FF&E reserve account (provided that a capital work guaranty or a letter of credit may be provided by the Starwood Capital Hotel Portfolio guarantor in lieu of such deposit) (initially $727,736).

(6)	At loan origination, the Starwood Capital Hotel Portfolio Borrowers established a (i) $6,385,000 Larkspur Landing FF&E capital work reserve to be used towards capital work and FF&E expenditures only at the Larkspur Landing flagged properties and (ii) $5,883,991 existing capital work reserve to be used towards existing capital improvement and property improvement plan work as described in the Starwood Capital Hotel Portfolio Whole Loan documents.

(7)	The Country Inn & Suites Houston Intercontinental Airport East property (0.2% of the total allocated loan amount, 62 rooms) is currently out of service due to flood damage from Hurricane Harvey. The Starwood Capital Hotel Portfolio Mortgage Loan insurance policy provides wind coverage at the full limit of $500,000,000, subject to a named storm limit of $250,000,000. The flood limit is $100,000,000 per occurrence and in the annual aggregate. Additionally, the Starwood Capital Hotel Portfolio Borrowers have purchased policies through the National Flood Insurance Program in an amount equal to $500,000 for building and $500,000 for contents for each building in the special hazard flood zone (including the Country Inn & Suites Houston Intercontinental Airport East property).

(8)	Hilton Garden Inn Edison Raritan Center (1.8% of the total allocated loan amount) is subject to a ground lease.

(9)	The Property Managers include: Hersha Hospitality Management L.P. (“Hersha”), First Hospitality Group, Inc. (“First Hospitality”), TMI Property Management, L.L.C. (“TMI”), Schulte Hospitality Group, Inc. (“Schulte”) and Pillar Hotels and Resorts, LLC (“Pillar”).

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(10)	The “As Portfolio” Appraised Value of $956.0 million reflects an 8.1% premium attributed to the aggregate “As-is” value of the Starwood Capital Hotel Portfolio Properties as a whole. The sum of the value of the “As-is” and “As-renovated” values, as applicable, for each of the Starwood Capital Hotel Portfolio Properties on an individual basis is $889.2 million, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.9%. Additionally, the aggregate “As-is” value for each individual property as of April 23, 2017 is $884.7 million, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 65.3%.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Starwood Capital Hotel Portfolio Mortgage Loan”) is part of a whole loan (the “Starwood Capital Hotel Portfolio Whole Loan”) evidenced by 21 pari passu promissory notes in the aggregate original principal amount of $577,270,000. The Starwood Capital Hotel Portfolio Whole Loan is secured by the fee, leasehold and operating leasehold interests in a hospitality portfolio consisting of 65 properties and 6,366 rooms located across 21 states throughout the continental United States (the “Starwood Capital Hotel Portfolio Properties”). The Starwood Capital Hotel Portfolio Whole Loan was co-originated by Bank of America, National Association (“BANA”), Barclays Bank PLC (“Barclays”), Deutsche Bank AG, acting through its New York Branch (“DBNY”) and JPMorgan Chase Bank, National Association (“JPM”). Starwood Mortgage Funding II LLC acquired notes A-15, A-16-1 and A-16-2 from JPM and on or before the securitization closing date will transfer note A-15 to SMF III. Promissory note A-15, in the original principal amount of $25,000,000, represents the Starwood Capital Hotel Portfolio Mortgage Loan, and will be included in the MSBAM 2017-C34 securitization trust.

The following table presents a summary of the notes comprising the Starwood Capital Hotel Portfolio Whole Loan. The promissory notes identified below, other than the Starwood Capital Hotel Portfolio Mortgage Loan (such promissory notes, the “Starwood Capital Hotel Portfolio Pari Passu Companion Loans”) are expected to be contributed to future securitization transactions or may be otherwise transferred at any time. The Starwood Capital Hotel Portfolio Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the DBJPM 2017-C6 securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—the Non-Serviced Whole Loans” and “Pooling and Servicing Agreement-Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

Starwood Capital Hotel Portfolio Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
Notes A-1 and A-7	$80,000,000	$80,000,000	DBJPM 2017-C6	Yes
Notes A-2-1 and A-16-1	$60,000,000	$60,000,000	JPMCC 2017-JP7	No
Notes A-2-2, A-9 and A-14	$46,817,500	$46,817,500	JPM	No
Note A-3	$72,500,000	$72,500,000	BANK 2017-BNK5	No
Note A-4	$59,317,500	$59,317,500	BANK 2017-BNK6	No
Note A-5	$50,000,000	$50,000,000	WFCM 2017-C38	No
Note A-6-1	$40,000,000	$40,000,000	WFCM 2017-C39	No
Note A-6-2	$10,000,000	$10,000,000	Barclays	No
Notes A-8 and A-10	$40,000,000	$40,000,000	CD 2017-CD5	No
Notes A-11, A-12 and A-13-2	$37,500,000	$37,500,000	UBS 2017-C2	No
Note A-13-1	$14,317,500	$14,317,500	DBNY	No
Note A-15	$25,000,000	$25,000,000	MSBAM 2017-C34	No
Notes A-16-2 and A-17	$41,817,500	$41,817,500	CGCMT 2017-P8	No
Total Starwood Capital Hotel Portfolio Whole Loan	$577,270,000	$577,270,000

(1)	The promissory notes currently held by JPM, Barclays and DBNY are expected to be contributed to future securitization transactions or may be otherwise transferred at any time.

The Borrowers and the Sponsors. The borrowers consist of 92 single-purpose Delaware limited liability companies and 36 single-purpose Delaware limited partnerships, each structured to be bankruptcy remote, with two independent directors in its organizational structure (the “Starwood Capital Hotel Portfolio Borrowers”). There are two borrowers with respect to each of the Starwood Capital Group Portfolio Properties, the property owner borrower and the operating lessee borrower.

The sponsors are any of Starwood Capital Group Global, L.P., Starwood Capital Group Global II, L.P. and Starwood Capital Group Global I, L.L.C (the “SCG Sponsors”). The nonrecourse carve-out guarantor is SCG Hotel Investors Holdings, L.P., an affiliate of Starwood Capital Group, L.P. (“SCG”). The aggregate recourse to the guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the Starwood Capital Hotel Portfolio Whole Loan outstanding at the time of the occurrence of such event, plus reasonable third-party costs incurred by the lender in connection with the enforcement of its rights. See “Description of the Mortgage Pool–Non-Recourse Carveout Limitations” in the Preliminary Prospectus.

SCG is a private alternative investment firm with a primary focus on global real estate. Since its inception in 1991, SCG has raised over $40 billion of equity capital and currently manages over $51 billion in assets. Over the past 26 years, SCG has acquired over $86.5 billion of assets across various real estate asset classes, geographies and positions in the capital stack. SCG directly employs over 2,200 professionals and approximately 16,000 additional employees through various portfolio operating companies with offices in Atlanta, Chicago, Greenwich, Hong Kong, London, Los Angeles, Luxembourg, Miami, San Francisco and Washington, D.C.

The Starwood Capital Hotel Portfolio Borrowers and the SCG Sponsors and non-recourse carve-out guarantor under the Starwood Capital Hotel Portfolio Mortgage Loan are affiliates of SMF III, a mortgage loan seller.

The Properties. The Starwood Capital Hotel Portfolio Properties are comprised of 65 hotels offering a range of amenities, spanning the limited service, full service and extended stay varieties. The hotels range in size from 56 to 147 rooms, with an average count of 98 rooms. The Starwood Capital Hotel Portfolio Properties benefit from geographic and brand diversity. No individual portfolio property accounts for greater than 2.3% of total rooms or 5.8% of underwritten net cash flow. The top 10 properties based on allocated loan amount account for only 19.4% of total rooms and 35.1% of underwritten net cash flow. The hotels range in age from seven to 42 years old, with an average age of approximately 16 years, and 59.0% of the Starwood Capital Hotel Portfolio Properties based on underwritten net cash flow have been renovated since 2012.

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A summary detailing the composition of the Starwood Capital Hotel Portfolio by property sub-type is provided below:

Starwood Capital Hotel Portfolio Property Sub-Type Summary
Property Sub-Type	# Hotels	# Rooms	% of Total Rooms	UW NCF	% of Total UW NCF	Appraised Value(1)	Appraised Value Per Room	TTM RevPAR Penetration
Extended Stay	22	2,244	35.2%	$35,078,267	49.2%	$441,700,000	$196,836	112.5%
Limited Service	40	3,734	58.7%	$32,572,979	45.7%	$403,300,000	$108,007	131.5%
Full Service	3	388	6.1%	$3,678,146	5.2%	$44,200,000	$113,918	106.4%
Total / Weighted Average	65	6,366	100.0%	$71,329,392	100.0%	$956,000,000	$150,173	123.3%

(1)	The “As Portfolio” Appraised Value of $956.0 million reflects an 8.1% premium attributed to the aggregate “As-is” value of the Starwood Capital Hotel Portfolio Properties as a whole. The sum of the value of the “As-is” and “As-renovated” values, as applicable, for each of the Starwood Capital Hotel Portfolio Properties on an individual basis is $889.2 million. Additionally, the aggregate “As-is” value for each individual property as of April 23, 2017 is $884.7 million.

All 65 hotels in the Starwood Capital Hotel Portfolio are operated pursuant to management agreements with one of Hersha (39 hotels), First Hospitality (nine hotels), TMI (nine hotels), Schulte (six hotels) or Pillar (two hotels), as detailed in the below summary:

Starwood Capital Group Hotel Management Company Summary
Management Company	# Hotels	# Rooms	% of Total Rooms	UW NCF	% of Total UW NCF	Appraised Value(1)	Appraised Value Per Room
Hersha	39	3,859	60.6%	$44,857,243	62.9%	$565,900,000	$146,644
First Hospitality	9	981	15.4%	$12,107,023	17.0%	$137,400,000	$140,061
TMI	9	666	10.5%	$6,259,518	8.8%	$87,600,000	$131,532
Schulte	6	692	10.9%	$5,458,243	7.7%	$69,700,000	$100,723
Pillar	2	168	2.6%	$2,647,365	3.7%	$28,600,000	$170,238
Total	65	6,366	100.0%	$71,329,392	100.0%	$956,000,000	$150,173

(1)	The “As Portfolio” Appraised Value of $956.0 million reflects an 8.1% premium attributed to the aggregate “As-is” value of the Starwood Capital Hotel Portfolio Properties as a whole. The sum of the value of the “As-is” and “As-renovated” values, as applicable, for each of the Starwood Capital Hotel Portfolio Properties on an individual basis is $889.2 million. Additionally, the aggregate “As-is” value for each individual property as of April 23, 2017 is $884.7 million.

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A summary of the individual Starwood Capital Hotel Portfolio Properties is provided below:

Starwood Capital Hotel Portfolio Property Summary
Property Name	City / State	Rooms	Year Built / Renovated	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value(1)	UW NCF	% of UW NCF	TTM Occupancy	TTM RevPAR Penetration(2)
Larkspur Landing Sunnyvale	Sunnyvale, CA	126	2000 / NAP	$34,068,063	5.9%	$52,100,000	$4,171,961	5.8%	83.8%	105.3%
Larkspur Landing Milpitas	Milpitas, CA	124	1998 / NAP	$28,706,103	5.0%	$43,900,000	$3,562,157	5.0%	85.7%	111.6%
Larkspur Landing Campbell	Campbell, CA	117	2000 / NAP	$25,240,446	4.4%	$38,600,000	$3,199,426	4.5%	84.3%	93.3%
Larkspur Landing San Francisco	S. San Francisco, CA	111	1999 / NAP	$20,793,943	3.6%	$31,800,000	$2,426,585	3.4%	84.9%	83.6%
Larkspur Landing Pleasanton	Pleasanton, CA	124	1997 / NAP	$20,336,214	3.5%	$31,100,000	$2,438,362	3.4%	82.9%	87.8%
Larkspur Landing Bellevue	Bellevue, WA	126	1998 / NAP	$18,112,963	3.1%	$27,700,000	$2,173,526	3.0%	78.8%	108.6%
Larkspur Landing Sacramento	Sacramento, CA	124	1998 / NAP	$13,535,680	2.3%	$20,700,000	$1,816,912	2.5%	83.0%	110.0%
Hampton Inn Ann Arbor North	Ann Arbor, MI	129	1988 / 2015	$13,208,731	2.3%	$20,200,000	$1,836,126	2.6%	73.9%	123.7%
Larkspur Landing Hillsboro	Hillsboro, OR	124	1997 / NAP	$13,208,731	2.3%	$20,200,000	$1,708,763	2.4%	74.1%	77.6%
Larkspur Landing Renton	Renton, WA	127	1998 / NAP	$13,077,951	2.3%	$20,000,000	$1,694,132	2.4%	80.3%	103.3%
Holiday Inn Arlington NE Rangers Ballpark	Arlington, TX	147	2008 / 2013	$12,554,833	2.2%	$19,200,000	$1,537,247	2.2%	78.3%	100.5%
Residence Inn Toledo Maumee	Maumee, OH	108	2008 / 2016	$12,424,054	2.2%	$19,000,000	$1,468,871	2.1%	81.7%	142.7%
Residence Inn Williamsburg	Williamsburg, VA	108	1999 / 2012	$11,900,936	2.1%	$18,200,000	$1,358,744	1.9%	73.0%	158.8%
Hampton Inn Suites Waco South	Waco, TX	123	2008 / 2013	$10,985,479	1.9%	$16,800,000	$1,414,791	2.0%	77.7%	116.2%
Holiday Inn Louisville Airport Fair Expo	Louisville, KY	106	2008 / NAP	$10,789,310	1.9%	$16,500,000	$1,388,767	1.9%	72.9%	102.1%
Courtyard Tyler	Tyler, TX	121	2010 / 2016	$10,593,141	1.8%	$16,200,000	$1,253,360	1.8%	58.8%	125.6%
Hilton Garden Inn Edison Raritan Center(3)	Edison, NJ	132	2002 / 2014	$10,593,141	1.8%	$16,200,000	$1,317,397	1.8%	78.1%	135.7%
Hilton Garden Inn St. Paul Oakdale	Oakdale, MN	116	2005 / 2013	$10,462,361	1.8%	$16,000,000	$1,689,847	2.4%	80.0%	141.9%
Residence Inn Grand Rapids West	Grandville, MI	90	2000 / 2017	$10,331,582	1.8%	$15,800,000(4)	$1,106,127	1.6%	72.6%	115.2%
Peoria, AZ Residence Inn	Peoria, AZ	90	1998 / 2013	$10,266,192	1.8%	$15,700,000	$1,158,027	1.6%	80.8%	145.9%
Hampton Inn Suites Bloomington Normal	Normal, IL	128	2007 / 2015	$10,200,802	1.8%	$15,600,000	$1,396,943	2.0%	70.8%	123.5%
Courtyard Chico	Chico, CA	90	2005 / 2015	$10,004,633	1.7%	$15,300,000	$1,439,185	2.0%	84.6%	157.5%
Hampton Inn Suites Kokomo	Kokomo, IN	105	1997 / 2013	$9,677,684	1.7%	$14,800,000	$1,255,566	1.8%	77.9%	158.5%
Hampton Inn Suites South Bend	South Bend, IN	117	1997 / 2014	$9,677,684	1.7%	$14,800,000	$1,232,210	1.7%	69.9%	113.2%
Courtyard Wichita Falls	Wichita Falls, TX	93	2009 / 2017	$9,219,956	1.6%	$14,100,000	$1,095,610	1.5%	77.4%	106.0%
Hampton Inn Morehead	Morehead City, NC	118	1991 / 2017	$8,958,397	1.6%	$13,700,000(4)	$1,094,065	1.5%	66.6%	139.7%
Residence Inn Chico	Chico, CA	78	2005 / 2014	$8,696,838	1.5%	$13,300,000	$1,208,180	1.7%	88.0%	166.0%
Courtyard Lufkin	Lufkin, TX	101	2009 / 2017	$8,304,499	1.4%	$12,700,000(4)	$738,285	1.0%	64.9%	105.9%
Hampton Inn Carlisle	Carlisle, PA	97	1997 / 2014	$8,239,109	1.4%	$12,600,000	$1,116,905	1.6%	76.1%	175.6%
Springhill Suites Williamsburg	Williamsburg, VA	120	2002 / 2012	$8,239,109	1.4%	$12,600,000	$876,108	1.2%	71.7%	106.8%
Fairfield Inn Bloomington	Bloomington, IN	105	1995 / 2015	$8,173,720	1.4%	$12,500,000	$1,271,230	1.8%	87.1%	106.3%
Waco Residence Inn	Waco, TX	78	1997 / 2012	$7,977,550	1.4%	$12,200,000(4)	$912,234	1.3%	82.0%	112.5%
Holiday Inn Express Fishers	Fishers, IN	115	2000 / 2012	$7,454,432	1.3%	$11,400,000	$951,428	1.3%	67.1%	90.5%
Larkspur Landing Folsom	Folsom, CA	84	2000 / NAP	$7,258,263	1.3%	$11,100,000	$858,864	1.2%	86.4%	98.1%
Springhill Suites Chi. Naperville Warrenville	Warrenville, IL	128	1997 / 2013	$6,865,924	1.2%	$10,500,000	$667,822	0.9%	67.1%	96.1%
Holiday Inn Express & Suites Paris	Paris, TX	84	2009 / NAP	$6,800,535	1.2%	$10,400,000	$798,480	1.1%	72.6%	126.5%
Toledo Homewood Suites	Maumee, OH	78	1997 / 2014	$6,800,535	1.2%	$10,400,000(4)	$944,205	1.3%	82.2%	123.0%
Grand Rapids Homewood Suites	Grand Rapids, MI	78	1997 / 2013	$6,604,365	1.1%	$10,100,000(4)	$739,572	1.0%	84.1%	113.7%
Cheyenne Fairfield Inn & Suites	Cheyenne, WY	60	1994 / 2013	$6,146,637	1.1%	$9,400,000	$753,591	1.1%	74.6%	117.6%
Fairfield Inn Laurel	Laurel, MD	109	1988 / 2013	$6,146,637	1.1%	$9,400,000	$657,471	0.9%	79.9%	139.2%
Courtyard Akron Stow	Stow, OH	101	2005 / 2014	$6,015,858	1.0%	$9,200,000	$886,115	1.2%	65.9%	98.4%
Larkspur Landing Roseville	Roseville, CA	90	1999 / NAP	$5,688,909	1.0%	$8,700,000	$786,149	1.1%	79.5%	96.9%
Towneplace Suites Bloomington	Bloomington, IN	83	2000 / 2013	$5,688,909	1.0%	$8,700,000	$850,105	1.2%	89.1%	101.3%
Hampton Inn Danville	Danville, PA	71	1998 / 2013	$5,623,519	1.0%	$8,600,000	$728,609	1.0%	80.0%	222.0%
Holiday Inn Norwich	Norwich, CT	135	1975 / 2013	$5,558,129	1.0%	$8,500,000	$752,132	1.1%	56.7%	116.3%
Hampton Inn Suites Longview North	Longview, TX	91	2008 / 2013	$5,492,740	1.0%	$8,400,000	$650,443	0.9%	63.8%	129.8%
Springhill Suites Peoria Westlake	Peoria, IL	124	2000 / 2013	$5,492,740	1.0%	$8,400,000	$470,046	0.7%	63.3%	89.1%
Hampton Inn Suites Buda	Buda, TX	74	2008 / NAP	$5,427,350	0.9%	$8,300,000	$853,603	1.2%	74.5%	139.5%
Shawnee Hampton Inn	Shawnee, OK	63	1996 / 2013	$5,427,350	0.9%	$8,300,000(4)	$618,775	0.9%	77.6%	146.0%
Racine Fairfield Inn	Racine, WI	62	1991 / 2016	$5,296,570	0.9%	$8,100,000(4)	$603,823	0.8%	68.6%	154.1%
Hampton Inn Selinsgrove Shamokin Dam	Shamokin Dam, PA	75	1996 / 2013	$5,165,791	0.9%	$7,900,000	$687,279	1.0%	75.6%	184.0%
Holiday Inn Express & Suites Terrell	Terrell, TX	68	2007 / 2013	$4,904,232	0.8%	$7,500,000	$605,485	0.8%	84.0%	183.4%
Westchase Homewood Suites	Houston, TX	96	1998 / 2016	$4,746,774	0.8%	$9,800,000(4)	$379,742	0.5%	63.4%	142.9%
Holiday Inn Express & Suites Tyler South	Tyler, TX	88	2000 / 2015	$4,708,062	0.8%	$7,200,000	$599,880	0.8%	65.9%	132.5%
Holiday Inn Express & Suites Huntsville	Huntsville, TX	87	2008 / 2013	$4,511,893	0.8%	$6,900,000	$689,387	1.0%	65.5%	243.3%
Hampton Inn Sweetwater	Sweetwater, TX	72	2009 / NAP	$4,119,555	0.7%	$6,300,000	$400,369	0.6%	62.9%	132.2%
Comfort Suites Buda Austin South	Buda, TX	72	2009 / NAP	$3,465,657	0.6%	$5,300,000	$541,569	0.8%	76.8%	109.7%
Fairfield Inn & Suites Weatherford	Weatherford, TX	86	2009 / 2016	$3,269,488	0.6%	$5,000,000	$311,718	0.4%	63.4%	91.1%
Holiday Inn Express & Suites Altus	Altus, OK	68	2008 / 2013	$2,649,352	0.5%	$4,600,000	$211,948	0.3%	67.4%	151.2%
Comfort Inn & Suites Paris	Paris, TX	56	2009 / NAP	$2,354,031	0.4%	$3,600,000	$251,060	0.4%	67.4%	146.2%
Hampton Inn Suites Decatur	Decatur, TX	74	2008 / 2013	$2,252,646	0.4%	$3,600,000	$180,212	0.3%	64.6%	228.4%
Holiday Inn Express & Suites Texarkana E.	Texarkana, AR	88	2009 / NAP	$2,086,036	0.4%	$4,100,000	$166,883	0.2%	66.5%	100.5%
Mankato Fairfield Inn	Mankato, MN	61	1997 / 2016	$1,869,354	0.3%	$3,600,000	$149,548	0.2%	58.0%	100.2%
Candlewood Suites Texarkana	Texarkana, TX	80	2009 / 2014	$1,445,301	0.3%	$2,600,000	$115,624	0.2%	75.0%	110.1%
Country Inn & Suites Houston IC Airport E.(5)	Humble, TX	62	2001 / 2017	$1,372,592	0.2%	$3,200,000	$109,807	0.2%	54.1%	86.8%
Total / Weighted Average		6,366		$577,270,000	100.0%	$889,200,000	$71,329,392	100.0%	74.6%	123.3%
Total with Portfolio Premium						$956,000,000

(1)	The “As Portfolio” Appraised Value of $956.0 million reflects an 8.1% premium attributed to the aggregate “As-is” value of the Starwood Capital Hotel Portfolio Properties as a whole. The sum of the value of the “As-is” and “As-renovated” values, as applicable, for each of the Starwood Capital Hotel Portfolio Properties on an individual basis is $889.2 million. Additionally, the aggregate “As-is” value for each individual property as of April 23, 2017 is $884.7 million.

(2)	TTM RevPAR Penetration is based on operating statements as of March 31, 2017 provided by the Starwood Capital Hotel Portfolio Borrowers and competitive set data provided from a third-party hospitality research report. The Starwood Capital Hotel Portfolio weighted average is weighted based on total room count.

(3)	Hilton Garden Inn Edison Raritan Center is subject to a ground lease, which commenced in September 2001 for a term of 75 years, with current annual ground rent of $275,517.

(4)	“As-renovated” appraised values are shown for nine properties, which values assume the completion of certain property improvements, for which the lender has fully reserved.

(5)	As of August 27, 2017, Country Inn & Suites Houston Intercontinental Airport East was out of service due to flood damage from Hurricane Harvey.

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The Starwood Capital Hotel Portfolio Properties benefit from well-known brand and flag affiliations, as well as related customer loyalty programs. Approximately 60.2% based on room count and 53.0% based on underwritten net cash flow of the portfolio is associated with Marriott or Hilton flags, providing the portfolio with institutional brand affiliations across the majority of the Starwood Capital Hotel Portfolio Properties. Approximately 20.1% based on room count and 34.8% by underwritten net cash flow of the portfolio is associated with the Larkspur Landing brand, all of which are located on the west coast. Larkspur Landing is an upscale select service and extended stay brand. The Larkspur Landing properties operate pursuant to a licensing agreement between the related operating companies (as licensee) and an affiliate of SCG (as licensor), which owns the licensing rights to the Larkspur Landing brand/flag. The Larkspur Landing licensing agreement for each applicable individual property calls for an annual license fee in the amount of $10 and may be terminated upon 60 days’ notice of termination by either the licensor or the licensee. Per the terms of the Starwood Capital Hotel Portfolio Whole Loan documents, the Larkspur Landing licensing agreements may not be terminated by the borrowers unless the borrowers replace the Larkspur Landing flag with a qualified franchisor.

In the event of any franchise or license agreement expiration, termination or cancellation in violation of the Starwood Capital Group Whole Loan documents, an excess cash flow sweep will be triggered (see “Lockbox and Cash Management”). Additionally, there is a recourse carve-out for any material amendment, modification, expiration, cancellation or termination of any franchise or Larkspur Landing license agreement without the prior written consent of the lender, in violation of the Starwood Capital Hotel Portfolio Whole Loan documents.

The Starwood Capital Hotel Portfolio Properties are operated under six brands and fourteen flags, a summary of which is provided below:

Starwood Capital Hotel Portfolio Brand Summary
Brand	# Hotels	# Rooms	% of Rooms	Allocated Loan Amount ($)	Allocated Loan Amount ($)/Room	Appraised Value(1)	LTV(1)	UW NCF	% UW NCF
Larkspur Landing(2)(3)
Larkspur Landing	11	1,277	20.1%	$200,027,266	$156,638	$305,900,000	65.4%	$24,836,836	34.8%
Total Larkspur Landing	11	1,277	20.1%	$200,027,266	$156,638	$305,900,000	65.4%	$24,836,836	34.8%
Marriott(2)
Residence Inn	6	552	8.7%	$61,597,152	$111,589	$94,200,000	65.4%	$7,212,183	10.1%
Courtyard	5	506	7.9%	$44,138,087	$87,229	$67,500,000	65.4%	$5,412,556	7.6%
Fairfield Inn & Suites	6	483	7.6%	$30,902,406	$63,980	$48,000,000	64.4%	$3,747,382	5.3%
SpringHill Suites	3	372	5.8%	$20,597,773	$55,370	$31,500,000	65.4%	$2,013,975	2.8%
TownePlace Suites	1	83	1.3%	$5,688,909	$68,541	$8,700,000	65.4%	$850,105	1.2%
Total Marriot	21	1,996	31.4%	$162,924,327	$81,625	$249,900,000	65.2%	$19,236,201	27.0%
Hilton
Hampton Inn & Suites	14	1,337	21.0%	$104,456,837	$78,128	$159,900,000	65.3%	$13,465,895	18.9%
Hilton Garden Inn	2	248	3.9%	$21,055,502	$84,901	$32,200,000	65.4%	$3,007,244	4.2%
Homewood Suites	3	252	4.0%	$18,151,674	$72,030	$30,300,000	59.9%	$2,063,519	2.9%
Total Hilton	19	1,837	28.9%	$143,664,013	$78,206	$222,400,000	64.6%	$18,536,658	26.0%
IHG
Holiday Inn Express	7	598	9.4%	$33,114,542	$55,375	$52,100,000	63.6%	$4,023,491	5.6%
Holiday Inn	3	388	6.1%	$28,902,272	$74,490	$44,200,000	65.4%	$3,678,146	5.2%
Candlewood	1	80	1.3%	$1,445,301	$18,066	$2,600,000	55.6%	$115,624	0.2%
Total IHG	11	1,066	16.7%	$63,462,115	$59,533	$98,900,000	64.2%	$7,817,261	11.0%
Choice
Comfort Inn	2	128	2.0%	$5,819,688	$45,466	$8,900,000	65.4%	$792,628	1.1%
Total Choice	2	128	2.0%	$5,819,688	$45,466	$8,900,000	65.4%	$792,628	1.1%
Carlson
Country Inn & Suites	1	62	1.0%	$1,372,592	$22,139	$3,200,000	42.9%	$109,807	0.2%
Total Carlson	1	62	1.0%	$1,372,592	$22,139	$3,200,000	42.9%	$109,807	0.2%
Total	65	6,366	100.0%	$577,270,000	$90,680	$956,000,000	60.4%	$71,329,392	100.0%

(1)	The “As Portfolio” Appraised Value of $956.0 million reflects an 8.1% premium attributed to the aggregate “As-is” value of the Starwood Capital Hotel Portfolio Properties as a whole. The sum of the value of the “As-is” and “As-renovated” values, as applicable, for each of the properties on an individual basis is $889.2 million, which represents a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.9%. Additionally, the aggregate “As-is” value for each individual property as of April 23, 2017 is $884.7 million, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 65.3%.

(2)	The Marriott and Larkspur Landing brand/flag are affiliated with SCG.

(3)	The Larkspur Landing individual properties operate pursuant to licensing agreements with an affiliate of the SCG Sponsors, which may be terminated upon 60 days’ notice. There is a recourse carveout for any material amendment, modification, expiration, cancellation or termination of any franchise or Larkspur Landing license agreement without the prior written consent of the lender in violation of the Starwood Capital Hotel Portfolio Whole Loan documents. Per the terms of the Starwood Capital Hotel Portfolio Whole Loan documents, the Larkspur Landing licensing agreements may not be terminated by the borrower unless the borrowers replace the Larkspur Landing flag with a qualified franchisor.

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MSBAM 2017-C34	Starwood Capital Hotel Portfolio

A summary of franchise agreement expirations within the Starwood Capital Hotel Portfolio is provided below:

Starwood Capital Hotel Portfolio Franchise Expiration Schedule(1)(2)
Year	# Hotels	#Rooms	% of Total Rooms	UW NCF	% of Total UW NCF	Cumulative Rooms Expiring	Cumulative % of Rooms Expiring	Cumulative UW NCF Expiring	Cumulative % of UW NCF Expiring
2017	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2018	1	90	1.8%	$1,158,027	2.5%	90	1.8%	$1,158,027	2.5%
2019	3	337	6.6%	$2,892,322	6.2%	427	8.4%	$4,050,349	8.7%
2020	0	0	0.0%	$0	0.0%	427	8.4%	$4,050,349	8.7%
2021	1	62	1.2%	$603,823	1.3%	489	9.6%	$4,654,173	10.0%
2022	21	2,025	39.8%	$18,055,211	38.8%	2,514	49.4%	$22,709,384	48.8%
2023	0	0	0.0%	$0	0.0%	2,514	49.4%	$22,709,384	48.8%
2024	0	0	0.0%	$0	0.0%	2,514	49.4%	$22,709,384	48.8%
2025	4	378	7.4%	$4,634,247	10.0%	2,892	56.8%	$27,343,631	58.8%
2026	1	128	2.5%	$1,396,943	3.0%	3,020	59.3%	$28,740,574	61.8%
2027	2	140	2.8%	$1,022,042	2.2%	3,160	62.1%	$29,762,616	64.0%
2028 & Beyond	21	1,929	37.9%	$16,729,941	36.0%	5,089	100.0%	$46,492,556	100.0%
Total(1)	54	5,089	100.0%	$46,492,556	100.0%

(1)	The information presented is exclusive of the Larkspur Landing properties, which operate pursuant to a licensing agreement with an affiliate of the SCG Sponsors. The Larkspur Landing brand/flag is owned by an affiliate of SCG.

(2)	For individual franchise agreement expirations, see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties” in the Preliminary Prospectus.

Approximately $84.8 million ($13,319 per room) in capital expenditures have been made since 2012 in order to update the Starwood Capital Hotel Portfolio Properties. Going forward, the Starwood Capital Hotel Portfolio Borrowers have budgeted for approximately $28.8 million ($4,519 per room) in capital expenditures through 2019, of which approximately $5.9 million ($924 per room) is related to brand-mandated property improvement plans. At origination, the Starwood Capital Hotel Portfolio Borrowers reserved approximately $5.9 million in capital expenditures related to a brand-mandated property improvement plan. Additionally, at loan origination, the Starwood Capital Hotel Portfolio Borrowers reserved approximately $6.4 million ($5,000 per Larkspur Landing-branded room) for any future capital work or FF&E associated with the Larkspur Landing properties. The remaining budgeted capital expenditures have not been reserved for and the Starwood Capital Hotel Portfolio Borrower is not required under the Starwood Capital Hotel Portfolio Whole Loan to complete the related capital improvements.

A summary of the historical capital expenditures at the Starwood Capital Hotel Portfolio Properties is provided below:

Starwood Capital Hotel Portfolio Historical Capital Expenditures
	2012	2013	2014	2015	2016
Total	$15,974,481	$28,295,183	$14,870,099	$10,258,955	$15,388,521
Per Room	$2,509	$4,445	$2,336	$1,612	$2,417

Historically, the Starwood Capital Hotel Portfolio Properties as a whole have outperformed their competitive set with occupancy, ADR and RevPAR penetration rates all in excess of 100.0% for 2014 through the trailing 12-month period ended March 31, 2017. The Starwood Capital Hotel Portfolio Properties have generally also outperformed on an individual basis, with 80.1% of the portfolio based on room count having achieved a RevPAR penetration in excess of 100.0% for the trailing 12-month period ended March 31, 2017.

A summary of the Starwood Capital Hotel Portfolio’s historical performance is provided below:

Starwood Capital Hotel Portfolio Historical Occupancy, ADR, RevPAR(1)
Year	Starwood Capital Hotel Portfolio			Competitive Set			Penetration Factor
	Occupancy(2)	ADR(2)	RevPAR(2)	Occupancy(3)	ADR(3)	RevPAR(3)	Occupancy(4)	ADR(4)	RevPAR(4)
2014	73.7%	$112.28	$82.80	66.0%	$103.25	$67.56	111.7%	108.7%	122.6%
2015	74.8%	$116.76	$87.29	66.6%	$108.28	$71.42	112.2%	107.8%	122.2%
2016	74.7%	$119.48	$89.23	65.9%	$110.28	$71.95	113.4%	108.3%	124.0%
3/31/2017 TTM	74.6%	$119.07	$88.81	65.9%	$110.31	$72.05	113.1%	107.9%	123.3%

(1)	The variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Starwood Capital Hotel Portfolio are attributable to variances in reporting methodologies and/or timing differences.

(2)	Based on operating statements provided by the SCG Sponsors and weighted based on available rooms and occupied rooms, as applicable.

(3)	Competitive Set data for each individual property obtained from a third party hospitality research report.

(4)	Penetration Factor data for each individual property is based on operating statements provided by the SCG Sponsors and competitive set data obtained from a third party hospitality research report. Portfolio level statistics are weighted based on total room count.

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MSBAM 2017-C34	Starwood Capital Hotel Portfolio

The Markets. The Starwood Capital Hotel Portfolio Properties have broad exposure across the United States with properties located across 21 states and 55 cities, with no individual state accounting for more than 16.8% of total rooms or 30.7% of underwritten net cash flow.

A summary of the regional representation of the Starwood Capital Hotel Portfolio Properties is provided below:

Starwood Capital Hotel Portfolio Regional Summary
State	# Hotels	# Rooms	% of Total Rooms	TTM Occupancy(1)	TTM ADR(1)	TTM RevPAR(1)	TTM RevPAR Penetration(1)	UW NCF	% of UW NCF
California	10	1,068	16.8%	84.2%	$145.73	$122.71	108.5%	$21,907,781	30.7%
Texas	20	1,753	27.5%	70.2%	$105.64	$74.18	131.2%	$13,438,906	18.8%
Indiana	5	525	8.2%	77.4%	$107.72	$83.34	114.0%	$5,560,538	7.8%
Washington	2	253	4.0%	79.6%	$122.62	$97.56	105.9%	$3,867,658	5.4%
Michigan	3	297	4.7%	76.2%	$130.98	$99.85	118.5%	$3,681,825	5.2%
Ohio	3	287	4.5%	76.3%	$121.84	$92.95	121.8%	$3,299,191	4.6%
Illinois	3	380	6.0%	67.1%	$105.14	$70.56	103.1%	$2,534,810	3.6%
Pennsylvania	3	243	3.8%	77.1%	$123.04	$94.83	191.7%	$2,532,793	3.6%
Virginia	2	228	3.6%	72.3%	$119.08	$86.15	131.4%	$2,234,852	3.1%
Minnesota	2	177	2.8%	72.4%	$122.88	$88.92	127.6%	$1,839,395	2.6%
Oregon	1	124	1.9%	74.1%	$115.72	$85.79	77.6%	$1,708,763	2.4%
Kentucky	1	106	1.7%	72.9%	$135.94	$99.11	102.1%	$1,388,767	1.9%
New Jersey	1	132	2.1%	78.1%	$126.40	$98.76	135.7%	$1,317,397	1.8%
Arizona	1	90	1.4%	80.8%	$120.72	$97.54	145.9%	$1,158,027	1.6%
North Carolina	1	118	1.9%	66.6%	$108.23	$72.10	139.7%	$1,094,065	1.5%
Oklahoma	2	131	2.1%	72.3%	$95.08	$68.74	148.7%	$830,723	1.2%
Wyoming	1	60	0.9%	74.6%	$118.88	$88.74	117.6%	$753,591	1.1%
Connecticut	1	135	2.1%	56.7%	$131.41	$74.49	116.3%	$752,132	1.1%
Maryland	1	109	1.7%	79.9%	$97.48	$77.87	139.2%	$657,471	0.9%
Wisconsin	1	62	1.0%	68.6%	$115.68	$79.34	154.1%	$603,823	0.8%
Arkansas	1	88	1.4%	66.5%	$75.50	$50.18	100.5%	$166,883	0.2%
Total / Wtd. Avg.	65	6,366	100.0%	74.6%	$119.07	$88.81	123.3%	$71,329,392	100.0%

(1)	TTM Occupancy, TTM ADR and TTM RevPAR are based on borrower sponsor provided operating statements dated as of March 31, 2017, and weighted based on available rooms and occupied rooms, as applicable. TTM RevPAR Penetration is calculated based on operating statements provided by the borrowers and competitive set data provided by a third-party hospitality research report, and weighted based on total rooms. The minor variances between the underwriting, the hospitality research report and the above table with respect to TTM Occupancy, TTM ADR and TTM RevPAR at the Starwood Capital Hotel Portfolio Properties are attributable to variances in reporting methodologies and/or timing differences.

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MSBAM 2017-C34	Starwood Capital Hotel Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Starwood Capital Hotel Portfolio Properties:

Cash Flow Analysis
	2014	2015	2016	3/31/2017 TTM	U/W	U/W per Room(1)
Occupancy	73.7%	74.8%	74.7%	74.6%	74.6%
ADR	$112.28	$116.76	$119.48	$119.07	$118.83
RevPAR	$82.80	$87.29	$89.23	$88.81	$88.67

Room Revenue	$192,509,535	$202,927,905	$206,707,091	$205,120,564	$206,046,538	$32,367
F&B Revenue	$4,481,265	$5,413,425	$5,367,185	$5,436,865	$5,449,118	$856
Other Revenue	$2,518,145	$1,839,946	$2,161,754	$2,093,187	$2,104,554	$331
Total Revenue	$199,508,945	$210,181,276	$214,236,030	$212,650,616	$213,600,210	$33,553

Room Expense	$43,419,428	$44,601,150	$46,539,452	$46,836,463	$47,702,619	$7,493
F&B Expense	$3,731,961	$4,181,990	$3,877,875	$3,826,532	$3,826,294	$601
Other Departmental Expenses	$2,076,802	$754,103	$883,759	$857,468	$857,390	$135
Departmental Expenses	$49,228,191	$49,537,243	$51,301,086	$51,520,462	$52,386,303	$8,229

Departmental Profit	$150,280,754	$160,644,033	$162,934,944	$161,130,154	$161,213,908	$25,324
Operating Expenses	$56,768,412	$60,404,169	$61,876,151	$62,127,172	$62,263,971	$9,781
Gross Operating Profit	$93,512,342	$100,239,865	$101,058,793	$99,002,982	$98,949,936	$15,544

Management Fee	$6,387,948	$6,809,293	$6,853,190	$6,818,728	$7,967,134	$1,252
Property Taxes	$8,481,331	$8,752,425	$8,874,165	$8,811,094	$8,818,912	$1,385
Property Insurance	$1,772,892	$1,800,134	$1,821,444	$1,812,439	$1,809,568	$284
Ground Lease Expense	$261,733	$287,860	$284,102	$292,098	$292,098	$46
Other Expenses	$76,316	$0	$0	$0	$0	$0
FF&E	$7,980,358	$8,583,513	$8,756,495	$8,693,699	$8,732,831	$1,372
Total Other Expenses	$24,960,579	$26,233,225	$26,589,396	$26,428,058	$27,620,544	$4,339
Net Operating Income	$68,551,763	$74,006,639	$74,469,395	$72,574,927	$71,329,392	$11,205
Net Cash Flow	$68,551,763	$74,006,639	$74,469,395	$72,574,927	$71,329,392	$11,205

NOI DSCR(2)	2.61x	2.82x	2.84x	2.76x	2.72x
NCF DSCR(2)	2.61x	2.82x	2.84x	2.76x	2.72x
NOI Debt Yield(2)	11.9%	12.8%	12.9%	12.6%	12.4%
NCF Debt Yield(2)	11.9%	12.8%	12.9%	12.6%	12.4%

(1)	U/W per Room is based on a total of 6,366 rooms.

(2)	Debt service coverage ratios and debt yields are based on the Starwood Capital Hotel Portfolio Whole Loan.

Release of Property. After June 1, 2018, the Starwood Capital Hotel Portfolio Borrowers may obtain the release of an individual property or multiple properties subject to, among other conditions: (i) no monetary event of default has occurred and is continuing under the Starwood Capital Hotel Portfolio Whole Loan, (ii) the remaining Starwood Capital Hotel Portfolio Properties have a debt service coverage ratio no less than the greater of (a) 2.65x and (b) the debt service coverage ratio for the remaining properties immediately prior to the release (which may be satisfied with an additional prepayment of principal with the related yield maintenance premium, as applicable, or a cash deposit with lender to meet such test), (iii) prepayment of the Starwood Capital Hotel Portfolio Whole Loan in an amount equal to the Release Price (as defined below) together with the related yield maintenance premium associated with the Release Price and (iv) satisfaction of customary REMIC requirements.

In addition, with respect to the Holiday Inn Express & Suites Terrell property, pursuant to a recorded declaration, Tanger Properties Limited Partnership, the developer of the property, together with its successors and assigns, has the right to purchase the property in the event, among other things, either the improvements are abandoned or permanently closed or the borrower fails to use the property for its intended use for more than 60 days (other than due to a casualty or remodeling) or otherwise violates the declaration. In the event that such purchase option is exercised, the purchase price is equal to the sum of the price paid by the prior owner of the property (i.e. the initial transferee from the developer) and the costs of the improvements (as described in the declaration), and the applicable borrower is required to promptly cause the release of the property in compliance with the release provisions described above (except that the applicable borrower may release the property during the lockout period with payment of the applicable yield maintenance premium). The Starwood Capital Hotel Portfolio Whole Loan documents require that any release of such property in connection with the exercise of the purchase option be in compliance with the release provisions described above (except that the release may occur on or prior to June 1, 2018 with payment of the applicable yield maintenance premium). The Starwood Capital Hotel Portfolio Hotel Portfolio Whole Loan is recourse to the guarantor for any losses suffered by the lender if and when the purchase option is exercised.

The “Release Price” means an amount equal to (a) if less than $57,727,000 has been prepaid to date, 105% of the allocated loan amount of each such individual property, (b) if less than $86,590,500 has been prepaid to date, 110% of the allocated loan amount of each such individual property, (c) if less than $115,454,000 has been prepaid to date, 115% of the allocated loan amount of each such individual property and (d) (x) for all amounts prepaid in excess of $115,454,000 or (y) if any such released individual property is to be conveyed to an affiliate of the Starwood Capital Hotel Portfolio Borrowers, principals, operating companies or guarantors, 120% of the allocated loan amount of each such individual property.

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Asset Representations
Reviewer/Operating Advisor

Banc of America Merrill Lynch Commercial	Wells Fargo Bank, National Association	LNR Partners, LLC	Park Bridge Lender Services LLC
Mortgage Inc.	Three Wells Fargo, MAC D1050-084	1601 Washington Avenue	600 Third Avenue
One Bryant Park	401 S. Tryon Street, 8th Floor	Suite 700	40th Floor
New York, NY 10036	Charlotte, NC 28202	Miami Beach, FL 33139	New York, NY 10022

Contact: Leland F. Bunch, III	Contact: REAM_InvestorRelations@wellsfargo.com	Contact: www.lnrpartners.com	Contact: David Rodgers
Phone Number: (980) 388-7451		Phone Number: (305) 695-5600	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used.

To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “ Property “ stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code
MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

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CTSLink Customer Service
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code
1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34 Commercial Mortgage Pass Through Certificates Series 2017 – C34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	11/17/17
Corporate Trust Services		Record Date:	10/31/17
8480 Stagecoach Circle		Determination Date:	11/13/17
Frederick, MD 21701-4747

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2017 (the “Pooling and Servicing Agreement”).
Transaction: Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34, Commercial Mortgage Pass-Through Certificates, Series 2017-C34
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: LNR Partners, LLC
Directing Certificateholder: LNR Securities Holdings, LLC

Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

(1)             Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan which is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller, or (with respect to any Non-Serviced Mortgage Loan) to the trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)             Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)             Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

D-1-1

(4)             Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)             Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(6)             Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)             Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional

D-1-2

Indebtedness—Mezzanine Indebtedness” in this prospectus, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)             Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)             UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)          Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)          Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)          Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)          Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage

D-1-3

Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)          Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer (or in the case of a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)          No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)          Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least BBB- by S&P, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least BBB- by S&P.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, plus additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)          Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)          No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)          No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

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(20)          REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)          Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)          Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)          Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)          Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)          Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)          Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the

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related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)          Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

(28)          Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of

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operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis.

(29)          Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)          Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth on Schedule D-1 for this Annex D-1), or future permitted mezzanine debt (as set forth on Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 to this prospectus or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)          Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents

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further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)          Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)          Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)          Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

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(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)  The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)          Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)          Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of

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its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)          No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)          Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)          Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, and except as set forth on Schedule D-3 for this Annex D-1 no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(40)          Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA or this prospectus, there is no Environmental Condition at the related Mortgaged Property.

(41)          Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the

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originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)          Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)          Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part, (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan, or (iii) as set forth on Schedule 2-B of Exhibit 2 to the applicable MLPA.

(44)          Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)          Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Bank of America, National Association

Annex A-1 ID#	Mortgage Loan	Representation	Exception
1	222 Second Street	(16) Insurance

The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete, with an extended period of indemnity endorsement which provides that, after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of 365 days from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.

13, 20, 24, 32, 35, 38, 42, 49, 50	Enclave at Carpinteria Bernwood Portfolio 1102 Broadway U Stor It Chicago – Carol Stream U Stor It Chicago – Streamwood U Stor It Chicago – Ashland U Stor It Chicago – Beverly Luxor MHC Mary Ann MHC	(16) Insurance	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of twelve (12) months, whichever first occurs, with an extended period of indemnity endorsement which provides that, after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
7	Ocean Park Plaza	(16) Insurance	The related borrower is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of eighteen (18) months, whichever first occurs, with an extended period of indemnity endorsement which provides that, after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
1	222 Second Street	(16) Insurance	The related Whole Loan documents require that the related insurance policies provide that such policies may not be cancelled without at least ten (10) days’ written notice to the lender.

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
9	Mall of Louisiana	(16) Insurance

The related borrower may satisfy the insurance ratings requirements with “cut through” or credit wrap endorsements issued by an insurer having an S&P rating of not lower than “A” and in form and substance acceptable to lender and the rating agencies and with respect to Factory Mutual Insurance Company, the rating for S&P may be satisfied with an “A-pi” rating.

Insurance coverage for named storms allows for a deductible no greater than 5% of the total insured value at risk, except that to the extent the guarantor provides a guaranty acceptable to the lender and the Rating Agencies for the difference, such deductible may be up to 10% of the total insurable value of the Mortgaged Property.

6	U-Haul AREC 25	(16) Insurance	The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to or greater than $100,000.
7, 24, 32, 35, 38, 42	Ocean Park Plaza 1102 Broadway U Stor It Chicago – Carol Stream U Stor It Chicago – Streamwood U Stor It Chicago – Ashland U Stor It Chicago – Beverly	(16) Insurance	All exceptions to Representation 29 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 16.
50	Mary Ann MHC	(24) Local Law Compliance	The related Mortgaged Property is spread across two zoning districts and the use of the Mortgaged Property as a mobile home park is a legal non-conforming use in one of the districts. The applicable rebuildability clause provides that a mobile home owner or the park owner is authorized to site any size new or used mobile home and appurtenances on a mobile home lot in accordance with the lot sizes, separation and setback distances, and other requirements in effect at the time of the approval of the mobile home park.
1	222 Second Street	(26) Recourse Obligations	There is no separate guarantor of recourse obligations. The full recourse and losses carveouts in the Whole Loan documents are recourse only to the borrower and the borrower is the only indemnitor under the environmental indemnity agreement.
1	222 Second Street	(26) Recourse Obligations	The related Whole Loan documents do not specifically provide that the Whole Loan becomes recourse for losses with respect to misappropriation of security deposits.

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
1	222 Second Street	(26) Recourse Obligations	The related Whole Loan documents provide that the Whole Loan becomes full recourse with respect to an involuntary bankruptcy petition only when it has not been dismissed within ninety (90) days of filing.
7, 24, 32, 35, 38, 42	Ocean Park Plaza 1102 Broadway U Stor It Chicago – Carol Stream U Stor It Chicago – Streamwood U Stor It Chicago – Ashland U Stor It Chicago – Beverly	(29) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
1, 9, 13, 32, 35, 38, 42, 49, 50

222 Second Street

Mall of Louisiana

Enclave at Carpinteria

U Stor It Chicago – Carol Stream

U Stor It Chicago – Streamwood

U Stor It Chicago – Ashland

U Stor It Chicago – Beverly

Luxor MHC

Mary Ann MHC

		(31) Single-Purpose Entity	Mortgagor is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.
20	Bernwood Portfolio		Mortgagor is a recycled SPE that previously owned property other than the mortgaged property. Mortgagor previously owned unimproved, vacant parcel adjacent to mortgaged property, and conveyed parcel to an affiliate prior to loan origination. Phase I environmental site assessment obtained with respect to prior owned property that indicated no recognized environmental conditions. The loan documents provide for personal liability to Mortgagor and guarantor for losses related to the prior-owned property.
6, 13	U-Haul AREC 25 Enclave at Carpinteria	(31) Single-Purpose Entity	The related Mortgage Loan documents contain representations and covenants as to the related Mortgagor being a single-purpose entity; however, the related organizational documents of the Mortgagor do not include single-purpose entity provisions.

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SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Bank of America, National Association

None.

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SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Bank of America, National Association

None.

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SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Bank of America, National Association

Annex A-1 ID#	Mortgage Loans
32, 35, 38, 42	U Stor It Chicago – Carol Stream U Stor It Chicago – Streamwood U Stor It Chicago – Ashland U Stor It Chicago – Beverly
49, 50	Luxor MHC Mary Ann MHC

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EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
3	237 Park Avenue	(5) Lien: Valid Assignment and (6) Permitted Liens; Title Insurance	The Mortgaged Property includes 17 leasehold condominium units in a leasehold condominium regime that includes 25 leasehold condominium units, in which the remaining 8 units are owned by The New York and Presbyterian Hospital (“NYPH”). NYPH has a right of first offer to purchase any space that becomes available in the 17 condominium units (the “Available Units”) which are owned by 237 Park LH Owner LLC (“237 Park Leasehold Mortgagor”) at a price to be determined pursuant to a purchase and sale agreement between 237 Park Leasehold Mortgagor and NYPH (the “NYPH PSA”), which price will be payable in installments pursuant to a purchase money note and purchase money mortgage entered into in accordance with the terms of the NYPH PSA.
11	Corporate Woods Portfolio	(5) Lien: Valid Assignment and (6) Permitted Liens; Title Insurance	PNC Bank, National Association, a tenant at the Mortgaged Property identified on Annex A-1 as 10801 Mastin, has a right of first refusal to purchase such Mortgaged Property if the landlord elects to sell such Mortgaged Property as a separate parcel and not as part of the entire portfolio of Mortgaged Properties. Such right of first refusal was subordinated to the Mortgage Loan pursuant to a subordination, non-disturbance and attornment agreement.
23	Chattanooga Hotel Portfolio	(5) Lien: Valid Assignment and (6) Permitted Liens; Title Insurance	Marriott International, Inc., the franchisor of the Mortgaged Property identified on Annex A-1 as Fairfield Inn & Suites, has a right of first refusal to purchase such Mortgaged Property in the event of a proposed transfer of (i) the Mortgaged Property, (ii) the borrower’s interest in the related franchise agreement, (iii) an ownership interest in the borrower or (iv) a controlling direct or indirect interest in the borrower, to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process or a deed-in-lieu of foreclosure.
31	Sawgrass TJ Maxx	(5) Lien: Valid Assignment and (6) Permitted Liens; Title Insurance	Pursuant to a recorded declaration of restrictions (the “Sawgrass Declaration”), Sawgrass Mills Phase II Limited Partnership and its successors and assigns (“Sawgrass”), a prior owner of the Mortgaged Property, has the right to repurchase the Mortgaged Property if either (i) the owner of the Mortgaged Property proposes to change the use of the building, or (ii) the owner of the Mortgaged Property ceases to operate a business in the building at the Mortgaged Property for a period of six months (or for so long as TJ Maxx is the tenant, for a period of one year). The lease of the sole tenant, TJ Maxx, expires April 30, 2027. If the TJ Maxx lease is not renewed at such point, either any new lease, or the Mortgaged Property remaining dark for six months, would trigger such repurchase option, unless Sawgrass agrees to permit the new lease and

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
not exercise its option. In addition TJ Maxx has the right to go dark; provided that the landlord has the right to recapture the Mortgaged Property after a period of 180 days. An exercise of TJ Maxx’s right to go dark could trigger the repurchase option if the borrower is unable to retenant the space within the one year period or if Sawgrass does not consent to a new lease. The repurchase price for the repurchase of the Sawgrass TJ Maxx Mortgaged Property under the foregoing repurchase option is equal to the price which a seller, willing but not obligated to sell, would receive, and a buyer, willing but not obligated to buy, would pay, for the Mortgaged Property as then encumbered and improved, to be determined by the agreement of the parties, or if a purchase price is not agreed to within 30 days after Sawgrass delivers notice of exercise of its option, to be determined by an appraisal process. The Sawgrass Declaration is superior to the lien of the Mortgage for the Mortgage Loan, and upon an exercise of such repurchase option, the mortgage lien would terminate.
17	Hollister Business Park	(13) Actions Concerning the Mortgage Loan	There is a pending wrongful death lawsuit against the Mortgagor and against Santa Barbara Capital (the property manager and an affiliate of the Mortgagor and the non-recourse carveout guarantors), among other defendants, for unspecified damages, relating to the death at the Mortgaged Property of a worker for a construction company. The defense of the lawsuit is being conducted by counsel retained by the insurance carrier for the Mortgagor and Santa Barbara Capital.
3	237 Park Avenue	(16) Insurance	The Mortgage Loan documents permit the Mortgagor to cause the condominium board to maintain the insurance coverage required therein.
30	334 Bowery	(16) Insurance	The insurance policies are required to be provided by insurers that meet the Syndicate Insurance Ratings Requirements; however, in lieu of requiring a “BBB-” or higher rating from S&P for the applicable portion of the coverage, the Mortgage Loan requires a “Baa2” rating from Moody’s.
31	Sawgrass TJ Maxx	(16) Insurance	The Mortgaged Property is subject to declarations, reciprocal easement agreements or similar agreements which are superior to the lien of the Mortgage and that require that the Mortgaged Property be restored following a casualty.
3, 10, 11, 12, 17, 23, 25, 30, 31, 37, 40, 43	All MSMCH Mortgage Loans	(16) Insurance

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least

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Annex A-1 ID#	Mortgage Loan	Representation	Exception

51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

37	MiniStor Self Storage	(24) Local Law Compliance	The use of the Mortgaged Property as a mini-storage facility constitutes a legal non-conforming use. The related zoning ordinance provides that if a structure occupied by a non-conforming use is damaged or destroyed, the legal non-conforming status will terminate, and the use may not be continued; provided that if the cost of repairing or replacing the damaged portion of the structure is 50 percent or less of the assessed value of the structure immediately before damage, the structure may be restored to no more than the same size and use, and the use continued, if the restoration is started within one year of the date of damage and is diligently pursued to completion.
43	Sunrise Apartments	(24) Local Law Compliance	The property is illegal, nonconforming as to rear setbacks. At the time the property was constructed, requirements under the applicable code were for a 25’ rear setback. However, two buildings on the Mortgaged Property encroach on such setback by approximately 7.15’. The local code provides that a structure not in conformance with these regulations shall not be rebuilt or repaired after damage exceeding 50% of the assessed value of the structure on the date of the damage, as determined and maintained by the Brevard County Property Appraiser’s Office. The code further provides that notwithstanding the above, a single-family or multi-family residential structure which is nonconforming in that said structure does not meet the necessary minimum square footage requirements or lot and building or setback requirements may be rebuilt or repaired in the same configuration as before damaged even if the damage is in excess of 50% of the assessed value of the single-family or multi-family residential structure. A single-family or multi-family residential structure which is a nonconforming use which is destroyed by more than 50% of the assessed value of the structure may not be rebuilt or repaired.
3	237 Park Avenue	(26) Recourse Obligations	The Mortgage Loan does not provide for full recourse for voluntary transfers of equity interests in the Mortgagors in violation of the Mortgage Loan documents, unless such transfers are of 100% of the equity interest in either of the two Mortgagors; however, the Mortgage Loan does provide for loss recourse for the foregoing transfers. The Mortgage Loan provides for recourse for waste only if there is waste caused by intentional physical destruction of the Mortgaged Property by the Mortgagors or certain of

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
their affiliates. The Mortgage Loan provides for recourse with respect to insurance proceeds and condemnation awards only if the same are received by the Mortgagors or certain of their affiliates in a circumstance in which the lender is expressly entitled to receive the same pursuant to the terms and provisions of the related loan agreement to be applied toward payment of the related Whole Loan or used for the restoration of the Mortgaged Property. In addition, PSP or an affiliate of PSP is permitted to become a replacement guarantor, and in such event, if there is more than one guarantor, the obligations of PSP or its affiliate will be several and not joint and will be capped at an amount equal to PSP’s indirect pro rata percentage ownership interest in the Mortgagor. “PSP” means Public Sector Pension Investment Board, a Canadian Crown corporation (“PSP”),
11	Corporate Woods Portfolio	(26) Recourse Obligations

The related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity, provided that a Qualified Environmental Policy has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses.

A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the loan closing date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
In addition, with respect to transfers, the Mortgage Loan is full recourse only for voluntary transfers and is loss recourse for involuntary transfers.
31	Sawgrass TJ Maxx	(26) Recourse Obligations	The Mortgage Loan documents do not provide for recourse liability for waste. In addition, the Mortgage Loan documents do not provide for recourse liability for misappropriation of insurance proceeds or condemnation awards; however, they do provide for recourse liability for any insurance proceeds or condemnation awards received by or on behalf of the Mortgagor which are intentionally and willfully not applied in accordance with the provisions of the Mortgage Loan documents. The recourse provisions in the loan agreement and non-recourse carveout guaranty for breaches of environmental covenants in the Mortgage Loan documents are limited to intentional and willful breaches of any material covenant concerning environmental conditions.
3, 10, 11, 12, 17, 23, 25, 30, 31, 37, 40, 43	All MSMCH Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.
3	237 Park Avenue	(27) Mortgage Releases	In the event that NYPH exercises its right of first offer to purchase any space that becomes available in the Available Units (the “Accepted Offer Space”), the Mortgagor has the right to obtain the release of the Accepted Offer Space from the lien of the Mortgage; provided that the closing conditions under the NYPH PSA for the purchase of the Accepted Offer Space have been satisfied and the Mortgagor delivers to the lender a collateral assignment of the purchase money note and purchase money mortgage executed by NYPH in connection with such purchase. No release price is payable in connection with such release, and no REMIC opinion is required to be delivered in connection with such release. No such release would constitute a release of real property under the REMIC Regulations.
3	237 Park Avenue	(29) Acts of Terrorism Exclusion	If TRIPRA is no longer in effect, the Mortgagor is not required to spend for terrorism insurance more than two times the amount of the insurance premium that is payable at that time in respect of the property and business interruption insurance required under the related loan documents (without giving effect to the cost of the terrorism components of such insurance).
31	Sawgrass TJ Maxx	(29) Acts of Terrorism Exclusion	if TRIPRA is not in effect, the Mortgagor if not required to spend on terrorism insurance coverage more than two times the amount of the insurance premiums that are payable at that time in respect of the property and rental loss and/or business income insurance required under the related loan documents (without giving effect

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
to the cost of terrorism components of such insurance).
3, 10, 11, 12, 17, 23, 25, 30, 31, 37, 40, 43	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-“) by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.
3, 10, 11, 12, 17, 23, 25, 30, 31, 37, 40, 43	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
3	237 Park Avenue	(30) Due on Sale or Encumbrance

The Mortgage Loan permits transfers of controlling interests in the Mortgagor and/or transfers of greater than 50% of the interest in the Mortgagor including but not limited to: (i) transfer of direct or indirect ownership of the fee borrower in connection with a foreclosure related to the mezzanine loan; (ii) any mezzanine lender exercising, pursuant to the exercise of remedies available under the mezzanine loan documents, control with respect to the direct or indirect interests of the fee borrower; (iii) transfer of interest in certain indirect owners of the borrower, provided that RXR Key Principals remain in control of the applicable indirect owner; (iv) transfer of interest in certain indirect owners of the borrower, provided that WSC Managers VII, Inc., a Delaware corporation (the “Walton Fund GP”), remains in control of the applicable indirect owner, (v) a sale, transfer or encumbrance of indirect ownerships in connection with an initial public offering; (vi) the removal of RXR VAG 237 Park Venture LP as the administrative general partner of a joint venture, 237 Park Holdings JV LP, that is an indirect owner of the borrower, in connection with the exercise of a force sale right, cram down, right of first offer, buy/sell provision or other similar provision set forth in the joint venture agreement or the limited partnership agreement, (vii) the pledge of indirect interests in the borrower, the Mortgagor to one or more commercial banks or financial institutions which have significant real estate experience involving properties similar to the Mortgaged Property and that have a long term unsecured debt rating of no less than “A” by S&P and “A2” by Moody’s provided that (a) the repayment of the obligation, loan or facility secured by the pledge is not specifically tied to the cash flow of the Mortgaged Property, and (b) the fair market value of the indirect interests in Mortgagor that are subject to such pledge is 20% or less of the fair market value of all of the assets pledged by the pledgor in connection with the obligation or loan facility secured by such

D-2-12

Annex A-1 ID#	Mortgage Loan	Representation	Exception
pledge, (viii) a transfer to or by (a) PSP (b) any person or entity which PSP directly or indirectly controls and in which it directly or indirectly owns at least 10% of the equity, or (c) any person or entity in which PSP directly or indirectly has customary institutional investor consent and/or veto rights (provided that the if the person with control in this clause (c) is other than a Pre-Approved Control Party, the lender must have approved such control person) (any entity listed in clauses (a), (b) or (c), a “PSP Entity”) and (ix) any sale, transfer or encumbrance of any direct or indirect interest in the borrower so long as, prior to a mezzanine foreclosure, the borrower is controlled by any one or more Pre-Approved Control Parties and owned at least 20% by a “qualified institutional owner” as defined in the related Whole Loan documents. “Pre-Approved Control Party” means (a) any person or entity controlled by the RXR Key Principals, (b) any person or entity controlled by or under common control with the Walton Fund GP, (c) a PSP Entity, (d) any of SL Green Realty Corp., Vornado Realty Trust, Tishman Speyer, Brookfield Properties, and Silverstein Properties, or (e) an experienced owner and operator of real estate assets similar to the Mortgaged Property for which a rating agency confirmation has been obtained. “RXR Key Principals” shall mean any one or more of (a) RXR Realty LLC, a Delaware limited liability company, and its successor, provided that either (i) Scott Rechler or (ii) both of Michael Maturo and Jason Barnett, together, serving as a senior executive of RXR, is/are involved with the Mortgaged Property in such capacity, (b) Scott Rechler or (c) both of Michael Maturo and Jason Barnett, together.
12	The Townsend Hotel	(31) Single Purpose Entity	Prior to February 28, 2001, the Mortgagor owned 100% of the limited liability company interests in Townsend Sweet Shoppe LLC, a Michigan limited liability company (“Townsend Sweet Shoppe”), which entity leases and operates a bakery but does not own an interest in real property other than the space lease for such bakery). Prior to June 24, 2011, all revenue derived from the Townsend Sweet Shoppe’s operations was transferred into an account maintained by the Mortgagor, and the Mortgagor paid all expenses of the Townsend Sweet Shoppe. Prior to June 24, 2011, the Mortgagor’s consolidated financial statements included the results of the operations of Townsend Sweet Shoppe and did not contain a separate footnote indicating that the Mortgagor is a separate legal entity, that its assets and credit are not available to satisfy (he debts and other obligations of any affiliate, and that it maintains separate books and records.

D-2-13

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan
3	237 Park Avenue

D-2-14

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan
3	237 Park Avenue
17	Hollister Business Park

D-2-15

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-16

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

KeyBank National Association

Annex A-1 ID#	Mortgage Loan	Representation	Exception
2	American Cancer Society Center	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one (1) additional pari passu promissory note, promissory note A-2, which has an original principal amount of $43,000,000.
5	OKC Outlets	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one (1) additional pari passu promissory note, promissory note A-2, which has an original principal amount of $37,000,000.
19	Great Valley Commerce Center	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one (1) additional pari passu promissory note, promissory note A-1, which has an original principal amount of $27,750,000.
19	Great Valley Commerce Center	(24) Local Law Compliance	The improvements on the Mortgaged Property violate the applicable density restriction. A loss carve-out was obtained with respect to the inability to rebuild, replace or restore the improvements at the Mortgaged Property (in a manner that is in full compliance with the then applicable zoning requirements) following a casualty or condemnation to the same number of rentable units and square footage as existed at the Mortgaged Property immediately prior to such casualty or condemnation.
2, 5, 8, 14, 18, 19, 27, 33, 41, 44, 48	American Cancer Society Center, OKC Outlets, Rodin Place, 444 West Ocean, Sequoia Plaza, Great Valley Commerce Center, Marina Beach Shopping Center, Premier Storage, Candlewood Suites Hopewell, The Pad at Durango Arby Plaza, and Courtside Apartments Cottonwood	(26) Recourse Obligations

The non-recourse provisions of the Mortgage Loans provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”

5	OKC Outlets	(26) Recourse Obligations	The non-recourse provisions of the Mortgage Loan only provides for full recourse liability for transfers made in violation of the Mortgage Loan documents (each a “Full Recourse Transfer”) (1) that results in a change in control over Mortgagor or (2) of any of the Mortgaged Property by deed, bill of sale, installment sales agreement, ground lease (excluding any lease to a tenant in the ordinary course of business) or any similar agreement. Any transfer made in violation of the Mortgage Loan documents that is not a Full Recourse Transfer only gives rise to liability for losses and damages sustained. Additionally, any Full Recourse Transfer that was inadvertent or immaterial,

D-2-17

Annex A-1 ID#	Mortgage Loan	Representation	Exception
is susceptible of cure and would not be reasonably likely to result in a material adverse effect on Mortgagor, the Mortgaged Property, lender or the Mortgage Loan and which is cured (with lender being provided satisfactory evidence of such cure) within ten (10) business days of the earlier of (1) notice of such transfer violation from lender or (2) the date Mortgagor becomes aware of such transfer violation, and only gives rise to liability for losses and damages sustained.
19	Great Valley Commerce Center	(26) Recourse Obligations	The non-recourse provisions of the Mortgage Loan only provides for full recourse liability for transfers made in violation of the Mortgage Loan documents (each a “Full Recourse Transfer”). Additionally, any Full Recourse Transfer that was inadvertent or immaterial, is susceptible of cure and would not be reasonably likely to result in a material adverse effect on Mortgagor, the Mortgaged Property, lender or the Mortgage Loan and which is cured (with lender being provided satisfactory evidence of such cure) within ten (10) business days of the earlier of (1) notice of such transfer violation from lender or (2) the date Mortgagor becomes aware of such transfer violation, and only gives rise to liability for losses and damages sustained.
2, 5, 8, 14, 18, 19, 27, 33, 41, 44, 48	All KeyBank Mortgage Loans	(27) Mortgage Releases	With respect to a taking of a portion of any Mortgaged Property by a State or any political subdivision or authority thereof, the principal balance of the related Mortgage Loan is not required to be paid down in an amount at least equal to the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions, if the holder of such Mortgage Loan receives an opinion of counsel that, if such amount is not paid, the Trust will not fail to maintain its status as a REMIC Trust.
5	OKC Outlets	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents require that terrorism insurance be maintained at all times during the term of the Mortgage Loan as long as TRIA or its equivalent is still in effect or similar coverage is available at commercially reasonable rates.
33	Premier Storage	(29) Acts of Terrorism Exclusion	The related Mortgage Loan documents do not require that the Borrower maintain terrorism insurance.
41	Candlewood Suites Hopewell	(31) Singe-Purpose Entity	The Borrower is a recycled entity that has owned prior property. The Borrower made standard recycled entity representations warranties in the Mortgage Loan documents.
27	Marina Beach Shopping Center	(34) Ground Leases

The Ground Lease estoppel provides that: (i) the Ground Lease may not be voluntarily terminated or surrendered without lender consent, (ii) the Ground Lease may be amended or modified without lender consent, but the ground lessor acknowledges that ground lessee is prohibited by the Mortgage Loan documents from such taking actions without lender consent, and any such amendment or modification without lender consent is not binding on lender after it

D-2-18

Annex A-1 ID#	Mortgage Loan	Representation	Exception

acquires the ground lessee’s interest under the Ground Lease.

The Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan. The Ground Lease also is assignable from the holder of the Mortgage Loan to one assignee, without the consent of the ground lessor, provided the assignee expressly agrees in writing to assume and to perform all of the ground lessee’s obligations under the Ground Lease. Thereafter, the Ground Lease may not be assigned without the prior written consent of the ground lessor.

The Ground Lease estoppel provides that: (i) all proceeds and awards to be used for restoration shall be held and disbursed by the ground lessor (the County of Los Angeles), (ii) all other proceeds and awards payable to the ground lessor shall be paid to the ground lessor, and (iii) all other proceeds and awards payable to the ground lessee shall be paid to the lender. The Ground Lease requires the ground lessee to restore the Mortgaged Property (a) following any condemnation unless the Mortgaged Property is no longer feasible for ground lessee’s business, and (b) following an insured casualty.

2	American Cancer Society Center	(43) Cross-Collateralization	The related Mortgage Loan is cross-collateralized and cross-defaulted with a related pari passu companion loan.
5	OKC Outlets	(43) Cross-Collateralization	The related Mortgage Loan is cross-collateralized and cross-defaulted with a related pari passu companion loan.
19	Great Valley Commerce Center	(43) Cross-Collateralization	The related Mortgage Loan is cross-collateralized and cross-defaulted with a related pari passu companion loan.

D-2-19

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

KeyBank National Association

Annex A-1 ID#	Mortgage Loan
19	Great Valley Commerce Center

D-2-20

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

KeyBank National Association

Annex A-1 ID#	Mortgage Loan
14	444 West Ocean
18	Sequoia Plaza

D-2-21

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

KeyBank National Association

None.

D-2-22

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Starwood Mortgage Funding III LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
15	Starwood Capital Hotel Portfolio – Various	(6) Permitted Liens; Title Insurance	With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Mortgagor’s interest in the franchise agreement, an ownership interest in the Mortgagor or a controlling direct or indirect interest in the Mortgagor to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “competitor” or an affiliate of a “competitor” as defined under the franchise agreement.
15.52	Starwood Capital Hotel Portfolio – Holiday Inn Express & Suites Terrell	(6) Permitted Liens; Title Insurance	The developer of the Holiday Inn Express & Suites Terrell Mortgaged Property maintains an option to repurchase the Mortgaged Property in the event that the covenants, conditions and restrictions of that certain declaration and agreement between the developer and the Mortgagor are violated. In the event the developer exercises such repurchase right, the Mortgagor must promptly cause the Mortgaged Property to be released from the lien of the security instrument in accordance with the terms of the Mortgage Loan documents, including, without limitation, payment of the applicable release price and the applicable yield maintenance premium if such release occurs prior to the permitted prepayment date. The Mortgage Loan is full recourse to the Mortgagor and the guarantor for any losses incurred in connection with the exercise by the developer of such repurchase right.
21.04	Visions Hotel Portfolio - Fairfield Inn & Suites Olean	(6) Permitted Liens; Title Insurance	The ground lessor of the Mortgaged Property has a right of first refusal to purchase the ground lease estate. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to a mortgagee’s foreclosure or acceptance of a deed in lieu thereof.
4	9-19 9th Avenue	(10) Condition of Property	The renovations at the Mortgaged Property have not yet been completed, and while the tenant has commenced paying rent, the tenant has not yet opened for business.
4	9-19 9th Avenue	(13) Actions Concerning the Mortgage Loan	The Mortgagor is named as the defendant in an ongoing lawsuit related to the roof plan for the Mortgaged Property. The Mortgagor has moved to dismiss the case and a settlement is pending pursuant to the terms of which, the sole tenant at the Mortgaged Property will be required to add sound proofing to certain parts of the roof plan.
15	Starwood Capital Hotel Portfolio	(16) Insurance	The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the original

D-2-23

Annex A-1 ID#	Mortgage Loan	Representation	Exception

allocated Mortgage Loan amount for the applicable individual Mortgaged Property, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

If the Mortgagors elect to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, at least 60% of the insurance coverage and 100% of the primary layer of coverage (or 75% if such syndicate consists of four (4) or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining insurers are required to have a claims paying ability rating of “BBB” or better by S&P. The Mortgagors may maintain a portion of the coverage required under the Mortgage Loan documents with insurance companies which do not meet the requirements set forth in the Mortgage Loan documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Mortgagors are required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Mortgage Loan documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Mortgagors are required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

46	Las Vegas Dollar General Market	(16) Insurance	The Mortgagor’s obligation to maintain insurance with respect to a Mortgaged Property is suspended if the related sole tenant provides third-party insurance or elects to self-insure in accordance with the terms of its lease (as applicable). The related leases govern the disbursement of insurance proceeds.
15	Starwood Capital Hotel Portfolio - Various	(24) Local Law Compliance	Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in zoning regulations subsequent to their development, and the applicable zoning regulations provide that the related individual Mortgaged Properties may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction, (a) in the case of the Hampton Inn Danville Mortgaged Property, if such restoration is not started within one year from the date of such damage, (b) in the case of the Larkspur Landing Milpitas Mortgaged Property, if more than 75% of the current value of the structure is destroyed, (c) in the case of Larkspur Landing Sunnyvale Mortgaged Property, if more than 50% of the value of the structure is destroyed, and (d) in the case of the Holiday Inn Arlington Northeast Rangers Ballpark Mortgaged Property, if either of the legal non-conforming use is discontinued for more than 180 days, or more than 50% of the fair market value of the structure is damaged.

D-2-24

Annex A-1 ID#	Mortgage Loan	Representation	Exception
29, 34, 36	Simsbury Plaza The Marketplace Shopping Center Philmont Industrial Building	(24) Local Law Compliance	There are open fire code violations for certain tenant spaces at the Mortgaged Property.
26	Sharp Rose Apartment Portfolio - Various	(24) Local Law Compliance

Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in zoning regulations subsequent to their development, and the applicable zoning regulations provide that the related individual Mortgaged Properties may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction, in the case of the 136-4140 West Kamerling, 721-723 North Avers, 3714-3716 West Wrightwood and 1501-1503 North Lockwood Underlying Mortgaged Properties, if the legal non-conforming use is discontinued for 18 continuous months, or a building permit to replace the structure is not obtained within 18 months of the date of a casualty or destruction, or such structure was intentionally damaged by causes within the control of the Mortgagor.

With respect to the Mortgaged Property located at 3032 West Cermak, the ground floor units may not be utilized for residential purposes and such use is non-conforming. There is currently one unit on the ground floor at this Underlying Mortgaged Property utilized for residential purposes.

Additionally, there are open building code violations for certain of the Mortgaged Properties.

4	9-19 9th Avenue	(25) Licenses and Permits	No certificate of occupancy has been issued with respect to the Mortgaged Property. The tenant’s lease term has commenced and the tenant has commenced paying rent, but the tenant has not yet opened for business. Pursuant to the Mortgage Loan documents, the tenant is responsible for obtaining and maintaining the certificate of occupancy.
15	Starwood Capital Hotel Portfolio	(26) Recourse Obligations

The related guaranty provides that the liability of the nonrecourse carve-out guarantor for breaches or violations of the full recourse provisions related to bankruptcy or insolvency actions under the Mortgage Loan documents are capped at 20% of the Whole Loan at the time of the occurrence of such action plus reasonable third party costs and expenses actually incurred by the lender in connection with the enforcement of any rights under the guaranty or the other Mortgage Loan documents.

The indemnification obligations of the Mortgagors and guarantor under the related environmental indemnity will cease and terminate (a) with respect to the Mortgaged Properties at any time after the second anniversary of repayment in full of the Whole Loan, whether at maturity, as a result of acceleration, in connection with prepayment or otherwise, or (b) with

D-2-25

Annex A-1 ID#	Mortgage Loan	Representation	Exception

respect to any individual Mortgaged Property that is released from the lien of the applicable security instrument in accordance with the terms of the Mortgage Loan documents, at any time after the second anniversary of the effective date of such prepayment, provided that the lender is provided with an updated environmental report of the Mortgaged Properties (or, in the case of a release, the related individual Mortgaged Property) indicating to lender’s reasonable satisfaction that there are no hazardous substances located on, in, above or under such Mortgaged Property(ies) in violation of any applicable environmental laws.

No liability will result for the recourse carveout for any act of intentional, physical waste if such waste results from lender’s failure or refusal to allow the Mortgagor to use net cash flow for such purpose.

15	Starwood Capital Hotel Portfolio	(27) Mortgage Releases

The Mortgagors are permitted to release individual Mortgaged Properties from the lien of the related security instruments upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of the Release Price (as defined below) and the yield maintenance premium, if applicable.

“Release Price” means the following amount: (i) if less than $57,727,000 has been prepaid, then 105% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (ii) if less than $86,590,500 has been prepaid, then 110% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released, (iii) if less than $115,454,000 has been prepaid, then 115% of the allocated Whole Loan amount of each such individual Mortgaged Property(ies) being released and (iv) (A) after $115,454,000 has been prepaid or (B) notwithstanding anything to the contrary, if such individual Mortgaged Property(ies) being released are to be conveyed to an affiliate of the Mortgagors, their single purpose entity principal(s), any operating lessees or the guarantor, then the “Release Price” means in each case 120% of the allocated Whole Loan amount of each such Mortgaged Property(ies) being released.

If the release of any Mortgaged Property causes the aggregate prepaid original Whole Loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” for such Mortgaged Property is required to equal the sum of (x) the portion of the allocated Whole Loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the applicable percentage set forth in such clause and (y) the portion of the allocated Whole Loan amount for such Mortgaged Property which is greater than or equal to the first-applicable

D-2-26

Annex A-1 ID#	Mortgage Loan	Representation	Exception
prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage above.
46	Las Vegas Dollar General Market	(29) Acts of Terrorism Exclusion	The Mortgagor’s obligation to provide terrorism coverage with respect to a Mortgaged Property is suspended if the related sole tenant provides third-party insurance in accordance with the terms of its lease.
15	Starwood Capital Hotel Portfolio	(31) Single-Purpose Entity	The Mortgagor is a recycled single purpose entity that has never owned other property. There are no exceptions to the standard “backward” representations.
15.17	Starwood Capital Hotel Portfolio - Hilton Garden Inn Edison Raritan Center	(34) Ground Leases

With respect to the Hilton Garden Inn Edison Raritan Center Mortgaged Property:

34(g): The ground lease is silent, however, under the ground lease estoppel, (i) the cure periods available to lender shall not begin until either the cure period available to the ground lessee expires or the date on which lender receives its copy of the default notice, whichever is later, and (ii) the ground lessor agrees not to terminate the ground lease without having first given to lender notice and opportunity to cure defaults.

34(l): If the ground lease is rejected or otherwise terminated in connection with a tenant bankruptcy, the lender is entitled to a new ground lease upon satisfaction of customary conditions (i.e., notice, cure defaults), and the new lease will be on the same terms and conditions and priority of the ground lease as of the date of such rejection or termination. As to any other termination of the ground lease, the lender is not entitled to a new lease but is provided notice and cure rights.

21.04	Visions Hotel Portfolio - Fairfield Inn & Suites Olean	(34) Ground Leases

With respect to the Fairfield Inn & Suites Olean Mortgaged Property:

34(e): Assignment of the collateral interest in the ground lease does not require the ground lessor’s consent; however, in the event of an acquisition of the ground lease estate by the lender, any subsequent assignment of the ground lease estate requires the consent of the ground lessor, not to be unreasonably conditioned, and subject to the assignee satisfying specified operational criteria relating to the ownership and operation of a hotel property.

34(j) & (k): If (a) the ground lease is terminated following a casualty or (b) Mortgagor fails to restore the improvements in accordance with the ground lease, the ground lessor is entitled to receive insurance proceeds, to raze the improvements and any other sums due ground lessor. However, either event under clause (a) and clause (b) constitutes an event of default under the Mortgage Loan and if there is an event of default under the Mortgage Loan, the lender has a first priority claim to all proceeds to pay down the debt secured by the mortgage, with any

D-2-27

Annex A-1 ID#	Mortgage Loan	Representation	Exception

remainder payable to ground lessor. In the event of a total condemnation, each of the Mortgagor and the ground lessor are entitled to an award attributable to their interests. In connection with a partial condemnation in which the ground lease is not terminated, (i) if the condemnation affects only an unimproved part of the ground lease estate, the award is payable to ground lessor, (ii) if to improvements, the award is payable to the Mortgagor (or its mortgagee) for restoration, with the remaining balance to the ground lessor, (iii) if the improvements are affected and cannot be reasonably restored, then Mortgagor receives the fair market value of the leasehold estate (including improvements) (which will be applied to the mortgagee’s outstanding balance) and the ground lessor receives the fair market value of the ground lease (including its fee interest in the premises and any improvement).

34(l): The ground lessor has agreed to enter into a new ground lease with the lender in the event of any termination of the ground lease as a result of a default for which the lender has not received notice and opportunity to cure or in the event of a rejection of the ground lease in an insolvency proceeding.

D-2-28

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Starwood Mortgage Funding III LLC

Annex A-1 ID#	Mortgage Loan
22	San Mar Plaza

D-2-29

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Starwood Mortgage Funding III LLC

Annex A-1 ID#	Mortgage Loan
15	Starwood Capital Hotel Portfolio

D-2-30

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Starwood Mortgage Funding III LLC

Annex A-1 ID#	Mortgage Loans
45, 47	Storage Xxtra Highway 74 Storage Xxtra Highway 61

D-2-31

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Annex E

Class A-SB Planned Principal Balance Schedule

Month	Class A-SB Planned Principal Balance ($)
0	61,577,000.00
1	61,577,000.00
2	61,577,000.00
3	61,577,000.00
4	61,577,000.00
5	61,577,000.00
6	61,577,000.00
7	61,577,000.00
8	61,577,000.00
9	61,577,000.00
10	61,577,000.00
11	61,577,000.00
12	61,577,000.00
13	61,577,000.00
14	61,577,000.00
15	61,577,000.00
16	61,577,000.00
17	61,577,000.00
18	61,577,000.00
19	61,577,000.00
20	61,577,000.00
21	61,577,000.00
22	61,577,000.00
23	61,577,000.00
24	61,577,000.00
25	61,577,000.00
26	61,577,000.00
27	61,577,000.00
28	61,577,000.00
29	61,577,000.00
30	61,577,000.00
31	61,577,000.00
32	61,577,000.00
33	61,577,000.00
34	61,577,000.00
35	61,577,000.00
36	61,577,000.00
37	61,577,000.00
38	61,577,000.00
39	61,577,000.00
40	61,577,000.00
41	61,577,000.00
42	61,577,000.00
43	61,577,000.00
44	61,577,000.00
45	61,577,000.00
46	61,577,000.00
47	61,577,000.00
48	61,577,000.00
49	61,577,000.00
50	61,577,000.00
51	61,577,000.00
52	61,577,000.00
53	61,577,000.00
54	61,577,000.00
55	61,576,848.82
56	61,005,075.85
57	60,391,395.37
58	59,722,532.12
Month	Class A-SB Planned Principal Balance ($)
59	58,974,376.21
60	58,128,915.21
61	57,269,126.76
62	56,341,074.73
63	55,474,661.80
64	54,605,039.27
65	53,537,914.47
66	52,661,112.09
67	51,716,533.64
68	50,832,981.85
69	49,881,847.39
70	48,991,496.63
71	48,097,847.11
72	47,136,904.25
73	46,236,381.62
74	45,268,762.59
75	41,610,033.18
76	40,703,972.47
77	39,668,460.48
78	38,755,207.91
79	37,775,758.43
80	36,855,496.23
81	35,869,238.01
82	34,941,914.75
83	34,011,157.66
84	33,014,705.29
85	32,076,810.13
86	31,073,424.24
87	30,128,338.64
88	29,179,753.09
89	28,042,640.31
90	27,086,326.12
91	26,065,048.99
92	25,101,409.16
93	24,073,016.31
94	23,101,997.08
95	22,127,381.35
96	21,088,327.12
97	20,106,251.43
98	19,059,951.01
99	18,070,360.61
100	17,077,104.57
101	15,899,494.03
102	14,898,192.24
103	13,833,216.63
104	12,824,258.99
105	11,751,846.90
106	10,735,177.21
107	9,714,741.03
108	8,631,179.31
109	7,602,946.82
110	6,511,812.18
111	5,475,726.13
112	4,435,801.29
113	3,215,881.30
114	2,167,579.34
115	1,056,950.29
116 and thereafter	0.00

E-1

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Annex F

Definition of “Mortgage File”

“Mortgage File”: The mortgage documents listed below (provided, that references to the Mortgage File for any serviced Subordinate Companion Loan refer to the Mortgage File for the related Serviced Mortgage Loan and the Mortgage Note evidencing such serviced Subordinate Companion Loan):

(i)         the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the trustee in the following form: “Pay to the order of Wilmington Trust, National Association, as trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34, without recourse, representation or warranty” or, if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

(ii)        the original mortgage or a copy thereof, with evidence of recording thereon, and, if the mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)       the originals or copies of all agreements modifying a money term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)       an original assignment of mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan));

(v)        originals or copies of all intervening assignments of mortgage, if any, with evidence of recording thereon;

(vi)       if the related assignment of leases is separate from the mortgage, the original or a copy of such assignment of leases with evidence of recording thereon, together with (A) an original of each assignment of such assignment of leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such assignment of leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable mortgage loan seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original assignment of such assignment of leases, in recordable form, signed by the holder of record in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan)), which assignment may be effected in the related assignment of mortgage;

(vii)      the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)     an original (which may be electronic) or a copy (which may be electronic) of the title insurance policy or, if such title insurance policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)        copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)       copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement);

(xii)      the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall either (A) name as beneficiary “Wells Fargo Bank, National Association, as Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of registered holders of Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34, Commercial Mortgage Pass-Through Certificates, Series 2017-C34” or (B) be accompanied by all documentation necessary in order to transfer all rights of the named beneficiary in such letter of credit to the master servicer on behalf of the trustee and to receive, after presentment by the master servicer (in accordance with Section 3.01(f) of the PSA) to the bank issuing such letter of credit, a reissued letter of credit in the name of the master servicer on behalf of the trustee;

(xiii)     the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)     copies of third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)      copies of any environmental insurance policy;

(xvi)     copies of any affidavit and indemnification agreement;

(xvii)    if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable mortgage loan seller in connection with such mortgage loan seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable mortgage loan seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise Mortgage Loan has been transferred to the Trust and requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the trustee for the benefit of the Certificateholders and the VRR Interest Owners; and

(xviii)    with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

provided, that (a) whenever the term “Mortgage File” is used to refer to documents held by the custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) any references to a “Mortgage File” for a Companion Loan will be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), and (d) with respect to any Mortgage Loan that has a serviced Companion Loan, the execution and/or recordation of any assignment in the name of the trustee will not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the trustee will hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the trustee, the master servicer, or the special servicer on its behalf to enforce or obtain the benefits of such instrument will be construed to be so undertaken by the trustee, the master servicer or the special servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan: (A) if the custodian is not also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by the delivery by the applicable mortgage loan seller of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the mortgage securing the Non-Serviced Mortgage Loan, and the requirement to deliver any of the preceding documents in the name of the trustee will be met by the delivery of such documents in the name of the Non-Serviced Trustee for the benefit of, among others, the trustee, as holder of such Non-Serviced Mortgage Loan; or (B) if (and only for so long as) the custodian is also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by (1) the delivery by the applicable mortgage loan seller of originals of the documents described in clause (i) and (2) custody of the documents specified in clauses (ii) through (xviii) above by the related Non-Serviced Custodian pursuant to the related Non-Serviced PSA, provided, that if any document specified in clauses (ii) through (xviii) above was not or was not required to be delivered to the related Non-Serviced Custodian in connection with the related Non-Serviced PSA, the applicable mortgage loan seller will be required to deliver such document to the custodian, provided, further, that (a) the custodian will be required to represent and warrant to each other party to the PSA and for the benefit of the Certificateholders and the VRR Interest Owners that, as of the Closing Date, it is the related Non-Serviced Custodian for such Non-Serviced Mortgage Loan, (b) the custodian will be required to perform its duties under the PSA, and be liable to the other parties to the PSA, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the custodian under the PSA, (c) the custodian may not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party to the PSA, and (d) if for any reason the custodian resigns as custodian under the PSA or resigns as the related Non-Serviced Custodian or otherwise no longer acts as custodian under the PSA or as the related Non-Serviced Custodian or otherwise is required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the custodian will be required to include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the other securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding any contrary provision set forth above, in connection with each Servicing Shift Mortgage Loan (1) instruments of assignment may be in blank and need not be recorded pursuant to the PSA until the earliest of (i) the Controlling Companion Loan Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the Controlling Companion Loan Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the Controlling Companion Loan Securitization Date, and (2) following the Controlling Companion Loan Securitization Date, the person selling the applicable Pari Passu Companion Loan to the related Non-Serviced Depositor, at its own expense, will be (A) entitled to direct the trustee or custodian to deliver the originals of all Mortgage Loan documents in its possession (other than the mortgage note evidencing the related Servicing Shift Mortgage Loan and endorsements thereof) to the related Non-Serviced Trustee or Non-Serviced Custodian, (B) if the right under clause (A) is exercised, required to cause the retention by or delivery to the trustee or custodian of photocopies of the Mortgage Loan documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (C) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or Non-Serviced Custodian, and (D) if the right under clause (C) is exercised, required to deliver to the trustee (or the custodian on its behalf) photocopies of any instruments of assignment so completed and recorded.

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	8
Important Notice About Information Presented in this Prospectus	8
Summary of Terms	13
Risk Factors	41
Description of the Mortgage Pool	105
Transaction Parties	171
Credit Risk Retention	218
Description of the Certificates	221
Description of the Mortgage Loan Purchase Agreements	251
Pooling and Servicing Agreement	256
Certain Legal Aspects of Mortgage Loans	341
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	354
Pending Legal Proceedings Involving Transaction Parties	355
Use of Proceeds	355
Yield and Maturity Considerations	355
Material Federal Income Tax Considerations	364
Certain State and Local Tax Considerations	374
Method of Distribution (Underwriter)	375
Incorporation of Certain Information by Reference	377
Where You Can Find More Information	377
Financial Information	378
Certain ERISA Considerations	378
Legal Investment	382
Legal Matters	382
Ratings	382
Index of Defined Terms	384

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$869,176,000
(Approximate)

Banc of America Merrill Lynch
Commercial Mortgage Inc.
Depositor

MORGAN STANLEY BANK OF
AMERICA MERRILL LYNCH
TRUST 2017-C34
Issuing Entity

Commercial Mortgage Pass-Through

Certificates, Series 2017-C34

PROSPECTUS

BofA Merrill Lynch

Co-Lead Manager and Joint Bookrunner

Morgan Stanley
Co-Lead Manager and Joint Bookrunner

KeyBanc Capital Markets Inc.

Co-Manager

Drexel Hamilton

Co-Manager

October      , 2017